UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
Merix Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Merix Shareholder:
As we previously announced, on October 6, 2009, Merix Corporation and Viasystems Group, Inc. entered into a merger agreement pursuant to which Merix will become a wholly owned subsidiary of Viasystems.
The Merix board of directors conducted an extensive and formal process to review several strategic alternatives, including changes in capital structure, divestitures and mergers, that could potentially drive greater value to our shareholders than remaining standalone as an independent publicly traded company. After reviewing all the available alternatives, the Merix board of directors concluded that a combination of Merix and Viasystems is in the best interest of Merix shareholders. The following is a brief summary of the primary factors the Merix board of directors considered:

•	Leader in the Printed Circuit Board Industry. We believe the combined company will have best-in-class capabilities with leadership in quick-turn, prototyping and high technology manufacturing in North America as well as high technology volume production in China.
•	Creation of Synergies and Cost Saving Opportunities. The integration of the product and service offerings, supply chains, and administrative functions of the combined companies is expected to generate approximately $20 million of annual cost savings and continuing increases in gross margins, both of which are expected to improve operating results.
•	Complementary Businesses. Merix’ facilities will offer Viasystems’ 125 customers complex printed circuit board production in the United States, including quick-turn and prototyping capabilities not offered by Viasystems today. Viasystems will provide Merix’ 800 customers with expanded China-based high volume and quick-turn services, along with new electro mechanical solutions.
•	Increased Scale. The combined company is expected to benefit from an improved cost structure and margin profile as it leverages economies of scale and employs best practices and efficiencies across both organizations.
•	Improved Balance Sheet. It is anticipated that the combined company will have a strong balance sheet with access to more than $100 million in credit lines, a cash balance of approximately $40 million, and a significant reduction of outstanding debt to approximately $235 million.
•	Experienced Management Team and Combined Board Representation. It is expected that the combined company will be led by a combination of experienced senior management from both Viasystems and Merix.
If the merger is completed, each outstanding share of Merix common stock (other than treasury shares held by Merix or shares held by Viasystems or Maple Acquisition Corp.) will be converted into the right to receive the number of shares of common stock of Viasystems equal to an exchange ratio based on the number of Merix common stock outstanding as of the effective time of the merger. Assuming all options with an exercise price of $1.60 are exercised, Merix shareholders would receive 0.10677 shares of Viasystems common stock, and assuming all options with an exercise price of $2.86 and below are exercised, Merix shareholders would receive 0.10401 shares of Viasystems common stock for each share of Merix common stock. Merix shareholders will own approximately 12.5% of the combined company after the merger.
Viasystems common stock is not currently listed on a national securities exchange. In connection with the merger, Viasystems intends to file an application with the NASDAQ to list the Viasystems common stock on the NASDAQ Global Market.
The accompanying proxy statement/prospectus contains information about the merger, Merix, Viasystems, the special meeting, the merger agreement and the plan of merger. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety, including the section titled “Risk Factors” beginning on page 35. In particular, see the risk factor on page 41 captioned, “There is a risk that the merger will be taxable to the Merix shareholders and that they will recognize ordinary income with respect to all or a portion of the merger consideration.”
We are asking you to vote to approve the merger agreement and the related plan of merger at the special meeting to be held on Monday, February 8, 2010, at 9 a.m. Pacific Time at the executive offices of Merix Corporation, 15725 SW Greystone Court, Beaverton, Oregon 97006. The Merix board of directors recommends that you vote “FOR” the approval of the merger agreement and the related plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the related plan of merger at the time of the special meeting.

Sincerely,

William C. McCormick Chairman of the Board Merix Corporation	Michael D. Burger Director, President and Chief Executive Officer Merix Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 31, 2009 and, together with the accompanying proxy card, is being first mailed to Merix shareholders on or about January 5, 2010.

MERIX CORPORATION
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
(503) 716-3700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 8, 2010

Dear Merix Shareholder:

Notice is hereby given that a special meeting of shareholders of Merix Corporation, an Oregon corporation, will be held on Monday, February 8, 2010, at 9 a.m., Pacific Time, at the executive offices of Merix Corporation, 15725 SW Greystone Court, Beaverton, Oregon 97006.

At the special meeting, you will be asked to:

1.	approve the Agreement and Plan of Merger, dated as of October 6, 2009 (as it may be amended from time to time, the “merger agreement”), by and among Merix Corporation, Viasystems Group, Inc., and Maple Acquisition Corp., a wholly owned subsidiary of Viasystems Group, Inc., a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, together with the related Plan of Merger attached as Annex B to this proxy statement/prospectus, and

2.	consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

The foregoing items of business are more completely described in the proxy statement/prospectus accompanying this notice. The Merix board of directors recommends that Merix shareholders vote “FOR” the proposal to approve the merger agreement and the related plan of merger. In addition, the Merix board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies for the approval of the merger agreement and the related plan of merger.

Your vote is important. A majority of the shares of Merix common stock outstanding on the record date must be voted in favor of the approval of the merger and plan of merger in order for the merger to be completed.

Only shareholders who hold shares of Merix common stock at the close of business on December 24, 2009 will be entitled to vote at the special meeting.

By order of the board of directors,

Allen L. Muhich
Secretary
December 31, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

IMPORTANT

This document constitutes a proxy statement of Merix Corporation (“Merix”) to Merix shareholders and a prospectus of Viasystems Group, Inc. (“Viasystems”) for the shares of Viasystems common stock that Viasystems will issue to Merix shareholders in the merger. Viasystems has filed a registration statement on Form S-4 to register the shares of Viasystems’ common stock to be issued to Merix shareholders in the merger. This proxy statement/prospectus is part of the registration statement, but does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Additional information may be obtained, without charge, from the SEC’s principal office in Washington, D.C. or from the website maintained by the SEC at http://www.sec.gov. See also the section entitled “Where You Can Find More Information” beginning on page 249 of this proxy statement/prospectus.

Viasystems is a holding company whose capital stock is not, prior to the effectiveness of this registration statement, registered with the SEC and which does not currently file annual, quarterly or current reports on Forms 10-K, 10-Q or 8-K, respectively. Viasystems’ only significant asset is the stock of its wholly owned subsidiary, Viasystems, Inc., which does currently file annual, quarterly or current reports on Forms 10-K, 10-Q and 8-K, respectively, in accordance with requirements of its indentures governing its outstanding Senior Subordinated Notes due 2011 and its Senior Secured Notes due 2015, but which does not have any capital stock registered with the SEC. Additionally, Merix’ common stock, which is listed on the NASDAQ Global Market, is registered with the SEC, and Merix files annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively.

We are not incorporating the contents of the website of the SEC, any filings by Viasystems, Viasystems, Inc. or Merix with the SEC, or the website of any other person into this document. We are only providing the information about which entities are filing entities with the SEC and how you can obtain certain documents at the website of the SEC for your convenience.

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iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Merix Corporation (“Merix”), may have regarding the merger (as defined below) and the special meeting of Merix shareholders (which is referred to as the special meeting in this proxy statement/prospectus), and brief answers to those questions. Merix urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger being considered at the special meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q1:	Why am I receiving this document?

A1:	Merix and Viasystems Group, Inc. (“Viasystems”) have agreed to a merger between Merix and a wholly owned subsidiary of Viasystems, pursuant to which Merix will become a wholly owned subsidiary of Viasystems and will no longer be a publicly held corporation. In the transactions contemplated by the merger agreement, subject to certain exceptions, each outstanding share of Merix common stock will be converted into the right to receive the number of shares of common stock, par value $0.01 per share, of Viasystems equal to the Exchange Ratio (as defined below), subject to adjustment in accordance with the merger agreement. “Exchange Ratio” means a fraction (i) the numerator of which is equal to 2,500,000 shares and (ii) the denominator of which is equal to the number of shares of Merix common stock that is issued and outstanding as of the effective time of the merger. In order to complete the merger, Merix shareholders must vote to approve the merger agreement and the plan of merger, which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. For examples of the Exchange Ratio that would be paid per share of Merix common stock based on a range of shares of Merix common stock outstanding on the closing of the merger, see “The Merger — Effects of the Merger; Merger Consideration” beginning on page 75 of this proxy statement/prospectus. Each Merix shareholder will receive cash for any fractional share of Viasystems common stock that the shareholder would be entitled to receive in the merger after aggregating all fractional shares to be received by that shareholder.

We are delivering this document to you as both a proxy statement of Merix and a prospectus of Viasystems. It is a proxy statement because the Merix board of directors is soliciting proxies from its shareholders to vote on the approval of the merger agreement and the plan of merger at the special meeting as well as the other matters set forth in the notice of the special meeting and described in this proxy statement/prospectus, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Viasystems will issue Viasystems common stock to Merix shareholders in the merger. Viasystems has filed a registration statement on Form S-4 to register the shares of Viasystems common stock to be issued to Merix shareholders in the merger.

Q2:	What am I being asked to vote on?

A2:	Merix’ shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement among Merix, Viasystems and Maple Acquisition Corp., a wholly owned subsidiary of Viasystems, and the related plan of merger; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the related plan of merger at the time of the special meeting.

Q3:	Are there any other matters to be addressed at the special meeting?

A3:	We know of no other matters to be brought before the special meeting, but if other matters are brought before the special meeting or at any adjournment or postponement of the special meeting, the persons named in your proxy intend to take actions that in their judgment are in the best interest of Merix and its shareholders.

Q4:	What is the difference between holding shares as a shareholder of record or in “street name”?

A4:	If your shares are registered directly in your name with Merix’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Merix.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker or other nominee how to vote your shares by using the voting instruction card included with this proxy statement/prospectus or by following their instructions for voting by telephone or the Internet.

Q5:	What is a proxy and how do I vote?

A5:	A proxy is a legal designation of another person to vote your shares on your behalf. In order to ensure that your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible even if you plan to attend Merix’ special meeting in person.

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus.

Vote by Telephone or Internet.  If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll-free) or the Internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other nominee (that is, in “street name”), and if the bank, broker or other nominee offers telephone and Internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the Internet, you do not need to return your proxy and voting instruction card.

In Person.  All shareholders may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q6:	When is this proxy statement/prospectus being mailed?

A6:	This proxy statement/prospectus and the proxy card are first being sent to Merix shareholders on or about January 5, 2010.

Q7:	When and where will the special meeting be held?

A7:	The special meeting will be held at the executive offices of Merix Corporation located at 15725 SW Greystone Court, Beaverton, Oregon 97006 on February 8, 2010 at 9 a.m., Pacific Time.

Q8:	Who is entitled to vote at the special meeting?

A8:	The board of directors of Merix has fixed December 24, 2009 as the record date for the special meeting. All holders of Merix common stock who held shares at the close of business on the record date are entitled to receive notice of and to vote at the special meeting, provided that those shares remain outstanding on the date of the special meeting.

Q9:	Why is my vote important? What happens if I do not vote?

A9:	If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the approval of the merger agreement and the plan of merger. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval of the merger agreement and plan of merger without instructions from you if your bank, broker or other nominee does not have discretionary authority to vote. The Merix board of directors recommends that you vote “FOR” the approval of the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting. The Merix board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, Merix and its shareholders. Accordingly, the Merix board of directors has approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation of the Merix board of directors, see “The Merger — Merix’ Reasons for the Merger; Recommendation of Merix Board of Directors” beginning on page 83 of this proxy statement/prospectus.

Q10:	How many shares may be voted at the special meeting?

A10:	All shareholders of Merix at the close of business on the record date December 24, 2009 are entitled to vote at the special meeting provided that those shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were approximately 21,629,074 shares of Merix common stock outstanding and entitled to vote at the special meeting. As of that date, approximately 2.7% of the outstanding shares of Merix common stock were held by the directors and executive officers of Merix. Each share of common stock is entitled to one vote.

Q11:	What constitutes a quorum for the special meeting?

A11:	Shareholders who hold at least a majority of the outstanding shares of Merix common stock as of the close of business on the record date December 24, 2009 and who are entitled to vote must be present, either in person or represented by proxy, in order to constitute a quorum to conduct business at the special meeting.

Q12:	What vote is required to approve the merger agreement and the plan of merger?

A12:	As long as a quorum is present at the special meeting, the affirmative vote of the holders of a majority of the outstanding shares of Merix common stock entitled to vote at the special meeting is required to approve the merger agreement and the plan of merger.

Q13:	How will abstentions be counted?

A13:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For the proposal to approve the merger agreement and the plan of merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies abstentions, abstentions have the same effect as a vote against the merger.

Q14:	How will my proxy be voted at the special meeting?

A14:	At the special meeting, the persons named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Merix board of directors recommends, which is “FOR” the approval of the merger agreement and the plan of merger and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Q15:	If my shares of Merix common stock are held in street name by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A15:	No. If your shares of Merix common stock are held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote your shares. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Merix common stock will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the bank, broker or other nominee can register your shares as being present at the special meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

Q16:	What happens if I sell my shares after the record date but before the special meeting?

A16:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Merix common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that those shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Merix’ shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q17:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A17:	If you hold shares directly as a shareholder of record and also in “street name,” or otherwise through a bank, broker or other nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares of Merix common stock are voted.

Q18:	Can I revoke my proxy?

A18:	Yes. You may revoke your proxy at any time before the special meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Corporate Secretary of Merix, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet, or by voting by ballot in person if you attend the special meeting. Simply attending the special meeting will not revoke your proxy. If you hold shares through a bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee.

Q19:	Who may attend the special meeting?

A19:	Merix shareholders (or their authorized representatives) and Merix’ invited guests may attend the special meeting. Verification of stock ownership will be required at the special meeting. If you own your shares of Merix common stock in your own name or hold them through a bank, broker or other nominee (and can provide documentation showing ownership such as a letter from your bank, broker or other nominee or a recent account statement) at the close of business on the record date (December 24, 2009). you will be permitted to attend the special meeting. Shareholders may call Merix’ investors relations at (503) 716-3667 to obtain directions to the location of the special meeting.

Q20:	Should I send in my Merix stock certificates now?

A20:	No. After completion of the merger, Viasystems will send you instructions for exchanging your Merix stock certificates for the merger consideration.

Q21:	Will a proxy solicitor be used?

A21:	Yes. Merix has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies for the special meeting. Fee and expense reimbursements payable to The Proxy Advisory Group, LLC will not exceed $25,000. In addition, Merix’ officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q22:	When do you expect the merger to be completed?

A22:	Viasystems and Merix are working to complete the merger in the first calendar quarter of 2010. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. Viasystems and Merix hope to complete the merger as soon as reasonably practicable.

Q23:	Do I have appraisal rights?

A23:	Holders of Merix common stock will not be entitled to any dissenters’ rights or rights of appraisal in connection with the merger.

Q24:	Whom should I call with questions?

A24:	Merix shareholders should call The Proxy Advisory Group, LLC, Merix’ proxy solicitor, toll-free at (888) 337-7699 or (888) 33-PROXY with any questions about the merger and the other matters to be voted on at the special meeting.

SUMMARY

The following summary is intended only to highlight information contained in this proxy statement/prospectus. This summary is not intended to be complete and is qualified by the more detailed information contained in this proxy statement/prospectus, the annexes hereto and the documents otherwise referred to in this proxy statement/prospectus. You are urged to read this entire proxy statement/prospectus carefully, including the annexes hereto and any other documents.

The Companies

Merix Corporation

15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
(503) 716-3700

Merix Corporation, which is sometimes referred to in this proxy statement/prospectus as Merix, was formed in 1994, is headquartered in the United States and is a leading provider of technologically advanced rigid, multi-layer printed circuit boards (“PCBs”) used in the design and development of complex electronic applications. Merix maintains operations throughout Asia, Europe and North America. Principal products are complex multi-layer rigid PCBs, which serve as the platforms used to interconnect microprocessors, integrated circuits and other electronic components that are essential to the operation of electronic products and systems. Merix’ principal markets include automotive, defense and aerospace, communications, computing, industrial, networking, peripherals and test end markets in the worldwide electronics industry. The markets served by Merix are generally characterized by rapid technological change, high levels of complexity and short product life cycles, as new and technologically superior electronic equipment is continually being developed and introduced to the global marketplace.

Following the successful integration of Merix’ operations in the United States and Asia, Merix now operates as one integrated global manufacturing organization with common processes, quality and reliability standards worldwide. In addition, common tooling, training and the successful implementation of a new global enterprise resource planning (“ERP”) system have improved operational performance and created new efficiencies across the global organization. Today, Merix’ unique global value proposition provides a seamless transition of quick-turn and ramp-to-volume PCB manufacturing services from its North American facilities to high-volume, low-cost manufacturing services from its plants in The People’s Republic of China (“China”). More recently, Merix’ Asia factories are also beginning to offer quick-turn production to customers based in the region. Merix’ ability to offer customers a seamless manufacturing transition from quick turn prototyping to volume manufacturing distinguishes Merix from its competition.

Merix’ common stock (NASDAQ: MERX) is listed on the NASDAQ Global Market. Additional information about Merix is included this proxy statement/prospectus.

Viasystems Group, Inc.

101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
(314) 727-2087

Viasystems Group, Inc., which is sometimes referred to in this proxy statement/prospectus as Viasystems, is a leading worldwide provider of complex multi-layer PCBs and electro-mechanical solutions (“E-M Solutions”). PCBs serve as the “electronic backbone” of almost all electronic equipment, and Viasystems’ E-M Solutions products and services integrate PCBs and other components into finished or semi-finished electronic equipment, which include custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes, cable assemblies and busbars. The components Viasystems manufactures include, or can be found in, a wide variety of commercial products, including automotive engine controls, hybrid converters, automotive electronics for navigation, safety, entertainment and anti-lock braking systems, telecommunications switching equipment, data networking equipment, computer storage equipment, wind and solar energy applications and several other complex medical and technical instruments. Viasystems’ PCB and E-M Solutions products are supplied from its Printed Circuit Boards and Assembly segments, respectively.

As of September 30, 2009, Viasystems has six manufacturing facilities located outside the United States to take advantage of low cost, high quality manufacturing environments, including five manufacturing sites in China and one in Mexico. Viasystems closed a facility in Milwaukee, Wisconsin and its satellite final-assembly and distribution facility in Newberry, South Carolina in May 2009 and March 2009, respectively. In addition to Viasystems’ manufacturing facilities, in order to support its customers’ local needs, it maintains engineering and customer service centers in Hong Kong, China, the Netherlands, England, Canada, Mexico and the United States.

Additional information about Viasystems is included this proxy statement/prospectus.

Maple Acquisition Corp.

101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
(314) 727-2087

Maple Acquisition Corp., which is sometimes referred to in this proxy statement/prospectus as Merger Sub, is an Oregon corporation and a wholly owned subsidiary of Viasystems. Maple Acquisition Corp. was organized on October 5, 2009 solely for the purpose of effecting the merger. Maple Acquisition Corp. has not carried on any activities other than in connection with the merger agreement.

The Merger (see page 75)

Viasystems and Merix agreed to the acquisition of Merix by Viasystems under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Merix, with Merix continuing as the surviving corporation. The surviving corporation is sometimes referred to in this proxy statement/prospectus as New Merix. Viasystems and Merix have attached the merger agreement as Annex A to this proxy statement/prospectus and the related plan of merger as Annex B to this proxy statement/prospectus. Viasystems and Merix encourage you to read carefully the merger agreement and the plan of merger in their entirety because they are the legal documents that govern the merger.

Effect of the Merger; Merger Consideration (see page 75)

At the effective time of the merger:

•	Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New Merix and will constitute the only outstanding shares of capital stock of New Merix.

•	Any shares of Merix common stock owned by Merix as treasury stock or by Viasystems or Merger Sub will be canceled and no consideration will be delivered in exchange for those shares.

•	Each issued and outstanding share of Merix common stock, other than those canceled as above and certain restricted stock awarded to Merix directors on August 7, 2009, will be converted into the right to receive the number of shares of Viasystems common stock that is equal to the number that is a fraction, the numerator of which is 2,500,000 shares and the denominator of which is the number of shares of Merix common stock issued and outstanding at the effective time of the merger (the “Exchange Ratio”).

At the effective time of the merger, all shares of Merix common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of Merix common stock will cease to have any rights under that certificate, except the right to receive the number of shares of Viasystems common stock that is equal to the Exchange Ratio, dividends, other distributions, and cash in lieu of fractional shares (described below) of Viasystems common stock to which the holder is entitled under the merger agreement. For an illustration of adjustments to the Exchange Ratio, based on a range of hypothetical number of shares of

Merix common stock outstanding on the closing date, with respect to Merix shareholders that receive Viasystems common stock, see “The Merger — Effects of the Merger; Merger Consideration” beginning on page 75 of this proxy statement/prospectus.

Viasystems will not issue fractional shares of Viasystems common stock in the merger. As a result, Merix shareholders will receive cash equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by an amount equal to the average of the daily market prices for the five consecutive trading days preceding the date of closing of the merger divided by the Exchange Ratio.

Treatment of Merix Stock Options, Restricted Stock and Restricted Stock Units (see page 112)

During the 30-day period prior to the closing of the merger, each holder of outstanding options to purchase shares of Merix common stock, whether or not then vested or exercisable, will have the opportunity to exercise his or her options upon payment of the exercise price or on a net “cashless exercise” basis upon delivery to Merix of an exercise agreement; provided, however, that in accordance with the consent signed by each director of Merix, the stock options granted to the Merix directors on August 7, 2009 will not be exercisable. Except for vested options, option exercises will be effective as of, and conditioned upon, the closing of the merger. Each outstanding option to purchase Merix common stock that is not exercised prior to closing of the merger will be canceled upon the closing of the merger and no consideration will be paid for those options.

Restricted stock and restricted stock units granted under Merix’ stock plans outstanding prior to the closing of the merger will automatically vest and be settled in Merix common stock effective as of the closing of the merger and each share of Merix common stock will be converted to the right to receive the number of Viasystems common stock equal to the Exchange Ratio; provided, however, that in accordance with the consent signed by each director of Merix, the restricted stock awards granted to the Merix directors on August 7, 2009 will not vest.

At the closing of the merger, each equity plan of Merix will terminate. After the effective time of the merger, no holder of Merix stock options or any participant in Merix’ stock plans will have any right to acquire or receive any equity securities of New Merix other than as contemplated in the merger agreement.

Risk Factors (see page 35)

In evaluating the merger agreement, the plan of merger and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

The Special Meeting; Merix Shareholders Entitled to Vote; Required Vote (see page 71)

The special meeting of Merix shareholders will be held on February 8, 2010, at 9 a.m., Pacific time, at the executive offices of Merix Corporation, 15725 SW Greystone Court, Beaverton, Oregon 97006. At the special meeting, Merix shareholders will be asked to:

•	consider and vote on the proposal to approve the merger agreement and the plan of merger; and

•	approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Only holders of record of Merix common stock at the close of business on December 24, 2009, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 21,629,074 shares of Merix common stock outstanding and entitled to vote at the special meeting.

Merix cannot complete the merger unless the merger agreement and the plan of merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of Merix common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting, must be approved by the affirmative vote of the holders of a majority of the shares of Merix common stock present in person or by proxy at the special meeting.

Merix’ Reasons for the Merger; Recommendation of the Board of Directors of Merix (see page 83)

The Merix board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Merix and its shareholders and recommends that you vote “FOR” the approval of the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting. For the factors considered by the Merix board of directors in reaching its decision to approve the merger agreement and the plan of merger, see “The Merger — Merix’ Reasons for the Merger; Recommendation of Merix Board of Directors” beginning on page 83 of this proxy statement/prospectus.

Opinion of Thomas Weisel Partners (see page 87)

In connection with the merger, Thomas Weisel Partners, Merix’ financial advisor, delivered to the Merix board of directors a written opinion, dated October 6, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Merix common stock pursuant to the merger agreement. The full text of the written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The opinion was delivered to the Merix board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Merix common stock pursuant to the terms of the merger agreement. The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters related to the merger agreement or the plan of merger.

Viasystems’ Reasons for the Merger (see page 101)

After careful consideration, the Viasystems board of directors approved the merger agreement, the plan of merger and the merger. For the factors considered by the Viasystems board of directors in reaching its decision to approve the merger agreement and the plan of merger see “The Merger — Viasystems’ Reasons for the Merger” beginning on page 101 of this proxy statement/prospectus.

Stock Ownership of Merix Directors and Executive Officers (see page 224)

As of the record date, the directors and executive officers of Merix beneficially owned and were entitled to vote 577,310 shares of Merix common stock, which represents approximately 2.7% of Merix common stock outstanding on that date.

Interests of Executive Officers and Directors of Merix in the Merger (see page 102)

In considering the recommendation of the Merix board of directors with respect to the merger agreement, the plan of merger and the merger, Merix shareholders should be aware that certain executive officers and directors of Merix have certain interests in the merger that may be different from, or in addition to, the interests of Merix shareholders generally. These interests include rights of Merix’ executive officers under severance agreements with Merix, rights under Merix’ equity compensation plans and rights to continued indemnification and insurance coverage by Viasystems after the merger.

The Merix board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Listing of Viasystems Common Stock and Delisting and Deregistration of Merix Common Stock (see page 119)

Application will be made to have the shares of Viasystems common stock issued in the merger approved for listing on the NASDAQ Global Market. If the merger is completed, Merix common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Merix will no longer file periodic reports with the SEC.

No Dissenters’ Rights (see page 108)

Under Oregon law, the holders of Merix common stock are not entitled to any dissenters’ rights or rights of appraisal in connection with the merger.

Conditions to Complete the Merger (see page 120)

The obligations of Viasystems, Merger Sub and Merix to complete the merger are subject to the satisfaction (or waiver) of the following conditions, among others:

•	approval of the merger by a majority of Merix’ common shareholders entitled to vote on the merger;

•	expiration of the waiting period under U.S. antitrust laws, if applicable, and receipt of approval under applicable foreign antitrust laws;

•	absence of any law, injunction, judgment or ruling prohibiting the merger;

•	effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of a stop order suspending its effectiveness and proceedings for that purpose initiated or threatened by the SEC;

•	closing of the exchange of $68,590,000 of the principal amount of Merix’ 4% Senior Subordinated Notes Due 2013, referred to in this proxy statement/prospectus as the Merix Notes, for cash and/or Viasystems common stock concurrently with the closing of the merger;

•	completion of the recapitalization of Viasystems; and

•	Viasystems, Inc.’s receipt of the proceeds under the Wachovia Credit Facility (as discussed under “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Arrangements”) or alternative financing.

In addition, the parties’ obligations to complete the merger are subject to the accuracy of the other party’s representations and warranties in the merger agreement, the other party’s performance of its obligations under the merger agreement, and the absence of changes that would have a material adverse effect on the other party. Viasystems’ and Merger Sub’s obligation to complete the merger is also subject to Viasystems’ receipt of resignation letters from the members of the board of directors of Merix.

Neither Viasystems nor Merix can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Timing of the Merger

The merger is expected to be consummated promptly after the special meeting, subject to satisfaction or waiver of the conditions in the merger agreement.

Regulatory Approvals (see page 104)

The merger is subject to antitrust laws. Viasystems and Merix have not made any filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”). Currently, this transaction does not require Viasystems or Merix to make any filings under applicable U.S. antitrust laws. To the extent that Viasystems and Merix determine that this transaction does require filings to be made under applicable

U.S. antitrust laws with the Antitrust Division and the FTC, Merix and Viasystems will cause those filings to be made as soon as practicable. Viasystems and Merix have made a required foreign antitrust filing and are awaiting the foreign antitrust clearance, consent or approval necessary for the completion of the merger.

Merix is Prohibited from Soliciting Other Offers (see page 116)

The merger agreement contains detailed provisions that prohibits Merix and its subsidiaries and representatives from, directly or indirectly, (i) soliciting, initiating, causing, facilitating or knowingly encouraging any takeover proposal (as defined in the section titled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 116 of this proxy statement/prospectus) including, among other things, an acquisition of 15% or more of Merix’ assets or beneficial ownership of any class of Merix’ equity securities or a merger or other business combination, (ii) participating in any discussions or negotiations with any third party regarding any takeover proposal or (iii) entering into any agreement related to any takeover proposal. The merger agreement does not, however, prohibit the Merix board of directors from considering and recommending to Merix shareholders a takeover proposal from a third party if specified conditions are met, including the payment of a termination fee to Viasystems as required under the merger agreement.

Termination of the Merger Agreement (see page 121)

The merger agreement may be terminated by mutual written consent of Merix and Viasystems. The merger agreement may also be terminated by either Merix or Viasystems if:

•	the merger has not been consummated on or before March 31, 2010, subject to certain exceptions;

•	any law, injunction, judgment or ruling prohibiting the merger is in effect, subject to certain exceptions; or

•	the approval of Merix shareholders has not been obtained; provided, however, that Merix’ right to terminate the merger agreement will not be available if it failed to comply in all material respects with its obligations to hold the shareholder meeting and not to solicit other offers.

Under circumstances specified in the merger agreement, Viasystems or Merix may terminate the merger agreement if:

•	the other party has breached any of its representations, warranties or agreements in the merger agreement and the breach is not cured;

•	any events or changes have occurred that have had or would reasonably be expected to have a material adverse effect on the other party; or

•	the note exchange agreement among Viasystems, Merger Sub and the holders of approximately 98% of the Merix Notes is not enforceable against the holders of those Merix Notes.

In addition, Viasystems may terminate the merger agreement if Merix’ board of directors has recommended a takeover proposal or has not rejected a takeover proposal or failed to publicly reconfirm the board of directors’ recommendation to approve the merger agreement and plan of merger to Merix’ shareholders upon Viasystems’ request following the making of a takeover proposal. Merix may terminate the merger agreement if Merix receives a superior proposal (as defined in the section titled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 116 of this proxy statement/prospectus), its board of directors resolves to accept the superior proposal, it has given Viasystems notice of its intent to terminate, the takeover proposal continues to constitute a superior proposal after any revised proposal made by Viasystems and Merix’ board of directors concludes that failure to accept the superior proposal would result in a breach of its fiduciary duties.

Termination Fee (see page 122)

Merix has agreed to pay Viasystems a termination fee of $1.3 million and all documented expenses of Viasystems related to the merger, not to exceed $3.9 million, if:

•	the merger agreement is terminated by Merix because the merger was not consummated on or before March 31, 2010 and Merix enters an agreement contemplated by a takeover proposal within 12 months;

•	Merix or its shareholders received a takeover proposal and thereafter, the merger agreement is terminated by Merix or Viasystems because the requisite approval of Merix’ shareholders was not obtained and Merix enters an agreement contemplated by a takeover proposal within 12 months;

•	Viasystems terminates the merger agreement because Merix materially breached its obligations to hold a shareholder meeting or not to solicit other offers;

•	Merix or its shareholders received a takeover proposal and thereafter, the merger agreement is terminated by Viasystems in circumstances other than those described in the immediately preceding bullet point due to Merix’ willful breach of the merger agreement and Merix enters an agreement or contemplated by any takeover proposal within six months;

•	Viasystems terminates the merger agreement because Merix’ board of directors recommended a takeover proposal and the board of directors did not reject the proposal or failed to reconfirm the board of directors’ recommendation to approve the merger agreement to Merix’ shareholders; or

•	Merix terminates the merger agreement because it received a superior proposal, the board of directors resolved to accept the superior proposal, Merix gave Viasystems notice of its intent to terminate, the takeover proposal continues to be more favorable after any revised proposal made by Viasystems, and the board of directors concludes failure to accept the superior proposal would result in a breach of its fiduciary duties.

If (i) Merix or its shareholders received a takeover proposal and thereafter the merger agreement is terminated by Merix or Viasystems because the requisite approval of Merix’ shareholders was not obtained and no termination fee is payable or (ii) Viasystems terminates the merger agreement because Merix committed certain breaches of the merger agreement and no termination fee is payable, Merix must pay all documented expenses of Viasystems related to the merger, not to exceed $3.9 million. Thereafter Merix will be obligated to pay the termination fee if it becomes payable pursuant to the merger agreement.

Certain Material Federal Income Tax Consequences of the Merger (see page 105)

Viasystems and Merix intend to report the merger as a “reorganization” for federal income tax purposes. However, the Internal Revenue Service has issued no ruling as to the qualification of the merger as a reorganization. Furthermore, due to the uncertainty as to whether Merix is solvent or insolvent for federal income tax purposes and a lack of definitive authority, Orrick, Herrington & Sutcliffe LLP (“Orrick”), counsel to Merix, has not rendered an opinion as to whether the merger will qualify as a reorganization for federal income tax purposes.

If the merger qualifies as a reorganization, no gain or loss will be recognized by the Merix shareholders upon the exchange of Merix common stock solely for Viasystems common stock in the merger (except that gain or loss may be recognized with respect to cash received by the Merix shareholders in lieu of fractional shares of Viasystems common stock) if, for federal income tax purposes, the shareholders are deemed to receive all of the merger consideration in exchange for Merix common stock. Even if the merger qualifies as a reorganization, the Merix shareholders will recognize ordinary income upon the merger in an amount equal to the fair market value of the Viasystems common stock (and cash in lieu of fractional shares) they are deemed to receive other than as consideration for Merix common stock. Orrick has not rendered an opinion as to what portion, if any, of the merger consideration will be deemed to be consideration for the Merix shareholders’ common stock and what portion, if any, will be deemed to be consideration for other value provided.

If the merger does not qualify as a reorganization for federal income tax purposes on the ground that Merix is insolvent and the shareholders are deemed for federal income tax purposes to be receiving the merger consideration other than as consideration for Merix common stock, the Merix shareholders will recognize ordinary income upon the merger in an amount equal to the fair market value of Viasystems common stock (and cash in lieu of fractional shares) received in the merger. In that event, the Merix shareholders should recognize a capital loss in the amount of the tax basis of their Merix common stock. The deductibility of capital losses is subject to limitations.

See “Certain Material Federal Income Tax Consequences of the Merger” beginning on page 105 of this proxy statement/prospectus for a discussion of the tax consequences of the merger to the Merix shareholders and the uncertainties regarding such tax consequences.

Accounting Treatment (see page 105)

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP’’), Viasystems will account for the merger using the acquisition method of accounting for business transactions.

Additional Agreements of Viasystems Related to the Merger (see page 125)

Note Exchange Agreement.  In connection with the execution of the merger agreement, Viasystems entered into a note exchange agreement, by and among Viasystems, Merger Sub and holders of approximately 98% of the Merix Notes, pursuant to which such noteholders agreed, concurrently with the closing of the merger, to exchange their Merix Notes for an aggregate of 1,398,251 shares of Viasystems common stock, plus a cash payment of approximately $35 million.

Recapitalization Agreement.  On October 6, 2009, Viasystems entered into a recapitalization agreement, by and among Viasystems, affiliates of Hicks, Muse, Tate & Furst, Incorporated (“HMTF”), affiliates of GSC Recovery II, L.P. (“GSC”) and TCW Shared Opportunities Fund III, L.P. (“TCW” and together with HMTF and GSC, the “Funds”), pursuant to which, among other things, Viasystems and the Funds agreed to recapitalize Viasystems such that, prior to the consummation of the merger, (i) each outstanding share of common stock of Viasystems will be exchanged for 0.083647 shares of newly issued common stock of Viasystems, (ii) each outstanding share of Class A Junior Preferred Stock of Viasystems will be reclassified as, and converted into, 8.478683 shares of newly issued common stock of Viasystems and (iii) each outstanding share of Class B Senior Preferred Stock of Viasystems will be reclassified as, and converted into, 1.416566 shares of newly issued common stock of Viasystems.

As a result of the completion of the recapitalization, the transactions contemplated under the note exchange agreement and the merger, (i) the holders of the Viasystems common stock prior to the recapitalization will receive approximately 2,415,263 shares of newly issued common stock of Viasystems, (ii) the holders of the Viasystems Class A Junior Preferred Stock prior to the recapitalization will receive approximately 7,658,226 shares of newly issued common stock of Viasystems, (iii) the holders of the Viasystems Class B Senior Preferred Stock prior to the recapitalization will receive approximately 6,028,260 shares of newly issued common stock of Viasystems, (iv) the holders of the Merix common stock prior to the closing of the merger will receive approximately 2,500,000 shares of newly issued common stock of Viasystems and (v) the holders of the Merix Notes will receive 1,398,251 shares of newly issued common stock of Viasystems. The total issued and outstanding common stock of Viasystems immediately after the closing of the merger will be approximately 20,000,000 shares of common stock of Viasystems, subject to adjustment as provided for in the merger agreement and the recapitalization agreement.

Stockholder Agreement.  Pursuant to the terms of the recapitalization agreement, Viasystems has agreed to enter into, concurrently with the closing of the merger, a new stockholder agreement, by and among Viasystems and a new entity to be formed by the Funds that, if the merger is consummated, will hold approximately 77.8% of the common stock of Viasystems, referred to as the Fund Entity. Under the terms of the new stockholder agreement, the Fund Entity will have the right, subject to certain reductions, to designate up to five directors to serve on the board of directors of Viasystems. In addition, subject to certain exceptions, the Fund Entity will agree not to sell the Viasystems common stock held by the Fund Entity for 180 days after the closing of the merger. The new stockholder agreement will provide the Fund Entity with certain registration rights related to its shares of Viasystems common stock. The new stockholder agreement will terminate on the tenth anniversary of the date the new stockholder agreement is executed.

Differences Exist between Rights of Merix Shareholders and Viasystems Stockholders (see page 233)

Merix shareholders, whose rights are currently governed by the Merix amended articles of incorporation, the Merix amended bylaws and Oregon law, will, upon completion of the merger, become stockholders of Viasystems and their rights will be governed by the Viasystems third amended and restated certificate of incorporation, Viasystems second amended and restated bylaws and Delaware law. As a result, Merix shareholders will have different rights once they become Viasystems stockholders due to differences between the governing documents of Merix and Viasystems and differences between Oregon and Delaware law.

Litigation (see page 109)

Merix, its board of directors and Viasystems are named as defendants in two putative class action lawsuits brought by alleged Merix shareholders challenging Merix’ proposed merger with Viasystems. The shareholder actions generally allege, among other things, that each member of the Merix board of directors breached fiduciary duties to Merix and its shareholders by authorizing the sale of Merix to Viasystems for consideration that does not maximize value to Merix shareholders. The complaints also allege that Viasystems and Merix aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Merix board of directors. The shareholder actions seeks equitable relief, including to enjoin the defendants from consummating the merger on the agreed-upon terms. On November 23, 2009, the court entered an order consolidating the cases into one matter. On or about December 2, 2009, the plaintiffs filed a Consolidated Amended Class Action Complaint, which substantially repeats the allegations of the original complaints, adds Merger Sub as a defendant and also alleges that Merix did not make sufficient disclosures regarding the merger.

Merix’ Second Quarter 2010 Preliminary Results

Merix’ second quarter for fiscal 2010 ended on November 28, 2009. Merix expects to release its second quarter earnings in January 2010 when it files its Quarterly Report on Form 10-Q with the SEC.

Based on preliminary data, Merix believes its consolidated net sales in the second quarter of fiscal 2010 increased to approximately $71 million, a 23% increase over consolidated net sales in the first quarter of fiscal 2010. Merix also believes that its gross profit for the second quarter increased to approximately $9 million, a 157% increase over gross profit in the first quarter of fiscal 2010. Preliminary results also indicate that during the second quarter of fiscal 2010, orders outpaced shipments resulting in a book-to-bill ratio of 1.11 in Merix’ North America segment and 1.12 in Merix’ Asia segment.

SELECTED HISTORICAL FINANCIAL DATA OF VIASYSTEMS

The following table sets forth selected historical consolidated financial data of Viasystems as of the dates and for the periods indicated. The selected historical consolidated financial data for the fiscal year ended December 31, 2006 and as of and for the fiscal years ended December 31, 2007 and December 31, 2008 have been derived from Viasystems’ audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2006 and as of and for the fiscal years ended December 31, 2004 and December 31, 2005 have been derived from Viasystems’ audited historical consolidated financial statements not included in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2009 and for the nine months ended September 30, 2008, have been derived from Viasystems’ unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, each of which have been prepared on a basis consistent with Viasystems’ annual audited consolidated financial statements. The selected historical consolidated financial data as of September 30, 2008 have been derived from Viasystems’ unaudited condensed consolidated financial statements not included in this proxy statement/prospectus, but which have been prepared on a basis consistent with Viasystems’ annual audited consolidated financial statements. In the opinion of Viasystems’ management, such unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of Viasystems’ financial position and results of its operations for those periods. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The selected historical consolidated financial data should be read in conjunction with, and are qualified by reference to, “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations” and by Viasystems’ consolidated financial statements and related notes thereto, each appearing elsewhere in this proxy statement/prospectus.

Viasystems Financial Data

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in thousands, except per share data)					(Unaudited)

Statements of Operations Data:
Net sales	$630,754	$652,821	$734,992	$714,343	$712,830	$565,019	$365,085
Operating expenses:
Cost of goods sold(1)	521,393	560,974	601,232	570,384	568,356	446,462	296,300
Selling, general and administrative(1)	65,205	66,190	56,339	58,215	52,475	42,938	32,115
Depreciation	41,622	44,234	45,422	49,704	53,285	39,839	37,832
Amortization	1,570	1,436	1,325	1,269	1,243	936	900
Restructuring and impairment(2)	1,013	27,662	(4,915)	278	15,069	—	5,153

Operating (loss) income	(49)	(47,675)	35,589	34,493	22,402	34,844	(7,215)
Other expense (income):
Interest expense, net	46,092	48,137	38,768	30,573	31,585	23,570	24,443
Amortization of deferred financing costs	1,305	1,613	1,678	2,065	2,063	1,547	1,547
Loss on early extinguishment of debt(3)	—	—	1,498	—	—	—	729
Reorganization expenses (reversals)(4)	(9,776)	—	—	—	—	—	—
Loss on conversion of Class A Junior preferred stock	6,175	—	—	—	—	—	—
Other, net	(980)	13,110	742	277	(711)	(2,028)	479

(Loss) income before income taxes	(42,865)	(110,535)	(7,097)	1,578	(10,535)	11,755	(34,413)
Income tax provision	(6,291)	3,953	18,514	(6,853)	4,938	7,652	4,395

(Loss) income from continuing operations(5)	(36,574)	(114,488)	(25,611)	8,431	(15,473)	4,103	(38,808)
Income from discontinued operations, net of tax(1)(5)	27,307	25,739	9,475	—	—	—	—
Gain on disposition of discontinued operations, net of tax(5)	—	—	214,085	—	—	—	—

Net income (loss)	$(9,267)	$(88,749)	$197,949	$8,431	$(15,473)	$4,103	$(38,808)

Less: Accretion of Class B Senior Convertible preferred stock	5,642	6,114	6,633	7,203	7,829	5,831	6,342

Net (loss) income available to common stockholders	$(14,909)	$(94,863)	$191,316	$1,228	$(23,302)	$(1,728)	$(45,150)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in thousands, except per share data)					(Unaudited)

Basic and diluted (loss) income per share from continuing operations (unaudited)	$(1.86)	$(4.18)	$(1.12)	$0.04	$(0.81)	$(0.06)	$(1.56)

Shares used in basic and diluted share calculations	22,646	28,875	28,875	28,875	28,875	28,875	28,875

Balance Sheet Data (at period end):
Cash and cash equivalents	$112,891	$35,923	$37,954	$64,002	$83,053	$61,818	$110,725
Working capital	150,776	91,071	95,475	110,460	119,118	125,970	114,882
Total assets	746,845	710,237	625,085	628,429	585,238	641,997	543,663
Total debt, including current maturities	465,555	462,535	206,914	206,613	220,663	224,105	215,167
Stockholders’ equity (deficit)(6)	(88,773)	(155,631)	32,844	26,141	582	21,259	(40,457)
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	71,410	11,646	(1,838)	63,794	53,738	22,798	44,333
Net cash provided by (used in) investing activities	(71,933)	(85,022)	273,818	(36,992)	(48,262)	(41,982)	(10,714)
Net cash provided by (used in) financing activities	54,545	(3,245)	(270,546)	(754)	13,575	17,000	(5,947)

(1)	Effective January 1, 2004, Viasystems adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). On January 1, 2006, Viasystems adopted SFAS No. 123 (revised 2004), Share-Based Payments (“SFAS No. 123(R)”). Stock compensation expense included in cost of goods sold and selling, general and administrative expenses for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and nine months ended September 30, 2009 and 2008 was $615, $2,085, $1,400, $6,152, $3,710, $704 and $651, respectively. Stock compensation expense included in income from discontinued operations, net for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and nine months ended September 30, 2009 and 2008 was $0, $0, $105, $641, $127, $0 and $0, respectively.

(2)	Represents restructuring charges taken to downsize and close facilities and impairment losses related to the write-off of long-lived assets. In 2006, restructuring and impairment includes realized gains of $5,463 related to property held for sale that was disposed of in 2006. See “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying notes to consolidated financial statements.

(3)	In 2006, in connection with the termination of Viasystems’ 2003 credit facility, Viasystems recorded a loss on early extinguishment of debt of $1,498. In 2009, in connection with the termination of its of its credit agreement, dated as of August 17, 2006 with UBS AG Hong Kong Branch and UBS AG, Singapore Branch (the “2006 Credit Agreement”), Viasystems recorded a loss on early extinguishment of debt of $729.

(4)	In May 2004, a promissory note to the Secretary of State for Trade and Industry of the United Kingdom was discharged in full as a result of proceeds they received from the liquidation of a disposed subsidiary of Viasystems, which resulted in a gain of $9,776.

(5)	On May 1, 2006, Viasystems sold its wire harness business. All periods have been restated to reflect the wire harness business as a discontinued operation.

(6)	On January 1, 2007, Viasystems adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). As a result of the adoption of FIN 48, Viasystems recorded a $10,213 increase in the net liability for unrecognized tax positions, which was recorded as a cumulative effect adjustment to the opening balance of accumulated deficit on January 1, 2007. During the fourth quarter of 2006, Viasystems adopted Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). As a result of the adoption of SAB No. 108, Viasystems recorded an $8,628 cumulative effect adjustment to accumulated deficit on January 1, 2006.

SELECTED HISTORICAL FINANCIAL DATA OF MERIX

The following table sets forth selected historical consolidated financial data of Merix as of the dates and for the periods indicated. The selected historical consolidated financial data as of May 31, 2008 and May 30, 2009 and for the fiscal years ended May 26, 2007, May 31, 2008 and May 30, 2009 have been derived from Merix’ audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of May 26, 2007 and as of and for the fiscal years ended May 27, 2006 and May 28, 2005 have been derived from Merix’ audited historical consolidated financial statements not included in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the three months ended August 29, 2009 and for the three months ended August 30, 2008, have been derived from Merix’ unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, each of which have been prepared on a basis consistent with Merix’ annual audited consolidated financial statements. The balance sheet data as of August 30, 2008 have been derived from Merix’ unaudited consolidated financial statements not included in this proxy statement/prospectus, but which have been prepared on a basis consistent with Merix’ annual audited consolidated financial statements. In the opinion of Merix’ management, such unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of Merix’ financial position and results of its operations for those periods. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The selected historical consolidated financial data should be read in conjunction with, and are qualified by reference to, “Merix Management’s Discussion and Analysis of Financial Condition and Results of Operations” and by Merix’ consolidated financial statements and related notes thereto, each appearing elsewhere in this proxy statement/prospectus.

Merix Financial Data

						Three Months	Three Months
	Fiscal Year Ended					Ended	Ended
	May 28,	May 27,	May 26,	May 31,	May 30,	August 30,	August 29,
	2005	2006	2007	2008	2009	2008	2009
	(Dollars in thousands, except per share data)					(Unaudited)

Statement of Operations Data(1)
Net sales	$186,994	$303,978	$400,496	$378,637	$287,127	$90,627	$57,797
Gross profit(2)	23,789	53,584	65,571	37,859	22,186	10,274	3,514
Severance and impairment charges(3)(4)(5)	—	1,135	81,414	15,686	24,895	(527)	956
Income (loss) from continuing operations	(2,610)	1,609	(71,915)	(25,551)	(49,264)	16	(6,138)
Loss from discontinued operations, net of tax	—	(177)	(517)	—	—	—	—
Net income (loss) attributable to Merix common shareholders(6)	$(2,610)	$1,432	$(72,432)	$(25,551)	$(49,264)	$(2,147)	$(8,234)

Basic and diluted income (loss) per share from continuing operations	$(0.14)	$0.08	$(3.52)	$(1.22)	$(2.34)	$(0.10)	$(0.38)
Basic and diluted loss per share from discontinued operations	—	(0.01)	(0.03)	—	—	—	—

Basic and diluted net income (loss) per share	$(0.14)	$0.07	$(3.55)	$(1.22)	$(2.34)	$(0.10)	$(0.38)

Shares used in basic per share calculations	19,224	19,519	20,406	21,019	21,098	20,794	21,614

Shares used in diluted per share calculations	19,224	19,715	20,406	21,019	21,098	20,794	21,614

Balance Sheet Data (at period end)
Cash and cash equivalents	$9,130	$12,280	$17,175	$5,728	$17,571	$5,938	$21,353
Short-term investments	68,555	18,525	9,025	—	—	—	—
Working capital	99,461	59,544	70,066	41,453	32,304	36,714	36,652
Total assets	253,941	378,930	286,857	267,441	200,670	264,143	198,917
Long-term debt	27,000	98,732	75,503	70,000	78,000	70,000	83,000
Shareholders’ equity attributable to Merix common shareholders	198,011	202,125	138,444	113,774	66,523	112,435	58,565

(1)	Includes the results of Merix Asia from September 29, 2005 and the results of acquired operations in San Jose from December 10, 2004.

(2)	Fiscal 2006 and fiscal 2005 gross profit have not been revised on a comparative basis for the reclassification of certain engineering costs to cost of goods sold as presented for fiscal 2009, 2008 and 2007.

(3)	Severance and impairment charges in fiscal 2009 are comprised primarily of the following:

• a $20.5 million charge to reduce the value of goodwill recorded in the Asia acquisition to $0;

• a $1.1 million charge for Wood Village lease termination lease termination costs; and

• $3.1 million for severance costs related to reductions-in-force in response to the decline in demand as a result of deteriorating global economic conditions. See Note 15 of Notes to Consolidated Financial Statements beginning on page F-77 of this proxy statement/prospectus for additional information.

(4)	Severance and impairment charges in fiscal 2008 included the following:

• a $1.6 million charge for severance costs and $0.4 million in asset impairments related to the closure of Merix’ Hong Kong facility and other restructuring actions at Merix Asia;

• $13.5 million in charges related to the closure of Merix’ Wood Village facility, including $12.3 million in asset impairments and other restructuring costs and $1.2 million related to severance payments; and

• a $0.4 million charge for severance costs related to executive termination.

(5)	Severance and impairment charges in fiscal 2007 included the following:

• a $1.5 million charge for severance, primarily related to Merix’ former Chief Executive Officer;

• a $26.6 million impairment charge in the fourth quarter of fiscal 2007 related primarily to the property, plant and equipment and land use rights of Merix’ Hong Kong facility. In addition, it includes a $0.2 million charge related to specific assets at Merix’ Oregon facility which were determined to have limited future use; and

• a $53.3 million charge in the fourth quarter of fiscal 2007 for goodwill impairment, which included $14.2 million for Merix San Jose and $39.1 million for Merix’ Asia operations.

(6)	For fiscal year 2005 through fiscal year 2009, these amounts are derived from the consolidated statement of operations, which have not been revised for the adoption of SFAS No. 160 at the beginning of fiscal 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA OF VIASYSTEMS AND MERIX

The following unaudited pro forma condensed combined balance sheet as of September 30, 2009, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and the twelve months ended December 31, 2008, are based upon the historical consolidated financial statements of Viasystems and Merix after giving effect to the merger and related transactions, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

Viasystems and Merix have different fiscal year ends. For ease of reference, all pro forma statements use Viasystems’ period end date and no adjustments were made to Merix’ reported information for its different period end dates. Accordingly, the unaudited pro forma condensed combined balance sheet as of September 30, 2009, combines Viasystems’ historical unaudited condensed consolidated balance sheet as of September 30, 2009, and Merix’ historical unaudited consolidated balance sheet as of August 29, 2009, and is presented as if the merger had occurred on September 30, 2009. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2008, combines the historical audited results of Viasystems for the twelve months ended December 31, 2008, and the historical unaudited results of Merix for twelve months ended November 29, 2008, which have been derived from Merix’ historical audited consolidated statements of operations for the twelve months ended May 31, 2008, and Merix’ historical unaudited consolidated statements of operations for the six months ended November 29, 2008 and December 1, 2007. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2009, combines the historical unaudited results of Viasystems for the nine months ended September 30, 2009, and the historical unaudited results of Merix for nine months ended August 29, 2009, which have been derived from Merix’ historical audited consolidated statement of operations for the twelve months ended May 30, 2009, Merix’ historical unaudited consolidated statement of operations for the three months ended August 29, 2009, and Merix’ historical unaudited consolidated statement of operations for the six months ended November 29, 2008. The unaudited pro forma condensed combined statements of operations are presented as if the merger occurred on January 1, 2008.

The unaudited pro forma condensed combined financial data are presented for informational purposes only. The unaudited pro forma condensed combined financial data do not purport to represent what Viasystems’ and Merix’ actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition.

The unaudited pro forma condensed combined financial data should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data of Viasystems,” “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data of Merix,” “Merix Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Viasystems and Merix and related notes thereto appearing elsewhere in this proxy statement/prospectus.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the merger, (ii) factually supportable and reasonable under the circumstances and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The merger between Viasystems and Merix will be accounted for using the acquisition method of accounting. The unaudited pro forma condensed combined financial data presented assume that, as part of a number of merger related transactions to occur simultaneously, Merix will become a wholly owned subsidiary of Viasystems. Viasystems is the acquiror for accounting purposes, and thus Viasystems will acquire all of the assets, including identifiable intangible assets, and assume all of the liabilities of Merix (the “Net Assets”). For purpose of the unaudited pro forma condensed combined financial data, the Net Assets have been valued based on preliminary estimates of their fair values, which will be revised as additional information becomes available. The actual adjustments to Viasystems’ consolidated financial statements upon the closing of the merger will depend on a number of factors, including additional information available and the actual balance of Merix’ Net Assets on the closing date of the merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The unaudited pro forma condensed combined financial data do not reflect any costs required to integrate the operations of Viasystems and Merix or any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the merger.

On November 24, 2009, Viasystems, Inc. closed a private offering of its $220 million in aggregate principal amount of senior secured notes due 2015. The net proceeds of the offering were used to fund the tender of approximately $94 million principal amount of Viasystems, Inc.’s outstanding 10.5% Senior Subordinated Notes due 2011 under a tender offer which closed on November 25, 2009, and will be used to redeem or otherwise repurchase the notes that remained outstanding after the expiration of the tender offer and to pay related transaction fees and expenses. The unaudited pro forma condensed combined financial data do not reflect any adjustments related to the private placement or tender offer.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2009

	Historical	Historical					Pro Forma
	September 30,	August 29,					for the Merger
	2009	2009	(See Note 6)		(See Note 6)		September 30,
	Viasystems,	Merix	Reclassifications		Adjustments		2009
	Group, Inc.	Corporation	for the Merger		for the Merger		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$110,725	$21,353	$—		$ (51,470	) E,F,O	$80,608
Restricted cash	303	—	—		—		303
Accounts receivable, net	77,219	42,219	—		—		119,438
Inventories	50,202	14,941	—		480	G	65,623
Prepaid expenses and other	11,129	7,200	—		—		18,329

Total current assets	249,578	85,713	—		(50,990)		284,301
Property, plant and equipment, net	206,189	89,458	1,190	A	—	P	296,837
Goodwill	79,485	11,392	—		(8,360	) H	82,517
Intangible assets, net	4,943	6,359	—		(1,359	) H	9,943
Deferred financing costs, net	2,088	—	2,826	B	(826	) F,O	4,088
Assets held for sale	—	1,146	—		17,553	G	18,699
Other assets	1,380	4,849	(4,016	) A,B	—		2,213

Total assets	$543,663	$198,917	$—		(43,982)		$698,598

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,119	$—	$—		—		$12,119
Accounts payable	79,225	34,514	—		—		113,739
Accrued and other liabilities	43,352	14,547	—		(945	) E,F	56,954

Total current liabilities	134,696	49,061	—		(945)		182,812
Long-term debt, less current maturities	203,048	83,000	—		(83,000	) E,F	203,048
Mandatory redeemable Class A Junior preferred stock	116,055	—	—		(116,055	) J	—
Other non-current liabilities	34,167	4,582	—		—		38,749

Total liabilities	487,966	136,643	—		(200,000)		424,609
Redeemable Class B Senior Convertible preferred stock	96,154	—	—		(96,154	) J	—
Stockholders’ equity:
Total stockholders’ controlling interest	(40,457)	58,565	—		251,380	E,I,J,K	269,488
Noncontrolling interests	—	3,709	—		792	G	4,501

Total stockholders’ equity	(40,457)	62,274	—		252,172		273,989

Total liabilities and stockholders’ equity	$543,663	$198,917	$—		$(43,982)		$698,598

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2008

	Historical						Pro Forma
	Twelve Months	Historical					for the Merger
	December 31,	Twelve Months					Twelve Months
	2008	November 29,	(See Note 6)		(See Note 6)		December 31,
	Viasystems,	2008	Reclassifications		Adjustments		2008
	Group, Inc.	Merix Corporation	for the Merger		for the Merger		Combined
	(Dollars in thousands, except per share data)

Net sales	$712,830	$349,356	$—		$—		$1,062,186
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	568,356	315,754	(12,331	) C, D	—		871,779
Engineering	—	2,120	(2,120	) C, D	—		—
Selling, general and administrative	52,475	36,423	(3,546	) C	(200	) L	85,152
Depreciation	53,285	—	18,025	C	—	P	71,310
Amortization	1,243	2,087	(28	) C	(1,559	) M	1,743
Restructuring and impairment	15,069	15,027	—		—		30,096

Operating income (loss)	22,402	(22,055)	—		(1,759)		2,106
Other expense (income):
Interest expense, net	31,585	3,487	(844	) B	(11,920	) E,F,J,N	22,308
Amortization of deferred financing costs	2,063	—	844	B	(344	) F,O	2,563
Gain on extinguishment of debt	—	(4,618)	—		—		(4,618)
Other, net	(711)	1,158	—		—		447

Loss before taxes	(10,535)	(22,082)	—		14,023		(18,594)
Income tax provision	4,938	1,967	—		—	Q	6,905

Net loss	(15,473)	(24,049)	—		14,023		(25,499)
Less: Net income attributable to noncontrolling interests	—	1,079	—		—		1,079

Net loss attributable to controlling interest	$(15,473)	$(25,128)	$—		$14,023		$(26,578)

Less: Accretion of Class B Senior Convertible preferred stock	7,829	—	—		(7,829)		—

Net loss attributable to common stockholders	$(23,302)	$(25,128)	$—		$21,852		$(26,578)

Basic and diluted loss per share attributable to common stockholders	$(0.81)	$(1.21)					$(1.33)

Weighted average number of shares — basic and diluted	28,875	20,812			(29,687	) E,I,J,K	20,000

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2009

	Historical	Historical					Pro Forma
	Nine Months	Nine Months					for the Merger
	September 30,	August 29,					Nine Months
	2009	2009	(See Note 6)		(See Note 6)		September 30,
	Viasystems,	Merix	Reclassifications		Adjustments		2009
	Group Inc.	Corporation	for the Merger		for the Merger		Combined
	(Dollars in thousands, except per share data)

Net sales	$365,085	$177,397	$—		$—		$542,482
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	296,300	168,006	(10,427	) C, D	—		453,879
Engineering	—	1,122	(1,122	) C, D	—		—
Selling, general and administrative	32,115	25,190	(3,605	) C	(3,066	) L	50,634
Depreciation	37,832	—	15,175	C	—	P	53,007
Amortization	900	1,410	(21	) C	(1,014	) M	1,275
Restructuring and impairment	5,153	25,289	—		—		30,442

Operating (loss) income	(7,215)	(43,620)	—		4,080		(46,755)
Other expense (income):
Interest expense, net	24,443	3,060	(593	) B	(10,243	) E,F,J,N	16,667
Amortization of deferred financing costs	1,547	—	593	B	(218	) F,O	1,922
Loss on extinguishment of debt	729	—	—		—		729
Other, net	479	127	—		—		606

Loss before income taxes	(34,413)	(46,807)	—		14,541		(66,679)
Income tax provision	4,395	2,116	—		—		6,511

Net loss	(38,808)	(48,923)	—		14,541		(73,190)
Less: Net income attributable to noncontrolling interests	—	340	—		—		340

Net loss attributable to controlling interest	$(38,808)	$(49,263)	$—		$14,541		$(73,530)

Less: Accretion of Class B Senior Convertible preferred stock	6,342	—	—		(6,342)		—

Net loss attributable to common stockholders	$(45,150)	$(49,263)	$—		$20,883		$(73,530)

Basic and diluted loss per share attributable to common stockholders	$(1.56)	$(2.30)					$(3.68)

Weighted average number of shares — basic and diluted	28,875	21,453			(30,328	) E,I,J,K	20,000

See accompanying notes to unaudited pro forma condensed combined financial data

Notes to Unaudited Pro Forma Condensed Combined Financial Data
(in thousands, except per share data)

1.	Basis of Presentation

General

The unaudited pro forma condensed combined financial data were prepared using the acquisition method of accounting and was based on the historical financial statements of Viasystems and Merix. Viasystems and Merix have different fiscal year ends. For ease of reference, all pro forma statements use Viasystems’ period-end date and no adjustments were made to Merix’ reported information for its different period-end dates.

Acquisition Accounting

The merger will be accounted for using the acquisition method of accounting. For the purposes of the unaudited pro forma condensed combined financial data, Viasystems has been treated as the acquiror in the merger and will account for the transaction by using its historical accounting information and accounting policies and adding the assets acquired, including identifiable intangible assets, and liabilities assumed from Merix (the “Net Assets”) as of the effective date of the merger at their respective fair values. The process for estimating the fair values of the Net Assets requires the use of significant estimates and assumptions. The amount by which the acquisition date fair value of the purchase price (consideration transferred) and any noncontrolling interests exceed the recognized bases of the net identifiable assets acquired (see Note 4) will be recognized as goodwill. The purchase price allocation is subject to finalization of Viasystems’ analysis of the fair value of the Net Assets as of the effective date of the merger. Accordingly, the purchase price allocation reflected in this unaudited pro forma condensed combined financial data are preliminary and will be adjusted upon the completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the merger.

Accounting Policies

The unaudited pro forma condensed combined financial data do not assume any differences in accounting policies between Viasystems and Merix. Upon consummation of the merger, Viasystems will review Merix’ accounting polices and, as a result of that review, Viasystems may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Viasystems is not aware of any difference that would have a material impact on the combined financial statements.

Earnings Per Share

Earnings per share amounts have been presented in the unaudited pro forma condensed combined statements of operations for the unaudited pro forma combined results based on the estimated total issued and outstanding common stock of Viasystems immediately after the closing of the merger as described under the heading “Additional Agreements of Viasystems Related to the Merger — Recapitalization Agreement” (see Note 5).

Reclassifications

Certain reclassifications have been made to the historical financial statements of Merix to conform with Viasystems’ presentation. These adjustments are further described in Note 6.

2.	Description of the Merger

As more fully described under the heading “The Merger,” on October 6, 2009, Viasystems and Merix entered into a merger agreement, pursuant to which, Merix will become a wholly owned subsidiary of Viasystems. Merix is a leading manufacturer of technologically advanced, multi-layer PCBs with operations in the United States and China. Under the terms of the merger agreement, Viasystems will acquire all of the outstanding common stock of Merix in exchange for shares of Viasystems common stock representing approximately 12.5% of the combined companies; and retire $68,590 of Merix’ convertible debt securities in exchange for approximately $34,908 of cash and shares of Viasystems common stock representing approximately 7.0% of the combined companies. The merger is subject to Merix’ shareholders approval, certain regulatory approvals, and certain terms and conditions contained in the merger agreement. The merger is expected to be completed during the first calendar quarter of 2010.

3.	Estimate of Consideration Expected to Be Transferred

The acquisition method of accounting requires that the purchase price (consideration transferred) in a business combination be measured at fair value as of the acquisition closing date. In addition to cash, the consideration transferred in the merger will include shares of Viasystems’ common stock. As of September 30, 2009, Viasystems’ common stock was not marketable, and so for the purposes of the unaudited pro forma condensed combined financial data, the fair value of Merix was used to estimate the consideration transferred, as it is likely this method would provide the most reliably determinable fair value.

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Merix:

Merix common shares outstanding at September 30, 2009(a)	21,809,030
Equivalent Merix common shares from exchange of Merix 4% Convertible Notes(b)	12,711,368
Merix common shares from exercise of options(c)	891,197

35,411,595
Multiplied by Merix’ per share stock price(d)	$2.76

$97,736
Cash consideration for the Merix Notes(b)	$36,318

Preliminary purchase price	$134,054

(a)	Represents outstanding shares as reported on Merix’ historical unaudited balance sheet as of August 29, 2009, net of restricted stock awards that will not vest upon consummation of the merger.

(b)	In accordance with the note exchange agreement described under the heading “Additional Agreements of Viasystems Related to the Merger — Note Exchange Agreement,” the holders of approximately 98% of Merix’ 4% Convertible Notes (the “Merix Notes”) agreed to exchange their Merix Notes for shares of Viasystems common stock and approximately $34,908 in cash. For the purpose of the unaudited pro forma financial data, based on the exchange ratio defined in the merger agreement, Viasystems has estimated the number of Merix common shares equivalent to the number of Viasystems shares to be issued to the holders of the Merix Notes pursuant to the note exchange agreement. Pursuant to the indenture governing the Merix Notes, the holders of the remaining 2% of the Merix Notes will have the right to require the repurchase of their outstanding Merix Notes at a price of 100%. For purposes of the unaudited pro forma condensed combined financial data, Viasystems has assumed the remaining 2% of the Merix Notes will be repurchased at par for approximately $1,410 cash on the acquisition date.

(c)	Based upon the assumed stock price (see (d), below), for purposes of the unaudited pro forma condensed combined financial data, Viasystems has assumed that all holders of Merix stock options will exercise their “in the money” options as of the acquisition date in a cashless exchange, and receive the number of Merix common shares equivalent to the net of: (i) the market value represented by the number of option shares and (ii) the cost to exercise the options. For an illustration of the number of outstanding options to purchase shares of Merix common stock for a given range of exercise prices, see “The Merger — Effects of the Merger; Merger Consideration” beginning on page 75 of this proxy statement/prospectus.

(d)	For the purpose of the unaudited pro forma condensed combined financial data, Viasystems has used the closing stock price for Merix as of October 6, 2009, the day the merger was announced. Merix’ stock price as of the merger closing date may materially differ from the assumed price. The table below illustrates the potential impact to the preliminary purchase price resulting from a 50% increase or decrease from this level:

	50% Increase in	50% Decrease in
	Merix stock price	Merix stock price

Cash consideration	$36,318	$36,318
Share consideration	148,432	47,638

Preliminary purchase price	$184,750	$83,956

4.	Preliminary Allocation of Consideration Transferred to Net Assets Acquired

For the purposes of this unaudited pro forma condensed combined financial data, Viasystems has made a preliminary allocation of the estimated consideration expected to be transferred (see Note 3) to the Net Assets acquired, as if the merger had closed on September 30, 2009, as follows:

Tangible assets and liabilities:
Cash and cash equivalents	$8,201
Accounts receivable, net	42,219
Inventories	15,421
Property, plant and equipment, net	90,648
Assets held for sale	18,699
Other assets	8,033
Accounts payable	(34,514)
Accrued and other liabilities assumed	(18,184)
Intangible assets:
Customer contracts and related relationships	5,000
Goodwill	3,032

138,555
Less: Fair value of noncontrolling interests	(4,501)

Total preliminary purchase price allocation	$134,054

The allocation of the consideration expected to be paid to the Net Assets acquired, as noted in the table above, is based on the fair value of Net Assets with the remainder being allocated to goodwill. When the actual calculation of the consideration paid and the actual allocation of the consideration paid to Net Assets acquired are performed, they will be based on the Net Assets assumed at the effective date of the merger and other information at that date to support the calculations. Accordingly, the actual amounts for each of the Net Assets will vary from the pro forma amounts and the variations may be material.

The following table reconciles the historical value of the Net Assets as of September 30, 2009, to the preliminary purchase price:

Historical value of Net Assets, net of noncontrolling interests, as of September 30, 2009	$58,565
Elimination of the Merix Notes and related accrued interest pursuant to the merger	70,793
Elimination of deferred financing costs	(2,826)
Elimination of the historical value of goodwill and intangible assets	(17,751)
Recognition of intangible assets acquired:
Amortizable intangible assets	5,000
Goodwill	3,032
Adjustments to the historical carrying value of the Net Assets acquired and historical value of noncontrolling interests based on the preliminary estimates of fair value:
Inventories	480
Assets held for sale	17,553
Noncontrolling interests	(792)

Preliminary purchase price	$134,054

5.	Recapitalization of Viasystems

As described under the heading “Additional Agreements of Viasystems Related to the Merger — Recapitalization Agreement,” on October 6, 2009, Viasystems and the principal holders of Viasystems’ Redeemable Class B Senior Convertible preferred stock (the “Class B Preferred”), Mandatory redeemable Class A Junior preferred stock (the “Class A Preferred”) and common stock entered into a recapitalization agreement, pursuant to which, following the consummation of the merger, the outstanding capitalization of Viasystems will consist solely of approximately 20 million newly issued shares of common stock. The former holders of Merix common stock will hold approximately 2.5 million shares of the newly issued common stock, the former holders of Merix Notes will hold approximately 1.4 million shares of the newly issued common stock, the former holders of Viasystems’ Class B Preferred will hold approximately 7.7 million shares of the newly issued common stock, the former holders of Viasystems’ Class A Preferred will hold approximately 6.0 million shares of the newly issued common stock, and Viasystems’ common stock holders, as a result of a reverse common stock split, will hold the remaining approximately 2.4 million shares of newly issued common stock. The recapitalization will be effected immediately prior to, and is conditioned upon, the consummation of merger. For the purpose of the unaudited pro forma condensed combined financial data Viasystems has assumed there will be 20 million shares of Viasystems’ common stock issued and outstanding immediately after the closing of the merger; however, the actual amount of issued and outstanding common stock is subject to adjustment as provided for in the merger agreement and the recapitalization agreement.

6.	Pro Forma Reclassifications and Adjustments for the Merger

Pro Forma Reclassifications for the Merger

Adjustments included in the column under the heading “Reclassifications for the Merger” which are necessary to conform Merix’ financial statement presentation with Viasystems’, include the following:

A.	Reflects the reclassification of Merix’ $1,190 of capitalized long-term land use rights agreements from other assets to property, plant and equipment, net.

B.	Reflects the reclassification of Merix’ $2,826 of capitalized deferred financing costs from other assets to deferred financing costs, net; and the reclassification of the related amortization of $844 and $593 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively, from interest expense, net to the amortization of deferred financing costs caption (see item F below).

C.	Reflects the reclassification of Merix’ depreciation expense to the depreciation caption from other captions as follows:

	Twelve Months Ended	Nine Months Ended
	December 31, 2008	September 30, 2009

Depreciation reclassified from:
Cost of goods sold	$14,445	$11,544
Engineering	6	5
Selling, general and administration	3,546	3,605
Amortization	28	21

Total Depreciation	$18,025	$15,175

D.	Reflects the reclassification of Merix’ engineering expenses other than depreciation to cost of goods sold of $2,114 and $1,117 for the twelve months and December 31, 2008, and the nine months ended September 30, 2009, respectively.

Pro Forma Adjustments for the Merger

Adjustments included in the column under the heading “Adjustments for the Merger” which are necessary to reflect the merger and related acquisition accounting include the following:

E.	Reflects the elimination of the Merix Notes (see Note 3), for $36,318 of cash consideration and the issuance of approximately 1.4 million shares of newly issued $0.01 par value Viasystems’ common stock (see Note 5); and the elimination of the related accrued interest payable of $793 and related interest expense of $2,800 and $2,100 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively.

F.	Reflects the cancellation of Merix’ revolving credit facilities, including the repayment of $13,000 of outstanding credit facility debt plus accrued interest of $152, the elimination of related amortization of deferred financing costs of $844 and $593 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively, the elimination of related interest expense of $322 and $381 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively, and the write-off of $2,826 of unamortized deferred financing costs associated with Merix’ credit facility debt. Because the write-off of the unamortized deferred financing costs will not have a continuing impact, they are not reflected in the unaudited pro forma condensed combined statements of operations.

G.	Reflects adjustments necessary to reflect the preliminary estimate of the fair value of the tangible Net Assets acquired and the fair value of noncontrolling interests pursuant to the merger (see Note 4), as follows:

As of
September 30, 2009

Inventories	$480
Assets held for sale	17,553
Noncontrolling interests	(792)

Viasystems’ cost of sales will reflect the increased valuation of Merix’ inventory as the acquired inventory is sold, which for the purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-merger. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statements of operations.

As of September 30, 2009, Merix has assets held for sale which include equipment, parcels of land adjacent to one of Merix’ U.S. manufacturing facilities as well as an industrial building in Hong Kong.

H.	Reflects the elimination of Merix’ historical goodwill and other intangible assets in accordance with acquisition accounting, and the establishment of intangible assets of $5,000 for customer contracts and relationships and $3,032 for goodwill resulting from the merger (see item M, below).

I.	Reflects the issuance of approximately 2.5 million shares of newly issued $0.01 par value shares of Viasystems’ common stock (see Note 5) to the former holders of Merix common stock.

J.	Reflects, pursuant to the recapitalization agreement (see Note 5), the issuance of approximately 13.7 million shares of newly issued $0.01 par value shares of Viasystems’ common stock, and the cancellation of Viasystems’ Class B Preferred and Class A Preferred including the elimination of interest expense related to the Class A Preferred of $9,770 and $7,959 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively; and the issuance of approximately 2.4 million shares of newly issued $0.01 par value shares of Viasystems’ common stock pursuant to a reverse common stock split.

K.	Reflects the elimination of the historical equity of Merix.

L.	Reflects the elimination of Viasystems’ merger related costs of $2,246 for the nine months ending September 30, 2009, and Merix’ merger related costs of $200 and $820 for the twelve months ended December 31 2008, and the nine month period ended September 30, 2009, respectively. On a combined basis, total transaction related costs, including costs incurred to date, are estimated to approximate $19,500. Merger related costs do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined financial data.

M.	Reflects the elimination of Merix’ historical intangible asset amortization expense of $2,059 and $1,389 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively, and the recognition of amortization expense of $500 and $375, for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively, related to amortizable intangible assets established (see item H, above), assuming a useful life of ten years.

N.	Reflects an estimate of forgone interest income related to the $36,318 cash consideration (see item E, above) and the repayment of $13,000 of outstanding credit facility debt (see item F, above) of $972 and $197 for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively.

O.	Reflects the capitalization of $2,000 of deferred financing costs associated with a new $75,000 revolving credit facility which is expected to be entered into pursuant to the merger, and related amortization of $500 and $375, for the twelve months ended December 31, 2008, and the nine months ended September 30, 2009, respectively. The unaudited pro forma condensed combined statements of operations do not reflect any interest expense that may result from Viasystems’ utilization of this credit facility.

P.	At this time, there is insufficient information as to the specific nature, age and condition of Merix’ property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, property, plant and equipment presented reflect Merix’ historical carrying value. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, deprecation expense would change by approximately $1,000 and $750 in the twelve month and nine month period, respectively.

Q.	As a result of Viasystems’ and Merix’ existing income tax loss carry-forwards in the United States, for which full valuation allowances have been provided, no deferred income taxes have been established, and no income tax has been provided related to the pro forma adjustments for the merger.

STOCK PRICE INFORMATION

There is no established public trading market for shares of Viasystems common stock, and it is not expected that a public trading market will be established for shares of Viasystems common stock until the completion of the merger. In connection with the merger, Viasystems intends to file an application with the NASDAQ to list the Viasystems common stock on the NASDAQ Global Market.

Merix’ common stock is listed on the NASDAQ Global Market under the symbol “MERX.” The table below sets forth, for each of the fiscal quarters indicated, the high and low sales prices per share of Merix common stock.

Fiscal 2010	High	Low

Quarter 1	$2.20	$0.48
Quarter 2	3.29	1.52

Fiscal 2009	High	Low

Quarter 1	$2.60	$1.86
Quarter 2	1.90	0.17
Quarter 3	0.65	0.20
Quarter 4	0.72	0.23

Fiscal 2008	High	Low

Quarter 1	$8.62	$5.46
Quarter 2	7.22	5.50
Quarter 3	5.90	2.32
Quarter 4	2.82	1.85

The approximate number of beneficial shareholders and shareholders of record at December 14, 2009 was 3,151 and 134, respectively.

On October 5, 2009, the last day before the public announcement of the signing of the merger agreement, the closing price per share of Merix common stock was $2.74 on the NASDAQ.

Merix Dividends

Merix has never declared or paid any cash dividends on its common stock; however, Merix’ subsidiaries in China have made distributions to the minority interest holders in such subsidiaries. Merix’ Revolving Credit Agreement described more fully in Note 11 to the Consolidated Financial Statements for the fiscal year ended May 30, 2009, contains covenants prohibiting payment of dividends, except distributions to minority interest holders for Merix’ subsidiaries in China. Merix does not anticipate paying any cash dividends on its common stock in the foreseeable future, however Merix does anticipate its subsidiaries in China will continue to make required distributions to the minority interest holders in such subsidiaries.

Viasystems Dividends

Viasystems has never declared or paid any cash dividends on its capital stock. Viasystems does not anticipate paying any cash dividends on its common stock in the foreseeable future. However, upon consummation of the merger, Viasystems’ subsidiaries in China will continue to make required distributions to the minority interest holders. Viasystems currently intends to retain all available funds and any available future earnings to fund the development and growth of its business.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical, pro forma combined and pro forma combined equivalent financial information. The pro forma combined and pro forma combined equivalent income and dividend per share data reflect the merger as if it had occurred on January 1, 2008. The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the nine months ended September 30, 2009 were prepared based on the unaudited consolidated financial statements for Viasystems for the nine months ended September 30, 2009 and of Merix for the six months ended May 30, 2009 and the three months ended August 29, 2009. The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the year ended December 31, 2008 were prepared based on the audited consolidated financial statements for Viasystems for the year ended December 31, 2008 and the unaudited financial statements for Merix for the six months ended November 29, 2008 and the six months ended May 31, 2008. The pro forma combined and pro forma combined equivalent net book value per share reflect the merger as if it had been effective on September 30, 2009 and were prepared based on the unaudited consolidated balance sheets of Viasystems as of September 30, 2009 and of Merix as of August 29, 2009.

You should read this information along with Merix’ historical consolidated financial statements and the accompanying notes beginning on page F-49 of this proxy statement/prospectus for those periods and along with Viasystems historical consolidated financial statements and the accompanying notes beginning on page F-3 of this proxy statement/prospectus for those periods. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Data of Viasystems and Merix” beginning on page 22.

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2009	2008

Viasystems historical data:
Net loss per basic share attributable to common stockholders	$(1.56)	$(0.81)
Net loss per diluted share attributable to common stockholders	$(1.56)	$(0.81)
Cash dividends per share	$—	$—
Net book value per share	$(1.40)
Merix historical data:
Net loss per basic share attributable to common stockholders	$(2.30)	$(1.21)
Net loss per diluted share attributable to common stockholders	$(2.30)	$(1.21)
Cash dividends per share	$—	$—
Net book value per share	$2.85
Pro forma combined data:
Net loss per basic share attributable to common stockholders	$(3.68)	$(1.33)
Net loss per diluted share attributable to common stockholders	$(3.68)	$(1.33)
Cash dividends per share	$—	$—
Net book value per share	$13.70
Merix pro forma equivalent data:(1)
Net loss per basic share attributable to common stockholders	$(0.40)	$(0.15)
Net loss per diluted share attributable to common stockholders	$(0.40)	$(0.15)
Cash dividends per share	$—	$—
Net book value per share	$1.51

(1)	The Merix pro forma equivalent per share data are calculated by multiplying the pro forma combined data by an assumed Exchange Ratio (as defined in the merger agreement) of 0.11 (which Exchange Ratio may vary as described under the section titled “The Merger — Effects of the Merger; Merger Consideration” beginning on page 75 of this proxy statement/prospectus).

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 69 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement and the related plan of merger.

Risk Factors Related to the Merger

Because the number of outstanding shares of Merix common stock may increase and the market price of Merix common stock will fluctuate, Merix shareholders cannot be sure of the precise value of the merger consideration they will receive.

Under the terms of the merger agreement, each share of Merix common stock outstanding immediately prior to the merger will be converted into the right to receive the number of shares of common stock, par value $0.01 per share, of Viasystems equal to the Exchange Ratio, subject to adjustment in accordance with the merger agreement. “Exchange Ratio” means a fraction (i) the numerator of which is equal to 2,500,000 shares and (ii) the denominator of which is equal to the number of shares of Merix common stock that is issued and outstanding as of the effective time of the merger. Pursuant to the terms of the merger agreement, with certain exceptions, all options and other equity awards will automatically vest and will be exercisable during the 30 days prior to closing of the merger. As a result of such vesting of the equity awards and exercise by a holder of their outstanding options to purchase shares of Merix common stock, the number of shares of Merix common stock outstanding at the closing of the merger may be higher than the number of shares outstanding on the day the merger agreement was executed or the date this proxy statement/prospectus was mailed, which will result in each shareholder of Merix receiving fewer shares of Viasystems common stock. For examples of the adjustments to the Exchange Ratio that would be paid per share of Merix common stock based on a range of shares of Merix common stock outstanding on the closing of the merger, see “The Merger — Effects of the Merger; Merger Consideration” beginning on page 75 of this proxy statement/prospectus. Additionally, the cash amount to be received for each fractional share of Viasystems common stock will be determined by reference to the average of the daily market prices for the five consecutive trading days prior to the closing of the merger divided by the Exchange Ratio.

Accordingly, at the time of the special meeting, Merix shareholders will not be able to calculate the precise value of the merger consideration that they would receive upon completion of the merger. Changes in the average share price of Merix common stock generally may result from a variety of factors, including general market, economic, and political conditions; changes in Merix’ business, operations, and prospects; regulatory considerations; legal proceedings and developments; market assessments of the benefits of the merger, likelihood the merger will be consummated and timing of consummation; the prospects of post-merger operations; and other factors. A majority of these factors is beyond the parties’ control and could negatively impact the value of the merger consideration Merix shareholders will receive.

Although Viasystems and Merix expect that the merger will result in benefits to the combined company, the combined company may not realize the expected benefits of the merger because of integration difficulties and other challenges.

The success of the merger will depend, in part, on Viasystems’ ability to realize the anticipated synergies and cost savings from integrating the Merix business with Viasystems’ existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of the Merix business include, among others:

•	failure to implement Viasystems’ business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications, and other systems;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees, which might adversely affect operations and the ability to retain other employees;

•	failure to retain customers;

•	operating, competitive and market risks inherent in Merix’ business and Viasystems’ business;

•	the impact of the merger on Viasystems’ internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

Viasystems may not accomplish the integration of Merix’ business smoothly, successfully or within the anticipated cost range or timeframe. The diversion of Viasystems’ management’s attention from its current operations to the integration effort and any difficulties encountered in combining operations could prevent it from realizing the full benefits anticipated to result from the merger and could adversely affect its business.

Viasystems will incur significant transaction costs in connection with the merger.

Viasystems expects to incur significant transaction costs in connection with the merger, which it currently estimates to be approximately $19.5 million, including Merix’ expenses, in addition to approximately $35.0 million owed to the holders of the Merix Notes pursuant to the note exchange agreement. The substantial majority of these costs will be non-recurring expenses related to the merger, including professional fees and other non-recurring expenses. These costs and expenses are not reflected in the pro forma financial information included in this proxy statement/prospectus. Viasystems may incur additional costs to retain key employees. Additional costs may be incurred in the integration of the Merix business. Although Viasystems expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, should allow it to more than offset the incremental costs of the merger over time, this net benefit may not be achieved in the near term, or at all.

Viasystems may be unable to realize anticipated cost synergies or may incur additional costs.

Viasystems has identified approximately $20 million of annual cost synergies in connection with the merger, consisting of the elimination of redundant corporate costs, selling, general and administrative expense reductions, materials savings and other rationalizations, in addition to the potential for revenue synergies. To realize these synergies, Viasystems expects to incur costs of approximately $3.9 million in 2009, $12.3 million in 2010 and $0.2 million in 2011, as well as additional capital expenditures of approximately $4.0 million in 2010 and $3.6 million in 2011. While Viasystems’ management believes that these cost synergies are achievable, Viasystems may be unable to realize all of these cost synergies within the time frame expected or at all. In addition, Viasystems may incur additional and/or unexpected costs in order to realize these cost synergies.

The purchase price allocation for Merix reflected in the unaudited pro forma condensed combined financial data contained elsewhere in this proxy statement/prospectus is preliminary, and the adjustment upon the completion of the final valuation of Merix after the merger may be materially different than as reflected therein.

The purchase price allocation for Merix reflected in the unaudited pro forma condensed combined financial data contained elsewhere in this proxy statement/prospectus is preliminary. For the purposes of the unaudited pro forma condensed combined financial data, Viasystems has made a preliminary allocation of the estimated purchase price paid as compared to the net assets expected to be acquired in the merger, as if the merger had closed on September 30, 2009. When the actual calculation and allocation of the purchase price to net assets acquired is performed, it will be based on the net assets assumed at the effective date of the merger and other information at that date to support the allocation of the fair values of Merix’ assets and liabilities. Accordingly, the actual amounts of net assets will vary from the pro forma amounts, and the final valuation of Merix may be materially different than as reflected in the unaudited pro forma condensed combined financial data contained in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Data of Viasystems and Merix” beginning on page 22 of this proxy statement/prospectus.

Viasystems and Merix may be unable to obtain the regulatory approvals required to complete the merger.

The merger is subject to antitrust laws. Viasystems and Merix have not made any filings under applicable U.S. antitrust laws with the Antitrust Division and the FTC. Currently, this transaction does not require Viasystems or Merix to make any such filing under applicable U.S. antitrust laws. To the extent that Viasystems and Merix determine that this transaction does require filings to be made under applicable U.S. antitrust laws with the Antitrust Division and the FTC, Merix and Viasystems will cause such filings to be made as soon as practicable. Viasystems and Merix have made a required foreign antitrust filing and are awaiting the foreign antitrust clearance, consent or approval necessary for the completion of the merger.

Under the terms of the merger agreement, Viasystems and Merix each agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”), as soon as practicable. The expiration of the waiting period (and any extension thereof) under the HSR Act, if applicable, and any other applicable competition, merger control, antitrust or similar law is a condition to each party’s obligation to close the merger. In addition, receipt of the approvals and consents required under any foreign antitrust laws is a condition to each party’s obligation to close the merger.

While Viasystems and Merix expect to obtain any remaining required regulatory clearances, consents and approvals, Viasystems and Merix cannot be certain that the approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining any remaining required clearances, consents and approvals might delay and may possibly prevent the completion of the merger.

The applicable regulatory authority and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period under the HSR Act. Accordingly, at any time before or after the completion of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

The merger agreement limits Merix’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Merix to sell its business to a party other than Viasystems. These provisions include the general prohibition on Merix soliciting any takeover proposal (as defined in the section titled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 116 of this proxy statement/prospectus) and the requirement that Merix pay Viasystems a termination fee of $1.3 million and reimburse Viasystems for up to $3.9 million of its actual expenses incurred in connection with the merger, if the merger agreement is terminated in specified circumstances. See, “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” beginning on page 121 of this proxy statement/prospectus.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of Merix from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Merix than it might otherwise have proposed to pay.

Certain directors and executive officers of Merix have interests in the merger that may be different from, or in addition to, the interests of Merix shareholders.

In considering the recommendation of the Merix board of directors to approve the plan of merger and the merger agreement, Merix shareholders should be aware that some of the Merix directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Merix shareholders generally. These interests and arrangements may create potential conflicts of interest. The Merix board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the plan of merger and the merger agreement and the transactions contemplated by the merger agreement. These interests include rights of Merix’ executive officers under severance agreements with Merix, rights under Merix’ equity compensation plans and rights to continued indemnification and insurance coverage by Viasystems after the merger. As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Merix shareholders. For a full description of the interests of directors and executive officers of Merix in the merger, see “Interests of the Directors and Executive Officers of Merix in the Merger” beginning on page 102 of this proxy statement/prospectus.

The market price of Viasystems common stock once it begins to trade after the merger may be affected by factors different from those currently affecting the independent businesses, financial condition and results of operations of Viasystems and Merix.

Upon completion of the merger, holders of Merix common stock will become holders of Viasystems common stock. The businesses of Viasystems differs from that of Merix in important respects and, accordingly, the results of operations of the combined company and the market price of shares of Viasystems common stock following the merger may be affected by factors different from those currently affecting the independent business, financial condition and results of operations of Viasystems and Merix. For a discussion of the businesses of Viasystems and Merix and of certain factors to consider in connection with those businesses, see “Viasystems’ Business” beginning on page 127 and “Merix’ Business” beginning on page 184 of this proxy statement/prospectus.

There is no existing market for Viasystems common stock, and Viasystems does not know if one will develop to provide you with adequate liquidity. Viasystems’ stock price will fluctuate after this offering, and as a result, you could lose a significant part or all of your investment.

Prior to the completion of the merger, there has not been a public market for Viasystems common stock. Viasystems intends to apply to list its common stock on the NASDAQ Global Market. Viasystems cannot predict the extent to which investor interest in Viasystems will lead to the development of an active trading market for its common stock on the NASDAQ Global Market or otherwise or how liquid that market might become. If an active trading market does not develop, Viasystems stockholders may have difficulty selling any Viasystems common stock. Consequently, Viasystems stockholders may not be able to sell shares of Viasystems common stock at prices equal to or greater than the price as of the completion of the merger.

The announcement and pendency of the merger could have an adverse effect on Merix’ stock price, business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt Merix’ business in the following ways, among others:

•	Merix employees may experience uncertainty regarding their future roles with Viasystems, which might adversely affect Merix’ ability to retain, recruit and motivate key personnel;

•	the attention of Merix management may be directed towards the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of

Merix, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Merix; and

•	customers, suppliers and other third parties with business relationships with Merix may decide not to renew or seek to terminate, change and/or renegotiate their relationships with Merix as a result of the merger, whether pursuant to the terms of their existing agreements with Merix or otherwise.

Any of these matters could adversely affect the stock price, business, financial condition, results of operations or business prospects of Merix.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Merix.

If the merger is not completed, the ongoing business of Merix may be adversely affected and, without realizing any of the benefits of having completed the merger, Merix will be subject to a number of risks, including the following:

•	Merix may be required to pay Viasystems a termination fee of $1.3 million and to reimburse Viasystems for up to $3.9 million of actual expenses incurred in connection with the merger if the merger is terminated under certain circumstances), as described in the merger agreement and summarized in this proxy statement/prospectus;

•	Merix will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	under the merger agreement, Merix is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Merix management, which could otherwise have been devoted to other opportunities that may have been beneficial to Merix as an independent company.

Two lawsuits have been filed against Merix, the members of the Merix’ board of directors and Viasystems challenging the merger, and an adverse ruling in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Merix, the members of the Merix board of directors and Viasystems are named as defendants in two putative class action lawsuits brought by alleged Merix shareholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. If the plaintiff is successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, the injunction may prevent the completion of the merger in the expected timeframe (or altogether). See “The Merger — Litigation” beginning on page 109 of this proxy statement/prospectus for more information about the putative class action lawsuits related to the merger that have been filed.

The combined company may be substantially influenced by its significant stockholders whose interests may be different than its other stockholders.

If the merger is consummated, approximately 77.8% of the common stock of Viasystems will be owned by an entity that is formed by affiliates of HMTF, GSC and TCW. The existing stockholders agreement with Viasystems will be terminated and Viasystems will enter into a new stockholder agreement with the Funds pursuant to which Viasystems will use its commercially reasonable efforts to cause the election of five designees of the Funds to Viasystems’ board of directors, subject to reduction pursuant to the terms of the new stockholder agreement.

Accordingly, the Funds will effectively control the election of a substantial percentage of Viasystems’ board of directors and the approval or disapproval of certain other matters requiring stockholder approval and, as a result, have significant influence over the direction of Viasystems’ management and policies.

Viasystems will be a “controlled company” within the meaning of the NASDAQ rules. As a result, Viasystems will qualify for, and avail itself of, certain exemptions from the NASDAQ corporate governance requirements.

Upon completion of the merger, the Funds will indirectly own a majority of Viasystems’ outstanding common stock. As a result, Viasystems will be a “controlled company” under the rules of the NASDAQ. As a “controlled company” under NASDAQ rules, Viasystems may elect not to comply with certain NASDAQ corporate governance requirements, including (i) that a majority of the board of directors of Viasystems consist of “independent directors,” as defined under the rules of the NASDAQ, (ii) that Viasystems has a nominating committee that is composed entirely of independent directors and (iii) that Viasystems has a compensation committee that is composed entirely of independent directors. Following the completion of the merger, Viasystems intends to avail itself of these exemptions. Accordingly, Viasystems stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements as long as Viasystems is a “controlled company.”

Viasystems may be unable to obtain the financing required to complete the merger.

The merger is subject to the execution of a new senior secured revolving credit and letter of credit facility in an amount up to $75 million with Wachovia Bank, National Association (the “Wachovia Credit Facility”). The borrowers under the Wachovia Credit Facility will be certain of Viasystems, Inc.’s domestic subsidiaries, including Merix which will be contributed to Viasystems, Inc. after completion of the merger. The closing of the Wachovia Credit Facility is subject to various customary closing conditions. Failure of any of the closing conditions could result in Viasystems’ failure to obtain financing to complete the merger.

Success in Asia may adversely affect the combined company’s U.S. operations.

To the extent Asian PCB manufacturers are able to compete effectively with products historically manufactured in the United States, the combined company’s facilities in the United States may not be able to compete as effectively and parts or all of the combined company’s North American operations may not remain viable.

If competitive production capabilities increase in Asia and other foreign countries, where production costs are lower, Viasystems may lose market share in both North America and Asia and Viasystems’ profitability may be materially adversely affected by increased pricing pressure.

PCB manufacturers in Asia and other geographies often have significantly lower production costs than Viasystems’ and Merix’ North American operations and may even have cost advantages over Merix’ and Viasystems’ Asia operations. Production capability improvements by foreign and domestic competitors may play an increasing role in the PCB markets in which Viasystems and Merix compete, which may adversely affect the combined company’s revenues and profitability. While PCB manufacturers in these locations have historically competed primarily in markets for less technologically advanced products, they are expanding their manufacturing capabilities to produce higher layer count, higher technology PCBs and could compete more directly with the combined company’s North American and Asia operations.

Viasystems will export products from the United States to other countries. If Viasystems fails to comply with export laws, it could be subject to additional taxes, duties, fines and other punitive actions.

Exports from the United States are regulated by the U.S. Department of Commerce. Failure to comply with these regulations can result in significant fines and penalties. Additionally, violations of these laws can result in punitive penalties, which would restrict or prohibit Viasystems from exporting certain products, resulting in significant harm to Viasystems’ business.

You may experience dilution of your ownership interests due to the future issuance of additional shares of Viasystems which could have an adverse effect on the price of Viasystems common stock.

Viasystems may in the future issue additional shares of its common stock which could result in the dilution of the ownership interests of its stockholders. Upon completion of the merger, Viasystems will be authorized to issue 100 million shares of common stock and 25 million shares of preferred stock with such designations, preferences and rights as determined by Viasystems’ board of directors. Upon consummation of the merger, Viasystems is expected to have outstanding approximately 20 million shares of common stock, and no shares of preferred stock. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of Viasystems’ common stock. Viasystems may also issue additional shares of its common stock in connection with the hiring of personnel, future acquisitions, future issuance of its securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of Viasystems common stock, or the perception that sales could occur, could have a material adverse effect on the price of Viasystems’ common stock.

The requirements of being a public company, including compliance with the requirements of the NASDAQ and the requirements of the Sarbanes-Oxley Act, may strain Viasystems’ resources, increase costs and distract management.

As a public company with listed equity securities, Viasystems will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and requirements of the NASDAQ, with which Viasystems was not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of Viasystems’ board of directors and management and will increase Viasystems’ costs and expenses.

There is a risk that the merger will be taxable to the Merix shareholders and that they will recognize ordinary income with respect to all or a portion of the merger consideration.

Merix and Viasystems will take the position that the merger is a “reorganization” for federal income tax purposes. However, the parties have not received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. Furthermore, Orrick, counsel to Merix, has not rendered an opinion that the merger will qualify as a reorganization. There is a significant risk that the merger will not qualify as a reorganization, particularly if the cash paid and the fair market value of the Viasystems common stock issued to the noteholders in the note exchange is less than the debt owed to the noteholders. If the merger does not qualify as a reorganization for federal income tax purposes on the ground that Merix is insolvent and the shareholders are deemed for federal income tax purposes to be receiving the merger consideration other than as consideration for Merix common stock, the Merix shareholders will recognize ordinary income upon the merger in an amount equal to the fair market value of Viasystems common stock (and cash in lieu of fractional shares) received in the merger. Even if the merger qualifies as a reorganization, the Merix shareholders will recognize ordinary income upon the merger in an amount, if any, equal to the fair market value of the Viasystems common stock (and cash in lieu of fractional shares) they are deemed to receive other than as consideration for Merix common stock. Orrick has not rendered an opinion as to what portion, if any, of the merger consideration will be deemed to be consideration for the Merix shareholders’ common stock and what portion, if any, will be deemed to be consideration for other value provided.

See “Certain Material Federal Income Tax Consequences of the Merger” beginning on page 105 of this proxy statement/prospectus for a discussion of the tax consequences of the merger to the Merix shareholders and the uncertainties regarding such tax consequences.

Risk Factors Related to Viasystems

During periods of excess global PCB manufacturing capacity, Viasystems’ gross margins may fall and/or Viasystems may have to incur restructuring charges if Viasystems chooses to reduce the capacity of or close any of its facilities.

When Viasystems experiences excess capacity, Viasystems’ sales revenues may not fully cover its fixed overhead expenses, and its gross margins will fall. If Viasystems concludes it has significant, long-term excess capacity, Viasystems may decide to permanently close or scale down its facilities and lay off some of its employees. Closures or lay-offs could result in Viasystems’ recording restructuring charges such as severance, other exit costs and asset impairments.

A significant portion of Viasystems’ net sales is based on transactions with Viasystems’ largest customers; if Viasystems loses any of these customers, Viasystems’ sales could decline significantly.

For the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006, sales to Viasystems’ ten largest customers accounted for approximately 75.1%, 73.3%, 76.2% and 73.7% of Viasystems’ net sales, respectively. Four of Viasystems’ customers, Alcatel-Lucent SA, Bosch Group, General Electric Company and Continental AG, each individually accounted for over 10% of Viasystems’ net sales for the year ended December 31, 2008 and the nine months ended September 30, 2009.

Although Viasystems cannot assure you that its principal customers will continue to purchase its products at past levels, Viasystems expects a significant portion of its net sales will continue to be concentrated within a small number of customers. The loss of, or significant curtailment of purchases by, any of Viasystems’ principal customers could have a material adverse effect on Viasystems’ financial condition, operating results and cash flows.

Viasystems may experience fluctuations in operating results, and because many of Viasystems’ operating costs are fixed, even small revenue shortfalls or increased expenses can have a disproportionate effect on operating results.

Viasystems’ operating results may vary significantly for a variety of reasons, including:

•	overall economic conditions in the electronics industry and global economy;

•	pricing pressures;

•	timing of orders from and shipments to major customers;

•	Viasystems’ capacity relative to the volume of orders;

•	expenditures in anticipation of future sales;

•	expenditures or write-offs related to acquisitions;

•	expenditures or write-offs related to restructuring activities;

•	start-up expenses relating to new manufacturing facilities; and

•	variations in product mix.

Viasystems’ historical results of operations may not be indicative of the results to be expected for any future period as a result of unanticipated revenue shortfalls or increased expenses.

Viasystems has a history of losses and may not be profitable in the future.

Viasystems has a history of losses and cannot assure you that Viasystems will achieve sustained profitability in the near future. For the nine months ended September 30, 2009 and the years ended December 31, 2008, 2006, 2005 and 2004, Viasystems incurred losses from continuing operations of $38.8 million, $15.5 million, $25.6 million, $114.5 million and $36.6 million, respectively. If Viasystems cannot improve its profitability, the value of the Viasystems enterprise may decline.

Viasystems relies on the automotive industry for a significant portion of sales. Accordingly, the economic downturn in this industry has had, and may continue to have, a material adverse affect on Viasystems’ ability to forecast demand and production to meet desired sales levels.

The economic downturn in the automotive industry has had, and may continue to have, a material adverse effect on Viasystems’ ability to forecast demand and production and to meet desired sales levels. A significant portion of Viasystems’ sales are to customers within the automotive industry. For the nine months ending September 30, 2009 and the years ending December 31, 2008, 2007 and 2006, sales to customers in the automotive industry represented approximately 36.6%, 37.0%, 36.0% and 33.0% of Viasystems’ net sales, respectively. If the destabilization of the automotive industry or a market shift away from Viasystems’ automotive customers continues, it may have an adverse effect on Viasystems’ results of operations, financial condition and cash flows.

Viasystems relies on the telecommunications and networking industries for a significant portion of sales. Accordingly, the economic downturn in these industries has had, and may continue to have, a material adverse effect on Viasystems’ ability to forecast demand and production and to meet desired sales levels.

A large percentage of Viasystems’ business is conducted with customers who are in the telecommunications and networking industries. For the nine months ending September 30, 2009 and the years ending December 31, 2008, 2007 and 2006, sales to customers in the telecommunications and networking industries represented approximately 27.8%, 26.0%, 31.0% and 32.0% of Viasystems’ net sales, respectively. These industries are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. These industries are heavily dependent on the end markets they serve and therefore can be affected by the demand patterns of those markets. If the weakness in these industries continues, it would likely have a material adverse effect on Viasystems’ financial condition, operating results and cash flows.

Viasystems’ exposure to the credit risk of its customers and suppliers may adversely affect its financial results.

Viasystems sells its products to customers that have in the past, and may in the future, experienced financial difficulties, particularly in light of the recent global economic downturn. If Viasystems’ customers experience financial difficulties, it could have difficulty recovering amounts owed from these customers. While Viasystems performs credit evaluations and adjusts credit limits based upon each customer’s payment history and credit worthiness, such programs may not be effective in reducing Viasystems’ exposure to credit risk. Viasystems evaluates the collectibility of accounts receivable, and based on this evaluation make adjustments to the allowance for doubtful accounts for expected losses. Actual bad debt write-offs may differ from Viasystems’ estimates, which may have a material adverse effect on its financial condition, operating results and cash flows.

Viasystems’ suppliers may also experience financial difficulties, which could result in Viasystems’ having difficulty sourcing the materials and components it uses in producing its products and providing its services. If Viasystems encounters such difficulties, it may not be able to produce its products for customers in a timely fashion which could have an adverse effect on Viasystems’ results of operations, financial condition and cash flows.

Viasystems is significantly influenced by its significant stockholders, whose interests may be different than its other stockholders.

Approximately 54.5% of the common stock of Viasystems is beneficially owned by affiliates of HMTF. In addition, a stockholders agreement among Viasystems, affiliates of HMTF, GSC and other existing holders of Viasystems’ common stock provides that Viasystems and those stockholders have agreed to take all actions necessary, including voting the shares held by those stockholders, to elect five designees of HMTF to Viasystems’ board of directors. Accordingly, HMTF effectively controls the election of a majority of Viasystems’ board of directors and the approval or disapproval of certain other matters requiring stockholder approval and, as a result, has significant influence over the direction of Viasystems’ management and policies. Using this influence, HMTF may take actions or make decisions that are not in the same interests of Viasystems’ other stockholders. In addition, HMTF is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with Viasystems or otherwise have business objectives that are not aligned with Viasystems’ business objectives.

If the merger is consummated, approximately 77.8% of the common stock of Viasystems will be owned by an entity formed by the Funds. Additionally, the existing stockholders agreement with Viasystems will be terminated and Viasystems will enter into a new stockholder agreement with the Funds, pursuant to which Viasystems will use its commercially reasonable efforts to cause the election of five designees of the Funds to Viasystems’ board of directors, with the number of designees subject to reduction pursuant to the terms of the new stockholder agreement.

Accordingly, the Funds will effectively control the election of a substantial percentage of Viasystems’ board of directors and the approval or disapproval of certain other matters requiring stockholder approval and, as a result, have significant influence over the direction of Viasystems’ management and policies.

All of Viasystems’ manufacturing activities are conducted in foreign countries, exposing it to additional risks that may not exist in the United States.

International manufacturing operations represent 100% of Viasystems’ business. Sales outside the United States represent a significant portion of Viasystems’ net sales, and Viasystems expects net sales outside the United States to represent a significant portion of its total net sales. Viasystems operates manufacturing facilities in Mexico and China.

Viasystems’ international manufacturing operations are subject to a number of potential risks. Such risks include, among others:

•	inflation or changes in political and economic conditions;

•	unstable regulatory environments;

•	changes in import and export duties;

•	domestic and foreign customs and tariffs;

•	potentially adverse tax consequences;

•	trade restrictions;

•	restrictions on the transfer of funds into or out of a country;

•	labor unrest;

•	logistical and communications challenges;

•	difficulties associated with managing a large organization spread throughout various countries;

•	differing protection of intellectual property and trade secrets; and

•	other restraints and burdensome taxes.

These factors may have an adverse effect on Viasystems’ international operations or on the ability of its international operations to repatriate earnings to it.

Viasystems is subject to currency fluctuations, which may affect its cost of goods sold and operating margins.

A significant portion of Viasystems’ costs, including payroll and rent, are denominated in foreign currencies, particularly the Chinese renminbi (“RMB”). Changes in exchange rates between other currencies and the U.S. dollar will affect Viasystems’ cost of goods sold and operating margins and could have a material adverse effect on its financial condition, operating results and cash flows.

Viasystems leases land for all of its owned and leased Chinese manufacturing facilities from the Chinese government under land use rights agreements that may be terminated by the Chinese government.

Viasystems leases the land where its Chinese manufacturing facilities are located from the Chinese government through land use rights agreements. Although Viasystems believes its relationship with the Chinese government is sound, if the Chinese government decided to terminate Viasystems’ land use rights agreements, the assets of Viasystems could become impaired, and its ability to meet its customers’ orders could be impacted. This could have a material adverse effect on its financial condition, operating results and cash flows.

Electrical power shortages in certain areas of Southern China have, in the past, caused the government to impose a power rationing program and additional or extended power rationings could adversely affect the Chinese operations of Viasystems.

In early 2008, certain areas of Southern China faced electrical power constraints, which resulted from extreme winter weather in the area. In order to address the power constraints, the Southern China Province Government initiated a power rationing plan. The power rationing program was terminated in May 2008. Although power rationing did not impact its Asia operations during the winter of 2008-2009, Viasystems may experience issues in the future with obtaining power or other key services due to infrastructure weaknesses in China that may impair it ability to compete effectively as well as adversely affect revenues and production costs.

Viasystems is dependent upon the electronics industry, which is highly cyclical and suffers significant downturns in demand resulting in excess manufacturing capacity and increased price competition.

The electronics industry, on which a substantial portion of Viasystems’ business depends, is cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. This industry has experienced periods characterized by relatively low demand and price depression and is likely to experience recessionary periods in the future. Economic conditions affecting the electronics industry in general, or specific customers in particular, have adversely affected Viasystems’ operating results in the past and may do so in the future. Over the past year, the global economy has been greatly impacted by the global recessionary conditions linked to rising default levels in the U.S. home mortgage sector, volatile fuel prices, and a changing political and economic landscape. These factors have contributed to historically low consumer confidence levels, resulting in a significantly intensified downturn in demand for products incorporating PCBs, which has in turn adversely affected Viasystems’ operating results in 2008 and for the first three quarters of 2009.

The electronics industry is characterized by intense competition, rapid technological change, relatively short product life cycles and pricing and profitability pressures. These factors adversely affect Viasystems’ customers and Viasystems suffers similar effects. Viasystems’ customers are primarily high-technology equipment manufacturers in the communications and networking, computing and peripherals, test, industrial and medical and automotive markets of the electronics industry. Due to the uncertainty in the markets served by most of its customers, Viasystems cannot accurately predict its future financial results or accurately anticipate future orders. At any time, Viasystems’ customers can discontinue or modify products containing components it manufactures, adjust the timing of orders and shipments or affect its mix of consolidated net sales, any of which could have a material adverse effect on its financial condition, operating results and cash flows.

There may be shortages of, or price fluctuations with respect to, raw materials or components, which would cause Viasystems to curtail its manufacturing or incur higher than expected costs.

Viasystems purchases the raw materials and components it uses in producing its products and providing its services, and it may be required to bear the risk of raw material or component price fluctuations. In addition, shortages of raw materials such as laminates, a principal raw material used in Viasystems’ PCB operations, have occurred in the past and may occur in the future. Raw material or component shortages or price fluctuations such as these could have a material adverse effect on financial condition, operating results and cash flows. In addition, if Viasystems experiences a shortage of materials or components, it may not be able to produce products for its customers in a timely fashion.

The PCB and electronic manufacturing services (“EMS”) industries are highly competitive, and Viasystems may not be able to compete effectively in one or both of them.

The PCB industry is highly competitive, with multiple global competitors and hundreds of regional and local manufacturers. The EMS industry is also highly competitive, with competitors on the global, regional and local levels and relatively low barriers to entry. In both of these industries, Viasystems could experience increased future competition resulting in price reductions, reduced margins or loss of market share. Any of these could have an adverse effect on its financial condition, operating results or cash flows. In addition, some of Viasystems’ principal competitors may be less leveraged, may have greater access to financial or other resources, may have lower cost operations and may be better able to withstand adverse market conditions.

Viasystems generally does not obtain long-term volume purchase commitments from customers, and, therefore, cancellations, reductions in production quantities and delays in production by Viasystems’ customers could adversely affect its operating results.

For many of its customers, Viasystems does not have firm long-term purchase commitments, but rather conducts business on a purchase order basis. Customers may cancel their orders, reduce production quantities or delay production at any time for a number of reasons. Many of Viasystems’ customers have, over the past several years, experienced significant decreases in demand for their products and services. The uncertain economic conditions in the global economy and in several of the markets in which Viasystems’ customers operate have prompted some of its customers to cancel orders, delay the delivery of some of the products that it manufactures or place purchase orders for fewer products than it previously anticipated. Even when Viasystems’ customers are contractually obligated to purchase products, Viasystems may be unable or, for other business reasons, choose not to enforce its contractual rights. Cancellations, reductions or delays of orders by customers could:

•	adversely affect Viasystems’ operating results by reducing the volumes of products that it manufactures for its customers;

•	delay or eliminate recoupment of Viasystems’ expenditures for inventory purchased in preparation for customer orders; and

•	lower Viasystems’ asset utilization, which would result in lower gross margins.

Viasystems’ products and the manufacturing processes it uses to produce them are often highly complex and therefore may at times contain manufacturing defects, which may subject it to product liability and warranty claims.

Viasystems faces an inherent business risk of exposure to warranty and product liability claims in the event that its products, particularly those supplied to the automotive industry, fail to perform as expected or such failure results, or is alleged to result, in bodily injury and/or property damage. If Viasystems were to manufacture and deliver products to its customers that contain defects, whether caused by a design, manufacturing or component failure, or deficiencies in the manufacturing processes, it may result in delayed shipments to customers and reduced or cancelled customer orders. In addition, if any of Viasystems’ products are or are alleged to be defective, it may be required to participate in a recall of such products. As suppliers become more integral to the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the costs associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold Viasystems responsible for some or all of the costs related to the repair and replacement of parts supplied by Viasystems to the vehicle manufacturer. A successful warranty or product liability claim against Viasystems in excess of its available insurance coverage or established warranty and legal reserves or a requirement that it participate in a product recall may have a material adverse effect on Viasystems’ business, financial condition, operating results and cash flows and may harm its business reputation, which could lead to customer cancellations or non-renewals.

Failure to meet the quality control standards of Viasystems’ automotive customers may cause it to lose existing, or prevent it from gaining new, automotive customers, which may adversely affect its financial results.

For safety reasons, Viasystems’ automotive customers have strict quality standards that generally exceed the quality requirements of its other customers. Because a significant portion of Viasystems’ Asian manufacturing facilities products are sold to customers in the automotive industry, if those facilities do not meet these quality standards, the results of operations of Viasystems may be materially and adversely affected. These automotive customers may require long periods of time to evaluate whether Viasystems’ manufacturing processes and facilities meet their quality standards. If Viasystems were to lose automotive customers due to quality control issues, it might not be able to regain those customers, or gain new automotive customers, for long periods of time, which could significantly decrease its consolidated net sales and profitability.

The EMS industry is subject to rapid technological change; Viasystems’ failure to respond timely or adequately to such changes may render its existing technology less competitive or obsolete, and its operating results may suffer.

The market for Viasystems’ products and services is characterized by rapidly changing product platforms based on technology and continuing process development. The success of Viasystems’ business will depend, in large part, upon Viasystems’ ability to maintain and enhance Viasystems’ technological capabilities, develop and market products and services that meet changing customer needs and successfully anticipate or respond to technological product platforms changes on a cost-effective and timely basis. There can be no assurance that Viasystems will effectively respond to the technological product requirements of the changing market, including having sufficient cash flow to make additional capital expenditures that may be required as a result of those changes. To the extent Viasystems is unable to respond to such technological product requirements, its operating results may suffer.

Uncertainty and adverse changes in the economy and financial markets could have an adverse impact on Viasystems’ business and operating results.

Uncertainty or adverse changes in the economy could lead to a significant decline in demand for the end products manufactured by Viasystems’ customers, which, in turn, could result in a decline in the demand for its products and pressure to reduce its prices. As a result of the recent global economic downturn, many businesses appear to be experiencing weaker demand for their products and services and, as a result, are taking a more conservative stance in ordering component inventory. Any decrease in demand for Viasystems’ products could have an adverse impact on its financial condition, operating results and cash flows. Uncertainty and adverse changes in the economy could also increase the cost and decrease the availability of potential sources of financing and increase Viasystems’ exposure to losses from bad debts, either of which could have a material adverse effect on its financial condition, operating results and cash flows.

Recent instability in the financial markets has led to the consolidation, restructuring and closure of certain financial institutions. Should any of the financial institutions who maintain Viasystems’ cash deposits or who are a party to Viasystems’ credit facilities become unable to repay its deposits or honor their commitments under its credit facilities, it could have a material adverse effect on Viasystems’ financial condition, operating results and cash flows. As of September 30, 2009, approximately 33.9% of Viasystems’ cash balances were on deposit with Citibank (China), which is a subsidiary of Citigroup Inc. The U.S. government has previously taken certain actions to stabilize Citigroup Inc. in an effort to remove uncertainty and restore confidence in that company. Viasystems’ management has been monitoring, and will continue to monitor, the stability of Citigroup, Inc. and the appropriateness of its depository relationship with Citibank (China).

Oil prices may fluctuate, which would increase Viasystems’ cost to manufacture goods.

Viasystems generates a portion of its own electricity in certain of its manufacturing facilities using diesel generators, and Viasystems will be required to bear the increased cost of generating electricity if the cost of oil increases. Prices for diesel fuel rose substantially in several recent years. Future price increases for diesel fuel would increase Viasystems’ cost and could have a material adverse effect on its financial condition, operating results and cash flows.

Damage to Viasystems’ manufacturing facilities or information systems due to fire, natural disaster or other events could harm its financial results.

Viasystems has manufacturing facilities in China and Mexico. In addition, Viasystems maintains engineering and customer service centers in Canada, China, England, Hong Kong, Mexico, The Netherlands, and the United States. The destruction or closure of any of its facilities for a significant period of time as a result of fire, explosion, act of war or terrorism, blizzard, flood, tornado, earthquake, lightning, or other natural disaster could harm Viasystems financially, increasing its costs of doing business and limiting its ability to deliver its manufacturing services on a timely basis. Additionally, Viasystems relies heavily upon information technology systems and high-technology equipment in its manufacturing processes and the management of its business. Viasystems has developed disaster recovery plans; however, disruption of these technologies as a result of natural disaster or other events could harm its business and have a material adverse effect on its financial condition, operating results and cash flows.

If Viasystems loses key management, operations, engineering or sales and marketing personnel, it could experience reduced sales, delayed product development and diversion of management resources.

Viasystems’ success depends largely on the continued contributions of its key management, administration, operations, engineering and sales and marketing personnel, many of whom would be difficult to replace. With the exception of certain of its executive officers, Viasystems generally does not have employment or non-compete agreements with its key personnel. If one or more members of Viasystems’ senior management or key professionals were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources, which would have a negative effect on its business. Viasystems does not maintain “key man” insurance policies on any of its personnel.

Due to the global economic downturn, Viasystems has made substantial reductions-in-force, including a number of management personnel. Viasystems does not anticipate the loss of any of the personnel will have a material impact on its operations and has attempted to mitigate the impact of the change in personnel. However, there can be no assurance that these risks are fully mitigated.

In addition, Viasystems relies on the collective experience of its employees, particularly in the manufacturing process, to ensure it continuously evaluates and adopts new technologies and remains competitive. Although Viasystems is not generally dependent on any one employee or a small number of employees involved in its manufacturing process, it has in the past experienced periods of high employee turnover and continues to experience significantly high employee turnover at its Asian facilities. If Viasystems is not able to replace these people with new employees with comparable capabilities, its operations could suffer as it may be unable to keep up with innovations in the industry or the demands of its customers. As a result, Viasystems may not be able to continue to compete effectively.

Viasystems is subject to environmental laws and regulations that expose it to potential financial liability.

Viasystems’ operations are regulated under a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, the discharge of hazardous materials into the air, ground and water as well as the handling, storage and disposal of, or exposure to, hazardous materials and occupational health and safety. Violations of these laws can lead to material liabilities, fines or penalties. Compliance with these environmental laws is a major consideration in the fabrication of PCBs because metals and other hazardous materials are used in the manufacturing process. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Various federal, state, local and foreign laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because Viasystems is a generator of hazardous wastes, it, along with any other person who arranges for the disposal of those wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which such hazardous waste has been disposed, if those sites become contaminated. Liability may be imposed without regard to legality of the original actions and without regard to whether Viasystems knew of, or was responsible for, the presence of such hazardous or toxic substances, and Viasystems could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

Viasystems may have exposure to income tax rate fluctuations as well as to additional tax liabilities, which could impact its financial position.

As a corporation with a presence both abroad and in the United States, Viasystems is subject to taxes in various jurisdictions. Viasystems’ effective tax rate is subject to fluctuation as the income tax rates for each year are a function of the following factors, among others:

•	the effects of a mix of profits or losses earned by Viasystems in numerous tax jurisdictions with a broad range of income tax rates;

•	Viasystems’ ability to utilize net operating losses;

•	changes in contingencies related to taxes, interest or penalties resulting from tax audits; and

•	changes in tax laws or the interpretation of such laws.

Changes in the mix of these items and other items may cause Viasystems’ effective tax rate to fluctuate between periods, which could have a material adverse effect on its financial position.

Certain of Viasystems’ Chinese subsidiaries have operated under tax holidays during the past years. These holidays allow a two-year tax exemption and a three-year 50% reduction in the tax rate. In addition, the Chinese government introduced new tax legislation that went into effect January 1, 2008, resulting in increases to the corporate tax rates. The expiration of these tax holidays and new tax legislation could have a material adverse effect on Viasystems’ effective tax rate, financial condition, operating results and cash flows.

Viasystems is also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in various jurisdictions.

Significant judgment is required in determining Viasystems’ provision for income taxes and other tax liabilities. Although Viasystems believe that its tax estimates are reasonable, it cannot provide assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in Viasystems’ historical income tax provisions and accruals.

Viasystems could be subject to litigation in the course of its operations that could adversely affect its operating results.

If Viasystems became the subject of legal proceedings, its results may be affected by the outcome of such proceedings and other contingencies that cannot be predicted with certainty. When appropriate, and as required by U.S. GAAP, Viasystems estimates material loss contingencies and establishes reserves based on its assessment of contingencies where liability is deemed probable and reasonably estimable in light of the facts and circumstances known to it at a particular point in time. Subsequent developments in legal proceedings may affect Viasystems’ assessment and estimates of the loss contingency recorded as a liability or as a reserve against assets in its consolidated financial statements and could result in an adverse effect on its results of operations in the period in which a liability would be recognized or cash flows for the period in which damages would be paid. Although claims have been rare in the past, because Viasystems is a manufacturer, it is subject to claims by its customers or end users of its products that Viasystems may have been negligent in its production or have infringed on intellectual property of another.

Several of Viasystems’ competitors hold patents covering a variety of technologies, applications and methods of use similar to some of those used in Viasystems’ products. From time to time, Viasystems and its customers have received correspondence from its competitors claiming that some of Viasystems’ products, as used by its customers, may be infringing one or more of these patents. Competitors or others have in the past and may in the future assert infringement claims against Viasystems’ customers or Viasystems with respect to current or future products or uses, and these assertions may result in costly litigation or require Viasystems to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against Viasystems’ customers, those customers may seek indemnification from Viasystems for damages or expenses they incur.

If Viasystems becomes subject to infringement claims, it will evaluate its position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending Viasystems’ position. These licenses, however, may not be available on satisfactory terms or at all. If Viasystems is not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend Viasystems’ position, its financial condition and operating results could be materially and adversely affected.

Viasystems may not have sufficient insurance coverage for certain of the risks and liabilities it assumes in connection with the products and services it provides to customers, which could leave it responsible for certain costs and damages incurred by customers.

Viasystems carries various forms of business and liability insurance that it believes are reasonable and customary for similarly situated companies in its industry. However, Viasystems does not have insurance coverage for all of the risks and liabilities it assumes in connection with the products and services it provides to customers, such as potential warranty, product liability and product recall claims. As a result, such liability claims may only be partially covered under Viasystems’ insurance policies. Viasystems continues to monitor the insurance marketplace to evaluate the availability of and need to obtain additional insurance coverage in the future. However, should Viasystems sustain a significant uncovered loss, its net income would be reduced.

As a U.S. corporation with international operations, Viasystems is subject to the Foreign Corrupt Practices Act (“FCPA”). A determination that Viasystems violated this act may affect its business and operations adversely.

As a U.S. corporation, Viasystems is subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that Viasystems violated the FCPA could have a material adverse effect on its financial position, operating results and cash flows.

Degrading of Viasystems’ debt ratings would adversely affect it.

Any degrading by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., of Viasystems’ debt securities could make it more difficult for it to obtain new financing if it had an immediate need to increase its liquidity.

Viasystems may be required to recognize additional impairment charges.

Pursuant to U.S. GAAP, Viasystems is required to make periodic assessments of goodwill, intangibles and other long-lived assets to determine if they are impaired. Disruptions to Viasystems’ business, end-market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units, divestitures and enterprise value declines may result in additional charges for goodwill and other asset impairments. Future impairment charges could substantially affect Viasystems’ reported earnings in the periods of such charges. In addition, such charges would reduce Viasystems’ consolidated net worth and its stockholder’s equity, increasing its debt-to-total-capitalization ratio.

Viasystems has a substantial amount of debt and may be unable to service or refinance this debt, which could have negative consequences on its business in the future, could adversely affect Viasystems’ ability to fulfill its obligations under its notes and may place it at a competitive disadvantage in its industry.

As of September 30, 2009, Viasystems’ total outstanding indebtedness was approximately $215.2 million. In addition, as of September 30, 2009, Viasystems had approximately $116.1 million of Mandatory Redeemable Class A Junior preferred stock which was classified as liability under provisions of U.S. GAAP concerning financial instruments with characteristics of both liabilities and equity. Viasystems’ net interest expense for the nine months ended September 30, 2009, and the year ended December 31, 2008, was approximately $24.4 million and $31.6 million, respectively. As of September 30, 2009, Viasystems total consolidated stockholders’ equity was a deficit of approximately $40.5 million. On September 1, 2009, Viasystems’ Chinese subsidiary, Guangzhou Termbray Electronics Technology Co., Ltd., consummated a 200 million RMB facility (approximately $29.3 million based on the exchange rate of as September 30, 2009) of which, $10 million was outstanding at September 30, 2009. On October 27, 2009, Viasystems’ subsidiary, Viasystems, Inc., commenced a tender offer to purchase up to $200 million aggregate principal amount of its outstanding Senior Subordinated Notes due 2011 (the “2011 Notes”); and on October 30, 2009, announced that it was proposing to offer in a private placement $220 million in aggregate principal amount of senior secured notes due 2015 (the “2015 Notes”). The offering of the 2015 Notes closed on November 24, 2009. The net proceeds of the offering were used to fund the tender of approximately $94.1 million of the 2011 Notes, and will be used to redeem or otherwise repurchase any 2011 Notes that remained outstanding after the expiration of the tender offer and to pay related transaction fees and expenses.

This high level of debt could have negative consequences. For example, it could:

•	result in Viasystems’ inability to comply with the financial and other restrictive covenants in its credit facilities;

•	increase Viasystems’ vulnerability to adverse industry and general economic conditions;

•	require Viasystems to dedicate a substantial portion of its cash flow from operations to make scheduled principal payments on its debt, thereby reducing the availability of its cash flow for working capital, capital investments and other business activities;

•	limit Viasystems’ ability to obtain additional financing to fund future working capital, capital investments and other business activities;

•	limit Viasystems’ ability to refinance its indebtedness on terms that are commercially reasonable, or at all;

•	expose Viasystems to the risk of interest rate fluctuations to the extent it pays interest at variable rates on the debt;

•	limit Viasystems’ flexibility to plan for, and react to, changes in its business and industry; and

•	place Viasystems at a competitive disadvantage relative to its less leveraged competitors.

Servicing Viasystems’ debt requires a significant amount of cash and Viasystems’ ability to generate cash may be affected by factors beyond its control.

Viasystems’ business may not generate cash flow in an amount sufficient to enable it to pay the principal of, or interest on, its indebtedness or to fund its other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements.

Viasystems’ ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Viasystems cannot assure you that:

•	its business will generate sufficient cash flow from operations;

•	it will continue to realize the cost savings, revenue growth and operating improvements that resulted from the execution of its long-term strategic plan; or

•	future sources of funding will be available to Viasystems in amounts sufficient to enable it to fund its liquidity needs.

If Viasystems’ cannot fund its liquidity needs, it will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances; selling assets; restructuring or refinancing its debt; or seeking additional equity capital. Viasystems cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit Viasystems to meet its scheduled debt service obligations. The Wachovia Credit Facility, the indenture governing the outstanding $200.0 million aggregate principal amount of the 2011 Notes and the indenture governing the 2015 Notes limit the use of the proceeds from any disposition of assets and, as a result, Viasystems may not be allowed, under those documents, to use the proceeds from such dispositions to satisfy all current debt service obligations. In addition, if Viasystems incurs additional debt, the risks associated with its substantial leverage, including the risk that it will be unable to service its debt or generate enough cash flow to fund its liquidity needs, could intensify.

Restrictive covenants in the indentures governing the 2011 Notes, the 2015 Notes and the agreements governing Viasystems’ other indebtedness will restrict Viasystems’ ability to operate its business.

The indentures for the 2011 Notes and the 2015 Notes do, and the agreement governing the Wachovia Credit Facility will, and agreements governing Viasystems’ other indebtedness in effect from time to time will likely, contain covenants that restrict Viasystems, Inc.’s ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities or sell all or substantially all of Viasystems, Inc.’s assets. Additionally, the agreement governing the Wachovia Credit Facility will require Viasystems, Inc. to maintain certain financial ratios. A breach of any of these covenants could result in a default thereunder, which could allow the lenders or the noteholders to declare all amounts outstanding thereunder immediately due and payable. If Viasystems, Inc. is unable to repay outstanding borrowings when due, the lenders and the collateral trustee will have the right to proceed against the collateral granted to them under the Wachovia Credit Facility, including Viasystems’ capital stock, and under the indenture governing the 2015 Notes and related agreements, respectively. Viasystems, Inc. may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on Viasystems, Inc. by the restrictive covenants under Viasystems, Inc.’s indebtedness.

Risk Factors Related to Merix

Current conditions in the global economy and the major industry sectors that Merix serves may materially and adversely affect Merix’ business and results of operations.

Merix’ business and operating results will continue to be affected by worldwide economic conditions and, in particular, conditions in the communications and networking, automotive, computing and peripherals, and test, industrial and medical, and defense and aerospace markets that Merix serves. As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges currently affecting the global economy, Merix’ customers may experience deterioration of their businesses, cash flow shortages and difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase products produced by Merix’ customers which would have a material adverse effect on Merix. Further, Merix’ vendors may be experiencing similar conditions, which may impact their ability to fulfill their obligations to Merix. Although the United States government and the governments of other countries have enacted, and may enact further, various economic stimulus programs, there can be no assurance as to the effectiveness of these programs, and with respect to future programs, the timing and effectiveness of such programs. Recent economic indicators and demand trends for Merix’ products indicate that the deterioration in global economic conditions may have reached a bottom. If there is significant further deterioration in the global economy or the economic recovery is delayed or protracted, Merix’ results of operations, financial position and cash flows could be materially adversely affected.

Merix is dependent upon the electronics industry, which is highly cyclical and suffers significant downturns in demand resulting in excess manufacturing capacity and increased price competition.

The electronics industry, on which a substantial portion of Merix’ business depends, is cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. This industry has experienced periods characterized by relatively low demand and price depression and is likely to experience recessionary periods in the future. Economic conditions affecting the electronics industry in general, or specific customers in particular, have adversely affected Merix’ operating results in the past and may do so in the future. Over the past year, the global economy has been greatly impacted by the global recessionary conditions linked to a collapse of values in the U.S. home mortgage sector, volatile fuel prices and a changing political and economic landscape. These factors have contributed to historically low consumer confidence levels resulting in a significantly intensified downturn in demand for products incorporating PCBs, which in turn has adversely affected Merix’ results of operations.

The electronics industry is characterized by intense competition, rapid technological change, relatively short product life cycles and pricing and profitability pressures. These factors adversely affect Merix’ customers and Merix suffers similar effects. Merix’ customers are primarily high-technology equipment manufacturers in the communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace and automotive markets of the electronics industry. Due to the uncertainty in the markets served by most of Merix’ customers, Merix cannot accurately predict its future financial results or accurately anticipate future orders. At any time, Merix’ customers can discontinue or modify products containing components manufactured by Merix, adjust the timing of orders and shipments or affect Merix’ mix of consolidated net sales generated from quick-turn and premium services revenues versus standard lead time production, any of which could have a material adverse effect on Merix’ results of operations.

Competition in the PCB market is intense and Merix could lose sales if Merix is unable to compete effectively.

The market for PCBs is intensely competitive and highly fragmented. Merix expects competition to persist, which could result in continued reductions in pricing and profitability and loss of market share. Merix believes its major competitors are U.S., Asian and other international independent manufacturers of multi-layer PCBs, backplanes and other electronic assemblies. Those competitors include Daeduck Electronics Co., DDi Corp., Elec and Eltek, Meadville Holdings, Ltd., LG Electronics, Multek Corporation (a division of Flextronics International Ltd.), Sanmina-SCI Corporation, TTM Technologies, Inc., WUS Printed Circuits Company Ltd., Viasystems, Inc. and Ibiden Co., Ltd.

Some of Merix’ competitors and potential competitors may have a number of advantages over Merix, including:

•	significantly greater financial, technical, marketing and manufacturing resources;

•	preferred vendor status with some of Merix’ existing and potential customers;

•	more focused production facilities that may allow them to produce and sell products at lower price points;

•	more capital; and

•	larger customer bases.

In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, be more successful in entering or adapting to existing or new end markets, adapt more quickly to changes in customer requirements and devote greater resources to the development, promotion and sale of their products than Merix can. Consolidation in the PCB industry, which Merix expects to continue, could result in an increasing number of larger PCB companies with greater market power and resources. Such consolidation could in turn increase price competition and result in other competitive pressures. Merix must continually develop improved manufacturing processes to meet its customers’ needs for complex, high-technology products, and Merix’ basic interconnect technology is generally not subject to significant proprietary protection. Merix may not be able to maintain or expand its sales if competition increases and Merix is unable to respond effectively.

Other considerations that affect Merix’ ability to compete include providing manufacturing services that are competitively priced, providing continually evolving technical capabilities, having competitive lead times and meeting specified delivery dates.

Due to the severe downturn in the economic environment, coupled with Merix’ recent financial performance, Merix has noted and expect to see continuing concern from Merix’ customers about Merix’ ability to continue operations in the current environment. In order to minimize reductions to net sales that could result from customer concerns about Merix’ financial health, Merix is actively engaging with its significant customers to allay their concerns. Merix has not had any major customer cease doing business with it as a result of concerns about Merix’ stability, although it is possible that orders have been reduced as customers seek to secure an alternate vendor of Merix’ products. However, if one or more major customers were to significantly reduce its purchases from Merix, it could have a material adverse effect on Merix’ results of operations.

During recessionary periods in the electronics industry, Merix’ competitive advantages in providing an integrated manufacturing solution and responsive customer service may be less important to Merix’ customers than they are in more favorable economic climates.

If competitive production capabilities increase in Asia and other foreign countries, where production costs are lower, Merix may lose market share in both North America and Asia and Merix’ profitability may be materially adversely affected by increased pricing pressure.

PCB manufacturers in Asia and other geographies often have significantly lower production costs than Merix’ North American operations and may even have cost advantages over Merix’ Asia operations. Production capability improvements by foreign and domestic competitors may play an increasing role in the PCB markets in which Merix competes, which may adversely affect Merix’ revenues and profitability. While PCB manufacturers in these locations have historically competed primarily in markets for less technologically advanced products, they are expanding their manufacturing capabilities to produce higher layer count, higher technology PCBs and could compete more directly with Merix’ North American and Asia operations.

If Merix is unable to respond to rapid technological change and process development, it may not be able to compete effectively.

The market for Merix’ products is characterized by rapidly changing technology and continual implementation of new production processes. The success of Merix’ business depends in large part upon Merix’ ability to maintain and enhance Merix’ technological capabilities, to manufacture products that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, the PCB industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. Merix may not be able to respond effectively to the technological requirements of the changing market. If Merix needs new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require Merix to make significant capital investments. Merix may not be able to raise the necessary additional funds at all or as rapidly as necessary to respond to technological changes as quickly as its competitors.

During periods of excess global PCB manufacturing capacity, Merix’ profitability may decrease and/or it may have to incur additional restructuring charges if it chooses to reduce the capacity of or close any of its facilities.

A significant portion of Merix’ factory costs of sales and operating expenses are relatively fixed in nature, and planned expenditures are based in part on anticipated orders. When Merix experiences excess capacity, Merix’ sales revenues may not fully cover its fixed overhead expenses, and Merix’ gross margins will fall. In addition, Merix generally schedules its quick-turn production facilities at less than full capacity to retain its ability to respond to unexpected additional quick-turn orders. However, if these orders are not received, Merix may forego some production and could experience continued excess capacity.

If Merix concludes its has significant, long-term excess capacity, Merix may decide to permanently close one or more of Merix’ facilities, and lay off some of Merix’ employees. Closures or lay-offs could result in the recording of restructuring charges such as severance, other exit costs, and asset impairments.

Damage to Merix’ manufacturing facilities or information systems due to fire, natural disaster, or other events could harm Merix’ financial results.

Merix has manufacturing and assembly facilities in Oregon, California and China. The destruction or closure of any of Merix’ facilities for a significant period of time as a result of fire, explosion, act of war or terrorism, or blizzard, flood, tornado, earthquake, lightning, or other natural disaster could harm Merix financially, increasing Merix’ costs of doing business and limiting Merix’ ability to deliver Merix’ manufacturing services on a timely basis. Additionally, Merix relies heavily upon information technology systems and high-technology equipment in its manufacturing processes and the management of its business. Merix has developed disaster recovery plans; however, disruption of these technologies as a result of natural disaster or other events could harm Merix’ business and have a material adverse effect on its results of operations.

A small number of customers account for a substantial portion of Merix’ consolidated net sales and Merix’ consolidated net sales could decline significantly if it loses a major customer or if a major customer orders fewer of Merix’ products or cancels or delays orders.

Historically, Merix has derived a significant portion of Merix’ consolidated net sales from a limited number of customers. Merix’ five largest original equipment manufacturer (“OEM”) customers, which vary from period to period, comprised 34% of Merix’ consolidated net sales during the first quarter of fiscal 2010. Merix expects to continue to depend upon a small number of customers for a significant portion of its consolidated net sales for the foreseeable future. The loss of, or decline in, orders or backlog from one or more major customers could reduce Merix’ consolidated net sales and have a material adverse effect on Merix’ results of operations and financial condition. Further, as part of Merix’ plan to improve the profitability of Merix’ North American operations it has reduced its reliance on certain customers and products that have historically generated significant revenues for Merix. Merix anticipates retaining a meaningful portion of this business, but there can be no assurance it will be successful. An unplanned loss of a large portion of this revenue could adversely affect Merix’ financial results.

Some of Merix’ customers are relatively small companies, and Merix’ future business with them may be significantly affected by their ability to continue to obtain financing. If they are unable to obtain adequate financing, they will not be able to purchase products, which, in the aggregate, would adversely affect Merix’ consolidated net sales.

Merix is exposed to the credit risk of some of its customers and also as a result of a concentration of Merix’ customer base.

Most of Merix’ sales are on an “open credit” basis, with standard industry payment terms. Merix monitors individual customer payment capability in granting open credit arrangements, seek to limit open credit to amounts Merix believes the customers can pay, and maintain reserves Merix believes are adequate to cover exposure for doubtful accounts. During periods of economic downturn in the global economy and the electronics and automotive industries, Merix’ exposure to credit risks from Merix’ customers increases.

Although Merix has programs in place to monitor and mitigate the associated risk, those programs may not be effective in reducing Merix’ credit risks.

In total, five entities represented approximately 44% of the consolidated net trade accounts receivable balance at August 29, 2009, individually ranging from approximately 5% to approximately 19%. Merix’ OEM customers direct Merix’ sales to a relatively limited number of electronic manufacturing service providers. Merix’ contractual relationship is typically with the electronic manufacturing service providers, who are obligated to pay Merix for its products. Because Merix expects its OEM customers to continue to direct Merix’ sales to electronic manufacturing service providers, Merix expects to continue to be subject to the credit risk of a limited number of customers. This concentration of customers exposes Merix to increased credit risks. If one or more of Merix’ significant customers were to become insolvent or were otherwise unable to pay Merix, Merix’ financial condition and results of operations would be adversely affected.

Because Merix does not generally have long-term contracts with its customers, Merix is subject to uncertainties and variability in demand by its customers, which could decrease consolidated net sales and negatively affect Merix’ operating results.

Merix generally does not have long-term purchase commitments from Merix’ customers, and, consequently, its consolidated net sales are subject to short-term variability in demand by its customers. Customers generally have no obligation to order from Merix and may cancel, reduce or delay orders for a variety of reasons. The level and timing of orders placed by Merix’ customers vary due to:

•	fluctuations in demand for Merix’ customers’ products;

•	changes in customers’ manufacturing strategies, such as a decision by a customer to either diversify or consolidate the number of PCB manufacturers used;

•	customers’ inventory management;

•	Merix’ own operational performance, such as missed delivery dates and repeated rescheduling; and

•	changes in new product introductions.

Merix has experienced terminations, reductions and delays in its customers’ orders. Future terminations, reductions or delays in Merix’ customers’ orders could lower Merix’ production asset utilization, which would lower Merix’ gross profits, decrease Merix’ consolidated net sales and negatively affect Merix’ business and results of operations.

The increasing prominence of EMS providers in the PCB industry could reduce Merix’ gross margins, potential sales, and customers.

Sales to EMS providers represented approximately 47% of Merix’ net sales in the first quarter of fiscal 2010. Sales to EMS providers include sales directed by OEMs as well as orders placed with Merix at the EMS providers’ discretion. EMS providers source on a global basis to a greater extent than OEMs. The growth and concentration of EMS providers increases the purchasing power of such providers and could result in increased price competition or the loss of existing OEM customers. In addition, some EMS providers, including some of Merix’ customers, have the ability to directly manufacture PCBs within their own businesses. If a significant number of Merix’ other EMS customers were to acquire these abilities, Merix’ customer base might shrink, and Merix’ sales might decline substantially. Moreover, if any of Merix’ OEM customers outsource the production of PCBs to these EMS providers, Merix’ business, results of operations and financial condition may be harmed.

Automotive customers have higher quality requirements and long qualification times and, if Merix does not meet these requirements, its business could be materially adversely affected.

For safety reasons, Merix’ automotive customers have strict quality standards that generally exceed the quality requirements of Merix’ other customers. Because a significant portion of Merix’ Asia operations’ products are sold to customers in the automotive industry, if Merix’ manufacturing facilities in Asia do not meet these quality standards, Merix’ results of operations may be materially and adversely affected. These automotive customers may require long periods of time to evaluate whether Merix’ manufacturing processes and facilities meet their quality standards. If Merix were to lose automotive customers due to quality control issues, it might not be able to regain those customers, or gain new automotive customers, for long periods of time, which could significantly decrease Merix’ consolidated net sales and profitability.

The cyclical nature of automotive production and sales could adversely affect Merix’ business.

A significant portion of Merix’ Asia operations’ products are sold to customers in the automotive industry. Net sales to the automotive market accounted for approximately 22% of Merix’ consolidated net sales in the first quarter of fiscal 2010 and 23% of Merix’ consolidated net trade accounts receivable at August 29, 2009. As a result, the results of operations may be materially and adversely affected by market conditions in the automotive industry. Automotive production and sales are cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by customers could have a material adverse effect on Merix’ business, results of operations and financial condition.

Merix has experienced significant decreases in demand from Merix’ automotive customers who have been affected by the significant economic difficulties facing the automotive industry. Recent public bankruptcies and liquidity concerns of certain companies in the automotive supply chain could impact Merix’ future demand levels and the collectibility of outstanding receivables and consigned inventory with this customer base. A prolonged downturn or the failure of one or more of Merix’ automotive customers could result in the impairment of assets invested in this end market, including Merix’ Huizhou, China facility, which is heavily reliant on the automotive industry for sales of its products.

Products Merix manufactures may contain manufacturing defects, which could result in reduced demand for Merix’ products and liability claims against Merix.

Merix manufactures highly complex products to its customers’ specifications. These products may contain manufacturing errors or failures despite Merix’ quality control and quality assurance efforts. Further, Merix’ technology expansion efforts including the major expansion in Merix’ Huiyang factory increase the risk related to unanticipated yield issues, as well as to uncertainties related to future warranty claims. Defects in the products Merix manufactures, whether caused by a design, manufacturing or materials failure or error, may result in delayed shipments, increased warranty costs, customer dissatisfaction, or a reduction in or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, Merix’ business reputation may be impaired. Since Merix’ products are used in products that are integral to Merix’ customers’ businesses, errors, defects or other performance problems could result in financial or other damages to Merix’ customers beyond the cost of the PCB, for which Merix may be liable in some cases. Although Merix generally attempts to sell its products on terms designed to limit its exposure to warranty, product liability and related claims, in certain cases, the terms of Merix’ agreements allocate to Merix substantial exposure for product defects. In addition, even if Merix can contractually limit its exposure, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Product liability litigation against Merix, even if it were unsuccessful, would be time consuming and costly to defend. Although Merix maintains a warranty reserve, this reserve may not be sufficient to cover its warranty or other expenses that could arise as a result of defects in Merix’ products.

Merix may incur material losses and costs as a result of product liability and warranty claims that may be brought against it.

Merix faces an inherent business risk of exposure to warranty and product liability claims in the event that its products, particularly those supplied by Merix’ Asia operations to the automotive industry, fail to perform as expected or such failure results, or is alleged to result, in bodily injury and/or property damage. In addition, if any of Merix’ products are or are alleged to be defective, Merix may be required to participate in a recall of such products. As suppliers become more integral to the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold Merix responsible for some or all of the costs related to the repair and replacement of parts supplied by Merix to the vehicle manufacturer. A successful warranty or product liability claim against Merix in excess of Merix’ available insurance coverage or established warranty and legal reserves or a requirement that Merix participate in a product recall may have a material adverse effect on Merix’ business, financial condition and results of operations.

Merix relies on suppliers for the timely delivery of materials used in manufacturing Merix’ PCBs, and an increase in industry demand, a shortage of supply or an increase in the price of raw materials may increase the cost of the raw materials Merix uses and may limit Merix’ ability to manufacture certain products and adversely impact Merix’ profitability.

To manufacture Merix’ PCBs, Merix uses materials such as laminated layers of fiberglass, copper foil and chemical solutions which Merix orders from its suppliers. Suppliers of laminates and other raw materials that Merix uses may from time to time extend lead times, limit supplies or increase prices due to capacity constraints or other factors, which could adversely affect Merix’ profitability and Merix’ ability to deliver its products on a timely basis. Merix has experienced in the past, and may experience in the future, significant increases in the cost of laminate materials, copper products and petroleum-based raw materials. These cost increases have had an adverse impact on Merix’ profitability and the impact has been particularly significant on Merix’ Asian operations, which have fixed price arrangements with a number of large automotive customers. Some of Merix’ products use types of laminates that are only available from a single supplier that holds a patent on the material. Although other manufacturers of advanced PCBs also must use the single supplier and Merix’ OEM customers generally determine the type of laminates used, a failure to obtain the material from the single supplier for any reason may cause a disruption, and possible cancellation, of orders for PCBs using that type of laminate, which in turn would cause a decrease in Merix’ consolidated net sales.

Additionally, a significant portion of Merix’ raw material purchases is obtained from one supplier. Due to customer requalification requirements and a lack of competitive alternate suppliers, Merix could experience a material adverse effect on its business and results of operations if this supplier were not able to provide the materials required to fulfill customer orders.

If Merix loses key management, operations, engineering or sales and marketing personnel, Merix could experience reduced sales, delayed product development and diversion of management resources.

Merix’ success depends largely on the continued contributions of Merix’ key management, administration, operations, engineering and sales and marketing personnel, many of whom would be difficult to replace. Merix generally does not have employment or non-compete agreements with Merix’ key personnel. If one or more members of Merix’ senior management or key professionals were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources, which would have a negative effect on Merix’ business. Merix does not maintain “key man” insurance policies on any of its personnel.

Due to the global economic downturn, Merix has made substantial reductions-in-force, including a number of significant management and professional personnel. Merix does not anticipate the loss of any of the personnel will have a material impact on Merix’ operations and have attempted to mitigate the impact of the change in personnel. However, there can be no assurance that these risks are fully mitigated.

Successful execution of Merix’ day-to-day business operations, including Merix’ manufacturing process, depends on the collective experience of its employees and Merix has experienced periods of high employee turnover. If high employee turnover persists, Merix’ business may suffer and it may not be able to compete effectively.

Merix relies on the collective experience of its employees, particularly in the manufacturing process, to ensure it continuously evaluates and adopts new technologies and remains competitive. Although Merix is not generally dependent on any one employee or a small number of employees involved in Merix’ manufacturing process, Merix has generally experienced periods of high employee turnover at Merix’ Asian facilities. If Merix is not able to replace these people with new employees with comparable capabilities, Merix’ operations could suffer as it may be unable to keep up with innovations in the industry or the demands of Merix’ customers. As a result, Merix may not be able to continue to compete effectively.

If Merix does not align Merix’ manufacturing capacity with customer demand, it could experience difficulties meeting its customers’ expectations or, conversely, incur excess costs to maintain unneeded capacity.

In the latter half of the first quarter of fiscal 2010, Merix noted increasing demand for its products as customers began to rebuild inventory levels, which were severely curtailed in response to the deterioration in global economic conditions. If Merix fails to recruit, train and retain sufficient staff to meet customer demand, particularly in China, Merix may experience extended lead times leading to the loss of customer orders. Conversely, if Merix restores manufacturing capacity and order levels do not remain stable or increase, Merix’ business, operating results and financial condition could be adversely impacted.

Merix exports products from the United States to other countries. If it fails to comply with export laws, it could be subject to additional taxes, duties, fines and other punitive actions.

Exports from the United States are regulated by the U.S. Department of Commerce. Failure to comply with these regulations can result in significant fines and penalties. Additionally, violations of these laws can result in punitive penalties, which would restrict or prohibit Merix from exporting certain products, resulting in significant harm to Merix’ business.

Because Merix has significant foreign sales and presence, it is subject to political, economic and other risks it does not face in the domestic market.

As a result of increased Asian operations, Merix expects sales in, and product shipments to, non-U.S. markets to represent an increasingly significant portion of Merix’ total sales in future periods. Merix’ exposure to the business risks presented by foreign economies includes:

•	logistical, communications and other operational difficulties in managing a global enterprise;

•	potentially adverse tax consequences;

•	restrictions on the transfer of funds into or out of a country;

•	longer sales and collection cycles;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	protectionist and trade laws and business practices that favor local companies;

•	restrictive governmental actions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political, social and economic instability impacting Merix’ foreign labor force, including terrorist activities;

•	natural disaster or outbreaks of infectious diseases affecting the regions in which Merix operates or sells products; and

•	difficulties in collecting accounts receivable.

Any one, or a combination, of these risks may have a material adverse effect on Merix’ business operations and/or Merix’ financial position.

Merix must comply with the FCPA.

Merix is required to comply with the FCPA, which prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of Merix’ competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in many jurisdictions, including mainland China. If Merix’ competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving Merix’ competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put Merix at a disadvantage. Although Merix informs its personnel that such practices are illegal, Merix cannot assure that its employees or other agents will not engage in such conduct for which it might be held responsible. If Merix’ employees or other agents are found to have engaged in such practices, Merix could suffer severe penalties.

Merix is subject to risks associated with currency fluctuations, which could have a material adverse effect on its results of operations and financial condition.

A significant portion of Merix’ costs is denominated in foreign currencies, primarily the RMB. Substantially all of Merix’ consolidated net sales are denominated in U.S. dollars. As a result, changes in the exchange rates of these foreign currencies to the U.S. dollar will affect Merix’ cost of sales and operating margins and could result in exchange losses. The exchange rate of the RMB to the U.S. dollar is closely monitored by the Chinese government. Recent increases in the value of the RMB relative to the U.S. dollar have caused the costs of Merix’ Chinese operations to increase relative to related dollar-denominated sales. The impact of future exchange rate fluctuations on Merix’ results of operations cannot be accurately predicted. Merix may enter into exchange rate hedging programs from time to time in an effort to mitigate the impact of exchange rate fluctuations. However, hedging transactions may not be effective and may result in foreign exchange hedging losses.

Merix’ operations in China subject Merix to risks and uncertainties relating to the laws and regulations of China.

Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade, investment and greater economic decentralization. However, the government of the China may not continue to pursue such policies. Despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. In addition, some government policies and rules are not published or communicated in local districts in a timely manner, if they are published at all. As a result, Merix may operate its business in violation of new rules and policies without having any knowledge of their existence. These uncertainties could limit the legal protections available to Merix. Any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Merix’ Chinese manufacturing operations subject Merix to a number of risks.

A substantial portion of Merix’ current manufacturing operations is located in China. The geographical distances between these facilities and Merix’ U.S. headquarters create a number of logistical and communications challenges. Merix is also subject to a highly competitive market for labor in China, which may require it to increase employee wages and benefits to attract and retain employees and spend significant resources to train new employees due to high employee turnover, either of which could cause Merix’ labor costs to exceed its expectations.

In addition, because of the location of these facilities, Merix could be affected by economic and political instability in China, including:

•	lack of developed infrastructure;

•	currency fluctuations;

•	overlapping taxes and multiple taxation issues;

•	employment and severance taxes;

•	the burdens of cost, compliance and interpretation of a variety of foreign laws;

•	difficulty in attracting and training workers in foreign markets and problems caused by labor unrest; and

•	less protection of Merix’ proprietary processes and know-how.

Moreover, inadequate development or maintenance of infrastructure in China, including inadequate power and water supplies, transportation or raw materials availability, communications infrastructure or the deterioration in the general political, economic or social environment, could make it difficult and more expensive, and possibly prohibitive, to continue to operate Merix’ manufacturing facilities in China. For example, in the winter months of fiscal 2008, certain areas of Southern China faced electrical power constraints which resulted from extreme winter weather in the area. In order to deal with the power constraints, the Southern China Province Government initiated a power rationing plan through May 2008. Merix may experience issues in the future with obtaining power or other key services due to infrastructure weaknesses in China that may impair Merix’ ability to compete effectively as well as adversely affect revenues and production costs. Any additional or extended power supply rationing could adversely affect Merix’ China operations.

Success in Asia may adversely affect Merix’ U.S. operations.

To the extent Asian PCB manufacturers, including Merix Asia, are able to compete effectively with products historically manufactured in the United States, Merix’ facilities in the United States may not be able to compete as effectively and parts of Merix’ North American operations may not remain viable.

If Merix does not effectively manage the expansion of its operations, Merix’ business may be harmed, and the increased costs associated with the expansion may not be offset by increased consolidated net sales.

In the first half of fiscal 2009, Merix completed efforts to significantly expand the Huiyang, China-based facility. This expansion and any other future capacity expansion with respect to Merix’ facilities will expose Merix to significant start-up risks including:

•	delays in receiving and installing required manufacturing equipment;

•	inability to retain management personnel and skilled employees, or labor shortages in general;

•	difficulties scaling up production, including producing products at competitive costs, yields and quality standards at Merix’ expanded facilities;

•	challenges in coordinating management of operations and order fulfillment between Merix’ U.S. and Asian facilities;

•	a need to improve and expand Merix’ management information systems and financial controls to accommodate Merix’ expanded operations;

•	additional unanticipated costs; and

•	shortfalls in production volumes as a result of unanticipated start-up or expansion delays that could prevent Merix from meeting Merix’ customers’ delivery schedules or production needs.

Merix’ forward-looking statements depend upon a number of assumptions and include Merix’ ability to execute tactical changes that may adversely affect both short-term and long-term financial performance. The success of Merix’ expansion efforts will depend upon Merix’ ability to expand, train, retain and manage Merix’ employee base in both Asia and North America. If Merix is unable to effectively do so, its business and results of operations could be adversely affected.

In addition, if Merix’ consolidated net sales do not increase sufficiently to offset the additional fixed operating expenses associated with Merix’ Asian operations, Merix’ consolidated results of operations may be adversely affected. If demand for Merix’ products does not meet anticipated levels, the value of the expanded operations could be significantly impaired, which would adversely affect Merix’ results of operations and financial condition.

Failure to maintain good relations with a minority investor in Merix’ majority-owned China subsidiaries could materially adversely affect Merix’ ability to manage Merix’ Asian operations.

Currently, Merix has a PCB manufacturing plant in Huiyang and Huizhou, China that are each operated by a separate majority-owned joint venture subsidiary of Merix. A minority investor owns a 5% interest in the Merix subsidiary that operates the Huiyang plant. The same minority investor owns a 15% interest in the Merix subsidiary that operates the Huizhou plant. The minority investor owns the buildings of the Huizhou facility and it leases the premises to the Merix subsidiary. The minority investor is owned by the Chinese government and has close ties to local economic development and other Chinese government agencies. In connection with the negotiation of its investments, the minority investor secured certain rights to be consulted and to consent to certain operating and investment matters concerning the plants and to subsidiary’s board of directors that oversee these businesses. Failure to maintain good relations with the minority investor in either Chinese subsidiary could materially adversely affect Merix’ ability to manage the operations of one or more of the plants.

Merix leases land for all of its owned and leased manufacturing facilities in China from the Chinese government under land use rights agreements that may be terminated by the Chinese government.

Merix leases from the Chinese government, through land use rights agreements, the land where Merix’ Chinese manufacturing facilities are located. Although Merix believes its relationship with the Chinese government is sound, if the Chinese government decided to terminate Merix’ land use rights agreements, Merix’ assets could become impaired and Merix’ ability to meet its customers’ orders could be impacted. This could have a material adverse effect on Merix’ financial condition, operating results and cash flows.

Merix does not currently have options to renew its leased manufacturing facility in China and failure to renew such lease could adversely affect Merix’ operations in Asia.

Merix’ Huizhou manufacturing facility is leased from a Chinese company under an operating lease that expires in 2010 and does not contain a lease renewal option. Although the landlord also has a minority interest in Merix’ subsidiary that operates the facility, this minority interest holder may choose to not renew Merix’ lease. Merix has renewed this lease in the past and in July 2009, the lessor indicated that it will extend the lease by one year, although no lease amendment has been finalized. Failure to maintain good relations with this investor could materially adversely affect Merix’ ability to negotiate the renewal of Merix’ operating lease or to continue to operate the plant. In addition, the lease renewal allows early termination by either party, so failure to maintain good relations with this investor could materially impact Merix’ continued leasehold of the facility. Further, zoning and changes in laws in China could impair the ability of the landlord to extend or renew the lease.

Merix’ bank credit covenant that limits Merix’ incremental investment in Merix Asia may restrict Merix’ ability to adequately fund Merix’ Asian operations and Merix’ growth plans in Asia.

Merix has a bank credit agreement covenant that limits the incremental investment into Merix Asia to $40 million and provides that Merix’ investments cannot be made if a default exists under the credit agreement or the Excess Availability (defined in the credit agreement as a function of outstanding borrowings and available cash) is less than $20 million. As of August 29, 2009, Merix had advanced Asia approximately $3.5 million against the incremental investment limit. If Merix’ Asian operations at any time require an amount of cash greater than Merix’ available capital resources, or than is permitted to be advanced under applicable credit agreements, there is risk that Merix will not be able to fund its Asian operations or achieve Merix’ growth plans in Asia.

Acquisitions may be costly and difficult to integrate, may divert and dilute management resources and may dilute shareholder value.

As part of Merix’ business strategy, Merix has made and may continue to make acquisitions of, or investments in, companies, products or technologies that complement Merix’ current products, augment Merix’ market coverage, enhance Merix’ technical capabilities or production capacity or that may otherwise offer growth opportunities. In any future acquisitions or investments, Merix could potentially experience:

•	problems integrating the purchased operation, technologies or products;

•	failure to achieve potential sales, materials costs and other synergies;

•	inability to retain existing customers of acquired entities when Merix desires to do so;

•	the need to restructure, modify or terminate customer relationships of the acquired company;

•	increased concentration of business from existing or new customers;

•	unanticipated expenses and working capital requirements;

•	diversion of management’s attention and loss of key employees;

•	asset impairments related to the acquisitions; or

•	fewer resources available for Merix’ legacy businesses as they are being redirected to the acquired entities to integrate their business processes.

In addition, in connection with any future acquisitions or investments, Merix could:

•	enter lines of business and/or markets in which Merix has limited or no prior experience;

•	issue stock that would dilute Merix’ current shareholders’ percentage ownership;

•	incur debt and assume liabilities that could impair Merix’ liquidity;

•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	incur amortization expenses related to intangible assets;

•	uncover previously unknown liabilities;

•	become subject to litigation and environmental remediation issues;

•	incur large and immediate write-offs that would reduce net income; or

•	incur substantial transaction-related costs, whether or not a proposed acquisition is consummated.

Any of these factors could prevent Merix from realizing anticipated benefits of an acquisition or investment, including operational synergies, economies of scale and increased profit margins and revenue. Acquisitions are inherently risky, and any acquisition may not be successful. Failure to manage and successfully integrate acquisitions could harm Merix’ business and operating results in a material way. Even when an acquired company has already developed and marketed products, product enhancements may not be made in a timely fashion. In addition, unforeseen issues might arise with respect to such products after the acquisition.

Merix faces a risk that capital needed for its business and to repay Merix’ debt obligations may not be available to Merix on favorable terms, if at all. Additionally, Merix’ leverage and its debt service obligations may adversely affect its cash flow, results of operations and financial position.

Recent turmoil in global financial markets has limited access to capital for many companies. Merix is not currently experiencing any limitation of access to Merix’ revolving line of credit and management is not aware of any issues currently impacting Merix’ lender’s ability to honor its commitment to extend credit. However, if Merix were unable to borrow on Merix’ revolving line of credit in the future due to the global credit crisis, Merix’ business and results of operations could be adversely affected. Furthermore, additional capital may not be available to Merix on favorable terms or at all. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, current shareholders may experience dilution of their proportionate ownership.

As of August 29, 2009, Merix had total indebtedness of approximately $83 million, which represented approximately 57% of Merix’ total capitalization. Merix also has $38.1 million of unused availability under a secured bank revolving line of credit that if utilized would increase Merix’ leverage.

Merix’ indebtedness could have significant negative consequences, including:

•	increasing Merix’ vulnerability to general adverse economic and industry conditions;

•	limiting Merix’ ability to obtain additional financing;

•	requiring the use of a substantial portion of any cash flow from operations to service Merix’ indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

•	limiting Merix’ flexibility in planning for, or reacting to, changes in Merix’ business and the industry in which it competes; and

•	placing Merix at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Additionally, Merix is exposed to interest rate risk relating to Merix’ revolving credit facility which bears interest based, at Merix’ election, on either the prime rate or LIBOR plus an additional margin based on Merix’ use of the credit facility. At August 29, 2009, there was $11.5 million outstanding under the revolving line of credit. When Merix utilizes its revolving credit facility to meet its capital requirements, Merix is subject to market interest rate risk that could increase its interest expense beyond expected levels and decrease its profitability.

Restructuring efforts have required both restructuring and impairment charges and Merix may be required to record asset impairment charges in the future, which would adversely affect its results of operations and financial condition.

Merix has recorded impairment charges against certain assets in fiscal 2009, fiscal 2008 and fiscal 2007. As Merix’ strategy evolves and due to the cyclicality of its business, rapid technological change and the migration of business to Asia, Merix might conclude in the future that some of its manufacturing facilities are surplus to its needs or will not generate sufficient future cash flows to cover the net book value and, thus, Merix may be required to record an impairment charge. Such an impairment charge would adversely affect Merix’ results of operations and financial condition.

Due to the substantial variance between Merix’ market capitalization based on the current trading price range for Merix’ common stock and the net asset value reflected in Merix’ consolidated balance sheet, as well as other factors regarding Merix’ results of operations and the current economic environment, management has undertaken quarterly assessments of potential impairment of Merix’ long-lived assets. An impairment charge was recorded in fiscal 2009 to reduce the value of goodwill recorded in the acquisition of Merix’ Asia operations to $0. Merix has also performed an assessment for potential impairment of other long-lived assets and determined that no further impairment charges are necessary as of August 29, 2009. However, it is possible that further impairment charges may be recorded in the future, which would adversely affect Merix’ results of operations and financial condition.

As of August 29, 2009, Merix’ consolidated balance sheet reflected $17.8 million of goodwill and intangible assets. Merix periodically evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill and intangible assets may not be recoverable. If factors indicate that assets are impaired, Merix would be required to reduce the carrying value of its goodwill and intangible assets, which could adversely affect Merix’ results during the periods in which such a reduction is recognized. Merix’ goodwill and intangible assets may increase in future periods if it consummates other acquisitions. Amortization or impairment of these additional intangibles would, in turn, adversely affect Merix’ earnings.

As a result of the implementation of a global ERP system, unexpected problems and delays could occur and could cause disruption to the management of Merix’ business and significantly increase costs.

During fiscal 2008, Merix completed the implementation for its worldwide ERP system at Merix’ North American operations. Merix completed implementation of the ERP system at Merix’ Asian operations during the first quarter of fiscal 2009. The ERP system is integral to Merix’ ability to accurately and efficiently maintain its books and records, record its transactions, provide critical information to its management and prepare Merix’ financial statements. These systems are complex and Merix has not had extensive experience with them. Implementation of the ERP system has required Merix to change certain internal business practices and training may be inadequate. Merix may encounter unexpected difficulties, delays, internal control issues, costs, unanticipated adverse effects or other challenges, any of which may disrupt Merix’ business. Corrections and improvements may be required as Merix continues to refine the implementation of Merix’ ERP system, procedures and controls, and could cause Merix to incur additional costs and require additional management attention, placing burdens on Merix’ internal resources. Any disruption in the operation or effectiveness of Merix’ enhanced systems, procedures or controls, could harm Merix’ ability to accurately forecast sales demand, manage Merix’ supply chain, achieve accuracy in the conversion of electronic data and records, compete effectively and report financial and management information on a timely and accurate basis. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and impact Merix’ ability to manage Merix’ business and Merix’ results of operations.

Merix has reported material weaknesses in its internal control over financial reporting and if additional material weaknesses are discovered in the future, Merix’ stock price and investor confidence in Merix may be adversely affected.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected.

Merix has previously identified a material weakness in internal control over financial reporting for its Asia operations and determined that this material weakness was remediated as of May 30, 2009. Merix may, in the future, identify additional internal control deficiencies that could rise to the level of a material weakness or uncover errors in financial reporting. Material weaknesses in Merix’ internal control over financial reporting may cause investors to lose confidence in Merix, which could have an adverse effect on Merix’ business and stock price.

Merix’ failure to comply with environmental laws could adversely affect Merix’ business.

Merix’ operations are regulated under a number of federal, state and municipal environmental and safety laws and regulations including laws in the U.S. and China that govern, among other things, the discharge of hazardous and other materials into the air and water, as well as the handling, storage, labeling, and disposal of such materials. When violations of environmental laws occur, Merix can be held liable for damages, penalties and costs of investigation and remedial actions. Violations of environmental laws and regulations may occur as a result of Merix’ failure to have necessary permits, human error, equipment failure or other causes. Moreover, in connection with the acquisitions of Merix’ San Jose, California and Asia facilities, it may be liable for any violations of environmental and safety laws at those facilities by prior owners. If Merix violates environmental laws, it may be held liable for damages and the costs of investigations and remedial actions and may be subject to fines and penalties, and revocation of permits necessary to conduct Merix’ business. Any permit revocations could require Merix to cease or limit production at one or more of Merix’ facilities, and harm Merix’ business, results of operations and financial condition. Even if Merix ultimately prevails, environmental lawsuits against Merix would be time consuming and costly to defend. Merix’ failure to comply with applicable environmental laws and regulations could limit Merix’ ability to expand facilities or could require Merix to acquire costly equipment or to incur other significant expenses to comply with these laws and regulations. In the future, environmental laws may become more stringent, imposing greater compliance costs and increasing risks and penalties associated with violations. Merix operates in environmentally sensitive locations and it is subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, permitting requirements and material storage, handling or disposal might require a high level of unplanned capital investment, operating expenses or, depending on the severity of the impact of the foregoing factors, costly plant relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm Merix’ business, results of operations and financial condition.

Merix is potentially liable for contamination at Merix’ current and former facilities as well as at sites where it has arranged for the disposal of hazardous wastes, if such sites become contaminated. These liabilities could include investigation and remediation activities. It is possible that remediation of these sites could adversely affect Merix’ business and operating results in the future.

Pending or future litigation could have a material adverse effect on Merix’ operating results and financial condition.

Merix is involved, from time to time, in litigation incidental to its business including complaints filed by investors. This litigation could result in substantial costs and could divert management’s attention and resources which could harm Merix’ business. Risks associated with legal liability are often difficult to assess or quantify, and their existence and magnitude can remain unknown for significant periods of time. In cases where Merix records a liability, the amount of Merix’ estimates could be wrong. In addition to the direct costs of litigation, pending or future litigation could divert management’s attention and resources from the operation of Merix’ business. While Merix maintains director and officer insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. As a result, there can be no assurance that the actual outcome of pending or future litigation will not have a material adverse effect on Merix’ results of operations or financial condition.

Merix may be subject to claims of intellectual property infringement.

Several of Merix’ competitors hold patents covering a variety of technologies, applications and methods of use similar to some of those used in Merix’ products. From time to time, Merix and its customers have received correspondence from Merix’ competitors claiming that some of Merix’ products, as used by Merix’ customers, may be infringing one or more of these patents. Competitors or others have in the past and may in the future assert infringement claims against Merix’ customers or Merix with respect to current or future products or uses, and these assertions may result in costly litigation or require Merix to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against Merix’ customers, those customers may seek indemnification from Merix for damages or expenses they incur.

If Merix becomes subject to infringement claims, it will evaluate its position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending its position. These licenses, however, may not be available on satisfactory terms or at all. If Merix is not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend its position, its financial condition and results of operations could be materially and adversely affected.

Merix may have exposure to income tax rate fluctuations as well as to additional tax liabilities, which would impact Merix’ financial position.

As a corporation with operations both in the United States and abroad, Merix is subject to taxes in the United States and various foreign jurisdictions. Merix’ effective tax rate is subject to fluctuation as the income tax rates for each year are a function of the following factors, among others:

•	the effects of a mix of profits or losses earned by Merix and Merix’ subsidiaries in numerous tax jurisdictions with a broad range of income tax rates;

•	Merix’ ability to utilize net operating losses;

•	changes in contingencies related to taxes, interest or penalties resulting from tax audits; and

•	changes in tax laws or the interpretation of such laws.

Changes in the mix of these items and other items may cause Merix’ effective tax rate to fluctuate between periods, which could have a material adverse effect on Merix’ financial position.

Merix is also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions.

Significant judgment is required in determining Merix’ provision for income taxes and other tax liabilities. Although Merix believes that its tax estimates are reasonable, it cannot provide assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in its historical income tax provisions and accruals.

Merix’ stock price has fluctuated significantly, and it expects the trading price of its common stock to remain highly volatile.

The closing trading price of Merix’ common stock has fluctuated from a low of less than $0.20 per share to a high of more than $70.00 per share over the past 15 years.

The market price of Merix’ common stock may fluctuate as a result of a number of factors, including:

•	actual and anticipated variations in Merix’ operating results;

•	general economic and market conditions, including changes in demand in the PCB industry and the end markets which Merix’ serves;

•	interest rates;

•	geopolitical conditions throughout the world;

•	perceptions of the strengths and weaknesses of the PCB industry and the end markets which it serves;

•	Merix’ ability to pay principal and interest on Merix’ debt when due;

•	developments in Merix’ relationships with Merix’ lenders, customers and/or suppliers;

•	announcements of alliances, mergers or other relationships by or between Merix’ competitors and/or Merix’ suppliers and customers;

•	announcements of plant closings, layoffs, restructurings or bankruptcies by Merix’ competitors; and

•	developments related to regulations, including environmental and wastewater regulations.

Merix expects volatility to continue in the future. The stock market in general has recently experienced extreme price and volume fluctuations that have affected the PCB industry and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may adversely affect the market price of Merix’ common stock and limit Merix’ ability to raise capital or finance transactions using equity instruments.

A large number of Merix’ outstanding shares and shares to be issued upon exercise of Merix’ outstanding options may be sold into the market in the future, which could cause the market price of Merix’ common stock to drop significantly, even if Merix’ business is doing well.

Merix may, in the future, sell additional shares of Merix’ common stock, or securities convertible into or exercisable for shares of Merix’ common stock, to raise capital. Merix may also issue additional shares of its common stock, or securities convertible into or exercisable for shares of its common stock, to finance future acquisitions. Further, a substantial number of shares of Merix’ common stock are reserved for issuance pursuant to stock options. As of August 29, 2009, Merix had approximately 4.2 million outstanding options, each to purchase one share of its common stock, issued to employees, officers and directors under Merix’ equity incentive plans. The options have exercise prices ranging from $1.60 per share to $67.06 per share. In addition, at the annual meeting of shareholders on October 7, 2009, Merix’ shareholders approved the 2009 equity incentive plan covering an additional three million shares which may be issued pursuant to stock options grants or restricted stock awards. Currently outstanding options, as well as any issued in the future, could have a significant adverse effect on the trading price of Merix’ common stock, especially if a significant volume of the options was exercised and the stock issued was immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of Merix’ outstanding common stock. If Merix attempts to raise additional capital through the issuance of equity or convertible debt securities, the terms upon which Merix will be able to obtain additional equity capital, if at all, may be negatively affected since the holders of outstanding options can be expected to exercise them, to the extent they are able, at a time when Merix would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such options.

Some provisions contained in Merix’ Articles of Incorporation, Bylaws and Shareholders Rights Agreement, as well as provisions of Oregon law, could inhibit an attempt by a third party to acquire or merge with Merix Corporation.

Some of the provisions of Merix’ articles of incorporation, bylaws, shareholders rights agreement and Oregon’s anti-takeover laws could delay or prevent a merger or acquisition between Merix and a third party, or make a merger or acquisition with Merix less desirable to a potential acquirer, even in circumstances in which Merix’ shareholders may consider the merger or acquisition favorable. Merix’ articles of incorporation authorize Merix’ board of directors to issue series of preferred stock and determine the rights and preferences of each series of preferred stock to be issued. Merix’ shareholder rights agreement is designed to enhance the board of directors’ ability to protect shareholders against unsolicited attempts to acquire control of Merix that do not offer an adequate price to all shareholders or are otherwise not in Merix’ best interests and the best interests of Merix’ shareholders. The rights issued under the rights agreement will cause substantial dilution to any person or group who attempts to acquire a significant amount of common stock without approval of Merix’ board of directors. Any of these provisions that have the effect of delaying or deterring a merger or acquisition between Merix and a third party could limit the opportunity for Merix’ shareholders to receive a premium for their shares of Merix’ common stock, and could also affect the price that some investors are willing to pay for Merix’ common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus are forward-looking statements, including, without limitation, statements about plans, strategies, prospects, future performance and information and assumptions about the merger, the combined company and attributes thereof. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. Examples of forward-looking statements include, but are not limited to, Viasystems’ expected ability to realize approximately $20 million of annual cost synergies relating to the merger, Viasystems’ liquidity resources being sufficient for at least the next 12 months and the estimated closing date for the merger.

Forward-looking statements are based on information available to Viasystems and Merix as of the date of this proxy statement/prospectus. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. You are cautioned that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. These forward-looking statements should not be relied upon as representing the views of Viasystems or Merix as of any subsequent date and neither Viasystems nor Merix undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

In addition to the risk factors identified in this proxy statement/prospectus, important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;

•	failure to consummate the merger;

•	failure to realize the expected benefits of the merger, or to realize the expected benefits of the merger in the anticipated time period or that the businesses will not be integrated successfully;

•	failure to realize anticipated cost synergies or the incurrence of additional costs in connection with the merger;

•	the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

•	declines in gross margin as a result of excess capacity;

•	significant reliance on net sales to large customers;

•	fluctuations in operating results;

•	Viasystems’ and Merix’ history of losses and inability to become profitable in the future;

•	reliance on the automotive industry and the telecommunications and networking industries;

•	risks associated with the credit risk of customers and suppliers;

•	the holding company structure of Viasystems and its dependence on distributions from subsidiaries;

•	significant foreign operations and exposure to foreign currency fluctuations;

•	dependence on the electronics industry, which is highly cyclical and subject to significant downturns in demand;

•	shortages of, or price fluctuations with respect to, raw materials and increases in oil prices;

•	the combined company’s ability to compete in a highly competitive industry or respond to rapid technological changes;

•	reduction in, or cancellation of, customer orders;

•	risks associated with manufacturing defective products;

•	uncertainty and adverse changes in the economy and financial markets;

•	damage to manufacturing facilities or information systems;

•	loss of key personnel and high employee turnover;

•	risks associated with governmental and environmental regulation;

•	exposure to income tax fluctuations;

•	failure to comply with, or expenses related to compliance with, export laws or other laws applicable to foreign operations, including the FCPA; and

•	risks relating to substantial indebtedness.

THE SPECIAL MEETING OF MERIX SHAREHOLDERS

Date, Time and Place

The special meeting of Merix shareholders will be held at 9 a.m., Pacific Time, on February 8, 2010 at the executive offices of Merix Corporation, 15725 SW Greystone Court, Beaverton, Oregon 97006.

Matters to be Considered at the Special Meeting of Merix Shareholders

At the special meeting, Merix shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement and the plan of merger, as more fully described in this proxy statement/prospectus and (ii) a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger. Merix currently does not contemplate that any other matters will be presented at the special meeting.

Recommendation of the Merix Board of Directors

After careful consideration, the Merix board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Merix and its shareholders and has unanimously approved and adopted the merger agreement, the plan of merger and the transactions contemplated by the merger agreement. The Merix board of directors recommends that the Merix shareholders vote “FOR” the proposal to approve the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Record Date and Shares Entitled to Vote; Method of Voting; Quorum

Only shareholders of Merix at the close of business on December 24, 2009, the record date for the special meeting, are entitled to receive notice of, and vote at, the special meeting. On the record date, approximately 21,629,074 shares of Merix common stock were issued and outstanding. Shareholders of Merix common stock on the record date are each entitled to one vote per share of Merix common stock on each matter properly submitted for the vote of shareholders at the special meeting.

Merix shareholders are being asked to vote both shares held directly in their name as shareholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank, broker or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in “street name” will receive voting instruction cards in order to instruct their bank, broker, or other nominee how to vote. Please see “The Special Meeting of Merix Shareholders — Voting Procedures” beginning on page 72 of this proxy statement/prospectus for instructions on how to vote.

A quorum of shareholders is necessary to have a valid meeting of Merix shareholders. A majority of the shares of Merix common stock issued and outstanding and entitled to vote on the matter on the record date must be present in person or by proxy at the special meeting in order for a quorum to be established.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur when a bank, broker or other nominee is not permitted to vote a matter without instructions from the beneficial owner of the shares.

Votes Required to Approve Each Proposal

•	Merger Proposal. The proposal to approve the merger agreement and the plan of merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Merix common stock entitled to vote at the special meeting.

•	Adjournment Proposal. The proposal to adjourn the special meeting must be approved by the affirmative vote of the holders of a majority of the shares of Merix common stock present in person or by proxy at the special meeting and entitled to vote at the special meeting.

Adjournment

Merix’ bylaws provide that any adjournment of the special meeting may be made at any time by the chairman of the meeting or a vote of shareholders holding a majority of shares of Merix common stock represented at the special meeting, either in person or by proxy, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Share Ownership of Directors and Executive Officers of Merix

At the close of business on the record date for the special meeting, directors and executive officers of Merix beneficially owned and were entitled to vote approximately 2.7% of the shares of Merix common stock outstanding on that date.

Voting Procedures

Submitting Proxies or Voting Instructions

Whether shares are held directly as a shareholder of record or beneficially in street name, Merix shareholders may direct how their shares are voted without attending the meeting. Record holders may vote by submitting a proxy by mail using the proxy card enclosed in this proxy statement/prospectus, or by submitting a proxy by telephone or using the Internet. Beneficial owners of shares held by a broker, bank or other nominee may vote by submitting voting instructions to the shareholder’s broker, bank or other nominee as specified in the voting instruction card provided by the shareholder’s broker, bank or other nominee and enclosed and sent with this proxy statement/prospectus. For directions on how to vote shares, please refer to the instructions below and those included on the enclosed proxy card or, for shares held beneficially in street name, please refer to the voting instruction card provided by the shareholder’s broker, bank or other nominee.

By Telephone — Shareholders of record of Merix may submit proxies by telephone until 11:59 p.m. (Eastern Time) on February 7, 2010 by calling (800) 690-6903. The proxy card also includes instructions on submitting proxies by telephone. Most Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their broker, bank or other nominee. Please see the voting instruction card for telephone voting availability.

By Internet — Shareholders of record of Merix may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on February 7, 2010 by visiting www.proxyvote.com. The proxy card also includes instructions on submitting proxies using the Internet. Most Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, and live in the United States or Canada may vote using the Internet by following the instructions on the voting instruction cards provided by their broker, bank or other nominee. Please see the voting instruction card for Internet voting availability.

By Mail — Shareholders of record of Merix common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the enclosed postage prepaid envelopes. Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, bank or other nominee and mailing it in the accompanying postage prepaid envelopes.

If Merix shareholders of record do not include instructions on how to vote their properly signed proxy cards for the special meeting, their shares will be voted as the Merix board of directors recommends, which is “FOR” the proposal to approve the merger agreement and the plan of merger and “FOR” the approval of the adjournment of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting, and in the discretion of the proxy holders on any other business that may properly come before the special meeting.

If Merix shareholders holding shares of Merix common stock in “street name” do not provide voting instructions, their shares will be considered to be votes cast against the proposal.

Shareholders of record of Merix common stock may also vote in person at the special meeting by submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of Merix common stock are held by Merix shareholders in “street name”, those Merix shareholders may not vote their shares in person at the special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

Revoking Proxies or Voting Instructions

Merix shareholders may change their votes at any time prior to the vote at the special meeting. Merix shareholders of record may change their votes by giving written notice to the Corporate Secretary of Merix by timely delivery of a valid, later-dated proxy card (which automatically revokes the earlier proxy card) or by attending the special meeting and voting in person. Attendance at the special meeting will not cause previously granted proxies to be revoked, unless Merix shareholders specifically so request. For shares held in “street name”, Merix shareholders may change their votes by submitting new voting instructions to their broker, bank or other nominee or by attending the special meeting and voting in person, provided that they have obtained a signed proxy from their broker, bank or other nominee who is the record holder of their shares giving them the right to vote their shares.

Proxy Solicitation

Merix has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for the special meeting and provide related advice and informational support for a service fee and the reimbursement of customary disbursements not exceeding $25,000. Merix will bear the costs associated with printing and mailing this proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by Viasystems with the SEC. The cost of soliciting proxies from Merix shareholders will be paid by Merix.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by Merix’ directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Contact for Questions and Assistance in Voting

Any Merix shareholder who has a question about the merger, the issuance of Viasystems shares in connection with the merger, or how to vote or revoke a proxy, should contact:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 200
New York, New York 10017-6219
Toll Free: (888) 337-7699 or (888) 33-PROXY

Shareholders requiring additional copies of this proxy statement or voting materials should send an e-mail to investorrelations@merix.com.

Other Matters

Merix is not aware of any other business to be acted upon at the special meeting. Under Oregon law, no matter may be brought before a special meeting which is not stated in the notice of the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxy holders, Michael D. Burger, Dr. William W. Lattin and William C. McCormick, will have discretion to act on those matters, or to adjourn or postpone the special meeting.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement and the plan of merger (which contains, among other things, a summary of the material terms and conditions of the merger). While Merix and Viasystems believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Merix and Viasystems encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A and the plan of merger attached to this proxy statement/prospectus as Annex B, for a more complete understanding of the merger.

Effects of the Merger; Merger Consideration

Common Stock

Upon the terms and conditions set forth in the merger agreement, Merger Sub, a direct and wholly owned subsidiary of Viasystems, will be merged with and into Merix. Merix will be the surviving corporation in the merger, and is referred to as New Merix. At the effective time of the merger:

•	Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New Merix and will constitute the only outstanding shares of capital stock of New Merix.

•	Any shares of Merix common stock owned by Merix as treasury stock or by Viasystems or Merger Sub will be canceled and no consideration will be delivered in exchange for those shares.

•	Each issued and outstanding share of Merix common stock, other than those canceled as above and certain restricted stock awarded to Merix directors on August 7, 2009, will be converted into the right to receive the number of shares of Viasystems common stock that is equal to the number that is a fraction, the numerator of which is 2,500,000 shares and the denominator of which is the number of shares of Merix common stock issued and outstanding at the time the effective time of the merger (the “Exchange Ratio”).

At the effective time of the merger, all shares of Merix common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of Merix common stock will cease to have any rights under that certificate, except the right to receive the number of shares of Viasystems common stock that is equal to the Exchange Ratio, dividends, other distributions, and cash in lieu of fractional shares (described below) of Viasystems common stock to which the holder is entitled under the merger agreement.

The number of shares outstanding of Merix common stock may differ from the shares of common stock outstanding on the date that the parties entered into the merger agreement, on the date that the parties announced the merger, on the date that this proxy statement/prospectus was mailed and at the effective time of the merger as a result of the exercise of options to purchase shares of Merix common stock and the vesting of restricted stock and restricted stock units granted under Merix’ stock option plans, in each case, prior to the closing of the merger.

The table below illustrates, as of October 5, 2009, the number of outstanding options to purchase shares of Merix common stock for a given range of exercise prices as well as the weighted average exercise price of such outstanding options for the given range of exercise prices.

Merix Option Table as of October 5, 2009

Range of Exercise Prices		Number of Merix	Weighted Average
of the Merix Options		Options Outstanding	Exercise Price

$1.60	$1.60	1,605,750 *	$1.60
1.62	1.91	473,500	1.67
2.05	2.78	135,500	2.19
2.86	2.86	12,250	2.86
4.36	6.58	393,863	5.92
6.60	7.99	476,500	7.64
8.00	9.30	433,714	8.77
9.35	27.00	344,250	13.33
27.34	27.34	100	27.34
31.33	31.33	7,500	31.33
52.50	52.50	5,000	52.50
67.06	67.06	20,000	67.06

		3,907,927

*	Excludes 246,030 options that will not vest upon the effective date of the merger.

The table below illustrates, based on a range of hypothetical number of shares of Merix common stock outstanding on the closing date, the adjustments to the Exchange Ratio with respect to Merix shareholders that receive Viasystems common stock. This table has been included for illustrative purposes only. As the actual number of shares of Merix common stock outstanding on the closing date may be outside of the range of the amounts set forth below and cannot be determined as of the date of this proxy statement/prospectus, the actual Exchange Ratio per share of Merix common stock may vary from the amounts described below.

Adjusted Exchange Ratio
(i.e., number of share of Viasystems common
Assumed amount of Merix	stock that a Merix shareholder would
common stock issued and	receive for each share of Merix
outstanding on the closing date	common stock)

21,628,104 (1)	0.1155903
22,000,000	0.1136364
22,500,000	0.1111111
23,000,000	0.1086957
23,500,000	0.1063830
24,000,000	0.1041667
24,500,000	0.1020408
25,000,000	0.1000000
25,500,000	0.0980392
25,716,323 (2)	0.0972145

(1)	Represents the shares of Merix common stock outstanding as of October 5, 2009.

(2)	Represents the shares of Merix common stock outstanding as of October 5, 2009, and it includes all restricted awards that will be vested prior to closing of the merger (180,292), and it includes all shares that may be issued upon the exercise of all outstanding options to purchase shares of Merix common stock prior to closing by payment of the applicable exercise price; provided, however, that it does not include the options, restricted stock and restricted stock units granted to directors of Merix on August 7, 2009.

Fractional Shares

Viasystems will not issue fractional shares of Viasystems common stock in the merger. As a result, Merix stockholders will receive cash equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled after aggregating all fractional shares to be received by such shareholder by an amount equal to the average of the daily market prices for the five consecutive trading days preceding the date of closing of the merger divided by the Exchange Ratio. For a full description of the treatment of fractional shares, see “The Merger Agreement — Fractional Shares” beginning on page 111 of this proxy statement/prospectus.

Background of the Merger

Merix continually evaluates strategic opportunities within the PCB industry to strengthen its business and to deliver long-term value to its shareholders. During the past several years, senior management and the board of directors of Merix have regularly reviewed the company’s strategic growth objectives and means of achieving those objectives, including strategic initiatives and various business combinations to enhance value.

On April 7, 2008, a potential acquiror submitted a non-binding indication of interest to acquire Merix at a premium of 20% to 30% over its then current stock price of $2.10 per share and requested a meeting to discuss the merits of a transaction. The letter stated that the potential acquiror had engaged a financial advisor and had received a financing commitment from a financial partner. Merix’ board of directors considered the proposal and declined to pursue the offer because, in the board of directors’ business judgment, given the progress made by the new management team in integrating its Asia operations while growing capacity and technical capability there. In addition, given the state of the economy and Merix’ performance at that time, the Merix board of directors determined that Merix shareholders would receive a greater return if Merix remained independent. Accordingly, Mr. Michael Burger, Merix’ chief executive officer, contacted the potential acquiror to decline the invitation to meet.

On April 29, 2008, the potential acquiror submitted another letter that included a somewhat more detailed proposal of exchanging one share of the potential acquiror’s stock for every two shares of Merix’ stock, implying a 38% premium to Merix’ then current stock price of $1.86 per share. The chief executive officer of the potential acquiror requested a meeting with Merix’ board of directors.

At a board of directors meeting on May 2, 2008, Merix’ senior management presented the Merix board of directors with the merits and issues of a combination with the potential acquiror. After consideration of relevant factors, Merix’ board of directors determined that it was not in Merix’ best interest to open discussions regarding a potential combination with the potential acquiror at that time because, in the board of directors’ business judgment, given the state of the economy and the company’s performance, shareholders would receive a greater return if Merix remained independent. Mr. Burger, on behalf of Merix’ board of directors, sent a letter to the chief executive officer of the potential acquiror communicating its decision.

On July 24, 2008, the chief executive officer of the potential acquiror publicly stated during its earnings call that the company had approached Merix several times to propose a potential combination and that Merix had declined to engage in discussions with the potential acquiror. On October 23, 2008, the chief executive officer of the potential acquiror again publicly stated its desire to combine with Merix.

On September 10, 2008, members of one of the largest holders of Merix Notes met with Merix senior management to express concern about Merix’ strategic direction and the preservation of value for all Merix stakeholders.

On November 4, 2008, the same potential acquiror that had previously expressed a desire to enter into a business combination with Merix sent another letter to the Merix board of directors expressing a desire to enter into a merger with Merix but did not state a price.

In light of the expressions of interest received from the potential acquiror, as well as the deteriorating world economy and a dramatic drop in demand for Merix’ products, on November 10, 2008, Merix’ board of directors met with Thomas Weisel Partners (“TWP”) and Orrick, Merix’ outside legal counsel, to discuss

Merix’ current situation and strategic alternatives, including a possible financing or a possible strategic combination. During an executive session without TWP present, Merix’ board of directors formed a transaction committee comprised wholly of outside directors (the “Transaction Committee”) to manage a formal review of its strategic alternatives and determined to engage TWP as Merix’ financial advisor.

Over the next 11 months, Merix’ board of directors met more than 20 times and the Transaction Committee met more than 30 times as it directed a process to examine alternatives to maximize shareholder value. TWP and Orrick participated in all of these meetings.

On November 21, 2008, TWP made a presentation to the Transaction Committee outlining alternatives for a strategic process to identify potential strategic and financial partners. After discussion, the Transaction Committee decided to pursue a limited auction process in order to create competition among the leading potential acquirors while preserving confidentiality as Merix investigated other alternatives, including remaining independent. The Transaction Committee instructed TWP to contact those parties with whom a business combination could produce a company that would be well-positioned in the PCB industry and in which Merix shareholders would retain an equity interest and thus participate in potential upside when the economy, and demand for PCBs, recovered.

On November 23, 2008, TWP contacted five parties with significant PCB operations to sign non-disclosure agreements to pursue discussions regarding a potential business combination with Merix. One of the five parties was the party that had previously expressed an interest in acquiring Merix and whose chief executive officer had publicly expressed the potential acquiror’s interest in Merix. All parties contacted by TWP signed non-disclosure agreements except for the potential acquiror that had previously expressed an interest in Merix.

During the week of December 1, 2008, under the direction and supervision of the Transaction Committee, Merix’ management and TWP conducted meetings with the four companies that had signed non-disclosure agreements with Merix, as well as a more limited presentation with the company that had refused to sign a non-disclosure agreement and one potential financial investor. TWP requested indications of interest from the contacted companies by December 23, 2008.

In early December 2008, TWP also contacted five additional technology-focused private equity firms. None of these firms was interested in a recapitalization of Merix into a privately-held company or providing financing to Merix.

On December 23, 2008, three of the four companies submitted indications of interest and were advanced to the next phase of the process. These parties were given access to additional Merix diligence materials. During the week of January 5, 2009, the company that had refused to sign a non-disclosure agreement elected to sign a non-disclosure agreement and participate in the process.

On January 7, 2009, at a meeting of the Merix board of directors, the board of directors authorized TWP to investigate financing alternatives as an alternative to a potential business combination. On January 13, 2009, Merix formally engaged TWP to contact potential equity and debt sources.

From January 8, 2009 through January 26, 2009, Merix and TWP conducted site tours of Merix’ United States and China facilities with the interested bidders and requested that each of the companies submit second round indications of interest by February 5, 2009.

On February 2, 2009, one of the bidders indicated that it would likely decrease the valuation range expressed in its initial indication of interest. On February 4, 2009, another bidder indicated that it would not continue to pursue a transaction with Merix. On February 5, 2009, two bidders, including Viasystems, submitted revised indications of interest.

On February 6, 2009, during a meeting of the Transaction Committee, senior management reviewed Merix’ sales trends, cost cutting efforts, cash position and borrowing availability. TWP reported that no parties were interested in providing new financing to Merix due to the significant amount of leverage already on Merix’ balance sheet including borrowings under its asset based credit facility, its recent operating losses and its small market capitalization. TWP also conducted a detailed review of the business combination process to date and reviewed the two revised indications of interest. After thorough discussion, the Transaction Committee decided to reject one proposal because it was significantly below the value of the company and offered Merix shareholders very little upside in a combined company. The Transaction Committee also determined to recommend to the full board of directors that Merix explore the Viasystems’ proposal and ask Viasystems for financial and sales projections, study its customer base and conduct other due diligence. On February 13, 2009, the Merix board of directors met to consider the Transaction Committee’s recommendation and agreed that the Viasystems proposal should be further explored. The board of directors also instructed TWP to approach the company that had previously indicated an interest in combining with Merix to determine if that company was still interested in pursuing a transaction with Merix. Merix’ board of directors also asked management to review whether additional cost reductions were possible if the board of directors determined that it was in Merix’ best interests to remain independent.

On February 18, 2009, a new potential bidder approached Merix about a possible business combination and executed a non-disclosure agreement the following day. On February 23, 2009, after performing initial due diligence, the new potential bidder informed TWP that it did not intend to pursue any further discussions regarding a possible business combination with Merix.

On February 20, 2009, the only remaining potential bidder other than Viasystems indicated that it would not continue to pursue an acquisition of Merix.

Viasystems and Merix then continued their diligence reviews and considered financial matters, including synergies.

On March 4, 2009, the Merix board of directors met to review the potential for a transaction with Viasystems. The board of directors observed that a merger with Viasystems would provide the following benefits: (i) a combined company that would have a significantly strengthened financial position; (ii) significant cost savings and synergies; and (iii) a further shift in production to low cost countries. The board of directors also noted that there was little overlap in the customer base of the two companies. TWP presented an analysis of the proposed combination. The board of directors discussed the risks and potential rewards of remaining independent. The board of directors also discussed the potential for upside if the two companies merged. The board of directors also discussed the fact that any equity consideration required by the noteholders to exchange their holdings at a value below par would result in less equity consideration for shareholders of Merix. The board of directors determined to continue discussions with Viasystems, but concluded that the transaction structure needed to give Merix shareholders sufficient upside in a combined company.

On March 7, 2009, Goldman, Sachs & Co. (“Goldman”), financial advisor to Viasystems, proposed a merger in which all Merix shareholders and the holders of the Merix Notes would own 20% of Viasystems common stock outstanding immediately after the merger and Viasystems stockholders would own 80% of Viasystems common stock outstanding immediately after the merger. On March 8, 2009, TWP met with the Transaction Committee to discuss Viasystems’ proposal. The board of directors concluded that Viasystems’ proposal did not give Merix shareholders sufficient upside in a combined company and accordingly decided to counter Viasystems’ offer with a proposal for a merger in which all Merix shareholders and noteholders would own 25% of Viasystems common stock outstanding immediately after the merger and the noteholders would receive $14 million in cash.

On March 9, 2009, Goldman indicated that Viasystems was not willing to raise its original proposal. On March 10, 2009, after discussing the status of the negotiations that had taken place with Viasystems under the supervision of the Transaction Committee, the Merix board of directors instructed TWP to terminate conversations with Viasystems until Viasystems accepted Merix’ counteroffer. On March 17, 2009, Goldman orally informed TWP that Viasystems would agree with Merix’ counteroffer.

On March 26, 2009, Viasystems sent Merix a written indication of interest confirming the broad outlines of a possible combination. Viasystems also requested an exclusivity period of 45 days for both parties to conduct detailed diligence reviews.

Merix’ board of directors met on March 27, 2009 to discuss the terms of Viasystems’ proposal and Viasystems’ request for a 45-day exclusivity period. Following a full analysis and discussion, the board of directors approved Merix’ entry into a significantly shorter exclusivity period. The parties entered into an exclusivity agreement on March 31, 2009, which provided that after April 17, 2009, either party had the ability to terminate the exclusivity agreement upon written notice to the other party.

From April 1, 2009 through mid-April 2009 the parties conducted further due diligence reviews.

On April 13, 2009, a representative from a major United States investment bank emailed Mr. Burger requesting a meeting in Portland, Oregon to discuss an acquisition of Merix by an unnamed PCB manufacturer in China. This request was reviewed by the board of directors and the Transaction Committee. Merix did not respond to the request due to its exclusivity obligations with Viasystems.

On April 17, 2009, Viasystems requested an extension of the exclusivity period until May 25, 2009 to provide for more time to secure bank financing. Merix’ board of directors agreed to consider an extension if it received an outline of the key terms of the merger agreement, a meeting with a representative from HMTF, a major stockholder of Viasystems, and a meeting with Viasystems’ chief executive officer. On April 20, 2009, Merix received a draft of the key terms of the merger agreement. Grant Thornton LLP, Merix’ auditors, also presented the results of its financial diligence review of Viasystems to the Merix board of directors. A representative of HMTF met with Merix’ board of directors the following day. Merix did not agree to extend the exclusivity period to May 25, 2009 although Merix remained bound by the restrictions in the exclusivity agreement until Merix or Viasystems provided written notice of termination to the other party.

On April 21, 2009, Mr. Burger received an email from the investment banker who had contacted him on April 13, 2009 on behalf of an unnamed PCB manufacturer to discuss a potential acquisition of Merix. The investment banker stated that his client had asked him to draft a letter to the Merix board of directors and the Transaction Committee if there was no response to the banker’s request to meet with Mr. Burger. Merix did not respond to the email because the exclusivity agreement was still in place. The Merix board of directors did not terminate exclusivity because the email from the investment banker provided no details of an offer that might be attractive in comparison to Viasystems’ offer.

Merix and Viasystems continued to conduct their diligence reviews. The parties exchanged and discussed financial information on April 22, 2009 and reviewed and discussed their assumptions regarding synergies the following day.

On April 24, 2009, Weil Gotshal & Manges LLP (“Weil”), counsel to Viasystems, distributed an initial draft of the merger agreement. The same day, Mr. David Sindelar, chief executive officer of Viasystems, met with the Merix board of directors.

On May 6, 2009, TWP presented the Merix board of directors with an update on the proposed transaction and the latest timeline. The Merix board of directors also received and discussed a letter dated May 4, 2009 from a PCB manufacturer located in China indicating an interest to acquire Merix for “a cash payment in excess of the current market price,” which was then $0.56 per share. The letter stated that the United States investment bank that previously contacted Merix was serving as its financial advisor, but failed to provide details of the proposed transaction. Merix’ board of directors did not respond to the letter because the exclusivity agreement with Viasystems was still in place. The Merix board of directors did not terminate exclusivity because the offer from the PCB manufacturer was not clearly more attractive than Viasystems’ offer, and terminating the exclusivity agreement might impede the progress toward reaching, or result in losing, an agreement with Viasystems.

On May 7, 2009, representatives from Merix, acting under the supervision of the Transaction Committee, Viasystems, Orrick, Weil, Goldman and TWP met by teleconference to negotiate the draft merger agreement.

On May 14, 2009, after reviewing the status of due diligence, negotiations on the merger agreement, efforts to obtain bank financing and a review of financial performance and after reviewing the benefits and risks of the proposed merger against the risks and benefits of remaining independent, the Transaction Committee agreed to extend the exclusivity period to June 1, 2009 with the option to automatically extend to June 15, 2009 if Merix received (i) a draft of Viasystems’ disclosure schedules to the merger agreement and (ii) a signed commitment from a commercial bank to issue a credit facility.

On a May 26, 2009 conference call, representatives of the significant noteholder that met with senior management in September 2008 expressed in a conference call continued disappointment with Merix’ financial performance and failure to “engage in a meaningful dialogue” with the noteholder. On the call, senior management assured the noteholder that the company was taking several actions to increase value for all stakeholders but was unable to elaborate.

From May 14, 2009 to July 24, 2009, the Transaction Committee agreed to several extensions of the exclusivity period with Viasystems during which time the parties continued their due diligence reviews, negotiated the merger agreement, prepared and received disclosure schedules, pursued bank financing to be effective after the merger and finalized projections and anticipated synergies.

On June 5, 2009, Merix’ board of directors received a second formal letter dated June 4, 2009 from the PCB manufacturer located in China indicating interest in acquiring Merix for $0.75 to $1.00 per share in cash but, with respect to the Merix Notes, the letter said only that the PCB manufacturer would tender for the Merix Notes at a price “in excess of current market value.” The letter did not provide details on the size of the acquiror or its ability to finance the acquisition. The Merix board of directors instructed TWP to ask Goldman and Viasystems for a carveout of the exclusivity to engage the PCB manufacturer’s investment banker in a conversation. On June 11, 2009, Viasystems and Goldman agreed to let Merix contact the investment banker to ascertain more details regarding the offer by the potential acquiror. TWP contacted the investment banker on June 12, 2009 and arranged for a call on June 15, 2009. In the discussion on June 15, 2009, TWP explored the opportunity for a stock-for-stock merger to preserve potential upside for Merix shareholders, the ability for the potential acquiror to finance a cash transaction and additional details on how the potential acquiror planned to address the Merix Notes. TWP expressed the requirement for more details on these matters in order for the Merix board of directors to engage in meaningful discussions. Based on the discussion, the investment banker informed TWP that the potential acquiror would not continue to pursue a transaction with Merix at that time.

On June 18, 2009, the significant noteholder who had discussed Merix’ performance in September 2008 and May 2009, sent a letter to the Merix board of directors regarding the holder’s concerns regarding Merix’ then current stock price of $0.67 per share and the fact that the Merix Notes were trading at 30% to 35% of their face value. The noteholder expressed a desire to engage in “constructive discussions with the Merix board of directors to preserve and maximize value for Merix’ key stakeholders” and asked for confirmation that Merix’ board of directors received the letter. The Merix board of directors instructed TWP to request permission from Viasystems for a carveout of the exclusivity to respond to the noteholder. Viasystems and Goldman agreed to let Merix respond and, on June 24, 2009, Mr. Burger sent an email to the noteholder to confirm that the board of directors had received the letter and would discuss it at the next board of directors meeting.

On July 10, 2009, Viasystems received a commitment from Wachovia/Wells Fargo for a $75 million global credit facility pending the potential merger with Merix.

On July 13, 2009, a former Merix director sent a restructuring proposal to Mr. William McCormick, chairman of the board of directors of Merix, including a proposal to invest up to $5 million in Merix and suggested that Merix acquire another PCB company with which he was affiliated. On July 14, 2009, TWP discussed the proposal with the Merix board of directors. The Merix board of directors instructed TWP to ask Viasystems for a carveout from the exclusivity agreement in order for Mr. McCormick to contact the former Merix director. TWP also reviewed its strategy of approaching Merix’ noteholders with Viasystems’ proposal for an exchange agreement. The Merix board of directors withheld its authorization to approach the noteholders until several merger-related items were resolved.

On July 23, 2009, at a Merix board of directors meeting, senior management, TWP and Orrick presented a detailed summary of the diligence review undertaken by both parties, the negotiations regarding the merger agreement, the disclosure schedules prepared and received by both parties and the status of bank financing. TWP presented a detailed financial analysis of the combined company as well as Merix as an independent company. TWP reported that all major issues with Viasystems that had previously been discussed with the board of directors and the Transaction Committee had been resolved. After the board of directors discussed the information presented, it authorized TWP to approach the holders of approximately 98% of the Merix

Notes to propose that they enter into a note exchange agreement with Viasystems. The board of directors discussed the fact that the total initial offer proposed would be $14 million in cash to the noteholders and a total of 25% of Viasystems common stock outstanding immediately after the merger to be owned by the Merix shareholders and noteholders. The board of directors, acknowledging that the terms of the offer to the noteholders were likely to change as a result of the anticipated negotiations with the noteholders, determined that (i) the noteholders would initially be offered 10% of Viasystems common stock outstanding immediately after the merger, (ii) 12.5% would be reserved for the Merix shareholders and (iii) 2.5% would be reserved for the negotiations with the noteholders. The board of directors authorized TWP to approach the three largest noteholders to negotiate a note exchange agreement with Viasystems and Goldman, provided that Merix shareholders would receive no less than 12.5% of the Viasystems common stock outstanding immediately after the merger.

On July 24, 2009, TWP approached Merix’ three largest noteholders to sign non-disclosure agreements. Two of the three noteholders entered into non-disclosure agreements. The noteholder who had previously engaged Merix to discuss its performance refused to sign the non-disclosure agreement. TWP presented the exchange offer to the two noteholders who had signed non-disclosure agreements.

On July 31, 2009, Viasystems agreed to an exception to the exclusivity agreement to allow Mr. McCormick to discuss the proposal made by the former Merix director. Mr. McCormick contacted the former director on July 31, 2009 to enter into a non-disclosure agreement. On August 14, 2009, the former director entered into a non-disclosure agreement and Mr. McCormick and Mr. Burger spoke with him later that day. After Mr. McCormick reported on their conversation to the Merix board of directors, the board of directors determined that the proposal was not attractive to Merix because it was in a very preliminary form and did not appear to provide the same value as the proposal by Viasystems.

Between July 31, 2009 and August 21, 2009, the two largest noteholders reviewed information on both companies and the benefits of the combination prepared by Viasystems and Merix management and negotiated for a better offer for their Merix Notes. Viasystems revised its offer to a total of 20.5% of Viasystems common stock outstanding immediately after the merger and $25 million in cash, with the noteholders receiving 8% of Viasystems common stock outstanding immediately after the merger and the $25 million in cash, and Merix shareholders receiving 12.5% of Viasystems common stock outstanding immediately after the merger. Both noteholders rejected the revised offer.

On August 21, 2009, the noteholder who had previously discussed Merix’ performance sent another letter to the Merix board of directors expressing disappointment at management and the board of directors’ reluctance to meet and concern over Merix’ deterioration in operating performance. The holder also advised the board that, if it was not provided a forum with the board of directors in the immediate future, it may take other measures to maximize the value of its investment.

On August 28, 2009, Viasystems revised its offer to a total of 22.5% of Viasystems common stock outstanding immediately after the merger and $30 million in cash, with the noteholders receiving 10% of Viasystems common stock outstanding immediately after the merger and $30 million in cash, and Merix shareholders receiving 12.5% of Viasystems common stock outstanding immediately after the merger.

On September 2, 2009, one of the noteholders with whom TWP had been discussing the exchange offer agreed to Viasystems’ exchange offer proposal. On September 8, 2009, the second noteholder also agreed to the economic terms of the exchange offer. TWP then approached three other noteholders to discuss the exchange offer with them. By September 25, 2009, noteholders representing approximately 80% of the principal amount of the Merix Notes had agreed to the economic terms of the exchange offer.

On September 18, 2009, TWP contacted the remaining large noteholder that had previously refused to sign a non-disclosure agreement to discuss the exchange offer, but the noteholder continued its refusal to sign a non-disclosure agreement. On September 28, 2009, TWP again contacted the remaining large noteholder to engage the noteholder in discussions to exchange its Merix Notes for cash and shares of Viasystems common stock. TWP indicated that nearly 80% of the noteholders had committed to the economic terms of the exchange offer. The remaining large noteholder then entered into a non-disclosure agreement with TWP.

On September 30, 2009, a special meeting of the Viasystems board of directors was held to consider management’s recommendation of the proposed transaction with Merix. Present at the meeting were members of Viasystems’ senior management and Goldman and Weil who advised on the financial and legal terms of the merger. At this meeting, management presented its recommendation that a transaction be agreed to on the terms presented to the Viasystems board of directors, along with further information on management’s valuation of Merix’ business on a combined basis. Following discussion, the Viasystems board of directors approved the transaction and authorized management to enter into the merger agreement, the note exchange agreement, the recapitalization agreement and the new stockholder agreement.

On October 2, 2009, after a week of negotiations with the remaining large noteholder, Viasystems agreed to offer two options to the holders of approximately 98% of the Merix Notes: (i) Option A — $28,590,000 of cash plus 10% of Viasystems common stock or (ii) Option B — $49,590,000 of cash and no equity in Viasystems. All noteholders who had been approached by TWP were given the choice to elect a mix of Option A and B. On October 5, 2009, all noteholders made their election. The final resulting consideration, in the aggregate, was approximately $35 million in cash and approximately 7% of Viasystems common stock outstanding immediately after the merger to the noteholders and approximately 12.5% of Viasystems common stock outstanding immediately after the merger to the Merix shareholders.

On October 6, 2009, Merix’ board of directors held a meeting to consider the merger agreement and related transactions. The board of directors considered its fiduciary duties in relation to the merger and certain key aspects of the merger agreement, including the representations and warranties, covenants, conditions to completion of the merger and termination provisions. Representatives of TWP provided an overview of the strategic process undertaken by Merix with the assistance of TWP that ultimately led Merix to negotiate a merger agreement with Viasystems. Representatives of TWP also reviewed for the Merix board of directors the financial analysis it performed in connection with its fairness opinion, including the methodologies utilized in evaluating the fairness of the proposed merger consideration. TWP delivered its oral opinion, later confirmed in writing, that based upon and subject to the assumptions, limitations and considerations set forth in the opinion, the merger consideration to be received by Merix shareholders pursuant to the merger was fair from a financial point of view to the Merix shareholders. A description of this opinion appears under “The Merger — Opinion of Thomas Weisel Partners.” Members of the Merix board of directors then asked various questions regarding TWP’s analysis and TWP answered each question to the board of directors’ satisfaction.

The board of directors then dismissed TWP and discussion among the board of directors ensued regarding the merits of the proposed transaction. The Merix board of directors noted that while it had initiated the process to review Merix’ strategic alternatives amidst a dramatic drop in demand for its products and concerns about Merix’ ability to withstand continued downward trends in its business, those factors no longer posed a significant risk given improvements in Merix’ cash and liquidity position and a growing demand environment. However, the Merix board believed that a combination with Viasystems would still be in the best interest of Merix shareholders because the combined company could potentially provide Merix shareholders with a better return in the long term. Following further discussion, the Merix board of directors, by unanimous vote, determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Merix and its shareholders and approved the merger agreement.

Promptly following the conclusion of the Merix board of directors meeting, Viasystems and Merix executed the merger agreement and publicly announced the transaction shortly after the markets closed.

Merix’ Reasons for the Merger; Recommendation of Merix Board of Directors

The Merix board of directors has unanimously adopted and approved the merger agreement, and believes that the merger is advisable and fair to, and in the best interests of, Merix and its shareholders. Accordingly, the Merix board of directors recommends that Merix shareholders approve the merger agreement at the special meeting of Merix shareholders.

In reaching its determination to adopt and approve the merger agreement and recommend that Merix shareholders approve the merger agreement, the Merix board of directors considered numerous factors discussed with Merix’ outside legal and financial advisors and senior management.

The Merix board of directors conducted an extensive and formal process to review several strategic alternatives including changes in capital structure, divestitures and mergers that could potentially drive greater value to Merix shareholders than remaining standalone as an independent publicly traded company. After reviewing all of the available alternatives, the Merix board of directors concluded that a combination of Merix and Viasystems is in the best interest of Merix shareholders. The following is a brief summary of the primary factors the Merix board of directors considered:

•	Leader in the Printed Circuit Board Industry. Merix believes the combination of Merix and Viasystems will create a global leader in the PCB industry. As a result of the merger, the combined company will have best-in-class capabilities with leadership in quick-turn, prototyping and high technology manufacturing in North America as well as high technology volume production in China. Merix anticipates that the combined company will be the largest publicly traded PCB manufacturer by revenue in the United States and is expected to be a top ten supplier of PCBs globally.

•	Creation of Synergies and Cost Saving Opportunities. The integration of the product and service offerings, supply chains, and administrative functions of the combined companies is expected to result in cost savings synergies and continuing increases in gross margins, both of which are expected to improve operating results. Merix believes that the combination of the two companies will create synergies that are expected to improve financial performance faster and more significantly than either of the two companies could accomplish on a stand-alone basis. Viasystems has stated that it expects that the combination will result in increased earnings before interest, taxes, depreciation and amortization, or EBITDA, and will generate approximately $20 million of annual cost savings, and Merix’ management agrees with the expected increase in EBITDA and estimated annual cost savings. Merix believes it is important to understand that the synergy estimate does not include any benefit that may result in the combined company leveraging its broader customer relationships with its expanded product, service and technology offering.

•	Complementary Businesses. Merix believes that each company’s manufacturing footprint and product and service offerings are complementary to the other company’s. Merix’ facilities will offer Viasystems’ 125 customers complex PCB production in the United States, including quick-turn and prototyping capabilities not offered by Viasystems today. Viasystems will provide Merix’ 800 customers with expanded China-based high volume and quick-turn services, along with new electro mechanical solutions. In addition, Viasystems’ current advanced technical capabilities in China provide Merix’ customers with a compelling technology offering that meets the growing demand for high density interconnect (“HDI”) services, a capability that does not exist in Merix’ existing China based footprint today and would otherwise take 18 to 24 months to achieve.

•	Increased Scale. The combined company is expected to benefit from an improved cost structure and margin profile as it leverages economies of scale and employs best practices and efficiencies across both organizations. In addition, the combined company will be a better-capitalized publicly traded company that has the opportunity to attract greater interest from institutional research firms and institutional investors and greater access to capital to fund future growth opportunities.

•	Improved Balance Sheet. It is anticipated that the combined company will have a strong balance sheet with access to more than $100 million in credit lines, a cash balance of approximately $40 million, and $235 million of outstanding debt (a reduction of approximately $60 million of debt and approximately $212 million of preferred stock instruments with priority claims). The resulting total debt (net of cash) to pro forma adjusted EBITDA ratio would be 2.0x including $20 million of annual cost synergies, significantly lower than each of the companies on a stand-alone basis.

•	Experienced Management Team and Combined Board Representation. It is expected that the combined company will be led by a combination of experienced senior management from both Viasystems and

Merix, which will provide management continuity to support the integration and the anticipated growth of the two companies. In addition, the board of directors of the combined company will retain members from both Merix’ and Viasystems’ existing boards.

In addition to the above factors, the Merix board of directors also considered the following factors:

•	the Merix board of directors’ familiarity with the historical, current and anticipated future performance of the business, operations, properties and assets, financial condition, business strategy and prospects of Merix, as well as the risks involved in achieving those prospects (including the risk factors set forth in Merix’ Quarterly Report on Form 10-Q for the quarter ended August 29, 2009);

•	the current and prospective environment in which Merix operates, including the competitive environment, the importance of scale in the increasingly competitive market environments in which Merix operates, and the potential for the merger to enhance Merix’ ability to compete effectively in those environments, and the likely effect of these factors on Merix’ potential long term and sustained growth, development, productivity, profitability and strategic options;

•	current and historical information concerning Merix’ and Viasystems’ respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on shareholder value;

•	the results of the due diligence review of Viasystems’ business and operations;

•	the enhanced strategic and market position of the combined company and the combined company’s anticipated future financial performance;

•	the combination of Merix’ quick-turn, prototyping and high technology capabilities and Viasystems’ higher volume PCB operations and strong electro-mechanical solutions business, which will result in a combined company with a broader set of product and service offerings, geographical expansion and diversity of served markets and customers, beyond that achievable by Merix alone;

•	the fact that the factory footprint of the combined company will further shift to lower cost geographies, with approximately 90% of the square footage of the combined company being located in Asia;

•	the limited overlap of the customer bases of Viasystems and Merix and the opportunity to cross-sell quick turn PCB and electro-mechanical solutions products and other services across the combined company’s expanded customer base and end markets in both North America and Asia;

•	the belief by Merix management that the combined company’s enhanced product, services and technology offerings and limited overlap of customers and geographies will minimize the impact of the merger on the customers and employees of Merix;

•	the fact that the merger consideration consists of Viasystems common stock, which will enable Merix shareholders to share in the future growth and anticipated synergies of the combined company;

•	the fact that the shares of Viasystems common stock to be received by Merix shareholders will be registered on Form S-4 and will be freely tradable;

•	the fact that the merger consideration consisting of Viasystems common stock enables Merix shareholders the opportunity to hold stock in a combined company with a stronger balance sheet, reducing leverage from a 12.9x total debt (net of cash) to LTM EBITDA ratio to a 2.0x total debt (net of cash) to LTM EBITDA ratio including annual cost synergies;

•	the fact that Merix shareholders will be able to own stock of a larger, better-capitalized publicly traded company that has the opportunity to attract greater interest from institutional research firms and institutional investors. The results should allow for improved stock liquidity and improved market efficiencies;

•	the determination that an ownership position that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and that a fixed ownership position fairly captures the respective ownership interests of Viasystems and Merix shareholders in the combined company based on valuations of Viasystems and Merix at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•	the financial and other terms and conditions of the merger agreement, and the other transactions contemplated by the merger agreement, were the product of extensive arms-length negotiations between the parties;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the fact that Merix and TWP engaged in a comprehensive process to investigate strategic alternatives since November 2008;

•	the risk that Merix would be unable to obtain financing necessary to continue operating on a stand-alone basis on relatively attractive terms, or at all;

•	discussions with Merix’ management team regarding Merix’ and Viasystems’ respective businesses, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these objectives; the nature of Merix’ and Viasystems’ respective businesses and the industry in which Merix and Viasystems compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led the board of directors to conclude that the merger presented an opportunity for the shareholders of Merix to realize greater value than the value likely to be realized by shareholders in the event Merix remained independent;

•	a review of the possible alternatives to a sale of Merix, including remaining independent and raising sufficient capital to expand capacity, to fund working capital, and to invest in the technology required to grow organically;

•	specifically in connection with the potential combination transaction alternatives with a number of potential strategic parties that were considered by Merix over a period of several months, that such transactions did not clearly offer greater value to the shareholders of Merix and would have involved more risk for a successful negotiation and consummation of the transaction;

•	the risks associated with remaining an independent company, including increased competition, difficulties of achieving scale, the significant and increasing cost of complying with obligations as a small-cap publicly traded company, and anticipated operating performance;

•	the ability of the Merix board of directors, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited bona fide acquisition proposal from a third party before obtaining the approval of Merix shareholders of the merger, and, if the acquisition proposal is a superior proposal (as such term is defined in the merger agreement), the ability of the Merix board of directors to terminate the merger agreement to accept the superior proposal upon the payment to Viasystems of a termination fee of $1,300,000 and reimbursement expenses of up to $3,900,000;

•	the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies;

•	the financial analysis prepared by TWP and presented in its opinion to the Merix board of directors on October 6, 2009, that subject to the various assumptions, limitations and considerations set forth in its opinion, the merger consideration to be received by the Merix shareholders pursuant to the merger was fair to the Merix shareholders from a financial point of view (for a further discussion of the TWP opinion, see “The Merger — Opinion of Thomas Weisel Partners” beginning on page 87 of this proxy statement/prospectus); and

•	the prospects for successful consummation of the transaction are high because the merger agreement contains limited conditions to Viasystems’ ability to complete the merger.

The Merix board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the risks and costs to Merix if the transactions contemplated by the merger agreement do not close, including the diversion of management and employee attention, potential employee attrition, the effect on business relationships and the incurrence of transaction-related expenses;

•	the challenges and costs of integrating the assets, operations, strategies, cultures and organizations of the companies;

•	the risk that key management and other personnel might not remain employed by Viasystems;

•	the potential loss of Merix customers and suppliers and the termination of contracts of Merix as a result of a customer’s, supplier’s, or other counterparty’s unwillingness to do business with Viasystems;

•	the risk that expected benefits from the merger will not be achieved;

•	the risk that the merger will be taxable to the Merix shareholders and that they will recognize ordinary income with respect to all or a portion of the merger consideration;

•	the potential impact of the restrictions under the merger agreement on Merix’ ability to take certain actions during the period before the effective time of the merger (which could delay or prevent Merix from undertaking business opportunities that may arise pending completion of the merger);

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Merix, including: (i) the restriction on Merix’ ability to solicit proposals for alternative transactions; and (ii) the requirement that Merix pay a termination fee of $1,300,000 and reimbursement expenses of up to $3,900,000 to Viasystems in certain circumstances following the termination of the merger agreement;

•	the risk that certain of Merix’ directors and executive officers may have interests in the merger that are in addition to, or that may be different from, the interests of Merix’ shareholders;

•	the risk that governmental agencies from which Viasystems and Merix seek approval might seek to impose conditions on or enjoin or otherwise prevent or delay the merger; and

•	other risks commonly associated with transactions such as the merger, including risks associated with the business of Viasystems, Merix and the combined company, including those described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

The foregoing discussion of the factors considered by the Merix board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Merix board of directors in its consideration of the merger agreement and the merger. After considering these factors, the Merix board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Merix board of directors, and the complexity of these matters, the Merix board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Merix board of directors may have assigned different weights to various factors. The Merix board of directors approved and recommends the approval of the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of Thomas Weisel Partners

In November 2008, at the request and on behalf of the Merix board of directors, Merix engaged TWP, an investment banking firm, to act as its exclusive financial advisor in connection with the possible sale of Merix. On October 6, 2009, TWP delivered to Merix’ board of directors its written opinion that, as of that date, and based upon and subject to the assumptions, limitations and considerations set forth therein, the consideration to be received by Merix shareholders pursuant to the merger was fair to Merix shareholders from a financial point of view.

Merix did not impose any limitations on TWP with respect to the investigations made or procedures followed in rendering its opinion. In selecting TWP, the Merix board of directors considered, among other things, the fact that TWP is a reputable investment banking firm with substantial experience advising companies in the technology sector and in providing strategic advisory services in general. TWP, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings and valuations for corporate and other purposes.

The full text of the written opinion that TWP delivered to the Merix board of directors is attached to this proxy statement/prospectus as Annex C. Merix shareholders are urged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by TWP in rendering its opinion. The following is a summary of TWP’s opinion and the methodologies used to render its opinion. This summary is qualified by reference to the full text of the opinion.

TWP’s opinion was approved by its fairness committee.  It is directed to the Merix board of directors and addresses only the fairness of the consideration to be received by Merix shareholders pursuant to the merger from a financial point of view as of the date of the opinion. The opinion does not constitute a recommendation to Merix shareholders as to how such shareholders should vote with respect to the merger agreement. It does not address the relative merits of the merger or any alternatives to the merger, Merix’ underlying decision to proceed with or effect the merger or any other aspect of the merger. Moreover, it does not address the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of non-equity securities, creditors or other constituencies of Merix; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of Merix’ officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the consideration to be received by Merix shareholders or otherwise.

TWP did not express any opinion as to any tax or other consequences that might result from the merger, nor did TWP’s opinion address any legal, financial reporting, tax, regulatory or accounting matters. In addition, TWP expressed no opinion as to the prices at which shares of (i) Merix common stock or Viasystems common stock would trade at any time following the announcement of the merger or (ii) Viasystems common stock would trade at any time following the consummation of the merger. Accordingly, TWP’s opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Viasystems to be held by Merix shareholders after consummation of the merger will be in excess of the market value of the common stock of Merix owned by Merix shareholders at any time prior to the announcement or consummation of the merger.

In connection with rendering its opinion, TWP, among other things:

•	reviewed certain publicly available financial and other data with respect to Merix and Viasystems, including the consolidated financial statements for recent years and interim periods to May 30, 2009 and June 30, 2009, respectively, internal financial statements of Merix through August 31, 2009 prepared by the management of Merix, and certain other relevant financial and operating data relating to Merix and Viasystems made available to TWP from published sources and from the internal records of Merix and Viasystems;

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed the terms and conditions of the note exchange agreement, dated October 6, 2009, among Viasystems, Merger Sub, and holders of approximately 98% of the Merix Notes;

•	reviewed the terms and conditions of the recapitalization agreement, dated October 6, 2009, among Viasystems and the Funds;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, the securities of Merix and Viasystems;

•	compared Merix and Viasystems from a financial point of view with certain other companies in the PCB and EMS industries that TWP deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the PCB and EMS industries that TWP deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of the management of Merix and Viasystems certain information of a business and financial nature regarding Merix and Viasystems, furnished to TWP by Merix and Viasystems, including financial forecasts and related assumptions of Merix and Viasystems and the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to below as synergies;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Merix’ legal counsel; and

•	performed such other analyses and examinations as TWP deemed appropriate.

In connection with its review, TWP did not assume any obligation independently to verify, and did not independently verify, the foregoing information and relied on it being accurate and complete in all material respects. TWP also made the following assumptions, and used and relied upon the following information, in each case with the consent of the Merix board of directors:

•	with respect to the financial forecasts for Merix and Viasystems provided to TWP by their respective managements, upon their advice and with the consent of the Merix board of directors, TWP assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Merix and Viasystems at the time of preparation as to the future financial performance of Merix and Viasystems, respectively, and that such forecasts provided a reasonable basis upon which TWP could form its opinion; and

•	TWP assumed that there had been no material changes in Merix’ or Viasystems’ assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to TWP.

In addition,

•	TWP relied on the advice of counsel and independent accountants to Merix as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Merix, the merger and the merger agreement;

•	TWP assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and all other applicable federal and state statutes, rules and regulations;

•	TWP did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Merix or Viasystems, nor was TWP furnished with any such appraisals;

•	TWP did not conduct a discounted cash flow analysis due to the highly cyclical nature of the PCB and EMS industries and the lack of predictability of future cash flows associated with Merix’ and Viasystems’ respective businesses; and

•	TWP’s opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to TWP as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, TWP has not assumed any obligation to update, revise or reaffirm its opinion.

TWP further assumed with the consent of the Merix board of directors that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by Merix of any of the conditions to Merix’ obligations thereunder. TWP also assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the merger.

The following is a summary of the material financial analyses performed by TWP in connection with providing its opinion to the Merix board of directors. Some of the summaries of financial analyses performed by TWP include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, Merix shareholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Historical Trading Analysis.  TWP reviewed the price performance of Merix common stock during various periods ending on October 5, 2009 on a standalone basis and also in relation to the NASDAQ Composite Index, the S&P 500, and a composite index consisting of the publicly-traded PCB companies listed under “Merix Selected Comparable Public Companies Analysis”.

The following table sets forth the average price performance of Merix and each of the above mentioned indices:

	Percent Change
		One
	LTM	Month	Three Months	YTD	2008

Merix	112.4%	44.2%	262.4%	878.6%	(94.0)%
PCB Index	19.5%	(3.8)%	20.1%	93.2%	(75.7)%
S&P 500 Index	(5.3)%	2.4%	18.1%	15.2%	(38.5)%
NASDAQ Composite Index	6.2%	2.4%	18.4%	31.1%	(40.5)%

TWP also noted that Merix’ intra-day low and high equity values during the 52-week period ending on October 5, 2009 were approximately $3.7 million and $74.4 million, respectively, and that Merix’ intra-day low and high enterprise values during that same period were approximately $69.1 million and $139.8 million, respectively.

Merix Selected Comparable Public Companies Analysis.  Based on public and other available information, TWP calculated Merix’ implied enterprise value (which TWP defined as market capitalization, plus total debt, plus minority interest, less cash, cash equivalents and marketable securities) and Merix’ implied equity value using multiples of latest twelve months (LTM), projected calendar year (CY) 2009 and projected CY 2010 earnings before interest, taxes, depreciation and amortization, or EBITDA, which multiples were implied by the estimated enterprise values and EBITDA ratios of the selected companies listed below. Projected CY 2009 and projected CY 2010 information for Merix were provided by Merix’ management. Projections for the selected companies were based upon First Call Consensus estimates and publicly available investment banking research. TWP believes that the companies listed below have operations similar to some of Merix’ operations, but noted that none of these companies have the same management, composition, size or combination of businesses as Merix does:

CMK Corporation	Meadville Holdings Ltd.
Compeq Manufacturing Corporation Ltd.	Nan Ya Printed Circuit Board Corporation
DDi Corporation	Tripod Technology Corporation
Gold Circuit Electronics Ltd.	TTM Technologies Inc.
Ibiden Corporation Ltd.	Unimicron Technology Corporation
Kingboard Chemical Holdings, Ltd.

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value /
	LTM EBITDA		CY 2009E EBITDA		CY 2010E EBITDA

Third Quartile	9.5	x	7.4	x	6.4	x
Mean	7.8	x	7.3	x	5.8	x
Median	7.0	x	6.8	x	5.7	x
First Quartile	6.3	x	6.4	x	5.0	x

The multiples derived from the implied estimated enterprise values and applicable historical and projected EBITDA of the companies listed above were calculated using data that excluded all extraordinary items and non-recurring charges, and were pro forma for pending acquisitions.

The implied Merix values below were each calculated based on a range of multiples of first quartile to third quartile. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, TWP multiplied the ratios derived from its analysis by Merix’ applicable historical and estimated EBITDA to calculate the resulting value ranges.

	Implied Enterprise Value		Implied Equity Value(1)
	Low	High	Low	High

LTM EBITDA	$30.2	$45.2	$0.0	$0.0
CY 2009E EBITDA	49.3	57.2	0.0	0.0
CY 2010E EBITDA	123.5	157.6	58.1	92.3

(1)	Implied Equity Value based on LTM and CY 2009E EBITDA were negative, but displayed as $0.0 for purposes of the analysis.

While the comparable company analysis compared Merix to eleven companies in the PCB industry, TWP did not include every company that could be deemed to be a participant in this same industry, or in any specific sectors of this industry.

Merix Selected Comparable Transactions Analysis.  Based on public and other available information, TWP calculated Merix’ implied enterprise value and Merix’ implied equity value based on multiples of LTM and estimated next twelve months (NTM) EBITDA, which multiples were implied by five acquisitions of companies listed below in the PCB industry that had been announced since January 1, 2004. Estimated NTM information for Merix was based on projections provided by Merix’ management. The acquisitions reviewed in this analysis were the following:

Date Announced	Acquirer	Target

5/22/09	Kingboard Chemical Holdings, Ltd.	Elec & Eltek International Co. Ltd.
8/2/06	TTM Technologies Inc.	PCB Group of TYCO Electronics Corporation
8/18/05	Johnson Electric Holdings Ltd.	Parlex Corporation
4/14/05	Merix Corporation	Eastern Pacific Circuits Ltd.
12/9/04	Merix Corporation	Data Circuit Systems, Inc.

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value /
	LTM EBITDA		NTM EBITDA

Third Quartile	9.1	x	7.2	x
Mean	7.7	x	6.1	x
Median	8.8	x	6.1	x
First Quartile	7.8	x	5.0	x

The implied Merix values below were each calculated based on a range of multiples of first quartile to third quartile. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, TWP multiplied the ratios derived from its analysis by Merix’ applicable historical and estimated EBITDA to calculate the resulting value ranges.

	Implied Enterprise Value		Implied Equity Value(1)
	Low	High	Low	High

LTM EBITDA	$37.1	$43.3	$0.0	$0.0
NTM EBITDA	120.0	173.7	54.7	108.4

(1)	Implied Equity Value based on LTM EBITDA was negative, but displayed as $0.0 for purposes of the analysis.

No company or transaction used in the Merix Selected Comparable Public Companies or Merix Selected Comparable Transactions analyses is identical to Merix or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Merix and the merger are being compared.

Viasystems Selected Comparable Public Companies Analysis.  Based on public and other available information, TWP calculated Viasystems’ implied enterprise value (which TWP defined as market capitalization, plus total debt, less cash, cash equivalents and marketable securities) and its implied equity value using multiples of LTM, projected CY 2009 and projected CY 2010 EBITDA, which multiples were implied by the estimated enterprise values and EBITDA ratios of the selected companies listed below. Projected CY 2009 and projected CY 2010 information for Viasystems were provided by Viasystems management. Projections for the selected companies were based upon First Call Consensus estimates and publicly available investment banking research. TWP believes that the companies listed below have operations similar to some of Viasystems operations, but noted that none of these companies have the same management, composition, size or combination of businesses as Viasystems does:

PCB	EMS

CMK Corporation	Benchmark Electronics Inc.
Compeq Manufacturing Corporation Ltd.	Celestica Inc.
DDi Corporation	Flextronics International Ltd.
Gold Circuit Electronics Ltd.	Hon Hai Precision Industry Co. Ltd.
Ibiden Corporation Ltd.	Jabil Circuit Ltd.
Kingboard Chemical Holdings, Ltd.	Plexus Corporation
Meadville Holdings Ltd.	Sanmina-SCI Corporation
Merix Corporation
Nan Ya Printed Circuit Board Corporation
Tripod Technology Corporation
TTM Technologies Inc.
Unimicron Technology Corporation

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value /
	LTM EBITDA		CY 2009E EBITDA		CY 2010E EBITDA

PCB
Third Quartile	9.8	x	7.8	x	6.3	x
Mean	9.3	x	8.2	x	5.7	x
Median	7.5	x	6.9	x	5.4	x
First Quartile	6.3	x	6.5	x	5.0	x
EMS
Third Quartile	9.5	x	8.8	x	7.6	x
Mean	10.0	x	7.8	x	7.1	x
Median	8.0	x	7.5	x	6.8	x
First Quartile	6.8	x	7.1	x	6.7	x
Combined
Third Quartile	9.7	x	8.2	x	6.9	x
Mean	9.6	x	8.1	x	6.2	x
Median	7.9	x	7.2	x	6.2	x
First Quartile	6.5	x	6.6	x	5.2	x

The multiples derived from the implied estimated enterprise values and applicable historical and projected EBITDA of the companies listed above were calculated using data that excluded all extraordinary items and non-recurring charges, and were pro forma for pending acquisitions.

The implied Viasystems values below were each calculated based on the range of multiples of first quartile to third quartile for the combined group of companies listed above. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, TWP multiplied the ratios derived from its analysis by Viasystems’ applicable historical and estimated EBITDA to calculate the resulting value ranges.

	Implied Enterprise Value		Implied Equity Value
	Low	High	Low	High

LTM EBITDA	$431.1	$645.5	$324.1	$538.5
CY 2009E EBITDA	362.8	454.1	255.8	347.1
CY 2010E EBITDA	422.8	568.2	315.7	461.2

While the Viasystems Selected Comparable Public Companies Analysis compared Viasystems to twelve companies in the PCB industry and seven companies in the EMS industry, TWP did not include every company that could be deemed to be a participant in these same industries, or in any specific sectors of these industries.

Viasystems Selected Comparable Transactions Analysis.  Based on public and other available information, TWP calculated Viasystems’ implied enterprise value and its implied equity value based on multiples of LTM and estimated NTM EBITDA, which multiples were implied by acquisitions of the companies listed below in the PCB and EMS industries that had been announced since January 1, 2004. Estimated NTM information for Viasystems was based on projections provided by Viasystems management. The acquisitions reviewed in this analysis were the following:

PCB Transactions

Date Announced	Acquirer	Target

5/22/09	Kingboard Chemical Holdings, Ltd.	Elec & Eltek International Co. Ltd.
8/2/06	TTM Technologies Inc.	PCB Group of TYCO Electronics Corporation
8/18/05	Johnson Electric Holdings Ltd.	Parlex Corporation
4/14/05	Merix Corporation	Eastern Pacific Circuits Ltd.
12/9/04	Merix Corporation	Data Circuit Systems, Inc.

EMS Transactions

Date Announced	Acquirer	Target

6/4/07	Flextronics International Ltd.	Solectron Corporation
2/1/05	Jabil Circuit Ltd.	EMS Division of Varian, Inc.
11/17/04	CTS Corporation	SMTEK International, Inc.
2/5/04	LaBarge, Inc.	Pinnacle Electronics, LLC

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value /
	LTM EBITDA		NTM EBITDA

PCB
Third Quartile	9.1	x	7.2	x
Mean	7.7	x	6.1	x
Median	8.8	x	6.1	x
First Quartile	7.8	x	5.0	x
EMS
Third Quartile	9.5	x	7.5	x
Mean	8.2	x	7.5	x
Median	8.4	x	7.4	x
First Quartile	7.1	x	7.4	x
Combined
Third Quartile	9.1	x	7.8	x
Mean	7.9	x	6.8	x
Median	8.8	x	7.5	x
First Quartile	7.5	x	6.5	x

The implied Viasystems’ values below were each calculated based on the range of multiples of first quartile to third quartile for the group of combined companies listed above. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, TWP multiplied the ratios derived from its analysis by Viasystems’ applicable historical and estimated EBITDA to calculate the resulting value ranges.

	Implied Enterprise Value		Implied Equity Value
	Low	High	Low	High

LTM EBITDA	$495.0	$601.6	$388.0	$494.5
NTM EBITDA	429.1	513.5	322.1	406.5

No company or transaction used in the Viasystems Selected Comparable Public Companies or Viasystems Selected Comparable Transactions analyses is identical to Viasystems. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Viasystems is being compared.

Viasystems Pro Forma Valuation Analysis.  Based on the range of Viasystems’ implied equity values calculated in the “Viasystems Selected Comparable Public Companies Analysis” and “Viasystems Selected Comparable Transactions Analysis” sections above, TWP calculated Viasystems’ implied equity value pro forma for the equity issued to Merix’ shareholders and holders of Merix Notes (Viasystems Pro Forma Equity Value) by dividing Viasystems’ implied equity by 80.5%, which represents the percentage of the combined company’s equity that will be owned by existing Viasystems stockholders at closing. TWP then multiplied Merix’ shareholder ownership at closing of 12.5% to the Viasystems Pro Forma Equity Value calculated above to derive the implied value to Merix’ existing shareholders.

The following table sets forth the range of value indicated by this analysis:

	Viasystems Equity			Viasystems			Implied Value to
	Value Range			Pro Forma Equity Value			Merix Stockholders
	Low		High	Low		High	Low		High

Viasystems Selected Comparable Public Companies Analysis
LTM EBITDA	$324.1	—	$538.5	$402.6	—	$668.9	$50.3	—	$83.6
CY09E EBITDA	255.8	—	347.1	317.7	—	431.2	39.7	—	53.9
CY10E EBITDA	315.7	—	461.2	392.2	—	572.9	49.0	—	71.6
Viasystems Selected Comparable Transactions Analysis
LTM EBITDA	$388.0	—	$494.5	$481.9	—	$614.3	$60.2	—	$76.8
NTM EBITDA	322.1	—	406.5	400.1	—	504.9	50.0	—	63.1

Contribution Analysis.  TWP analyzed the relative EBITDA contributions of Viasystems and Merix to the pro forma combined company for CY 2008, LTM, projected CY 2009 and projected CY 2010. TWP also calculated Merix’ and Viasystems’ implied pro forma ownership of the combined company. Projected CY 2009 and projected CY 2010 information for Merix and Viasystems were provided by Merix’ and Viasystems’ management, respectively.

			Implied	Implied	Implied	Implied
	% Contribution		Viasystems	Viasystems	Viasystems	Merix
	Merix	Viasystems	Enterprise Value	Equity Value	Ownership	Ownership

CY 2008A EBITDA	14%	86%	$800	$693	92%	8%
LTM EBITDA	7%	93%	1,771	1,664	96%	4%
CY 2009E EBITDA	12%	88%	916	809	93%	7%
CY 2010E EBITDA	23%	77%	426	319	84%	16%
Range
Third Quartile	16%	89%	$1,130	$1,023	94%	10%
Mean	14%	86%	978	871	91%	9%
Median	13%	87%	858	751	92%	8%
First Quartile	11%	84%	707	600	90%	6%

Relative Valuation/Ownership Analysis.  TWP calculated Merix’ implied percentage ownership of the combined company based on the implied equity valuation ranges of each of Merix and Viasystems based on the various valuation methodologies as described in the “Selected Comparable Public Companies Analysis”, “Selected Comparable Transactions Analysis” and “Contribution Analysis” sections above.

	Merix Equity Value			Viasystems Equity Value			Implied Merix Ownership
	Low		High	Low		High	Low		High

Selected Comparable Public Companies Analysis
LTM EBITDA	$0.0	—	$0.0	$324.1	—	$538.5	0.0%	—	0.0%
CY 2009E EBITDA	0.0	—	0.0	255.8	—	347.1	0.0%	—	0.0%
CY 2010E EBITDA	58.1	—	92.3	315.7	—	461.2	15.5%	—	16.7%
Selected Comparable Transactions Analysis
LTM EBITDA	$0.0	—	$0.0	$388.0	—	$494.5	0.0%	—	0.0%
NTM EBITDA	54.7	—	108.4	322.1	—	406.5	14.5%	—	21.0%
Contribution Analysis(1)	$62.2	—	$62.2	$599.7	—	$1,022.6	5.7%	—	9.4%

(1)	TWP noted that Merix’ fully-diluted closing market cap of $62.2 million as of October 5, 2009 was compared to Viasystems’ low and high implied equity value to calculate Merix’ implied percentage ownership of the combined company.

The implied low and high equity values for each of Merix and Viasystems represent the first and third quartile implied equity valuation statistics as calculated in the “Selected Comparable Public Companies Analysis”, “Selected Comparable Transactions Analysis” and “Contribution Analysis” sections above. Merix’ implied ownership has been calculated by (i) dividing Merix’ low and high implied equity value into (ii) the sum of (a) Viasystems’ low and high implied equity value and (b) Merix’ low and high implied equity value.

Pro Forma Combination Analysis.  TWP calculated the implied value to Merix’ shareholders based on their 12.5% percentage ownership of the combined company’s equity at closing and the combined company’s estimated trading value at closing. TWP’s analysis is based on projected CY 2009 and projected CY 2010 EBITDA for each of Merix and Viasystems, estimated cost synergies of $20 million, and estimated pro forma debt and balance sheet cash at closing, which includes the payment of estimated transaction fees, costs to implement synergies and aggregate cash payments of $36.3 million to holders of the Merix Notes. The above assumptions are based on Merix’ and Viasystems’ management estimates.

TWP reviewed and considered both Merix’ and Viasystems’ “Selected Comparable Public Companies” analyses and used its judgment to select the appropriate Enterprise Value / EBITDA multiples to apply to the combined company’s projected CY 2009 EBITDA and projected CY 2010 EBITDA to determine an implied valuation range for the combined company. TWP noted that the Enterprise Value / EBITDA multiples utilized in its analysis are in-line with the median Enterprise Value / CY 2009 EBITDA and Enterprise Value / CY 2010 EBITDA statistics of the PCB, EMS, and Combined groups.

The implied trading value of the combined company and implied value to Merix shareholders is illustrated below:

	CY
	2009		2010

Combined EBITDA, with Synergies	$82.9		$126.5
EBITDA Multiple	6.5	x	5.5	x

Enterprise Value	$539.2		$695.6
Equity Value	362.5		518.9
Merix Shareholder Ownership	12.5%		12.5%
Implied Equity Value to Merix Shareholders	$45.3		$64.9

TWP also compared the implied value of Merix’ shareholder ownership in the combined company with the implied value of Merix’ equity on a standalone basis.

For the Merix standalone analysis, TWP multiplied the same Enterprise Value / CY 2009 and Enterprise Value / CY 2010 ratios as described in the second paragraph of this section to Merix’ projected CY 2009 EBITDA and projected CY 2010 EBITDA, respectively, to calculate Merix’ standalone implied enterprise value. TWP then subtracted Merix’ estimated net debt as of December 31, 2009 to calculate Merix’ implied standalone equity value.

In order to analyze the value of Merix’ shareholder ownership in the combined company, TWP multiplied the same Enterprise Value / CY 2009 and Enterprise Value / CY 2010 ratios as described in the second paragraph of this section to the combined company’s projected CY 2009 EBITDA and projected CY 2010 EBITDA, respectively, to calculate the combined company’s implied enterprise value. TWP then subtracted the combined company’s estimated net debt as of December 31, 2009 to calculate the combined company’s implied equity value. Finally, TWP multiplied Merix’ shareholder ownership at closing of 12.5% to the combined company’s implied equity value to calculate the implied pro forma equity value to Merix’ existing shareholders.

Based on Merix’ projected CY 2009 EBITDA of $7.7 million, EBITDA multiples ranging from 5.5x to 7.5x, and net debt of ($70.2) million at December 31, 2009, Merix’ implied equity value on a standalone basis would be between ($27.9) million and ($12.5) million. Based on Merix’ shareholder ownership of 12.5% of the combined company’s equity, $82.9 million of combined company CY 2009 EBITDA and net debt of ($176.7) million at December 31, 2009, the implied equity value to Merix shareholders on a pro forma basis would be between $34.9 million and $55.7 million.

Based on Merix’ projected CY 2010 EBITDA of $24.5 million, EBITDA multiples ranging from 4.5x to 6.5x, and net debt of ($70.2) million at December 31, 2009, Merix’ implied equity value on a standalone basis would be between $40.3 million and $89.4 million. Based on Merix’ shareholder ownership of 12.5% of the combined company’s equity, $126.5 million of combined company CY 2010 EBITDA and net debt of ($176.7) million at December 31, 2009, the implied equity value to Merix shareholders on a pro forma basis would be between $49.1 million and $80.7 million.

The foregoing description is only a summary of the analyses and examinations that TWP deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to particular circumstances. Accordingly, a fairness opinion necessarily is not susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, TWP did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading and incomplete view of the process underlying the analyses set forth in its presentation to Merix.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Merix’ control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the fairness of the consideration to be received by Merix shareholders pursuant to the merger from a financial point of view, and were provided to Merix in connection with the delivery of the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, TWP’s opinion and presentation were among the many factors that the Merix board of directors took into consideration in making its determination to approve, and to recommend that Merix shareholders approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors of Merix with respect to the merger consideration or whether the Merix board of directors would have been willing to agree to a different merger consideration. The merger consideration was determined though arm’s-length negotiations between Merix and Viasystems and was approved by the board of directors of Merix. TWP did not recommend any specific form of consideration to Merix or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Under the terms of TWP’s engagement letter dated November 17, 2008, Merix agreed to pay TWP for its financial advisory services (i) a non-refundable engagement fee of $100,000, which was paid upon execution of the engagement letter, (ii) an opinion fee equal to $500,000, which was paid upon delivery of the first fairness opinion, and (iii) a fee equal to 2.75% of the value of the total consideration involved in the merger subject to a minimum of $2.5 million, payable upon consummation of the merger; provided that the transaction fee is to be reduced by the $100,000 engagement fee and the $500,000 opinion fee. The Merix board of directors was aware of this fee structure and took it into account in considering TWP’s opinion and in approving the merger. Further, Merix has agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, TWP may actively trade in Merix common stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two-year period prior to the date of TWP’s opinion, TWP provided financial advisory services unrelated to the merger to Merix for which TWP was compensated.

Financial Projections

Merix Financial Projections

Merix does not, as a matter of course, publicly disclose forecasts or projections as to future performance or earnings. However, Merix includes in this proxy statement/prospectus a projection concerning Merix’ total revenue, gross profit, operating expenses, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes and amortization (“Operating Income”) (with all figures excluding non-recurring items), solely because the projections were provided by Merix’ management to TWP, Viasystems and the Merix board of directors in connection with their consideration of the merger and preparation of TWP’s fairness opinion, as described in this proxy statement/prospectus under “The Merger — Opinion of Thomas Weisel Partners” beginning on page 87. The projections were developed from historical financial statements and did not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger.

The prospective Merix financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Merix management. The financial projections of Merix were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP. Neither Merix’ independent registered public accounting firm, Grant Thornton, LLP, nor any other independent accounting firm, has examined, compiled or performed any procedures with respect to these financial projections and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect thereto. In addition, TWP did not prepare the included forecasts and has no responsibility therefore. Furthermore, the projections:

•	while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond the control of Merix, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Merix’ business, and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for Merix’ business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections.

The inclusion of this information should not be regarded as an indication that Viasystems, Merger Sub, the Merix board of directors, TWP, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Merix believes the assumptions its management used as a basis for the projections were reasonable at the time the projections were prepared, given the information its management had at the time. While the financial projections set forth below were prepared in good faith, no assurance can be given regarding future events. The financial projections are subjective in many respects and are thus susceptible to interpretation and periodic revision based on actual experience and recent developments. In light of the foregoing, as well as the uncertainties inherent in any financial projections, Merix shareholders are cautioned not to unduly rely on these financial projections as a predictor of future operating results or otherwise.

The projections involve risks, uncertainties and assumptions. The future financial results and shareholder value of Merix may materially differ from those expressed in the projections due to factors that are beyond Merix’ ability to control or predict. Merix cannot assure you that the projections will be realized or that Merix’ future financial results will not materially vary from the projections. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The projections do not take into account any circumstances or events occurring after the date it was prepared.

EBITDA is not a measure of performance under U.S. GAAP, and should not be considered as alternatives to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Set forth below is a copy of the Merix projections provided to Viasystems and TWP:

	Projected(1)
Projected Financial Results	CY 2009	CY 2010
	(Dollars in thousands)

Revenue	$246,284	$292,136

Gross Profit(2)	17,871	39,486
% Gross Margin	7.3%	13.5%
Operating Expenses(3)	33,717	38,440
% of Revenue	13.7%	13.2%

Operating Income	(15,846)	1,046
% of Revenue	(6.4)%	0.4%
EBITDA(4)	7,694	24,546
% of Revenue	3.1%	8.4%

Notes:

(1)	Merix projected financials have been calendarized to a November 30th year end.

(2)	Gross profit statistics includes the impact of depreciation.

(3)	Operating expenses statistics includes the impact of depreciation.

(4)	Projected EBITDA excludes stock-based compensation and non-recurring items.

THESE FINANCIAL PROJECTIONS ARE CONSIDERED “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SEE “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE 69 AND RISK FACTORS ON PAGE 35 WHICH ARE INCORPORATED BY REFERENCE HEREIN). ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE MERIX’ PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY

DIFFERENT THAN THOSE CONTAINED IN THE MERIX PROJECTIONS. EXCEPT TO THE EXTENT REQUIRED UNDER THE FEDERAL SECURITIES LAWS, MERIX DOES NOT INTEND TO DISCLOSE PUBLICLY ANY UPDATE OR OTHER REVISION TO THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Viasystems Financial Projections

Viasystems does not, as a matter of course, publicly disclose forecasts or projections as to future performance or earnings. However, Merix includes in this proxy statement/prospectus Viasystems’ projections concerning its total revenue, gross profit, operating expenses, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes and amortization of deferred financing costs (“Operating Income”) (with all figures excluding non-recurring items), only because the projections were provided by Viasystems management to Merix, TWP and the Merix board of directors in connection with their consideration of the merger and preparation by TWP of its fairness opinion, as described in this proxy statement/prospectus under “The Merger — Opinion of Thomas Weisel Partners” beginning on page 87. Viasystems’ projections were developed from historical financial statements and did not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger.

The prospective Viasystems financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Viasystems management. The financial projections of Viasystems were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP. Neither Viasystems’ independent registered public accounting firm, Ernst & Young LLP, nor Merix’ independent registered public accounting firm, Grant Thornton, LLP, have examined or compiled this prospective financial information and, accordingly, neither Ernst & Young nor Grant Thornton express an opinion or any other form of assurance on such information or its achievability. In addition, TWP did not prepare the included forecasts and has no responsibility therefore. Furthermore, the projections:

•	while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond the control of Viasystems, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Viasystems’ business, and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for Viasystems’ business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

The inclusion of this information should not be regarded as an indication that Merix, Merger Sub, the Merix board of directors, TWP, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Viasystems believes the assumptions its management used as a basis for the projections were reasonable at the time the projections were prepared, given the information its management had at the time. While the financial projections set forth below were prepared in good faith, no assurance can be given regarding future events. The financial projections are subjective in many respects and are thus susceptible to interpretation and periodic revision based on actual experience and recent developments. In light of the foregoing, as well as the uncertainties inherent in any financial projections, Viasystems stockholders are cautioned not to unduly rely on these financial projections as a predictor of future operating results or otherwise.

EBITDA is not a measure of performance under U.S. GAAP, and should not be considered as alternatives to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Set forth below is a copy of the Viasystems projections provided to Merix and TWP
:

	Projected
Projected Financial Results	CY 2009	CY 2010
	(Dollars in thousands)

Revenue	$480,582	$570,290

Gross Profit(1)	93,347	127,930
% Gross Margin	19.4%	22.4%
Operating Expenses	38,092	46,010
% of Revenue	7.9%	8.0%
Depreciation, amortization and stock based compensation	55,041	61,020
% of Revenue	11.5%	10.7%
Operating Income	214	20,900
% of Revenue	0.0%	3.7%
EBITDA(2)	55,255	81,920
% of Revenue	11.5%	14.4%

Notes:

(1)	Gross profit statistics excludes the impact of depreciation, amortization and stock based compensation.

(2)	Projected EBITDA excludes stock-based compensation and non-recurring items.

THESE FINANCIAL PROJECTIONS ARE CONSIDERED “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SEE “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE 69 AND RISK FACTORS ON PAGE 35 WHICH ARE INCORPORATED BY REFERENCE HEREIN). ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE VIASYSTEMS PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT THAN THOSE CONTAINED IN THE VIASYSTEMS PROJECTIONS. EXCEPT TO THE EXTENT REQUIRED UNDER THE FEDERAL SECURITIES LAWS, VIASYSTEMS DOES NOT INTEND TO DISCLOSE PUBLICLY ANY UPDATE OR OTHER REVISION TO THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Viasystems’ Reasons for the Merger

Viasystems believes that this transaction will create a world-class technology leader in PCB and related electronic manufacturing services, with a complementary match up of market segments, customers and manufacturing capabilities. In approving the transaction, the Viasystems board of directors considered a variety of factors related to these strategic priorities, including the following factors:

•	The merger will allow Viasystems to leverage capabilities of Merix to meet existing demands of Viasystems’ customers for North American quick-turn production as a means to expand revenue opportunities with its large and diversified customer base;

•	The combination with Merix will add high-volume production capacity in China as well as substantial North American quick-turn and low-to-mid volume production capabilities to Viasystems’ high-technology, high-volume Chinese production capabilities, which will better enable complementary market penetration as well as expansion into the military and aerospace industries;

•	Viasystems’ E-M Solutions provide an additional platform for extending Merix’ service offerings to its customers;

•	The merged company is expected to create a financially sound industry leader with a publicly-traded capital structure and substantial liquidity;

•	Viasystems will have access to Merix’ deep global industry experience in its sales representative force, its operational management team and its global technology resources; and

•	Substantial cost synergies are expected to be achieved through elimination of redundant costs borne by the separate companies and through sharing of best practices employed by each company.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Viasystems board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Viasystems board of directors may have given differing weights to different factors. The Viasystems board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Viasystems’ management and outside legal counsel and financial advisors regarding certain of the matters described above.

Interests of the Directors and Executive Officers of Merix in the Merger

In considering the recommendation of the Merix board of directors to approve the plan of merger and the merger agreement, Merix shareholders should be aware that some of the Merix directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Merix shareholders generally. These interests and arrangements may create potential conflicts of interest. The Merix board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the plan of merger and the merger agreement and the transactions contemplated by the merger agreement.

Stock Options, Restricted Stock and Restricted Stock Units

Under the merger agreement, each outstanding option to acquire Merix common stock under Merix’ stock option plans, except for options granted to Merix directors on August 7, 2009, will be exercisable, whether or not vested or exercisable by its terms, upon payment of the exercise price or on a net cashless basis during the 30-day period prior to the closing of the merger. All such exercises will be effective as of and conditioned upon the closing of the merger, and the Merix common stock issuable upon such exercise will be converted at the effective time of the merger into Viasystems common stock at the Exchange Ratio. As of the date of this proxy statement/prospectus, the executive officers and directors of Merix held in the aggregate outstanding options to purchase 1,495,625 shares of Merix common stock that were granted under Merix’ stock option plans, with exercise prices ranging from $1.60 to $67.06, excluding options granted to directors on August 7, 2009 which will not be exercisable if the merger is consummated and will be cancelled in the merger.

Under the merger agreement, each outstanding restricted stock unit and each share of restricted stock issued under Merix’ stock option plans, except for restricted stock granted to Merix directors on August 7, 2009, will automatically vest effective as of and conditioned upon the closing of the merger and will be converted at the effective time of the merger into Viasystems common stock at the Exchange Ratio. As of the date of this proxy statement/prospectus, the executive officers and directors of Merix held in the aggregate 154,499 outstanding restricted shares of Merix common stock that were granted under Merix’ stock option plans excluding restricted stock granted to directors on August 7, 2009 which will not vest if the merger is consummated and will be cancelled in the merger.

Executive Severance Agreements

Each of Merix’ executive officers have entered into an executive severance and noncompetition agreement under which the executive officers will receive severance benefits upon the termination of their employment by Merix other than “for cause”, death or disability, or upon termination by the executive on account of a material diminution in the executive’s authority, duties or responsibilities accompanied by a material decrease in the executive’s annual base compensation. In the event of such a termination, the executive officer would receive a lump sum payment equal to a varying percentage of annual base pay, at the greater of the rate in effect immediately prior to such termination or the rate on December 31, 2008. The Chief Executive Officer and Executive Vice Presidents would receive a payment totaling 100% of annual base pay, and Vice Presidents would receive a payment of 50% of annual base pay. In addition, the executive would receive a lump sum payment equal to the greater of 50% of the executive’s targeted variable compensation under Merix’ annual cash incentive plan or a prorated amount representing the portion of the plan year during which the executive was a participant. Such payment would be made at the time Merix pays variable compensation to all plan participants The executive would also receive (i) an amount equal to the cost of extending the executive’s health benefits for 18 months after termination under COBRA continuation laws, and (ii) $12,500 towards outplacement benefits or other purposes.

If an executive is terminated other than for cause, death or disability, or the executive terminates for good reason (as defined below), within 24 months following a change of control of Merix (as defined below) or prior to a change in control at the direction of the acquiror, the executive would receive, in addition to the severance benefits described above, a lump sum payment equal to (i) his annual base salary, at the greater of the rate in effect immediately prior to such termination or the rate on December 31, 2008, and (ii) an additional portion of his targeted cash variable compensation such that he receives 100% of the targeted variable compensation in total. In addition, Merix would maintain a life insurance policy for the benefit of the executive for a period of 18 months with coverage equal to two times his annual salary, or, if such coverage is not exempt from Section 409A of the Internal Revenue Code, or it is otherwise not possible to provide it, pay executive a lump sum equal to the cost of the premiums Merix would pay to maintain such coverage, not to exceed $5,000. Such benefits would be capped, if necessary, to prevent the payments from becoming “parachute payments” under Section 280G(b)(2) of the Code. Payment of benefits following a change of control is conditioned on the executive’s agreement to continue his employment (if so requested) for a period of up to six months following the change of control.

“Cause” is generally defined as (a) the willful and continued failure to perform substantially the executive’s reasonable assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been delivered to the executive that specifies the manner of nonperformance, or (b) the willful engagement in illegal conduct materially injurious to Merix. Termination of employment does not include assignment of the executive to different responsibilities consistent with the executive’s area of professional expertise.

“Change of Control” is generally defined as (i) a shareholder-approved merger or share exchange, in which Merix is either not the surviving corporation or the shares of Merix common stock are converted into cash, securities or other property (other than a merger or share exchange in which the holders of Merix’ common stock maintain their proportionate ownership following the transaction), or a shareholder-approved sale of all or substantially all of the assets of Merix, (ii) a tender or exchange offer (other than one made by Merix) for shares of our common stock resulting in the offeror owning 20% or more of the voting power of the outstanding securities of Merix, (iii) a shareholder (other than the executive) reporting beneficial ownership of 20% or more of the voting power of the outstanding securities of Merix, or (iv) during any 12 month period, individuals constituting a majority of the Merix board of directors at the beginning of such period no longer represent a majority of the Merix board of directors at the end of such period, unless the nomination or election of the new directors was approved by at least two-thirds of the directors still in office who were directors at the beginning of the period.

“Good Reason” is generally defined as (i) material diminution in the authority, duties or responsibilities of the executive (or the supervisor to whom the executive is required to report) following the change of control transaction, (ii) a material diminution in the executive’s annual base pay following the change of control transaction, (iii) a requirement that the executive relocate more than 50 miles from his business office prior to the change of control transaction, (iv) a material diminution in the budget over which the executive retains authority, or (v) the failure of a successor to Merix to agree, at the request of the executive, to be bound by the executive severance and noncompetition agreement or (vi) a material breach by Merix or a successor of the agreement under which the executive provides services.

Assuming that each Merix executive officer experiences a termination without cause or for good reason as of the date of this proxy statement/prospectus, the value of the estimated payments and benefits under such executive’s agreement, other than accelerated exercisability or vesting of equity awards, for each individual, would be:

Name and Title	Amount

Michael D. Burger	$1,961,771
Kelly E. Lang	888,221
Thomas R. Ingham	770,771
Steven N. Lach	541,771
Allen L. Muhich	451,771
Alfred Pang	515,960

Director and Officer Liability

The merger agreement provides that from and after the effective time of the merger, the surviving corporation will indemnify the individuals who at or prior to the effective time of the merger were directors or officers of the company with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger, to the fullest extent required by the Merix’ articles or incorporation and bylaws as in effect on the date of the merger agreement and under existing indemnification agreements and as permitted under applicable law.

The merger agreement requires Merix to purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger for the benefit of those persons who are covered by Merix’ directors’ and officers’ liability insurance policies at the effective time of the merger. Such insurance must provide coverage with respect to matters occurring prior to the effective time of the merger that is at least equal to the coverage provided under Merix’ current directors’ and officers liability insurance policies. In the event such run-on policy is not available, the surviving corporation must cause to be maintained in effect officers’ and directors’ liability insurance for six years after the effective time of the merger but will not be obligated to pay an aggregate premium in excess of 150% of the amount per annum that Merix paid in its last full fiscal year.

Board of Directors of Viasystems as of the Effective Time of the Merger

Under the terms of the merger agreement, Viasystems will cause to be appointed three directors of Merix to serve on the board of directors of Viasystems as of the effective time of the merger.

Continued Employment with New Merix

Certain of Merix’ current executive officers may be offered continued employment as officers or employees of New Merix as of the effective time of the merger.

Regulatory Approvals

Under the HSR Act, certain mergers may not be consummated until both parties have furnished Notification and Report forms to the Antitrust Division and the FTC and observed the applicable waiting period. Viasystems and Merix have not made any filings under applicable U.S. antitrust laws. Currently, the merger does not require Viasystems or Merix to make any such filing under applicable U.S. antitrust laws. To the extent that Viasystems and Merix determine that this transaction does require filings to be made under applicable U.S. antitrust laws with the Antitrust Division and the FTC, Viasystems and Merix will cause such filings to be made as soon as practicable. Viasystems and Merix have made a required foreign antitrust filing and are awaiting the foreign antitrust clearance, consent or approval necessary for the completion of the merger.

Accounting Treatment

In accordance with U.S. GAAP, Viasystems will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Viasystems will record the acquisition based on the fair value of the consideration given, which is the market value of its common stock issued in connection with the merger and the cash consideration paid in the merger, as the purchase price of Merix. Viasystems will allocate the purchase price to the net identifiable assets acquired based on their respective fair values on the acquisition date. The amount by which the acquisition date fair value of the consideration transferred and any noncontrolling interests exceed the recognized bases of the net identifiable assets acquired will be recognized as goodwill.

Finite-lived intangible assets will generally be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, Viasystems determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the unaudited pro forma condensed combined financial data included in this proxy statement/prospectus is based on preliminary assumptions. The amount of the estimated purchase price allocated to goodwill is approximately $3.0 million. The final purchase price allocation, which will be based in part on detailed valuation studies which have not yet been completed, may result in an increase or decrease in tangible and finite-lived intangible assets which could result in material increases or decreases in estimated depreciation and amortization expense included in the unaudited pro forma financial data included herein. Viasystems expects to complete the final purchase price allocation as soon as practicable, but no later than twelve months following the closing date of the merger.

Certain Material Federal Income Tax Consequences of the Merger

In the opinion of Orrick, the following are the material United States federal income tax consequences of the merger that are generally applicable to the United States shareholders of Merix who hold their Merix common stock as a capital asset. For purposes of this discussion, “United States shareholders” means United States citizens or residents, domestic corporations, domestic partnerships, estates subject to federal income tax on their income regardless of source, and trusts, but only if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. The following discussion further assumes that the merger will be consummated in accordance with the provisions of the merger agreement.

The following discussion does not address all aspects of United States federal income taxation that may be important to the Merix shareholders in light of their particular circumstances, or if they are subject to special rules, such as rules relating to:

•	Shareholders who are not “United States shareholders”;

•	Financial institutions;

•	Tax-exempt organizations;

•	Insurance companies;

•	Mutual funds;

•	Dealers in securities;

•	Shareholders who received their shares of Merix common stock in connection with the performance of services or by exercising options or rights to purchase Merix common stock received in connection with the performance of services; and

•	Shareholders who hold their shares of Merix common stock as “qualified small business stock” under Section 1202 of the Code, or as part of a hedge, straddle or a constructive sale or conversion transaction.

Qualification of the Merger as a Reorganization

Although Viasystems and Merix intend to report the merger as a “reorganization” for federal income tax purposes, neither Viasystems nor Merix has received a ruling from the IRS as to the qualification of the merger as a reorganization. As explained further below, Orrick is of the opinion that the merger should qualify as a reorganization if Merix is solvent for federal income tax purposes. However, as explained further below, Orrick has rendered no opinion as to the qualification of the merger as a reorganization in the event Merix is insolvent for federal income tax purposes at the time of the merger.

Merix will be solvent for federal income tax purposes if the fair market value of its assets exceeds its liabilities immediately prior to the merger; it will be insolvent for this purpose if its liabilities exceed the fair market value of its assets immediately prior to the merger. Merix has not obtained a formal appraisal of its assets, and Orrick has not rendered an opinion as to Merix’ solvency or the fair market value of its assets. The fair market value of Merix’ assets may be indicated by the aggregate amount that Viasystems pays for the Merix common stock and the Merix Notes in the merger and the transactions contemplated under the note exchange agreement, plus Merix’ liabilities immediately after the merger. The fair market value of the Viasystems common stock paid as consideration may be indicated by the trading price of the Viasystems common stock immediately after the merger, assuming there is an active and stable market for the Viasystems common stock. However, at this point in time, the trading price of the Viasystems common stock cannot be predicted. Furthermore, other methods of valuing the assets of Merix could be deemed more appropriate than a determination of value by reference to the trading price of the Viasystems common stock.

If Merix is solvent for federal income tax purposes, Orrick is of the opinion that the merger should qualify as a reorganization, in which case the tax consequences to the Merix shareholders will be as described below under “Tax Consequences if the Merger Qualifies as a Reorganization.”

If Merix is insolvent for federal income tax purposes, it is uncertain whether the merger will constitute a reorganization and Orrick has rendered no opinion in this regard. The reason for this uncertainty is as follows: The IRS’s position, as indicated in Revenue Ruling 59-296, is that the acquisition of an insolvent corporation cannot qualify as a reorganization. In the Preamble to Proposed Regulations dealing with transactions involving insolvent corporations, the IRS stated:

“However, other authorities are not consistent with the approach of Rev. Rul. 59-296. Most notably, in Norman Scott, Inc. v. Commissioner, 48 T.C. 598 (1967), the Tax Court held that a transaction involving an insolvent target corporation qualified as a reorganization . . .The IRS and the Treasury Department have decided to resolve the uncertainties by generally adopting a net value requirement for each of the described nonrecognition rules in subchapter C. The net value requirement generally requires that there be an exchange of property for stock . . . .”

These Proposed Regulations are not yet effective and thus the “uncertainties” cited by the IRS and the Treasury Department above remain unresolved. If Merix is insolvent and the merger qualifies as a reorganization, the tax consequences to the Merix shareholders will be as described below under “Tax Consequences if the Merger Qualifies as a Reorganization.” If Merix is insolvent and, as a result, the merger does not qualify as a reorganization, the tax consequences to the Merix shareholders will be as described below under “Tax Consequences If the Merger Does Not Qualify as a Reorganization.”

Receipt of Merger Consideration in Exchange for Merix Common Stock or for Other Value Provided

Whether or not the merger qualifies as a reorganization, a Merix shareholder will be taxed on the Viasystems common stock received in the merger at ordinary income rates to the extent the shareholder is deemed to receive Viasystems common stock other than as consideration for the shareholder’s Merix common stock. In this regard, in Revenue Ruling 73-233, the IRS ruled that certain shareholders of an acquired company realized ordinary income upon the receipt of merger consideration in excess of their pro rata share of the aggregate consideration paid by the acquiring corporation in a circumstance where the excess consideration was paid to such shareholders to induce them to vote for the merger. Similarly, in the merger and the transactions contemplated under the note exchange agreement, the noteholders of Merix may be deemed to be forgoing a portion of the consideration to which they might otherwise be entitled and paying that to the Merix shareholders in order to secure a favorable Merix shareholder vote on the merger. Orrick has not rendered an opinion as to what portion, if any, of the merger consideration will be deemed to be consideration for the Merix shareholders’ common stock and what portion, if any, will be deemed to be consideration for other value provided.

Tax Consequences if the Merger Qualifies as a Reorganization

If the merger qualifies as a reorganization, the following federal income tax consequences will result to a Merix shareholder if, for federal income tax purposes, the shareholder is deemed to receive all of the merger consideration in exchange for Merix common stock:

•	No gain or loss will be recognized by the shareholder upon the exchange of Merix common stock solely for Viasystems common stock in the merger, except that gain or loss may be recognized with respect to cash received by the shareholder in lieu of a fractional share interest in Viasystems common stock.

•	The aggregate tax basis of the Viasystems common stock received in the merger by the shareholder in exchange for Merix common stock will be the same as the shareholder’s aggregate tax basis in the Merix common stock surrendered in the merger, except that the aggregate tax basis in the shareholder’s Viasystems common stock will be reduced by the tax basis allocable to any fractional share interest in Viasystems common stock for which the shareholder receives cash.

•	The shareholder will recognize gain or loss for federal income tax purposes with respect to the cash received instead of a fractional share interest in Viasystems common stock, measured by the difference between the amount of cash received and the portion of the tax basis of the shareholder’s Merix common stock that is allocable to the fractional share interest in Viasystems common stock. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of Merix common stock have been held for more than one year at the time the merger is completed. The deductibility of capital losses is subject to limitations. In the case of non-corporate taxpayers, $3,000 of net capital losses may be utilized in any taxable year, and any remaining net capital losses must be carried forward to offset any subsequent net capital gains. In the case of corporations, net capital losses in any year are not deductible, but may be carried back to offset net capital gains in the prior three taxable years or carried forward to offset net capital gains the next five taxable years.

•	The tax holding period of the Viasystems common stock received by the shareholder in the merger (including any fractional interest for which cash is received) will include the period during which the shareholder held the Merix common stock surrendered in the merger.

Even if the merger qualifies as a reorganization, the following federal income tax consequences will result to a Merix shareholder to the extent that, for federal income tax purposes, the shareholder is deemed to receive a portion of the Viasystems common stock other than as consideration for Merix common stock surrendered in the merger (see above under “Receipt of Merger Consideration in Exchange for Merix Common Stock or for Other Value Provided”):

•	The shareholder will recognize ordinary income upon the merger in an amount equal to the fair market value of the Viasystems common stock (and cash in lieu of a fractional share) deemed to be received other than as consideration for Merix common stock.

•	The shareholder’s holding period will commence the day after the merger for the Viasystems common stock deemed to be received other than as consideration for Merix common stock.

•	The shareholder’s tax basis in the Viasystems common stock deemed to be received other than as consideration for Merix common stock will be equal to the fair market value of the Viasystems common stock upon the merger.

Tax Consequences If the Merger Does Not Qualify as a Reorganization

The following federal income tax consequences will result to a Merix shareholder if the merger does not qualify as a reorganization for federal income tax purposes on the ground that Merix is insolvent and the shareholder is deemed for federal income tax purposes to be receiving the merger consideration other than as consideration for Merix common stock (see above under “Receipt of Merger Consideration in Exchange for Merix Common Stock or for Other Value Provided”):

•	The shareholder will recognize ordinary income upon the merger in an amount equal to the fair market value of Viasystems common stock (and cash in lieu of a fractional share) received in the merger.

•	The shareholder should recognize a capital loss in the amount of the tax basis of the shareholder’s Merix common stock. The deductibility of capital losses is subject to limitations.

•	The shareholder will have a holding period commencing the day after the merger for the Viasystems common stock received in the merger.

•	The shareholder’s tax basis in the Viasystems common stock will be equal to the fair market value of the Viasystems common stock upon the merger.

Backup Withholding

A Merix shareholder may be subject to backup withholding on taxable amounts received in the merger. Backup withholding will not apply, however, if the Merix shareholder is an exempt recipient (such as a corporation) or is otherwise exempt from backup withholding or if the shareholder furnishes the shareholder’s taxpayer identification number and certifies that the shareholder is not subject to backup withholding on an IRS Form W-9.

Reporting Requirements

If immediately before the merger a Merix shareholder is a “significant holder” of Merix common stock, as defined in Section 1.368-3 of the Treasury Regulations, such shareholder must file a statement on or with its tax return for the taxable year of the merger setting forth the information required by such section of the Treasury Regulations.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger and, except as described herein, does not address transactions effectuated prior or subsequent to or concurrently with the merger (including the transactions contemplated under the note exchange agreement), whether or not such transactions are in connection with the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, a Merix shareholder’s individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger to the Merix shareholders. Accordingly, the Merix shareholders are strongly urged to consult with their own tax advisors to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to them.

No Dissenters’ Rights

No dissenters’ rights are available to holders of Merix common stock in connection with the merger.

The shareholders of Merix will only have dissenters’ rights in the merger to the extent required by the Oregon Business Corporations Act (“OBCA”). Under the OBCA, as long as Merix common stock is listed on the NASDAQ Global Market on the record date for determining the shareholders eligible to vote on the merger, holders of Merix common stock would not be entitled to dissenters’ rights. Merix expects that its common stock will continue to be listed on the NASDAQ Global Market through the record date for the shareholders meeting to approve the merger agreement and the plan of merger and, accordingly, that shareholders will not be entitled to dissenters’ rights.

If Merix common stock is not registered on a national securities exchange on the record date of any such shareholder meeting, holders of Merix common stock would be entitled to dissenters’ rights. Under the OBCA, shareholders who have the right to dissent and who comply with the applicable statutory procedures are entitled to receive a judicial appraisal of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable) and to receive payment of such fair value in cash, together with accrued interest. Any such judicial determination of the fair value of Merix common stock could be based upon factors other than, or in addition to, the merger consideration to be paid in the merger or the market value of the shares of Merix common stock. The value so determined could be more or less than the merger consideration to be paid in the merger. Failure to follow the steps required by the OBCA for perfecting dissenters’ rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting shareholders under the OBCA does not purport to be complete and is qualified by reference to the OBCA. The preservation and exercise of dissenters’ rights, if any, require strict adherence to the applicable provisions of the OBCA, which are included as Annex D in this proxy statement/prospectus.

Litigation

Merix, its board of directors and Viasystems are named as defendants in two putative class action lawsuits brought by alleged Merix shareholders challenging Merix’ proposed merger with Viasystems. The shareholder actions were both filed in the Circuit Court of the State of Oregon, County of Multnomah. The actions are called Asbestos Workers Philadelphia Pension Fund v. Merix Corporation, et al., filed October 13, 2009, Case No. 0910-14399 and W. Donald Wybert v. Merix Corporation et al., filed on or about November 5, 2009, Case No. 0911-15521. Both shareholder actions generally allege, among other things, that each member of the Merix board of directors breached fiduciary duties to Merix and its shareholders by authorizing the sale of Merix to Viasystems for consideration that does not maximize value to Merix shareholders. The complaints also allege that Viasystems and Merix aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Merix board of directors. The shareholder actions seek equitable relief, including to enjoin the defendants from consummating the merger on the agreed-upon terms. On November 23, 2009, the court entered an order consolidating the cases into one matter. On or about December 2, 2009, the plaintiffs filed a Consolidated Amended Class Action Complaint, which substantially repeats the allegations of the original complaints, adds Merger Sub as a defendant and also alleges that Merix did not make sufficient disclosures regarding the merger.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. This summary of the merger agreement is qualified by reference to the full text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The plan of merger, which summarizes the merger agreement, is attached to this proxy statement/prospectus as Annex B, and is incorporated by reference into this proxy statement/prospectus. The merger agreement has been included to provide you with information regarding its terms. Merix and Viasystems urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement/prospectus.

The Merger

Upon the terms and conditions set forth in the merger agreement, Merger Sub, a direct and wholly owned subsidiary of Viasystems, will be merged with and into Merix. Merix will be the surviving corporation in the merger, and is referred to as New Merix.

Closing

The closing of the merger will take place on a date to be specified by the parties to the merger agreement, but that date will be no later than the second business day after satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature will be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing).

Effective Time

On the closing date, the parties will file articles of merger with the Secretary of State of the State of Oregon. The merger will become effective when the articles of merger are filed and accepted by the Secretary of State of the State of Oregon or at a later time as agreed to by the parties and specified in the articles of merger. At the effective time of the merger, all the properties, rights, privileges, powers and franchises of Merix and Merger Sub will vest in New Merix, and all debts, liabilities and duties of Merix and Merger Sub will become those of New Merix.

Organizational Documents of New Merix

The articles of incorporation and bylaws of Merix will be amended at or prior to the effective time of the merger in the form attached to the merger agreement and, as amended, will be the articles of incorporation and bylaws of New Merix.

Directors and Officers of New Merix

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of New Merix immediately after the merger until their respective successors are appointed or their removal.

Effect of the Merger on the Capital Stock of the Parties

At the effective time of the merger:

•	Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New Merix and will constitute the only outstanding shares of capital stock of New Merix.

•	Any shares of Merix common stock owned by Merix as treasury stock or by Viasystems or Merger Sub will be canceled and no consideration will be delivered in exchange for those shares.

•	Each issued and outstanding share of Merix common stock, other than those canceled as above, will be converted into the right to receive the number of shares of Viasystems common stock that is equal to the number that is a fraction, the numerator of which is 2,500,000 shares and the denominator of which is the number of shares of Merix common stock issued and outstanding at the time the effective time of the merger (the “Exchange Ratio”).

At the effective time of the merger, all shares of Merix common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of Merix common stock will cease to have any rights under that certificate, except the right to receive the number of shares of Viasystems common stock that is equal to the Exchange Ratio, dividends, other distributions, and cash in lieu of fractional shares (described below) of Viasystems common stock to which the holder is entitled under the merger agreement.

Fractional Shares

No certificates representing fractional shares of Viasystems common stock will be issued upon the surrender for exchange of certificates representing shares of Merix common stock. In lieu of fractional shares, Viasystems will pay an amount in cash equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled after aggregating all fractional shares to be received by such shareholder by an amount equal to the average of the daily market prices for the five consecutive trading days preceding the date of closing of the merger divided by the Exchange Ratio.

Exchange of Certificates

On or promptly following the closing date, Viasystems will deposit with Computershare or a bank or trust company designated by Viasystems to act as the exchange agent, for exchange, certificates representing the shares of Viasystems common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Merix common stock. Viasystems will cause the exchange agent to utilize and comply with the exchange procedures specified in the merger agreement.

No dividends with respect to Viasystems common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate representing shares of Merix common stock that the holder has the right to receive upon the surrender of the certificate until the holder surrenders the certificate. Following surrender of a certificate, the record holder will be paid cash payable in lieu of fractional shares, dividends payable with respect to the number of shares of Viasystems common stock issuable in exchange for that certificate and dividends with a record date after the merger was effective but prior to surrender of the certificate.

All shares of Viasystems common stock issued upon the surrender of certificates representing shares of Merix common stock and cash paid in lieu of any fractional shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Merix common stock previously represented by the certificates. At the close of business on the effective date of the merger, the stock transfer books of Merix will be closed and there will be no further registration of transfers on the stock transfer books of New Merix of the shares of Merix common stock that were outstanding before the effective time. If, at any time after the effective time of the merger, certificates representing shares of Merix common stock are presented to New Merix or the exchange agent, they will be cancelled and exchanged as provided in the merger agreement.

If any certificate representing shares of Merix common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person so claiming, and if required by Viasystems, the posting of a bond, the exchange agent will issue the number of shares of Viasystems common stock equal to the Exchange Ratio.

Any portion of shares or cash deposited by Viasystems with the exchange agent remaining undistributed for 360 days after the effective time of the merger will be delivered to Viasystems and holders of Merix certificates must thereafter look only to Viasystems for payment. If any merger consideration or cash would escheat to a governmental authority, it will become the property of Viasystems. None of the parties, New Merix or the exchange agent will be liable to any person for shares of Viasystems common stock or cash relating thereto delivered to a public official pursuant to any law.

Viasystems and the exchange agent may deduct and withhold amounts required under the Code from the consideration otherwise payable to a holder of shares of Merix common stock.

Merix Stock Options, Restricted Stock Units and Restricted Stock

During the 30 day period prior to the closing of the merger, each holder of outstanding options to purchase shares of Merix common stock, whether or not then vested or exercisable, will have the opportunity to exercise his options upon payment of the exercise price or, at Merix’ option, on a net “cashless exercise” basis upon delivery to Merix of an exercise agreement; provided, however, that in accordance with the consent signed by each director of Merix, certain stock options of such directors will not be exercisable. Except for vested options, option exercises will be effective as of, and conditioned upon, the closing of the merger. Each outstanding option to purchase Merix common stock that is not exercised prior to closing of the merger will be canceled upon the closing of the merger and no consideration will be paid for those options.

Each restricted stock unit or share of restricted stock granted under Merix’ stock plans outstanding prior to the closing of the merger will automatically vest and be settled in Merix common stock effective as of the closing of the merger; provided, however, that in accordance with the consent signed by each director of Merix, certain restricted stock awards of such directors will not vest.

At the closing of the merger, each equity plan of Merix will terminate. After the effective time of the merger, no holder of Merix stock options or any participant in Merix’ equity plans will have any right to acquire or receive any equity securities of New Merix other than as contemplated in the merger agreement.

Adjustments

If between the date of the merger agreement and the effective time of the merger, the outstanding shares of Merix or Viasystems common stock have been changed into a different number by reason of a stock dividend, reclassification, recapitalization, split, combination or similar transaction, then the number of shares of Viasystems common stock into which Merix common stock is convertible will be appropriately adjusted; provided, however, that the number of shares will not be adjusted for the recapitalization of Viasystems contemplated by the merger agreement.

Certain Representations and Warranties

Each of Merix and Viasystems/Merger Sub has made certain representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and requisite corporate power;

•	capitalization;

•	authority and power to execute the merger agreement, approval of the merger agreement by the parties’ boards of directors, and the absence of conflicts with organizational documents, laws or contracts as a result of the merger;

•	required government approvals, filings, and consents;

•	the timely filing of required reports and other filings with the SEC and material compliance with securities laws since January 1, 2006, material compliance of financial statements as to form with securities laws and accounting standards, maintenance of internal controls, and the absence of certain liabilities and partnerships;

•	absence of any event, change or occurrence that had or would be expected to have a material adverse effect since the parties’ most recent audited balance sheet date;

•	absence of certain pending or threatened legal proceedings and judgments;

•	compliance with applicable laws and possession of required permits;

•	absence of untrue statements of material fact and omissions of material fact in information supplied for certain filings;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	matters with respect to certain material contracts;

•	title to, or leasehold interests in, certain properties;

•	certain intellectual property related matters;

•	insurance policies, claims arising from injuries to persons or property and warranties;

•	use of brokers and other advisors;

•	absence of the applicability of state or federal antitakeover statutes to the merger;

•	absence of certain interested party transactions since January 1, 2006; and

•	reporting the merger and the exchange of the Merix Notes for cash and shares of Viasystems common stock as a “reorganization” under the Code.

Merix has made additional representations and warranties about itself to Viasystems as to the following:

•	shareholder voting requirements to approve the merger agreement;

•	receipt of a fairness opinion from its financial advisor; and

•	certain actions necessary under the Rights Agreement dated as of October 16, 2007, between Merix and American Stock Transfer & Trust Company.

In addition, Viasystems and Merger Sub have made additional representations and warranties about themselves to Merix as to the following:

•	delivery of certain financial statements;

•	Viasystems’ ownership of all of the outstanding capital stock of Merger Sub; and

•	Viasystems’ furnishing of its commitment letter with Wachovia Bank National Association with respect to the debt financing required for consummation of the transactions contemplated by the merger agreement and the sufficiency of the amount of that financing.

Many of Merix’ and Viasystems’ representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either party, is defined to mean a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of that party and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect:

•	changes in the market price or trading volume of the securities of the party (it being agreed that the facts giving rise to that change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of the party’s obligations under the merger agreement or the announcement, pendency or anticipated consummation of the merger;

•	any change arising out of conditions affecting the economy or the capital markets or the industry of the party in general which does not affect the party in a disproportionate manner relative to other participants in the economy, capital markets or industry, respectively;

•	any adverse impact on relationships with employees, customers, suppliers or distributors, delays in or cancellations of orders for the products or services of the party and any reduction in revenues, to the extent attributable to the announcement or pendency of the merger;

•	failure to meet revenue or earnings projections, in and of itself, for any period ending (or for which earnings are released) on or after the date of the merger agreement (it being agreed that the facts giving rise to that failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change resulting from changes in applicable laws or accounting principles;

•	acts of war or terrorism;

•	earthquakes, hurricanes, tornadoes or other natural disasters; or

•	stockholder class action or derivative litigation arising from allegations of breach of fiduciary duty relating to the merger agreement or false or misleading public disclosure (or omission) in connection with the merger agreement.

Shareholder Meetings and Recapitalization

Merix agreed to establish a record date for, call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement. The Merix board of directors agreed to recommend adoption and approval of the merger agreement and the plan of merger by Merix shareholders, except in certain circumstances regarding another takeover proposal. See “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 116 of this proxy statement/prospectus.

Prior to the closing of the merger, Viasystems will effect a recapitalization implementing the capitalization of Viasystems set forth in the merger agreement and the recapitalization agreement entered into between Viasystems, affiliates of Hicks, Muse, Tate & Furst, Incorporated (“HMTF”), affiliates of GSC Recovery II, L.P. (“GSC”) and TCW Shared Opportunities Fund III, L.P. (“TCW” and together with HMTF and GSC, the “Funds”) on the same date as the merger agreement. In accordance with the recapitalization agreement, Viasystems agreed to amend its certificate of incorporation and bylaws, terminate its current stockholders agreement, enter into a new stockholder agreement with a limited liability company holding a majority of the shares of Viasystems common stock owned by HMTF, GSC and TCW and terminate the monitoring and oversight agreement between it, Hicks, Muse & Co. Partners L.P. (“Hicks Muse”), an affiliate of HMTF, and certain other parties thereto.

Conduct of Business Prior to Closing

During the period from the date of the merger agreement until the effective time of the merger, Merix and Viasystems agreed to, and to cause their subsidiaries to:

•	conduct their respective businesses in the ordinary course;

•	comply in all material respects with applicable laws and their respective material contracts;

•	use commercially reasonable efforts to preserve their business organizations and the goodwill of those having business relationships with them and retain their present officers and key employees; and

•	keep in effect all material insurance policies, other than changes in the ordinary course of business.

During the same period and subject to certain exceptions, Merix further agreed not to, and not to permit its subsidiaries to:

•	issue, sell, or otherwise encumber shares of its capital stock, voting securities or equity interests, or any securities convertible into those types of shares or other agreements to purchase shares, provided that Merix may issues shares of its common stock under certain stock plans or employee stock purchase plans or upon the conversion of outstanding convertible securities; acquire shares of its own capital stock, voting securities, equity interests or agreements to acquire those types of shares; declare dividends; reclassify shares of its capital stock; or amend or waive any of its rights under certain stock plans;

•	incur indebtedness or issue debt securities, other than indebtedness of not more than $16 million and borrowings from a wholly owned subsidiary in the ordinary course of business;

•	dispose of or subject to a lien any of its assets, except sales of inventory in the ordinary course of business, pursuant to certain contracts, the sale of certain assets, the sublease of certain properties, and dispositions of assets with a net book value of not more than $250,000;

•	make capital expenditures involving real property or in excess of $2 million per quarter and $5 million during 2009;

•	acquire any entity or division or business of any entity;

•	make any investment in, loan or advance to any person or entity other than a wholly owned subsidiary of Merix in the ordinary course of business;

•	enter into, terminate or amend any material contract, enter into or extend any contract that purports to restrict Merix or its subsidiaries from engaging in any business or geographical area, modify its engagement letter with its financial advisor relating to the merger, enter into any contract that would be breached by or require consent for the transaction, or modify or waive any confidentiality or similar agreement;

•	increase the compensation of any director, officer or employee or increase the benefits of any shareholder, director, officer, other employee, consultant or affiliate, other than as required by law or stock plan, increases in the ordinary course of business or changes arising from collective bargaining agreements in China;

•	make elections or certain changes relating to taxes or tax returns;

•	make changes in financial or tax accounting practices, except as required by U.S. GAAP or applicable law;

•	amend it or its subsidiary’s organizational documents;

•	adopt a plan or agreement of liquidation, restructuring, merger or other reorganization, other than transactions exclusively between Merix’ wholly owned subsidiaries;

•	pay or settle any liabilities, other than those reflected in the most recent financial statements of Merix included in documents filed with the SEC or incurred since the date of those financial statements in the ordinary course of business;

•	issue any broadly distributed communication to employees or customers without the prior approval of Viasystems, except for those in the ordinary course of business not relating to the merger;

•	settle any litigation, proceeding or investigation; or

•	agree to take any of the actions listed above or any action which would cause any representations or warranties of Merix that are qualified as to materiality to be untrue or that are not so qualified to be untrue in any material respect or which would materially impede the ability of the parties to satisfy any conditions to the merger set forth in the merger agreement.

During the same period and subject to certain exceptions, Viasystems further agreed not to, and not to permit its subsidiaries to:

•	other than related to the recapitalization of Viasystems, issue, sell, or otherwise encumber shares of its capital stock, voting securities or equity interests, or any securities convertible into those types of shares or other agreements to purchase shares, provided that Viasystems may issues shares of its common stock under certain stock and warrant plans; acquire shares of its own capital stock, voting securities, equity interests or agreements to acquire those types of shares; declare dividends; reclassify shares of its capital stock; or amend or waive any of its rights under certain stock plans;

•	incur indebtedness or issue debt securities, other than indebtedness of not more than $50 million and borrowings from a wholly owned subsidiary in the ordinary course of business;

•	dispose of or subject to a lien any of its assets, except sales of inventory in the ordinary course of business, pursuant to certain contracts, the sale of certain assets and dispositions of assets with a net book value of not more than $500,000;

•	make capital expenditures involving real property or in excess of $20 million per quarter and $40 million during 2009;

•	acquire any entity or division or business of any entity;

•	make any investment in, loan or advance to any person or entity other than a wholly owned subsidiary of Viasystems in the ordinary course of business;

•	enter into, terminate or amend any material contract, enter into or extend any contract that purports to restrict Viasystems or its subsidiaries from engaging in any business or geographical area, modify its engagement letter with its financial advisor relating to the merger, enter into any contract that would be breached by or require consent for the transaction, or modify or waive any confidentiality or similar agreement;

•	increase the compensation of any director, officer or employee or increase the benefits of any stockholder, director, officer, other employee, consultant or affiliate, other than as required by law or stock plan, increases made in the ordinary course of business or changes arising from collective bargaining agreements in China;

•	make elections or certain changes relating to taxes or tax returns;

•	make changes in financial or tax accounting practices, except as required by U.S. GAAP or applicable law;

•	amend it or its subsidiary’s organizational documents;

•	adopt a plan or agreement of liquidation, restructuring, merger or other reorganization, other than the recapitalization of Viasystems and transactions exclusively between Viasystems’ wholly owned subsidiaries;

•	pay or settle any liabilities, other than those reflected in the most recent financial statements of Viasystems or of Viasystems, Inc. included in documents pertaining to Viasystems, Inc. filed with the SEC or incurred since the date of those financial statements in the ordinary course of business;

•	issue any broadly distributed communication to employees or customers without the prior approval of Merix, except for those in the ordinary course of business not relating to the merger;

•	except for the pending litigation regarding the Richmond, Virginia property formerly owned by Viasystems, settle any litigation, proceeding or investigation; or

•	agree to take any of the actions listed above or any action which would cause any representations or warranties of Viasystems and Merger Sub that are qualified as to materiality to be untrue or that are not so qualified to be untrue in any material respect or which would materially impede the ability of the parties to satisfy any conditions to the merger set forth in the merger agreement.

Agreement Not to Solicit Other Offers

Merix agreed that it will, and will cause its subsidiaries and representatives to, immediately cease discussions conducted before the merger agreement with respect to a takeover proposal, and use best efforts to obtain the return or cause the destruction of all copies of confidential information. Merix will not solicit takeover proposals, participate in discussions with third parties regarding takeover proposals or enter an agreement related to a takeover proposal; provided, however, that if Merix’ board of directors receives an unsolicited, written takeover proposal made after the date of the merger agreement, Merix’ board of directors may contact the entity to clarify the proposal so as to determine whether the proposal is likely to lead to a superior proposal, or if the board of directors determines it is necessary to comply with its fiduciary duties, then Merix may, prior to obtaining the approval of Merix’ shareholders and after providing Viasystems written notice of its intention to take such action (i) furnish information to the entity making the takeover proposal but only after entering a customary confidentiality agreement, (ii) participate in discussions with the entity regarding the takeover proposal and (iii) following receipt of a superior proposal, terminate the merger agreement. Merix must provide Viasystems with a copy of any confidentiality agreement entered into within 24 hours of its execution.

Merix must promptly advise Viasystems if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions are sought to be initiated or continued with, Merix in respect of any takeover proposal, and must, in any notice to Viasystems, indicate the identity of the person or entity making the proposal and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts. Thereafter, Merix must keep Viasystems fully informed of all material developments.

Except as permitted in the merger agreement, Merix’ board of directors may not (i) withdraw or modify its recommendation of the merger to the Merix shareholders or approve or recommend any takeover proposal or (ii) approve or recommend, or authorize Merix or any of its subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition or other agreement related to a takeover proposal. However, Merix’ board of directors may withdraw its recommendation to adopt and approve the merger agreement to the shareholders or recommend a takeover proposal if it determines that the failure to do so would constitute a breach of its fiduciary duties under Oregon law.

As used in the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group, other than Viasystems and its subsidiaries, relating to any (i) acquisition of assets of Merix and it subsidiaries equal to 15% or more of Merix’ consolidated assets or to which 15% or more of Merix’ revenues or earnings on a consolidated basis are attributable, (ii) acquisition of beneficial ownership of 15% or more of any class of Merix’ equity securities, (iii) tender or exchange offer that that if consummated would result in any person or Viasystems beneficially owning 15% or more of any class of Merix’ equity securities or (iv) merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Merix or its subsidiaries; in each case, other than the transactions contemplated by the merger agreement.

“Superior proposal” means a bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement, to acquire for consideration consisting of cash and/or equity securities, 50% or more of Merix’ equity securities or 50% or more of the assets of Merix and its subsidiaries, made by a third party, and which is on terms and conditions which Merix’ board of directors in good faith determines to be more favorable to Merix’ shareholders from a financial point of view than the merger contemplated by the merger agreement, taking into account the ability of the person or entity making such proposal to consummate the transactions contemplated by the proposal.

Agreement to Use Reasonable Best Efforts

The parties agreed to use reasonable best efforts to promptly take all actions necessary to cause the conditions to closing to be satisfied as promptly as practicable and to consummate the transactions contemplated by the merger agreement, including preparing and filing all documentation to effect necessary filings, notices, petitions, statements and other documents. The parties also agreed to use reasonable best efforts to promptly obtain approvals, consents, registrations, permits and authorizations from any governmental authority or third party necessary to consummate the merger.

The parties agreed to make appropriate filings pursuant to the HSR Act within 10 business days of the date of the merger agreement, if required, and to take all actions necessary to cause the expiration of the applicable waiting periods. Merix will use reasonable best efforts to ensure no state takeover statute or similar law applies to the merger and, if a takeover law does apply, to ensure the merger may be consummated as promptly as practicable.

The parties will use reasonable best efforts to cooperate in filings with or investigations by a governmental authority regarding the merger and keep the other party informed of communications received from or given to any governmental authority or private party regarding the merger. Each party has the right to review and consult the other on information in any filing with third parties or governmental authorities.

The parties further agreed to use reasonable best efforts to resolve objections to the merger. Without the other party’s prior written consent, no party will commit to any divestiture transaction or agree to any restriction on its business. Nothing in the covenant to use reasonable best efforts (i) limits a party’s right to terminate the merger agreement pursuant to applicable provisions, (ii) requires a party to agree to dispose any part of its business or assets, not compete in any geographical area or line of business or restrict the manner in which Viasystems, Merger Sub, Merix, New Merix or any of their affiliates may carry on business in any part of the world or (iii) requires a party to contest any proceeding, including those challenging the merger as violative of antitrust laws.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

Public Announcements.  Viasystems and Merix agreed that the initial press release with respect to the execution of the merger agreement will be a joint press release to be agreed upon by both parties. Thereafter, Viasystems and Merix agreed not to issue any public announcement with respect to the merger without the prior consent of the other party, except as required by law or agreement with the NASDAQ as determined in the good faith judgment of the party proposing to make such release.

Access to Information; Confidentiality; Financing Cooperation.  Merix and Viasystems will give each other and their respective representatives reasonable access to their properties, books, records, officers, employees, counsel and other representatives. The parties also agreed to furnish to each other a copy of reports filed pursuant to securities laws, communications received from the SEC and all other information concerning the party’s business, properties and personnel as the other party reasonably requests. The parties agreed to keep any information obtained in connection with these covenants confidential. No information received pursuant to these covenants will modify any representations and warranties in the merger agreement.

Merix will provide Viasystems and Viasystems, Inc. assistance and cooperation in connection with the arrangement of all debt financing required for the transactions contemplated by the merger agreement, including making senior management available for meetings and “roadshow” presentations and cooperating with prospective lenders regarding due diligence, cooperating in the preparation of any offering memorandum, furnishing financial and other information and providing and executing documents as Viasystems and Viasystems, Inc. reasonably request.

Notification of Certain Matters.  Merix and Viasystems agreed to give prompt notice to the other of communications received from governmental authorities in connection with the merger or from any person or entity alleging its consent is required for the transaction; proceedings commenced or threatened relating to the merger; facts that would cause a representation or warranty that is qualified as to materiality to be untrue and that is not so qualified to be untrue in any material respect; and any material failure of that party to comply with a covenant under the merger agreement; provided, however, that the delivery of notice under this covenant will not cure a breach of other provisions of the merger agreement or limit the remedies available to the party receiving notice.

Indemnification and Insurance.  After the effective time of the merger, New Merix will indemnify the individuals who were directors or officers of Merix prior to the merger with respect to their acts or omissions as directors or officers to the fullest extent required by Merix’ organizational documents and permitted by law.

Prior to the merger’s effective time, Merix will purchase a “run-on” directors’ and officers’ liability insurance policy for six years after the merger, for the benefit of persons covered by Merix’ policy at the effective time and providing comparable levels of coverage. If a run-on policy is not available, New Merix will maintain a similar insurance policy for six years after the merger for acts and omissions that occurred prior to the merger; provided that New Merix will not be obligated to pay premiums in excess of 150% of the amount Merix paid in its last full fiscal year.

If Viasystems or New Merix consolidates or merges and is not the surviving corporation or transfers substantially all of its assets, proper provisions must be made so that successors and assigns of Viasystems or New Merix will assume the indemnification and insurance obligations in the merger agreement.

Indemnification rights under the merger agreement are in addition to rights under Merix’ organizational documents, applicable law, or other agreements. New Merix will pay all reasonable costs and expenses incurred by a party in enforcing the indemnity obligations in the merger agreement as long as that party agrees to reimburse New Merix if a court determines that party was not entitled to indemnification. Viasystems guaranteed as primary obligor the full performance of New Merix’ indemnification obligations under the merger agreement. Persons to whom the indemnity provisions apply are third party beneficiaries of the merger agreement and the indemnity provisions survive the merger.

Securityholder Litigation.  Merix will provide Viasystems with updates regarding securityholder litigation brought against Merix or its directors relating to the merger and will not settle that securityholder litigation without Viasystems’ consent.

Fees and Expenses.  Except in certain circumstances, fees and expenses incurred in connection with the merger agreement, the merger, the note exchange agreement among Viasystems, Merger Sub and the holders of $68,590,000 of the principal amount of the Merix Notes will be paid by the party incurring the fees and expenses, except that Merix and Viasystems will pay half of the costs relating to antitrust filings. Merix will pay the expenses for printing the registration statement on Form S-4 and the proxy statement/prospectus.

Merix’ Rights Plan.  Merix agreed not to redeem the rights to purchase one one-hundredth of a share of Merix’ preferred stock per share of Merix’ common stock or amend the Rights Agreement, dated October 16, 2007, between it and American Stock Transfer & Trust Company prior to the effective time of the merger, unless required by a court or Merix’ board of directors concludes the failure to effect an amendment would likely constitute a breach of its fiduciary duties.

Reorganization Treatment.  Merix, Viasystems and Merger Sub agreed to deliver to their respective counsel tax opinion certificates relating to the status of the merger as a “reorganization” and not to take any action which would cause those certificates to be untrue.

Section 16 Matters.  Merix and Viasystems agreed to take all steps reasonably requested by a party to cause dispositions of Merix’ equity securities or acquisitions of Viasystems’ common stock pursuant to the merger agreement by any director or officer of Merix to be exempt under Rule 16b-3 of the Exchange Act promulgated by the SEC.

Stock Exchange Listing.  Viasystems will use commercially reasonable efforts to cause the shares of its common stock to be issued in the merger to be listed on the NASDAQ Stock Market.

Employee Benefits and Compensation.  The parties agreed that, during the one year following the effective time of the merger, any reductions in compensation or benefits will be made as part of an across-the-board reduction applicable to all employees within the relevant geographical region. For purposes of Viasystems’ benefit plans, Viasystems will credit each employee of Merix with his or her years of service with Merix prior to the effective time of the merger under any similar plan.

Employee Stock Purchase Plan.  Merix’ board of directors will take actions to provide that with respect to the 2007 Employee Stock Purchase Plan, participants may not increase payroll deductions or purchase elections, no purchase period will be commenced after the date of the merger agreement, each participant’s right to purchase Merix’ common stock will be suspended, and the 2007 Employee Stock Purchase Plan will terminate.

Board of Directors Representation.  Prior to the effective time of the merger, Viasystems will cause three directors of Merix as of the date of the merger agreement to be appointed to the board of directors of Viasystems, which will consist of 12 directors, as of the effective time of the merger.

Financing Arrangements.  Viasystems will use commercially reasonable efforts to obtain all debt financing contemplated by the commitment letter with Wachovia Bank National Association on the terms set forth in that letter. Viasystems will notify Merix if, prior to the closing of the merger, the commitment letter expires, any financing source that is a party to the commitment letter notifies Viasystems or Viasystems, Inc. that it no longer intends to provide the financing or Viasystems no longer believes it will be able to obtain the financing substantially on the terms in the commitment letter. Viasystems will not, without Merix’ prior written consent, take any action that would impair, delay or prevent the financing. Viasystems and Viasystems, Inc. will not amend or alter the commitment letter in a manner to impair, delay or prevent the closing of the merger without Merix’ prior written consent.

If the commitment letter expires or terminates, Viasystems will use its commercially reasonable efforts to cause Viasystems, Inc. to obtain a new financing commitment that provides for the same amount of financing, no less favorable funding conditions and other terms and conditions which are not materially adverse to Viasystems, Inc. in comparison to the commitment letter. The new commitment letter must include a termination date not earlier than March 31, 2010.

Note Exchange Agreement.  Viasystems must use commercially reasonable efforts to cause the transactions contemplated in the note exchange agreement among Viasystems, Merger Sub and the holders of $68,590,000 of the principal amount of the Merix Notes to be effectuated. Viasystems must not, without Merix’ prior written consent, amend or alter the note exchange agreement in a way that would impair, delay or prevent the closing of the merger.

Merix 2009 Equity Incentive Plan.  Merix agreed that it will not approve or issue any awards under its 2009 Equity Incentive Plan.

Conditions to Complete the Merger

Viasystems’, Merger Sub’s, and Merix’ obligation to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger by a majority of Merix’ common shareholders;

•	expiration of the waiting period under antitrust law and receipt of approval under applicable foreign antitrust laws;

•	absence of any law, injunction, judgment or ruling prohibiting the merger;

•	effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of a stop order suspending its effectiveness and proceedings for that purpose initiated or threatened by the SEC;

•	closing of the exchange of $68,590,000 of the principal amount of the Merix Notes for cash and Viasystems common stock concurrently with the closing of the merger;

•	completion of the recapitalization of Viasystems; and

•	Viasystems, Inc.’s receipt of the proceeds of the financing or alternative financing.

Viasystems’ and Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	Merix’ representations and warranties qualified as to materiality will be true and correct and those not qualified will be true and correct in all material respects as of the date of the merger agreement and the closing of the merger, except to the extent they relate to an earlier date, in which case Viasystems will receive a certificate from Merix stating they were true and correct on the earlier date;

•	Merix has performed in all material respects all obligations required under the merger agreement, and Viasystems has received a certificate from Merix to that effect;

•	No changes have occurred that has had or would be expected to have a material adverse effect on Merix; and

•	Viasystems has received written resignation letters from each member of the board of directors of Merix and its subsidiaries.

Merix’ obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•	Viasystems’ and Merger Sub’s representations and warranties qualified as to materiality will be true and correct and those not qualified will be true and correct in all material respects as of the date of the merger agreement and the closing of the merger, except to the extent they relate to an earlier date, in which case Merix will receive a certificate from Viasystems stating they were true and correct on the earlier date;

•	Viasystems and Merger Sub have performed in all material respects all obligations required under the merger agreement, and Merix has received a certificate from Viasystems to that effect; and

•	No changes have occurred that has had or would be expected to have a material adverse effect on Viasystems.

Merix, Viasystems or Merger Sub may not rely on the failure of the above conditions to Merix’ obligations to be satisfied if the failure was caused by that party’s failure to use reasonable best efforts to consummate the merger.

Termination of the Merger Agreement

Merix and Viasystems may terminate the merger agreement by mutual written consent, duly authorized by each of their boards of directors.

In addition, either Merix or Viasystems may terminate the merger agreement under the following circumstances:

•	if the merger has not been consummated on or before March 31, 2010, provided, however, that a party cannot terminate the merger agreement if the failure to close by that date was primarily due to the party’s failure perform its obligations under the merger agreement;

•	if any law, injunction, judgment or ruling prohibiting the merger is in effect, final and nonappealable; provided, however, that a party cannot terminate the merger agreement if that situation was primarily due to the party’s failure to perform its obligations under the merger agreement; or

•	if the approval of Merix shareholders has not been obtained; provided, however, that Merix’ right to terminate the merger agreement will not be available if that party failed to comply with its obligations set forth in the sections titled “Shareholder Meetings and Recapitalization” and “Agreement Not to Solicit Other Offers” set forth above in this summary of the merger agreement.

Viasystems may also terminate the merger agreement under the following circumstances:

•	if Merix has breached any of its representations, warranties or agreements in the merger agreement, which breach (i) would give rise to the failure of a condition in the merger agreement and (ii) cannot be cured, or is not cured, within 15 calendar days of receipt of written notice from Viasystems;

•	if (i) Merix’ board of directors has recommended a takeover proposal or (ii) Merix’ board of directors has not rejected the takeover proposal within seven days of the proposal being made or failed to publicly reconfirm the board of directors’ recommendation to adopt and approve the merger agreement to Merix’ shareholders within three days of receipt of a written request from Viasystems;

•	if after the date of the merger agreement, any events or changes have occurred that have had or would be expected to have a material adverse effect on Merix; or

•	if the note exchange agreement among Viasystems, Merger Sub and the holders of $68,590,000 of the principal amount of the Merix Notes is not enforceable against the holders of those notes.

Merix may terminate the merger agreement under the following circumstances:

•	if Viasystems has breached any of its representations, warranties or agreements in the merger agreement, which breach (i) would give rise to the failure of a condition in the merger agreement and (ii) and cannot be cured, or is not cured, within 15 calendar days of receipt of written notice from Merix;

•	if (i) Merix receives a takeover proposal that is a superior proposal, (ii) Merix’ board of directors resolves to accept the superior proposal, (iii) Merix has given Viasystems three business days prior written notice of its intention to terminate the merger agreement, (iv) the takeover proposal referred to above continues to constitute a superior proposal after taking into account any revised proposal made by Viasystems and (v) Merix’ board of directors concludes in good faith, following advice of legal counsel, that failure to accept the superior proposal would result in a breach of its fiduciary duties;

•	if after the date of the merger agreement, any events or changes have occurred that have had or would be expected to have a material adverse effect on Viasystems; or

•	if the note exchange agreement among Viasystems, Merger Sub and the holders of $68,590,000 of the principal amount of the Merix Notes is not enforceable against the holders of those notes.

Effect of Termination

If the merger agreement is terminated, the terminating party must give written notice to the other parties. Upon such notice, the merger agreement will become null and void, except for certain provisions, including both parties’ representation regarding brokers, covenants regarding access to information, securityholder litigation, fees and expenses and termination, and other miscellaneous provisions. Upon termination, Viasystems, Merger Sub and Merix and their respective directors, officers and affiliates will have no liability, except Merix will be liable for the termination fee (as discussed below). Nothing will relieve a party from liability for fraud or willful breach of the merger agreement.

Termination Fee

Merix must pay Viasystems a termination fee of $1.3 million and all documented expenses of Viasystems, not to exceed $3.9 million, if:

•	the merger agreement is terminated by Merix because the merger was not consummated on or before March 31, 2010 and Merix enters an agreement or consummates a transaction contemplated by a takeover proposal within 12 months of the date the merger agreement is terminated;

•	Merix or its shareholders received a takeover proposal and thereafter, the merger agreement is terminated by Merix or Viasystems because the requisite approval of Merix’ shareholders was not obtained and Merix enters an agreement or consummates a transaction contemplated by a takeover proposal within 12 months of the date the merger agreement is terminated;

•	Viasystems terminates the merger agreement because Merix breached the merger agreement and the breach was a material breach of its obligations regarding its agreement to hold a shareholder meeting or the no solicitation provision discussed above;

•	Merix or its shareholders received a takeover proposal and thereafter, the merger agreement is terminated by Viasystems because Merix willfully breached the merger agreement and Merix enters an agreement or consummates a transaction contemplated by any takeover proposal within six months of the date the merger agreement is terminated;

•	Viasystems terminates the merger agreement because Merix’ board of directors received a takeover proposal and the board of directors did not reject the proposal within seven days or failed to reconfirm its recommendation to adopt and approve the merger agreement to Merix’ shareholders; or

•	Merix terminates the agreement because it received a superior proposal, the board of directors resolved to accept the superior proposal, Merix gave Viasystems three business days notice of its intent to terminate, the takeover proposal continues to be more favorable after taking into account any revised proposal made by Viasystems, and the board of directors concludes failure to accept the superior proposal would result in a breach of its fiduciary duties.

If (i) Merix or its shareholders received a takeover proposal and thereafter the merger agreement is terminated by Merix or Viasystems because the requisite approval of Merix’ shareholders was not obtained and no termination fee is payable with respect to the applicable provision of the merger agreement or (ii) Viasystems terminates the merger agreement because Merix breached the merger agreement which breach (A) would give rise to the failure of a condition in the merger agreement and (B) cannot be cured, or is not cured, within 15 calendar days of receipt of written notice from Viasystems and no termination fee is payable with respect to the applicable provision of the merger agreement, in each case under clause (i) or (ii) above Merix must pay all documented expenses of Viasystems, not to exceed $3.9 million. Thereafter Merix will be obligated to pay the termination fee to Viasystems if it becomes payable pursuant to the merger agreement.

The time by which a termination payment must be made depends upon which provision above requires the termination payment be made, as specified in the merger agreement. Any termination payment must be made by wire transfer of immediately available funds to an account designated by Viasystems.

If Merix fails to pay the termination fee or expense reimbursement when due, the fee or expense reimbursement will accrue interest at a rate equal to the prime lending rate plus 12.5%, commencing on the date the fee or expense reimbursement became past due, and Merix must pay all of Viasystems’ costs and expenses to collect the fee.

Survival, Amendment, Extension and Waiver of the Merger Agreement

The representations, warranties and agreements in the merger agreement will terminate at the effective time of the merger except that certain provisions, including the effect of the merger, indemnification and insurance, and fees and expenses, will survive indefinitely after the effective time of the merger. The agreements regarding securityholder litigation, fees and expenses, termination, and other miscellaneous provisions will survive termination of the merger agreement indefinitely.

At any time prior to the effective time of the merger, the merger agreement can be amended by written agreement of the parties; provided, however, that after the approval of the transactions contemplated by the merger agreement by Merix’ shareholders, there can be no amendment which would require further approvals by the shareholders without the approval of the shareholders.

At any time prior to the effective time of the merger, any party may waive inaccuracies in the representations and warranties of another party, extend the time for the performance of the obligations of another party or waive compliance by the other party with any of the agreements contained in the merger agreement. However, no failure or delay by Merix, Viasystems or Merger Sub in exercising any right will operate as a waiver of that right or any other right under the merger agreement. Any agreement by a party to an extension or waiver must be in writing signed by that party.

Assignment

The merger agreement cannot be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign rights and obligations to any direct, wholly owned subsidiary of Viasystems. The merger agreement will be binding upon the parties and their respective successors and permitted assigns.

Governing Law; Jurisdiction; Waiver of Jury Trial; Specific Enforcement

The merger agreement and all claims or causes of action that may be based upon the agreement will be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of Delaware. Any suit must be brought in the Delaware Court of Chancery. The parties waive the right to trial by jury. The parties will be entitled to an injunction to prevent breaches of the merger agreement.

ADDITIONAL AGREEMENTS OF VIASYSTEMS RELATED TO THE MERGER

Concurrently with the execution and delivery of the merger agreement, on October 6, 2009, Viasystems entered into, or incurred the obligation to enter into, various agreements with the Funds and certain holders of the Merix Notes, as discussed below. The following is a summary description of the various agreements.

Note Exchange Agreement

In connection with the execution of the merger agreement, Viasystems entered into a note exchange agreement, by and among Viasystems, Merger Sub and holders of approximately 98% of the Merix Notes, pursuant to which such noteholders agreed, concurrently with the closing of the merger, to exchange their Merix Notes for 1,398,251 shares of Viasystems common stock, plus a cash payment of approximately $35 million.

Under the terms of the note exchange agreement, Viasystems agreed, among other things, to file a “resale” registration statement for the benefit of the noteholders receiving shares of Viasystems common stock. Viasystems agreed to use its commercially reasonable efforts to cause such registration statement to be declared effective and keep such registration statement continuously effective for the period of one year from the closing date of the merger.

In addition, subject to certain exceptions, the noteholders receiving shares of Viasystems common stock pursuant to the terms of the note exchange agreement agreed to not sell a portion of such shares of Viasystems common stock for a period of 75 days from the closing date of the merger and not to sell another portion for a period of 150 days from the closing date of the merger.

Recapitalization Agreement

In connection with the execution of the merger agreement, on October 6, 2009, Viasystems entered into a recapitalization agreement, by and among Viasystems and the Funds, pursuant to which, among other things, Viasystems and the Funds agreed to recapitalize Viasystems such that, prior to the consummation of the merger, (i) each outstanding share of common stock of Viasystems will be exchanged for 0.083647 shares of newly issued common stock of Viasystems, (ii) each outstanding share of Class A Junior Preferred Stock of Viasystems will be reclassified as, and converted into, 8.478683 shares of newly issued common stock of Viasystems and (iii) each outstanding share of Class B Senior Preferred Stock of Viasystems will be reclassified as, and converted into, 1.416566 shares of newly issued common stock of Viasystems.

In connection with the recapitalization of Viasystems, certain outstanding options and warrants to purchase Viasystems common stock will also be adjusted by the Viasystems compensation committee or board of directors, as applicable. Each outstanding option to purchase Viasystems common stock under Viasystems’ 2003 Stock Option Plan and each outstanding warrant to purchase Viasystems common stock granted pursuant to the warrant agreement, dated as of January 31, 2003, between Viasystems and Computershare Investor Services, LLC, as warrant agent, upon the consummation of the recapitalization, will be adjusted as follows: (i) the current exercise price of each option or warrant will be adjusted by dividing that exercise price by 0.083647 and (ii) the number of shares of common stock covered by each option or warrant will be adjusted by multiplying that number of shares by 0.083647.

Under the terms and conditions of the recapitalization agreement, Viasystems and the Funds agreed, concurrently with the consummation of the merger, to (i) terminate the monitoring and oversight agreement, dated as of January 31, 2003, among Viasystems, certain of Viasystems’ subsidiaries and Hicks Muse, in consideration for the payment by Viasystems of a cash termination fee of $5,620,540 to Hicks Muse, (ii) terminate the stockholders agreement, dated January 31, 2003, between Viasystems and certain of the Funds, as amended, and (iii) enter into a new stockholder agreement (as described below).

As a result of the completion of the recapitalization, the transactions contemplated under the note exchange agreement and the merger, (i) the holders of the Viasystems common stock prior to the recapitalization will receive approximately 2,415,263 shares of newly issued common stock of Viasystems, (ii) the holders of the Viasystems Class A Junior Preferred Stock prior to the recapitalization will receive approximately

7,658,226 shares of newly issued common stock of Viasystems, (iii) the holders of the Viasystems Class B Senior Preferred Stock prior to the recapitalization will receive approximately 6,028,260 shares of newly issued common stock of Viasystems, (iv) the holders of the Merix common stock prior to the closing of the merger will receive approximately 2,500,000 shares of newly issued common stock of Viasystems and (v) the noteholders will receive 1,398,251 shares of newly issued common stock of Viasystems. The total issued and outstanding common stock of Viasystems immediately after the closing of the merger will be approximately 20,000,000 shares of common stock of Viasystems, subject to adjustment as provided for in the merger agreement and the recapitalization agreement.

New Stockholder Agreement

Pursuant to the terms of the recapitalization agreement, Viasystems has agreed to enter into, concurrently with the closing of the merger, a new stockholder agreement, by and among Viasystems and a new entity to be formed by the Funds that, if the merger is consummated, will hold approximately 77.8% of the common stock of Viasystems, referred to as the Fund Entity. Under the terms of the new stockholder agreement, the Fund Entity will have the right, subject to certain reductions, to designate up to five directors to serve on the board of directors of Viasystems. In addition, subject to certain exceptions, the Fund Entity will agree not to sell any of the Viasystems common stock held by the Fund Entity for 180 days after the closing of the merger.

The new stockholder agreement will provide the Fund Entity with certain registration rights related to its shares of Viasystems common stock. Under the terms of the new stockholder agreement, if after June 30, 2012, the public float of Viasystems common stock has not increased by 100% of the public float immediately prior to the completion of the merger, then the Fund Entity may request that Viasystems file a registration statement on Form S-1 or Form S-3 to effect a primary underwritten offering of shares of Viasystems common stock. The Fund Entity also has the right to demand that Viasystems register the Fund Entity’s shares of Viasystems common stock on at least three occasions, subject to the conditions set forth in the registration agreement. In addition, the Fund Entity has the right to “piggyback” on any registration statement that Viasystems files on an unlimited basis, subject to the conditions set forth in the registration agreement. If Viasystems is eligible to file a registration statement on Form S-3, the Fund Entity can request that Viasystems register its shares. The new stockholder agreement will terminate on the tenth anniversary of the date the new stockholder agreement is executed.

A copy of the stockholder agreement is attached as Exhibit C to Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

VIASYSTEMS BUSINESS

General

Viasystems Group, Inc. and its subsidiaries (“Viasystems Group”) is a leading worldwide provider of complex multi-layer PCBs and E-M Solutions. PCBs serve as the “electronic backbone” of almost all electronic equipment, and Viasystems Group’s E-M Solutions products and services integrate PCBs and other components into finished or semi-finished electronic equipment, which include custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes, cable assemblies and busbars.

Viasystems Group currently operates its business in two segments: Printed Circuit Boards, which includes its PCB products, and Assembly, which includes its E-M Solutions products and services. For the twelve months ended September 30, 2009, Viasystems Group’s Printed Circuit Board segment accounted for approximately two-thirds of Viasystems Group’s net sales and Viasystems Group’s Assembly segment accounted for approximately one-third of Viasystems Group’s net sales.

The components Viasystems Group manufactures include, or can be found in, a wide variety of commercial products, including automotive engine controls, hybrid converters, automotive electronics for navigation, safety, entertainment and anti-lock braking systems, telecommunications switching equipment, data networking equipment, computer storage equipment, wind and solar energy applications and several other complex industrial, medical and technical instruments. Viasystems Group’s broad offering of E-M Solutions services include component fabrication, component integration, and final system assembly and testing. These services can be bundled with Viasystems Group’s PCBs to provide an integrated solution to its customers. Viasystems Group’s net sales for the nine months ended September 30, 2009 were derived from the following end markets:

•	Automotive (37%);

•	Industrial and instrumentation/energy/medical/customer/other (27%);

•	Telecommunications (27%); and

•	Computer/data communications (9%).

Viasystems Group is a supplier to over 125 OEMs and contract electronic manufacturing services companies (“CEMs”) in Viasystems Group’s end markets. Viasystems Group targets the sale of PCBs and E-M Solutions to global OEMs. Viasystems Group’s top OEM customers include industry leaders such as Alcatel-Lucent SA, Autoliv, Inc., Bosch Group, Continental AG, Delphi Corporation, EMC Corporation, Ericsson AB, General Electric Company, Hewlett-Packard Company, Hitachi, Ltd., Huawei Technologies Co. Ltd., Rockwell Automation, Inc., Siemens AG, Sun Microsystems, Inc., Tellabs, Inc., TRW Automotive Holdings Corp. and Xyratex Ltd. Viasystems Group’s top CEM relationships include industry-leading contract manufacturers such as Celestica, Inc. and Jabil Circuits, Inc.

Viasystems Group currently has six manufacturing facilities, all of which are located outside of the United States to take advantage of low-cost, high quality manufacturing environments. Viasystems Group’s PCB products are produced in two of its five facilities in China. Viasystems Group’s E-M Solutions products and services are provided from its other three Chinese facilities and its one facility in Mexico. In addition to Viasystems Group’s manufacturing facilities, in order to support its customers’ local needs, Viasystems Group maintains engineering and customer service centers in Canada, Mexico, the United States, Hong Kong, China, The Netherlands and England. These engineering and customer service centers correspond directly to the primary areas where Viasystems Group ships its products, as evidenced by the fact that, for the nine months ended September 30, 2009, approximately 37%, 37% and 26% of Viasystems Group’s net sales were generated by shipments to North America, Asia and Europe, respectively.

Viasystems Group’s History

Viasystems Group was formed in 1996 under the name Circo Craft Holding Company. Circo Craft Holding Company had no operations prior to its first acquisition in October 1996, when it changed its name to Circo Technologies, Inc. In January 1997, Circo Technologies, Inc. changed its name to Viasystems Group, Inc.

From 1997 through 2001, Viasystems Group expanded rapidly through the acquisition of several businesses throughout Europe, North America and China. During that time, Viasystems Group, Inc. expanded its business model to include full systems assemblies, wire harnesses and cable assemblies to complement its original PCB and backpanel offerings.

From 1999 to 2001, Viasystems Group’s business was heavily reliant on the telecommunications and networking markets, as the majority of its customers were telecommunication and networking OEMs. In early 2001, the telecommunications and networking industries began a significant business downturn caused by the decline in capital spending related to those industries. The decline in capital spending in the telecommunications and networking industries was exacerbated by excess inventories for those industries within the contract manufacturing supply chain. As a result of these and other factors, in January 2003, Viasystems Group reorganized under prepackaged Chapter 11 proceedings.

From April 2001 through 2005, Viasystems Group substantially restructured its operations and closed or sold 24 under-performing or non-strategic facilities. During that time, Viasystems Group streamlined its business to focus on PCBs, E-M Solutions and wire harnesses, and significantly diversified its end markets and customer base.

During 2006, Viasystems Group sold its wire harness business. As a result of the disposal of the wire harness operations and the restructuring activities early in this decade, Viasystems Group believes it is well positioned as a PCB and E-M Solutions manufacturer, with manufacturing facilities located in low cost areas of the world, able to serve its global customer base. Viasystems Group’s PCB and E-M Solutions products are supplied from its Printed Circuit Boards and Assembly segments, respectively.

In November 2008, in light of global economic conditions and Viasystems Group’s ongoing efforts to align capacity, overhead costs and operating expenses with market demand, Viasystems Group announced a planned 2009 closure of its manufacturing facility in Milwaukee, Wisconsin, and its satellite final-assembly and distribution facility in Newberry, South Carolina; as well as a planned work force reduction across its global operations, which began in November 2008 and was substantially completed during the first half of 2009. Depending upon the length and severity of the current global economic turndown, further actions may be required to adjust Viasystems Group’s capacity and cost structure.

Viasystems Group is headquartered in St. Louis, Missouri. The mailing address for its headquarters is 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, and its telephone number at that location is (314) 727-2087. Viasystems Group can also be reached at its website, www.viasystems.com.

Viasystems Group’s Products

Printed Circuit Boards — PCBs serve as the foundation of almost all electronic equipment, providing the circuitry and mounting surfaces necessary to interconnect discrete electronic components, such as integrated circuits, capacitors and resistors. PCBs consist of a pattern of electrical circuitry etched from copper and laminated to a board made of insulating material, thereby providing electrical interconnection between the components mounted onto them.

Electro-Mechanical Solutions — E-M Solutions include a wide variety of products and services, primarily including assembly of backplanes, custom and standard metal enclosures, cabinets, racks and sub-racks, systems integration and assembly, final product testing and fulfillment.

Markets and Customers

Viasystems Group provides products and services to more than 125 OEMs. Viasystems Group believes its position as a strategic supplier of PCBs and E-M Solutions fosters close relationships with its customers. These relationships have resulted in additional growth opportunities as Viasystems Group has expanded its capabilities and capacity to meet its customers’ wide range of needs.

The following table shows Viasystems Group’s net sales as a percentage by the principal end-user markets it serves:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
Markets	2009	2008	2007	2006

Automotive	36.6%	37.4%	36.2%	32.9%
Telecommunications	27.8	25.9	31.0	32.0
Industrial & Instrumentation/Medical/ Consumer/Other	26.8	26.6	22.3	22.7
Computer/Datacommunications	8.8	10.1	10.5	12.4

Total Net Sales	100.0%	100.0%	100.0%	100.0%

Although Viasystems Group seeks to diversify its customer base, a small number of customers are responsible for a significant portion of its net sales. For the nine months ended September 30, 2009, and years ended December 31, 2008, 2007 and 2006, sales to Viasystems Group’s ten largest customers accounted for approximately 75.1%, 73.3%, 76.2% and 73.7% of its net sales, respectively.

Further, the table below highlights individual end customers that directly and indirectly account for more than 10% of Viasystems Group’s consolidated net sales.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
Customer	2009	2008	2007	2006

Alcatel-Lucent SA(a)	15.1%	16.3%	20.2%	20.8%
Bosch Group	13.2	11.2	10.7	10.1
General Electric Company	12.1	10.2	(c)	(c)
Continental AG(b)	10.9	13.4	(c)	(c)
Siemens AG(b)	(c)	(c)	12.4	13.7

(a)	Alcatel SA and Lucent Technologies, Inc. merged during 2006. Amounts represent sales to both the individual companies prior to the merger and the combined companies after the merger.

(b)	In December 2007, Continental AG concluded the purchase of the automotive parts business unit of Siemens AG. Sales to that business unit in 2008 are included in the table for Continental AG. Sales to that business unit in 2007 and 2006 are included in the table for Siemens AG. Through its other business units, Siemens AG remains Viasystems Group’s customer.

(c)	Represents less than ten percent of consolidated net sales.

Viasystems Group’s PCB and E-M Solutions products are supplied from its Printed Circuit Boards and Assembly segments, respectively. Sales to Alcatel-Lucent SA, Siemens AG and General Electric Company occurred in both the Printed Circuit Boards and Assembly segments. Sales to Continental AG and Bosch Group occurred in the Printed Circuit Boards segment.

Manufacturing Services

Viasystems Group’s offering of manufacturing services includes the following:

Design and Prototyping Services — Viasystems Group provides comprehensive front-end engineering services, including custom enclosure design, circuit board layout and related design services leading to efficient manufacturing and delivery. Viasystems Group offers quick-turn prototyping, which is the rapid production of a new product sample. Viasystems Group’s quick-turn prototype service allows it to provide small test quantities to its customers’ product development groups. Viasystems Group’s participation in product design and prototyping allows it to reduce its customers’ manufacturing costs and their time-to-market and time-to-volume. These services enable Viasystems Group to strengthen its relationships with customers that require advanced engineering services. In addition, by working closely with customers throughout the development and manufacturing process, Viasystems Group often gains insight into their future product requirements. These services are not billed separately, but instead are included in the determination of the product sales price to be invoiced to the customer.

PCB and Backpanel Fabrication — PCBs are platforms that connect semiconductors and other electronic components. Backpanels connect PCBs. Viasystems Group manufactures multi-layer PCBs and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. In recent years, the trend in the electronics industry has been to increase the speed and performance of components while reducing their size. Semiconductor designs are currently so complex that they often require PCBs with many layers of narrow, tightly spaced wiring. These advancements in component technologies have driven the change in PCB design to higher density printed circuits.

Backpanel Assembly — Viasystems Group provides backpanel assemblies, which are manufactured by mounting interconnect devices, integrated circuits and other electronic components on a bare backpanel. This process differs from that used to provide PCB assemblies primarily because of the larger size of the backpanel and the more complex placement techniques that must be used with higher layer count PCBs. Viasystems Group also performs functional and in-circuit testing on assembled backpanels.

PCB Assembly — As a complement to its E-M Solutions offering, Viasystems Group has the capability to manufacture PCB assemblies. Generally, Viasystems Group does not produce PCB assemblies separately, but rather integrates them with other components as part of a full electro-mechanical solution. In addition, Viasystems Group offers testing of assembled PCBs and testing of all of the functions of the completed product, and Viasystems Group works with its customers to develop product-specific test strategies. Viasystems Group’s test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies.

Custom Metal Enclosure Fabrication — Viasystems Group specializes in the manufacture of custom-designed chassis and enclosures primarily used in the telecommunications, industrial, medical and computer/datacommunications industries. As a fully integrated supply chain partner with expertise in design, rapid prototyping, manufacturing, packaging and logistics, Viasystems Group provides its customers with reduced manufacturing costs and shortened time-to-market throughout a product’s life cycle.

Full System Assembly and Test — Viasystems Group provides full system assembly services to customers from its facilities in China and Mexico. These services require sophisticated logistics capabilities and supply chain management capabilities to procure components rapidly, assemble products, perform complex testing and deliver products to end users around the world. Viasystems Group’s full system assembly services involve combining custom metal enclosures and a wide range of subassemblies, including PCB assemblies. Viasystems Group also employs advanced test techniques to various subassemblies and final end products. Increasingly, customers require custom, build-to-order system solutions with very short lead times. Viasystems Group is focused on supporting this trend by providing supply chain solutions designed to meet their individual needs.

Packaging and Global Distribution — Viasystems Group offers its customers flexible, just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with its customers’ inventory requirements. Increasingly, Viasystems Group ships products directly into customers’ distribution channels or directly to the end-user. These services are not billed separately, but instead are included in the determination of the product sales price to be invoiced to the customer.

After-Sales Support — Viasystems Group offers a wide range of after-sales support services. These support services can be tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering change management. These services are not billed separately, but instead are included in the determination of the product sales price to be invoiced to the customer.

Supply Chain Management — Effective management of the supply chain is critical to the success of customers as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory. Viasystems Group’s global supply chain organization works with customers and suppliers to meet production requirements and to procure materials. Viasystems Group utilizes its ERP systems to optimize inventory management. These services are not billed separately, but instead are included in the determination of the product sales price to be invoiced to the customer.

Sales and Marketing

Viasystems Group focuses on developing close relationships with its customers at the earliest development and design phases of products, and Viasystems Group continues to develop its relationship with its customers throughout all stages of production. Viasystems Group identifies, develops and markets new technologies that benefit its customers and position it as a preferred product or service provider.

Viasystems Group markets its products through its own sales and marketing organization and through relationships with independent sales agents around the world. This global sales organization is structured to ensure global account coverage by industry-specific teams of account managers. As of September 30, 2009, Viasystems Group employed approximately 190 sales and marketing employees, of which 66 are account managers strategically located throughout North America, Europe and Asia. In addition, Viasystems Group contracts with independent sales agents strategically around the world. Each industry marketing team shares support staff of sales engineers, program managers, technical service personnel and customer service organizations to ensure high-quality, customer-focused service. The global marketing organization further supports the sales organization through market research, market development and communications.

Manufacturing and Engineering

Viasystems Group produces highly complex, technologically advanced multi-layer and standard technology PCBs, backpanel assemblies, PCB assemblies, custom enclosures and full systems that meet increasingly narrow tolerances and specifications demanded by Viasystems Group’s customers. Multi-layering, which involves placing multiple layers of electronic circuitry on a single PCB or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the PCB or backpanel. Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. Today, Viasystems Group is capable of producing commercial quantities of PCBs with 50+ layers and circuit track widths as narrow as three one-thousandths of an inch. Viasystems Group also has the capability to produce large format backpanels of up to 50 inches in length and as thin as four tenths of an inch. Viasystems Group has developed heavy copper capabilities, up to 12 ounces per square foot, to support high-power applications. In addition, Viasystems Group has developed microwave and heatsink technology to support radio frequency (“RF”) applications. The manufacturing of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between layers, called blind or buried vias, and the ability to control the electrical properties of Viasystems Group’s products very closely (i.e., electrical impedance), which is key to transmission of high speed signals. These technologies require very tight lamination and etching tolerances and are especially critical for PCBs with ten or more layers. Viasystems Group’s PCB operation is an industry leader in performing extensive testing of various PCB designs, materials and surface finishes for restriction of hazardous substances compliance and compatibility.

The manufacturing of PCBs involves several steps: etching the circuit image on copper-clad epoxy laminate and pressing the laminates together to form a panel; drilling holes and depositing copper or other conductive material to form the interlayer electrical connections; and cutting the panels to shape. Viasystems Group’s advanced interconnect products require critical process steps, such as dry film imaging, optical aligned registration, photoimageable soldermask, computer controlled drilling and routing, automated plating, and various surface finishes. Tight process controls are required throughout the manufacturing process to achieve critical electrical properties, such as controlled impedance. The manufacturing of PCBs used in backpanel assemblies requires specialized expertise and equipment because of the larger size and thickness of the backpanel relative to other PCBs and the increased number of holes for component mounting.

The manufacturing of PCB assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to PCBs. The manufacturing of backpanel assemblies involves attachment of electronic components, including PCBs, integrated circuits and other components, to the backpanel, which is a large PCB. Viasystems Group uses surface mount, pin-through hole and press fit technologies in backpanel assembly. Viasystems Group also assembles higher-level sub-systems and full systems incorporating PCBs and complex electro-mechanical components.

Viasystems Group also provides computer-aided testing of PCBs, sub-systems and full systems, which contributes significantly to its ability to consistently deliver high quality products. Viasystems Group tests boards and system level assemblies to verify that all components have been properly inserted and that the electrical circuits are complete. Further functional tests determine whether the board or system assembly is performing to customer specifications.

Quality Standards

Viasystems Group’s quality management systems are defect prevention based, customer focused and compliant to international standards. All of Viasystems Group’s facilities are compliant or certified to the ISO 9001:2000 — a globally accepted quality management standard. In addition to ISO 9001:2000, Viasystems Group has facilities that are certified to QS 9000, TL 9000 and TS 16949 standards based on customer segment requirements. Viasystems Group’s facility in Guangzhou has achieved ISO 17025 certification.

Viasystems Group’s facilities and products are also compliant to industry and regulatory requirements, including Bellcore and Underwriters Laboratories. These requirements include quality, manufacturing process controls, manufacturing documentation and supplier certification of raw materials.

Supplier Relationships

Viasystems Group orders raw materials and components based on purchase orders, forecasts and demand patterns of its customers and seek to minimize its inventory of materials or components that are not identified for use in filling specific orders or specific customer contracts. Viasystems Group continues to work with its suppliers to develop just-in-time supply systems that reduce inventory carrying costs and contract globally, where appropriate, to leverage its purchasing volumes. Viasystems Group also selects its suppliers and potential suppliers on the basis of quality, on-time delivery, costs, technical capability, and potential technical advancement. While some of Viasystems Group’s customer agreements may require certain components to be sourced from specific vendors, the raw materials and component parts it uses to manufacture its products, including copper and laminate, are generally available from multiple suppliers.

Competition

Viasystems Group’s industry is highly competitive, and it believes its markets are highly fragmented. Viasystems Group faces competition from numerous local, regional and large international providers of PCBs and E-M Solutions. Viasystems Group’s primary direct competitors are Compeq Manufacturing Co. Ltd., Flextronics Corporation, Gold Circuit Electronics Ltd., Kingboard Chemical Holdings Ltd., LG Corp., Merix, Nanya Technology Corp., Sanmina-SCI Corp. and TTM Technologies, Inc. Some of Viasystems Group’s primary competitors may be less leveraged, may have greater access to financial or other resources or may have lower cost operations, allowing them to be better able to withstand adverse market conditions. Viasystems Group believes that competition in the markets it serves is based on product quality, responsive customer service and support, and price, in part, because the cost of many of the products manufactured by Viasystems Group is usually low relative to the total cost of the equipment and because product reliability and prompt delivery are of greater importance to its customers.

International Operations

As of September 30, 2009, Viasystems Group had six manufacturing facilities located outside the United States, with sales offices in Canada, Mexico, Asia, and throughout Europe. Viasystems Group’s international operations produce products in China and Mexico that account for approximately 89.2% and 7.0% of its net sales, respectively, for the nine months ended September 30, 2009 and 86.7% and 7.0% of its 2008 net sales, respectively. The remaining 3.8% and 6.3% of net sales for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively, are from products produced in now closed facilities in the United States. Approximately 65.9% and 23.4% of Viasystems Group’s net sales for the nine months ended September 30, 2009, and 66.1% and 20.6% of Viasystems Group’s 2008 net sales were from products produced in China by its Printed Circuit Boards and Assembly business segments, respectively. Viasystems Group believes that its global presence is important as it allows Viasystems Group to provide consistent, quality products on a cost effective and timely basis to its multinational customers worldwide. Viasystems Group relies heavily on its international operations and are subject to risks generally associated with operating in foreign countries, including price and exchange controls, fluctuations in currency exchange rates and other restrictive actions that could have a material affect on Viasystems Group’s results of operations, financial condition and cash flows.

Environmental

Some of Viasystems Group’s operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air, ground and water, as well as the handling, storage, manufacturing and disposal of, or exposure to, solid and hazardous wastes, and occupational safety and health. Viasystems Group believes that it is in material compliance with applicable environmental laws, and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on it. All of Viasystems Group’s manufacturing sites in China and the United States are certified to ISO 14001 standards for environmental quality compliance. Further, Viasystems Group is not a party to any current claim or proceeding, and is not aware of any threatened claim or proceeding under environmental laws that could, if adversely decided, reasonably be expected to have a material adverse effect on it. Accordingly, Viasystems Group does not believe that any of these matters are reasonably likely to have a material adverse effect on its business, results of operations, financial condition, prospects and ability to service debt. However, there can be no assurance that any material environmental liability will not arise in the future, such as due to a change in the law or the discovery of currently unknown conditions.

Employees

As of September 30, 2009, Viasystems Group had 11,299 employees. Of these employees, 9,807 were involved in manufacturing, 998 in engineering, 190 in sales and marketing and 304 in accounting and administrative capacities. No employees were represented by a union pursuant to a collective bargaining agreement. Viasystems Group has not experienced any labor problems resulting in a work stoppage or work slowdown, and Viasystems Group believes it has good relations with its employees. In November 2008, Viasystems Group announced a planned work force reduction across its global organization which began in November 2008 and is substantially completed.

Intellectual Property

Viasystems Group has developed expertise and techniques that it uses in the manufacturing of PCBs and E-M Solutions products. Research, development and engineering expenditures for the creation and application of new products and processes were approximately $0.9 million for the nine months ended September 30, 2009 and approximately $2.2 million, $3.4 million and $2.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. Viasystems Group believes many of its processes related to the manufacturing of PCBs are proprietary, including its ability to manufacture large perimeter, thick, high-layer count backpanels.

Generally, Viasystems Group relies on common law trade secret protection and on confidentiality agreements with its employees and customers to protect its secrets and techniques. Viasystems Group owns 55 patents (including pending patents) but believes that patents have not historically constituted a significant form of intellectual property rights in its industry. Groups patents begin to expire in 10 years. The expiration of any of these patents is not expected to have a material adverse effect on Viasystems Group’s ability to operate.

Backlog

Viasystems Group estimates that its backlog of unfilled orders as of September 30, 2009, was approximately $77.3 million, compared to $78.0 million at December 31, 2008. Because some unfilled orders may be cancelled prior to delivery, the backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing periods.

Segments

On May 1, 2006, Viasystems Group completed the sale of its wire harness business, which was required to be accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Viasystems Group has classified the results of operations of its wire harness business as discontinued operations for all periods presented. In connection with the disposal of the wire harness business, Viasystems Group reevaluated its operating segments based on the application of SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, and Viasystems Group identified two segments: (i) Printed Circuit Boards and (ii) Assembly. See “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Viasystems Group’s notes to consolidated financial statements for further information regarding its segments for fiscal years 2008, 2007 and 2006.

Available Information

Viasystems’ principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and Viasystems’ telephone number is (314) 746-2205. Viasystems’ website address is www.viasystems.com. Viasystems does not currently file annual, quarterly or current reports on Forms 10-K, 10-Q or 8-K, respectively. However, Viasystems’ wholly owned subsidiary, Viasystems, Inc., does, and following the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part, Viasystems will, file such reports. Viasystems, Inc.’s and Viasystems’ reports and all amendments thereto filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, can be accessed, free of charge, at Viasystems’ website as soon as practicable after such reports are filed with the SEC. Information contained on Viasystems’ website does not constitute, and shall not be deemed to constitute, part of this proxy statement/prospectus and shall not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may also read and copy any materials Viasystems, Inc. or Viasystems files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site, http://www.sec.gov, from which you can access annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively, proxy statements, and all amendments to these materials after such reports and amendments are filed by Viasystems, Inc. or Viasystems with the SEC.

Properties

In addition to Viasystems Group’s executive offices in St. Louis, Missouri, as of September 30, 2009, Viasystems Group operates six principal manufacturing and two principal distribution facilities, located in two different countries with a total area of approximately 4.1 million square feet. Viasystems Group’s manufacturing facilities in Guangzhou, China and Zhongshan, China are used in the Printed Circuit Boards segment; its manufacturing and distribution facilities in Shanghai, China, Shenzhen, China, Quingdao, China, Juarez, Mexico and El Paso, Texas are used in the Assembly segment; and its distribution facility in Hong Kong is used in both the Printed Circuit Boards and Assembly Segments. Viasystems Group’s Guangzhou, China property is pledged to secure its indebtedness under its Guangzhou 2009 Credit Facility (defined in “Viasystems Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” beginning on page 154 of this proxy statement/prospectus). Viasystems Group’s leased properties are leased for terms ranging from two to ten years. In September 2009, Viasystems Group entered into an agreement to terminate the lease on its manufacturing facility in Milwaukee, Wisconsin and agreed to make termination payments of $0.7 million and $2.0 million in September 2009 and January 2010, respectively.

At September 30, 2009, the principal properties owned or leased by Viasystems Group are described below.

	Size (Appx.
Location	Sq. Ft.)	Type of Interest		Description of Primary Products

United States
El Paso, Texas	29,000	Leased		Warehousing and distribution of E-M Solutions products, backpanel assemblies, full system assemblies and PCB assemblies

Mexico
Juarez, Mexico	90,000	Leased		Backpanel assembly, PCB assembly, custom metal enclosure fabrication, and full system assembly and test

Asia
Guangzhou, China	2,250,000	Owned	(a)	PCB and backpanel fabrication
	106,000	Leased

Zhongshan, China	799,000	Owned	(a)	PCB fabrication

Shanghai, China	430,000	Owned	(a)	Custom metal enclosure fabrication, backpanel assembly, PCB assembly and full system assembly and test

Shenzhen, China	286,000	Leased		Custom metal enclosure fabrication, PCB assembly and full system assembly and test

Qingdao, China	93,000	Leased		Full system assembly and test/cable assembly

Hong Kong	53,000	Owned		Warehousing and distribution of PCBs, backpanel assemblies, full system assemblies and PCB assemblies

(a)	Although these facilities are owned, Viasystems Group leases the underlying land pursuant to land use rights agreements with the Chinese government, which expire from 2043 to 2050.

In addition to the facilities listed above, at September 30, 2009, Viasystems Group maintained several engineering, customer service, sales and marketing and other offices throughout North America, Europe and Asia, all of which are leased.

Legal Proceedings

Litigation Relating to the Merger

Merix, its board of directors and Viasystems are named as defendants in two putative class action lawsuits brought by alleged Merix shareholders challenging Merix’ proposed merger with Viasystems. The shareholder actions were both filed in the Circuit Court of the State of Oregon, County of Multnomah. The actions are called Asbestos Workers Philadelphia Pension Fund v. Merix Corporation, et al., filed October 13, 2009, Case

No. 0910-14399 and W. Donald Wybert v. Merix Corporation, et al., filed on or about November 5, 2009, Case No. 0911-15521. The shareholder actions generally allege, among other things, that each member of the Merix board of directors breached fiduciary duties to Merix and its shareholders by authorizing the sale of Merix to Viasystems for consideration that does not maximize value to Merix shareholders. The complaints also allege that Viasystems and Merix aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Merix board of directors. The shareholder actions seek equitable relief, including to enjoin the defendants from consummating the merger on the agreed-upon terms. On November 23, 2009, the court entered an order consolidating the cases into one matter. On or about December 2, 2009, the plaintiffs filed a Consolidated Amended Class Action Complaint, which substantially repeats the allegations of the original complaints, adds Merger Sub as a defendant and also alleges that Merix did not make sufficient disclosures regarding the merger.

Litigation Relating to Viasystems Group

Viasystems Group is presently involved in various legal proceedings arising in the ordinary course of its business operations, including employment matters and contract claims. Viasystems Group believes that any liability with respect to these proceedings will not be material in the aggregate to its consolidated financial position, results of operations or cash flows.

VIASYSTEMS MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Viasystems’ financial condition and results of operations covers periods prior to the consummation of the merger. Accordingly, the discussion and analysis of historical periods does not reflect the impact that the merger may have on Viasystems. You should read the following discussion in conjunction with Viasystems’ financial statements and related notes, “Selected Historical Consolidated Financial Data of Viasystems,” and “Unaudited Pro Forma Condensed Combined Financial Data of Viasystems and Merix” that appear elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements based upon current expectations and related to future events and Viasystems’ future financial performance involves risks and uncertainties. Viasystems’ actual results and the timing of events could differ materially from those discussed in the forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements.” Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors.”

Overview

Viasystems Group is a leading worldwide provider of complex multi-layer PCBs and E-M Solutions. PCBs serve as the “electronic backbone” of almost all electronic equipment, and Viasystems Group’s E-M Solutions products and services integrate PCBs and other components into finished or semi-finished electronic equipment, which include custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes, cable assemblies and busbars. The components Viasystems Group manufactures include, or can be found in, a wide variety of commercial products, including automotive engine controls, hybrid converters, automotive electronics for navigation, safety, entertainment and anti-lock braking systems, telecommunications switching equipment, data networking equipment, computer storage equipment, wind and solar energy applications and several other complex medical and technical instruments. As of September 30, 2009, Viasystems Group has six manufacturing facilities all of which are located outside of the United States to take advantage of low cost, high quality manufacturing environments. Viasystems Group’s PCB products are produced in two of its five facilities in China. Viasystems Group’s E-M Solutions products and services are provided from its other three Chinese facilities and its one facility in Mexico. In addition to Viasystems Group’s manufacturing facilities, in order to support its customers’ local needs, Viasystems Group has maintained engineering and customer service centers in Canada, Mexico, the United States, Hong Kong, China, The Netherlands and England. Viasystems Group had one manufacturing facility in Milwaukee, Wisconsin, which ceased operations in May 2009.

Viasystems Group is a supplier to over 125 OEMs and contract-electronic manufacturing service companies (“CEMs”) in numerous end markets. Viasystems Group’s top OEM customers include industry leaders Alcatel-Lucent SA, Bosch Group, Continental AG, Delphi Corporation, EMC Corporation, Ericsson AB, General Electric Company, Hewlett-Packard Company, Hitachi Ltd., Huawei Technologies Co. Ltd., Rockwell Automation, Inc., Siemens AG, Sun Microsystems, Inc., Tellabs, Inc., TRW Automotive Holdings Corp. and Xyratex Ltd. Viasystems Group’s top CEM relationships include industry-leading contract manufacturers such as Celestica, Inc. and Jabil Circuits, Inc.

Viasystems Group currently operates its business in two segments: Printed Circuit Boards, which includes its PCB products, and Assembly, which includes its E-M Solutions products and services.

Industry Overview

Despite the current economic downturn, Viasystems Group believes the long-term growth prospects for its PCB and E-M Solutions products remain solid. The global economic recession, which began during 2008, affected demand across all of Viasystems Group’s customer end-user markets. Viasystems Group believes the sequential decline in sales from the fourth quarter of 2008 to the first part of 2009 is primarily attributable to the above mentioned weak economic condition as well as its customers’ actions to reduce inventory levels as they reacted to economic conditions. While Viasystems Group’s visibility to future demand trends remains limited, sequential growth in sales during the third quarter in its automotive, industrial and instrumentation, medical and consumer, telecommunications, and computer/data communications end-user markets, together with positive trends in backlog and customer orders across all of Viasystems Group’s end-user markets, indicate that Viasystems Group’s customers may have achieved their inventory goals and their buying patterns better reflect ongoing demand.

Viasystems Group expects recent government stimulus programs in the United States and Europe to improve auto sales, which will help to support its sales to the automotive end-user market in the short-term. As stability returns to the financial markets and credit begins to ease, Viasystems Group expects the focus on “green” technologies and clean energy initiatives to drive growth in wind power related sales to its industrial and instrumentation, medical, consumer and other end-user market. Viasystems Group expects that anticipated expansion and enhancements of 3G telecommunication networks in Asia and around the world during the last half of 2009 and into 2010 will help to support its sales to the telecommunications end-user market. Viasystems Group expects that the modest growth projected by industry analysts for the computer and datacommunications industry will be reflected in its sales to that end-user market.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and assumptions and the differences may be material. Significant accounting policies, estimates and judgments that management believes are the most critical to aid in fully understanding and evaluating the reported financial results are discussed below.

Revenue Recognition

Viasystems Group recognizes revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectibility is reasonably assured. Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms and the above criteria are satisfied. All services are performed prior to invoicing customers for any products manufactured by Viasystems Group. Viasystems Group monitors and tracks product returns, which have historically been within its expectations and the provisions established. Reserves for product returns are recorded based on historical trend rates at the time of sale. Despite Viasystems Group’s efforts to improve its quality and service to customers, Viasystems Group cannot guarantee that it will continue to experience the same or better return rates than it has in the past. Any significant increase in returns could have a material negative impact on Viasystems Group’s operating results.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable balances represent customer trade receivables generated from Viasystems Group’s operations. Viasystems Group evaluates collectibility of accounts receivable based on a specific case-by-case analysis of larger accounts; and based on an overall analysis of historical experience, past due status of the entire accounts receivable balance and the current economic environment. Based on this evaluation, Viasystems Group makes adjustments to the allowance for doubtful accounts for expected losses. Viasystems Group also performs credit evaluations and adjusts credit limits based upon each customer’s payment history and credit worthiness. While credit losses have historically been within Viasystems Group’s expectations and the provisions established, actual bad debt write-offs may differ from its estimates, resulting in higher or lower charges in the future for its allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) method) or market value. Cost includes raw materials, labor and manufacturing overhead.

Viasystems Group applies judgment in valuing its inventories by assessing the net realizable value of its inventories based on current expected selling prices, as well as factors such as obsolescence and excess stock and providing valuation allowances as necessary. Should Viasystems Group not achieve its expectations of the net realizable value of its inventory, future losses may occur.

Long-Lived Assets, Including Goodwill

Viasystems Group conducts impairment reviews of long-lived assets, including goodwill. Such reviews require it to make estimates of future cash flows and fair values. Viasystems Group utilizes discounted and non-discounted cash flow models in its reviews, and its cash flow projections include significant assumptions about economic conditions, demand and pricing for its product and costs. In addition, Viasystems Group’s determination of whether or not impairment exists requires it to make certain assumptions and estimates in determining fair value of the reporting unit. While significant judgment is required, Viasystems Group believes that its assumptions and estimates are reasonable. However, should Viasystems Group’s assumptions change in the future, its fair value models could result in lower fair values for long-lived assets and goodwill, which could materially affect the value of property, plant and equipment and goodwill and results of operations. In addition to performing the annual impairment tests for 2008 and 2007, Viasystems Group reviewed the goodwill balance for impairment upon the announcement of its restructuring plans on November 24, 2008. No adjustments were recorded to the balance of goodwill as a result of these reviews. In connection with the restructuring plans announced in November 2008, Viasystems Group also reviewed the balance of certain items of property, plant and equipment for impairment. As a result of this review Viasystems Group recorded a non-cash impairment charge of $5.6 million during the fourth quarter of 2008.

Income Taxes

Viasystems Group records a valuation allowance to reduce its deferred tax assets to the amount that it believes will more likely than not be realized. While Viasystems Group has considered future taxable income and ongoing prudent, feasible tax planning strategies in assessing the need for the valuation allowance, in the event Viasystems Group was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the net deferred tax assets would be charged to income in the period such determination was made. Similarly, should Viasystems Group determine that it would be able to realize its deferred tax assets in the future in excess of the deferred tax asset’s net recorded amount, an adjustment to the net deferred tax asset would increase income in the period such determination was made.

Effective January 1, 2007, Viasystems Group adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, Viasystems Group must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Upon adoption, Viasystems Group increased its existing reserves for uncertain tax positions by $10.2 million. This increase was recorded as a cumulative effect adjustment to the opening balance of accumulated deficit on January 1, 2007.

Derivative Financial Instruments and Fair Value Measurements

Viasystems Group conducts its business in various regions of the world, and exports and imports products to and from several countries. As a result, a significant portion of Viasystems Group’s expenses and some of its sales are frequently denominated in local currencies. From time to time, Viasystems Group enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. However, there can be no assurance that these activities will eliminate or reduce foreign currency risk. Viasystems Group does not engage in hedging transactions for speculative investment reasons.

The foreign exchange forward contracts are designated as cash flow hedges and are accounted for at fair value. As of January 1, 2008, Viasystems Group adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Viasystems Group records deferred gains and losses related to cash flow hedges based on their fair value using a market approach. The effective portion of the change in each cash flow hedge’s gain or loss is reported as a component of other comprehensive income, net of taxes. The ineffective portion of the change in the cash flow hedge’s gain or loss is recorded in earnings at each measurement date. Gains and losses on derivative contracts are reclassified from accumulated other comprehensive income (loss) to current period earnings in the line item in which the hedged item is recorded at the time the contracts are settled. Viasystems Group’s hedging operations historically have not been material, and gains or losses from these operations have not been material to its cash flows, financial position or results of operations. At September 30, 2009, Viasystems Group has foreign exchange contracts outstanding which hedge a notional amount of 690 million RMB at an average exchange rate of 6.835 with a weighted average remaining maturity of 5.3 months.

Results of Operations

Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008

Net Sales.  Net sales for the nine months ended September 30, 2009, were $365.1 million, representing a $199.9 million, or 35.4%, decrease from net sales during the same period in 2008. Product demand from essentially all of Viasystems Group’s existing customer base has declined significantly in connection with the global economic recession that began during the second half of 2008. Viasystems Group’s visibility to future demand trends remains limited.

Net sales by end-user market for the nine months ended September 30, 2009 and 2008, were as follows:

End-User Market	2009	2008
	(Dollars in millions)

Automotive	$133.7	$210.9
Industrial & Instrumentation, Medical, Consumer, and Other	97.7	145.8
Telecommunications	101.4	147.8
Computer and Data communications	32.3	60.5

Total net sales	$365.1	$565.0

Viasystems Group’s net sales of products for end use in the automotive market decreased by approximately 36.6% during the nine months ended September 30, 2009, compared to the same period in 2008 due to reduced global demand from its automotive customers. Extended factory closures and the financial instability of the largest U.S. automotive manufacturers have slowed demand throughout the automotive products supply chain.

Net sales of products ultimately used in the telecommunications market decreased by approximately 31.4% from the nine months ended September 30, 2008, to the nine months ended September 30, 2009. Spending stimulus projects sponsored by the Chinese government drove increased demand for telecommunications products during the nine months ended September 30, 2009, but this increase was not sufficient to offset declining demand from Viasystems Group’s other telecommunications customers.

Net sales of products ultimately used in the industrial and instrumentation, medical, consumer and other markets, decreased by approximately 33.0% compared to the same period in 2008 due to (i) generally weaker demand from Viasystems Group’s customers, (ii) the loss of revenue from a fabricated metal products program which its customer began to source internally and (iii) the closure of Viasystems Group’s metal fabrication facility in Milwaukee, Wisconsin and satellite final-assembly and distribution facility in Newberry, South Carolina (together, the “Milwaukee Facility”).

An approximate 46.6% decrease in net sales for the nine months ended September 30, 2009, of Viasystems Group’s products for use in the computer and datacommunications markets, as compared to the same period in the prior year, is primarily the result of reduced global demand from Viasystems Group’s computer and data communication customers.

Net sales by segment for the nine months ended September 30, 2009 and 2008 were as follows:

Segment	2009	2008
	(Dollars in millions)

Printed Circuit Boards	$247.4	$391.0
Assembly(a)	110.9	153.7
Other(a)	14.1	36.7
Eliminations	(7.3)	(16.4)

Total net sales	$365.1	$565.0

(a)	With the closure of its Milwaukee Facility, Viasystems Group reclassified the operating results of the Milwaukee Facility as “Other.” Viasystems Group’s segment results for prior periods have been reclassified for comparison purposes.

Printed Circuit Boards segment net sales, including intersegment sales, for the nine months ended September 30, 2009, decreased by $143.6 million, or 36.7% to $247.4 million. The majority of the decrease is a result of a decrease in volume of more than 36.0%, which was driven by reduced demand across all end-user markets.

Assembly segment net sales decreased by $42.8 million, or 27.8%, to $110.9 million for the nine months ended September 30, 2009, compared to the same period during 2008. The decline was the result of reduced demand across all end-user markets.

Other sales relate to Viasystems Group’s Milwaukee Facility which ceased all operations in May 2009.

Cost of Goods Sold.  Cost of goods sold, exclusive of items shown separately in the condensed consolidated statement of operations for the nine months ended September 30, 2009, was $296.3 million, or 81.2% of consolidated net sales. This represents a 2.2 percentage point increase from the 79.0% of consolidated net sales for the nine months ended September 30, 2008.

In response to global economic conditions, in November 2008, Viasystems Group announced a plan to close its Milwaukee Facility and to reduce its direct and indirect labor costs globally. These activities were designed to better align Viasystems’ labor and overhead costs with current market demands and were substantially completed during the first half of 2009. As a result of planned reductions and attrition, Viasystems Group’s direct labor headcount, including temporary workers, declined to an average of approximately 8,300 during the nine months ended September 30, 2009, compared to an average of approximately 11,900 during the same period in the prior year, and compared to approximately 9,000 as of December 31, 2008. Viasystems Group’s average indirect labor headcount declined approximately 27.0% during the nine months ended September 30, 2009, compared to the same period in 2008.

The costs of materials, labor and overhead in Viasystems Group’s Printed Circuit Boards segment can be impacted by trends in global commodities prices and currency exchange rates, as well as other cost trends that can impact minimum wage rates, electricity and diesel fuel costs in China. Economies of scale can help to offset any adverse trends in these costs. Cost of goods sold for the nine months ended September 30, 2009, as compared to the same period in the prior year, was negatively impacted by higher labor and overhead costs relative to sales volume. Various factors, including Viasystems Group’s willingness to work with the local labor bureau in China, led to its decision to stagger the execution of headcount reductions, which negatively impacted direct and indirect labor costs during the period. Partially offsetting the effect of labor and overhead costs, Viasystems Group’s cost of materials was favorably impacted by positive trends in the global commodities markets as well as favorable pricing from its materials suppliers.

Cost of goods sold in Viasystems Group’s Assembly segment relates primarily to component materials costs. As a result, trends in sales volume for the segment drive similar trends in cost of goods sold. Viasystems

Group’s costs have been positively impacted by favorable pricing from its materials suppliers as well as reduced labor and overhead costs which resulted from headcount reductions implemented in the fourth quarter of 2008.

Selling, General and Administrative Costs.  Selling, general and administrative costs decreased $10.8 million, or 25.2%, to $32.1 million for the nine months ended September 30, 2009, compared to the same period in the prior year. This decline was a result of global headcount reductions in Viasystems Group’s sales and administrative organization during the fourth quarter of 2008, lower compensation expense and the successful implementation of other cost savings initiatives including wage freezes and travel restrictions. Professional fees and travel costs of $2.2 million were incurred during the period related to the announced merger with Merix.

Depreciation.  Depreciation expense for the nine months ended September 30, 2009, declined by $2.0 million to $37.8 million as compared to $39.8 million for the same period of 2008. The decrease relates primarily to impairment write-downs of fixed assets at Viasystems Group’s Milwaukee Facility during the fourth quarter of 2008 and the subsequent disposal of these fixed assets during 2009. Depreciation expense in Viasystems Group’s Printed Circuit Boards and Assembly segments of $34.4 million and $3.4 million, respectively, were substantially unchanged as compared to the same period in 2008, primarily as its base of depreciable assets in each segment remained relatively constant.

Restructuring and Impairment.  In light of the global economic recession that began during the second half of 2008, and as part of Viasystems Group’s ongoing efforts to align capacity, overhead costs and operating expenses with market demand, Viasystems Group initiated restructuring activities beginning in the fourth quarter of 2008. These activities have been substantially completed, and included the shutdown of Viasystems Group’s Milwaukee Facility, as well as workforce reductions across its global operations. The cumulative cost of these activities as of September 30, 2009, was approximately $19.6 million, including approximately $14.7 million of cash charges and approximately $4.9 million of non-cash asset impairment charges. The estimated cash charges include approximately $9.6 million related to headcount reductions with the balance related to lease terminations and other closure costs.

For the nine months ended September 30, 2009, Viasystems Group recorded restructuring charges of approximately $5.2 million, which was net of reversals and gains on disposal of assets totaling approximately $2.3 million. The restructuring charges recorded during the period relate primarily to lease terminations and other closure costs at Viasystems Group’s Milwaukee Facility, which, in accordance with U.S. GAAP, could not be accrued until the Milwaukee Facility ceased operations. Due to higher than anticipated employee attrition in Viasystems Group’s Printed Circuit Boards segment, Viasystems Group was able to reduce the number of involuntary headcount reductions it had planned. As a result it reversed approximately $1.7 million in related accrued severance costs. Viasystems Group does not expect it will incur significant additional charges related to these restructuring activities.

Operating (Loss) Income.  The operating loss of $7.2 million for the nine months ended September 30, 2009, represents a decrease of $42.0 million compared to operating income of $34.8 million during the nine months ended September 30, 2008. The primary sources of operating (loss) income for the nine months ended September 30, 2009 and 2008, were as follows:

Source	2009	2008
	(Dollars in millions)

Printed Circuit Boards segment	$(1.0)	$33.9
Assembly segment(a)	3.9	5.3
Other(a)	(10.1)	(4.4)

Operating (loss) income	$(7.2)	$34.8

(a)	With the closure of Viasystems Group’s Milwaukee Facility, it reclassified the operating results of the Milwaukee Facility to “Other.” Viasystems Group’s segment results for prior periods have been reclassified for comparison purposes.

The operating income from Viasystems Group’s Printed Circuit Boards segment decreased by $34.9 million to an operating loss of $1.0 million for the nine months ended September 30, 2009, compared to $33.9 million of operating income for the same period in the prior year. The decrease is primarily the result of declining sales volume, partially offset by reduced selling, general and administrative expense and an approximate $1.7 million reversal of accrued restructuring costs.

The operating income from Viasystems Group’s Assembly segment was $3.9 million for the nine months ended September 30, 2009, compared to $5.3 million for the same period in the prior year. The decrease is primarily the result of declining sales volumes partially offset by reduced selling, general and administrative expense and improved cost of goods sold relative to sales.

The Other operating loss relates to Viasystems Group’s closed Printed Circuit Boards and Assembly operations and certain non-recurring professional fees.

Adjusted EBITDA.  Viasystems Group measures its performance primarily through its operating income. In addition to Viasystems Group’s consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-U.S. GAAP financial measures, including “Adjusted EBITDA.” Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of Viasystems Group’s operating results and is not intended to represent cash flows or results of operations. Viasystems Group’s owners and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. In addition, the use of this non-U.S. GAAP measure provides an indication of Viasystems Group’s ability to service debt, and Viasystems Group considers it an appropriate measure to use because of its highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to Viasystems Group’s consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in Viasystems Group’s industry, limiting its usefulness as a comparative measure.

Viasystems Group uses Adjusted EBITDA to provide meaningful supplemental information regarding its operating performance and profitability by excluding from EBITDA certain items that it believes are not indicative of its ongoing operating results or will not impact future operating cash flows as follows:

•	Restructuring and Impairment Charges — which consist primarily of facility closures and other headcount reductions. Historically, a significant amount of these restructuring and impairment charges are non-cash charges related to the write-down of property, plant and equipment to estimated net realizable value. Viasystems Group excludes these restructuring and impairment charges to more clearly reflect its ongoing operating performance.

•	Stock Compensation — non-cash charges associated with recognizing the fair value of stock options granted to employees. Viasystems Group excludes these charges to more clearly reflect a comparable year over year cash operating performance.

•	Costs Relating to the Merger — professional fees and expenses incurred in connection with the merger. Viasystems Group excludes these fees and expenses because they are not representative of its customary operating expenses.

Reconciliations of operating (loss) income applicable to common stockholders to Adjusted EBITDA for the nine months ended September 30, 2009 and 2008, were as follows:

	Nine Months Ended
	September 30,
Source	2009	2008
	(Dollars in millions)

Operating (loss) income	$(7.2)	$34.8
Add back
Depreciation and amortization	38.7	40.8
Restructuring and impairment	5.2	—
Non-cash stock compensation expense	0.7	0.7
Costs related to the merger	2.2	—

Adjusted EBITDA	$39.6	$76.3

Adjusted EBITDA decreased by $36.7 million, or 48.1%, primarily as a result of a 35.4% decrease in net sales and a 2.2 percentage point increase in cost of goods sold relative to consolidated net sales, partially offset by reductions in selling, general and administrative expense.

Interest Expense, net.  Interest expense, net of interest income, increased by $0.8 million to $24.4 million for the nine months ended September 30, 2009, from $23.6 million of interest expense, net from the same period in the prior year. Interest expense related to the Class A Junior preferred stock was approximately $8.0 million and $7.2 million for the nine months ended September 30, 2009 and 2008, respectively. Interest expense related to the 2011 Notes is approximately $15.8 million in each nine month period as the $200 million principal and the 10.5% interest rate remain unchanged since the notes were issued in 2003.

Other Expense.  Other expense, net was $0.5 million for the nine months ended September 30, 2009, as compared to $2.0 million of other income, net for the same period in the prior year. The other income in 2008 was primarily the result of foreign currency remeasurement gains during the first nine months of 2008, when the RMB appreciated more than 7.0% against the U.S. dollar.

Loss on Early Extinguishment of Debt.  As a result of Viasystems Group’s prepayment and cancellation of its credit agreement, dated as of August 17, 2006 with UBS AG Hong Kong Branch and UBS AG, Singapore Branch (the “2006 Credit Agreement”), Viasystems Group recorded a loss on early extinguishment of debt of approximately $0.7 million during the period in conjunction with the write-off of related unamortized deferred financing costs.

Income Taxes.  Income tax expense of $4.4 million for the nine months ended September 30, 2009, compares to income tax expense of $7.7 million for the same period in 2008. Viasystems Group’s income tax provision relates primarily to its profitable operations in China and additional expense related to uncertain tax positions, partially offset by income tax benefits recognized in Hong Kong. Because of the substantial net operating loss carryforwards previously existing in Viasystems Group’s U.S. and other tax jurisdictions, Viasystems Group has not recognized certain income tax benefits in such jurisdictions for Viasystems Group’s substantial interest expense, among other expenses.

Year Ended December 31, 2008, Compared to Year Ended December 31, 2007

Net Sales.  Net sales for the year ended December 31, 2008, were $712.8 million, representing a $1.5 million, or 0.2%, decrease from net sales for the year ended December 31, 2007.

Net sales by end-user market for the years ended December 31, 2008 and 2007, were as follows:

End-User Market	2008	2007
	(Dollars in millions)

Automotive	$266.6	$258.8
Industrial & Instrumentation, Medical, Consumer, and Other	189.7	159.3
Telecommunications	184.2	221.2
Computer and Datacommunications	72.3	75.0

Total net sales	$712.8	$714.3

Viasystems Group’s net sales of products for end use in the automotive market grew by approximately 3.0% during the year ended December 31, 2008, based on strong demand early in the year and new program wins with European and Asian automotive producers, partially offset by weak demand in North America throughout the year, and in all regions towards the end of the year. The increase in the automotive market was negatively impacted by an approximately 17.0% year-over-year decline in fourth quarter 2008 net sales as a result of reduced global demand from Viasystems Group’s automotive customers. In the industrial and instrumentation, medical, consumer and other market, new wind power related programs with an existing customer was the primary driver of Viasystems Group’s 19.1% increase in net sales to this end use market, in which a broad base of other customers remained stable. Net sales of products ultimately used in the telecommunications market declined by approximately 16.7% from the year ended December 31, 2007, to the year ended December 31, 2008, primarily as a result of weak demand from Viasystems Group’s customers on select product offerings. An approximate 3.6% decrease in net sales for the year ended December 31, 2008, of Viasystems Group’s products for use in the computer and data communications markets is largely the result of an approximately 49.6% year-over-year decline in fourth quarter 2008 net sales as a result of reduced global demand from Viasystems Group’s computer and data communication customers, which was partially offset by sales to a new customer and increased demand from existing customers through the first nine months of the year.

Net sales by business segment for the years ended December 31, 2008 and 2007, were as follows:

Segment	2008	2007
	(Dollars in millions)

Printed Circuit Boards	$489.8	$489.8
Assembly(a)	196.6	187.3
Other(a)	46.0	58.5
Eliminations	(19.6)	(21.3)

Total net sales	$712.8	$714.3

(a)	With the closure of the Milwaukee Facility in 2009, Viasystems Group reclassified the operating results of the Milwaukee Facility to “Other.” Segment results for all periods presented have been reclassified for comparison purposes.

Printed Circuit Boards segment net sales, including intersegment sales, were flat for the year ended December 31, 2008, as compared to the prior year, as an approximately 9.2% year-over-year growth in sales through the third quarter of 2008 was offset by falling demand during the fourth quarter of 2008. Four principal factors, including volume, selling price, product mix and currency changes, can affect PCB sales growth or decline from one period to the next. In 2008 compared to 2007, there was a decrease in sales volume which was offset by selling price increases introduced towards the end of the third quarter 2008.

Finished PCB volume, measured as total square feet of PCB surface area, decreased by approximately 3.6% in 2008 compared to 2007, while Viasystems Group’s capacity remained unchanged.

Like most electronic components, Printed Circuit Boards segment product prices historically have declined in sequential periods as a result of competitive pressures and manufacturing cost efficiencies.

However, in September and October of 2008 Viasystems Group implemented limited PCB product price increases to compensate for unusually high increases in the costs of its commodity materials, including petroleum, copper and other precious metals that occurred during the first nine months of 2008. To the extent Viasystems Group experiences decreases in the cost of certain commodity materials, it would expect to adjust its selling prices accordingly, and its ability to pass on future material cost increases is uncertain.

Printed Circuit Boards segment sales mix is affected by several factors, including layer count, hole density, line and space density, materials content, order size and other factors. For example, incremental layer content generally results in a higher selling price for an equivalent finished product outer surface square footage. In 2008, the volume mixture of different layer count PCB products was consistent with 2007. As a result, Viasystems Group estimates that product mix changes did not significantly impact 2008 sales as compared to 2007.

The effects of changing currency rates added less than 1.0% to sales in 2008 compared to 2007, as approximately 10% of Viasystems Group’s Printed Circuit Boards segment sales are denominated in currencies other than the U.S. dollar.

Assembly segment net sales increased by $9.3 million, or 5.0%, to $196.6 million for the year ended December 31, 2008. The increase is the result of new wind power related programs with an existing customer in our industrial and instrumentation end market, partially offset by reduced demand from select customers in our telecommunications end market.

Other sales relate to the Milwaukee Facility, which for segment reporting purposes, are included in “Other” as a result of its closure in May 2009.

Cost of Goods Sold.  Cost of goods sold, exclusive of items shown separately in the consolidated statement of operations for the year ended December 31, 2008, was $568.4 million, or 79.7% of consolidated net sales. This represents a 0.1 percentage point improvement from the 79.8% of consolidated net sales achieved during 2007. The improvement is a result of successful implementation of cost improvement initiatives, partially offset by adverse trends in global commodities and currency exchange rates and cost trends in China.

In Viasystems Group’s Printed Circuit Boards segment, the cost of direct materials represents approximately 60% of its cost of sales. The quantities of materials and supplies used for production are responsible for the most significant costs in Viasystems Group’s Printed Circuit Boards segment. Materials, labor and overhead costs in the segment have been impacted by adverse trends in global commodities and currency exchange rates and minimum wage increases. Copper is used in Viasystems Group’s circuit plating processes and by its suppliers in the form of high-quality foil to make laminate materials that are the basic building blocks in Viasystems Group’s products. Despite steep global copper price declines during the fourth quarter of 2008, the average cost of copper was higher during most of 2008, when compared to 2007.

Other cost trends in China also adversely impacted Viasystems Group’s costs, including increases in electricity and diesel fuel prices, which began in July 2008. In addition, the RMB strengthened versus the U.S. dollar by more than 5.0% during 2008. Despite these cost increases, wages and local operating costs in China remain among the most competitive in the world. Finally, cost of goods sold was favorably impacted by the elimination of professional fees associated with initiatives to reduce production costs. In addition to the $7.6 million improvement related to professional fees, 2008 reflects cost improvements associated with these initiatives.

Cost of goods sold in Viasystems Group’s Assembly segment relates primarily to component materials costs. As a result, trends in net sales for the segment drive similar trends in cost of goods sold. However, in 2008 Viasystems Group’s costs were negatively impacted by startup costs for production of new products related to new customers and new programs with existing customers. In addition, costs of materials, labor and overhead incurred in RMB were negatively impacted by the appreciation of that currency.

Selling, General and Administrative Costs.  Selling, general and administrative costs were $52.5 million, or 7.4% of net sales for the year ended December 31, 2008, and decreased by $5.7 million compared to the year ended December 31, 2007. The decrease is primarily due to reduced professional fees and other cost savings initiatives, as well as lower bonus and stock-based compensation. Approximately one-half of Viasystems Group’s costs are incurred to support its global operations and are not specific to any segment. These common costs are allocated to Viasystems Group’s Printed Circuit Boards segment and Assembly segment.

Depreciation.  Depreciation expense for the year ended December 31, 2008, was $53.3 million, including $46.3 million related to Viasystems Group’s Printed Circuit Boards segment, $5.0 million related to its Assembly segment and $2.0 million related to “Other”. Depreciation expense in Viasystems Group’s Printed Circuit Boards segment and Assembly segment increased by approximately $2.6 million and $0.2 million, respectively, compared to the year ended December 31, 2007, as a result of investment in new equipment. Depreciation expense in “Other,” which relates to the Milwaukee Facility, declined by approximately $0.4 million.

Restructuring and Impairment.  In light of the global economic downturn which began towards the end of 2008, and as part of Viasystems Group’s ongoing efforts to align capacity, overhead costs and operating expenses with market demand, Viasystems Group initiated restructuring activities during the fourth quarter of 2008. These activities were completed during the first half of 2009, and include the shutdown of Viasystems Group’s metal fabrication facility in Milwaukee, Wisconsin and its satellite final-assembly and distribution facility in Newberry, South Carolina (together, the “Milwaukee Facility”); as well as workforce reductions across its global operations. Viasystems Group estimated the cost of these activities to be approximately $22.0 million, including approximately $16.0 million of cash charges and approximately $6.0 million of non-cash asset impairment charges. The estimated cash charges include approximately $10.0 million related to headcount reductions with the balance related to lease termination and other closure costs.

For the year ended December 31, 2008, Viasystems Group recorded restructuring charges of approximately $15.1 million, which included approximately $9.5 million related to headcount reductions and approximately $5.6 million of non-cash asset impairment charges. The total $15.1 million charge is attributable to Viasystems Group’s Printed Circuit Boards, Assembly and “Other” segments in amounts totaling approximately $10.0 million, $4.4 million and $0.7 million, respectively. Viasystems Group expects it will incur additional restructuring charges totaling approximately $6.9 million in 2009 and 2010 primarily related to lease terminations and other closure costs as it completes its restructuring plan.

Previously, dating back to 2000, Viasystems Group has incurred substantial costs to downsize and/or close facilities in Europe and North America in response to market pressures for low cost products. Viasystems Group reported net restructuring and impairment losses of $0.3 million for the year ended December 31, 2007, related to closed facilities sold late in 2006.

The primary components of restructuring and impairment expense for the years ended December 31, 2008 and 2007, are as follows:

Restructuring Activity	2008	2007
	(Dollars in millions)

Personnel and severance	$9.5	$—
Lease and other contractual commitment expenses	—	0.3
Asset impairments	5.6	—

Total expense, net	$15.1	$0.3

Operating Income.  Operating income of $22.4 million for the year ended December 31, 2008, represents a decrease of $12.1 million compared to operating income of $34.5 million during the year ended

December 31, 2007. The primary sources of operating income for the years ended December 31, 2008 and 2007, are as follows:

Source	2008	2007
	(Dollars in millions)

Printed Circuit Boards segment(a)	$23.8	$26.1
Assembly segment(a)(b)	8.8	8.4
Other(b)	(10.2)	—

Operating income	$22.4	$34.5

(a)	During 2008, Viasystems Group refined its methodology for allocating common selling, general and administrative expenses to its segments to better reflect the efforts undertaken to support each segment. Previously, these costs were allocated based solely on each segment’s percentage of total net sales. For the year ended December 31, 2007, operating income has been restated to conform to the presentation in the current period.

(b)	With the closure of the Milwaukee Facility in 2009, Viasystems Group reclassified the operating results of the Milwaukee Facility to “Other.” Segment results for all periods presented have been reclassified for comparison purposes.

Operating income of Viasystems Group’s Printed Circuit Boards segment decreased by $2.3 million to $23.8 million for the year ended December 31, 2008, compared to $26.1 million for the year ended December 31, 2007. The decrease is primarily the result of $7.8 million of severance costs related to restructuring activities, non-cash fixed asset impairment charges of $1.7 million, sales declines during the fourth quarter, currency exchange rates and increased depreciation expense, partially offset by net cost improvements and a reduction in professional fees associated with Viasystems Group’s continuing initiatives to reduce production costs.

Operating income of Viasystems Group’s Assembly segment increased by $0.4 million to $8.8 million for the year ended December 31, 2008, compared to operating income of $8.4 million in 2007. The increase is primarily the result of increased sales, partially offset by restructuring costs, currency exchange rates and increased depreciation expense.

The operating loss of $10.2 million in “Other” for the year ended December 31, 2008, relates to the Milwaukee Facility, and is primarily the result of a $12.5 million decline in net sales, and non-cash fixed asset impairment charges of $3.9 million.

Adjusted EBITDA.  Reconciliations of operating income applicable to common stockholders to Adjusted EBITDA for the years ended December 31, 2008 and 2007, were as follows:

	December 31,
Source	2008	2007
	(Dollars in millions)

Operating Income	$22.4	$34.5
Add-back
Depreciation and amortization	54.5	51.0
Restructuring and impairment	15.1	0.3
Non-cash stock compensation expense	0.6	2.1

Adjusted EBITDA	$92.6	$87.9

Adjusted EBITDA increased by $4.7 million, or 5.3%, primarily as a result of an approximate 9.9% decrease in selling, general and administrative expense and reduced cost of goods sold relative to Viasystems Group’s sales. See “Results of Operations — Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008 — Adjusted EBITDA” for further discussion of Adjusted EBITDA.

Interest Expense, net.  Interest expense, net of interest income, for the year ended December 31, 2008, was $31.6 million, compared with $30.6 million for the year ended December 31, 2007. Interest expense related to the Class A Junior preferred stock was approximately $9.8 million and $8.9 million for the twelve months ended December 31, 2008 and 2007, respectively. Interest expense related to the 2011 Notes was $21.0 million in each year, as the $200.0 million principal and the 10.5% interest rate remain unchanged since the 2011 Notes were issued in 2003.

For the year ended December 31, 2008, interest expense was $1.3 million under Viasystems Group’s prior revolving credit facility. Interest expense on capital leases declined by approximately $0.1 million to approximately $0.6 million during the year ended December 31, 2008, as compared to the prior year.

Interest income increased $0.3 million to $1.4 million for the year ended December 31, 2008, as compared to the year ended December 31, 2007, on higher cash deposits in interest bearing accounts.

Income Taxes.  Income tax expense of $4.9 million for the year ended December 31, 2008, compares to an income tax benefit of $6.9 million for the year ended December 31, 2007. For the year ended December 31, 2007, Viasystems Group recorded a $10.4 million benefit related to the settlement of prior uncertain tax positions and a $3.2 million benefit related to certain tax benefits received in China related to additional investments made. In addition, Viasystems Group revalued certain foreign deferred tax assets and liabilities as a result of a March 2007 tax law change in China. The income tax provision for the year ended December 31, 2007, includes approximately $1.7 million of deferred tax expense related to this revaluation.

Excluding these items, Viasystems Group’s income tax provision in both 2008 and 2007 relates primarily to expense from its profitable operations in China and Hong Kong. Because of the substantial net operating loss carry forwards previously existing in Viasystems Group’s U.S. and other tax jurisdictions, it has not fully recognized income tax benefits related to its substantial interest expense, among other expenses.

Year Ended December 31, 2007, Compared to Year Ended December 31, 2006

Net Sales.  Net sales for the year ended December 31, 2007, were $714.3 million, representing a $20.7 million, or 2.8%, decrease from net sales for the year ended December 31, 2006.

Net sales by end-user market for the years ended December 31, 2007 and 2006, were as follows:

End-User Market	2007	2006
	(Dollars in millions)

Automotive	$258.8	$241.5
Telecommunications	221.2	234.9
Industrial & Instrumentation, Medical, Consumer, and Other	159.3	167.5
Computer and Datacommunications	75.0	91.1

Total net sales	$714.3	$735.0

Viasystems Group’s net sales of products for end use in the automotive market grew by approximately 7.2% during the year ended December 31, 2007, compared to 2006 based on sustained strong demand by global automotive producers. Net sales of products ultimately used in the telecommunications market declined by approximately 5.8% from the year ended December 31, 2006, to the year ended December 31, 2007, primarily as a result of weak demand, which included weak demand from two of Viasystems Group’s larger customers who merged in December 2006. In the industrial and instrumentation, medical, consumer and other market, cessation of a customer program for photo booths was the primary driver of Viasystems Group’s 4.9% decline of net sales to this end-user market, in which a broad base of other customers remained stable. An approximate 17.7% decline in net sales for the year ended December 31, 2007, of Viasystems Group’s products for use in the computer and data communications markets is largely the result of an existing customer executing a new strategy to broaden its supplier base.

Net sales by business segment for the years ended December 31, 2007 and 2006, were as follows:

Segment	2007	2006
	(Dollars in millions)

Printed Circuit Boards	$489.8	$507.2
Assembly(a)	187.3	192.8
Other(a)	58.5	60.2
Eliminations	(21.3)	(25.2)

Total net sales	$714.3	$735.0

(a)	With the closure of the Milwaukee Facility in 2009, Viasystems Group reclassified the operating results of the Milwaukee Facility to “Other.” Segment results for all periods presented have been reclassified for comparison purposes.

Printed Circuit Boards segment net sales, including intersegment sales, for the year ended December 31, 2007, declined by $17.4 million, or 3.4%, to $489.8 million. Four principal factors, including volume, selling price, product mix and currency changes, can affect PCB sales growth or decline from one period to the next. In 2007 compared to 2006, the decline in Viasystems Group’s Printed Circuit Boards segment primarily is the result of decreased sales volume resulting from weak demand experienced in its telecommunications, and computer and data communications end markets, partially offset by increased demand in its automotive end market and price increases.

Finished PCB volume, measured as total square feet of PCB surface area, declined by approximately 10% in 2007 compared to 2006, while Viasystems Group’s capacity to finish outer surfaces of products remained unchanged between years.

Like most electronic components, Printed Circuit Boards segment product prices historically have declined in sequential periods as a result of competitive pressures and manufacturing cost efficiencies. However, during 2006 Viasystems Group was successful in implementing broad-based PCB product price increases to compensate for unusually high increases in the costs of its commodity materials, including petroleum, copper and other precious metals. Approximately one-half of Viasystems Group’s sales during the year ended December 31, 2007, were derived from identical parts sold during the prior year. The price increases on identical parts averaged nearly 5%. Viasystems Group estimates that the favorable impact of price increases offset the overall sales decline in its Printed Circuit Boards segment in 2007 versus 2006 by 2.2%.

Printed Circuit Boards segment sales mix is affected by several factors, including layer count, hole density, line and space density, materials content, order size and other factors. For example, incremental layer content generally results in a higher selling price for an equivalent finished product outer surface square footage. In 2007, the volume mixture of different layer count PCB products was consistent as compared to 2006. As a result, Viasystems Group estimates that product mix changes did not significantly impact 2007 sales as compared to 2006.

The effects of changing currency rates added less than 1% to sales in 2007 compared to 2006, as less than 10% of Viasystems Group’s Printed Circuit Boards segment sales are denominated in currencies other than the U.S. dollar.

Assembly segment net sales declined by $5.5 million, or 2.9%, to $187.3 million for the year ended December 31, 2007. The decline was primarily the result of reduced demand from select customers in Viasystems Group’s telecommunications and industrial and instrumentation end markets.

Sales in “Other” for the year ended December 31, 2007, all relate to the Milwaukee Facility. Compared to the year ended December 21, 2006, there was a $1.1 million decrease in sales from the Milwaukee Facility and a $0.6 million decrease in sales from former manufacturing facilities in Europe and Canada.

Cost of Goods Sold.  Cost of goods sold, exclusive of items shown separately in the consolidated statement of operations for the year ended December 31, 2007, was $570.4 million, or 79.8% of consolidated net sales. This represents a 2.0 percentage point improvement from the 81.8% of consolidated net sales achieved during 2006. The improvement is a result of cost improvement initiatives, partially offset by adverse trends in global commodities and currency exchange rates and cost trends in China.

In Viasystems Group’s Printed Circuit Boards segment, the cost of direct materials represents approximately 60% of its cost of sales. The quantities of materials and supplies used for production are responsible for the most significant costs in Viasystems Group’s Printed Circuit Boards segment. Materials, labor and overhead costs in the segment have been impacted by adverse trends in global commodities and currency exchange rates. Copper, which is used in Viasystems Group’s circuit plating processes, and which is used by its suppliers in the form of high-quality foil to make laminate materials that are the basic building blocks in Viasystems Group’s products, increased in price substantially year-over-year in line with global copper trading price increases.

To a lesser degree, cost trends in China also adversely impacted Viasystems Group’s cost, including minimum wage increases, social benefit cost increases, and a strengthening of the RMB versus the U.S. dollar by more than 6% during 2007. Despite these cost increases, wages and local operating costs in China remain among the most competitive in the world. Finally, additional professional fees associated with cost improvement initiatives negatively impacted cost of goods sold by approximately $7.6 million for the year ended December 31, 2007.

Cost of goods sold in Viasystems Group’s Assembly segment relates primarily to component materials costs. As a result, trends in net sales for the segment drove similar trends in cost of goods sold. For the year ended December 31, 2007, product mix favorably impacted cost of goods sold.

Selling, General and Administrative Costs.  Selling, general and administrative costs were $58.2 million, or 8.1% of net sales for the year ended December 31, 2007, and increased by $1.9 million compared to the year ended December 31, 2006. The increase is primarily due to general inflation across numerous costs and stock-based compensation (approximately $0.5 million). Approximately one-half of Viasystems Group’s costs are incurred to support its global operations and are not specific to any segment. These common costs are allocated to Viasystems Group’s Printed Circuit Boards segment and Assembly segment.

Depreciation.  Depreciation expense for the year ended December 31, 2007, was $49.7 million, including $43.7 million related to Viasystems Group’s Printed Circuit Boards segment and $4.8 million related to its Assembly segment. Depreciation expense in Viasystems Group’s Printed Circuit Boards segment increased by $4.4 million compared to the year ended December 31, 2006, as a result of investment in new equipment. Depreciation expense in Viasystems Group’s Assembly segment for the year ended December 31, 2007, declined by $0.5 million compared to the year ended December 31, 2006, on a lower average depreciable base. Depreciation expense in “Other,” which relates to the Milwaukee Facility, increased by $0.3 million.

Restructuring and Impairment.  Dating back to 2000, Viasystems Group has incurred substantial costs to downsize and/or close facilities in Europe and North America in response to market pressures for low cost products. Viasystems Group closed facilities in the United States, The Netherlands and Canada in prior years, and it continued to incur costs to maintain and to insure certain of the sites while it marketed those properties for sale. The primary components of restructuring and impairment (expense) income for the years ended December 31, 2007 and 2006, are as follows:

Restructuring Activity	2007	2006
	(Dollars in millions)

Gains on sales of properties held for sale	$—	$5.4
Personnel and severance reversals	—	1.4
Lease and other contractual commitment expenses	(0.3)	(1.5)
Asset impairments	—	(0.4)

Total (expense) income, net	$(0.3)	$4.9

Viasystems Group incurred $0.3 million in restructuring and impairment charges for the year ended December 31, 2007, related to closed facilities sold late in 2006. Viasystems Group reported net restructuring and impairment gains of $4.9 million for the year ended December 31, 2006.

During the year ended December 31, 2006, Viasystems Group recognized net gains on sales of previously closed properties in the United States, The Netherlands and Canada, and it reported the net gains as a reduction of restructuring and impairment expenses. In addition, Viasystems Group negotiated early payment of certain employment obligations in exchange for a discount of the total obligation, resulting in reversal of previously recognized severance expenses. Lease and other contractual commitment expenses during the year ended December 31, 2006, represent expenses incurred to maintain and insure the properties prior to disposal.

Operating Income.  Operating income of $34.5 million for the year ended December 31, 2007, represents a decrease of $1.1 million compared to operating income of $35.6 million during the year ended December 31, 2006. The primary sources of operating income for the years ended December 31, 2007 and 2006, are as follows:

Source	2007	2006
	(Dollars in millions)

Printed Circuit Boards segment(a)	$26.1	$22.5
Assembly segment(a)(b)	8.4	3.0
Other(b)	0.3	1.2
Restructuring activities	(0.3)	4.9

Operating income	$34.5	$35.6

(a)	During 2008, Viasystems Group refined its methodology for allocating common selling, general and administrative expenses to its segments to better reflect the efforts undertaken to support each segment. Previously these costs were allocated based solely on each segment’s percentage of total net sales. For the years ended December 31, 2007 and 2006, operating income has been restated to conform to the presentation in the current period.

(b)	With the closure of the Milwaukee Facility in 2009, Viasystems Group reclassified the operating results of the Milwaukee Facility to “Other.” Segment results for all periods presented have been reclassified for comparison purposes.

Operating income of Viasystems Group’s Printed Circuit Boards segment increased by $3.6 million to $26.1 million for the year ended December 31, 2007, compared to $22.5 million for the year ended December 31, 2006. The increase is primarily the result of cost reductions which drove a nearly 3% improvement in Viasystems Group’s Printed Circuit Boards segment gross margin percentage, partially offset by increased depreciation expense, the decline in sales volume and additional professional fees associated with cost improvement and business growth initiatives.

Operating income of Viasystems Group’s Assembly segment increased by $1.4 million to $8.4 million for the year ended December 31, 2007, compared to operating income of $7.0 million in 2006. The improvement is primarily the result of improved product mix and price premiums on certain fabricated metal products.

Operating income of $0.3 million in “Other” for the year ended December 31, 2007, relates to the Milwaukee Facility; and compares to operating income of $1.2 million for the year ended December 31, 2006, which included $0.8 million from the Milwaukee Facility and $0.4 million from closed Europe and Canada operations.

Adjusted EBITDA.  Reconciliations of operating income applicable to common stockholders to Adjusted EBITDA for the years ended December 31, 2007 and 2006, were as follows:

	December 31,
Source	2007	2006
	(Dollars in millions)

Operating Income	$34.5	$35.6
Add-back
Depreciation and amortization	51.0	46.7
Restructuring and impairment	0.3	(4.9)
Non-cash stock compensation expense	2.1	1.4

Adjusted EBITDA	$87.9	$78.8

Adjusted EBITDA increased by $9.1 million, or 11.5%, despite the 2.8% decline in net sales, primarily as a result of cost reduction initiatives and improved product mix. See “Results of Operations — Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008 — Adjusted EBITDA” for further discussion of Adjusted EBITDA.

Interest Expense, net.  Interest expense, net of interest income, for the year ended December 31, 2007, was $30.6 million, compared with $38.8 million for the year ended December 31, 2006. Interest income earned in both years was immaterial. Interest expense related to the Class A Junior preferred stock was approximately $8.9 million and $8.1 million for the twelve months ended December 31, 2007 and 2006, respectively. Interest expense related to the 2011 Notes was approximately $21.0 million in each year as the $200.0 million principal and the 10.5% interest rate have remained unchanged since the 2011 Notes were issued in 2003.

Interest expense was $0.7 million for year ended December 31, 2007, under Viasystems Group’s prior revolving credit facility, and this expense varies from period to period based on the outstanding principal balances and letters of credit, both of which bear interest at floating rates. Interest expense on capital leases was approximately $0.7 million during the year ended December 31, 2007.

The significant reduction of net interest expense for the year ended December 31, 2007, compared to 2006 is primarily the result of the extinguishment of Viasystems Group’s 2003 Credit Facility (as defined below). Interest expense totaling approximately $9.3 million during the year ended December 31, 2006, was incurred on an average $165.6 million of term loan and revolver loan borrowings under Viasystems Group’s then outstanding 2003 Credit Facility at an average rate of 9.1%. Viasystems Group extinguished the remaining balance of its 2003 Credit Facility in May 2006 by applying the proceeds from the sale of its wire harness business. Interest expense totaling approximately $0.5 million during the year ended December 31, 2006, was incurred on an average $19.6 million of revolver loan borrowings under Viasystems Group’s prior revolving credit facility which began in August 2006. Interest expense on capital leases was approximately $0.5 million during the year ended December 31, 2006.

Income Taxes.  Income tax benefit of $6.9 million for the year ended December 31, 2007, compares to income tax expense of $18.5 million for the year ended December 31, 2006. Certain events unrelated to pre-tax income and expenses generated in 2007 impacted the 2007 income tax provision. For the year ended December 31, 2007, Viasystems Group recorded a $10.4 million benefit related to the settlement of prior uncertain tax positions and a $3.2 million benefit related to certain tax benefits received in China related to additional investments made. In addition, Viasystems Group revalued certain foreign deferred tax assets and liabilities as a result of a March 2007 tax law change in China. The income tax benefit for the year ended December 31, 2007, includes approximately $1.7 million of deferred tax expense related to this revaluation.

Excluding these items, Viasystems Group’s income tax provision in both 2007 and 2006 relates primarily to its profitable operations in China and Hong Kong. Because of the substantial net operating loss carry forwards previously existing in Viasystems Group’s U.S. and other tax jurisdictions, it has not fully recognized income tax benefits related to its substantial interest expense, among other expenses.

Discontinued Operations

On May 1, 2006, Viasystems Group sold its wire harness business to Electrical Components International Holdings Company, a newly-formed affiliate of Francisco Partners, L.P., a private equity firm, for gross cash proceeds of $320.0 million. Net cash proceeds reported in the accompanying consolidated statement of cash flows for the year ended December 31, 2006, of $307.9 million reflect reductions of the gross proceeds for (i) cash of $3.0 million on deposit in bank accounts of the disposed business on the date of the transaction, (ii) a $2.4 million contractual purchase price adjustment agreed and paid to the acquirer in June 2006, and (iii) transaction costs of $6.7 million paid in 2006 related to the disposal. One further contractual purchase price adjustment, which was accrued at the time of the disposal, was settled at the estimated amount of approximately $2.0 million during the quarter ended June 30, 2007.

In the accompanying consolidated statement of operations for the year ended December 31, 2006, Viasystems Group recognized a net gain on the sale of its discontinued wire harness operations of $214.1 million. The gain is net of (i) the carrying value of net assets disposed, (ii) professional fees and other costs related to the disposal transaction, (iii) actual and estimated purchase price adjustments and (iv) taxes of approximately $9.5 million.

Viasystems Group has classified the results of operations of its wire harness business as discontinued operations for all periods presented.

For the four months ended April 30, 2006, operating results for the discontinued operations are as follows (dollars in millions):

Net sales	$102.4

Operating income	$11.3

Income before income taxes	$11.4
Income tax provision	1.9

Net income	$9.5

Functional Currency

On January 1, 2007, Viasystems Group changed the functional currency for certain of its foreign subsidiaries from the local currency to the U.S. dollar due to a change in the way these businesses are financed, resulting in the U.S. dollar becoming the currency of the primary economic environment in which the subsidiaries operate. As a result, all foreign subsidiaries use the U.S. dollar as the functional currency effective January 1, 2007.

Prior to 2007, adjustments resulting from translating the foreign currency financial statements of these subsidiaries into U.S. dollars have been included as a separate component of accumulated other comprehensive income (loss). Upon the change of the functional currency, these subsidiaries no longer generate such translation adjustments, and such translation adjustments from prior periods will continue to remain a component of accumulated other comprehensive income (loss).

Liquidity and Capital Resources

Cash Flow

Viasystems Group had cash and cash equivalents at September 30, 2009, December 31, 2008 and December 31, 2007, of $110.7 million, $83.1 million and $64.0 million, respectively.

Net cash provided by operating activities for the nine months ended September 30, 2009, and the year ended December 31, 2008 was $44.3 million and $53.7 million, respectively, compared to $22.8 million for the nine months ended September 30, 2008 and $63.8 million for the year ended December 31, 2007, and net cash used in operating activities of $1.8 million for the year ended December 31, 2006. The improvement in net cash from operating activities for the nine months ended September 30, 2009 is primarily due to positive changes in working capital partially offset by reduced income from operations and cash payments of approximately $14.7 million for severance and other restructuring costs. The decrease in net cash provided by operating activities from 2007 to 2008 was primarily due to lower net income, partially offset by positive changes in working capital. The change in operating cash flows from 2006 to 2007 was primarily due to increased net income from continuing operations and positive changes in working capital.

Net cash used in investing activities for the nine months ended September 30, 2009, and the year ended December 31, 2008 was $10.7 million (which related to capital expenditures and was net of $4.0 million in proceeds from disposal of equipment) and $48.3 million, respectively, compared to net cash used in investing activities of $42.0 million for the nine months ended September 30, 2008, $37.0 million for the year ended December 31, 2007, and net cash provided by investing activities of $273.8 million for the year ended December 31, 2006. The increase from 2007 to 2008 was due primarily to higher capital expenditures. The 2007 decrease from 2006 was due to the 2006 disposals of (i) Viasystems Group’s former wire harness business for net proceeds of $307.9 million, and (ii) properties held for sale for net proceeds of $21.8 million.

Given the uncertainty about global economic conditions, Viasystems Group has and will continue to focus on managing capital expenditures to respond to changes in demand or other economic conditions. Viasystems Group’s Printed Circuit Boards segment is a capital-intensive business that requires annual spending to keep pace with consumer demands for new technologies, cost reductions and product quality standards. The spending required to meet Viasystems Group’s customer’s requirements is incremental to recurring repair and replacement capital expenditures required to maintain its existing production capacities and capabilities. Investing cash flows include capital expenditures by Viasystems Group’s Printed Circuit Boards segment of $13.2 million and $37.0 million for the nine months ended September 30, 2009 and 2008, respectively, and $42.9 million, $29.5 million and $47.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Continued growth in Viasystems Group’s Printed Circuit Boards segment and advances in technological requirements to meet customer needs were the primary drivers of its investments in property and equipment in that segment. Capital expenditures related to Viasystems Group’s Assembly segment for the nine months ended September 30, 2009 and 2008 were $1.5 million and $5.6 million, respectively, and for each of 2008, 2007 and 2006 were $2.8 million, $4.0 million and $3.3 million, respectively. Non-recurring cash outflows of investing activities during the year ended December 31, 2006, also include capital expenditures related to Viasystems Group’s former wire harness business of $3.0 million.

Net cash used in financing activities was $5.9 million for the nine months ended September 30, 2009, which related to the repayment of a $15.5 million term loan balance under Viasystems Group’s 2006 Credit Agreement and a $10.0 million draw on Viasystems Group’s Guangzhou Termbray Electronics Technology Company Limited subsidiary’s 200 million RMB (approximately $29.3 million U.S. dollars based on the exchange rate as of September 30, 2009) revolving credit facility (the “Guangzhou 2009 Credit Facility”) with China Construction Bank, Guangzhou Economic and Technical Development District Branch. During the period Viasystems Group also incurred financing costs, which primarily related to its exploration of alternatives for refinancing the 2011 Notes. Net cash provided by financing activities of $13.6 million for the year ended December 31, 2008, related to net borrowings under the term loan facility of the 2006 Credit Agreement of $15.5 million, offset by the payment of capital lease obligations of $1.9 million. Net cash used in financing activities of $0.8 million for the year ended December 31, 2007, related entirely to the payment of capital lease obligations. Net cash used in financing activities was $270.5 million for the year ended December 31, 2006, including the extinguishment of $262.4 million of Viasystems Group’s 2003 Credit Facility paid primarily from the net proceeds of the disposal of its wire harness business. Cash used by financing activities in 2006 also includes $3.3 million of costs incurred in connection with the establishment of the 2006 Credit Agreement, plus scheduled principal payments on capital lease obligations of $4.9 million.

Financing Arrangements

On October 27, 2009, Viasystems’ subsidiary, Viasystems, Inc., commenced a tender offer to purchase up to $200 million aggregate principal amount of its outstanding 2011 Notes. On November 10, 2009, Viasystems, Inc. priced a private placement offering of $220 million in aggregate principal amount of the 2015 Notes. The offering of the 2015 Notes closed on November 24, 2009. The net proceeds of the 2015 Notes offering were used to fund the tender of approximately $94.1 million of the 2011 Notes and will be used to redeem or otherwise repurchase any 2011 Notes that remained outstanding after the expiration of the tender offer and to pay related transaction fees and expenses. In connection with the issuance of the 2015 Notes, Viasystems incurred financing fees of approximately $7.5 million.

On September 1, 2009, Viasystems Group’s Guangzhou Termbray Electronics Technology Company Limited subsidiary consummated the Guangzhou 2009 Credit Facility with China Construction Bank, Guangzhou Economic and Technical Development District Branch. The Guangzhou 2009 Credit Facility provides for borrowings denominated in RMB and foreign currencies, including the U.S. dollar; and borrowings are secured by a mortgage lien on the buildings and land lease at Viasystems Group’s manufacturing facility in Guangzhou, China. The revolving credit facility is renewable annually beginning June 30, 2010. Loans under the credit facility bear interest at the rate of (i) LIBOR plus a margin negotiated prior to each U.S. dollar denominated loan or (ii) the interest rate quoted by the People’s Bank of China multiplied by 0.9 for RMB denominated loans. The Guangzhou 2009 Credit Facility has certain restrictions and other covenants that are customary for similar credit arrangements; however, there are no financial covenants contained in this facility. As of September 30, 2009, $10.0 million in U.S. dollar loans was outstanding under the Guangzhou 2009 Credit Facility, and approximately $19.3 million of the revolving credit facility was unused and available.

In September 2009, in connection with the consummation of the Guangzhou 2009 Credit Facility, Viasystems Group provided notice to voluntarily prepay and cancel the 2006 Credit Agreement and repaid all outstanding amounts under the 2006 Credit Agreement. The 2006 Credit Agreement was for a term of four years and provided a $60.0 million revolving credit facility and a $20.0 million term loan facility. As a result of the prepayment and cancellation of the 2006 Credit Agreement, Viasystems Group recorded a loss on early extinguishment of debt of $0.7 million in conjunction with the write-off of related unamortized deferred financing costs.

In May 2006, Viasystems, Inc. extinguished the remaining term loan balance under its 2003 Credit Facility using the net proceeds from the sale of its wire harness business, and in August 2006, Viasystems, Inc. terminated the remaining revolving credit portion of the 2003 Credit Facility with cash available from continuing operations.

In December 2003, Viasystems, Inc. completed an offering of $200 million of its 2011 Notes. The proceeds from that offering were used to repay a portion of original term loan borrowings under its then existing senior credit facility (the “2003 Credit Agreement”). The entire original principal balance of the 2011 Notes remained outstanding at September 30, 2009; however, as noted above, on November 24, 2009, Viasystems, Inc. issued an irrevocable notice of redemption to all outstanding holders of the 2011 Notes to redeem any and all outstanding 2011 Notes as of January 15, 2010 at the redemption price equal to 100%, plus accrued and unpaid interest.

If the merger is consummated, Viasystems Group expects to enter into the Wachovia Credit Facility, a new senior secured revolving credit and letter of credit facility in an amount up to $75 million with Wachovia Bank, National Association. The borrowers under the Wachovia Credit Facility will be certain of Viasystems Group’s domestic subsidiaries, including from and after the merger and the subsequent contribution, Merix and certain of Viasystems Group’s other subsidiaries.

During 2008 and 2007, Viasystems Group did not enter into any new capital leases obligations; however, in 2006 Viasystems Group entered into a capital lease obligation of $11.6 million for certain new equipment.

Contractual Obligations

The following table provides a summary of future payments due under contractual obligations and commitments as of December 31, 2008:

	Less than	1-3	3-5	More than
Contractual Obligations	1 year	years	years	5 years	Total
	(Dollars in millions)

2011 Notes(a)	$—	$200.0	$—	$—	$200.0
Interest on 2011 Notes(a)	21.0	31.5	—	—	52.5
2006 Credit Agreement(b)	7.5	8.0	—	—	15.5
Capital lease payments	2.6	2.8	0.2	0.8	6.4
Operating leases	5.3	6.6	0.9	1.4	14.2
Restructuring payments	9.3	1.3	1.3	1.5	13.4
Management fees(c)	1.8	0.6	0.6	12.7	15.7
Unrecognized tax benefits(d)	1.6	—	—	—	1.6
Disposition agreements	0.2	—	—	—	0.2
Deferred compensation	0.1	0.2	0.2	1.9	2.4
Purchase orders	42.6	—	—	—	42.6
Redemption of Class B Senior preferred stock	—	—	203.6	—	203.6
Redemption of Class A Junior preferred stock	—	—	159.2	—	159.2

Total	$92.0	$251.0	$366.0	$18.3	$727.3

(a)	On November 24, 2009, Viasystems, Inc. issued $220.0 million original principal amount of the 2015 Notes and, on November 25, 2009, purchased $94.1 million of the $200.0 million original principal amount of the 2011 Notes pursuant to a tender offer. Viasystems, Inc. has irrevocably called the remaining amount of the 2011 Notes for redemption on January 15, 2010.

(b)	In September 2009, Viasystems Group repaid all outstanding amounts and voluntarily cancelled the 2006 Credit Agreement. In addition, in September 2009, Viasystems Group borrowed $10.0 million under the Guangzhou 2009 Credit Facility.

(c)	Includes a management fee of $1.5 million owed to HMTF in 2008 in connection with the monitoring and oversight agreement. The agreement requires an annual fee equal to the lesser of $1.5 million or 2% of consolidated adjusted EBITDA, which has been excluded for all periods subsequent to 2008 as the amounts are indeterminable. The agreement expires in January 2013.

(d)	Includes the liability for unrecognized tax benefits that could be settled in the next twelve months and has been classified as current income taxes payable in the consolidated balance sheet at December 31, 2008. The liability for unrecognized tax benefits of $16.2 million included in other non-current liabilities at December 31, 2008, has been excluded from the above table as Viasystems Group cannot make a reasonably reliable estimate of the timing of future payments.

Liquidity

Given the uncertainty about global economic conditions, management has and will continue to focus on managing capital expenditures to respond to changing economic conditions. Subject to changes in customer demand and other market conditions, Viasystems Group anticipates making capital expenditures of approximately $25.0 million during 2009. Viasystems Group believes that cash flow from operations, available cash on hand and the cash available from its Guangzhou 2009 Credit Facility will be sufficient to fund its capital expenditures and other currently anticipated cash needs for at least the next 12 months, including, (i) its semi-annual interest payments on the 2015 Notes and the redemption of all outstanding 2011 Notes as of January 15, 2010, (ii) working capital needs, (iii) scheduled capital lease payments for equipment leased by its Printed Circuit Boards segment and (iv) debt service requirements in connection with its Guangzhou 2009 Credit Facility.

Viasystems Group’s ability to meet its cash needs through cash generated by its operating activities will depend on the demand for its products, as well as general economic, financial, competitive and other factors, many of which are beyond its control. Viasystems Group’s business may not generate cash flow in an amount sufficient to enable it to pay the principal of, or interest on, its indebtedness, or to fund its other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements. If Viasystems Group cannot fund its liquidity needs, it will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances; selling assets; restructuring or refinancing its debt, including its notes; or seeking additional equity capital. Viasystems Group cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit Viasystems Group to meet its scheduled debt service obligations. Viasystems Group’s credit facilities will, and the indentures governing the 2011 Notes and the 2015 Notes, limit the use of the proceeds from any disposition of assets and, as a result, it may not be allowed, under those documents, to use the proceeds from such dispositions to satisfy all current debt service obligations.

Recent instability in the financial markets has lead to the consolidation, restructuring and closure of certain financial institutions. Should any of the financial institutions who maintain Viasystems Group’s cash deposits or who are party to its credit facilities become unable to repay its deposits or honor their commitments under its credit facilities, this could have a material adverse effect on Viasystems Group’s liquidity. As of September 30, 2009, approximately 33.9% of Viasystems Group’s cash balances were on deposit with Citibank (China), which is a subsidiary of Citigroup Inc. The U.S. government has previously taken certain actions to stabilize Citigroup Inc. in an effort to remove uncertainty and restore confidence in that company. Management has been monitoring, and will continue to monitor, the stability of Citigroup, Inc. and the appropriateness of Viasystems Group’s depository relationship with Citibank (China).

Viasystems Group continues to explore certain alternatives that may impact its liquidity, including but not limited to acquisitions, debt refinancing, debt retirement and equity offerings. Viasystems Group can give no assurance of its ability to execute any of these alternatives.

Off Balance Sheet Arrangements

Viasystems Group does not have any off balance sheet arrangements.

Backlog

Viasystems Group estimates that its backlog of unfilled orders as of September 30, 2009, was approximately $77.3 million, which includes $60.0 million and $17.3 million from its Printed Circuit Board and Assembly segments, respectively. This compares to Viasystems Group’s backlog of unfilled orders of $78.0 million at December 31, 2008, which included $54.1 million and $23.9 million from its Printed Circuit Board and Assembly segments, respectively. Because unfilled orders may be cancelled prior to delivery, the backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing period.

Recently Adopted Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS No. 159 was effective as of the beginning of 2008, and Viasystems Group has not elected the fair value option for any financial instruments.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires an entity to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. Viasystems Group adopted SAB No. 108 in the fourth quarter of 2006.

In 2006, Viasystems Group identified certain errors in previously reported financial statements, which were evaluated under the criteria of SAB No. 108. The following table summarizes the items and amounts, net of tax where applicable, of the cumulative effect adjustment resulting in the increase to accumulated deficit.

Nature of Adjustment	Amount
(Dollars in millions)

Lease termination	$4.1
Impaired long-lived assets	2.2
Lifetime medical benefits	1.1
Accrued vacation	1.2

$8.6

These amounts were evaluated on a qualitative and quantitative basis, both individually and in the aggregate, and were not deemed material to any prior years under the income statement approach. However, in connection with the adoption of SAB No. 108, Viasystems Group has corrected these errors because these amounts have been deemed material using the balance sheet approach.

The transition provisions of SAB No. 108 permit Viasystems Group to adjust for the cumulative effect on retained earnings of immaterial errors relating to prior years. Accordingly, Viasystems Group recognized a cumulative effect adjustment to increase accumulated deficit as of January 1, 2006, totaling $8.6 million (net of a tax benefit of $0.1 million). SAB No. 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended.

In May 2009, the FASB issued SFAS No. 165 Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. Viasystems Group adopted SFAS No. 165 as of June 30, 2009, and upon adoption, there was no material effect on Viasystems Group’s financial position, results of operations or cash flows.

In June 2009, the FASB established, with effect from July 1, 2009, the FASB Accounting Standards Codificationtm (the “Codification”) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. Viasystems Group adopted the Codification beginning July 1, 2009, and while it will impact the way Viasystems Group refers to accounting pronouncements in its disclosures, it did not affect Viasystems Group’s financial position, results of operations or cash flows.

VIASYSTEMS QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

As of September 30, 2009, Viasystems Group had a $10.0 million outstanding loan with a variable interest rate, and it may have additional variable rate long-term debt in the future. Accordingly, Viasystems Group’s earnings and cash flows could be affected by changes in interest rates in the future. As of September 30, 2009, Viasystems Group’s variable rate debt bears interest at the London Inter-Bank Offer Rate (“LIBOR”) plus 0.5% per annum. Based on the September 30, 2009 LIBOR rate, Viasystems Group does not believe a 10% movement in LIBOR would have a material effect on its financial condition, operating results or cash flows.

Foreign Currency Risk

Viasystems Group conducts its business in various regions of the world, and exports and imports products to and from several countries. Viasystems Group’s operations may, therefore, be subject to volatility because of currency fluctuations. Sales are primarily denominated in U.S. dollars, while expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect Viasystems Group’s product prices and operating costs or those of its competitors. From time to time, Viasystems Group enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. Viasystems Group does not engage in hedging transactions for speculative investment reasons. Viasystems Group’s hedging operations historically have not been material, and gains or losses from these operations have not been material to its cash flows, financial position or results from operations. There can be no assurance that Viasystems Group’s hedging activities will eliminate or substantially reduce risks associated with fluctuating currencies. At September 30, 2009, there were foreign currency hedge instruments outstanding with a notional value of 690 million RMB (the equivalent of $101.0 million U.S. dollars as of September 30, 2009) related to Viasystems Group’s Asian operations. Based on the September 30, 2009 exchange rates, an increase or decrease in foreign exchange rates of 10% (ignoring the effects of hedging) would result in an increase or decrease, respectively, in Viasystems Group’s operating expenses of approximately $8.1 million and $18.2 million for the three and nine months ended September 30, 2009, respectively.

Commodity Price Risk

Viasystems Group purchases diesel fuel to generate portions of its energy in certain of its manufacturing facilities using generators, and Viasystems Group will be required to bear the increased cost of generating energy if the cost of oil increases. In addition, the materials Viasystems Group purchases to manufacture PCBs contain copper, gold, silver and tin. To the extent the prices for such metals increase, Viasystems Group’s cost to manufacture PCBs will increase. Prices for copper, gold, silver, tin and oil have a history of substantial increases in recent years. Future price increases for such commodities would increase Viasystems Group’s cost and could have an adverse effect on its results of operations.

VIASYSTEMS DIRECTORS AND EXECUTIVE OFFICERS

It is contemplated that upon the consummation of the merger, the board of directors of Viasystems will consist of twelve members, consisting of nine of the current members of Viasystems’ board of directors and three directors from the current Merix board of directors. One of Viasystems’ existing directors will resign from the board of directors of Viasystems in connection with the completion of the merger. Christopher J. Steffen currently serves as the chairman of the Viasystems board of directors. Committee members and chairpersons will be chosen by the post-merger Viasystems board of directors from among its members.

Current Directors and Executive Officers of Viasystems

The following table sets forth the names and ages of each of the directors and executive officers of Viasystems as of December 15, 2009 followed by a description of their business experience during at least the past five years. All executive officers are appointed by the board of directors of Viasystems and serve at their pleasure. There are no family relationships among any of the executive officers or directors.

Name	Age	Position

Executive Officers
David M. Sindelar	52	Chief Executive Officer and Director
Timothy L. Conlon	58	President, Chief Operating Officer and Director
Gerald G. Sax	48	Senior Vice President and Chief Financial Officer
Brian W. Barber	54	Senior Vice President Operations-Printed Circuit Board & Supply Chain Management
Richard B. Kampf	54	Senior Vice President Sales and Marketing
Non-Employee Directors
Christopher J. Steffen(1)(2)*	67	Chairman
Jack D. Furst	50	Director
Edward Herring(1)	39	Director
Robert F. Cummings Jr.(1)	60	Director
Diane H. Gulyas(2)	53	Director
Richard A. McGinn(1)(2)	63	Director
Philip Raygorodetsky(2)	36	Director
Richard W. Vieser(2)	82	Director

(1)	Member of the Viasystems and Viasystems, Inc. Compensation Committee.

(2)	Member of the Viasystems and Viasystems, Inc. Audit Committee.

*	Denoted financial expert of the Audit Committee and independent Director.

David M. Sindelar  has been a Director since August 2001 and Chief Executive Officer of Viasystems since July 2001. He also served as Viasystems’ Senior Vice President and Chief Financial Officer from January 1997 through June 2001. Previously, Mr. Sindelar served as Chief Executive Officer of International Wire Group, Inc. and LLS Corp. He also served as Senior Vice President and Chief Financial Officer of Berg Electronics Corp. Mr. Sindelar is a member of the Board of Trustees of Saint Louis University and is Chairman of the Board of St. Anthony’s Medical Center.

Timothy L. Conlon  has been a Director, President and Chief Operating Officer of Viasystems since October 1998. Prior to joining Viasystems, Mr. Conlon was President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Mr. Conlon is a member of the board of directors of Maryville University.

Gerald G. Sax  has been the Senior Vice President and Chief Financial Officer of Viasystems since August 2005. Mr. Sax served as Senior Vice President-Supply Chain from February 2003 to August 2005. He also served as Viasystems’ Senior Vice President-Europe from July 1999 to January 2003. Mr. Sax joined Viasystems in November 1998, in the position of Vice President-Corporate Controller. Prior to joining Viasystems, Mr. Sax was Vice President-Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

Brian W. Barber  has been the Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems since December 2007. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations. Prior to joining Viasystems in 2000, Mr. Barber had been employed by Hadco Corporation since 1982 serving as Vice President and Business Unit Manager of their high technology operation.

Richard B. Kampf   has been the Senior Vice President of Sales & Marketing since December 2007. From November 2002 to December 2007, Mr. Kampf was Vice President of Sales & Marketing, and from March 2000 to October 2002, Mr. Kampf was Vice President of Sales & Marketing for Viasystems Printed Circuit Board, Americas. Mr. Kampf joined Viasystems in April 1999, as Director of Sales for the Americas with over 18 years of experience in the electronics industry with companies such as Marshall Industries, where he was Vice President of Sales, and Thomas & Betts Corporation, where he was Vice President of Sales & Marketing.

Christopher J. Steffen  has been Chairman of the board of directors since December 2003 and a Director since October 2003. Mr. Steffen acts as the financial expert on Viasystems’ Audit Committee and holds such position as an independent Director of Viasystems. Mr. Steffen has been an advisor to Wall Street Management and Capital, Inc. since 2002. Mr. Steffen currently serves as a Director of W.R. Grace and Co. and Accelrys, Inc. From 1993 to 1996, Mr. Steffen served as the Vice Chairman and Director of Citicorp and its principal subsidiary, Citibank, N.A. In 1993, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak. From 1989 to 1993, Mr. Steffen served as Executive Vice President and Chief Financial and Administrative Officer and Director of Honeywell, Inc.

Jack D. Furst  was a Director of Viasystems from 1996 to February 2003 and resumed his position as a Director in February 2005. Mr. Furst currently serves on the Boards of Directors of Arena Brands Holding Co., Kent Distributors, Conley Lott Nichols of Texas, Inc. and Stratford Capital Corporation. Mr. Furst was affiliated with HM Capital Partners, LLC (“HMC”) (formerly HMTF) from 1989, the year in which it was formed, through the end of 2008. Mr. Furst has over 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of HMC’s business and has been actively involved in originating, structuring and monitoring HMC’s investments. Prior to joining HMC, Mr. Furst served as a Vice President and subsequently as a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for the First Boston Corporation in New York. Before joining First Boston Corporation, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers LLC.

Edward Herring  was elected as a Director in August of 2006. Mr. Herring currently serves as a Director of BlackBrush Energy, Capital for Kids and Swett and Crawford, TexStar II and TriDimension Energy. Mr. Herring is a Partner of HMC. From 1996 to 1998, Mr. Herring attended Harvard Business School and earned a Masters in Business Administration degree. From 1993 to 1996, Mr. Herring was an investment banker with Goldman, Sachs & Co.

Robert F. Cummings, Jr.  has been a Director since January 2003. Mr. Cummings currently serves as Director of Corning, Inc., GSC Investment Corp. and Precision Partners, Inc. Mr. Cummings joined GSC in 2002. He retired from GSC in July 2009 as a Senior Managing Director. For the prior 28 years, Mr. Cummings was with Goldman, Sachs & Co., where he was a member of the Corporate Finance Department, advising corporate clients on financing, mergers and acquisitions and strategic financial issues.

Diane H. Gulyas  has been a Director since January 2003. Ms. Gulyas is Group Vice President — DuPont Performance Materials and has held such position since April 2006. Prior to being appointed Group Vice President — DuPont Performance Materials, Ms. Gulyas was the Chief Marketing & Sales Officer of E.I. du Pont de Nemours and Company from April 2004 to April 2006. Before being appointed Chief Marketing & Sales Officer, she was Group Vice President of DuPont Electronics and Communication Technologies, a position she had held from February 2002 until April 2004. Prior to that appointment, Ms. Gulyas served as Vice President and General Manager of the DuPont Advanced Fibers Businesses. Since 1978, Ms. Gulyas has held various positions with DuPont including Executive Assistant to the Chairman of the Board and Global Business Director.

Richard A. McGinn  has been a Director since January 2003. Mr. McGinn is currently a Director of American Express Company. Mr. McGinn has been a General Partner at RRE Ventures (a private company that invests in entrepreneurial information technology companies) since August 2001. From 1997 to October 2000, Mr. McGinn served as Chief Executive Officer of Lucent Technologies, Inc. From 1996 to 1997, Mr. McGinn served as President of Lucent Technologies, Inc.

Philip Raygorodetsky  joined Viasystems’ board of directors on March 27, 2009. He is a Senior Managing Director of GSC Group, which he joined in 1999. Mr. Raygorodetsky is a director of Dukes Place Holdings Limited, Seaton Insurance Company, Stonewall Insurance Company and Wrightline, LLC. Mr. Raygorodetsky was previously with Greenwich Street Capital Partners from 1997 to 1999. Prior to that, Mr. Raygorodetsky was with Salomon Smith Barney Inc. in the Investment Banking Division’s health care group. Previously, Mr. Raygorodetsky worked at Andersen Consulting.

Richard W. Vieser  has been a Director since 1997. Mr. Vieser currently serves as Chairman Emeritus of Varian Medical Systems. Mr. Vieser is the retired Chairman of the Board of Varian Medical Systems where he served from April 1999 to February 2003. From June 1985 to December 1989, Mr. Vieser served as Chairman of the Board and Chief Executive Officer of FL Industries, Inc. From September 1986 to December 1989, Mr. Vieser served as Chairman of the Board and Chief Executive Officer of FL Aerospace. From March 1987 to December 1989, Mr. Vieser served as Chairman, President and Chief Executive Officer of Lear Siegler, Inc. From April 1984 through June 1985, he served as President and Chief Operating Officer of McGraw-Edison Company.

Board of Directors Composition after the Merger

Upon the closing of the merger, Viasystems’ board of directors will consist of twelve members, consisting of nine of the current members of Viasystems’ board of directors and three directors from the current Merix board of directors. One of Viasystems existing directors will resign from the board of directors of Viasystems in connection with the completion of the merger.

Viasystems intends to avail itself of the “controlled company” exemption under the corporate governance rules of the NASDAQ. Accordingly, Viasystems will not have a majority of “independent directors” on its board of directors nor will Viasystems have a compensation committee and a nominating and corporate governance committee composed entirely of “independent directors” as defined under the rules of the NASDAQ.

Committees of the Board of Directors after the Merger

Viasystems’ board of directors has established two committees: the audit committee and the compensation committee. These committees will also be in place after the merger. Following the completion of the merger, Viasystems will have a corporate governance and nominating committee. In addition, after the merger the composition of the committees will change as a result of the resignation of an existing Viasystems director and the election of three Merix directors to Viasystems’ board of directors. Viasystems intends that all the members of its audit committee will be independent under the applicable provisions of the Exchange Act and the NASDAQ rules.

Audit Committee.  The audit committee assists the board of directors in overseeing (i) the integrity of Viasystems’ financial statements, (ii) Viasystems’ compliance with legal and regulatory requirements, (iii) the independence, qualifications and performance of Viasystems’ independent registered public accounting firm and (iv) the performance of Viasystems’ internal audit function. The audit committee currently consists of Christopher J. Steffen, Philip Raygorodetsky, Diane H. Gulyas, Richard A. McGinn and Richard W. Vieser. Messrs McGinn and Vieser, as well as Ms. Gulyas, are considered independent directors. Mr. Steffen is also an independent director and is the designated financial expert on the audit committee.

Compensation Committee.  The compensation committee is composed of Christopher J. Steffen, Edward Herring, Robert F. Cummings and Richard A. McGinn. The compensation committee (i) reviews and approves the compensation of Viasystems’ executive officers and other key employees, (ii) evaluates the performance of its chief executive officer and oversees the performance evaluation of senior management and (iii) administer and make recommendations to the board of directors with respect to incentive-compensation plans, equity-based plans and other compensation benefit plans.

Corporate Governance and Nominating Committee.  The corporate governance and nominating committee will assist the board of directors in identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders, recommending committee assignments for directors to the board of directors, monitoring and assessing the performance of the board of directors and individual non-employee directors, reviewing compensation received by directors for service on the board of directors and its committees and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for Viasystems.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, Messrs. Steffen, Herring, Cummings and McGinn served on the compensation committee. No compensation committee member (i) was an officer or employee of Viasystems, (ii) was formerly an officer of Viasystems or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2008, Viasystems did not have any “interlocking” relationships in which (i) an executive officer of Viasystems served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Viasystems, (ii) an executive officer of Viasystems served as a director of another entity, one of whose executive officers served on the compensation committee of Viasystems or (iii) an executive officer of Viasystems served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Viasystems.

VIASYSTEMS EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement/prospectus describes Viasystems Group, Inc.’s (referred to in this section as “Viasystems”) current and past compensation philosophies, policies and programs. Following the completion of the merger, Viasystems will be a publicly traded company with a reconstituted board of directors, the Compensation Committee of which may adopt compensation philosophies, policies and programs that are materially different from those described in this section.

The Compensation Committee of the Board of Directors of Viasystems administers Viasystems’ executive compensation program. The role of the Compensation Committee is to oversee Viasystems’ compensation and benefit plans and policies, administer Viasystems’ equity-based plan, and review and approve annually all compensation decisions relating to Viasystems’ senior executive officers.

The compensation programs are designed to remunerate Viasystems’ executives and are intended to provide incentive to its executives and other employees to maximize stakeholder value, which in turn affects the overall compensation earned by Viasystems’ management.

The Compensation Committee has adopted compensation programs designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Ensure that compensation is commensurate with Viasystems’ annual performance; and

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to Viasystems’ long-term growth.

Presently, the total compensation of Viasystems’ executive officers is comprised of any or all of the following: (i) base salary, (ii) cash-based incentive compensation under Viasystems’ Annual Incentive Compensation Plan (“AICP”), (iii) cash bonus awards given at the discretion of the Compensation Committee and (iv) long-term equity-based incentives in the form of stock options of Viasystems. In determining specific components of compensation, the Compensation Committee considers each executive’s historical individual performance, Viasystems’ overall performance, the level of responsibility managed by each executive, the skills and experience of each executive, and other performance-based measures. The Compensation Committee reviews and approves all elements of compensation for each of Messrs. Sindelar, Conlon, Sax, Barber, and Kampf (collectively, the “Named Executive Officers”), taking into consideration Viasystems’ performance, the performance of each respective internal organization for which the executive is responsible, as well as information regarding compensation levels for senior executives at similarly situated companies described below. Viasystems’ Chief Executive Officer also makes compensation recommendations to the Compensation Committee on all Named Executive Officers (other than himself, as his performance is reviewed by the Compensation Committee) based on information he gathers including industry resources, benchmark data and other peer compensation information gathered in response to requests from the Compensation Committee. The Compensation Committee has the ability to engage the services of an outside consultant if and when it believes it would be effective to do so. Notwithstanding the input from the Chief Executive Officer and his recommendations, the Compensation Committee ultimately determines the compensation of Viasystems’ Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and the other Named Executive Officers during their meetings in executive session without any members of management present.

The Compensation Committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives’ overall compensation (in the form of incentive compensation) to key financial and operational goals. The Compensation Committee measures Viasystems’ performance primarily through its operating income. The Compensation Committee also uses the non-U.S. GAAP financial measurement of “adjusted EBITDA” as an important quantitative measurement of Viasystems’ performance. The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development, operating in similar markets, taking into account Viasystems’ performance and strategic goals. In order to benchmark the compensation paid to Viasystems’ Named Executive Officers, in February 2008, the Compensation Committee reviewed a compensation study for senior executives of similarly situated companies prepared by Lockton Companies, LLC (“Lockton”) as of January 21, 2008, which included an analysis of Viasystems’ peer group companies’ senior executive compensation (the “Comparison Group”). After having reviewed the Lockton survey, the Compensation Committee determined at that time that the overall compensation paid to each of Viasystems’ Named Executive Officers was adequate and within the median range of the senior executives of companies in the Comparison Group. Since then, the Compensation Committee has not changed any of the elements of compensation for any of the Named Executive Officers or other employees. In addition, while the Compensation Committee determined the overall senior executive compensation packages are adequate as compared with Viasystems’ peers, the Compensation Committee recognized that the long-term incentive awards granted to all of Viasystems’ Named Executive Officers is below the median range. With these and other data points, the Compensation Committee will continue to periodically review all of Viasystems’ compensation policies, including policies and strategy relating to executive recruitment, retention and compensation, as well as the appropriate mix of base salary, cash-based incentive compensation and long-term incentive compensation for Viasystems’ senior executives.

Below is a list of the companies that were in the Comparison Group.

A O Smith Corp

Altera Corp

Amphenol Corp

Axcelis Technologies, Inc.

Benchmark Electronics, Inc.

Brady Corp.

Celestica, Inc.

Cypress Semiconductor Corp

DDI Corp.

Flextronics International, Ltd.

Gentek, Inc.

International Rectifier Corp.

Jabil Circuit, Inc.

LSI Logic Corp.

MEMC Electronic Materials, Inc.

Merix

Molex, Inc.

National Semiconductor Corp.

Network Appliance, Inc.

ON Semiconductor Corp.

Plexus Corp.

Sandisk Corp.

Sanmina-SCI Corp.

TTM Technologies, Inc.

Utstarcom, Inc.

Varian Medical Systems, Inc.

Vishay Intertechnology, Inc.

Xilinx, Inc.

The Compensation Committee anticipates that it will continue to make adjustments in the compensation structure for Viasystems’ Named Executive Officers and other senior executives in the future to adjust as necessary with the ever-changing global economy. In that regard, in the fourth quarter of 2008, the Compensation Committee approved management’s decision to institute a salary freeze for employees and other cost cutting measures until the global economy shows signs of recovery from the current economic climate.

The Compensation Committee regards compensation of the Chief Executive Officer to be among its most important responsibilities. The Compensation Committee believes that the Chief Executive Officer should be properly incentivized and properly rewarded for the performance of his duties. The Compensation Committee provides incentives in the form of cash-based bonus opportunities as well as long term compensation in the form of stock options to the Chief Executive Officer to lead the business in a direction that will maximize the value of the enterprise. In order to properly incentivize Viasystems’ Chief Executive Officer to drive Viasystems to reach its financial goals, the Compensation Committee has determined that the incentives provided to him should be heavily weighted in the form of nonequity, cash-based incentive opportunities conditioned upon the achievement of Viasystems’ financial performance goals as measured by adjusted EBITDA, and certain other defined “management by objective” goals.

Based on the policies and strategies set by the Compensation Committee, Viasystems’ Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Vice President of Human Resources set salaries and incentive compensation opportunities for the respective employees who report to them. The Chief Executive Officer submits recommendations to the Compensation Committee with respect to stock option awards for all of Viasystems’ employees at all levels.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and noncash compensation, or among different forms of compensation. This is due to the Compensation Committee’s desire to maintain flexibility to tailor executive compensation and to attract and retain top-flight executives.

Elements of Compensation

Viasystems’ executive compensation consists of the following elements:

Base Salary.  Base salaries for executives are generally established after consideration of the following criteria: (i) the scope of their responsibilities, (ii) level of experience and individual performance, (iii) external competitiveness, and (iv) internal fairness considerations. The goal for the base salary component of Viasystems’ executives is to compensate them at a level that approximates the median salaries of individuals in comparable positions at companies in the Comparison Group. Base salaries of the Named Executive Officers are reviewed annually by the Compensation Committee and may be adjusted from time to time at the Compensation Committee’s discretion.

Annual Incentive Compensation Plan.  Each year the Compensation Committee establishes measurement criteria for Viasystems’ AICP to promote the achievement of Viasystems’ financial performance objectives. The AICP is designed to motivate executives and other employees who are able to participate toward the achievement of individual and business unit performance objectives. The Compensation Committee primarily uses Viasystems’ total aggregate adjusted EBITDA to measure Viasystems’ performance when determining management’s incentive compensation because, in the view of the Compensation Committee, adjusted EBITDA facilitates performance comparisons from period to period and company to company by backing out certain nonrecurring expenses and other potential differences caused by variations in capital structures, the book amortization of intangibles, taxes, the age and book value of facilities and equipment, and certain noncash or nonoperating changes in Viasystems’ performance. Adjusted EBITDA, measured by the Compensation Committee, is not a recognized financial measure under U.S. GAAP and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is used by the Compensation Committee as a tool to enhance its understanding of Viasystems’ operating results and is not intended to represent cash flow or results of operations. The Compensation Committee recognizes that adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to Viasystems’ consolidated results of operations. In addition, the Compensation Committee recognizes that adjusted EBITDA, as measured by the Compensation Committee, may differ from the adjusted EBITDA calculation of other companies in Viasystems’ industry, limiting its usefulness as a comparative measure.

Target incentive compensation opportunities for each participant (“Management”) in the AICP are established as a percentage of each individual’s base salary. Incentive compensation amounts are intended to provide total cash compensation that approximates the median for individuals in comparable positions at companies in the Comparison Group when assuming that Viasystems’ target performance is achieved. In addition, at the beginning of each year, the Compensation Committee carefully chooses, at its discretion, the leaders of Management of Viasystems (the “Company Leaders”) who are eligible for bonuses in excess of 100% of their target incentive compensation opportunity, up to a maximum of 200% of each individual’s target incentive compensation opportunity. Historically such group of less than 40 Company Leaders has included those individuals who the Compensation Committee believes can affect the overall performance of Viasystems as functional, manufacturing facility or regional leaders within Viasystems. The Company Leaders have also historically included the Named Executive Officers.

In addition, the Compensation Committee also sets definitive nonquantitative “management by objective” (“MBO”) goals for a group of less than 10 of the most senior Company Leaders selected by the Compensation Committee, at its discretion, which group has historically included the Named Executive Officers (collectively, the “Executive Team”). In order to achieve 100% of their respective incentive compensation opportunity, each member of the Executive Team must produce results for Viasystems that meet or exceed the adjusted EBITDA target set by the Compensation Committee, and in the opinion of the Compensation Committee, meet the respective nonquantitative MBO goals assigned to each member of the Executive Team by the Compensation Committee. Historically, to the extent any bonus is paid under Viasystems’ AICP, 15% of each member of the Executive Team’s cash-based incentive compensation opportunity has been awarded based on the determination of the Compensation Committee that each member of the Executive Team achieved their established MBO goals, and 85% was awarded based on Viasystems’ financial performance as compared to the adjusted EBITDA target set by the Compensation Committee.

At the beginning of 2008, the Compensation Committee established that the quantitative measurement of Viasystems’ performance would be based on an adjusted EBITDA target of $120.0 million, after assuming a 100% payout of each individual’s incentive compensation opportunity. In addition, in accordance with past practice, in early 2008, the Compensation Committee set other nonquantitative definitive MBO goals for the Executive Team. The Compensation Committee created a formula for a graduated scale of projected incentive payments that would be made to the AICP participants based on the adjusted EBITDA target that was achieved. The graduated scale, as set out below, developed by the Compensation Committee, is a mathematical equation that allows the Compensation Committee to calculate the incentive compensation that is to be paid pursuant to Viasystems’ AICP as a function of adjusted EBITDA. The adjusted EBITDA targets in 2008 were set by the Compensation Committee at an aggressive growth level but a level in line with Viasystems’ annual plan.

The following table provides in tabular format the various facets of Viasystems’ AICP and the individuals or groups of individuals who are eligible to receive each respective bonus opportunity by category, and demonstrates the potential percentage of the incentive compensation opportunity that each member of each respective group would have been paid at certain adjusted EBITDA levels if achieved by Viasystems as provided for in Viasystems’ AICP.

Adjusted EBITDA	% of Adjusted			Executive Team	Executive Team
Performance	EBITDA Target	Management	Company	Bonus Based on	Bonus Based on
($ in millions)	Achieved	Bonus	Leaders Bonus	Adjusted EBITDA	MBO Goals

Below 108	Below 90%	0%	0%	0.00%	0.00%
108	90	50	50	42.50	7.50
114	95	75	75	63.75	11.25
120	100	100	100	85.00	15.00
126	105	100	125	106.25	18.75
132	110	100	150	127.50	22.50
138	115	100	175	148.75	26.25
144	120	100	200	170.00	30.00

During its February 2009 meeting, the Compensation Committee determined that each member of the Executive Team had successfully achieved the nonquantitative MBO goals presented to them at the beginning of the year 2008. However, Viasystems was not able to reach the stated target of $120.0 million of adjusted EBITDA. Due to a dramatically weak fourth quarter, Viasystems’ 2008 adjusted EBITDA was also below the minimum threshold of $108 million. By applying the incentive compensation formula to determine the incentive compensation to be paid out in 2008, based solely on Viasystems’ adjusted EBITDA performance for the full year 2008, the bonus payable to each participant in the AICP was determined to be 0%.

Discretionary Bonus.  Pursuant to the terms of the AICP, the Compensation Committee also has the authority to grant discretionary-based awards or adjust the bonus set forth above downward for one or a group of employees based on criteria set at the Compensation Committee’s discretion.

Based on the overall performance of Viasystems during 2008 in a down market and the actions that management took to allow Viasystems to sustain its financial strength, the Compensation Committee unanimously voted to use its discretion as allowed under Viasystems’ compensation plan and awarded certain of the key employees of Viasystems, including all the Named Executive Officers, a discretionary bonus. Each discretionary bonus was based on each individual’s contributions to Viasystems’ performance.

Stock Options.  Viasystems’ Compensation Committee oversees the administration of Viasystems’ 2003 Stock Option Plan. Historically, the board of directors and Compensation Committee have made stock option grants at a qualifying employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special recruiting or retention objectives. Although the Compensation Committee has the authority to grant restricted stock and stock appreciation rights under Viasystems’ 2003 Stock Option Plan, to date the Compensation Committee has elected only to grant awards of stock options to employees. In making awards of stock options, the Compensation Committee has historically considered the recommendations of Viasystems’ Chief Executive Officer.

Most of the stock options issued to the Named Executive Officers were issued at the time the 2003 Stock Option Plan was adopted by the board of directors, when Viasystems emerged from bankruptcy on January 31, 2003. As of January 31, 2003, Viasystems’ common stock was valued at $12.63 per share. Since 2003, because there is no active market in Viasystems’ common stock, all subsequent issuances of options under the 2003 Stock Option Plan have been issued at the exercise price of $12.63, which Viasystems and the Compensation Committee believe is above the price that the common stock of Viasystems has been privately traded since January 2003.

The Compensation Committee uses stock options as its primary long-term incentive vehicle because:

•	stock options and the related vesting period help attract and retain executives;

•	the value received by the recipient of a stock option is based on the growth of the enterprise value of Viasystems; and

•	stock options help to provide a balance to the overall executive compensation program as base salary and the AICP focus on short-term compensation, while stock options reward executives for increases in the overall enterprise value of Viasystems.

In determining the number of stock options to be granted to executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of the stock options in relation to other elements of the individual executives’ total compensation.

Stock option holders recognize taxable income from stock option awards when a vested option is exercised. Viasystems would generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the employee’s wages and the amount Viasystems may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. Viasystems does not pay or reimburse any employee for any taxes due upon exercise of a stock option. As of September 30, 2009, only 257,178 stock options of the total original pool of 2,777,778 remain available for grant under Viasystems’ 2003 Stock Option Plan. The Compensation Committee may consider amending Viasystems’ 2003 Stock Option Plan in the future to allow for additional grants as such may become necessary.

Other Benefits

General Benefits.  All of Viasystems’ executives are eligible to participate in all of its applicable local employee benefit plans offered by Viasystems in each respective region, such as medical, dental, vision, long-term and short-term disability, and life insurance, in each case on the same basis as other employees. Viasystems also offers to Management, including the Named Executive Officers, additional perquisites and benefits, such as club dues, paid transportation and parking costs reflected in the All Other Compensation column of the Summary Compensation Table for the Named Executive Officers on page 172. Each of the employment contracts with Messrs. Sindelar, Conlon, and Sax contain provisions that require Viasystems to pay all medical expenses for them for the remainder of their lifetime and the lifetime of their spouse under certain conditions contained in their respective contracts. The Compensation Committee believes these benefits and perquisites are reasonable and consistent with Viasystems’ overall compensation program to better enable Viasystems to attract and retain executive talent to key positions.

401(k) Defined Contribution Plan.  All domestic employees may participate in Viasystems’ 401(k) Retirement Savings Plan, or 401(k) Plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate. For the year 2008, Viasystems made matching contributions to the 401(k) Plan equal to 50% of the first 6% each participating employee’s contribution, up to the lesser of 3% of each participants’ annual eligible compensation or, for 2008, $6,900. In 2008, all of the Named Executives Officers participated in Viasystems’ 401(k) Plan.

2008 Executive Base Salary and Incentive Compensation Determinations

David M. Sindelar

Mr. Sindelar’s employment agreement with Viasystems was agreed in January, 2003 and provides for a base salary of not lower than $920,000 and certain other benefits and incentive opportunities. In structuring and reviewing the Chief Executive Officer’s compensation for 2008, the Compensation Committee considered Viasystems’ financial performance in fiscal years 2006 and 2007, the total compensation package and value of incentive awards to Chief Executive Officers at similarly situated companies, and Mr. Sindelar’s performance during his tenure with Viasystems. Mr. Sindelar’s base salary did not increase in 2008.

For calendar year 2008, Mr. Sindelar received a base salary of $953,994 (which included a car allowance). Under Viasystems’ AICP, Mr. Sindelar’s cash-based incentive award opportunity was set at 100% of his base salary. As discussed above, no payment was made pursuant to the AICP for 2008. However, based on the determination by the Compensation Committee that Mr. Sindelar lead the Executive Team and Viasystems to implement the actions which allowed Viasystems to maintain financial strength in a difficult overall market and to accomplish all of the nonquantitative MBO goals set by the Compensation Committee for 2008, and based on the discretion and judgment of the Compensation Committee, Mr. Sindelar, was also awarded a discretionary bonus payment for the year 2008 of $506,000 in the first quarter of 2009. The Compensation Committee had previously granted Mr. Sindelar 420,000 stock options and determined that no additional stock options should be granted to Mr. Sindelar in 2008.

Timothy L. Conlon

Mr. Conlon’s employment agreement with Viasystems was agreed in January, 2003 and provides for a base salary of not lower than $550,000 and certain other benefits and incentive opportunities. The Compensation Committee reviewed the compensation data for Presidents and Chief Operating Officers of similarly situated companies to determine Mr. Conlon’s compensation package for 2008. In 2008, Mr. Conlon received a salary of $572,663 (which included a car allowance). In the spring of 2007, Mr. Conlon relocated his residence to Hong Kong as an expatriate of the United States, to assist in leading Viasystems’ China operations, sales and finance teams. Because Mr. Conlon moved his residence to Hong Kong, the perquisites granted to Mr. Conlon increased and, therefore, his total compensation increased in 2007 and 2008 to account for the additional expenses necessary for Mr. Conlon and his wife to take residence in Hong Kong. Except for the payment of expenses related to his expatriate status, Mr. Conlon’s base compensation did not increase in 2008. Under the AICP, Mr. Conlon’s cash-based incentive compensation opportunity was set at 100% of his base salary. As discussed above, no payment was made pursuant to the AICP for 2008. However, Mr. Conlon received a discretionary bonus award of $302,500 from the Compensation Committee based on the discretion and judgment of the Compensation Committee that the Executive Team achieved all of the nonquantitative MBO goals set at the beginning of 2008 and based on Viasystems’ overall performance in a difficult market. The Compensation Committee had previously granted Mr. Conlon 400,000 stock options and determined that no additional stock options should be granted to Mr. Conlon in 2008.

Gerald G. Sax

Mr. Sax’s employment agreement with Viasystems provides for a base salary of not less than $360,000. The Compensation Committee reviewed compensation data for Chief Financial Officers of similarly situated companies to determine Mr. Sax’s base compensation package for 2008. Mr. Sax’s base salary did not increase in 2008. In 2008, Mr. Sax received a salary of $387,733 (which included a car allowance and gross-ups for medical claims). Under the AICP, Mr. Sax’s cash-based incentive compensation opportunity was set at 65% of his base salary. As discussed above, no payment was made pursuant to the AICP for 2008. However, Mr. Sax received a discretionary bonus award of $128,200 from the Compensation Committee based on the discretion and judgment of the Compensation Committee that the Executive Team achieved all of the nonquantitative MBO goals set at the beginning of 2008 and based on Viasystems’ performance in a difficult market. The Compensation Committee had previously granted Mr. Sax 200,000 stock options and determined that no additional stock options should be granted to Mr. Sax in 2008.

Brian W. Barber

The Compensation Committee reviewed the compensation data for Senior Vice Presidents Operations Printed Circuit Board & Supply Chain Management for similarly situated companies to determine Mr. Barber’s compensation package for 2008. Mr. Barber’s base salary did not increase in 2008. For calendar year 2008, Mr. Barber received a base salary of $319,558 (including a car allowance). Under the AICP, Mr. Barber’s cash-based incentive award opportunity was set at 65% of his base salary. As discussed above, no payment was made pursuant to the AICP for 2008. However, Mr. Barber received a discretionary bonus award of $110,003 from the Compensation Committee based on the discretion and judgment of the Compensation Committee that the Executive Team achieved all of the nonquantitative MBO goals set at the beginning of 2008 and based on Viasystems’ performance in a difficult market for the fiscal year 2008.

Richard B. Kampf

The Compensation Committee reviewed the compensation data for Senior Vice Presidents of Sales and Marketing for similarly situated companies to determine Mr. Kampf’s compensation package for 2008. Mr. Kampf’s base salary did not increase in 2008. For calendar year 2008, Mr. Kampf received a base salary of $318,440 (including a car allowance). Under the AICP, Mr. Kampf’s cash-based incentive award opportunity was set at 65% of his base salary. As discussed above, no payment was made pursuant to the AICP for 2008. However, Mr. Kampf received a discretionary bonus award of $109,967 from the Compensation Committee based on the discretion and judgment of the Compensation Committee that the Executive Team achieved all of the nonquantitative MBO goals set at the beginning of 2008 and based on Viasystems’ performance in a difficult market for the fiscal year 2008.

Summary Compensation

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2008, 2007 and 2006, by Viasystems’ Chief Executive Officer, Chief Financial Officer and Viasystems’ three other most highly compensated executive officers for such fiscal year.

SUMMARY COMPENSATION TABLE

									Change
									in Pension
									Value and
									Non-Qualified
Name of								Nonequity	Deferred
Participant,	Fiscal					Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary		Bonus		Awards	Awards(1)	Compensation(2)	Earnings(3)	Compensation		Total

David M. Sindelar,	2008	$953,994	(4)	$506,000	(5)	$—	$—	$—	$6,900	$92,358	(7)(9a)(10a)(11a)(12)(13a)(14)	$1,559,252
Chief Executive	2007	953,994	(4)	184,000	(5)	—	85,122	644,000	6,750	66,239	(9a)(10a)(11a)(12)(13a)(14)	1,940,105
Officer	2006	953,994	(4)	—		—	167,875	1,058,000	6,600	46,364	(9a)(10a) (11a)(12)(13a)	2,232,833

Timothy L. Conlon,	2008	$572,663	(4)	$302,500	(5)	$—	$—	$—	$6,900	$631,976	(6a)(8)(9b)(10b)(11b)(12)(15)(16)(17)	$1,514,039
President and Chief	2007	572,663	(4)	110,000	(5)	—	85,122	385,000	6,750	465,962	(8)(9b)(10b)(11b)(12)(15)(16)(17)(18)(19)	1,625,497
Operating Officer	2006	572,663	(4)	—		—	164,221	632,500	6,600	46,526	(9b)(10b)(11b)(12)(13b)	1,422,510

Gerald G. Sax,	2008	$387,734	(4)(20)	$128,700	(5)	$—	$134,937	$—	$6,900	$36,098	(9c)(10c)(11c)(12)(13c)	$694,369
Sr. Vice President	2007	377,895	(4)(20)	46,800	(5)	—	188,283	163,800	6,750	17,369	(9c)(10c)(11c)(13c)	800,897
and Chief Financial	2006	379,810	(4)(20)	20,000	(21)	—	169,325	269,100	6,600	15,534	(9c)(10c)(11c)(12)	860,369
Officer

Brian W. Barber,	2008	$319,558	(4)	$110,003	(5)	$—	$78,595	$—	$6,240	$19,289	(6b)(9d)(10d)(11d)(12)	$533,685
Sr. Vice President Operations PCB & Supply Chain Management

Richard B. Kampf,	2008	$318,440	(4)	$109,967	(5)	$—	$78,595	$—	$6,525	$8,171	(9e)(11e)(12)	$521,698
Sr. Vice President Sales and Marketing

(1)	Amounts reflect the compensation cost associated with stock option grants, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation method.

(2)	Includes bonus paid in 2008 and 2007 for incentive compensation earned in 2007 and 2006, respectively, under the Company’s AICP.

(3)	Matching contributions made by the Company pursuant to the Company’s 401(k) Plan.

(4)	Includes a car allowance.

(5)	Includes discretionary bonus award paid in 2009, 2008, 2007 for incentive compensation earned in 2008, 2007 and 2006, respectively.

(6)(a)	Includes $273,594 income tax expenses and tax gross-up paid by Company in foreign jurisdiction on behalf of individual in 2008.

(6)(b)	Includes $13,593 income tax expenses and tax gross-up paid by Company in foreign jurisdiction on behalf of individual in 2008.

(7)	Includes 4 personal seat licenses for St. Louis Cardinals Baseball in Mr. Sindelar’s name in the amount of $10,000 in 2008.

(8)	All or a substantial portion of the perquisites are paid in Hong Kong dollars at the exchange rate of approximately $1 US to HK $7.8.

(9)(a)	Includes club dues of $27,088 in 2008, $26,875 in 2007 and $21,311 in 2006.

(9)(b)	Includes club dues of $16,253 in 2008, $62,658 in 2007 and $8,310 in 2006.

(9)(c)	Includes club dues of $7,771 in 2008, $6,502 in 2007 and $6,188 in 2006.

(9)(d)	Includes club dues of $700 in 2008.

(9)(e)	Includes club dues of $5,400 in 2008.

(10)(a)	Includes financial consulting services in the amounts of $18,715 in 2008, $10,314 in 2007 and $7,500 in 2006.

(10)(b)	Includes financial consulting services in the amounts of $7,220 in 2008, $7,375 in 2007 and $10,431 in 2006.

(10)(c)	Includes financial consulting services in the amounts of $3.475 in 2008, $5,125 in 2007 and $4,060 in 2006.

(10)(d)	Includes financial consulting services in the amounts of $2,225 in 2008.

(11)(a)	Includes Supplemental Life Insurance premiums in the amounts of $5,530 in 2008, $5,963 in 2007 and $5,517 in 2006.

(11)(b)	Includes Supplemental Life Insurance premiums in the amounts of $8,751 in 2008, $9,596 in 2007 and $8,595 in 2006.

(11)(c)	Includes Supplemental Life Insurance premiums in the amounts of $4,143 in 2008, $4,377 in 2007 and $4,544 in 2006.

(11)(d)	Includes Supplemental Life Insurance premiums in the amounts of $1,506 in 2008.

(11)(e)	Includes Supplemental Life Insurance premiums in the amounts of $1,506 in 2008.

(12)	Includes medical premiums.

(13)(a)	Includes designation of charitable donations by the Company in the amounts of $20,000 in 2008, $13,300 in 2007 and $11,000 in 2006.

(13)(b)	Includes designation of charitable donations by the Company in the amounts of $1,800 in 2006.

(13)(c)	Includes designation of charitable donations by the Company in the amounts of $20,000 in 2008, and $1,365 in 2007.

(14)	Includes continuing education in the amounts of $9,120 in 2008 and $8,500 in 2007.

(15)	Includes expenses of $60,359 in 2008 and $69,516 in 2007 for a car, driver and parking in Hong Kong.

(16)	Includes $176,398 in 2008 and $284,215 in 2007 of expenses related to the relocation to Hong Kong, housing, additional living expenses, and expenses related to additional domestic services provided in the United States and in Hong Kong due to expatriate assignment.

(17)	Includes tickets to sporting events and spouse tag-along travel in the amount of $53,914 in 2008, spouse tag along travel in the amount of $26,848 in 2007 and spouse tag along travel of $16,354 in 2006.

(18)	Includes $18,951 in additional electronic equipment for home in Hong Kong.

(19)	Includes supplemental medical and dental expenses for insurance in Hong Kong in the amount of $15,272 in 2008 and $13,653 in 2007.

(20)	Includes medical claims grossed up for tax purposes.

(21)	Discretionary bonus paid in connection with the sale of our wire harness business of $20,000 in 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008, to Viasystems’ Chief Executive Officer, Chief Financial Officer and Viasystems’ three other most highly compensated executive officers for such fiscal year.

Grants of Plan Based Awards For Fiscal Year Ended December 31, 2008

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise or	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity			Number of	Number of	Base Price	Value of
		Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Securities	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	Option
Name	Grant Date	($)(1)	($)(1)	($)(1)	($)	($)	($)	or Units (#)	Options	($/sh)	Awards ($)

David M. Sindelar	—	460,000	920,000	1,840,000	—	—	—	—	—	—	—

Timothy L. Conlon	—	275,000	550,000	1,100,000	—	—	—	—	—	—	—

Gerald G. Sax	—	117,000	234,000	468,000	—	—	—	—	—	—	—

Brian W. Barber	—	100,003	200,005	400,010	—	—	—	—	—	—	—

Richard B. Kampf	—	99,970	199,940	399,880	—	—	—	—	—	—	—

(1)	Pursuant to the AICP for 2008.

(2)	The fair market value of Viasystems’ common stock is below the stock option price of $12.63 per share.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

David M. Sindelar

Mr. Sindelar entered into an amended and restated executive employment agreement with Viasystems and certain of its subsidiaries as of October 13, 2003, as amended. Pursuant to his employment agreement, Mr. Sindelar will serve as Chief Executive Officer of Viasystems through January 31, 2010, unless the agreement is terminated earlier by Viasystems or Mr. Sindelar. In the event the agreement is not terminated by either Mr. Sindelar or Viasystems before the expiration of the term of the agreement, the agreement will automatically renew for an additional year. Mr. Sindelar is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall management of Viasystems. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $920,000, subject to upward adjustment, and additional compensation that may be used by Mr. Sindelar to own and maintain an automobile, as well as those other benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sindelar is eligible to receive an annual cash-based incentive compensation opportunity of up to 200% of his annual base salary, in an amount determined in accordance with Viasystems’ AICP (if Viasystems achieves 120% of the target Adjusted EBITDA set by the Compensation Committee each year).

Mr. Sindelar’s executive employment agreement also provides that if Mr. Sindelar’s employment is terminated without cause (as such term is defined in his employment agreement), Mr. Sindelar will continue to receive his then current salary, which will not be less than $920,000, together with his annual bonus amount, for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Sindelar’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any 100 working days out of a twelve-month period, and no further compensation will be payable except that he or his estate, heirs or beneficiaries, as applicable, will receive his then current salary, together with his annual bonus amount, for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Sindelar’s and his spouse’s lifetime.

Timothy L. Conlon

Mr. Conlon entered into an amended and restated executive employment agreement with Viasystems and certain of its subsidiaries as of January 31, 2003. Pursuant to his employment agreement, Mr. Conlon will serve as President and Chief Operating Officer of Viasystems through January 31, 2010, unless terminated earlier by Viasystems or Mr. Conlon. In the event the agreement is not terminated by either Mr. Conlon or Viasystems before the expiration of the term of the agreement, the agreement will automatically renew for an additional year. Mr. Conlon is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall operational management of Viasystems.

The compensation provided to Mr. Conlon under his executive employment agreement includes an annual base salary of not less than $550,000, subject to upward adjustment, and additional compensation that may be used by Mr. Conlon to own and maintain an automobile, as well as those other benefits granted to Mr. Conlon for his expatriate service to Viasystems during his assignment to reside in Hong Kong, and other benefits customary accorded to executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Conlon is eligible to receive an annual cash-based incentive compensation opportunity of up to 200% of his annual base salary, in an amount determined in accordance with Viasystems’ AICP (if Viasystems achieves 120% of the target Adjusted EBITDA set by the Compensation Committee each year).

Mr. Conlon’s executive employment agreement also provides that if Mr. Conlon’s employment is terminated without cause, Mr. Conlon will continue to receive his then current salary, which will not be less than $550,000, for a period of 18 months following such termination. The executive employment agreement terminates upon Mr. Conlon’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any 100 working days out of a twelve-month period, and no further compensation will be payable except that he or his estate, heirs or beneficiaries, as applicable, will receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Conlon’s and his spouse’s lifetime.

As of March 1, 2007, Viasystems assigned Mr. Conlon to work in Viasystems’ Hong Kong office and to take residence in Hong Kong. Viasystems has agreed to pay for Mr. Conlon’s expatriate expenses including tax gross-ups and equalization, expenses for living quarters and other related expenses.

Gerald G. Sax

Mr. Sax entered into an amended and restated executive employment agreement with Viasystems and certain of its subsidiaries as of August 15, 2005. Pursuant to his employment agreement, Mr. Sax will serve as Senior Vice President and Chief Financial Officer of Viasystems until his death or termination of employment. Mr. Sax is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems.

The compensation provided to Mr. Sax under his executive employment agreement includes an annual base salary of not less than $360,000 and additional compensation that may be used by Mr. Sax to own and maintain an automobile, as well as those other benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sax is eligible to receive an annual cash-based incentive compensation opportunity of up to 130% of his annual base salary in an amount determined in accordance with the AICP (if Viasystems achieves 120% of the target Adjusted EBITDA set by the Compensation Committee each year).

Mr. Sax’s employment agreement also provides that if Mr. Sax’s employment is terminated without cause, Mr. Sax will continue to receive his then current salary, which will not be less than $360,000, for a period of 18 months following such termination and a payment of 65% of his annual salary in lieu of annual incentive compensation.

The executive employment agreement terminates upon Mr. Sax’s death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any 100 working days out of a twelve-month period, and no further compensation will be payable except that he or his estate, heirs or beneficiaries, as applicable, will receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Sax’s and his spouse’s lifetime.

Brian W. Barber

Mr. Barber entered into an amended and restated executive employment agreement with Viasystems as of January 31, 2000. Mr. Barber serves as Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems until his death or termination of employment. Mr. Barber is required to devote the amount of time reasonably necessary to faithfully and adequately supervise Viasystems’ PCB operations as well as its supply chain.

The compensation provided to Mr. Barber under his executive employment arrangement includes an annual base salary of $307,700 and additional compensation that may be used by Mr. Barber to own and maintain an automobile, as well as those other benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Barber is eligible to receive an annual cash-based incentive compensation opportunity of up to 130% of his annual base salary, in an amount determined in accordance with Viasystems’ AICP (if Viasystems achieves 120% of the target Adjusted EBITDA set by the Compensation Committee each year).

Mr. Barber’s employment agreement also provides that if Mr. Barber’s employment is terminated without cause, Mr. Barber will continue to receive his then current salary and employee benefits, including any incentive bonus he is eligible to receive under Viasystems’ AICP on a pro-rata basis as of the time of the termination of his employment, for a period of 12 months following such termination.

Richard B. Kampf

Mr. Kampf entered into an amended and restated executive employment agreement with certain of Viasystems’ subsidiaries as of October 3, 2002. Mr. Kampf serves as Viasystems’ Senior Vice President Sales and Marketing until his death or termination of employment. Mr. Kampf is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall sales and marketing management of Viasystems.

The compensation provided to Mr. Kampf under his employment arrangement includes an annual base salary of $307,600 and additional compensation that may be used by Mr. Kampf to own and maintain an automobile, as well as those other benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Kampf is eligible to receive an annual cash-based incentive compensation opportunity of up to 130% of his annual base salary, in an amount determined in accordance with Viasystems’ AICP (if Viasystems achieves 120% of the target Adjusted EBITDA set by the Compensation Committee each year).

Mr. Kampf’s employment agreement also provides that if Mr. Kampf’s employment is terminated without cause, Mr. Kampf will continue to receive his then current salary and employee benefits, including any incentive bonus he is eligible to receive under Viasystems’ AICP on a pro-rata basis as of the time of the termination of his employment, for a period of 12 months following such termination.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008, with respect to Viasystems’ Chief Executive Officer, Chief Financial Officer and Viasystems’ three other most highly compensated executive officers for such fiscal year.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2008

	Option Awards
			Equity Incentive Plan
	Number of Securities		Awards: Number of	Option Exercise	Option Expiration
Name	Underlying Unexercised Options		Securities Underlying	Price ($)	Date
	Exercisable(1)	Unexercisable (#)	Unexercised
			Unearned Options (#)

David M. Sindelar	350,000	—	—	12.63	1/31/2013
	70,000	—	—	12.63	8/17/2014
Timothy L. Conlon	330,000	—	—	12.63	1/31/2013
	70,000	—	—	12.63	8/17/2014
Gerald G. Sax	60,000	—	—	12.63	1/31/2013
	15,000	—	—	12.63	8/17/2014
	125,000	—	—	12.63	8/08/2015
Brian W. Barber	30,000	—	—	12.63	1/31/2013
	33,333	16,667	—	12.63	2/6/2017
	26,667	13,333	—	12.63	11/1/2017
Richard B. Kampf	30,000	—	—	12.63	1/31/2013
	33,333	16,667	—	12.63	2/6/2017
	26,667	13,333	—	12.63	11/1/2017

(1)	All options have a vesting schedule of (i) 33% on the date of grant, (ii) 33% two years following the date of grant and (iii) 33% three years after the date of grant.

Options Exercised and Stock Vested

None of Viasystems’ Named Executive Officers exercised any stock options or similar awards during fiscal year 2008. The following table sets forth certain information with respect to stock option vesting during the fiscal year ended December 31, 2008, with respect to Viasystems’ Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for such fiscal year.

Option Exercises and Stock Vested During the Year Ended December 31, 2008

Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise	Exercise	Acquired on Vesting	Vesting

David M. Sindelar	—	—	—	—
Timothy L. Conlon	—	—	—	—
Gerald G. Sax	—	—	41,667	—
Brian W. Barber	—	—	—	—
Richard B. Kampf	—	—	—	—

Pension Benefits

None of Viasystems’ Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

Viasystems does not have any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Viasystems has entered into employment agreements with Messrs. Sindelar, Conlon, Sax, Barber, and Kampf. Specific provisions set forth in the employment agreements regarding payments on termination are provided below. The dollar amounts used in the discussion are estimates based on salary as of December 31, 2008, and benefits paid to the Named Executive Officer in fiscal year 2008.

David M. Sindelar

Voluntary Termination by the Executive or Termination for Cause:

Mr. Sindelar and his spouse are entitled to receive life and medical benefits upon his voluntary termination or termination for cause throughout the remainder of their lives. All other benefits and remuneration cease upon the voluntary termination by Mr. Sindelar or termination for cause. “Cause” is defined in Mr. Sindelar’s employment agreement to mean fraud, dishonesty, competition with Viasystems, unauthorized use of any of Viasystems’ trade secrets or confidential information or failure to properly perform the duties assigned to him, in the reasonable judgment of Viasystems.

Termination by Viasystems Without Cause or Upon Death or Disability:

If Mr. Sindelar is terminated by Viasystems without cause (as defined in Mr. Sindelar’s Employment Agreement) or upon Mr. Sindelar’s death or disability, Mr. Sindelar will continue to receive the following benefits for a period of eighteen months: (i) his then current salary, which will not be less than $920,000; (ii) his annual cash-based incentive compensation opportunity; (iii) fringe benefits customarily afforded to executives of Viasystems; (iv) reimbursement of the expense to own and maintain an automobile; and (v) lifetime medical benefits for himself and his spouse.

Effect of a Change in Control:

There is no provision in Mr. Sindelar’s contract that specifically allows for any payment to Mr. Sindelar in the event of a change in control.

Mr. Sindelar’s employment agreement contains covenants for the benefit of Viasystems relating to protection of Viasystems’ confidential information and the return of Viasystems’ property.

Timothy L. Conlon

Voluntary Termination by the Executive or Termination for Cause:

Mr. Conlon and his spouse are entitled to receive life and medical benefits upon his voluntary termination or termination for cause throughout the remainder of their lives. All other benefits and remuneration cease upon the voluntary termination by Mr. Conlon or termination for cause. “Cause” is defined in Mr. Conlon’s employment agreement to mean fraud, dishonesty, competition with Viasystems, unauthorized use of any of Viasystems’ trade secrets or confidential information or failure to properly perform the duties assigned to him, in the reasonable judgment of Viasystems.

Termination by Viasystems Without Cause or Upon Death or Disability:

If Mr. Conlon is terminated by Viasystems without cause or upon Mr. Conlon’s death or disability, he is entitled to the following benefits for 18 months: (i) his annual salary, which is not to be less than $550,000; (ii) fringe benefits customarily afforded to executives of Viasystems; (iii) reimbursement of the expense to own and maintain an automobile; and (iv) lifetime medical benefits for himself and his spouse.

Effect of a Change in Control:

There is no provision in Mr. Conlon’s contract that specifically allows for any payment to Mr. Conlon in the event of a change in control.

Mr. Conlon’s employment agreement contains covenants for the benefit of Viasystems relating to protection of Viasystems’ confidential information and the return of Viasystems’ property, non-competition for one-year following termination, in the event he is terminated for cause or voluntarily terminates, or during the period he accepts payments, in the event he is terminated without cause or upon death or disability, non-solicitation of Viasystems’ employees for three years following his termination.

Gerald G. Sax

Voluntary Termination by the Executive or Termination for Cause:

Mr. Sax and his spouse are entitled to continue to receive life and medical benefits upon voluntary termination or termination for cause throughout the remainder of their lives. All other benefits and remuneration cease upon the voluntary termination by Mr. Sax or termination for cause. “Cause” is defined in Mr. Sax’s employment agreement to mean fraud, dishonesty, competition with Viasystems, unauthorized use of any of Viasystems’ trade secrets or confidential information or failure to properly perform the duties assigned to him, in the reasonable judgment of Viasystems.

Termination by Viasystems Without Cause or Upon Death or Disability:

If Mr. Sax is terminated by Viasystems without cause (as defined in Mr. Sax’s Employment Agreement) or upon Mr. Sax’s death or disability, he is entitled to the following benefits: (i) no less than $360,000 in annual salary for a period of 18 months (or $540,000); (ii) a one-time payment of $351,000; (iii) fringe benefits customarily afforded to executives of Viasystems for 18 months; (iv) reimbursement of the expense to own and maintain an automobile for a period of 18 months; and (v) lifetime medical benefits for himself and his spouse.

Effect of a Change in Control:

There is no provision in Mr. Sax’s contract that specifically allows for any payment to Mr. Sax in the event of a change in control.

Mr. Sax’s employment agreement contains covenants for the benefit of Viasystems relating to protection of Viasystems’ confidential information and the return of Viasystems’ property, non-competition for one-year following termination, in the event he is terminated for cause or voluntarily terminates, or during the period he accepts payments, in the event he is terminated without cause or upon death or disability.

Brian W. Barber

Voluntary Termination by the Executive or Termination for Cause:

All benefits and remuneration cease upon the voluntary termination by Mr. Barber or termination for cause. “Cause” is defined in Mr. Barber’s employment agreement to mean fraud, dishonesty, competition with Viasystems, unauthorized use of any of Viasystems’ trade secrets or confidential information or failure to properly perform the duties assigned to him, in the reasonable judgment of Viasystems.

Termination by Viasystems Without Cause or Upon Death or Disability:

If Mr. Barber is terminated by Viasystems without cause (as defined in Mr. Barber’s Employment Agreement) or upon Mr. Barber’s death or disability, he is entitled to the following benefits: (i) no less than $307,700 and (ii) fringe benefits customarily afforded to executives of Viasystems for 12 months. In addition, in the event that Mr. Barber’s termination is without cause, Mr. Barber is eligible to receive an annual bonus he would otherwise have been entitled to receive (on a pro-rated basis through his termination date) under Viasystems’ AICP.

Effect of a Change in Control:

There is no provision in Mr. Barber’s contract that specifically allows for any payment to Mr. Barber in the event of a change of control.

Mr. Barber’s employment arrangement contains covenants for the benefit of Viasystems relating to protection of Viasystems’ confidential information and the return of Viasystems’ property, non-competition for one-year following termination, in the event he is terminated for cause or voluntarily terminates.

Richard B. Kampf

Voluntary Termination by the Executive or Termination for Cause:

All benefits and remuneration cease upon the voluntary termination by Mr. Kampf or termination for cause. “Cause” is defined in Mr. Kampf’s employment agreement to mean fraud, dishonesty, competition with Viasystems, unauthorized use of any of Viasystems’ trade secrets or confidential information or failure to properly perform the duties assigned to him, in the reasonable judgment of Viasystems.

Termination by Viasystems Without Cause or Upon Death or Disability:

If Mr. Kampf is terminated by Viasystems without cause (as defined in Mr. Kampf’s Employment Agreement) or upon Mr. Kampf’s death or disability, he is entitled to the following benefits: (i) no less than $307,600 and (ii) fringe benefits customarily afforded to executives of Viasystems for 12 months. In addition, in the event that Mr. Kampf’s termination is without cause, Mr. Kampf is eligible to receive an annual bonus he would otherwise have been entitled to receive (on a pro-rated basis through his termination date) under Viasystems’ AICP.

Effect of a Change in Control:

There is no provision in Mr. Kampf’s contract that specifically allows for any payment to Mr. Kampf in the event of a change of control.

Mr. Kampf’s employment arrangement contains covenants for the benefit of Viasystems relating to protection of Viasystems’ confidential information and the return of Viasystems’ property, non-competition for one-year following termination, in the event he is terminated for cause or voluntarily terminates.

The following table demonstrates the amounts payable to each Named Executive Officer upon termination of employment under several circumstances assuming such termination was effective December 31, 2008.

				Termination Due to	Change of
NEO	Voluntary Resignation	Termination for Cause	Termination without Cause	Death or Disability	Control

David M. Sindelar	Lifetime medical benefits	Lifetime medical benefits	$2,809,500 plus lifetime medical benefits	$2,809,500 plus lifetime medical benefits	None
Timothy L. Conlon	Lifetime medical benefits	Lifetime medical benefits	$858,000 plus lifetime medical benefits	$858,000 plus lifetime medical benefits	None
Gerald G. Sax	Lifetime medical benefits	Lifetime medical benefits	$910,500 plus lifetime medical benefits	$910,500 plus lifetime medical benefits	None
Brian W. Barber	—	—	$307,700 plus medical benefits for 12 months	$307,700	None
Richard B. Kampf	—	—	$307,600 plus medical benefits for 12 months	$307,600	None

VIASYSTEMS DIRECTOR COMPENSATION

In 2008, the Chairman of the Board of Viasystems received annual compensation of $130,000 and Directors (other than the Chairman) who are not executive officers received an annual fee of $35,000. In addition, each Audit Committee and Compensation Committee member received an annual fee of $12,000 and the Chairman of the Audit Committee and Compensation Committee each received an additional fee of $7,000. Viasystems also reimbursed Directors for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. Viasystems also has granted 55,000 stock options with an exercise price of $12.63 per share, which vested over a period of three years, to each of Mr. Steffen, Mr. McGinn, Mr. Vieser and Ms. Gulyas upon their original election as Directors in the first quarter of 2003 as additional compensation for their services as members of the board of directors. Mr. Steffen received an additional 50,000 options with an exercise price of $12.63 per share when he was elected as Chairman of the Board of Directors in December of 2003, which such options vested over a period of three years.

The following table provides compensation information for Viasystems Directors in 2008 who were not executive officers of Viasystems.

	Fees Earned or
Name	Paid in Cash		Stock Awards		Option Awards(1)		Total

Christopher J. Steffen	$154,000		$		$		$154,000
Jack D. Furst	35,000	(2)		—		—	35,000
Edward Herring	47,000	(2)		—		—	47,000
Philip Raygorodetsky	47,000	(4)		—		—	47,000
Robert F. Cummings	47,000	(3)		—		—	47,000
Diane H. Gulyas	47,000			—		—	47,000
Richard W. Vieser	54,000			—		—	54,000
Richard A. McGinn	66,000			—		—	66,000

(1)	Amounts reflect the compensation cost associated with stock option grants, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation method.

(2)	Compensation paid directly from Viasystems to HMTF.

(3)	Compensation paid directly from Viasystems to GSC.

(4)	Mr. Raygorodetsky did not receive compensation for 2008 as he was elected to the board of directors on March 27, 2009. The $47,000 reflects amounts paid to GSC for Messrs Hamwee and Frank in 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIASYSTEMS

The following table sets forth certain information with respect to the voting capital stock of Viasystems as of December 24, 2009:

•	each person or group who is known by us to own beneficially more than 5% of Viasystems’ common stock;

•	each member of Viasystems’ board of directors and each of Viasystems’ named executive officers; and

•	all members of Viasystems’ board of directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The table also includes the number of shares underlying options and warrants that will be exercisable within 60 days of the date of this proxy statement/prospectus.

	Shares of Common Stock		Shares of Common Stock
	Beneficially		Beneficially
	Owned Prior		Owned After
	to the Merger		the Merger and Recapitalization
Name of Beneficial Owner	Number	Percentage	Number	Percentage

HMTF Parties(1)(3) c/o HM Capital Partners 200 Crescent Court, Suite 1600 Dallas, Texas 75201	17,914,391	54.8%	15,562,570	77.8%
GSC Parties(2)(3) c/o GSC Partners 500 Campus Drive, Suite 220 Florham Park, New Jersey 07932	10,974,979	34.9	15,562,570	77.8
VG Holdings, LLC(3) c/o Hicks, Muse, Tate & Furst Equity Fund III, LP 200 Crescent Court, Suite 1600 Dallas, Texas 75201	0	0	15,562,570	77.8
Fidelity Parties(4) 82 Devonshire Street Boston, Massachusetts 02109	2,853,390	9.9	238,677	1.2
Jack D. Furst(1)(3)	17,914,391	54.8	15,562,570	77.8
Philip Raygorodetsky(2)(3)	10,974,979	34.9	15,562,570	77.8
Edward Herring(1)(3)	17,914,391	54.8	15,562,570	77.8
Richard W. Vieser(5)	55,000	0.2	4,600	*
Robert F. Cummings(2)(3)	10,974,979	34.9	15,562,570	77.8
Diane H. Gulyas(5)	55,000	0.2	4,600	*
Richard A. McGinn(5)	55,000	0.2	4,600	*
Christopher J. Steffen(5)	105,000	0.4	8,782	*
David M. Sindelar(5)	420,000	1.4	35,131	0.2
Timothy L. Conlon(5)	400,000	1.4	35,458	0.2
Gerald G. Sax(5)	200,000	0.7	16,729	*
Brian W. Barber(5)	60,000	0.2	5,018	*
Richard B. Kampf(5)	60,000	0.2	5,018	*
All executive officers and directors as a group (13 persons)	30,299,370	82.2%	15,680,512	78.4

*	Represents beneficial ownership of less than 0.1% of the outstanding shares of Viasystems’ common stock.

(1)	These figures include:

•	3,454,094 shares of common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership, of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of HMTF.

•	93,681 shares of common stock held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of HMTF.

•	601,355 shares of common stock held of record by HMTF Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of HMTF.

•	32,014 shares of common stock held of record by Hicks, Muse PG- IV (1999), C.V., of which the ultimate general partner is HM Fund IV Cayman, LLC, an affiliate of HMTF.

•	14,785 shares of common stock held of record by HM 4-SBS (1999) Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of HMTF.

•	9,826 shares of common stock held of record by HM 4-EQ (1999) Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of HMTF.

•	4,259 shares of common stock held of record by HMTF Private Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of HMTF.

•	9,873,369 shares of common stock and 2,177,356 shares of Class B Senior Convertible Preferred Stock (currently convertible into 3,831,008 shares of common stock) held of record by Pearl Street II, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of HMTF.

Mr. Furst and Mr. Herring are partners, stockholders and members of the management committee of HMTF and, accordingly, may be deemed to beneficially own all or a portion of the shares of Viasystems common stock beneficially owned by the HMTF Parties described above. Each of Mr. Furst and Mr. Herring disclaims beneficial ownership of shares of Viasystems’ common stock not owned of record by him.

(2)	These figures include:

GSC Recovery II, L.P. (Recovery II) owns 4,543,850 shares of common stock (which includes 2,893,887 shares of common stock and 1,724,212 shares of common stock issuable upon conversion of 979,957 shares of Class B Senior Convertible Preferred Stock); GSC Recovery IIA, L.P. (Recovery IIA) owns 5,204,545 shares of common stock (which includes 4,357,276 shares of common stock and 885,395 shares of common stock issuable upon conversion of 503,215 shares of Class B Senior Convertible Preferred Stock); GSC Partners CDO Fund, Limited (CDO) owns 654,801 shares of Viasystems’ common stock; and GSC Partners CDO Fund II, Limited (CDO II) owns 459,408 shares of Viasystems’ common stock. By virtue of his relationship (described below) with Recovery II, Recovery IIA, CDO, and CDO II, each of Mr. Raygorodetsky and Mr. Cummings may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the shares of common stock of Viasystems owned by Recovery II, Recovery IIA, CDO, and CDO II. Each of Mr. Raygorodetsky and Mr. Cummings disclaims beneficial ownership of Viasystems’ common stock except to the extent of his pecuniary interest in such stock.

Recovery II is a Delaware limited partnership. GSC Recovery II GP, L.P. is the general partner of Recovery II. GSC RII, LLC is the general partner of GSC Recovery II GP, L.P. GSCP (NJ) Holdings, L.P.

is the managing member of GSC RII, LLC. GSCP (NJ), L.P. is the manager of Recovery II. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

Recovery IIA is a Delaware limited partnership. GSC Recovery IIA GP, L.P. is the general partner of Recovery IIA. GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P. GSCP (NJ) Holdings, L.P. is the managing member of GSC RIIA, LLC. GSCP (NJ), L.P. is the manager of Recovery IIA. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

CDO and CDO II are Cayman Islands corporations. GSCP (NJ), L.P. is the Collateral manager of CDO and CDO II; GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P.

GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P. and is a wholly owned subsidiary of GSC Group, Inc. Additionally, GSC Group, Inc. owns substantially all of the interests in GSCP (NJ), L.P. and GSCP (NJ), Holdings, L.P. Mr. Cummings is an executive officer of GSC Group, Inc. and GSCP (NJ), Inc. and Mr. Raygorodetsky is the senior managing director of GSC Group, Inc.

By virtue of each of the above entity’s and individual’s relationship with Recovery II, Recovery IIA, CDO and CDO II, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the shares of common stock of Viasystems owned by Recovery II, Recovery IIA, CDO and CDO II. Each of the above entities and individuals disclaims beneficial ownership of Viasystems’ common stock except to the extent of each entity’s and individuals pecuniary interest in such common stock.

(3) Upon formation of VG Holdings, LLC in connection with the recapitalization prior to the completion of the merger, all of the members’ interests in VG Holdings, LLC will be owned by the HMTF Parties, the GSC Parties and TCW. VG Holdings, LLC will acquire 77.8% of Viasystems common stock prior to the completion of the merger through the transactions described under “Additional Agreements of Viasystems Related to the Merger” beginning on page 125 of this proxy statement/prospectus. Each of the HMTF Parties and the GSC Parties may be deemed to have shared voting power and investment power with respect to shares of Viasystems common stock owned by VG Holdings, LLC.

In accordance with note (1) to this table, Messrs. Furst and Herring each disclaim beneficial ownership of shares of Viasystems’ common stock not owned of record by him. In accordance with note (2) to this table, each of the GSC Parties and Messrs. Cummings and Raygorodetsky disclaims beneficial ownership of the Viasystems’ common stock, except to the extent of each entity’s and individuals pecuniary interest in such common stock.

(4) The Fidelity entities identified above are either an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or an institutional investment account, each of which is advised by an investment adviser that is a wholly owned subsidiary of FMR LLC. FMR LLC is a Delaware limited liability corporation.

(5) Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

MERIX BUSINESS

Overview

Formed in 1994 and headquartered in the United States, Merix is a leading provider of technologically advanced rigid, multi-layer PCBs used in the design and development of complex electronic applications. The company maintains operations throughout Asia, Europe and North America. Principal products are complex multi-layer rigid PCBs, which serve as the platforms used to interconnect microprocessors, integrated circuits and other electronic components that are essential to the operation of electronic products and systems. Merix’ principal markets include automotive, defense and aerospace, communications, computing, industrial, networking, peripherals and, test end markets in the worldwide electronics industry. The markets served by Merix are generally characterized by rapid technological change, high levels of complexity and short product life cycles, as new and technologically superior electronic equipment is continually being developed and introduced to the global marketplace.

In December 2004, the company acquired its San Jose operations, which enhanced Merix’ existing Oregon based quick-turn service capabilities and established Merix as a top quick-turn producer in North America. In September 2005, the company completed the acquisition of its Asia operations, providing its customers with a lower-cost, high-volume production base that would eventually allow for similar services and technology at its existing North American factories. Following the successful integration of Merix’ operations in the United States and Asia, which was effectively completed in the fall of 2008, Merix operates as one integrated global manufacturing organization with common processes, quality and reliability standards worldwide. In addition, common tooling, training and the successful implementation of a new global ERP system have improved operational performance and created new efficiencies across the global organization. Today, Merix’ unique global value proposition provides a seamless transition of quick-turn and ramp-to-volume PCB manufacturing services from Merix’ North American facilities to high-volume, low-cost manufacturing services from its plants in China. More recently, Merix’ Asia factories are also beginning to offer quick-turn production to customers based in that region. The ability to offer its customers a seamless manufacturing transition from quick turn prototyping to volume manufacturing distinguishes Merix from its competition.

Electronic equipment progresses through a product life cycle with stages that require differing manufacturing services and capabilities. In the design phase, the customer requires very compressed lead times to shorten their product’s time to market. Ramping to volume, the customer requires flexibility to adjust for minor design changes and high quality production. As the product matures, the customer typically requires higher production volumes, high-quality, reliable, low-cost manufacturing. Historically, due in part to the fragmented nature of the PCB industry, electronics manufacturers procured PCBs from multiple vendors in various geographies to meet the requirements of a product’s life cycle. Each PCB vendor transition introduces incremental time, cost and risk.

Merix fulfills its value proposition by leveraging the following manufacturing facilities:

North America — ISO 9001 and ISO 14001 certified, the 248,000-square-foot Forest Grove, Oregon facility focuses on advance technology, high layer count and HDI services. The plant offers quick-turn service with a 5- to 10-day turnaround, as well as full lead-time high-volume production. Market and technology expertise at this location includes RF and microwave materials, thermal management and defense and aerospace applications. In fiscal 2009, the plant received two key military certifications, including MIL-PRF-31032 and International Traffic in Arms Regulations. These are key milestones to enabling defense and aerospace market growth.

The 40,000-square-foot San Jose, California facility specializes in providing high quality, high reliability, high technology (including HDI) quick-turn and new product introduction prototypes with 24- to 72-hour turnaround. This plant features three key certifications: defense and aerospace standard MIL-PRF-55110, MIL-PRF-31032 and ISO 9001.

Asia — Merix’ 440,000-square-foot Huiyang, China facility is ISO 9001 and ISO 14001 certified. When acquired in 2005 this facility was relatively new and provided relatively low layer count and lower technology manufacturing services. Over the last two and a half years the company has made significant capital investments in this facility to allow for much greater volume of higher technology and complex manufacturing services. Today, the Huiyang facility offers mid-to-high-technology production capabilities. Plant production is focused on higher-volume, low-mix orders. Since the completion of the technology investment in the fall of 2008, this factory is closely aligned with Merix’ existing high layer count capabilities in the United States.

Merix’ 135,000-square-foot facility in Huizhou, China provides high-quality lower-technology PCBs, primarily for automotive, microwave RF and thermal management applications. This factory is known by its customers as one of the highest quality factories of its kind. Many of the PCBs it produces are for high reliability products used in automotive safety applications such as anti-lock braking systems and airbags. This factory is ISO 9001, ISO 14001, QS 9000 and ISO/TS 16949 qualified.

Products and Services

Merix provides a large and diverse global customer base with manufacturing services for complex multi-layer PCBs. These serve as platforms to interconnect microprocessors, integrated circuits and other components that are essential to the operation of electronic products and systems. Merix’ objective is to enable its customers within defined markets to produce high-quality and technologically advanced products throughout the life cycle of their products, from product conception (design and new product introduction) through volume production (ramping production through maturity). The products and services Merix provides include:

Design and Engineering Assistance — Merix provides design and engineering assistance in the early stages of product development to ensure that mechanical and electrical elements are integrated to achieve a high-quality and cost-effective product for its customers. Specifically, Merix provides customers with design-specific guidance on material selection, fabrication options, impedance modeling, thermal management, signal integrity, and design rule flexibility. Merix believes this collaborative process helps its customers improve the systems they are designing, reduce manufacturing costs, and increase manufacturing yields and the overall quality of finished PCBs. Merix also believes this quickens the transition from development of the prototype design to volume manufacturing and facilitates the timely delivery of high quality products. In addition, by working closely with its customers throughout the design and manufacturing process, Merix gains insight into their product plans and production requirements, enabling Merix to more effectively provide future manufacturing services.

Quick-turn and Premium Services Revenues — Merix rapidly manufactures custom PCBs, allowing its customers to more quickly develop and market sophisticated electronic products. Merix provides quick-turn services for prototype manufacturing with lead times of 24 hours to 10 days, pre-production quantities with lead times of 10 to 20 days and compressed lead time volume orders. Merix generally receives a premium over its standard volume pricing for each of these services. Consolidated net sales of quick-turn and premium services revenues ranged from 34% down to 18% of consolidated net sales during the past five fiscal years. The amount of quick-turn and premium services revenue varies significantly throughout the year and the business cycle. It is often dependent on available capacity within Merix’ own factories and at competitor facilities. Premium service revenues are particularly susceptible to variations in economic cycles and demand tends to increase with improvements in the economic cycles. Quick-turn and premium services have recently declined as a percentage of net sales, principally driven by the impact on demand of the deteriorating global economic conditions resulting in excess North American production capacity. As such, customers can receive shorter lead-time deliveries at either full lead-time prices or at discounted prices. A strategic objective for Merix is to grow the total amount of quick-turn revenue in both Merix’ North American and Asian production facilities as this service offering carries higher market pricing and yields improved profitability. Further, Merix believes that securing quick turn orders often provides it with a competitive advantage in securing higher volume orders as product matures and enters commercial availability.

Volume Production — Volume production of PCBs generally begins when PCBs move from quick-turn production to full-scale commercial production and is characterized by standard lead times of four to eight weeks, depending on business cycles. At this stage of production, quality, on-time delivery, process capability and price are the factors most important to Merix’ customers. Merix’ Asian facilities have historically provided a lower-cost, high-volume manufacturing capability for generally lower technology products to a global customer base. To enable an improved seamless transition of similar technology products that Merix’ customers value from Merix’ North American facilities to Merix’ Asian facilities, Merix completed a major expansion and upgrade of technological capabilities in its Huiyang, China facility in fiscal 2009. The expansion enables the manufacture of high-technology products in excess of 20 layers with an average of 12 to 14 layers, which is more closely aligned with Merix’ North American capabilities. Previously, production in this facility averaged approximately 6 layers. Prior to the expansion of technological capabilities in Merix’ Huiyang facility, the Asia factories were only able to produce about 20 percent of the technology manufactured in Merix’ two North American facilities. Today, Merix’ Asia factories can produce approximately 80 percent of the amount of technology manufactured in North America.

Advanced Technologies — Merix’ engineering capability has enabled its Oregon facility to produce commercial volumes of technologically sophisticated PCBs of up to 40 layers, utilizing high performance materials and leading edge fabrication techniques in order to meet accelerated time-to-market and time-to-volume requirements of its customers. Merix’ North American and Asian facilities have expertise in advanced manufacturing techniques for products utilizing high performance materials and offer specialty products, including:

•	RF/Microwave application products. Merix manufactures PCBs using a variety of advanced insulating materials, primarily for RF/Microwave applications in the wireless infrastructure market. Although typically included in PCBs with lower layer counts, these advanced materials offer electrical, thermal and long-term reliability advantages over conventional materials. They are, however, more difficult to process through manufacturing.

•	Thermal management solutions. Merix offers solutions to help its customers manage heat in high performance applications, such as RF/Microwave, and address thermal and signal integrity requirements in high-power wireless products. Merix’ manufacturing facilities support the integration of metal heat sinks with PCBs as well as other processes for managing thermal issues.

Industry Overview

The global PCB market is highly fragmented and the largest PCB manufacturer has less than 5% market share. Today the global PCB market has estimated revenues of $40 to $50 billion and comprises various types of PCB production, including flexible circuits and rigid PCBs based on composite materials or copper laminate. As a result of the economic contraction, industry analysts have reported a decline of the North American PCB market of approximately 50% in the period comprising Merix’ fiscal year 2009. Current predictions for calendar 2009 project a contraction of approximately 20% to 30% compared to calendar 2008. While analysts have indicated that visibility is limited, downward trends in industry bookings appeared to stabilize in spring 2009, and cautious estimates have been made that the industry could achieve a return to slow growth in calendar 2010.

PCBs consist of patterns of electrical circuitry etched from copper that have been laminated on a board of insulating material. A finished multi-layer PCB consists of a number of layers of circuitry laminated together using intense heat and pressure under vacuum. There are two primary stages in a PCB’s production: the first is production of the inner layers that provide the connectivity within the PCB; and the second is production of the two outer layers that wrap the PCB to complete the final product. The electrical circuitry on the PCB connects components, such as microprocessors, that are essential to the operation of electronic products and systems.

PCBs are used in virtually all electronic equipment from consumer products, such as personal computers, cellular telephones, automobiles and televisions, to high-end commercial electronic equipment, such as data communication routers and switches, computer workstations and network servers, as well as in many medical and industrial applications. PCBs used in many consumer electronic products typically have lower layer counts, lower performance materials and require less manufacturing capability than PCBs used in high-end commercial equipment. High-end commercial equipment manufacturers require more complex multi-layer PCBs, often constructed with advanced specialty materials. Manufacturing PCBs for these high-end products requires substantial investment in advanced production facilities and process technology as well as engineering and manufacturing expertise.

Merix believes the following are significant trends within the PCB manufacturing industry:

Increasing Complexity of Electronic Equipment — OEMs are continually designing more complex and higher-performance electronic equipment. In addition, the size or form factor of the product continues to shrink, requiring sophisticated PCBs that accommodate higher speeds and frequencies and increased component densities and operating temperatures. The increasing complexity and density of electronic equipment continues to drive technological advancements such as advanced multi-layer PCBs. Manufacturers of these PCBs must continually invest in technology and advanced manufacturing processes. In the past several years there has been increasing demand for higher density and smaller PCBs to enable smaller, lighter mobile electronics. High performance devices in smaller portable platforms require greater reliability, closer tolerances, higher circuit density and increased complexity, which has resulted in development of HDI products. Manufacturing these products often requires investment in high technology machinery such as laser microvia drilling tools and requires sophisticated capacity planning to address the increases in inherent manufacturing cycle time that results from multiple lamination processes.

Increased Customer Demand for Quick-turn Services and Integrated Solutions — Merix believes OEMs are increasingly looking to high-end PCB manufacturers that can offer engineering support in the design phase, quick-turns of prototypes and manufacturing scalability throughout the product life cycle. In order to increase the efficiency of their electronic supply chains, many OEMs are also working with a smaller number of technically qualified suppliers that have sophisticated manufacturing expertise and are able to offer a broad range of PCB products and services in varying geographies. Over the last few years, OEMs have increased their desire for quick-turn services and production of higher technology products in lower-cost areas of the world, including Asia. Also, rapid advances in technology have significantly shortened product life cycles and placed increased pressure on OEMs to develop new products in shorter periods of time. In response to these pressures, OEMs have increased their demand for engineering support in the design phase of their products and quick-turn service production of small unit volumes of PCBs in the prototype development stage. Historically, countries in North America and Western Europe were the primary source of higher technology boards. Although advanced technology manufacturing services often remain in these regions, Merix has seen improved capabilities in lower-cost areas of the world, including Asia.

Increased Production of PCBs in Asia — As mentioned above, OEMs have increased their desire for lower-cost sources of production. In recent years, Asian manufacturers of PCBs have increased their production and market share of less sophisticated, lower layer count PCBs used in high-volume consumer electronics applications, such as personal computers and cell phones, as well as in high-volume automotive applications. Merix believes the technological expertise and process know-how to manufacture complex multi-layered PCBs and the resource commitments to maintain state-of-the-art capabilities have tended to serve as barriers to entry into the high-end segments of the PCB industry. However, this trend is changing and Asian manufacturers have improved their technological capabilities for more advanced, high-volume products. Merix has experienced increasing competition from Asian PCB companies and expects that trend to continue as electronic manufacturing service providers increase high-end commercial electronic equipment assembly and manufacturing in Asia to capitalize on lower-cost labor. However, many independent industry observers believe that certain advanced technologies and certain sensitive applications (e.g. military and aerospace) will continue to be manufactured in traditional geographies like the U.S.

Customers and Markets

Merix’ customers include leading OEMs in the communications and networking, computing and peripherals, test, industrial and medical electronics, defense and aerospace, and automotive industries. Merix’ five largest OEM customers, who vary from year to year, accounted for a percentage of consolidated net sales ranging from 59% in fiscal 2005 down to 37% in fiscal 2009. Merix’ strategic plan aims to diversify the customer base for its larger factories in Oregon and Asia. However, Merix expects to continue to depend upon a small number of customers for a significant portion of its consolidated net sales for the foreseeable future.

Merix’ largest customer, Motorola, represented 13% of Merix’ net sales in fiscal 2009. In fiscal 2008, two customers, Cisco and Motorola, represented 11% and 10% of net sales, respectively. In fiscal 2007, Cisco and Motorola represented 15% and 11% of net sales, respectively. Net sales to Cisco represented 20% of consolidated net sales in fiscal 2006. In fiscal 2005, Cisco and Motorola represented 29% and 16% of net sales, respectively. Except as noted above, no other single customer accounted for 10% or more of net sales in any fiscal year.

Sales attributed to OEMs include sales made through EMS providers which ranged from 65% of consolidated net sales in fiscal 2005 down to 48% of consolidated net sales in fiscal 2009. Although Merix’ contractual relationship is with the EMS providers, most of its shipments to EMS providers are directed by OEMs that negotiate product pricing and volumes directly with Merix. In addition, Merix is on the approved vendor list of several EMS providers and are awarded incremental discretionary orders directly from some of them.

See “Merix Management’s Discussion and Analysis of Financial Condition and Operations” for information regarding net sales by segment and net sales to each of Merix’ principal end-user markets.

Geographic Information

In fiscal 2009, 2008 and 2007, net sales to customers outside the United States totaled 46%, 36% and 37% of net sales, respectively.

Long-lived assets by geographic location were as follows at fiscal year ended (in thousands):

	2009	2008	2007	2006	2005

United States	$63,305	$79,172	$93,867	$112,697	$125,510
China (including Hong Kong)	57,083	71,244	56,409	126,187	—

	$129,388	$150,416	$150,276	$238,884	$125,510

Sales and Marketing

Merix markets its services and products through a field-based direct sales force, factory-based service personnel, field application engineers, and manufacturers’ representative firms in North America, Europe and Asia. Merix employs field application engineers in regions across North America, Europe and Asia that serve as the technical interface between its factories and its customers’ design engineering teams. Merix’ field application engineers provide technical design assistance, including information and modeling data to help ensure that the customers’ final PCB design meets the intended electrical performance requirements, cost goals and guidelines for manufacturability. Merix believes this collaboration between its engineers and its customers’ designers provides Merix with a competitive advantage.

Merix has strong relationships with certain suppliers of raw materials and services and believe these relationships help reduce the lead times associated with its acquisition of these materials and services and to reduce inventory carrying costs, enhance the quality and reliability of the supply of materials and reduce Merix’ transportation and other logistics costs. Some of Merix’ products use types of laminates that are only available from a single supplier that holds a patent on the material.

Manufacturing and Technology

Merix’ PCBs manufactured in the U.S. typically employ advanced technology, such as various combinations of high layer counts, advanced materials, precision cavities, embedded passives, narrow circuit widths and separations of copper traces and small diameter holes, called “vias” and “microvias,” which connect internal circuitry. Merix’ Asian facilities also employ advanced technology; however, Merix’ Asia facilities typically manufactures PCBs with lower layer counts and a narrower set of high-technology features. With the completion of the expansion project at Merix’ Huiyang, China plant, that facility has the capability to manufacture high-technology products with an average of 12 to 14 layers. Merix expects that future production in that plant will leverage these new technological capabilities.

The increasing complexity of electronic products has driven technological advancements in PCBs and has placed increasingly difficult demands on the manufacturing process. Many of Merix’ PCBs employ advanced high-performance materials, such as high-temperature composites, that offer electrical, thermal and long-term reliability advantages over conventional materials. Merix has significant expertise in developing advanced manufacturing techniques for processing these materials in its North American facilities and is developing similar skills in its China-based facilities.

Merix employs numerous advanced manufacturing techniques and systems, including automated imaging systems, laser drills, automated optical inspection, computer controlled hot oil vacuum lamination, high-speed computer controlled drilling and routing, automated registration optimizers, periodic reverse pulse copper plating, photo imageable solder mask processing, dual-sided access electrical testing and automated surface coating. Traditionally, board designers have utilized increased board layer count to add features and functionality to their boards.

Merix generally receives circuit designs directly from its customers in the form of electronic data files, which Merix reviews using its front-end engineering capabilities to ensure data accuracy and product manufacturability. To aid in the efficiency and accuracy of this review, Merix has globally implemented InPlantm, a suite of intelligent, fully integrated products for automating the PCB pre-production engineering process along with Genesistm CAD-CAM software for design rule verification and manufacturing tools generation. This consistent set of tools standardizes across-the-globe manufacturing process planning, reduces cycle time and enhances quality. InPlantm results in a centralized global customer specification database to enable planning and manufacturing anywhere in the world. Using these reviewed and optimized electronic requirements, Merix generates images of the circuit patterns that are developed on individual circuit board layers using advanced photographic processes. Through a variety of plating and etching processes, Merix selectively adds and removes conductive materials, forming horizontal layers of thin traces, or circuits, which are separated by insulating material. Merix utilizes TrueChemtm software for statistical process control to optimize quality of chemical processes in the manufacturing operation. A centralized web-based server network interface provides a standardized database platform for Merix’ facilities to monitor and control all of the complex process chemistries both on-site and from remote locations. A finished multi-layer PCB consists of a number of layers of circuitry laminated together using heat and pressure under vacuum. Vertical connections between layers are achieved by plating vias, which are made by highly specialized drilling equipment capable of achieving extremely fine tolerances with high accuracy. Merix specializes in high-layer PCBs with extremely fine geometries and tolerances. Because of the tolerances involved, Merix uses clean rooms for certain manufacturing processes, in which tiny particles might otherwise create defects on the circuit patterns, and uses automated optical inspection systems to ensure consistent quality.

Research and Development

Expenditures for research and development activities are included as a component of engineering expense on Merix’ consolidated statements of operations and are expensed as incurred. Merix incurs relatively small research and development expenses as most of the technology it produces is owned by Merix’ customers. Merix’ engineering costs are generally related to the development of manufacturing process technology.

Competition

Merix believes its major competitors have factories principally located in the U.S. and Asia and have other international independent manufacturers that produce multi-layer PCBs, provide backplanes and other electronic assemblies and offer quick-turn services. Competitors include Daeduck Electronics Co., DDi Corp., Elec and Eltek, Meadville Holdings Ltd., LG Electronics, Multek Corporation (a division of Flextronics International Ltd.), Sanmina-SCI Corporation, TTM Technologies, Inc., WUS Printed Circuit Company Ltd., Viasystems and Ibiden Co., Ltd.

Merix believes its ability to compete depends upon the successful execution of a number of key deliverables. These deliverables include:

•	growing Merix’ technological capability, particularly in Asia;

•	providing customers with high quality, reliable products;

•	meeting Merix’ committed delivery schedules; and

•	maintaining a competitive cost structure in Merix’ global factories, thereby enabling competitive customer pricing.

Further, Merix’ global footprint enables it to seamlessly transition customers’ products among its factories in North America and Asia. These transitions are necessary to efficiently meet the changing life cycle requirements of Merix’ customers’ products. Merix believes its customers recognize this unique value proposition as a competitive strength.

Backlog

Backlog comprises purchase orders received and, in some instances, forecast requirements released for production under customer contracts. Backlog totaled $27.6 million and $66.3 million as of May 30, 2009 and May 31, 2008, respectively. Over fiscal year 2009, user demand for products containing PCBs continued to decrease primarily as a result of the significant impact of the global economic slowdown. Backlog also varies with changes in standard lead times as customers place orders ahead of their delivery needs. Thus, longer lead times tend to increase Merix’ backlog. As of the end of fiscal 2008, Merix had lead times that extended beyond 10 weeks in North America and approximately eight weeks in Asia. In comparison, as of the end of fiscal 2009 Merix’ lead times in both regions were four weeks. Merix’ reported backlog represents orders scheduled for delivery within 90 days. Customers may cancel or postpone all scheduled orders, in most cases without penalty. Therefore backlog may not be a meaningful indicator of future financial results.

Patents and Other Intellectual Property

Although Merix seeks to protect certain proprietary technology and other intangible assets through patents, trademarks and trade secret protection, Merix believes its business depends primarily on the effective execution of fabrication techniques and the ability to continually improve manufacturing processes. Merix generally enters into confidentiality and non-disclosure agreements with its employees, consultants and customers, as needed, and generally limits access to and distribution of Merix’ proprietary information and processes. Merix cannot provide assurance that the steps taken by it will prevent the misappropriation of Merix’ technology and processes. Furthermore, effective proprietary process protection may not be available or may be limited in China or other foreign countries.

Environmental Matters

Merix is required to comply with foreign, federal, state, county and municipal regulations regarding protection of the environment and worker health and safety. PCB manufacturing requires the use of a variety of materials, including metals and chemicals. As a result, Merix is subject to laws relating to the storage, use, labeling, handling and disposal of and human exposure to chemicals, solid waste and other hazardous materials, as well as air quality regulations, and Merix incurs expenses relating to compliance with these laws and regulations. Many of Merix’ activities are also subject to permits issued by governmental agencies. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. Certain waste materials and byproducts generated by Merix’ manufacturing processes are either processed by it or sent to third parties for recycling, reclamation, treatment or disposal. Water used in Merix’ manufacturing process must be properly treated prior to discharge.

Merix’ facilities in Huiyang and Huizhou, China are not currently compliant with all applicable environmental permits and requirements. Merix has worked cooperatively with regulators in China and has agreed upon a compliance plan and on-going implementation of this plan has occurred in fiscal 2008 and

2009. Merix does not anticipate any fines, penalties or unplanned costs to bring its facilities into compliance. Merix believes that its other facilities currently comply in all material respects with applicable environmental laws and regulations. However, Merix has, in the past, received certain notices of violations and been required to engage in certain minor corrective activities. There can be no assurance that violations will not occur in the future.

When violations of environmental, health, and safety laws occur, Merix can be held liable for damages, penalties and costs of investigation and remedial actions, which could have a significant negative impact on Merix’ financial condition and results of operations. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Merix is at risk of violation of environmental, health and safety laws in the future as a result of human error, equipment failure, facility expansion or other causes.

Employees

As of August 29, 2009, Merix had a total of approximately 3,100 employees. Approximately 2,100 of Merix’ employees are located in Asia. None of Merix’ employees are represented by a labor union. Merix has never experienced an employee-related work stoppage at any of its facilities. Merix believes its relationship with its employees is good, although, like most manufacturing companies, Merix has experienced employment-related claims from time to time.

Available Information

Merix’ principal executive offices are located at 15725 SW Greystone Court, Suite 200, Beaverton, Oregon 97006 and Merix’ telephone number is (503) 716-3700. Merix’ website address is www.merix.com. Merix’ annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively, and all amendments thereto filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, can be accessed, free of charge, at Merix’ website as soon as practicable after Merix files those reports with the SEC. Information contained on Merix’ website does not constitute, and shall not be deemed to constitute, part of this proxy statement/prospectus and shall not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may also read and copy any materials Merix files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site, http://www.sec.gov, from which you can access Merix’ annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively, Merix’ proxy statements, and all amendments to these materials.

Properties

Merix’ North American segment uses approximately 362,500 square feet of manufacturing, warehouse and administration facility space in Oregon and California. Merix’ global headquarters are located at its Beaverton, Oregon facility. Merix also has approximately 575,000 square feet of manufacturing and administration space in China used by its Asia segment. Merix’ major facilities are as follows:

		Approximate size
Location	Type of Facility	(sq. ft.)	Owned/Leased

Beaverton, Oregon	Corporate executive offices	19,100	Leased
Forest Grove, Oregon	Manufacturing and warehouse	248,000	Owned
	Administration	62,500	Owned
San Jose, California	Manufacturing and warehouse	40,000	Leased
Huiyang, China	Manufacturing, warehouse and administration	440,000	Owned(1)
Huizhou, China	Manufacturing, warehouse and administration	135,000	Leased(2)

(1)	Merix owns the facility; however, the land is leased under a land use right agreement with the Chinese government.

(2)	The land is leased under a land use right agreement with the Chinese government.

All facilities are certified under the ISO 9001:2000 quality assurance model. This certification requires that Merix meets standards related to management, production and quality control, among others. Merix uses total quality management systems to meet the highest industry standards for product quality. Merix’ North American facilities are Military Specification 31032 certified for participation in government defense programs.

In addition to the properties shown above, Merix owns a building and related land use lease rights in Hong Kong which formerly housed manufacturing, warehousing and administrative offices. Merix used this location for administrative functions until July 15, 2009, at which time the property was vacated. This property is being actively marketed for sale and is included in assets held for sale on Merix’ consolidated balance sheet as of August 29, 2009.

Legal Proceedings

Merix is, from time to time, made subject to various legal claims, actions and complaints in the ordinary course of business. Except as disclosed below, Merix believes that the outcome of litigation should not have a material adverse effect on its consolidated results of operations, financial condition or liquidity.

Securities Class Action — Four purported class action complaints were filed against Merix and certain of its executive officers and directors on June 17, 2004, June 24, 2004 and July 9, 2004. The complaints were consolidated in a single action entitled In re Merix Corporation Securities Litigation, Lead Case No. CV 04-826-MO, in the U.S. District Court for the District of Oregon. After the court granted Merix’ motion to dismiss without prejudice, the plaintiffs filed a second amended complaint. That complaint alleged that the defendants violated the federal securities laws by making certain inaccurate and misleading statements in the prospectus used in connection with the January 2004 public offering of approximately $103.4 million of Merix’ common stock. In September 2006, the Court dismissed that complaint with prejudice. The plaintiffs appealed to the Ninth Circuit. In April 2008, the Ninth Circuit reversed the dismissal of the second amended complaint. Merix sought rehearing which was denied and rehearing en banc was also denied. Merix obtained a stay of the mandate from the Ninth Circuit and filed a certiorari petition with the United States Supreme Court on September 22, 2008. On December 15, 2008, the Supreme Court denied the certiorari petition and the case was remanded back to the U.S. District Court for the District of Oregon. On May 15, 2009, the plaintiffs moved to certify a class of all investors who purchased in the public offering and who were damaged thereby. On November 5, 2009, the court partially granted the certification motion and certified a class consisting of all persons and entities who purchased or otherwise acquired the common stock of Merix Corporation from an underwriter directly pursuant to Merix’ January 29, 2004 offering, who held the stock through May 13, 2004, and who were damaged thereby. The case is currently in the discovery phase. The plaintiffs seek unspecified damages. A potential loss or range of loss that could arise from these cases is not estimable or probable at this time.

Merix, its board of directors and Viasystems are named as defendants in two putative class action lawsuits brought by alleged Merix shareholders challenging Merix’ proposed merger with Viasystems. The shareholder actions were both filed in the Circuit Court of the State of Oregon, County of Multnomah. The actions are called Asbestos Workers Philadelphia Pension Fund v. Merix Corporation, et al., filed October 13, 2009, Case No. 0910-14399 and W. Donald Wybert v. Merix Corporation, et al., filed on or about November 5, 2009, Case No. 0911-15521. Both shareholder actions generally allege, among other things, that each member of the Merix board of directors breached fiduciary duties to Merix and its shareholders by authorizing the sale of Merix to Viasystems for consideration that does not maximize value to Merix shareholders. The complaints also allege that Viasystems and Merix aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Merix board of directors. The shareholder actions seek equitable relief, including to enjoin the defendants from consummating the merger on the agreed-upon terms. On November 23, 2009, the court entered an order consolidating the cases into one matter. On or about December 2, 2009, the plaintiffs filed a Consolidated Amended Class Action Complaint, which substantially repeats the allegations of the original complaints, adds Merger Sub as a defendant and also alleges that Merix did not make sufficient disclosures regarding the merger.

MERIX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with Merix’ financial statements for the fiscal year ended May 30, 2009 and related notes and Merix’ financial statements for the quarter ended August 29, 2009 and related notes that appear elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements which reflect Merix’ management’s expectations, plans or projections and are inherently uncertain. Merix’ actual results could differ materially from management’s expectations, plans or projections. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors Related to Merix.”

Overview

Merix is a leading global manufacturing service provider of technologically advanced PCBs used in the design and development of complex electronic applications by OEM customers and their EMS providers. Merix’ principal products are complex multi-layer rigid PCBs, which are the platforms used to interconnect microprocessors, integrated circuits and other components that are essential to the operation of electronic products and systems. Merix’ principal markets include automotive, defense and aerospace, communications, computing, industrial, networking, peripherals and test end markets in the worldwide electronics industry. The markets served by Merix are generally characterized by rapid technological change, high levels of complexity and short product life cycles, as new and technologically superior electronic equipment is continually being developed and introduced to the global marketplace.

Merix’ business has two operating segments defined by geographic location: North America and Asia. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by senior management. Each operating segment operates predominately in the same industry with production facilities that produce similar customized products for Merix’ global customers. The chief operating decision-maker for both of Merix’ operating segments is its chief executive officer.

Prior to fiscal 2009, Merix reported three operating segments: (i) Oregon, (ii) San Jose and (iii) Asia. This was deemed appropriate as the operations of San Jose and Asia were managed individually for a time after the acquisition of the San Jose subsidiary in fiscal 2005 and the acquisition of the Asia subsidiary in fiscal 2006. Subsequent to the hiring of Merix’ current Chief Executive Officer at the end of fiscal 2007 and the hiring of a Vice President of North American operations at the end of fiscal 2008, Merix’ management team and management reporting was restructured to focus on managing the businesses in North America and Asia as two cohesive business units. In the fourth quarter of fiscal 2009, an assessment of segment reporting requirements under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” was undertaken. It was determined that the San Jose subsidiary did not meet the criteria of an operating segment under SFAS No. 131. As such, fiscal 2008 and fiscal 2007 financial information has been revised to present operating segment information consistently with the current year presentation.

Summary of Sequential Quarterly Results and Outlook for Second Quarter of Fiscal 2010

Net sales of $57.8 million in the current quarter decreased $1.1 million or 2% compared to net sales in the fourth quarter of fiscal 2009, primarily due to a 4% net sales decrease in Merix’ North American operating segment, reflecting continued soft demand for Merix’ products. Although Merix experienced increasing demand in the latter half of the first quarter of fiscal 2010, it was generally not reflected in the first quarter fiscal 2010 net sales as many of the orders had shipment dates scheduled for Merix’ second fiscal quarter. Gross margin decreased to 6.1% in the first quarter of fiscal 2010 compared to 8.5% in the fourth quarter of fiscal 2009 due primarily to reduced variable contribution margins on lower production volumes, primarily in Merix’ North American operating segment. Operating expenses of $9.7 million decreased $2.0 million compared to the prior quarter due primarily to reduced restructuring costs and legal charges in the first quarter of fiscal 2010. Net loss attributable to Merix shareholders for the quarter totaled $8.2 million or $0.38 per diluted share, compared to $8.4 million or $0.39 per diluted share in the fourth quarter of fiscal 2009.

During normal cyclical downturns, Merix’ attention would be focused on minimizing the negative impact on net income. However, given the significance of the recent economic decline and reduced customer demand Merix has focused principally on maximizing cash flow, maintaining and improving customer service and retaining factory capacity and flexibility. As Merix begins to see increases in demand in response to improving global economic conditions, management is carefully evaluating Merix’ manufacturing capacity to ensure it meets customers’ requirements while at the same time maximizing Merix’ financial returns.

Customer demand strengthened in Merix’ markets in the final weeks of the first quarter. While visibility to a protracted improvement remains limited, Merix expects orders to continue at this higher level, particularly in its Asian factories, resulting in improved net sales and gross margin in the second quarter. Merix expects operating and non-operating costs to remain relatively stable compared to the first quarter of fiscal 2010.

Results of Operations First Quarter of Fiscal 2010 Compared to Prior Year

The following table sets forth Merix’ statement of operations data, both in absolute dollars and as a percentage of net sales (dollars in thousands).

	Fiscal Quarter		Fiscal Quarter
	Ended(1)		Ended(1)
	August 29, 2009		August 30, 2008

Net sales	$57,797	100.0%	$90,627	100.0%
Cost of sales	54,283	93.9	80,353	88.7

Gross profit	3,514	6.1	10,274	11.3
Engineering	261	0.5	563	0.6
Selling, general and administrative	7,966	13.8	9,702	10.7
Amortization of identifiable intangible assets	469	0.8	520	0.6
Severance, impairment and restructuring charges	956	1.7	(527)	(0.6)
Operating income (loss)	(6,138)	(10.6)	16	0.0
Other expense, net	(1,088)	(1.9)	(1,189)	(1.3)

Loss before income taxes	(7,226)	(12.5)	(1,173)	(1.3)
Provision for income taxes	909	1.6	728	0.8

Net loss	(8,135)	(14.1)	(1,901)	(2.1)
Net income attributable to non-controlling interests	99	0.2	246	0.3

Net loss attributable to Merix common shareholders	$(8,234)	(14.2)%	$(2,147)	(2.4)%

(1)	Percentages may not add due to rounding.

Net Sales

Net sales decreased by $32.8 million, or 36%, to $57.8 million, in the first quarter of fiscal 2010 compared to $90.6 million in the first quarter of fiscal 2009. The decline in net sales is directly related to the deterioration in global economic conditions, which reduced demand for Merix’ products. Net sales in Merix’ North America and Asia segments decreased by 41% and 31%, respectively, in the first quarter of fiscal 2010 compared to the first quarter of the prior fiscal year.

Segment and Per Unit Information.

Net sales by segment were as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

North America	$26,297	$44,917
Asia	31,500	45,710

	$57,797	$90,627

Per Unit Information.  Merix defines “unit” as the number of panels shipped to customers during the fiscal quarter. Percentage increases (decreases) in unit volume and pricing for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009 were as follows:

North America:
Unit volume	(40)%
Average unit pricing	(2)%
Asia:
Unit volume	(33)%
Average unit pricing	3%
Consolidated:
Unit volume	(34)%
Average unit pricing	(4)%

Consolidated.  Consolidated unit sales volume decreased 34%, driven primarily by decreases in demand from customers in each of Merix’ segments as discussed further below. Consolidated average unit pricing decreased by 4%, despite a 3% increase in average unit pricing for Merix’ Asia segment and only a 2% decrease in Merix’ North America operating segment, as further discussed below. This is primarily due to an overall shift in product mix from higher-technology, higher-priced PCBs produced by Merix’ North American facilities to generally lower-technology, lower-priced PCBs produced by Merix’ facilities in Asia. The Asia segment’s average price per unit is significantly lower than the North American segment and Asia net sales increased to 55% of total net sales in the first quarter of fiscal 2010, compared to 50% in the first quarter of the prior fiscal year. This overall shift in product mix from higher-technology, higher-priced PCBs produced by Merix’ North American facilities to lower-technology, lower-priced PCBs produced by Merix’ facilities in Asia results in a lower consolidated average unit price.

North America.  North America net sales of $26.3 million decreased by $18.6 million or 41% compared to the first quarter of fiscal 2009. This reduction is primarily due to a 40% decrease in unit volume resulting from demand decreases associated with the deterioration of macroeconomic conditions. In addition to the volume decrease, average unit pricing decreased by 2%, which resulted primarily from product mix impact due to lower-technology boards being produced during the first quarter of fiscal 2010 compared to the prior year. In particular, the end market showing the sharpest decline since the first quarter of fiscal 2009 is the communications and networking market. The products sold in this end market are generally some of the highest technology and highest average priced products Merix produces.

Asia.  Asia net sales of $31.5 million in the first quarter of fiscal 2010 decreased by $14.2 million or 31% compared to the first quarter of fiscal 2009. Panel unit volumes decreased by 33% compared to the same quarter in the prior year, due primarily to the global economic recession. Efforts to improve Merix’ product mix through higher priced enhanced technology offerings from Merix’ Asia manufacturing operations over the past year resulted in a 3% increase in average unit pricing.

Net Sales by End Market.  The following table shows, for the periods indicated, the amount of net sales to each of Merix’ principal end-user markets and the percentage of the end-user market’s sales to Merix’ consolidated net sales (dollars in thousands):

	Fiscal Quarter		Fiscal Quarter
	Ended		Ended
	August 29, 2009		August 30, 2008

Communications & Networking	$19,529	33.8%	$38,776	42.8%
Automotive	12,773	22.1%	19,413	21.4%
Computing & Peripherals	4,039	7.0%	6,585	7.3%
Test, Industrial & Medical	8,274	14.3%	10,419	11.5%
Defense & Aerospace	7,157	12.4%	7,223	8.0%
Other	6,025	10.4%	8,211	9.0%

	$57,797	100.0%	$90,627	100.0%

As mentioned earlier, demand has been severely affected by the global economic slow-down, which has especially affected orders and revenue for products sold into the commercial and consumer end market segments. Overall market demand from the defense and aerospace market has not been affected to the same extent. Further, over the last 12 to 18 months Merix has specifically targeted key customers in the defense and aerospace market and made significant investments in its factories and support infrastructure to serve this market. As a result, defense and aerospace net sales have remained stable at $7.2 million in both the first quarter of fiscal 2010 and the first quarter of the prior year and are expected to show growth in the future.

The $6.6 million or 34% decrease in automotive net sales is due primarily to the substantial reduction in global automotive sales experienced over the past 12 months. Merix has, however, seen a meaningful improvement in demand from this segment since the middle of the first quarter of fiscal 2010. The improvement in demand is due in part to several national programs used to stimulate sales of automobiles in the U.S. and abroad.

The $19.2 million or 50% decrease in net sales to the communications and networking market is primarily due to the deterioration in global economic conditions and the related impact on end customer demand. Merix also experienced decreases in net sales to its smaller markets, including the computing and peripherals market ($2.5 million or 39%), the test, industrial and medical market ($2.1 million or 21%), and its other products end market ($2.2 million or 27%) primarily attributable to demand decreases resulting from the global recession. Merix has experienced demand increases in these broader customer segments in July and August 2009 and believes this is due in part to recent improvements in global economic conditions. These demand improvements will not substantially impact net sales until the second quarter of fiscal 2010.

Net Sales by Geographic Region.  Net sales to customers outside the United States totaled 53% and 38% of net sales in the first quarters of fiscal 2010 and fiscal 2009, respectively. In the first quarter of fiscal 2010, 14% of total net sales were made to customers in China. There were no other countries outside of the United States to which sales totaled 10% of net sales in the first quarters of fiscal 2010 and fiscal 2009.

Backlog

Backlog comprises purchase orders received and, in some instances, forecast requirements released for production under customer contracts. Backlog shippable within the next 90 days totaled $31.5 million and $27.6 million at August 29, 2009 and May 30, 2009, respectively. The increase in backlog reflects strengthening demand in Merix’ markets near the end of the first quarter of fiscal 2010 as customers begin rebuilding inventory levels in anticipation of global economic recovery.

Customers may cancel or postpone all scheduled orders, in most cases without penalty. Therefore, backlog may not be a meaningful indicator of future financial results.

Cost of Sales and Gross Margin

Cost of sales includes manufacturing costs, such as materials, labor (both direct and indirect) and factory overhead. Cost of sales decreased $26.1 million, or 32%, to $54.3 million (93.9% of net sales) in the first quarter of fiscal 2010 compared to $80.4 million (88.7% of net sales) in the first quarter of fiscal 2009.

Merix’ gross profit by segment was as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

North America	$(771)	$5,164
Asia	4,285	5,110

	$3,514	$10,274

Merix’ gross margin as a percentage of net sales by segment was as follows:

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

North America	(2.9)%	11.5%
Asia	13.6%	11.2%
Consolidated	6.1%	11.3%

North America.  Gross margin for Merix’ North American segment decreased to negative 2.9% of net sales in the first quarter of fiscal 2010 from 11.5% in the first quarter of fiscal 2009 primarily due to volume decreases in net sales as a result of the deterioration in global economic conditions and, to a lesser extent, a lower-technology product mix. Factory margins are heavily influenced by factory utilization rates because the cost structure needed to produce PCBs is heavily weighted to fixed or step-variable costs. Merix’ fixed cost levels have been mitigated over the past 12 months as a result of cost reduction programs that resulted in a decrease of approximately 32% in labor and other fixed costs in the first quarter of fiscal 2010 compared to the first quarter of the prior fiscal year. Despite these cost reductions, reduced variable contribution margins on lower production volumes resulted in lower gross margin.

Merix Asia.  Gross margin for Merix’ Asia segment increased to 13.6% in the current quarter compared to 11.2% in the first quarter of fiscal 2009. The increase reflects the benefit of the cost containment actions and improved higher-technology product mix enabled by the expanded technology capabilities at Merix’ Huiyang, China facility, more than offsetting the impact of a decrease in net sales that resulted from the deterioration in the global economic conditions.

Engineering Costs

Engineering costs include indirect labor, materials and overhead to support the development of new manufacturing processes required to meet Merix’ customers’ evolving technology requirements.

Engineering costs decreased $0.3 million, or 54%, to $0.3 million in the first quarter of fiscal 2010 compared to $0.6 million in the first quarter of fiscal 2009. The decrease is primarily due to decreased compensation expense resulting from reductions-in-force implemented over the past 12 months.

Selling, General and Administrative Costs

Selling, general and administrative (SG&A) costs include indirect labor, travel, outside services and overhead incurred in Merix’ sales, marketing, management and administrative support functions.

SG&A costs decreased $1.7 million, or 18%, to $8.0 million in the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009. The decrease is primarily due to lower labor costs resulting from headcount reductions and salary and benefit curtailments, reduced commission expense on the lower revenue base and reduced overall expense levels due to aggressive cost management programs. Included in SG&A costs for the first quarter of fiscal 2010 was $0.7 million in legal costs primarily associated with the ongoing securities litigation and the merger with Viasystems, compared to $0.1 million in the first quarter of fiscal 2009.

Amortization of Identifiable Intangible Assets

Amortization of identifiable intangible assets was $0.5 million in the first quarter of fiscal 2010 and the first quarter of fiscal 2009, respectively. Merix’ identifiable intangible assets balance at August 29, 2009 was $6.4 million and current amortization is approximately $0.5 million per quarter.

Severance and Restructuring Charges

Total severance and restructuring charges were as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Severance charges	$245	$40
Hong Kong office closure charges	56	—
Legal and other restructuring charges	13	—
Impairment of fixed assets	642	—
Gain on sale of Merix Asia equipment	—	(567)

	$956	$(527)

In the first quarter of fiscal 2010, Merix recorded $0.1 million in restructuring costs related to the relocation of its Asia administrative offices from Hong Kong to China, comprised of severance and relocation freight costs.

Merix also recorded $0.2 million in other severance charges during the first quarter of fiscal 2010 due to minor reductions-in-force in both North America and Asia in order to mitigate costs in response to ongoing softness in demand for its products.

Merix determined in the first quarter of fiscal 2010 that certain manufacturing equipment at its Forest Grove facility with a net book value of $0.6 million will be decommissioned. An impairment charge was recorded to write off the net book value of this equipment.

In the first quarter of fiscal 2009, Merix recorded approximately $40,000 in severance and related costs in connection with closure of the Hong Kong manufacturing facility as part of the actions to consolidate its Asian manufacturing operations at its lower-cost facilities in China and expand the facilities at its Huiyang plant to increase Merix’ manufacturing capacity in China, which was completed in the fourth quarter of fiscal 2008. Additionally, Merix recorded a gain of $0.6 million in the first quarter of fiscal 2009 related to the sale of equipment previously used at the Hong Kong facility.

Income Tax Expense

On a quarterly basis, Merix estimates its provision for income taxes based on its projected results of operations for the full year. Income tax is provided for entities expected to generate profits that are not offset by losses generated by entities in other tax jurisdictions. As a result, Merix’ effective income tax rate was negative 12.6% in the first quarter of fiscal 2010 and negative 62.1% in the first quarter of fiscal 2009. The variance in effective tax rates is primarily due to the ratio of pre-tax foreign subsidiary pre-tax income to consolidated net loss.

Merix’ effective income tax rate differs from tax computed at the federal statutory rate primarily as a result of Merix’ mix of earnings in various tax jurisdictions, the diversity in income tax rates, and Merix’ continuous assessment of the realization of its uncertain tax positions and deferred tax assets. The effective tax rate reflects current taxes expected to be paid in profitable jurisdictions, interest accrued on uncertain tax positions, foreign withholding taxes for which tax credits are not anticipated and maintenance of valuation allowances in jurisdictions with cumulative losses or profitability risks.

Liquidity and Capital Resources for the Three Months Ended August 29, 2009

Merix’ sources of liquidity and capital resources as of August 29, 2009 consisted of $21.4 million of cash and cash equivalents and $38.1 million unused availability under Merix’ revolving bank credit agreement, described below. Merix also has an agreement with Industrial and Commercial Bank of China, Limited that provides for borrowings up to 36 million RMB (approximately US$5.3 million) secured by the building and land lease rights at Merix’ Huiyang manufacturing facility. The borrowing limit under this agreement is expected to increase to 50 million RMB (approximately US$7.3 million) upon perfection of the security interest in the building pending removal of a contractor’s lien currently in negotiation. At August 29, 2009, amounts outstanding under this China facility totaled $1.5 million. Merix expects its capital resources to be sufficient to fund operations and known capital requirements for at least one year from August 29, 2009, although Merix may seek additional sources of funds.

Merix has a Loan and Security Agreement with Bank of America, N.A. (the Credit Agreement) which provides a revolving line of credit of up to $55.0 million on a borrowing base calculated with respect to the value of accounts receivable, equipment and real property. The Credit Agreement expires in February 2013. The obligations under the Credit Agreement are secured by substantially all of Merix’ U.S. assets and certain accounts receivable from foreign customers. The borrowings bear interest based, at Merix’ election, on either the prime rate announced by Bank of America or LIBOR plus an applicable margin. As of August 29, 2009, the unused borrowing base was $38.1 million, with an outstanding balance of $11.5 million. The Credit Agreement contains usual and customary covenants for credit facilities of this type all of which Merix was in compliance with as of August 29, 2009. In addition, the Credit Agreement also includes a financial covenant requiring a minimum fixed charge coverage ratio of 1.1:1 if Excess Availability, defined in the Credit Agreement as a function of the unused borrowing base and cash held in certain U.S. bank accounts, falls below $20.0 million. Excess Availability at August 29, 2009 was $44.2 million and as such this covenant is not currently in effect. Merix would not be in compliance if this covenant was currently applicable. Based on management forecast, Merix does not expect that Excess Availability will fall below $20.0 million for at least one year from August 29, 2009.

In the first quarter of fiscal 2010, cash and cash equivalents increased $5.2 million to $21.4 million as of August 29, 2009 from $16.1 million as of May 30, 2009 primarily as a result of $0.6 million provided by operations (as described in more detail below) and $5.0 million in net borrowings on Merix’ credit facilities. Additionally, as a result of the elimination of the one month reporting lag, the balance of cash and cash equivalents at May 30, 2009 was reduced by $1.4 million, which represents cash used primarily to fund working capital requirements for Merix’ Asia subsidiary in the month of May 2009 and is not reported in the statement of cash flows for the first quarter of fiscal 2010. The net increase in cash and cash equivalents at August 29, 2009 is $3.8 million compared to the balance of $17.6 million reported in Merix’ Annual Report on Form 10-K for fiscal 2009.

Cash provided by operating activities totaled $0.6 million. Cash totaling $1.2 million was consumed by net loss of $8.1 million, adjusted for $6.9 million in non-cash charges, primarily $5.8 million for depreciation and amortization. As discussed in more detail below, changes in working capital provided a net $1.8 million increase in cash from operations in the first quarter of fiscal 2010, primarily comprised of inflows of $1.0 million from reductions in accounts receivable and $2.7 million from increases in accounts payable and other liabilities, offset by a $1.5 million increase in other assets. Note that changes in working capital balances vary from cash flows from operations due to the impact of non-cash transactions on amounts reported in the consolidated balance sheets.

Accounts receivable, net of allowances for bad debts, decreased $1.1 million to $42.2 million at August 29, 2009 from $43.3 million as of May 30, 2009 due to collection programs implemented to optimize cash management. Merix’ days sales outstanding, calculated on a quarterly basis, was decreased to 66 days at August 29, 2009 from 67 days at May 30, 2009.

Prepaid and other current assets increased $1.5 million to $6.9 million as of August 29, 2009 compared to $5.4 million as of May 30, 2009, primarily due to an increase of $1.2 million in value-added taxes (VAT) receivable from the Chinese government for taxes paid to Chinese local vendors for the purchase of materials. The timing of payments and refunds is heavily influenced by production levels and the Chinese government’s variable schedule of providing VAT refund payments.

Accounts payable of $34.5 million at August 29, 2009 increased $1.1 million compared to $33.4 million due to the timing of purchases and payments. Other current liabilities of $14.5 million at August 29, 2009 increased by $1.4 million compared to $13.1 million at May 30, 2009, primarily due to the timing of employee pay dates compared to the fiscal period end and the timing of annual property tax payments.

Expenditures for property, plant and equipment of $0.4 million in the first quarter of fiscal 2010 primarily consisted of minor expenditures for improvements to Merix’ manufacturing equipment base. In response to the economic downturn and the resulting reduction in demand for Merix’ products, discretionary capital expenditures have been substantially curtailed. Merix believes its facilities and equipment are in good condition and do not require significant investments in the near term. It is management’s intent to minimize capital spending until market conditions and cash flows improve. Remaining capital expenditures in fiscal 2010 are currently estimated at approximately $5 million. Additional capital expenditures may be approved in fiscal 2010, but are dependent upon achievement of financial objectives.

Merix is currently marketing for sale the facility formerly housing its Hong Kong manufacturing operation. Although a transaction is not imminent, Merix estimates proceeds on sale in the range of $10 million to $15 million.

Recently Issued Accounting Pronouncements with Respect to the Three Months Ended August 29, 2009

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — An Amendment to Statement No. 140,” to simplify guidance for transfers of financial assets in SFAS No. 140. The guidance removes the concept of a qualified special purpose entity (“QSPE”), which will result in securitization and other asset-backed financing vehicles, to be evaluated for consolidation under SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 166 also expands legal isolation analysis, limits when a portion of a financial asset can be derecognized, and clarifies that an entity must consider all arrangements or agreements made contemporaneously with, or in contemplation of, a transfer when applying the derecognition criteria. SFAS No. 166 is effective for first annual reporting periods beginning after November 15, 2009, and is to be applied prospectively. Merix does not maintain any QSPEs and as such, the adoption of SFAS No. 166 is not expected to have a material impact on Merix’ consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which addresses the primary beneficiary (“PB”) assessment criteria for determining whether an entity is to consolidate a variable interest entity (“VIE”). An entity is considered the PB and shall consolidate a VIE if it meets both the following characteristics: (1) the power to direct the activities of the VIE that most significantly affects economic performance and (2) the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIE. The statement also provides guidance in relation to the elimination of the QSPE concept from SFAS No. 166. This statement is effective for annual reporting periods beginning after November 15, 2009. Merix does not maintain any VIEs and as such, the adoption of SFAS No. 167 is not expected to have a material impact on Merix’ consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, A Replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles,” to establish the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP in the United States. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The impact of adopting SFAS No. 168 will not have a material impact on Merix’ consolidated financial condition or results of operations.

Overview of Financial Results for the Fiscal Year Ended May 30, 2009

The financial results of fiscal 2009 reflect the impact of a significant global economic contraction affecting many end markets, products and services. The deterioration in macroeconomic conditions adversely affected the demand for most of Merix’ customers and significantly reduced Merix’ orders, backlog and net sales. Industry analysts reported a decline of the North American PCB market of approximately 50% in the period comprising Merix’ fiscal year 2009. Current predictions for calendar 2009 project a contraction of approximately 20%-30% compared to calendar 2008. While analysts have indicated that visibility is limited, downward trends in industry bookings appeared to stabilize in spring 2009, and cautious estimates have been made that the industry could achieve a return to slow growth in calendar 2010.

Net sales of $287.1 million decreased by $91.5 million or 24% compared to fiscal 2008, resulting from a 33% decrease in net sales in Merix’ North American segment and a 15% decrease in net sales in Merix’ Asia segment. In response to falling demand in Merix’ customers’ end markets, net sales decreased 11% to 33% in each of Merix’ end markets, with the exception of a 4% increase in defense and aerospace. The relative strength in defense and aerospace reflects the lesser impact of economic conditions on demand in that end market as well as the impact of Merix’ efforts to expand Merix’ market presence with defense and aerospace customers.

Consolidated gross margin decreased to 7.7% in fiscal 2009 compared to 10.0% in fiscal 2008. Merix’ North American segment’s gross margin decreased approximately 7 percentage points. Despite reductions in variable manufacturing costs consistent with the decrease in revenue and a reduction of approximately 20% in Merix’ labor and other fixed costs, reduced variable contribution margins on lower production volumes resulted in significantly lower gross margins. Merix’ Asia segment gross margin increased by 2 percentage points, reflecting an improvement in product mix, a 20% reduction in Merix’ labor force, temporary factory closures and the cost efficiencies from the closing of Merix’ Hong Kong facility in the fourth quarter of fiscal 2008.

Operating expense of $39.0 million, excluding severance, asset impairment and restructuring charges, decreased by $6.1 million compared to fiscal 2008 due to aggressive cost containment programs implemented in response to the demand decreases during fiscal 2009.

Restructuring charges of $24.9 million were primarily comprised of a $20.5 million impairment charge recorded to write-off the remaining carrying value of goodwill related to the acquisition of Merix Asia, as well as $3.1 million in severance charges related to reductions-in-force implemented during fiscal 2009 and $1.1 million in Wood Village lease termination charges.

Net non-operating expense of $4.3 million in fiscal 2009 is primarily comprised of interest expense and foreign exchange losses. Net loss for fiscal 2009 totaled $46.0 million, or $2.34 per basic and diluted share.

During normal cyclical downturns, management’s attention would be focused on minimizing the negative impact on net income. However, given the significance of the current economic decline and reduced customer demand, Merix is principally focused on maximizing cash flow, maintaining and improving customer service and retaining factory capacity and flexibility. Merix’ cash position, net of outstanding borrowings on Merix’ revolving credit facility, increased to $9.6 million at May 30, 2009 compared to $5.7 million at May 31, 2008. The improvement in Merix’ cash position resulted from approximately $27.1 million in cost savings achieved primarily as a result of management’s cost containment actions as well as continued improvements in the management of working capital. Accounts receivable as measured by days sales outstanding improved by 9 days to 67 days and inventory levels as measured by quarterly inventory turnover improved to 15 turns as of May 30, 2009 compared to 13 turns at the end of the prior fiscal year. These improvements were somewhat offset by a reduction in accounts payable as measured by days payable outstanding which shortened from 70 days to 57 days as Merix balanced its own cash needs with commitments to its vendors.

Fiscal 2009 and fiscal 2007 consisted of 52 weeks, whereas fiscal 2008 consisted of 53 weeks. Accordingly, the results of operations for fiscal 2008 contain one additional week of activity as compared to fiscal 2009 and fiscal 2007. The following table sets forth Merix’ results of operations (in thousands).

	2009	2008	2007

Net sales	$287,127	$378,637	400,496
Cost of sales	264,941	340,778	334,925

Gross profit	22,186	37,859	65,571
Engineering	2,121	1,810	1,705
Selling, general and administrative	34,915	40,963	44,477
Amortization of intangible assets	1,981	2,305	2,745
Severance, asset impairment and restructuring charges	24,895	15,686	81,414
Operating loss	(41,726)	(22,905)	(64,770)
Other income (expense), net	(4,317)	21	(4,994)

Loss from continuing operations before income taxes and minority interests	(46,043)	(22,884)	(69,764)
Provision for income taxes	2,628	1,502	1,412
Minority interest in net income of consolidated subsidiaries	593	1,165	739

Loss from continuing operations	$(49,264)	$(25,551)	$(71,915)

The following table sets forth Merix’ results of operations data as a percentage of net sales.

	2009	2008	2007

Net sales	100.0%	100.0%	100.0%
Cost of sales	92.3	90.0	83.6

Gross profit	7.7	10.0	16.4
Engineering	0.7	0.5	0.4
Selling, general and administrative	12.2	10.8	11.1
Amortization of intangible assets	0.7	0.6	0.7
Severance, asset impairment and restructuring charges	8.7	4.1	20.3
Operating loss	(14.5)	(6.0)	(16.2)
Other income (expense), net	(1.5)	0.0	(1.2)

Loss from continuing operations before income taxes and minority interests	(16.0)	(6.0)	(17.4)
Provision for income taxes	0.9	0.4	0.4
Minority interest in net income of consolidated subsidiaries	0.2	0.3	0.2

Loss from continuing operations(1)	(17.2)%	(6.7)%	(18.0)%

(1)	Percentages may not subtotal due to rounding.

Net Sales

Net sales decreased $91.5 million, or 24%, to $287.1 million in fiscal 2009 compared to $378.6 million in fiscal 2008, and decreased $21.9 million, or 5% in fiscal 2008 compared to $400.5 million in fiscal 2007.

Segment and Per Unit Information.

Net sales by segment were as follows (in thousands):

	2009	2008	2007

North America	$137,149	$203,202	$245,347
Asia	149,978	175,435	155,149

	$287,127	$378,637	$400,496

Selected statistical information is summarized below. Merix defines the term “unit” as a panel produced. Percentage increases (decreases) in unit volume and pricing were as follows:

	Fiscal 2009	Fiscal 2008
	Compared to	Compared to
	Fiscal 2008	Fiscal 2007

North America:
Unit volume	(37)%	(14)%
Average unit pricing	8%	(4)%
Asia:
Unit volume	(23)%	(3)%
Average unit pricing	10%	16%
Consolidated:
Unit volume	(24)%	(4)%
Average unit pricing	0%	(1)%

Consolidated.  Consolidated unit sales volume decreased 24% in fiscal 2009 compared to fiscal 2008, driven primarily by decreases in demand from customers in each of Merix’ segments as further discussed below. Consolidated average unit pricing remained stable compared to fiscal 2008, despite increases recorded in both of Merix’ operating segments. This is primarily due to an overall shift in product mix from higher-technology, higher-priced PCBs produced by Merix’ North American facilities to generally lower-technology, lower-priced PCBs produced by Merix’ facilities in Asia. The Asia segment’s average price per unit is significantly lower than the North American segment and Asia net sales increased to 52% of total net sales in fiscal 2009, compared to 46% in fiscal 2008.

Consolidated unit sales volume decreased by 4% in fiscal 2008 compared to fiscal 2007, primarily due to a 14% decrease in North America as further discussed below, while consolidated average unit price decreased by 1% reflecting both a 4% decrease in North America due to a reduced mix of quick turn and premium services revenue and a higher mix of lower-priced Asia net sales as a percent of total net sales.

North America.  Fiscal 2009 North America net sales of $137.1 million decreased by $66.1 million or 33% compared to net sales of $203.2 million in fiscal 2008. The reduction is primarily due to a 37% decrease in unit volume resulting from:

•	demand decreases resulting from the deterioration of macroeconomic conditions;

•	a strategic decision to rationalize Merix’ production and sales to select markets with a focus on more profitable parts;

•	strategic efforts assist Merix’ customers in the transition of production to Merix’ Asia manufacturing facilities;

•	capacity decrease as a result of the closure of Merix’ Wood Village facility in the fourth quarter of fiscal 2008; and

•	impact to customer relationships of the extended lead time issues experienced in the fourth quarter of fiscal 2008.

The volume decrease was partially offset by an 8% increase in average unit pricing compared to fiscal 2008, due primarily to Merix’ strategic efforts to utilize plant capacity for more profitable parts as well as increase higher-technology production, such as HDI panels, which generate higher average prices.

In fiscal 2008, North American segment net sales decreased by $42.1 million or 17% compared to $245.3 million in fiscal 2007. A 14% decrease in unit sales volume from fiscal 2007 to fiscal 2008 was primarily due to lower North American demand caused by cyclicality that is inherent in the PCB industry as fiscal 2007 represented a peak in cyclical demand. To a lesser extent, the decrease was related to the transitioning of production to either Merix Asia or other lower-cost offshore competitors and capacity constraints in the fourth quarter of fiscal 2008 as a result of the closure of the Wood Village facility. The 4% decrease in average unit pricing was due to reduced quick-turn and premium services revenue that typically carries a higher market price when compared to full lead time. Quick-turn and premium services generally represent a higher percentage of net sales during peak periods of cyclical demand, such as that experienced in fiscal 2007. Deteriorating global economic conditions result in excess North American production capacity. As such, customers can receive shorter lead-time deliveries at either full lead-time prices or at discounted prices.

Asia.  Fiscal 2009 Asia net sales of $150.0 million decreased by $25.5 million or 15% compared to net sales of $175.4 million in fiscal 2008. The decrease is primarily due to a 23% reduction in unit sales volumes resulting from a drop in demand due to deteriorating global economic conditions. This decrease was partially offset by a 10% increase in average unit pricing as Merix continued successful efforts to improve its product mix through enhanced technology offerings from Merix’ Asia manufacturing operations.

Fiscal 2008 net sales for Asia increased by $20.3 million or 13% compared to $155.1 million in fiscal 2007. Despite a 3% drop in unit sales volumes, net sales increased due to a 16% increase in average unit pricing as a result of targeted growth in sales of higher-priced, higher-technology, higher-layer count panels that were enabled by increasing the technological capabilities of Merix’ Asia factories and generating increased awareness within Merix’ customer base about Merix’ manufacturing capabilities.

Net Sales by End Market.  The following table shows, for the periods indicated, the amount of net sales to each of Merix’ principal end-user markets and their percentage of Merix’ consolidated net sales (dollars in thousands):

	2009		2008		2007

Communications & Networking	$116,482	40.6%	$159,535	42.1%	$176,756	44.1%
Automotive	58,423	20.4%	79,838	21.1%	73,677	18.4%
Computing & Peripherals	21,368	7.4%	32,111	8.5%	54,132	13.5%
Test, Industrial and Medical	36,238	12.6%	40,866	10.8%	34,140	8.5%
Defense & Aerospace	27,401	9.5%	26,468	7.0%	19,827	5.0%
Other	27,215	9.5%	39,819	10.5%	41,964	10.5%

	$287,127	100.0%	$378,637	100.0%	$400,496	100.0%

Net sales into the defense and aerospace end market increased by $0.9 million or 4% as a result of Merix’ strategic efforts in the North America segment to pursue growth opportunities in this sector. During fiscal 2009, Merix achieved key military certifications at both of Merix’ North American factories and have focused sales and marketing efforts on key defense and aerospace customers to leverage Merix’ North American manufacturing capabilities in this end market. The net sales increase in the defense and aerospace end market continues the trend commenced in fiscal 2008, in which net sales to this end market increased by $6.6 million and 33%.

The $43.1 million or 27% decrease in communications and networking in fiscal 2009 compared to fiscal 2008 was due primarily to the deterioration in global economic conditions and the related impact on end customer demand, as well as reductions in capacity resulting from the closure of the Wood Village facility in the fourth quarter of fiscal 2008.

The $21.4 million or 27% decrease in automotive in fiscal 2009 compared to fiscal 2008 was due primarily to the substantial reduction in global automobile sales experienced during fiscal 2009.

The $10.7 million or 34% decrease in computing and peripherals during fiscal 2009 compared to fiscal 2008 was due to reductions in end consumer demand for these products resulting from the global recession experienced during fiscal 2009. Substantial fluctuations in net sales to this end market can be experienced as it represents a relatively small portion of net sales and is comprised of a small number of significant customers.

Net sales to the test, industrial and medical end market decreased by $4.6 million or 11% in during fiscal 2009 compared to fiscal 2008. The decrease in net sales to this end market was not as significant as other markets due to Merix’ efforts to penetrate this market to diversify Merix’ customer base, and to a lesser extent, the fact that end user demand in this market has not decreased as substantially as markets serving consumer end users.

The $12.6 million or 32% decrease in net sales to other end markets in fiscal 2009 compared to fiscal 2008 was primarily driven by demand decreases in response to deteriorating global economic conditions.

Compared to fiscal 2007, in fiscal 2008 Merix achieved net sales increases of $6.7 million (20%), in the test, industrial and medical end market and $6.6 million (33%) in the defense and aerospace market as a result of strategic efforts to penetrate these markets. Additionally, automotive end market net sales increased by $6.2 million and 8% due to management’s fiscal 2007 decision to disengage from certain unprofitable automotive programs, which were replaced by more profitable automotive revenue in fiscal 2008. Those net sales increases were offset by a reduction in demand resulting in decreases of $17.2 million (10%) in communications and networking, $22.0 million (41%) in computing and peripherals and $2.1 million (5%) in other end markets.

These demand decreases were due primarily to the cyclicality of the North American PCB market and the loss of certain North American business to Asian competitors.

Net Sales by Geographic Region.  In fiscal 2009, 2008 and 2007, net sales to customers outside the United States totaled 46%, 36% and 37% of net sales, respectively. There were no other countries outside of the United States to which sales totaled 10% or more of net sales in fiscal 2009, 2008 or 2007.

Markets and Customers

The following table presents the percentage of net sales, by segment, for significant customers comprising greater than 10% of total net sales in fiscal 2009, 2008 or 2007:

	Cisco			Motorola
	2009	2008	2007	2009	2008	2007

North America	16%	20%	24%	12%	12%	16%
Asia	*	*	*	13%	8%	*

Consolidated	8%	11%	15%	13%	10%	11%

*	Less than 1%

Approximately 48%, 55% and 51%, respectively, of Merix’ OEM sales in fiscal 2009, 2008 and 2007 were made to EMS providers. Although Merix’ contractual relationship is with the EMS provider, most of its shipments to EMS providers are directed by OEMs that negotiate product pricing and volumes directly with Merix. In addition, Merix is on the approved vendor list of several EMS providers and is awarded incremental discretionary orders directly from some of them.

Backlog

Backlog represents purchase orders received and, in some instances, forecast requirements released for production under customer contracts. Backlog shippable within the next 90 days totaled $27.6 million and $66.3 million at May 30, 2009 and May 31, 2008, respectively. The decrease in backlog is due to a decrease in demand experienced in fiscal 2009 as a result of the significant impact of the decline in general economic conditions, and also due to the reduction in lead times achieved during fiscal 2009. Compared to the average booking rate, backlog was abnormally high at the end of fiscal 2008 due to extended customer lead times resulting from the fourth quarter closure of Merix’ Wood Village facility requiring customer to place orders over a longer-than-normal period of time. As the production lead times were shortened during fiscal 2009, customers did not need to place orders as far in advance, leading to a reduction in orders placed in the current quarter that is shippable in future quarters.

Customers may cancel or postpone all scheduled orders, in most cases without penalty. Therefore, backlog may not be a meaningful indicator of future financial results.

Cost of Sales and Gross Profit

Cost of sales includes manufacturing costs, such as materials, labor (both direct and indirect) and factory overhead. Cost of sales decreased $75.8 million, or 22%, to $264.9 million in fiscal 2009 compared to $340.8 million in fiscal 2008 and increased $5.9 million, or 2%, in fiscal 2008 compared to $334.9 million in fiscal 2007.

Beginning in fiscal 2009, Merix recorded an allocation of certain costs attributable to costs of sales in the Asia segment that were previously charged to the North America segment. Gross margin by segment for fiscal 2008 and fiscal 2007 has been revised to present comparable results using the same allocation methodology. Additionally, certain engineering costs which are directly related to the production of goods for sale have been reclassified into cost of sales in the fiscal 2008 and fiscal 2007 consolidated statements of operations.

Gross profit by segment was as follows (in thousands):

	2009	2008	2007

North America	$4,739	$21,489	$54,037
Asia	17,447	16,370	11,534

Consolidated	$22,186	$37,859	$65,571

Merix’ gross margin as a percentage of net sales by segment was as follows:

	2009	2008	2007

North America	3.5%	10.6%	22.0%
Asia	11.6%	9.3%	7.4%
Consolidated	7.7%	10.0%	16.4%

North America.  North America gross margin decreased to 3.5% in fiscal 2009 compared to 10.6% in fiscal 2008 primarily due to volume decreases in net sales as a result of the deteriorating macroeconomic conditions, particularly in the higher-margin quick-turn and premium services, which decreased by 40% compared to fiscal 2008. Factory margins are heavily influenced by factory utilization rates because the cost structure needed to produce PCBs is heavily weighted to fixed or step-variable costs. Merix’ fixed cost levels were somewhat mitigated within the year as a result of cost reduction programs which resulted in a decrease of approximately 20% in labor and other fixed costs in fiscal 2009 compared to fiscal 2008. Despite these cost reductions, reduced variable contribution margins on lower production volumes resulted in lower gross margin.

The decrease in North America gross margin from fiscal 2007 to fiscal 2008 was primarily due to decreased demand and unit pricing compared to the North American PCB market cyclical peak experienced in fiscal 2007. Additionally, labor costs increased by $1.7 million due primarily to labor rate increases associated with adjustments to compensation and benefit levels in North America to align with local markets.

Asia.  A number of costs, including those for labor, utilities and manufacturing supplies, incurred by Merix’ plants in China are denominated in the RMB. Strengthening or weakening of the RMB relative to the U.S. dollar affects Merix’ cost of sales and profitability. The average exchange rate of the RMB relative to the U.S. dollar increased 7% in fiscal 2009 and fiscal 2008 compared to the average exchange rate in the prior fiscal years, causing the costs of Merix’ Chinese operations to increase as stated in U.S. dollars. Despite this impact, Asia gross margin increased to 11.6% in fiscal 2009 compared to 9.3% in fiscal 2008, primarily as a result of improvements in the product mix due to higher-technology capabilities developed in Merix’ China-based facilities, which offset lower factory utilization rates resulting from a decrease in demand. Merix also achieved cost efficiencies due to the closing of its Hong Kong facility, completed in the fourth quarter of fiscal 2008. Asia has used formal reductions-in-force to a lesser extent than North America. Instead, Merix leveraged the higher labor attrition rates inherent in the Chinese labor market, reduced the number of hours of operations within its Asian factories through the use of temporary factory shutdowns and otherwise significantly reduced overtime costs. Along with other cost reduction measures, these actions have resulted in higher attrition and contributed to a $6.4 million reduction. The manufacturing labor force in Asia has been reduced by approximately 25% since its peak in the second quarter of fiscal 2009.

Asia gross margin increased from fiscal 2007 to fiscal 2008 primarily as a result of improvements in the product mix and better factory utilization rates. In addition, fiscal 2008 unit pricing was adjusted to reflect the increased cost of copper materials which occurred in fiscal 2007.

Engineering Costs

Engineering costs include indirect labor, materials and overhead to support the development of new manufacturing processes required to meet Merix’ customers’ technology requirements.

Engineering costs increased $0.3 million, or 17%, to $2.1 million in fiscal 2009 compared to $1.8 million in fiscal 2008 and increased $0.1 million, or 6%, in fiscal 2008 compared to $1.7 million in fiscal 2007. The increase in fiscal 2009 and fiscal 2008 was due primarily to costs to support the development of higher technology products in Asia.

Selling, General and Administrative Costs

Selling, general and administrative (“SG&A”) costs include indirect labor, travel, outside services and overhead incurred in Merix’ sales, marketing, management and administrative support functions.

SG&A costs decreased $6.1 million, or 15%, to $34.9 million in fiscal 2009 compared to $41.0 million in fiscal 2008 and decreased $3.5 million, or 8%, in fiscal 2008 compared to $44.5 million in fiscal 2007. The decrease is primarily due to lower labor costs resulting from headcount reductions, lower stock compensation expense, reduced commission expense on the lower revenue base and reduced overall expense levels due to aggressive cost management programs.

The decrease in fiscal 2008 compared to fiscal 2007 was primarily due to the combination of restructuring efforts completed during fiscal 2008 and Merix’ planned focus on consolidation and centralization of shared functional services across Merix’ segments. Merix also undertook a realignment of its arrangements with outside sales representatives, which decreased Merix’ commission expense in fiscal 2008.

Amortization of Intangible Assets

Amortization of identifiable intangible assets was $2.0 million, $2.3 million and $2.7 million, respectively in fiscal 2009, 2008 and 2007.

The $0.3 million decrease in fiscal 2009 and fiscal 2008 compared to the prior fiscal year was primarily due to the declining amortization on customer lists acquired in the purchase of Merix’ San Jose subsidiary and the full amortization of the San Jose non-compete agreements during fiscal 2007.

Merix’ identifiable intangible assets balance at May 30, 2009 was $6.9 million and current amortization is approximately $0.5 million per quarter.

Severance, Impairment and Restructuring Charges

Total severance, impairment and restructuring charges were as follows (in thousands):

	2009	2008	2007

Goodwill impairment	$20,500	$—	$53,310
Asset impairment	702	12,465	26,628
Severance charges	3,121	3,188	1,476
Wood Village plant closure charges	1,090	241	—
Gain on sale of Hong Kong facility equipment	(567)	(301)	—
Legal and other restructuring costs	49	93	—

	$24,895	$15,686	$81,414

Fiscal 2009 Actions

Goodwill Impairment.  As a result of the deepening economic downturn and resulting reduction in demand for Merix’ products, in the third quarter of fiscal 2009 an impairment charge of $20.5 million was recorded to reduce the value of goodwill recorded in the acquisition of the Asia subsidiary to $0.

Reductions-in-Force.  Due primarily to the deteriorating macroeconomic conditions, Merix has taken cost reduction actions to mitigate declines in its net sales. Most of the larger cost reductions were related to three major reductions-in-force that occurred in September 2008, December 2008 and January 2009. These headcount reductions resulted in severance and related charges paid totaling approximately $2.0 million. Merix has also significantly reduced its labor costs due to attrition within its labor force, particularly in Asia. As of the end of fiscal 2009, Merix had reduced its labor force by approximately 22% compared to the end of fiscal 2008.

Executive Severance.  During the fourth quarter of fiscal 2009, a reduction-in-force was implemented that impacted a number of individuals serving in executive functions, which resulted in severance charges of $1.1 million.

Disposal of Surplus Plant Assets.  In the second quarter of fiscal 2009, Merix implemented a plan to dispose of certain surplus plant assets to streamline the utilization of its Oregon factory and recorded $0.7 million in impairment charges on the assets to be disposed. The sale of the assets was finalized in the third quarter of fiscal 2009. In the first quarter of fiscal 2009, Merix recorded a gain of $0.6 million related to the sale of equipment previously used at the Hong Kong facility.

Fiscal 2008 Actions

Hong Kong Facility and Other Asia Restructuring.  In the first quarter of fiscal 2008, Merix committed to phasing out operations at its Hong Kong facility, closing the facility and relocating production to other manufacturing facilities. Full closure of the facility was completed in the fourth quarter of fiscal 2008. This closure was a part of Merix’ actions to consolidate Merix’ Asian operations into Merix’ lower-cost facilities in China and expand the facilities at the Huiyang plant to increase Merix’ manufacturing capacity and technological capabilities in China. Merix recorded approximately $1.5 million in severance and related costs in connection with closure of the Hong Kong facility, excluding amounts to be paid out to certain employees employed under a continuous contract for not less than five years (the Long Service Payment Plan). Merix received a total of approximately $2.3 million from the Long Service Payment Plan as a refund against the cash restructuring costs.

Additionally, Merix recorded $0.4 million in asset impairment charges related to the closure of the Hong Kong facility and other actions. Merix also recorded severance costs totaling $0.2 million due to other restructuring actions at Merix Asia in fiscal 2008.

Wood Village, Oregon Facility.  In the third quarter of fiscal 2008, Merix approved a plan to close its manufacturing facility located in Wood Village, Oregon. This restructuring action was completed in the fourth quarter of fiscal 2008. Under the plan, Merix transitioned production from the Wood Village facility to its manufacturing facility located in Forest Grove, Oregon. Overall Oregon inner layer production capacity was reduced by approximately 40% and panel capacity was reduced by approximately 20%. The decision to close the facility was brought about by a number of factors including: (a) the continued migration of traditional Merix business to Merix Asia as well as other Asian based competitors; (b) continued erosion of North American gross margins, believed to result in part from the cyclicality that is part of the PCB industry; and (c) the requirement for identical capital equipment for the Huiyang capacity and technology expansion. The manufacturing operations of the Wood Village facility were ceased on March 1, 2008, and the facility was fully closed in April 2008.

Merix incurred charges totaling approximately $13.5 million in fiscal 2008 relating to the closure of the Wood Village facility, as well as other restructuring actions, comprising approximately $12.3 million in asset impairments and other costs, including lease termination costs and adjustments to the asset retirement obligation accrual for the Wood Village lease, and $1.2 million in severance payments.

In the fourth quarter of fiscal 2008, Merix entered into an agreement to sublease the facility for an amount substantially equal to its rental obligation commencing in the first quarter of fiscal 2009. During fiscal 2009, Merix recorded $1.1 million in additional lease termination charges as the sublease tenant is delinquent in payment of its sublease rentals and Merix’ management believes that it is likely that the current sublease agreement will be terminated.

Executive Severance.  In the third quarter of fiscal 2008, Merix terminated its Executive Vice President of Global Operations. In accordance with the executive employment agreement related to this termination, Merix recorded $0.4 million of severance and related costs, which were paid in the fourth quarter of fiscal 2008.

Fiscal 2007 Actions

Severance charges of $1.5 million in fiscal 2007 included the following:

•	a lump-sum cash payment of $0.6 million and non-cash share-based compensation of $0.1 million related to the issuance of share-based awards upon the resignation of Merix’ former Chief Executive Officer;

•	the cost of $0.1 million for fees related to recruiting a new Chief Executive Officer;

•	$0.2 million of cash severance related to the termination of another senior manager of Merix Asia; and

•	$0.5 million of cash severance related to the resignation of Merix Asia’s Chief Executive Officer in the fourth quarter of fiscal 2007.

In the fourth quarter of 2007, Merix recorded a $26.6 million impairment charge related primarily to the property, plant and equipment and land use rights of Merix’ Hong Kong facility, which is part of the Asia operating segment. Due to continuing and forecasted future operating losses, Merix performed an impairment analysis pursuant to SFAS No. 144 utilizing market value analyses to determine the fair value of the assets. In addition, the $26.6 million charge included $0.2 million related to certain assets at Merix’ Oregon facility which were determined to have limited future use.

Merix also recorded a $53.3 million charge for goodwill impairment as a result of lower historical operating results than previously anticipated and lower future estimated cash flows. The $53.3 million charge consisted of a $14.2 million charge related to Merix’ San Jose manufacturing facility and a $39.1 million charge for Merix Asia.

Interest Income

Interest income decreased to $0.1 million in fiscal 2009 compared to $0.8 million in fiscal 2008 and $1.4 million in fiscal 2007.

The reduction in interest income in fiscal 2009 compared to fiscal 2008, and in fiscal 2008 compared to fiscal 2007 was primarily due to lower average cash and investment balances due to cash used for the expansion of Merix’ facility in Huiyang, China and implementation of Merix’ global ERP system and, to a lesser extent, the impact of the decrease in market interest rates over the past two fiscal years.

Interest Expense

Interest expense decreased $0.2 million, or 5%, in fiscal 2009 to $3.9 million compared to $4.1 million in fiscal 2008 and decreased $1.3 million, or 24%, compared to $5.4 million in fiscal 2007.

The decrease in fiscal 2009 compared to the prior fiscal year is primarily due the third quarter fiscal 2008 repayment of $2.5 million of outstanding principal on the subordinated promissory note issued in connection with the acquisition of Merix Asia. At that time, the remaining $5.1 million outstanding balance was eliminated as further discussed below.

The decrease in fiscal 2008 compared to fiscal 2007 was due primarily to the repayment of $16.1 million of debt in the first three quarters of fiscal 2007, a $3.4 million reduction in Merix’ $11.0 million subordinated promissory note in connection with the reduction in the purchase price of Merix Asia in the second quarter of fiscal 2007, and the settlement of the remaining outstanding balance on the subordinated promissory note in the third quarter of fiscal 2008.

Debt Extinguishment Costs

Debt extinguishment costs of $0.5 million in fiscal 2008 were incurred in relation to the replacement of Merix’ $55 million revolving line of credit facility.

Gain on Settlement of Debt

Under the terms of the subordinated note payable related to the Merix Asia acquisition, a principal payment of approximately $2.1 million would ordinarily have been due December 1, 2007. However, Merix exercised its rights under the subordinated note not to make this payment due to Merix’ claims against the seller. On January 25, 2008, Merix settled these claims and made a payment of $2.5 million to settle all remaining obligations under the subordinated promissory note. The remaining balance of $5.1 million outstanding on the subordinated note payable was eliminated in exchange for Merix releasing the seller from all past and any future claims relating to the Asia acquisition. Merix does not expect any of the other settlement terms to have a material impact on its results of operations or financial position.

Other Expense, net

Net other expense decreased $0.8 million to $0.5 million in fiscal 2009 compared to $1.3 million in fiscal 2008 and increased $0.3 million in fiscal 2008 compared to $1.0 million in fiscal 2007, due primarily to fluctuations in loss on foreign currency transactions related to the changes in the exchange rate for the U.S. dollar compared to the RMB.

Provision for Income Taxes

Merix’ provision for income taxes is the result of the mix of profit and loss earned in various tax jurisdictions with a broad range of income tax rates. On a quarterly basis, Merix evaluates its provision for income taxes based on Merix’ projected consolidated results of operations for the full year and Merix records an adjustment during the current quarter accordingly.

In fiscal 2009, 2008 and 2007, Merix’ effective income tax rate was (5.7%), (6.6%) and (2.0%), respectively.

Merix’ effective income tax rate in fiscal 2009 and fiscal 2008 differs from tax computed at the federal statutory rate primarily as a result of Merix’ mix of earnings in various tax jurisdictions, the diversity in income tax rates, tax and interest accrued on the potential liability for uncertain tax positions pursuant to

FIN 48, and Merix’ continuous assessment of the realization of its deferred tax assets. The effective tax rate reflects current taxes expected to be paid in profitable jurisdictions and maintenance of valuation allowances in jurisdictions with cumulative losses or profitability risks.

In fiscal 2008, Merix reversed a net $1.2 million of valuation allowance against certain Asia deferred tax assets. This reversal is reflected on Merix’ financial statements as a $1.2 million increase in deferred tax assets, a $0.5 million decrease to goodwill and a $0.7 million decrease to tax expense. In addition, Merix recorded $2.9 million in potential liability for uncertain tax positions related to the adoption of FIN 48. This is reflected as a $0.7 million increase to goodwill, a $1.8 million charge to beginning accumulated deficit, and a $0.4 million increase to the provision for income taxes.

Merix’ effective income tax rate in fiscal 2007 differed from tax computed at the federal statutory rate primarily due to various nondeductible charges relating to foreign activities, specifically the impairment of goodwill, certain interest and intercompany transactions and tax losses incurred by some foreign entities for which no benefit has been realized due to increasing the valuation allowance against the related deferred tax asset.

Merix indefinitely reinvests the cumulative undistributed earnings of its foreign subsidiaries. Merix will provide for U.S. income taxes on the earnings of foreign subsidiaries to the extent foreign subsidiaries have positive taxable earnings and they are not considered indefinitely reinvested outside of the U.S. At May 30, 2009, the cumulative earnings and profits of foreign subsidiaries was a taxable deficit and there were no dividends from foreign subsidiaries during fiscal 2009. Accordingly, no U.S. income tax on earnings of foreign subsidiaries was provided.

China passed a unified enterprise income tax law in March 2007. The new law took effect on January 1, 2008. In the fourth quarter of fiscal 2007, the newly enacted rates were applied to the existing deferred tax balance and the related valuation allowance. As a result, the deferred tax balance increased by $1.1 million with an offsetting increase in the valuation allowance.

Discontinued Operations

On September 29, 2006, Merix Holding (Hong Kong) Limited (“Merix Hong Kong”) entered into an agreement with Citi-Power Investment Limited (Citi-Power) to sell Merix Hong Kong’s 90% shareholding interest in the Lomber single-sided manufacturing facility located in Huizhou City in China (“the Lomber Facility”) for a nominal amount.

Also on September 29, 2006, Merix Hong Kong entered into an agreement with Excel Hero (China) Limited (EXCEL) to sell its 85.29% shareholding interest in its single-sided manufacturing facility located in Dongguan City in China (“the Dongguan Facility”) for a nominal amount.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Merix recorded the related assets and liabilities as current assets and liabilities on its balance sheet at the lower of their carrying amount or fair value, less cost to sell, upon being classified as discontinued operations. The combined net book value of the Dongguan and Lomber facilities was approximately $1.07 million upon their classification as discontinued operations and their fair value, less selling costs, was determined to be approximately $120,000. Accordingly, during the quarter ended November 25, 2006, Merix recorded an impairment charge of approximately $1.26 million as a component of loss from discontinued operations and a reversal of a portion of this impairment charge of $158,000 and $37,000, respectively, were recorded in the third and fourth quarters of fiscal 2007 upon final disposition of the Dongguan and Lomber facilities. The sale was completed in the fourth quarter of fiscal 2007.

The results of operations for the Dongguan and Lomber facilities have been reclassified as discontinued operations for all periods presented. Certain financial information related to discontinued operations was as follows (in thousands):

2007

Revenue	$8,597
Net impairment related to assets of discontinued operations	(1,062)
Pre-tax loss	(470)

Liquidity and Capital Resources for the Fiscal Year Ended May 30, 2009

Merix’ sources of liquidity and capital resources as of May 30, 2009 consisted of $17.6 million of cash and cash equivalents and $37.3 million unused availability under Merix’ revolving bank credit agreement, described below. On June 26, 2009, Merix entered an agreement with Industrial and Commercial Bank of China, Limited that provides for borrowings up to 36 million RMB (approximately US$5.3 million) secured by the building and land lease rights at Merix’ Huiyang manufacturing facility. Availability under this agreement is expected to increase to 50 million RMB (approximately US$7.3 million) within 90 days of the inception date upon perfection of the security interest in the building.

Merix has a Loan and Security Agreement with Bank of America, N.A. (the Credit Agreement) which provides a revolving line of credit of up to $55.0 million based on a borrowing base calculated with respect to the value of accounts receivable, equipment, and real property. The Credit Agreement expires in February 2013. The obligations under the Credit Agreement are secured by substantially all of Merix’ U.S. assets and certain accounts receivable from foreign customers. The borrowings bear interest based, at Merix’ election, on either the prime rate announced by Bank of America or LIBOR plus an applicable margin. As of May 30, 2009, the unused borrowing base was $37.3 million, with an outstanding balance of $8.0 million. The Credit Agreement contains usual and customary covenants for credit facilities of this type, all of which Merix was in compliance with as of May 30, 2009. In addition, the Credit Agreement also includes a financial covenant requiring a minimum fixed charge coverage ratio of 1.1:1 if Excess Availability, defined in the Credit Facility agreement as a function of the unused borrowing base and cash held in certain U.S. bank accounts, falls below $20.0 million. Excess Availability at May 30, 2009 was $49.4 million and as such this covenant is not currently in effect. Merix would not be in compliance if this covenant was currently applicable.

In fiscal 2009, cash and cash equivalents increased $11.9 million to $17.6 million as of May 30, 2009 from $5.7 million as of May 31, 2008 primarily as a result of $22.7 million provided by operations (as described in more detail below) and net borrowings on Merix’ revolving line of credit totaling $8.0 million, offset by the use of $19.0 million for the purchase of property, plant and equipment.

Cash flows from operating activities totaled $22.7 million. Cash totaling $2.7 million was consumed by net loss of $49.3 million, adjusted for $46.6 million in non-cash charges, primarily $22.6 million for depreciation and amortization and $22.3 million for impairment and non-cash restructuring charges. As discussed in more detail below, other significant changes in working capital generating $25.3 million in cash from operations in fiscal 2009 include $29.8 million from reductions in accounts receivable, $9.3 million from reductions in inventory balances and $8.3 million from reductions in other assets. Those cash in-flows were offset by consumption of $23.7 million in cash for net repayments of accounts payable and other liabilities. Note that changes in working capital balances vary from cash flows from operations due to the impact of non-cash transactions on amounts reported in the consolidated balance sheets.

Accounts receivable, net of allowances for bad debts, decreased $29.9 million to $43.3 million as of May 30, 2009 from $73.2 million as of May 31, 2008, due reduced net sales volumes and improved collection programs. Merix’ days’ sales outstanding, calculated on a quarterly basis, was 67 days at May 30, 2009 and 76 days at May 31, 2008.

Inventories, net of reserves, decreased $9.3 million to $14.4 million at May 30, 2009 compared to $23.6 million at May 31, 2008. The variance is comprised of a $4.0 million, or 35%, decrease in finished goods and consignment inventories and a $5.3 million or 43% reduction in raw materials and work-in-process inventories as a result of reductions to support currently expected net sales volumes and the timing of purchases and production.

Prepaid and other current assets decreased $8.1 million to $4.9 million as of May 30, 2009 compared to $13.0 million as of May 31, 2008. This was primarily due to refunds of value-added taxes (VAT) from the Chinese government for taxes paid to Chinese local vendors for the purchase of materials, as well as refunds related to the closure of Merix’ Hong Kong facility for deposits to the Long Service Payment Plan and utility companies and decreases in prepaid employee insurance benefits.

Accounts payable and accrued liabilities, exclusive of the $1.4 million net intercompany payable recorded due to the one-month reporting lag for Merix Asia, totaled $46.6 million at May 30, 2009, a decrease of $29.0 million compared to $75.6 million as of May 31, 2008. The decrease is due primarily to a $26.5 million reduction in accounts payable resulting from decreased purchases and production necessary to support the lower revenue base. Additionally, accrued warranty decreased by $1.2 million due to the decrease in net sales as well as improved quality and a transition from a three-year warranty provision to a 12-month warranty provision for Merix’ Asia operations, and other accrued liabilities decreased by $1.4 million primarily due to accruals related to the refinancing of Merix’ revolving line of credit and fiscal 2009 expenditures for Wood Village asset retirement obligations which were included in current liabilities at May 31, 2008.

Expenditures for property, plant and equipment of $19.0 million in fiscal 2009 primarily consisted of expenditures for the expansion and improvement of the process technology at Merix’ China-based Huiyang facility, improvement of the process technology and increasing the processing speed of Merix’ North American facility and the implementation of a company-wide ERP system. Most of the capital expenditures associated with the recent expansion of Merix’ Huiyang, China facility and ERP implementation was committed prior to the end of the first quarter of fiscal 2009. In response to the economic downturn and the resulting reduction in demand for Merix’ products, discretionary capital expenditures have been substantially curtailed. Merix believes its facilities and equipment are in good condition and do not require significant investments in the near term. It is management’s intent to minimize capital spending until market conditions and cash flows improve. Planned capital expenditures in fiscal 2010 are approximately $5 million. Additional capital expenditures may be approved in fiscal 2010, but are dependent upon achievement of financial objectives.

Contractual Payment Obligations

A summary of Merix’ contractual commitments and obligations as of May 30, 2009 is as follows (in thousands):

	Payments Due By Period
		Less than	1 — 3	3 — 5	More than
Contractual Obligation	Total	1 year	years	years	5 years

Asset retirement obligations	$504	$—	$—	$—	$504
Lease termination liability	835	683	152	—	—
Borrowings on revolving credit facility	8,000	—	—	8,000	—
4% Convertible debenture	70,000	—	—	70,000	—
Operating lease obligations	7,697	2,108	2,768	1,733	1,088
Capital purchase obligations	684	684	—	—	—

	$87,720	$3,475	$2,920	$79,733	$1,592

As discussed in Note 16 of Notes to Consolidated Financial Statements for the fiscal year ended May 30, 2009, Merix adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) on May 27, 2007. At May 30, 2009, Merix had a liability for unrecognized benefits for $3.6 million. Merix is unable to make a reasonably reliable estimate of when, or if, cash settlements with taxing authorities may occur.

Off-Balance Sheet Arrangements

Merix does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on Merix’ financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and the Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. It is reasonably possible that the estimates Merix makes may change in the future.

Significant accounting policies and estimates underlying the accompanying consolidated financial statements include:

•	revenue recognition;

•	the allowance for doubtful accounts;

•	valuation of excess and obsolete inventories and idle facilities;

•	the valuation and impairment of long-lived assets;

•	the valuation and impairment of goodwill and other intangible assets;

•	share-based compensation;

•	warranty liabilities;

•	legal contingencies; and

•	accounting for income taxes.

Revenue Recognition

Merix recognizes revenue upon the shipment of Merix’ products to the customer provided that Merix has received a purchase order, the price is fixed, title has transferred to the customer, collection of the resulting receivable is reasonably assured, product returns are reasonably estimable, there are no further customer acceptance requirements and there are no remaining significant obligations. Provisions for estimated sales returns and adjustments are made at the point of revenue recognition based on historical experience. Sales adjustments are charged against consolidated net sales.

Consignment sales are recognized at the time the consignee uses the consignment goods and all criteria of revenue recognition described above have been satisfied.

Allowance for Doubtful Accounts

Merix makes ongoing estimates relating to the collectibility of the accounts receivable balance and Merix maintains a reserve for estimated losses resulting from the inability of the customers to make required payments. In determining the amount of the reserve, Merix considers its historical bad debt experience, ongoing credit evaluations of customers and changes in its customers’ businesses. Considerable management judgment and assumptions are necessary to identify uncollectible receivables, and accordingly, actual results could vary significantly from such estimates. If the financial condition of Merix’ customers were to deteriorate, resulting in their inability to make payments, a larger reserve may be required.

Valuation of Excess and Obsolete Inventories and Idle Facilities

Provisions for inventories are made to reduce excess inventories to their estimated net realizable values, as necessary. A change in customer demand for inventory is the primary indicator for reductions in inventory carrying values. Merix records inventory provisions based on historical experiences with customers, the ability to utilize inventory in other programs, the ability to redistribute inventory back to the suppliers and current and forecasted demand for the inventory.

Abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) are recognized as current-period charges and the allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities. Merix is required to estimate the amount of idle capacity and allocate and expense amounts in the current period.

Valuation and Impairment of Long-Lived Assets

Merix’ long-lived assets to be held and used in the business are reviewed for impairment when circumstances indicate the carrying amount may not be recoverable. Merix considers a trend of unsatisfactory operating results that are not in line with management’s expectations to be Merix’ primary indicator of potential impairment. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which cash flows are identifiable. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that the fair values are reduced for disposal costs. Considerable management judgment and assumptions are necessary to identify indicators of impairment and to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Valuation and Impairment of Goodwill and Other Intangible Assets

Goodwill and other identifiable intangible assets with indefinite lives are not amortized. Instead, they are measured for impairment at least annually in the fourth quarter, or when events indicate that an impairment may exist. In the first step of Merix’ impairment test of goodwill, Merix compares the fair value of the applicable reporting unit to its carrying value. If the carrying value of the reporting entity exceeds the estimate of fair value, Merix records an impairment charge based on the excess of the carrying value of the goodwill over its estimated fair value, determined through further market research. In the impairment tests for other indefinite-lived intangible assets, Merix compares the estimated fair value of the indefinite-lived intangible assets to the carrying value. If the carrying value exceeds the estimate of fair value, Merix calculates impairment as the excess of the carrying value over the estimate of fair value.

Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate that the carrying value may be impaired, as discussed above.

Share-based Compensation

Merix measures and records compensation expense for all share-based payment awards granted to its employees and directors based on the estimated fair value of the award on the grant date.

Merix utilizes the Black-Scholes Option Pricing Model to estimate the fair value of stock option awards, which requires Merix to make judgments on assumptions regarding the risk-free interest rate, expected dividend yield, expected term and expected volatility over the expected term of the award. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of expense could be materially different in the future.

Compensation expense is only recognized on awards that ultimately vest. Therefore, Merix has reduced the compensation expense to be recognized over the vesting period for anticipated future forfeitures. Forfeiture estimates are based on historical forfeiture patterns. Merix updates its forfeiture estimates as warranted and recognizes any changes to accumulated compensation expense in the period of change. If actual forfeitures differ significantly from Merix’ estimates, Merix’ results of operations could be materially impacted.

Warranty Liabilities

Merix generally warrants its products for a period of up to twelve months from the time of sale. Merix records a liability for the estimated cost of the warranty upon transfer of ownership of the products to the customer. The warranty liability is calculated based on historical experience of expenses resulting from the warranty program for the twelve preceding months. Merix also accrues warranty liability for certain specifically identified items that are not covered by Merix’ assessment of historical experience.

Legal Contingencies

All legal contingencies which are judged to be both probable and estimable are recorded as liabilities in the consolidated balance sheets based on Merix’ best estimates of the costs of resolving or disposing of the underlying claims. Merix regularly monitors its estimates in light of current developments and changes in circumstances and Merix adjusts its legal reserves accordingly. If no particular amount is determined to constitute Merix’ best estimate of a particular legal contingency, a range of Merix’ estimate of the costs of resolving or disposing of the underlying claim is disclosed and Merix will accrue for the low end of the range of costs, unless otherwise disclosed. Considerable management judgment and assumptions are necessary to estimate legal contingency reserves. Accordingly, actual results could vary significantly from such estimates.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

In addition, FIN 48 clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more likely than not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements.

Recently Adopted Accounting Pronouncements with Respect to the Fiscal Year Ended May 30, 2009

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 establishes market and observable inputs as the preferred source of values, followed by assumptions based on hypothetical transaction in the absence of market inputs. The valuation techniques required by SFAS 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices in active markets for identical asset or liabilities.

•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models,

•	discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The provisions of SFAS No. 157 were to be effective for fiscal years beginning after November 15, 2007. On February 6, 2008, the FASB agreed to defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective June 1, 2008, Merix adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities. The adoption of SFAS No. 157 did not have any material impact on Merix’ results of operations or financial position.

In October 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP 157-3”), which clarifies the application of SFAS No, 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 became effective immediately.

Effective January 1, 2008, Merix adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.” SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in the results of operations. SFAS No. 159 also establishes additional disclosure requirements. Merix did not elect the fair value option under SFAS No. 159 for any of Merix’ financial assets or liabilities upon adoption. The adoption of SFAS No. 159 did not have a material impact on Merix’ results of operations or financial position.

At the start of fiscal 2010 on May 31, 2009, Merix adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” which requires the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. The impact of adopting SFAS No. 160 did not have a material impact on Merix’ consolidated financial position or results of operations. As such, the fiscal 2009, fiscal 2008 and fiscal 2007 consolidated financial statements have been presented herein with no revisions for the subsequent adoption of SFAS No. 160.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

MERIX QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Merix’ exposure to market risk for changes in interest rates relates primarily to the increase or decrease in interest expense on Merix’ debt obligations.

Merix is exposed to interest rate risk relating to Merix’ domestic credit facility agreement, which bears interest based at Merix’ election on either the prime rate or LIBOR, plus an additional margin based on Merix’ use of the credit facility. At August 29, 2009, $11.5 million was outstanding under this credit facility. A 1% change in the prime rate or LIBOR would result in a change in interest expense of approximately $0.1 million.

Foreign Currency Risk

Merix is exposed to foreign currency fluctuation as a result of Merix’ international operations. Merix’ primary foreign currency exposure stems from operating costs relating to manufacturing operations in China. Substantially all of Merix’ consolidated net sales are denominated in U.S. dollars. Merix does not currently engage in derivative activities to hedge against foreign currency risk. However, Merix regularly evaluates its risk management options. Net foreign currency transaction losses were $0.5 million, $1.3 million and $0.7 million fiscal 2009, 2008 and 2007, respectively. Net foreign currency transaction losses were $0.1 million in the fiscal quarter ended August 29, 2009.

Fair Value of Fixed-Rate Debt

The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise; however, the quoted market price of Merix’ debt is currently reflecting a significant risk premium. At August 29, 2009, the book value of Merix’ fixed rate debt and the fair value based upon open market trades proximate to the fair value measurement date was as follows (in thousands):

Book value of fixed rate debt	$70,000

Fair value of fixed rate debt	$35,000

MERIX DIRECTORS

Merix’ board of directors currently consists of eight directors. The following table sets forth information about Merix’ current directors as of December 15, 2009, each of whom was elected by shareholders to serve for a one-year term at the annual meeting of shareholders on October 7, 2009.

		Director
	Age	since

William C. McCormick, Chairman	76	1997
William C. McCormick has been Merix’ Chairman since 2007. He currently serves on the advisory committees of Aquitas Capital Management and Riverlake Partners LLC, which are buyout and capital management firms of small-to-medium-sized manufacturing companies. He served as Chairman of Precision Castparts Corporation from October 1994 until his retirement in August 2003 and as Chief Executive Officer from August 1991 until retiring from that position in August 2002. He is President of the William C. & Jani E. McCormick Foundation. He is the Chairman of EnergyConnect Group Inc. (formerly Microfield Group, Inc.), Vice Chairman of TECT Aerospace and President of Homestead Capital. He serves as a director on the boards of Albertina Kerr Foundation, SP Industries, Inc. and Premium Wire Components.

Michael D. Burger	51	2007
Michael D. Burger joined Merix in April 2007 as Director, President and Chief Executive Officer. From November 2004 until joining Merix, Mr. Burger served as Director and President of the Components Business of Flextronics Corporation, a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers. Prior to Flextronics, from 1999 to November 2004, he was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, he served as ZiLOG’s President and a member of its board of directors. For more than 20 years Mr. Burger has successfully built high technology businesses both domestically and in China.

Kirby A. Dyess	63	2002
Kirby A. Dyess is a principal in her own early stage investment firm, Austin Capital Management LLC. She served as Vice President of Intel Corporation and Director of Operations for Intel Capital from April 2001 until her retirement in December 2002. She served as Vice President and Director of New Business Development of Intel Corporation from January 1997 to April 2001 and was Corporate Vice President and Director of Human Resources worldwide from 1993 to 1996. Ms. Dyess also serves on the board of directors of publicly traded companies Portland General Electric and Itron, Inc., as well as privately held companies Prolifiq Software, Inc., and Compli, Inc.

Donald D. Jobe	66	2001
Donald D. Jobe is currently President and Chief Executive Officer of his own corporation, Asia Resources Inc., which was founded in January 2002. Mr. Jobe served as President and Chief Executive Officer of Isola Laminate Systems from July 1999 until he retired in October 2001. He served as Vice President and General Manager of Allied Signal Electronic Materials, Asia from October 1994 until June 1999.

George H. Kerckhove	72	2001
George H. Kerckhove retired as Vice President of American Standard Companies in May 2000. He served as Chief Financial Officer of American Standard from January 1998 to January 2000 and Vice President and Group Executive for the Plumbing Products Sector in the Americas, Europe and Asia from January 1988 to December 1997. Mr. Kerckhove was a Director of American Standard Companies from 1990 to May 2000. He is currently a Director and on the Executive Committee of Gundersen-Lutheran Medical Foundation and Mississippi Valley Conservancy.

		Director
	Age	since

Dr. William W. Lattin	69	2000
Dr. William W. Lattin is currently President of Lattin Enterprises, Inc., a firm that invests in development-stage technology companies. Dr. Lattin retired as Executive Vice President of Synopsys, Inc. in October 1999. He served as President and Chief Executive Officer of Logic Modeling from 1992 until its acquisition by Synopsys, Inc. in 1994. Dr. Lattin served as the Chief Executive Officer of Logic Automation from 1986 to 1992. Prior to Logic Automation, he worked for Intel Corporation from 1975 to 1986. He also serves on the Board of Directors of FEI Corp., RadiSys Corporation, Tripwire, Inc., EasyStreet Online Services, Inc and Intrinsity, Inc.

Robert C. Strandberg	52	1998
Robert C. Strandberg currently owns and manages Mattern Holdings, Inc., a Florida-based wholesale flower distributorship. From May 2001 to January 2006, Mr. Strandberg served on the Board of Directors and as Chief Executive Officer of Xytrans, Inc. From April 1997 to August 2000, he served as President and Chief Executive Officer of PSC, Inc. and as its Executive Vice President from November 1996 to April 1997.

Francis Yuen Kin Pheng	59	2008
Mr. Yuen is currently the President and Business Leader of Trane Commercial Systems, Asia and has held that position since September 2003. Trane Commercial Systems is a global provider of residential heating and air conditioning and commercial HVAC solutions. From 2000 to September 2003, Mr. Yuen held various positions at Honeywell International, including President of Asia Pacific, Chairman of Honeywell China and President, Aerospace Asia Pacific.

MERIX DIRECTOR COMPENSATION

The following table sets forth information regarding compensation of Merix’ non-employee directors for fiscal 2009.

					Change in
					Pension Value
					and Non-
	Fees Earned				Qualified
	or Paid	Stock	Option	Non-Equity	Deferred
	in Cash	Awards	Awards	Incentive Plan	Compensation	All Other
Name(1)	($)(2)	($)(3)	($)(4)	Compensation ($)	Earnings	Compensation	Total ($)

Kirby A. Dyess	$41,000	—	$14,445	—	—	—	$55,445
Donald D. Jobe	$63,000	—	$14,240	—	—	—	$77,240
George H. Kerckhove	$67,000	—	$11,576	—	—	—	$78,576
Dr. William W. Lattin	$43,000	—	$12,288	—	—	—	$55,288
William C. McCormick	$60,000	—	$14,805	—	—	—	$74,805
Robert C. Strandberg	$49,000	—	$12,389	—	—	—	$61,389
Francis Yuen Kin Pheng	$40,750	—	$8,631	—	—	—	$49,381

(1)	Michael D. Burger, Merix’ president and chief executive officer and a director of Merix, is not included in this table. The compensation received by Mr. Burger is shown in the Executive Compensation tables below. Mr. Burger does not receive any additional compensation as a director.

(2)	Includes all annual retainer fees, committee and chairmanship fees and meeting fees.

(3)	Effective February 2008, on a director’s initial election to the Merix board of directors, each director receives a grant of restricted stock with a grant date fair value of approximately $10,000 and annually thereafter, each director receives a grant of restricted stock with a grant date fair value of $40,000. Due to the significant depreciation in Merix’ stock price and the limited number of shares available for grant under Merix’ 2006 Equity Incentive Plan, fiscal 2009 grants of restricted stock awards were not issued to directors.

As of May 30, 2009, the total number of outstanding shares of restricted stock held by each director was as follows: Ms. Dyess, 4,141; Mr. Jobe, 5,007; Mr. Kerckhove, 3,573; Dr. Lattin, 4,544; Mr. McCormick, 4,124; Mr. Strandberg, 3,447; and Mr. Yuen, 4,673.

(4)	These amounts represent the aggregate dollar amounts recognized for financial statement reporting purposes in fiscal 2009 for stock options granted to directors in prior fiscal years, disregarding an estimate of forfeitures related to vesting conditions. Accounting costs are determined, as required, under SFAS No. 123(R)). On each director’s initial election to the board, the director is granted an option to purchase 20,000 shares. Annually thereafter, each director is granted an option to purchase 5,000 shares. Due to the significant depreciation in Merix’ stock price and the limited number of shares available for grant under Merix’ 2006 Equity Incentive Plan, fiscal 2009 grants of stock options were not issued to directors.

For a discussion of the assumptions Merix applies in calculating these amounts, see Note 14 to the Consolidated Financial Statements for the fiscal year ended May 30, 2009 included in this proxy statement/prospectus. As of May 30, 2009, the total number of outstanding options held by each director was as follows: Ms. Dyess, 45,000; Mr. Jobe, 50,000; Mr. Kerckhove, 50,000; Dr. Lattin, 75,000; Mr. McCormick, 36,250; Mr. Strandberg, 80,000; and Mr. Yuen, 20,000.

Directors who are also employees of Merix receive no additional compensation for their services as directors. During fiscal 2009, Mr. Burger was the only director who was an employee of the company. Directors who are not employees of the company receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, Merix indemnifies its directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the state of Oregon. Merix also advances expenses to its directors in connection with this indemnification.

Cash Compensation.  Each non-employee director receives an annual cash retainer of $25,000. The following cash retainers are also paid to directors: the chairman of the board receives an annual cash retainer of $35,000; the chair of the Audit Committee receives an annual cash retainer of $16,000; the chair of the Human Resources and Compensation Committee (“HRC Committee”) receives an annual cash retainer of $8,000; and the chairs of the Nominating and Corporate Governance Committee (“NGC Committee”) and the Asia Advisory Committee each receive an annual cash retainer of $6,000. In addition, each member of the Audit Committee receives an annual fee of $18,000 for attendance at the Audit Committee meetings, each member of the HRC Committee receives an annual fee of $8,000 for attendance at the HRC Committee meetings and members of the other committees receive an annual fee of $6,000 for attendance at the meetings of those committees. The Chairman of the Board or relevant committee chair may, at his or her discretion, determine that a lesser fee shall be paid for attendance at meetings. All annual retainers and attendance fees are paid in equal quarterly calendar installments. In addition, prior to December 31, 2008, each director could defer a portion of his or her total annual cash compensation by making contributions a non-qualified deferred compensation plan.

Equity Compensation.  In addition to retainers and board and committee meeting attendance fees, Merix grants an option to purchase 20,000 shares to each non-employee director upon the director’s initial election to the Merix board of directors and an option to purchase 5,000 shares annually thereafter. All options have a 10-year term, an exercise price equal to the fair market value of a share of Merix’ common stock on the date of grant and vest in four equal annual installments beginning on the first anniversary of the date of grant. In addition, each director receives a restricted stock award on initial election as a director and annually thereafter. The number of restricted shares granted is determined by dividing $10,000, with respect to the initial stock award, or $40,000, with respect to the annual stock award, by the fair market value of a share of Merix’ common stock on the date of grant. The shares are fully vested at grant, but are subject to an agreement between Merix and each recipient prohibiting the sale or the disposition of such shares so long as the recipient remains a Merix director. The agreement also provides that any director who resigns from the board without the consent of a majority of the board of directors then in office will forfeit all such stock awards. Due to the significant depreciation in Merix’ stock price and the limited number of shares available for grant under Merix’ 2006 Equity Incentive Plan, fiscal 2009 grants of restricted stock awards and stock options were not issued to directors.

Following is a summary of the compensation program for Merix’ non-employee directors, presented in a tabular format:

Option grant to each non-employee director upon initial election to the board of directors	20,000 shares
Annual option grant to each non-employee director	5,000 shares(1)
Restricted stock award to each non-employee director upon initial election to the board of directors	$10,000
Annual restricted stock award to each non-employee director	$40,000(1)
Annual retainer for each non-employee director	$25,000(2)
Additional annual retainer for Chairman of the Board	$55,000(3)
Additional annual retainer for Audit Committee Chair	$16,000
Additional annual retainer the HRC Committee Chair	$8,000
Additional annual retainer for other committee chairs	$6,000
Annual fee for attendance of Audit Committee meetings	$18,000
Annual fee for attendance of HRC Committee meetings	$8,000
Annual fee for attendance of other committee meetings	$6,000
Reimbursement of expenses attendant to board membership	Yes

(1)	Due to the significant depreciation in Merix’ stock price and the limited number of shares available for grant under Merix’ 2006 Equity Incentive Plan, fiscal 2009 grants of restricted stock awards and stock options were not issued to directors.

(2)	In the first quarter of fiscal 2010, a payment of $10,000 was made to each of the members of the Financial Review Committee (the “FRC”), a committee of three board members established to evaluate strategic options, and to the Chairman of the Board, who participated in the FRC meetings.

(3)	The annual retainer for the Chairman of the Board was increased to $55,000 in August 2009 in recognition of the increasing time commitment incurred to oversee the board’s responsibilities.

Director Stock Ownership Guidelines

In October 2006, the Merix board of directors adopted stock ownership guidelines for the board. Under those guidelines, directors have a share ownership guideline of at least $200,000 for each director who is not a committee chair. For each director who is a committee chair, the share ownership guideline is $200,000 plus an amount equal to the annual retainer for the committee chair position. The share ownership guideline must be met within five years of October 2006 (or after start of service as a director if after October 2006).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MERIX

The following table shows Merix common stock ownership on December 24, 2009, except as otherwise noted, by (i) each person known to Merix who beneficially owned more than 5% of Merix common stock on that date, (ii) each executive officer and each of the current director of Merix and (iii) all current Merix executive officers and Merix directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 24, 2010 through the exercise of any stock option or other right. Unless otherwise indicated below, to Merix’ knowledge, the listed individuals or entities have sole voting and investment power over the shares shown in the table, subject to community property laws where applicable. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held. Except as noted below, the address of each shareholder in the table is Merix Corporation, 15725 SW Greystone Court, Suite 200, Beaverton, Oregon 97006.

The following table does not include shares underlying stock option grants and restricted stock awarded to Merix directors on August 7, 2009. Such equity awards will not be exercisable if the merger is consummated and will be cancelled in the merger.

	Amount and Nature		Percent of
	of Beneficial		Common Stock
Name and Address of Beneficial Owner	Ownership		Outstanding

FMR LLC	3,232,296	(1)	14.9%
82 Devonshire Street Boston, MA 02109
Dimensional Fund Advisors, Inc.	1,445,885	(2)	6.7%
1299 Ocean Avenue 11th floor Santa Monica, CA 90401-1005
Grace & White, Inc.	1,408,434	(3)	6.5%
515 Madison Ave. Suite 1700 New York, New York 10022
G. Nicholas Farwell	1,181,530	(4)	5.5%
1240 Arbor Road Menlo Park, CA 94025
Paradigm Capital Management, Inc.	1,261,500	(5)	5.8%
Nine Elk Street Albany, NY 12207
Royce & Associates LLC	2,239,247	(6)	10.3%
1414 Avenue of the Americas 9th floor New York, NY 10019-2578 US
Highbridge International LLC	239,092	(7)	6.1%
The Cayman Corporate Centre, 4th Floor 27 Hospital Road Grand Cayman, Cayman Islands
Michael D. Burger	261,945	(8)	1.2%
Kelly E. Lang	108,509	(9)	*
Thomas R. Ingham	79,803	(10)	*
Steven N. Lach	16,250	(11)	*
Allen L. Muhich	36,192	(12)	*
Alfred Pang	65,000	(13)	*
Robert C. Strandberg	243,547	(14)	1.1
William W. Lattin	85,794	(15)	*

	Amount and Nature		Percent of
	of Beneficial		Common Stock
Name and Address of Beneficial Owner	Ownership		Outstanding

William C. McCormick	71,374	(16)	*
Francis Yuen Kin Phen	9,673	(17)	*
George H. Kerckhove	109,823	(18)	*
Donald D. Jobe	150,007	(19)	*
Kirby A. Dyess	55,391	(20)	*
All current executive officers and directors as a group (11 persons)	1,293,308		6%

*	less than one percent

(1)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009. The amended Schedule 13G, filed jointly by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (“Fidelity”), Fidelity Convertible Securities Fund and Fidelity Leveraged Co Stock Fund indicates that as of December 31, 2008, Fidelity is the beneficial owner of the 3,232,296 shares as a result of acting as investment advisor to various investment companies (the “Funds”) and that both FMR LLC, through its control of Fidelity, and Mr. Johnson have sole power to dispose of the 3,232,296 shares. The Schedule 13G/A also indicates that the Boards of Trustees of the Funds have the power to vote or direct the voting of those shares owned by the Funds.

(2)	Based on a Schedule 13G/A filed with the SEC on February 9, 2009. The amended Schedule 13G indicates that as of December 31, 2008, Dimensional Fund Advisors LP (“Dimensional”), in its role as investment advisor or manager of investment companies and commingled group trusts and separate accounts, possesses sole power to vote or direct the voting of and sole power to dispose or direct the disposition of the 1,445,885 shares. Dimensional disclaims beneficial ownership of such shares.

(3)	Based on a Schedule 13G filed with the SEC on February 9, 2009.

(4)	Based on a Schedule 13G filed with the SEC on June 17, 2009.

(5)	Based on a Schedule 13G/A with the SEC on February 17, 2009.

(6)	Based on a Schedule 13G/A filed with the SEC on January 27, 2009.

(7)	Based on a Schedule 13G filed with the SEC on February 9, 2009. The Schedule 13G filed by Highbridge International LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca, as a group, indicates that as of December 31, 2008, Highbridge International LLC beneficially owned $17,637,000 aggregate principal amount of 4% Convertible Senior Subordinated Notes due May 15, 2013, convertible into 1,161,093 shares of Merix common stock (not counting any accrued and unpaid interest) and 239,092 shares of Merix common stock. Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of shares of common stock held by Highbridge International LLC.

(8)	Consists 83,195 shares of common stock, including 20,657 acquired by participation in the Employee Stock Purchase Plan and 178,750 shares of common stock issuable pursuant to exercisable stock options.

(9)	Consists of 34,927 shares of common stock, including 20,877 acquired by participation in the Employee Stock Purchase Plan, 72,500 shares of common stock issuable pursuant to exercisable stock options and 1,082 shares in the Merix Stock Fund 401(k) account.

(10)	Consists of 8,051 shares of common stock, 69,625 shares of common stock issuable pursuant to exercisable stock options and 2,127 shares in the Merix Stock Fund 401(k) account.

(11)	Consists of 1,250 shares of common stock and 15,000 shares of common stock issuable pursuant to exercisable stock options.

(12)	Consists of 4,715 shares of common stock, including 2,784 acquired by participation in the Employee Stock Purchase Plan, 30,375 shares of common stock issuable pursuant to exercisable stock options and 1,102 shares in the Merix Stock Fund 401(k) account.

(13)	Consists of 65,000 shares of common stock issuable pursuant to exercisable stock options.

(14)	Consists of 201,350 shares of common stock, 38,750 shares of common stock issuable pursuant to exercisable stock options and 3,447 issuable upon settlement of restricted stock awards.

(15)	Consists of 10,000 shares of common stock, 71,250 shares of common stock issuable pursuant to exercisable stock options and 4,544 issuable upon settlement of restricted stock awards.

(16)	Consists of 34,750 shares of common stock, 32,500 shares of common stock issuable pursuant to exercisable stock options and 4,124 issuable upon settlement of restricted stock awards.

(17)	Consists of 5,000 shares of common stock issuable pursuant to exercisable stock options and 4,673 shares of common stock issuable upon settlement of restricted stock awards.

(18)	Consists of 60,000 shares of common stock, 46,250 shares of common stock issuable pursuant to exercisable stock options and 3,573 shares of common stock issuable upon settlement of restricted stock awards.

(19)	Consists of 100,000 shares of common stock, 45,000 shares of common stock issuable pursuant to exercisable stock options and 5,007 shares of common stock issuable upon settlement of restricted stock awards.

(20)	Consists of 10,000 shares of common stock, 41,250 shares of common stock issuable pursuant to exercisable stock options and 4,141 shares of common stock issuable upon settlement of restricted stock awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF VIASYSTEMS

Monitoring and Oversight Agreement

Viasystems Group entered into a ten-year monitoring and oversight agreement with an affiliate of HMTF, effective as of January 31, 2003. Under the monitoring and oversight agreement, Viasystems Group is required to pay HMTF an annual fee for oversight and monitoring services equal to the lesser of (i) 2% of Viasystems’ consolidated adjusted EBITDA for such year or (ii) $1.5 million. The fee is payable for the preceding year following the completion of the audited financial statements for the preceding year, provided that HMTF may elect to defer the payment of their fees, in which case these amounts will become due and payable at such time as HMTF elects to require the payment of these obligations. The monitoring and oversight agreement makes available the resources of HMTF concerning a variety of financial and operational matters. These services have been provided not only by Mr. Furst and Mr. Herring, outside the scope of their duties as directors of Viasystems, but also from numerous other principals and employees of HMTF. Mr. Furst and Mr. Herring are each principals of HMTF. HMTF has performed various monitoring and oversight services, including providing input in management’s establishment of Viasystems’ financial and strategic acquisition plans. HMTF monitors the viability and implementation of Viasystems’ strategic plan through actions such as review of monthly financial data, management briefings and facility visits. HMTF is also entitled to reimbursement for any expenses incurred by it in connection with rendering services under the monitoring and oversight agreement. In addition, Viasystems has agreed to indemnify HMTF, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by HMTF under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of HMTF. The monitoring and oversight agreement will be terminated if the merger is consummated and Viasystems Group will pay a termination fee of approximately $5.6 million to HMTF in connection therewith.

Stockholders Agreement

On January 31, 2003, Viasystems entered into a stockholders agreement with certain persons acquiring shares of Viasystems capital stock in connection with Viasystems Chapter 11 reorganization, including HMTF, which controls a majority of the voting stock of Viasystems, and certain affiliates of GSC.

The stockholders agreement provides that Viasystems’ board of directors will be comprised of at least nine members as follows: Viasystems’ Chief Executive Officer, five members designated for election by affiliates of HMTF and three members designated for election by affiliates of GSC and the other non-HMTF stockholder parties to the stockholders agreement other than HMTF. In addition, affiliates of HMTF, on the one hand, and affiliates of GSC and the other non-HMTF stockholder parties to the stockholders agreement, on the other hand, have the right to jointly designate additional members to Viasystems’ board of directors. The five directors designated by affiliates of HMTF are Mr. Furst, Mr. Herring, Mr. McGinn, Mr. Vieser and Mr. Conlon. The three directors designated by affiliates of GSC and other non-HMTF stockholders are Mr. Cummings, Mr. Raygorodetsky and Ms. Gulyas. Mr. Steffen is a jointly nominated director and Mr. Sindelar holds the remaining seat as Viasystems’ Chief Executive Officer. The stockholders agreement also provides that the Compensation Committee of Viasystems’ board of directors will be comprised of two members designated by the HMTF board designees and one member designated by the GSC and non-HMTF Stockholders board designees, so long as such individuals are qualified to serve in such capacity.

To the extent that the affiliates of HMTF or the affiliates of GSC and the other non-HMTF stockholders dispose of shares of common stock held by them, such constituency’s right to designate directors for election (and to appoint Compensation Committee members) shall be reduced as follows:

		Number of
Percentage of Common Stock	Number of Designated	Compensation
Disposed of by Affiliates of HMTF	Directors	Committee Members

More than 20% but equal or less than 40%	4	2
More than 40% but equal or less than 60%	3	2
More than 60% but equal or less than 80%	2	1
More than 80% but equal or less than 90%	1	1
More than 90%	0	0

Percentage of Common Stock		Number of
Disposed of by Affiliates of	Number of Designated	Compensation
GSC and Other Non-HMTF Stockholders	Directors	Committee Members

More than 30% but equal or less than 60%	2	1
More than 60% but equal or less than 90%	1	1
More than 90%	0	0

The stockholders agreement also restricts Viasystems Group’s ability to engage in certain transactions without the consent of the requisite stockholders under the stockholders agreement.

The stockholders agreement will be terminated if the merger is consummated; provided, however, Viasystems and the Funds will enter into a new stockholder agreement as described below.

Additional Agreements to be Entered into in Connection with the Merger

In connection with the execution of the merger agreement, Viasystems entered into the recapitalization agreement, by and among Viasystems and the Funds, pursuant to which, among other things, Viasystems and the Funds agreed to recapitalize Viasystems such that, prior to and contingent upon the consummation of the merger, (i) each outstanding share of common stock of Viasystems will be exchanged for 0.083647 shares of newly issued common stock of Viasystems, (ii) each outstanding share of Class A Junior Preferred Stock of Viasystems Group will be reclassified as, and converted into, 8.478683 shares of newly issued common stock of Viasystems and (iii) each outstanding share of Class B Senior Preferred Stock of Viasystems Group will be reclassified as, and converted into, 1.416566 shares of newly issued common stock of Viasystems. In addition, Viasystems and the Funds agreed, concurrently with the consummation of the merger, to (i) terminate the stockholders agreement and (ii) enter into a new stockholder agreement. The new stockholder agreement will provide the Funds with the right to designate up to five directors to serve on the board of directors of Viasystems and provide the Funds with certain registration rights set forth therein. For a full description of the recapitalization agreement and the new stockholder agreement, see “Additional Agreements of Viasystems Related to the Merger” beginning on page 125 of this proxy statement/prospectus.

DESCRIPTION OF VIASYSTEMS CAPITAL STOCK

The following discussion is a summary of the material terms of Viasystems’ capital stock that will be in effect if the merger is completed and should be read in conjunction with “Comparative Rights of Viasystems Stockholders and Merix Shareholders” beginning on page 233 of this proxy statement/prospectus. The following description of the material terms of the capital stock of Viasystems does not purport to be complete and is qualified by reference to the certificate of incorporation and bylaws of Viasystems, which documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, and the applicable provisions of the General Corporation Law of the State of Delaware. All references within this section to common stock or preferred stock mean the common stock or preferred stock, respectively, of Viasystems unless otherwise noted.

Authorized Capital Stock

The Viasystems third amended and restated certificate of incorporation, which will be in effect if the merger is completed, provides that the total number of shares of capital stock that may be issued by Viasystems is 125,000,000 shares, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares Authorized	Par Value

Common Stock	Common	100,000,000	$0.01
Preferred Stock	Preferred	25,000,000	$0.01

Description of Common Stock

Voting Rights

General

Except as otherwise provided by law, each share of common stock will have identical rights and privileges in every respect.

Votes Per Share

The holders of shares of common stock will be entitled to vote upon all matters submitted to a vote of the stockholders and will be entitled to one vote for each share of common stock held.

Cumulative Voting

Stockholders of Viasystems are not entitled to cumulative voting of their shares in elections of directors.

Dividends

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock, the holders of shares of common stock will be entitled to received dividends as may be declared by the Viasystems board of directors from time to time out of funds legally available.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Viasystems, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, subject to the rights of the holders of shares of preferred stock to participate, the holders of shares of common stock will be entitled to receive all of the remaining assets of Viasystems available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Preemptive Rights

The holders of common stock do not have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Viasystems.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare.

Anti-takeover Provisions

The General Corporation Law of the State of Delaware, which we refer to as the DGCL, and the Viasystems second amended and restated bylaws contain provisions which could discourage or make more difficult a change of control of Viasystems without the support of the board of directors. A summary of these provisions follows.

Notice Provisions Relating to Stockholder Proposals and Nominees

Viasystems’ second amended and restated bylaws contain provisions requiring stockholders to give advance written notice to the company of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The notice must usually be given not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must also contain the information specified in the Viasystems’ second amended and restated bylaws.

Stockholders must also give advance written notice to Viasystems of director nominations in order to have the nominee considered at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting. The notice must usually be given not earlier than 120 days and not later than 90 days before the special meeting.

Under the third amended and restated certificate of incorporation and the second amended and restated bylaws, a special meeting of stockholders may be called by the chairman of the board, the board of directors (pursuant to a resolution adopted by a majority of directors) or the president of Viasystems. However, if the Fund Entity and its affiliates own 35% or more of the outstanding capital stock of Viasystems, then a special meeting must, provided certain conditions are met, be called by the board of directors upon written request of one or more record holders of shares of capital stock of Viasystems representing not less than 35% of the total number of shares entitled to vote on the matters to be brought before the proposed special meeting.

Provisions Regarding Written Consent of Stockholders

Under the third amended and restated certificate of incorporation and the second amended and restated bylaws of Viasystems, as long as the Fund Entity and its affiliates owns 50% or more of the outstanding capital stock of Viasystems, any action required or permitted to be taken by the stockholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by the holders of record of capital stock of Viasystems having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which the holders of all shares of capital stock authorized to vote on the action were present and voted. If the Fund Entity owns less than 50% of the outstanding shares of capital stock of Viasystems, then no action may be authorized by the stockholders without a meeting except for action taken with the unanimous consent of all holders of capital stock authorized to vote on the action.

Business Combinations

Viasystems is a Delaware corporation that is subject to Section 203 of DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, Viasystems’ board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by Viasystems’ board of directors and by the affirmative vote (at a stockholder meeting and not by written consent) of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, pursuant to the DGCL, a “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of Viasystems’ voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring Viasystems to negotiate in advance with its board of directors because the stockholder approval requirement would be avoided if Viasystems’ board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

No Stockholder Rights Plan

Viasystems does not currently have a stockholder rights plan.

Description of Preferred Stock

The preferred stock may be issued from time to time in one or more classes or series, the shares of each class or series to have the designations and powers, preferences, rights, qualifications, limitations and restrictions thereof as are stated and expressed in the Viasystems third amended and restated certificate of incorporation and in the resolution or resolutions providing for the issuance of that class or series adopted by Viasystems’ board of directors.

The board of directors has the authority to create one or more classes or series of preferred stock and, with respect to each class or series, to fix and state the following:

•	the voting rights of the class or series;

•	the number of shares constituting the class or series and the designation of the class or series;

•	the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

•	whether or not the shares of the class or series will be redeemable at the option of Viasystems or the holders of the class or series or upon a specified event, and, if redeemable, the redemption price or prices and the time or times at which the shares will be redeemable;

•	whether or not the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of the shares for retirement, and if retirement or sinking funds are to be established, the annual amount of those funds;

•	the dividend rate, the conditions upon which and the times when dividends are payable, the preference to the payment of dividends payable on any other class or series of stock, whether the dividends will be cumulative, and if cumulative, the date from which the dividends will accumulate;

•	the preferences, if any, and the amounts of those preferences which the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, Viasystems;

•	whether or not the shares of the class or series will be convertible into or exchangeable for, the shares of any other class or series of stock, and the conversion price or ratio or rate at which the exchange may be made; and

•	other special rights and protective provisions as the board of directors deems advisable.

The shares of each class or series of preferred stock may vary from the shares of any other class or series in any or all of the foregoing respects. The board of directors may increase or decrease the number of shares of the preferred stock designated for any existing class or series by a resolution adding or subtracting from the class or series; provided, however, that the board of directors may not decrease the number of shares of any existing class or series to a number less than the number of shares of that class or series then issued and outstanding.

COMPARATIVE RIGHTS OF VIASYSTEMS STOCKHOLDERS AND MERIX SHAREHOLDERS

General

Before the completion of the merger, the rights of Merix shareholders are governed by the Oregon Business Corporation Act (the “OBCA”) and by Merix’ articles of incorporation and bylaws, each as amended. When the merger is complete, Merix shareholders who receive Viasystems common stock will become Viasystems stockholders. Viasystems is a Delaware corporation, and the rights of Viasystems stockholders are governed by the General Corporation Law of the State of Delaware (the “DGCL”) and Viasystems’ certificate of incorporation and bylaws, as amended and restated in connection with the completion of the Merger. Viasystems’ certificate of incorporation and bylaws will be amended and restated, if the merger is completed, in substantially the form attached hereto as Exhibit B-1 and B-2 of Annex A, respectively.

Certain Differences Between the Rights of Stockholders of Viasystems and Shareholders of Merix

The following is a summary of material differences between the current rights of Viasystems stockholders and the current rights of Merix shareholders. While Viasystems and Merix believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Viasystems stockholders and Merix shareholders, and it is qualified by reference to the DGCL, the OBCA and the various documents of Viasystems and Merix to which Viasystems and Merix refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders and shareholders as material is not intended to indicate that other differences that are equally important do not exist. Viasystems and Merix urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the relevant provisions of the OBCA and the other documents to which Viasystems and Merix refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Viasystems stockholder and the rights of a Merix shareholder.

Summary of Material Differences between the Rights of Viasystems Stockholders (as will be in effect upon Completion of the Merger) and the Rights of Merix Shareholders

	Viasystems Stockholder Rights	Merix Shareholder Rights

Authorized Capital Stock:	The authorized capital stock of Viasystems will consist of (i) 25,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 100,000,000 shares of common stock, par value $0.01 per share.	The authorized capital stock of Merix currently consists of (i) 10,000,000 shares of preferred stock, no par value, of which 500,000 are designated Series A Preferred Stock, and (ii) 50,000,000 shares of common stock, no par value.

Number of Directors:	The Viasystems board of directors will consist of twelve directors upon the closing of the merger. The number of directors is established from time to time by resolution of the Viasystems board of directors, although there must be at least one director.	The Merix board of directors currently consists of eight directors. The number of directors is established from time to time by resolution of the Merix board of directors, although there must be at least seven directors and no more than nine directors.

Election of Directors:	Directors are elected at an annual meeting at which a quorum is present by a plurality of the votes of the shares present in person or	Directors are elected at a shareholders’ meeting by a plurality of the votes cast by the shares entitled to vote in the

	Viasystems Stockholder Rights	Merix Shareholder Rights

	represented by proxy and entitled to vote on the election of directors.	election at a meeting at which a quorum is present.

Term of Directors:	Each director will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.	The term of a director will expire at the next annual meeting of shareholders after his or her election. Each director will continue to serve until the director’s successor is elected and qualified or the number of directors is decreased.

Removal of Directors:	At any meeting of stockholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote on the election of directors. Upon such removal of a director, the stockholders (and not the remaining directors) must elect a director to replace the removed director at the same stockholders meeting at which the removal took place or at a subsequent stockholder meeting.	A director of Merix can be removed only with cause, and then only if such removal is approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter at a meeting called expressly for that purpose.

Vacancies on the Board of Directors:	Except as described above under “Removal of Directors,” vacancies in Viasystems’ board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so elected will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.	Any vacancy in Merix’ board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, Merix’ board of directors, the remaining directors if less than a quorum (by the vote of a majority thereof) or by a sole remaining director. Any vacancy not filled by the directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.

Board Quorum and Vote Requirements:	At all meetings of Viasystems’ board of directors, a majority of directors constitutes a quorum, and the act of a majority of the directors present at a meeting at	At all meetings of Merix’ board of directors, a majority of directors constitutes a quorum, and the act of a majority of the directors present at a meeting at which there is a quorum is the act of the board

	Viasystems Stockholder Rights	Merix Shareholder Rights

	which there is a quorum is the act of the board of directors.	of directors, unless a different number is provided by law, Merix’ articles of incorporation or Merix’ bylaws.

	Any action required or permitted to be taken at a meeting of Viasystems’ board of directors (or a committee) may be taken without a meeting if all members of the board of directors (or committee) consent to the action in writing. That consent or those consents must be filed with the minutes of proceedings of the board of directors or committee.	Any action that is required or permitted to be taken at a meeting of the Merix board of directors may be taken without a meeting if one or more written consents describing the action taken are signed by all of the directors entitled to vote on the matter and included in the minutes or filed with the corporate records reflecting the action taken.

Appointment of Officers:	Officers are elected or appointed by the board of directors and may be removed by the board of directors at any time with or without cause.	The President and a Secretary are appointed by Merix’ board of directors. The board of directors or the Chair of the Board may appoint any other officers, assistant officers and agents. Any officer or agent appointed by the board of directors or the Chair of the Board may be removed by the board of directors at any time with or without cause. Any officer or agent appointed by the Chair of the Board may be removed by the Chair of the Board at any time with or without cause.

Stockholder/Shareholder Meetings:	An annual meeting of stockholders to elect directors and transact other business will be held each calendar year on the date and at the time designated by the board of directors.	The annual meeting of the shareholders shall be held on the fourth Friday in September of each year at 9:00 a.m., unless a different date or time is fixed by the board of directors and stated in the notice of the meeting

	Special meetings of the stockholders of Viasystems may be called only by the chairman of the board, the board of directors or the president. If the Fund Entity and its affiliates collectively beneficially own, 35% or more of the outstanding shares of capital stock of Viasystems, then a special meeting will be called by the	Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chair of the Board or the board of directors and shall be called by the Chair of the Board upon the written demand of the holders of not less than one-tenth of all the votes entitled to be cast on any

	Viasystems Stockholder Rights	Merix Shareholder Rights

	board of directors upon written request to the Secretary of one or more record holders of shares representing not less than 35% of the total number of shares of capital stock of Viasystems entitled to vote on the matters to be brought before the proposed special meeting. A stockholder request for a special meeting must be signed by each stockholder requesting the special meeting and must set forth a brief description of each matter desired to be brought before the meeting, the reasons for conducting that business, and certain other information. Special meetings will be held on the date and at the time designated by the persons calling the meeting; provided, however, that the date of the special meeting can not be more than 120 days after the request to call the special meeting is received by the Secretary. Notwithstanding the previous provisions, a special meeting requested by stockholders will not be held if the stated business to be brought before the special meeting is not a proper subject for stockholder action or the board of directors has called an annual meeting to be held within 120 days after the Secretary receives the request for the special meeting and the board of directors determines that the business of the annual meeting includes the business specified in the stockholders’ request.	issue proposed to be considered at the meeting.

Quorum Requirements:	The holders of a majority of the outstanding shares of Viasystems stock entitled to vote on a matter, present in person or by proxy, constitutes a quorum.	A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

Stockholder/Shareholder Voting Rights and Vote Requirements:	Each outstanding share, regardless of class, has the right to one vote	Holders of Merix common stock are entitled to one vote per share on any matter submitted to the

	Viasystems Stockholder Rights	Merix Shareholder Rights

	on each matter submitted to a vote at a meeting of stockholders.	shareholders. Each share of Series A Preferred Stock entitles the holder thereof to the number of votes equal to the Adjustment Number (as defined in Merix’ articles of incorporation) then in effect on all matters submitted to a vote of the shareholders. Except as otherwise provided in Merix’ articles of incorporation or bylaws, the holders of Series A Preferred Stock and the holders of common stock vote together as one class on all matters submitted to a vote of shareholders.

	When a quorum is present at any meeting, the vote of the holders of at least a majority (or in the case of the election of directors, a plurality) of the outstanding shares entitled to vote who are present, in person or by proxy, will decide any question brought before the meeting, unless an express provision of statute, the certificate of incorporation or bylaws require a different vote.	If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or Merix’ articles of incorporation. Unless otherwise provided in Merix’ articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Record Date:	The board of directors of Viasystems may fix record dates for the purposes of determining stockholders entitled to notice of or to vote at meetings or to receive payment of any distribution. A record date must be no more than 60 days and no less than 10 days prior to the meeting or action.	The Merix board of directors may fix a future date as the record date to determine the shareholders entitled to notice of a shareholders meeting, demand a special meeting, vote, take any other action or receive payment of any share or cash dividend or other distribution. A record date shall not be earlier than 70 days or, in the case of a meeting, later than 35 days before the meeting or action requiring a determination of shareholders. If not otherwise fixed by Merix’ board of directors, the record date to determine shareholders entitled to notice of and to vote at an annual or special

	Viasystems Stockholder Rights	Merix Shareholder Rights

shareholders meeting is the close of business on the day before the notice is first mailed or otherwise transmitted to shareholders. If not otherwise fixed by Merix’ board of directors, the record date to determine shareholders entitled to receive payment of any share or cash dividend or other distribution is the close of business on the day Merix’ board of directors authorizes the share or cash dividend or other distribution.

Notice of Stockholder/Shareholder Meetings:	Written or printed notice stating the place, day and time of each meeting of Viasystems stockholders and, in the case of special meetings, the purpose or purposes for which the meeting is called, must be delivered no less than 10 days and no more than 60 days before the date of the meeting, either personally or by mail to each stockholder of record entitled to vote at the meeting. The DGCL requires that notice of a stockholders’ meeting to vote upon a merger or sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the date of the meeting.	Written or printed notice stating the date, time and place of the shareholders meeting and, in the case of a special meeting or a meeting for which special notice is required by law, the purposes for which the meeting is called, must be delivered to each shareholder entitled to vote at the meeting and, if required by law, to any other shareholders entitled to receive notice, not earlier than 60 days nor less than 30 days before the meeting date.

Notice of Stockholder/Shareholder Nominations or Business:	For any nominations of persons for election to the board of directors or any other business to be properly brought before an annual or special meeting by a stockholder, the stockholder must give timely notice in proper form of the nomination or business to the Secretary of Viasystems. To be timely, a stockholder’s notice must be delivered to the secretary on or between the 120th and 90th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that if no annual meeting was held in the previous year or the date of the	For any nominations for election to the board of directors or any other business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice in proper form of the nomination or business to the secretary of Merix. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of Merix not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual

Viasystems Stockholder Rights	Merix Shareholder Rights

annual meeting is more than 30 days before or 70 days after the anniversary date, notice must be delivered no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the meeting is first made). If the stockholder proposes to nominate a director or directors, the notice must state, among other things, for each person the stockholder is nominating, all information required to be disclosed in a proxy statement in connection with solicitations of proxies for election of directors, the person’s written consent to being a nominee and to serving as director if elected, and a description of all compensation agreements during the past three years, and other material relationships between the stockholder and the proposed nominee. If the stockholder proposes to bring other business before the meeting, the notice must include, among other things, a description of the business, the text of the proposal, the reasons for conducting the business at the meeting and a description of any agreement between the stockholder and any other person in connection with the proposal of the business. A stockholder’s notice for both director nominations and other business must also include various information about the stockholder, including his name and address, the number of shares of capital stock of Viasystems owned by the stockholder and other relationships of the stockholder.	meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If the shareholder proposes to nominate a director or directors, the notice must set forth, among other things, any information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee, and must be accompanied by a signed consent by the nominee to serve as a director of Merix, if elected. As to the shareholder giving the notice, such shareholder must include the name and record address of the shareholder and the class and number of shares of capital stock of Merix that are beneficially owned by the shareholder. If the shareholder proposes to bring other business before the annual meeting, the notice must include, among other things, a brief description of the matters desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of the shareholder in such matters.

Any shareholder who intends to make a nomination at any special meeting of shareholders held for the purpose of electing directors must deliver a timely notice to the Secretary of Merix, which notice must include the same information as is required for a notice of a

	Viasystems Stockholder Rights	Merix Shareholder Rights

shareholder nomination at an annual meeting. To be timely for these purposes, such notice must be given (i) if given by the shareholder (or any of the shareholders) who or that made a demand for a meeting pursuant to which such meeting is to be held, concurrently with the delivery of such demand and (ii) otherwise, not later than the close of business on the 10th day following the date on which the public announcement is first made of the date of the special meeting and of the nominees proposed by Merix’ board of directors to be elected at such meeting. Such notice shall include a signed consent by the nominee to serve as a director of Merix, if elected.

Nominations of Directors:	Nominations for election to the board of directors may be made at an annual meeting only pursuant to the notice of meeting, by or at the direction of the board of directors or by a stockholder who was a stockholder of record at the time the notice described above was delivered to the secretary of Viasystems and at the time of the annual meeting, is entitled to vote at the meeting and complies with the notice procedures described above.	Nominations for election to Merix’ board of directors may be made at an annual meeting only pursuant to the notice of meeting, by or at the direction of the board of directors or by a shareholder, provided that the shareholder has given timely notice thereof in accordance with the procedures described above and all other applicable requirements have been met

Nominations for election to the board of directors may be made at a special meeting at which directors are to be elected pursuant to the notice of meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record at the time the notice described above was delivered to the secretary and at the time of the special meeting, is entitled to vote at the meeting and complies with the notice procedures described above.	Nominations for election to the board of directors may be made at a special meeting only pursuant to the notice of meeting, by or at the direction of the board of directors or by a shareholder, provided that the shareholder has given timely notice thereof in accordance with the procedures described above and all other applicable requirements have been met.

Merix may require any proposed nominee to furnish such other

	Viasystems Stockholder Rights	Merix Shareholder Rights

	Only persons nominated in accordance with the notice procedures described above are eligible to be elected to serve as directors.	information as may reasonably be required by Merix to determine the eligibility of such proposed nominee to serve as a director of the Merix.

Stockholder/Shareholder Proposals:	A stockholder’s proposal of business to be considered by the stockholders (other than nominations of directors which is discussed above) may be made at an annual meeting only pursuant to the notice of meeting, by or at the direction of the board of directors or by a stockholder who was a stockholder of record at the time the notice described above was delivered to the secretary of Viasystems and at the time of the annual meeting, is entitled to vote at the meeting and complies with the notice procedures described above.

	Only business indicated in the notice of a special meeting or a waiver of notice may be transacted at any special meeting.	To be properly brought before a shareholders’ meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors (ii) otherwise properly brought before a meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary in accordance with the procedures described above.

Action of Stockholders and Shareholders by Written Consent:	As long as the Fund Entity and its affiliates collectively beneficially own 50% or more of the outstanding shares of capital stock of Viasystems, any action required or permitted to be taken by Viasystems’ stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of capital stock of Viasystems having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares of capital stock of Viasystems were present and voted. If the Fund Entity and its affiliates collectively beneficially own less than 50% of the outstanding shares of capital	Action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Secretary of Merix for inclusion in the minutes for filing with the corporate records. Shareholder action taken by written consent is effective when the last shareholder signs the consent, unless the consent specifies an earlier or later effective date.

Viasystems Stockholder Rights	Merix Shareholder Rights

stock of Viasystems, then no action may be authorized by the stockholders without a meeting except for action taken with the unanimous consent of all holders of capital stock of Viasystems authorized to vote on the action. Any stockholder consent must be filed with the permanent records of Viasystems.

Dividend/Distribution Rights:	Viasystems’ ability to pay any cash or non-cash dividends on its common stock is subject to applicable provisions of state law. Under Delaware law, Viasystems is permitted to pay cash or accumulated dividends on Viasystems’ capital stock, including Viasystems’ common stock, only out of surplus, or if there is no surplus, out of Viasystems’ net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company’s net assets over the par value of its outstanding capital stock. Net assets is defined as the excess of the company’s total assets over its total liabilities. In order to pay dividends, Viasystems must have surplus or net profits equal to the full amount of the dividend at the time the dividend is declared.	Merix’ ability to pay any cash or non-cash dividends on its common stock is subject to applicable provisions of state law and to the restrictions set forth in its articles of incorporation.

Merix’ articles of incorporation provide that whenever dividends or distributions payable on the Series A Preferred Stock as provided in the articles of incorporation have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series A Preferred Stock outstanding shall have been declared and paid in full, Merix shall not in such fiscal year declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and, dividends or distributions payable in common stock.

Under the OBCA, a distribution may be made only if, after giving it effect, in the judgment of the board of directors, (i) the

	Viasystems Stockholder Rights	Merix Shareholder Rights

corporation would be able to pay its debts as they become due in the usual course of business; and (ii) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Appraisal Rights:	Under Section 262 of the DGCL, Viasystems’ stockholders have rights to seek appraisal of the fair value of shares in certain circumstances, which do not apply to the merger.	Under the OBCA, Merix’ shareholders have dissenters’ rights to dissent from, and obtain payment for the fair value of the shareholder’s shares in certain circumstances, which do not apply to the merger.

Amendment of Certificate of Incorporation/Articles of Incorporation:	Amendments to Viasystems’ certificate of incorporation are governed by the DGCL which provides that the board of directors will adopt a resolution setting forth the proposed amendment and declaring its advisability. Stockholders will vote on the amendment either at the next annual meeting or a special meeting. The board of directors must send notice of the meeting that sets forth the amendment in full or a brief summary of the changes. To pass the proposed amendment, a majority of the outstanding stock entitled to vote on the amendment must be voted in favor of the amendment.	Merix’ articles of incorporation provide that after the Distribution Date (as defined in the rights agreement dated as of October 16, 2007, between Merix and American Stock Transfer & Trust Company) the articles of incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class.

Amendments to Merix’ articles of incorporation are governed by the OBCA, which provides that the board of directors must adopt a resolution setting forth the proposed amendment and direct that it be submitted to a vote at a meeting of shareholders. The

	Viasystems Stockholder Rights	Merix Shareholder Rights

shareholders will vote on the amendment either at an annual meeting or a special meeting. Merix would be required to send notice of the meeting that includes, among other things, a copy or a summary of the amendment. To pass the proposed amendment, unless a greater vote or a vote by voting groups is required, the amendment to be adopted must be approved by(i) a majority of the votes entitled to be cast on the amendment by any voting group with which the amendment would create dissenters’ rights and (ii) the votes required by OBCA Sections 60.241 and 60.244 by every other voting group entitled to vote on the amendment.

Under the OBCA, Merix is required to seek approval from specific voting groups or classes or series of its capital stock for certain amendments to its articles of incorporation. In addition, certain amendments may be adopted without shareholder action.

Amendment of Bylaws:	The board of directors may adopt, amend or repeal the bylaws of Viasystems. Viasystems stockholders may also adopt, amend or repeal the bylaws at a meeting of the stockholders if notice of the proposal was given in the notice of the meeting.	The bylaws of Merix may be amended or repealed and new bylaws may be adopted by Merix’ board of directors or Merix shareholders.

Exculpation of Directors:	Viasystems’ certificate of incorporation and bylaws provide that a director will not be personally liable to Viasystems or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Viasystems or its stockholders, (ii) for acts or omissions not in good faith or which involve	Merix’ articles of incorporation provide that no director of Merix shall be personally liable to Merix or its shareholders for monetary damages for conduct as a director, except for any act or omission for which such elimination of liability is not permitted under the OBCA.

Viasystems Stockholder Rights	Merix Shareholder Rights

intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit. In addition, a director will not be liable to Viasystems or its stockholders to the fullest extent permitted by any law existing on the date Viasystems’ bylaws were adopted or enacted after the bylaws were adopted.

Indemnification of Directors, Officers, Employees and Agents:	Viasystems will indemnify its directors, officers, employees or agents and those who serve at the request of Viasystems as a director, officer, employee, agent, partner, venturer, proprietor, trustee or similar functionary of another entity who are or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding.

This right to indemnification includes the right to be paid by Viasystems the expenses incurred in investigating, defending or preparing for an action, suit, or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Viasystems.	Merix will indemnify to the fullest extent not prohibited by law, any current or former director or officer of Merix who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of Merix) by reason of the fact that such person is or was a director, officer, employee or agent of Merix or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of Merix, or serves or served at the request of Merix as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

Merix shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to

	Viasystems Stockholder Rights	Merix Shareholder Rights

indemnification under the articles of incorporation and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification.

Transactions with Related Parties:	No contract or transaction between Viasystems and one or more of its directors, officers or stockholders or between Viasystems and any person or organization in which one or more of its directors, officers or stockholders are directors, officers or stockholders, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at a meeting which authorizes the contract or transaction, or solely because his vote is counted for that purpose if (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though less than a quorum or (ii) the material facts as to his relationship and as to the contract or transaction are disclosed or known to the stockholders entitled to vote and the contract or transaction is approved in good faith by the stockholders or (iii) the contract or transaction is fair to Viasystems at the time it is approved.	Under the OBCA, a conflict of interest transaction in which a Merix director has a direct or indirect interest is not voidable by Merix solely because of the director’s interest in the transaction, if any one of the following is true: (i) the material facts of the transaction and the director’s interest were disclosed or known to Merix’ board of directors or a committee of the board of directors and Merix’ board of directors or a committee of the board of directors authorized, approved or ratified the transaction; (ii) the material facts of the transaction and the director’s interest were disclosed or known to Merix shareholders entitled to vote and they authorized, approved or ratified the transaction; or (iii) the transaction was fair to Merix.

Business Combination Restrictions:	Section 203 of the DGCL protects corporations, such as Viasystems, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.	Merix is subject to Section 60.835 of the OBCA prohibiting any business combination with any interested shareholder for a period of three years, with certain exceptions, including approval by the board of directors of the business combination or

	Viasystems Stockholder Rights	Merix Shareholder Rights

	A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Viasystems certificate of incorporation nor the Viasystems bylaws contains the election not to be governed by Section 203 of the DGCL. Therefore, Viasystems is governed by Section 203 of the DGCL. This provision does not apply to Viasystems in the merger.	transaction which resulted in the shareholder becoming an “interested shareholder” prior to the date that the shareholder became an “interested shareholder.” Merix’ board of directors approved the merger with Viasystems on October 6, 2009.

Stockholder/Shareholder Rights Agreements:	Viasystems does not have a stockholder rights agreement.	Merix has entered into a rights agreement which entitles each registered holder of Merix common stock to purchase from Merix one one-hundredth of a share of Series A Preferred Stock at a purchase price of $55, subject to adjustment, upon the occurrence of certain events.

Merix has amended the rights agreement so that such rights will not be triggered as a result of the consummation of the merger or the note exchange.

A person or group which acquires voting stock of an “issuing public corporation” in a transaction that results in the person or group holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation cannot vote the shares it acquires unless voting rights are restored by shareholder vote in accordance with the Oregon Control Share Act. The act does not apply to the acquisition of any voting shares pursuant to a merger effected in compliance with the OBCA Sections 60.470 to 60.501, if the issuing public corporation is a party to the merger agreement.

When evaluating whether any merger is in the best interests of the corporation, the board of directors may consider the social,

Viasystems Stockholder Rights	Merix Shareholder Rights

legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, and other relevant factors.

Shareholder rights plans are explicitly permitted under Oregon law.

STOCK EXCHANGE LISTING

Application will be made to have the shares of Viasystems common stock to be issued in connection with the merger approved for listing on the NASDAQ Global Market.

EXPERTS

The consolidated financial statements and schedules of Merix as of May 30, 2009 and May 31, 2008 and for each of the three years in the period ended May 30, 2009 have been included in this proxy statement/prospectus and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Viasystems Group, Inc. at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this proxy statement, which are referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Viasystems common stock offered hereby will be passed upon for Viasystems by Weil, Gotshal & Manges LLP, counsel to Viasystems. Orrick, Herrington & Sutcliffe LLP, counsel to Merix, will deliver an opinion concerning certain U.S. income tax aspects of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Merix has filed reports, proxy statements and other information with the SEC. Copies of Merix’ reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Merix, at http://www.sec.gov. You may also access Merix’ SEC filings and obtain other information about Merix through its website at http://www.merix.com. The information contained at this website is not incorporated by reference into this proxy statement/prospectus.

You should rely on the information contained in this proxy statement/prospectus or on information to which Merix has referred you. Viasystems and Merix has not authorized anyone else to provide you with any information. Viasystems provided the information concerning Viasystems. Merix provided the information concerning Merix.

Viasystems has filed a registration statement under the Securities Act with the SEC with respect to Viasystems common stock to be issued to Merix stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Viasystems filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provide by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Neither Merix nor Viasystems has authorized anyone to give any information or make any representation about the merger that is different from or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss) for the Years Ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008	F-34
Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2008	F-35
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008	F-36
Notes to Unaudited Condensed Consolidated Financial Statements	F-37

MERIX CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-48
Consolidated Balance Sheets as of May 30, 2009 and May 31, 2008	F-49
Consolidated Statements of Operations for the Years Ended May 30, 2009, May 31, 2008 and May 26, 2007	F-50
Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the Years Ended May 30, 2009, May 31, 2008 and May 26, 2007	F-51
Consolidated Statements of Cash Flows for the Years Ended May 30, 2009, May 31, 2008 and May 26, 2007	F-52
Notes to Consolidated Financial Statements	F-53
Unaudited Condensed Consolidated Balance Sheets as of August 29, 2009 and May 30, 2009	F-90
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended August 29, 2009 and August 30, 2008	F-91
Unaudited Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the Three Months Ended August 29, 2009 and August 30, 2008	F-92
Unaudited Consolidated Statements of Cash Flows for the Three Months Ended August 29, 2009 and August 30, 2008	F-93
Notes to Unaudited Consolidated Financial Statements	F-94

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Viasystems Group, Inc.

We have audited the accompanying consolidated balance sheets of Viasystems Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viasystems Group, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2007, the Company changed its method for accounting for uncertain tax positions, and on January 1, 2006, the Company changed its method of quantifying misstatements in current year financial statements.

/s/ Ernst & Young LLP

St. Louis, Missouri
April 2, 2009, except for
Notes 6 and 15, as to which
the date is November 9, 2009

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$83,053	$64,002
Restricted cash	303	303
Accounts receivable, net	96,564	135,326
Inventories	70,419	81,058
Prepaid expenses and other	11,599	11,049

Total current assets	261,938	291,738
Property, plant and equipment, net	232,741	243,973
Goodwill	79,485	79,485
Intangible assets, net	5,780	6,904
Deferred financing costs, net	3,917	5,980
Other assets	1,377	349

Total assets	$585,238	$628,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$9,617	$1,796
Accounts payable	74,668	112,765
Accrued and other liabilities	50,832	59,913
Income taxes payable	7,224	4,517
Deferred taxes	479	2,287

Total current liabilities	142,820	181,278
Long-term debt, less current maturities	211,046	204,817
Other non-current liabilities	32,882	35,473
Deferred taxes	—	411
Mandatory redeemable Class A Junior preferred stock	108,096	98,326

Total liabilities	494,844	520,305
Redeemable Class B Senior Convertible preferred stock	89,812	81,983
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized; 28,874,509 shares issued and outstanding in 2008 and 2007	289	289
Paid-in capital	1,951,715	1,958,929
Accumulated deficit	(1,955,352)	(1,939,879)
Accumulated other comprehensive income	3,930	6,802

Total stockholders’ equity	582	26,141

Total liabilities and stockholders’ equity	$585,238	$628,429

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net sales	$712,830	$714,343	$734,992
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	568,356	570,384	601,232
Selling, general and administrative	52,475	58,215	56,339
Depreciation	53,285	49,704	45,422
Amortization	1,243	1,269	1,325
Restructuring and impairment	15,069	278	(4,915)

Operating income	22,402	34,493	35,589
Other expense :
Interest expense, net	31,585	30,573	38,768
Amortization of deferred financing costs	2,063	2,065	1,678
Loss on early extinguishment of debt	—	—	1,498
Other, net	(711)	277	742

Income (loss) before income taxes	(10,535)	1,578	(7,097)
Income tax provision	4,938	(6,853)	18,514

(Loss) income from continuing operations	(15,473)	8,431	(25,611)
Income from discontinued operations, net of tax	—	—	9,475
Gain on disposition of discontinued operations, net of tax	—	—	214,085

Net (loss) income	(15,473)	8,431	197,949
Less: Accretion of Class B Senior Convertible preferred stock	7,829	7,203	6,633

Net (loss) income available to common stockholders	$(23,302)	$1,228	$191,316

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’
EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

					Accumulated
					Other
	Common	Common	Paid in	Accumulated	Comprehensive
	Stock Shares	Stock	Capital	Deficit	Income (Loss)	Total
	(In thousands, except share amounts)

Balance at December 31, 2005	28,874,509	$289	$1,969,175	$(2,127,418)	$2,323	$(155,631)
Cumulative effect of adoption of SAB No. 108, net of taxes of $112	—	—	—	(8,628)	—	(8,628)
Comprehensive income:
Net income	—	—	—	197,949	—	197,949
Change in fair value of derivatives, net of taxes of $0	—	—	—	—	34	34
Foreign currency translation, net of taxes of $0	—	—	—	—	4,248	4,248

Total comprehensive income						202,231

Accretion of Class B Senior Convertible preferred stock			(6,633)	—		(6,633)
Stock compensation expense	—	—	1,505	—	—	1,505

Balance at December 31, 2006	28,874,509	289	1,964,047	(1,938,097)	6,605	32,844
Cumulative effect of adoption of FIN 48	—	—	—	(10,213)		(10,213)
Comprehensive income:
Net income	—	—	—	8,431	—	8,431
Change in fair value of derivatives, net of taxes of $0	—	—	—	—	241	241
Foreign currency translation, net of taxes of $0	—	—	—	—	(44)	(44)

Total comprehensive income						8,628

Accretion of Class B Senior Convertible preferred stock	—	—	(7,203)	—	—	(7,203)
Stock compensation expense	—	—	2,085	—	—	2,085

Balance at December 31, 2007	28,874,509	289	1,958,929	(1,939,879)	6,802	26,141
Comprehensive loss:
Net loss	—	—	—	(15,473)	—	(15,473)
Change in fair value of derivatives, net of taxes of $0	—	—	—	—	(2,872)	(2,872)

Total comprehensive loss						(18,345)

Accretion of Class B Senior Convertible preferred stock	—	—	(7,829)	—	—	(7,829)
Stock compensation expense	—	—	615	—	—	615

Balance at December 31, 2008	$28,874,509	$289	$1,951,715	$1,955,352)	$3,930	$582

Accumulated other comprehensive income at December 31, 2008 and 2007 includes the following:

	2008	2007

Foreign currency translation	$6,452	$6,452
Unrecognized gain on derivatives	(2,522)	350

	$3,930	$6,802

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(15,473)	$8,431	$197,949
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	54,528	50,973	49,229
Accretion of Class A Junior preferred stock dividends	6,880	6,510	6,160
Impairment of assets	5,558	—	438
Amortization of preferred stock discount	2,890	2,377	1,894
Amortization of deferred financing costs	2,063	2,065	1,678
Loss (gain) on sale of property, plant and equipment	671	967	(5,200)
Non-cash stock option compensation charge	615	2,085	1,505
Deferred taxes	(2,822)	(1,121)	(404)
Non-cash impact of exchange rates	(631)	595	—
Gain on sale of discontinued operations, net of tax	—	—	(214,085)
Non-cash portion of loss on early extinguishment of debt	—	—	1,313
Change in assets and liabilities:
Accounts receivable	38,762	(3,831)	(18,401)
Inventories	10,639	4,127	(6,664)
Prepaid expenses and other	(1,456)	4,114	(6,756)
Accounts payable	(38,097)	(2,345)	(13,251)
Accrued and other liabilities	(13,096)	(12,523)	325
Income taxes payable	2,707	1,370	2,432

Net cash provided by (used in) operating activities	53,738	63,794	(1,838)
Cash flows from investing activities:
Capital expenditures	(48,925)	(37,197)	(55,940)
Proceeds from disposals of property, plant and equipment	663	205	21,831
Net proceeds from disposal of business	—	—	307,927

Net cash (used in) provided by investing activities	(48,262)	(36,992)	273,818
Cash flows from financing activities:
Proceeds from borrowing under credit facilities	20,000	—	—
Repayment of amounts due under credit facilities	(4,500)	—	(262,350)
Repayment of other long-term and capital lease obligations	(1,925)	(754)	(4,865)
Financing and other fees	—	—	(3,331)

Net cash provided by (used in) financing activities	13,575	(754)	(270,546)
Effect of exchange rate changes on cash and cash equivalents	—	—	597

Net change in cash and cash equivalents	19,051	26,048	2,031
Cash and cash equivalents, beginning of year	64,002	37,954	35,923

Cash and cash equivalents, end of year	$83,053	$64,002	$37,954

Supplemental cash flow information:
Interest paid	$22,152	$21,585	$36,393

Income taxes paid, net	$6,400	$7,804	$7,696

Significant non-cash investing and financing activities:
Capital lease	$—	$—	$11,594

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

1.	Summary of Significant Accounting Policies

Viasystems Group, Inc., a Delaware corporation (“Viasystems”) was formed on August 28, 1996. Viasystems is a holding company whose only significant asset is stock of its wholly owned subsidiary, Viasystems, Inc. On April 10, 1997, Viasystems contributed to Viasystems, Inc. all of the capital of its then existing subsidiaries. Prior to the contribution of capital by Viasystems, Viasystems, Inc. had no operations of its own. Viasystems relies on distributions from Viasystems, Inc. for cash. Moreover, the 2006 Credit Agreement and the indentures governing Viasystems, Inc.’s Senior Subordinated Notes each contain restrictions on Viasystems Inc.’s ability to pay dividends to Viasystems. Viasystems, together with Viasystems, Inc. and its subsidiaries, is herein referred to as “Viasystems Group.”

Nature of Business

Viasystems Group is a leading worldwide provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Viasystems Group’s products are used in a wide range of applications, including automotive dash panels and control modules, data networking equipment, telecommunications switching equipment, and complex medical and technical instruments.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Viasystems and Viasystems, Inc.. All intercompany accounts and transactions have been eliminated in consolidation. On May 1, 2006, Viasystems Group sold its wire harness business. The results of operations of the disposed wire harness business are classified as discontinued operations for all periods presented. The consolidated statements of cash flows include the cash flows of the wire harness business for all periods presented. These notes to the consolidated financial statements are presented on a continuing operations basis, except where otherwise indicated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S.”) requires management to make estimates and assumptions that affect i) the reported amounts of assets and liabilities, ii) the disclosure of contingent assets and liabilities at the date of the financial statements and iii) the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are used in accounting for the following significant matters, among others:

•	allowances for doubtful accounts;

•	inventory valuation;

•	fair value of derivative instruments and related hedged items;

•	useful lives of property, plant, equipment and intangible assets;

•	long-lived and intangible asset impairments;

•	restructuring charges;

•	warranty and product returns allowances;

•	deferred compensation agreements;

•	tax related items;

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	contingencies; and

•	fair value of options granted under Viasystems Group’s stock-based compensation plan.

Actual results may differ from previously estimated amounts, and such differences may be material to Viasystems Group’s consolidated financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period in which the revision is made. Viasystems Group does not consider as material any revisions made to estimates or assumptions during the periods presented in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Viasystems Group considers short-term highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable balances represent customer trade receivables generated from Viasystems Group’s operations. To reduce the potential for credit risk, Viasystems Group evaluates the collectibility of customer balances based on a combination of factors but does not generally require significant collateral. Viasystems Group regularly analyzes significant customer balances, and when it becomes evident a specific customer will be unable to meet its financial obligations to Viasystems Group for reasons including, but not limited to, bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful accounts is recorded to reduce the related receivable to the amount that is believed reasonably collectible. Viasystems Group also records an allowance for doubtful accounts for all other customers based on a variety of factors, including the length of time the receivables are past due, historical experience and current economic conditions. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.

The provision for bad debts is included in selling, general and administrative expense. Account balances are charged off against the allowance when Viasystems Group believes it is probable the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Cost includes raw materials, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Repairs and maintenance that do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the operations for the period. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings	20-50 years
Leasehold improvements	3-15 years
Machinery, equipment, systems and other	3-10 years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets

Viasystems Group reviews intangibles assets with a finite life and other long-lived assets for impairment if facts and circumstances exist that indicate that the asset’s useful life is shorter than previously estimated or the carrying amount may not be recoverable from future operations based on undiscounted expected future cash flows. Impairment losses are recognized in operating results for the amount by which the carrying value of the asset exceeds its fair value. In addition, the remaining useful life of an impaired asset group would be reassessed and revised, if necessary.

Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable net tangible and identifiable intangible assets acquired. In accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed for impairment at least annually and, if a triggering event were to occur in an interim period.

Intangible Assets

Intangible assets consist primarily of identifiable intangibles acquired. Amortization of identifiable intangible assets acquired is computed using systematic methods over the estimated useful lives of the related assets as follows:

	Life	Method

Developed technologies	15 years	Double-declining balance
Patents and trademarks	5 years	Straight-line

Impairment testing of these assets would occur if and when an indicator of impairment is identified.

Deferred Financing Costs

Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

Product Warranties

Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency and average cost of warranty claims.

Environmental Costs

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

Derivative Financial Instruments

From time to time, Viasystems Group enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. However, there can be no assurance that these activities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will eliminate or reduce foreign currency risk. The foreign exchange forward contracts are designated as cash flow hedges and are accounted for at fair value. The effective portion of the change in each cash flow hedge’s gain or loss is reported as a component of other comprehensive income (loss), net of taxes. The ineffective portion of the change in the cash flow hedge’s gain or loss is recorded in earnings at each measurement date. Gains and losses on derivative contracts are reclassified from accumulated other comprehensive income (loss) to current period earnings in the line item in which the hedged item is recorded at the time the contracts are settled.

Foreign Currency Translation

On January 1, 2007, Viasystems Group changed the functional currency for certain foreign subsidiaries from the local currency to the U.S. dollar due to a change in the way these businesses are financed, resulting in the U.S. dollar becoming the currency of the primary economic environment in which the subsidiaries operate. As a result, all foreign subsidiaries use the U.S. dollar as the functional currency effective January 1, 2007. Prior to 2007, adjustments resulting from translating the foreign currency financial statements of these subsidiaries into the U.S. dollar have been included as a separate component of accumulated other comprehensive income (loss). Upon the change of the functional currency, these subsidiaries no longer generate such translation adjustments, and such translation adjustments from prior periods will continue to remain a component of accumulated other comprehensive income (loss).

There was no translation adjustment recorded for the year ended December 31, 2008, and the net translation adjustment for the years ended December 31, 2007 and 2006, were losses of $44 (net of tax of $0) and gains of $4,248 (net of tax of $0), respectively. The 2007 amount represents an adjustment as a result of the reversal of cumulative translation adjustments required in connection with the liquidation of foreign investments. The 2006 amount was the result of currency rate changes during the year.

Also included in net income are the gains and losses arising from transactions denominated in a currency other than the functional currency of a location, the impact of remeasuring assets and liabilities of foreign subsidiaries using U.S. dollars as their functional currency, and the realized results of Viasystems Group’s foreign currency hedging activities.

Fair Value of Financial Instruments

As of January 1, 2008, Viasystems Group adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1 — observable inputs such as quoted prices in active markets; Level 2 — inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3 — valuations derived from valuation techniques in which one or more significant inputs are unobservable. In addition, SFAS No. 157 discusses valuation techniques which may be used, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets. Under the provisions of FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, Viasystems Group elected to defer the adoption of SFAS No. 157 until 2009 for nonfinancial assets and liabilities.

Viasystems Group records deferred gains and losses related to cash flow hedges based on the fair value of active derivative contracts on the reporting date, as determined using a market approach (see Note 12). As quoted prices in active markets are not available for identical contracts, Level 2 inputs are used to determine fair value. These inputs include quotes for similar but not identical derivative contracts and market interest rates which are corroborated with publicly available market information. Upon adoption of SFAS No. 157, Level 3 inputs were used to determine the opening fair value of Viasystems Group’s active derivative

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contracts. Subsequently, Viasystems Group was able to corroborate the fair value using Level 2 inputs. As a result, Viasystems Group has reclassified all of its derivative contracts which were active as of January 1, 2008, to Level 2.

Viasystems Group’s financial instruments consist of cash equivalents, accounts receivable, notes receivable, long-term debt, preferred stock and other long-term obligations. For cash equivalents, accounts receivable, notes receivable and other long-term obligations, the carrying amounts approximate fair value. The fair market values of Viasystems Group’s long-term debt, preferred stock and cash flow hedges are as follows:

	December 31,
	2008	2007

Senior Subordinated Notes due 2011	$150,000	$194,250
2006 Credit Agreement	15,500	—
Class A Junior preferred stock	115,517	106,802
Class B Senior Convertible preferred stock	90,495	82,869
Cash flow hedges	(2,522)	350

Viasystems Group determined the 2008 and 2007 fair values of the Senior Subordinated Notes due 2011 using quoted market prices for the Senior Notes. As the balance owed on the 2006 Credit Agreement bears interest at a variable rate, the carrying value of the 2006 Credit Agreement approximates its fair value. There was no balance outstanding on Viasystems Group’s 2006 Credit Agreement at December 31, 2007. Viasystems Group estimated the fair values of its preferred stock instruments to approximate the current liquidation value of each instrument.

Revenue Recognition

Revenue is recognized when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectibility is reasonably assured. Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when possession of goods is taken by the customer. Generally, there are no formal customer acceptance requirements or further obligations related to manufacturing services. If such requirements or obligations exist, then revenue is recognized at the time when such requirements are completed and the obligations are fulfilled. Services provided as part of the manufacturing process represent less than 10% of sales. Reserves for product returns are recorded based on historical trend rates at the time of sale.

Shipping Costs

Costs incurred by Viasystems Group to ship finished goods to its customers are included in cost of goods sold on the consolidated statements of operations.

Income Taxes

Viasystems Group accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless Viasystems Group believes it is more likely than not that the benefit will be realized.

Viasystems Group adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109 (“FIN 48”) as of the beginning of its 2007 fiscal year. This interpretation clarifies what criteria must be met prior to recognition

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the financial statement benefit, in accordance with SFAS No. 109, Accounting for Income Taxes, of a position taken in a tax return.

Prior to adopting FIN 48, Viasystems Group’s policy was to establish reserves that reflected the probable outcome of known tax contingencies. Favorable resolution was recognized as a reduction to the effective income tax rate in the period of resolution. As compared to a contingency approach, FIN 48 is based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, FIN 48 permits a company to recognize the largest amount of tax benefit that is more than 50 percent likely of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.

Viasystems Group recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. This policy did not change as a result of the adoption of FIN 48.

Earnings Per Share

Viasystems Group is exempt from the computation, presentation and disclosure requirements of SFAS No. 128, Earnings per Share, as it has no publicly held common stock or potential common stock.

Employee Stock-Based Compensation

Viasystems Group maintains a stock option plan (the “2003 Stock Option Plan”). On January 1, 2006, Viasystems Group adopted SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”), which requires the recognition of compensation expense for share-based awards, including stock options, based on their grant date fair values. Viasystems Group adopted SFAS No. 123(R), using the modified-prospective method. Under that method, compensation cost includes: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and (b) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Discontinued Operations

Discontinued operations are reported in accordance with the guidance of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). Accordingly, businesses or asset groups are reported as discontinued operations when, among other things, Viasystems Group commits to a plan to divest the business or asset group, actively begins marketing the business or asset group, and when the sale of the business or asset group is deemed probable within the next twelve months.

Reclassifications

The accompanying consolidated financial statements for prior years contain certain reclassifications to conform to the presentation used in the current period.

Adoption of Staff Accounting Bulletin No. 108

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires an entity to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

light of relevant quantitative and qualitative factors. Viasystems Group adopted SAB No. 108 in the fourth quarter of 2006.

The transition provisions of SAB No. 108 permit Viasystems Group to adjust for the cumulative effect on retained earnings of immaterial errors relating to prior years. SAB No. 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended.

In 2006, Viasystems Group identified certain errors in previously reported financial statements, which were evaluated under the criteria of SAB No. 108. The following table summarizes the items and amounts, net of tax where applicable, of the cumulative effect adjustment resulting in the increase to accumulated deficit.

Nature of Adjustment	Amount

Lease termination	$4,139
Impaired long-lived assets	2,205
Lifetime medical benefits	1,124
Accrued vacation	1,160

$8,628

These amounts have been evaluated on a qualitative and quantitative basis, both individually and in the aggregate, and were not deemed material to any prior years under the income statement approach. However, in connection with the adoption of SAB No. 108, Viasystems Group has corrected these errors because these amounts have been deemed material using the balance sheet approach. Accordingly, Viasystems Group recognized a cumulative effect adjustment to accumulated deficit as of January 1, 2006, totaling $8,628 (net of a tax benefit of $112).

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141(R) is effective beginning in fiscal year 2009. This standard will change Viasystems Group’s accounting treatment for business combinations on a prospective basis, when adopted.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. Entities will be required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows. Viasystems Group is required to adopt SFAS No. 161 beginning in fiscal year 2009, and while it will impact our disclosures, it will not affect our results of operations or financial condition.

2.	Accounts Receivable and Concentration of Credit Risk

The allowance for doubtful accounts is included in accounts receivable, net in the accompanying consolidated balance sheets.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in the allowance for doubtful accounts is summarized as follows:

	2008	2007	2006

Balance, beginning of year	$2,104	$3,333	$3,678
Provision	2,341	1,269	1,039
Write-offs, credits and adjustments	(1,251)	(2,498)	(1,384)

Balance, end of year	$3,194	$2,104	$3,333

For the years ended December 31, 2008, 2007 and 2006, sales to Viasystems Group’s ten largest customers accounted for approximately 73.3%, 76.2% and 73.7% of Viasystems Group’s net sales, respectively. The table below highlights individual end customers accounting for more than ten percent of Viasystems Group’s consolidated net sales.

Customer	2008		2007		2006

Alcatel-Lucent SA(a)	16.3%		20.2%		20.8%
Continental AG(b)	13.4		(c	)	(c	)
Siemens AG(b)	(c	)	12.4		13.7
Bosch Group	11.2		10.7		10.1
General Electric Company	10.2		(c	)	(c	)

(a)	Alcatel SA and Lucent Technologies, Inc. merged during 2006. Amounts represent sales to both the individual companies prior to the merger and the combined companies after the merger.

(b)	In December 2007, Continental AG concluded the purchase of the automotive parts business unit of Siemens AG. Sales to that business unit in 2008 are included in the table for Continental AG. Sales to that business unit in 2007 and 2006 are included in the table for Siemens AG. Through its other business units, Siemens AG remains a customer.

(c)	Represents less than ten percent of consolidated net sales.

Sales to Alcatel-Lucent SA, Siemens AG and General Electric Company occurred in both the Printed Circuit Boards and Assembly segments. Sales to Continental AG and Bosch Group occurred in the Printed Circuit Boards segment.

3.	Inventories

The composition of inventories at December 31, is as follows:

	2008	2007

Raw materials	$26,388	$28,359
Work in process	18,488	22,588
Finished goods	25,543	30,111

Total	$70,419	$81,058

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property, Plant and Equipment

The composition of property, plant and equipment at December 31, is as follows:

	2008	2007

Land and buildings	$54,885	$54,016
Machinery, equipment and systems	422,489	399,599
Leasehold improvements	40,355	38,466
Construction in progress	1,537	4,195

	519,266	496,276
Less: Accumulated depreciation	(286,525)	(252,303)

Total	$232,741	$243,973

During the year ended December 31, 2008, as a result of restructuring activities (see Note 6), Viasystems Group recorded a charge for the impairment of certain property plant and equipment of $5,558, and reduced the gross book value and accumulated depreciation of related assets by $19,593 and $14,035, respectively.

5.	Goodwill and Other Intangible Assets

The goodwill balance relates entirely to Viasystems Group’s Printed Circuit Boards segment. The balance of goodwill as of December 31, 2008 and 2007, was $79,485.

As required by the provisions of SFAS No. 142, Viasystems Group performs an annual impairment evaluation of goodwill and other indefinite lived intangible assets. In addition to performing the annual impairment tests for 2008, 2007 and 2006, Viasystems Group reviewed the goodwill balance for impairment upon the announcement of its restructuring plans (see Note 6) on November 24, 2008. No adjustments were recorded to goodwill as a result of these reviews.

The components of intangible assets subject to amortization were as follows:

	December 31, 2008			December 31, 2007
	Gross			Gross
	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
	Amount	Amortization	Value	Amount	Amortization	Value

Developed technologies	$20,371	$(15,200)	$5,171	$20,371	$(14,274)	$6,097
Other	2,385	(1,776)	609	2,266	(1,459)	807

Total	$22,756	$(16,976)	$5,780	$22,637	$(15,733)	$6,904

Viasystems Group paid $119 and $256 for capitalizable patent costs during the years ended December 31, 2008 and 2007, respectively. The expected future annual amortization expense of definite-lived intangible assets for the next five fiscal years is as follows:

2009	$1,182
2010	1,101
2011	1,045
2012	971
2013	939
Thereafter	542

Total	$5,780

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Restructuring and Impairment

In light of the global economic downturn which began towards the end of 2008, and as part of Viasystems Group’s ongoing efforts to align capacity, overhead costs and operating expenses with market demand, Viasystems Group initiated restructuring activities during the fourth quarter of 2008. These activities are expected to be concluded during the first half of 2009, and include the shutdown of Viasystems Group’s metal fabrication facility in Milwaukee, Wisconsin, and its satellite final-assembly and distribution facility in Newberry, South Carolina (together, the “Milwaukee Facility”); as well as workforce reductions across Viasystems Group’s global operations.

The reserve for restructuring activities at December 31, 2007, was related to restructuring activities initiated during 2001 to adjust Viasystems Group’s cost position relative to anticipated levels of business. These restructuring activities were a result of the economic downturn that began in 2000 and continued into early 2003 related to many of Viasystems Group’s key telecommunication and networking customers, and the shift of production demand from high cost countries to low cost countries. These actions resulted in plant shutdowns and downsizings as well as asset impairments, which continued through 2005.

The following tables summarize changes in the reserve for the restructuring and impairment charges for the years ended December 31, 2008, 2007 and 2006:

		Year Ended December 31, 2008
	12/31/07	Charges	Reversals	Total	Cash Payments	Adjustments		12/31/08

Restructuring activities:
Personnel and severance	$349	$9,511	$—	$9,511	$(964)	$—		$8,896
Lease and other contractual commitments	4,818	—	—	—	(870)	(722	)(a)	3,226
Asset impairments	—	5,558	—	5,558	—	(5,558)		—

Total restructuring and impairment charges	$5,167	$15,069	$—	$15,069	$(1,834)	$(6,280)		$12,122

(a)	Represents $1,044 decrease due to changes in foreign currency exchange rates, net of $322 of accretion of interest on discounted restructuring liabilities.

		Year Ended December 31, 2007
	12/31/06	Charges	Reversals	Total	Cash Payments	Adjustments		12/31/07

Restructuring activities:
Personnel and severance	$596	$—	$—	$—	$(247)	$—		$349
Lease and other contractual commitments	5,471	278	—	278	(1,270)	339	(b)	4,818

Total restructuring and impairment charges	$6,067	$278	$—	$278	$(1,517)	$339		$5,167

(b)	Represents accretion of interest on discounted restructuring liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Year Ended December 31, 2006
	12/31/05	Charges	Reversals	Total	Cash Payments	Adjustments		12/31/06

Restructuring activities:
Personnel and severance	$4,634	$—	$(1,423)	$(1,423)	$(2,615)	$—		$596
Lease and other contractual commitments	1,308	1,533	—	1,533	(2,340)	4,970	(c)	5,471
Asset impairments	—	438	(5,463)	(5,025)	—	5,025	(d)	—

Total restructuring and impairment charges	$5,942	$1,971	$(6,886)	$(4,915)	$(4,955)	$9,995		$6,067

(c)	Represents $4,139 of lease termination costs and $831 of lifetime medical benefits for former employees which were recorded as a direct charge to accumulated deficit in connection with the adoption of SAB No. 108 (see Note 1).

(d)	Represents a $5,463 gain on disposal of fixed assets, net of $438 of non-cash activity associated with asset impairment.

The restructuring and impairment charges were determined based on formal plans approved by Viasystems Group’s management using the best information available at the time. The amounts Viasystems Group ultimately incurs may change as the balance of the plans are executed. Expected cash payout of the accrued expenses is as follows:

Year Ended December 31,	Cash Payments

2009	$9,310
2010	670
2011	666
2012	661
2013	655
Thereafter	1,430

Total	13,392
Less: Amounts representing interest	(1,270)

Restructuring liability	$12,122

2008 Restructuring and Impairment

On November 24, 2008, Viasystems Group announced plans to close its Milwaukee Facility. In addition, Viasystems Group announced other workforce reductions across its global operations. Viasystems Group estimates the total cost of these activities, including asset impairments, will approximate $22,000, with approximately $10,000 related to headcount reduction costs, $6,000 related to non-cash asset impairments, and the remainder related to lease termination and other costs. Viasystems Group expects the $22,000 of costs and charges will be incurred in the Printed Circuit Boards segment, Assembly segment and “Other” (see Note 15) in the amounts of $10,000, $1,000 and $11,000, respectively.

For the year ended December 31, 2008, Viasystems Group recorded restructuring charges of $15,069 which included $9,511 related to headcount reductions and $5,558 of non-cash asset impairment charges. For the purpose of calculating the asset impairment charge, Viasystems Group determined the fair value of the related assets using the sales comparison approach. Viasystems Group expects it will incur additional restructuring charges in 2009 and 2010 totaling approximately $6,900 related primarily to lease terminations and other closure costs as it completes its restructuring plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007 Restructuring and Impairment

Viasystems Group incurred $278 in restructuring and impairment charges for the year ended December 31, 2007, related to closed facilities sold late in 2006.

2006 Restructuring and Impairment

During 2006, Viasystems Group reversed $1,423 of severance accrual primarily due to early payment buyouts on employee severance obligations in Viasystems Group’s former manufacturing facility in the Netherlands. In addition, Viasystems Group recorded an impairment charge of $438 related to the write down of one of the former manufacturing properties held for sale in Canada, which was written down to the contracted selling price, less the cost to sell.

In 2006, Viasystems Group sold its previously closed facilities in the U.S., Canada and the Netherlands for net cash proceeds of approximately $21,809, resulting in a net gain of $5,463 which is included in restructuring and impairment on the consolidated statements of operations. Viasystems Group has no continuing interest in any of these properties except in connection with one U.S. facility, where Viasystems Group was required to relocate a maintenance structure on the property. At December 31, 2008, Viasystems Group has placed $303 in escrow, which is included in restricted cash, pending the final resolution of the related obligations.

7.	Accrued and Other Liabilities

The composition of accrued and other liabilities at December 31, is as follows:

	2008	2007

Accrued payroll and related costs	$12,130	$17,910
Accrued interest	9,919	9,698
Accrued restructuring costs — current	9,310	990
Accrued other	19,473	31,315

Total	$50,832	$59,913

8.	Long-Term Debt

The composition of long-term debt at December 31, is as follows:

	2008	2007

Senior Subordinated Notes due 2011	$200,000	$200,000
2006 Credit Agreement:
Term loan	15,500	—
Revolving credit loans	—	—
Capital leases	5,163	6,613

	220,663	206,613
Less: Current maturities	(9,617)	(1,796)

	$211,046	$204,817

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule of principal payments for long-term debt at December 31, 2008, is as follows:

2009	$9,617
2010	10,329
2011	200,045
2012	50
2013	55
Thereafter	567

Total	$220,663

Senior Subordinated Notes due 2011

In December 2003, Viasystems Group completed an offering of $200,000 of 10.5% Senior Subordinated Notes due 2011 (the “2011 Notes”).

Interest on the 2011 Notes is due semiannually on January 15 and July 15. Viasystems Group may redeem the 2011 Notes at any time prior to January 15, 2010, at the redemption price of 102.625%, which is inclusive of a “make-whole” premium. Subsequent to January 15, 2010, Viasystems Group may redeem the 2011 Notes at the redemption price of 100%. In the event of a Change in Control (as defined), Viasystems Group is required to make an offer to purchase the 2011 Notes at a redemption price of 101%, plus accrued and unpaid interest.

The indenture governing the 2011 Notes contains restrictive covenants which, among other things, limit the ability (subject to exceptions) of Viasystems, Inc. and its Guarantors (as defined) to: (a) incur additional debt; (b) pay dividends or distributions on, or redeem or repurchase, its capital stock; (c) create certain liens without securing the notes; (d) make investments; (e) engage in transactions with affiliates; (f) transfer or sell assets; (g) guarantee debt; (h) restrict dividends or other payments to Viasystems Group or any Restricted Subsidiaries (as defined); (i) consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and (j) engage in unrelated businesses.

2006 Credit Agreement

On August 17, 2006, Viasystems Group entered into a credit facility (the “2006 Credit Agreement”) with UBS AG Hong Kong Branch and UBS AG, Singapore Branch (together “UBS”). The 2006 Credit Agreement matures in August 2010 and consists of two facilities, as follows:

Facility A — Revolver/Term Loan	U.S.	$20,000
Facility B — Revolver/Letters of Credit	U.S.	$60,000

In January 2008, Viasystems Group borrowed $20,000 under Facility A, which in accordance with the original terms of the 2006 Credit Agreement was converted to a term loan, that is payable in quarterly installments through July 2010. Throughout the entire term of the 2006 Credit Agreement, Viasystems Group may borrow against Facility B as a revolving credit facility, of which up to $15 million may be used to issue letters of credit.

Borrowings under both facilities bear interest at the London Inter-Bank Offer Rate (“LIBOR”) plus 1.625% per annum. Viasystems Group is required to pay fees on issued and outstanding letters of credit at a rate of 2.0% per annum. In addition, Viasystems Group is required to pay a commitment fee of 0.67% per annum on unused revolving credit capacity on both Facility A and Facility B.

Collateral for the facilities is substantially all of Viasystems Group’s foreign assets together with pledges of the equity ownership of substantially all of Viasystems Group’s subsidiaries in Hong Kong and the Peoples’ Republic of China. Customary business covenants set limits on Viasystems Group’s ability to pay dividends, to

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquire companies, to invest in joint ventures, to dispose of assets and to incur additional debt, among other customary limitations. Customary financial covenants also define a maximum Net Debt-to-EBITDA ratio (as defined), a minimum EBITDA-to-Net Interest Expense ratio (as defined) and a maximum annual limit on capital expenditures.

Fees and expenses incurred in connection with origination of Viasystems Group’s 2006 Credit Agreement were approximately $3,300, which have been deferred and are being amortized over the term of the agreement.

As of December 31, 2008, there was $15,500 outstanding under Facility A, with remaining maturities of $7,500 and $8,000 in 2009 and 2010, respectively. There was no balance outstanding under Facility A at December 31, 2007. As of December 31, 2008 and 2007, there were no borrowings outstanding under the Facility B revolving credit facility; however, Viasystems Group secured issuance of letters of credit totaling $2,750 and $5,400 under the Facility B as of December 31, 2008 and 2007, respectively. As of December 31, 2008, approximately $57,250 of the facilities was unused and available. The weighted average interest rate on outstanding borrowings during the years ended December 31, 2008 and 2007, were 4.6% and 0.0%, respectively.

2003 Credit Agreement

On August 10, 2006, Viasystems Group terminated the then existing credit facility (the “2003 Credit Agreement”). In connection with the disposal of the wire harness business in May 2006, the term loan portion of the 2003 Credit Agreement was extinguished. In connection with the termination of the 2003 Credit Agreement, the remaining $9,902 balance outstanding under the revolver portion of the 2003 Credit Agreement was extinguished, and all security, including a guarantee by Viasystems, was released by the lender group.

During the year ended December 31, 2006, Viasystems Group recognized a loss on early extinguishment of debt of $1,498 related to i) the write-off of $1,313 unamortized deferred financing costs related to the 2003 Credit Agreement and ii) fees of $185 incurred in the facility termination.

Prior to extinguishment, the term loan bore interest, at Viasystems Group’s option, at the then effective base rate plus 3.25% or the then effective Eurocurrency rate plus 4.25%, and the revolving credit loans bore interest, at Viasystems Group’s option, at the then effective base rate plus 3.5% or the then effective Eurocurrency rate plus 4.5%. In addition, Viasystems Group paid a commitment fee equal to 0.5% on the undrawn portion of the commitments in respect of the revolving credit facility.

For the year ended December 31, 2006, the weighted average interest rate on outstanding borrowings under the 2003 Credit Agreement was 9.2%.

Capital Leases

Viasystems Group leases certain of its machinery and equipment under capital lease agreements. During 2008 and 2007, Viasystems Group entered into no new capital leases. During 2006, Viasystems Group entered into a capital lease obligation of $11,594 for certain new equipment.

9.	Commitments

Viasystems Group leases certain buildings, transportation and other equipment under capital and operating leases. As of December 31, 2008 and 2007, there was equipment held under capital leases with a cost basis of $12,007 included in property, plant and equipment. Viasystems Group recorded accumulated depreciation related to this equipment of $2,285 and $1,201 as of December 31, 2008 and 2007, respectively. Total rental expense under operating leases was $5,285, $5,115, and $5,823 for the years ended December 31, 2008, 2007 and 2006, respectively.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments under capital leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2008, are as follows:

	Capital	Operating

2009	$2,634	$5,280
2010	2,634	4,379
2011	117	2,185
2012	117	559
2013	117	372
Thereafter	819	1,415

Total	6,438	$14,190

Less: Amounts representing interest	1,275

Capital lease obligations	$5,163

10.	Contingencies

Viasystems Group is a party to contracts with third party consultants, independent contractors and other service providers in which Viasystems Group has agreed to indemnify such parties against certain liabilities in connection with their performance. Based on historical experience and the likelihood that such parties will ever make a claim against Viasystems Group, in the opinion of Viasystems Group’s management, the ultimate liabilities resulting from such indemnification obligations will not have a material adverse effect on its financial condition and results of operations and cash flows.

Viasystems Group is a party to contracts and agreements with other third parties in which Viasystems Group has agreed to indemnify such parties against certain liabilities in connection with claims by unrelated parties. At December 31, 2008 and 2007, other non-current liabilities include $13,486, and $13,412 of accruals for potential claims in connection with such indemnities.

Viasystems Group’s charter provides that none of the Directors and officers of Viasystems Group bear the risk of personal liability for monetary damages for breach of fiduciary duty as a Director or officer except in cases where the action involves a breach of the duty of loyalty, acts in bad faith or intentional misconduct, the unlawful paying of dividends or repurchasing of capital stock, or transactions from which the Director or officer derived improper personal benefits.

Viasystems Group is subject to various lawsuits and claims with respect to such matters as product liability, product development and other actions arising in the normal course of business. In the opinion of Viasystems Group’s management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on Viasystems Group’s financial condition and results of operations and cash flows.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes

Viasystems Group accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. The income tax provision for the years ended December 31, 2008, 2007 and 2006, consists of the following:

	2008	2007	2006

Current:
Federal	$17	$(316)	$(49)
State	27	22	—
Foreign	7,716	(5,237)	18,966

	7,760	(5,531)	18,917
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(2,822)	(1,322)	(403)

	(2,822)	(1,322)	(403)

Total	$4,938	$(6,853)	$18,514

A reconciliation between the income tax provision at the federal statutory income tax rate and at the effective tax rate, for the years ended December 31, 2008, 2007 and 2006, is summarized below:

	2008	2007	2006

U.S. Federal statutory rate	$(3,687)	$552	$(1,464)
State taxes, net of federal benefit	27	2	9
Non — deductible items	13,559	9,739	1,521
Foreign tax rate differences	(3,043)	(3,125)	10,341
AMT rate difference	1,880	(1,073)	—
Change in the valuation allowance for deferred tax assets, net	(623)	(2,797)	7,250
Tax reserve adjustments	(900)	(8,763)	—
Foreign dividend reinvestment tax credit	—	(3,223)	—
Foreign tax law changes	(2,280)	1,674	—
Other	5	161	857

	$4,938	$(6,853)	$18,514

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 2008 and 2007, are as follows:

	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$345,829	$340,771
Capital loss carryforwards	98,793	123,133
AMT credit carryforwards	1,508	1,508
Foreign tax credit carryforward	—	3,057
Accrued liabilities not yet deductible	11,765	14,355
Property, plant and equipment	3,290	2,651
Other	4,658	2,709

	465,843	488,184
Valuation allowance	(459,301)	(483,965)

	6,542	4,219

Deferred tax liabilities:
Intangibles	(283)	(283)
Other	(6,135)	(6,634)

	(6,418)	(6,917)

Net deferred tax assets (liabilities)	$124	$(2,698)

The domestic and foreign (loss) income before income tax provision are as follows:

	Year Ended December 31,
	2008	2007	2006

Domestic	$(18,870)	$(9,168)	$1,945
Foreign	8,335	10,746	(9,042)

	$(10,535)	$1,578	$(7,097)

As of December 31, 2008, Viasystems Group had the following net operating loss (“NOL”) carryforwards: $757,321 in the U.S., $7,053 in China, $123,963 in Luxembourg, $27,783 in Canada, $5,552 in Hong Kong, $1,525 in the U.K., and $36,740 in the Netherlands. The U.S. NOLs expire in 2021 through 2028 and the Canada NOLs expire in 2009 through 2013. All other NOLs carry forward indefinitely. Canada has a capital loss of $323,917 that will carry forward indefinitely.

In connection with Viasystems Group’s reorganization under Chapter 11 completed on January 31, 2003, Viasystems Group believes more than a 50% change in ownership occurred under Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder. As a consequence, the utilization of the U.S. NOLs is limited to approximately $19,700 per year (except to the extent Viasystems Group recognizes certain gains built in at the time of the ownership change), with any unused portion carried over to succeeding years. Any NOLs not utilized in a year can be carried over to succeeding years.

Viasystems Group has a tax holiday in China, covering certain of Viasystems Group’s subsidiaries, that allows a two — year tax exemption and three — year 50% reduction in the tax rate. If not for such tax holiday, Viasystems Group would have had $1,935, $338 and $696 of additional income tax expense for December 31, 2008, 2007 and 2006, respectively, based on the applicable tax rates ranging from 12% to 27%.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Uncertain Tax Positions

Viasystems Group adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. As a result of the adoption of FIN 48, Viasystems Group recorded a $10,213 increase in the net liability for unrecognized tax positions, which was recorded as a cumulative effect adjustment to the opening balance of accumulated deficit on January 1, 2007. The total amount of unrecognized tax benefits included in the consolidated balance sheets at December 31, 2008 and 2007, were $17,753 and $19,399, respectively. The liability for unrecognized tax benefits decreased by $1,646 from December 31, 2007, to December 31, 2008. The decrease was due to the settlement of prior uncertain tax positions partially offset by additional provisions related to tax positions taken in the current period, and interest and penalties related to positions taken in prior periods. The settlement of prior uncertain tax positions resulted in a $1,421 payment and a $4,331 reversal in the liability for uncertain tax positions. Included in the December 31, 2008, balance was $17,753 of unrecognized tax positions that, if recognized, would affect the effective tax rate. Viasystems Group is in discussions with various taxing authorities on several open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next year. Viasystems Group currently estimates approximately $1,600 of the liability for uncertain tax positions could be settled in the next twelve months and has classified this as current.

The current portion of Viasystems Group’s unrecognized tax benefits is presented in the consolidated balance sheets within accrued income taxes payable, and the amount expected to be settled after one year is recorded in other non — current liabilities. At December 31, 2008 and 2007, other non — current liabilities include $16,153 and $17,409 of long — term accrued taxes, respectively, related to the liability for unrecognized tax benefits.

Viasystems Group classifies income tax — related interest and penalties as a component of income tax expense. At December 31, 2008, the total unrecognized tax benefit in the consolidated balance sheet included a liability of $4,109 related to accrued interest and penalties on unrecognized tax benefits. For the year ended December 31, 2008, the income tax provision included in Viasystems Group’s consolidated statement of operations included a net $180 benefit related to interest and penalties on unrecognized tax benefits which included a $1,521 reversal of the liability related to a prior uncertain tax position.

As of December 31, 2008, Viasystems Group is subject to U.S. federal income tax examinations for all tax years from 1996 forward, and to non — U.S. income tax examinations generally for the tax year’s 2000 through 2007. In addition, Viasystems Group is subject to state and local income tax examinations generally for the tax year’s 2000 through 2007.

Following is a reconciliation of Viasystems Group’s total gross unrecognized tax benefits, exclusively related interest and penalties, for the year ended December 31, 2008.

Balance at December 31, 2007	$14,717
Tax positions related to current year:
Additions	2,470
Reductions	—
Tax positions related to prior years:
Additions	—
Reductions	(2,500)
Settlements	(1,043)
Lapses in statutes of limitations	—

Balance at December 31, 2008	$13,644

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Derivative Financial Instruments

Viasystems Group accounts for derivatives under SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”), and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). These standards require recognition of all derivatives as either assets or liabilities in the balance sheet and require measurement of those instruments at fair value through adjustments to other comprehensive income, current earnings, or both, as appropriate.

Viasystems Group uses derivative instruments, primarily foreign exchange forward contracts, to manage certain of its foreign exchange rate risks. Viasystems Group’s objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Viasystems Group’s foreign currency exposure arises from the transacting of business in a currency that is different from the currency that Viasystems Group incurs the majority of its costs.

Viasystems Group’s decision to enter into forward purchase contracts is made after considering future use of foreign currencies, the desired foreign exchange rate sensitivity and exchange rate levels. Prior to entering into a hedge transaction, Viasystems Group formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective for undertaking the various hedge transactions.

Viasystems Group’s currency forward contracts as of December 31, 2008, relate only to Chinese Renminbi (“RMB”) exchange rates, and because that currency is not freely traded outside of the People’s Republic of China, Viasystems Group’s contracts are settled in U.S. dollars by reference to changes in the value of notional quantities of RMB through the contract settlement date. Amounts received or paid at the contract settlement date are recorded in cost of goods sold at the time of settlement. For the years ended December 31, 2008 and 2007, gains of $1,197 and $77 respectively, were recorded in cost of goods sold related to settled currency forward contracts.

At December 31, 2008, deferred losses of $2,522 (net of tax of $0) related to cash flow hedges were recorded in accrued and other liabilities and other accumulated comprehensive income on the consolidated balance sheet. At December 31, 2007, deferred gains of $350 (net of tax of $0) related to cash flow hedges were recorded in prepaid expenses and other and accumulated other comprehensive income on the consolidated balance sheet. The deferred losses and gains were measured using Level 2 inputs (see Note 1). There was no ineffectiveness recorded in earnings as of December 31, 2008.

The maximum term over which Viasystems Group hedges exposure to the exchange rate variability of future cash flows is less than one year.

The following table summarizes Viasystems Group’s derivative instrument activity at December 31, 2008:

		Weighted
		Average
		Remaining	Average
	Notional	Maturity in	Exchange
	Amount	Months	Rate

Cash flow hedges:
Chinese RMB	840,000	6.0	6.797

Deferred loss, net of tax	$2,522

13.	Stock Option Plan and Warrants

2003 Stock Option Plan

Under the 2003 Stock Option Plan, options to purchase a total of 2,777,778 of Viasystems Group’s common stock may be granted to Viasystems Group’s employees. Stock options may be granted to employees in the form of nonqualified stock options at market value, and Viasystems Group’s practice has been to grant

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options at the greater of a fixed exercise price of $12.63 or market value. Options granted expire 10 years after the grant date and vest one — third at the grant date, one — third on the 24 — month anniversary of the grant date and one — third on the 36 month anniversary of the grant date. At December 31, 2008, 169,378 of these shares were available for future grants.

Stock compensation expense is recognized over the requisite service period for each award, and recorded in the consolidated statements of operations as follows:

	2008	2007	2006

Cost of goods sold	$91	$217	$22
Selling, general and administrative	524	1,868	1,378

	$615	$2,085	$1,400

At December 31, 2008, unrecognized compensation expense totaled approximately $1,198 and will be recognized over a weighted average period of approximately 9 months.

The fair value of each option grant is estimated on the date of the grant using the Black — Scholes option — pricing model using the following assumptions:

	2008	2007	2006

Expected life of options	5 years	5 years	5 years
Risk — free interest rate	2.71%	4.02% to 4.76%	4.66% to 5.13%
Expected volatility of stock	52%	54% to 64%	50%
Expected dividend yield	None	None	None

The weighted average grant date fair value of options granted was $6.13 for 2008, $6.44 for 2007 and $6.24 for 2006.

Presented below is a summary of stock option plan’s activity for the years and as of the dates shown:

	2008		2007		2006
		Exercise		Exercise		Exercise
	Options	Price(1)	Options	Price(1)	Options	Price(1)

Beginning balance	2,765,600	$12.63	2,568,400	$12.63	2,698,800	$12.63
Granted	12,000	12.63	475,000	12.63	81,600	12.63
Exercised	—	—	—	—	—	—
Forfeited	(169,200)	12.63	(277,800)	12.63	(212,000)	12.63

Ending balance	2,608,400	$12.63	2,765,600	$12.63	2,568,400	$12.63

Exercisable at year end	2,313,185	$12.63	2,349,713	$12.63	2,294,053	$12.63

(1)	Weighted average.

As of December 31, 2008, the weighted average remaining contractual life of outstanding options was 5.2 years, and the weighted average remaining contractual life of exercisable options was 4.8 years.

2003 Warrants

On January 31, 2003, Viasystems Group authorized warrants to purchase 1,436,171 shares of common stock for certain pre — petition holders of the Series B preferred stock interest and to pre — petition unsecured creditors. As of December 31, 2008 and 2007, 1,378,226 warrants were issued and outstanding. Each warrant allows the holder to purchase one share of common stock at an exercise price of $25.51 per share. The

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warrants are immediately exercisable and expire on January 31, 2010. No warrants have been exercised to date.

Viasystems Group estimated the fair value at the date of issue of the 1,436,171 warrants to be $6,965 using the Black — Scholes formula assuming no dividends, a risk — free interest rate of 4.01%, expected volatility of 50%, and expected warrant life of seven years. Because Viasystems Group has no obligation to settle the warrants by any means other than through the issuance of shares of its common stock, Viasystems Group has included the fair value of the warrants as a component of shareholders’ equity.

14.	Preferred Stock

Mandatory Redeemable Class A Junior Preferred Stock

There are 1,500,000 shares of Class A Junior Preferred Stock (the “Class A Preferred”) authorized, of which 903,233 were issued and outstanding at December 31, 2008 and 2007. Par value of the stock is $.01 per share. Dividends accrue semi — annually on June 30 and December 31, commencing on January 1, 2004. Dividends are cumulative and accrue at an annual rate of 1.0% on the Liquidation Preference ($100 per share plus accrued, but unpaid dividends) per share per annum from January 1, 2004 to December 31, 2004, 3.0% on the Liquidation Preference per share per annum from January 1, 2005 to December 31, 2005, 5.0% on the Liquidation Preference per share per annum from January 1, 2006 to December 31, 2006, 8.0% on the Liquidation Preference per share per annum from January 1, 2007 to January 31, 2013, and 14.0% on the Liquidation Preference per share per annum beginning February 1, 2013, until the redemption completion date.

The Class A Preferred is classified as a liability under the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). The recorded balance in Viasystems Group’s financial statements is the present value of the redemption amount of securities. When issued, the future value of the securities resulted in the discount of $37,930 from the face amount of $120,100. Upon completion of the October 7, 2004, exchange of Class A Preferred, the discount was reduced by $9,900. The discount, recorded as interest expense, is being amortized to the maturity of Class A Preferred, January 31, 2013. All dividends are recorded as interest expense using the weighted average interest rate of all dividends to be paid over such term. A total of $9,770, $8,887 and $8,054 was recorded as interest expense during the years ended December 31, 2008, 2007 and 2006, respectively.

At Viasystems’ option, the Class A Preferred is redeemable at any time, at 100% of the then effective Liquidation Preference per share, together with, without duplication, accrued and unpaid dividends to the date of redemption. At January 31, 2013, the Class A Preferred is subject to mandatory redemption at a price equal to 100% of the then effective Liquidation Preference, together with, without duplication, accrued and unpaid dividends to the date of redemption.

Redeemable Class B Senior Convertible Preferred Stock

At December 31, 2008, 4,500,000 shares were authorized as Class B Senior Convertible Preferred Stock (the “Class B Preferred”), of which 4,255,546 shares were issued and outstanding. Par value of the stock is $.01 per share. Dividends accrue semi — annually on June 30 and December 31, commencing on June 20, 2003. Dividends are cumulative and accrue at an annual rate of 9.0% on the Liquidation Preference ($12.63 per share plus accrued, but unpaid dividends) prior to January 31, 2013 and at an annual rate of 14.0% on the Liquidation Preference per share per annum beginning February 1, 2013, until the redemption completion date. The 2006 Credit Agreement prohibits the payment of cash dividends.

The Class B Preferred is convertible at the option of the holder into common stock. The number of common shares received in a conversion is calculated based on the accumulated liquidation preference of the preferred stock being converted, divided by a conversion price of $12.63 per share.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Class B Preferred is classified as temporary equity. In 2003, as part of Viasystems Group’s reorganization under Chapter 11, a payment of $1,072 was paid to investors in connection with issuance of the Class B Preferred. As a result, the investors’ effective conversion price was lower than the fair value of Viasystems Group’s common stock at the commitment date, which created a beneficial conversion factor (“BCF”) of $1,081. Both the payment to investors and BCF were capitalized to reduce the face value of the Class B Preferred and are being amortized over ten years.

On January 31, 2013, the Class B Preferred is subject to mandatory redemption at a price equal to the Liquidation Preference, together with, without duplication, accrued and unpaid dividends to the date of redemption.

Viasystems Group recorded increases to the Class A and Class B Preferred Stock as follows to reflect accretion of dividends and amortization of the discount and BCF:

	Class A Preferred		Class B Preferred
	Shares	$ Amount	Shares	$ Amount

Balance at December 31, 2006	903,233	$89,439	4,255,546	$74,780
Accretion and amortization	—	8,887	—	7,203

Balance at December 31, 2007	903,233	98,326	4,255,546	81,983
Accretion and amortization	—	9,770	—	7,829

Balance as of December 31, 2008	903,233	$108,096	4,255,546	$89,812

As of December 31, 2008, the aggregate cumulative preferred dividends in arrears for the Class A and Class B Preferred was $25,193 and $29,024, respectively.

15.	Business Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance.

On May 1, 2006, Viasystems Group completed the sale of its wire harness business, which was accounted for as a discontinued operation in accordance with SFAS No. 144. In connection with the disposal of the wire harness business, Viasystems Group reevaluated its operating segments based on the application of SFAS No. 131, and identified two segments: (i) Printed Circuit Boards and (ii) Assembly.

The Printed Circuit Boards segment consists of Viasystems Group’s printed circuit board manufacturing facilities located in China. These facilities manufacture double-sided and multi-layer printed circuit boards and backpanels. The Assembly segment consists of assembly operations including backpanel assembly, printed circuit board assembly, cable assembly, custom enclosures, and full system assembly and testing. The assembly operations are conducted in manufacturing facilities in China and Mexico. The individual facilities have been aggregated into two segments — Printed Circuit Boards and Assembly — which represent Viasystems Group’s reportable segments.

The assets and liabilities of Viasystems Group’s corporate headquarters, and the assets, liabilities and operating results of its closed Printed Circuit Boards and Assembly operations, are reported in “Other.” Operating expenses of Viasystems Group’s corporate headquarters are allocated to the Printed Circuit Boards and Assembly segments. During 2008, Viasystems Group refined its methodology for allocating operating

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses of Viasystems Group’s corporate headquarters to its segments to better reflect the efforts undertaken to support each segment. Previously these costs were allocated based solely on each segment’s percentage of total net sales. Inter-segment sales are eliminated in consolidation. The accounting policies of the segments are the same as those described in Note 1.

During 2009, the Company’s Milwaukee Facility was closed, and the Company began to report the assets, liabilities and operating results of the Milwaukee Facility in “Other.” Previously the operating results of the Milwaukee Facility were reported in the Assembly segment. For all periods presented, segment results have been reclassified for comparison purposes to reflect the assets, liabilities and operating results of the Milwaukee Facility in “Other,” and the refined methodology for allocating operating expenses of the Company’s Corporate headquarters to the Printed Circuit Boards and Assembly segments.

Total assets by segment are as follows:

	December 31,
	2008	2007

Total assets:
Printed Circuit Boards	$435,664	$478,690
Assembly	102,208	96,653
Other	47,366	53,086

Total assets	$585,238	$628,429

Net sales and operating income (loss) by segment are as follows:

	2008	2007	2006

Net sales to external customers:
Printed Circuit Boards	$471,386	$471,211	$489,108
Assembly	196,552	187,338	192,800
Other	44,892	55,794	53,084

Total from continuing operations	$712,830	$714,343	$734,992

Intersegment sales:
Printed Circuit Boards	$18,398	$18,616	$18,083
Assembly	9	7	27
Other	1,113	2,655	7,115

Total from continuing operations	$19,520	$21,276	$25,225

Operating income (loss):
Printed Circuit Boards	$23,838	$26,078	$22,472
Assembly	8.836	8,365	7,003
Other	(10,272)	50	6,114

Total operating income (loss)	22,402	34,493	35,589
Interest expense, net	31,585	30,573	38,768
Amortization of deferred financing costs	2,063	2,065	1,678
Loss on early extinguishment of debt	—	—	1,498
Other, net	(711)	277	742

(Loss) income before income taxes	$(10,535)	$1,578	$(7,097)

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2008, Viasystems Group recorded restructuring charges of $9,948, $702 and $4,419 in the Printed Circuit Boards, Assembly and “Other” segments, respectively. Of these charges, $1,690 and $3,868 were non-cash asset impairment charges in the Printed Circuit Boards and “Other” segments, respectively. No restructuring charges were incurred in the Printed Circuit Boards and Assembly segments in 2007 and 2006. In the “Other” segment, restructuring charges of $278, and net reversals of restructuring charges of $4,915, were recorded for 2007 and 2006, respectively.

Capital expenditures and depreciation expense by segment are as follows:

	2008	2007	2006

Capital expenditures:
Printed Circuit Boards	$42,920	$29,549	$47,012
Assembly	2,846	4,046	3,322
Other	3,159	3,602	2,567

Continuing operations	48,925	37,197	52,901
Discontinued operations	—	—	3,039

Total capital expenditures	$48,925	$37,197	$55,940

Depreciation expense:
Printed Circuit Boards	$46,362	$43,722	$39,252
Assembly	4,979	4,752	5,308
Other	2,044	1,230	862

Total depreciation expense	$53,285	$49,704	$45,422

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net sales by country of destination are as follows:

	Year Ended December 31,
	2008	2007	2006

United States	$264,490	$263,680	$272,695
People’s Republic of China	147,638	170,579	151,317
Germany	56,951	50,167	63,265
France	29,827	40,425	42,733
Malaysia	19,844	26,121	34,561
Hungary	18,734	20,788	12,249
Mexico	18,570	12,743	17,280
Belgium	17,372	31,999	31,043
Czech Republic	16,009	15,945	11,937
Canada	14,115	9,824	5,063
United Kingdom	10,309	9,277	9,291
Singapore	9,922	6,893	8,203
Portugal	8,688	7,414	4,858
Italy	7,418	8,791	8,930
Poland	7,271	2,357	—
Spain	6,872	6,839	5,295
India	6,520	1,344	1,867
Norway	6,194	4,338	—
Japan	6,191	1,813	757
Other	39,895	23,006	53,648

Total	$712,830	$714,343	$734,992

Property, plant and equipment, net by country are as follows:

	December 31,
	2008	2007

People’s Republic of China	$225,222	$233,150
Mexico	3,571	3,722
United States	3,948	7,101

	$232,741	$243,973

16.	Discontinued Operations

On May 1, 2006, the wire harness business was sold to Electrical Components International Holdings Company, a newly formed affiliate of Francisco Partners, L.P., a private equity firm, for gross cash proceeds of $320,000. Net cash proceeds reported in the accompanying consolidated statement of cash flows for the year ended December 31, 2006, of $307,927 reflect reductions of the gross proceeds for i) cash of $2,999 on deposit in bank accounts of the disposed business on the date of the transaction, ii) a $2,419 contractual purchase price adjustment agreed and paid to the acquirer in June 2006, and iii) transaction costs of $6,655 paid in 2006 related to the disposal. One further contractual purchase price adjustment, which was accrued at the time of the disposal, was settled at approximately $2,000 during 2007.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the accompanying consolidated statement of operations for the year ended December 31, 2006, Viasystems Group recognized a net gain on the sale of Viasystems Group’s discontinued wire harness operations of $214,085. The gain is net of i) the carrying value of net assets disposed, ii) professional fees and other costs related to the disposal transaction, iii) actual and estimated purchase price adjustments, and iv) taxes of approximately $9,462.

For the four months ended April 30, 2006, operating results for the discontinued operations were as follows:

Net sales	$102,358

Operating income	$11,322

Income before income taxes	$11,388
Income tax provision	1,913

Net income	$9,475

17.	Retirement Plans

Viasystems Group has a defined contribution retirement savings plan (the “Retirement Plan”) covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Retirement Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 30% of their compensation or the annual maximum limit prescribed by the Internal Revenue Code. Viasystems Group matches a percentage of the employees’ deferrals and may contribute an additional 1% of employees’ salaries to the Retirement Plan regardless of employee deferrals. Viasystems Group may also elect to contribute an additional profit-sharing contribution to the Retirement Plan at the end of each year. Viasystems Group’s contributions to the Retirement Plan were $465, $474 and $440 for the years ended December 31, 2008, 2007 and 2006, respectively.

18.	Research and Development

Research, development and engineering expenditures for the creation and application of new products and processes were approximately $2,157, $3,397 and $2,791 for the years ended December 31, 2008, 2007 and 2006, respectively. Research and development is included in the selling, general and administrative line item on the consolidated statements of operations.

19.	Related Party Transactions

Monitoring and Oversight Agreement

Viasystems Group entered into a ten-year monitoring and oversight agreement with an affiliate of Hicks, Muse, Tate & Furst, Incorporated (“HMTF”), which controls a majority of the voting stock of Viasystems Group, effective as of January 31, 2003. The monitoring and oversight agreement obligates Viasystems Group to indemnify HMTF, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of HMTF. The consolidated statements of operations include expense of $1,500 for each of the years ended December 31, 2008, 2007 and 2006. Viasystems Group made cash payments of $1,500, $1,500, and $750 to HMTF related to these expenses during the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, $1,500 is included in accrued and other liabilities for amounts due under this agreement.

Compensation of Directors

For the years 2008 and 2007 the Chairman of the Board received an annual fee of $130 and $120, respectively. Directors (other than the Chairman) who are not executive officers received an annual fee of $35 and $30 in 2008 and 2007, respectively. In addition, each Audit Committee and Compensation Committee member received an annual fee of $12 and $10 in 2008 and 2007, respectively; and the Chairman of the Audit Committee and Compensation Committee each received an additional fee of $7 and $5 in 2008 and 2007, respectively. In addition, Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees and receive a per diem fee of $1 for additional time spent on Viasystems Group’s business.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$110,725	$83,053
Restricted cash	303	303
Accounts receivable, net	77,219	96,564
Inventories	50,202	70,419
Prepaid expenses and other	11,129	11,599

Total current assets	249,578	261,938
Property, plant and equipment, net	206,189	232,741
Goodwill	79,485	79,485
Intangible assets, net	4,943	5,780
Deferred financing costs, net	2,088	3,917
Other assets	1,380	1,377

Total assets	$543,663	$585,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,119	$9,617
Accounts payable	79,225	74,668
Accrued and other liabilities	43,352	58,535

Total current liabilities	134,696	142,820
Long-term debt, less current maturities	203,048	211,046
Other non-current liabilities	34,167	32,882
Mandatory redeemable Class A Junior preferred stock	116,055	108,096

Total liabilities	487,966	494,844
Redeemable Class B Senior Convertible preferred stock	96,154	89,812
Stockholders’ equity:
Common stock, par value $0.01 per share, 110,000,000 shares authorized; 28,874,509 shares issued and outstanding	289	289
Paid-in capital	1,946,077	1,951,715
Accumulated deficit	(1,994,160)	(1,955,352)
Accumulated other comprehensive income	7,337	3,930

Total stockholders’ equity	(40,457)	582

Total liabilities and stockholders’ equity	$543,663	$585,238

See accompanying notes to condensed consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2009	2008
	(In thousands) (Unaudited)

Net sales	$365,085	$565,019
Operating expenses:
Cost of goods sold, exclusive of items shown separately	296,300	446,462
Selling, general and administrative	32,115	42,938
Depreciation	37,832	39,839
Amortization	900	936
Restructuring and impairment	5,153	—

Operating (loss) income	(7,215)	34,844
Other expense (income):
Interest expense, net	24,443	23,570
Amortization of deferred financing costs	1,547	1,547
Loss on early extinguishment of debt	729	—
Other, net	479	(2,028)

(Loss) income before income taxes	(34,413)	11,755
Income tax provision	4,395	7,652

Net (loss) income	$(38,808)	$4,103

Less: Accretion of Class B Senior Convertible preferred stock	6,342	5,831

Net loss available to common stockholders	$(45,150)	$(1,728)

See accompanying notes to condensed consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2009	2008
	(In thousands) (Unaudited)

Cash flows from operating activities:
Net (loss) income	$(38,808)	$4,103
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	38,732	40,775
Accretion of Class A Junior preferred stock dividends	5,415	5,124
Amortization of preferred stock discount	2,544	2,116
Amortization of deferred financing costs	1,547	1,547
Loss on early extinguishment of debt	729	—
Non-cash stock compensation expense	704	651
Non-cash impact of exchange rate changes	275	111
(Gain) loss on disposition of assets, net	(566)	569
Deferred income taxes	(1,799)	16
Change in assets and liabilities:
Accounts receivable	19,345	(3,986)
Inventories	20,217	(10,155)
Prepaid expenses and other	2,612	(2,872)
Accounts payable	4,557	(463)
Accrued and other liabilities	(11,171)	(14,738)

Net cash provided by operating activities	44,333	22,798

Cash flows from investing activities:
Capital expenditures	(14,689)	(42,623)
Proceeds from disposals of property	3,975	641

Net cash used in investing activities	(10,714)	(41,982)

Cash flows from financing activities:
Proceeds from borrowings under credit facilities	10,000	20,000
Repayment of borrowings under credit facilities	(15,500)	(3,000)
Financing fees	(447)	—

Net cash (used in) provided by financing activities	(5,947)	17,000

Net change in cash and cash equivalents	27,672	(2,184)
Cash and cash equivalents, beginning of the period	83,053	64,002

Cash and cash equivalents, end of the period	$110,725	$61,818

See accompanying notes to condensed consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
(Unaudited)

1.	Basis of Presentation

Unaudited Interim Condensed Consolidated Financial Statements

The unaudited interim condensed consolidated financial statements of Viasystems Group, Inc., a Delaware corporation (“Viasystems”), and its subsidiaries (collectively, “Viasystems Group”) reflect all adjustments consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of financial position and results of operations and cash flows. Viasystems Group has evaluated the effect of subsequent events through November 10, 2009, the date these financial statements were issued. The results for the nine months ended September 30, 2009, are not necessarily indicative of the results that may be expected for a full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2008.

Nature of Business

Viasystems, through its wholly owned subsidiary Viasystems, Inc., is a leading worldwide provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Viasystems Group’s products are used in a wide range of applications, including automotive engine controls, hybrid converters, automotive electronics for navigation, safety, entertainment and anti-lock braking systems, telecommunications switching equipment, data networking equipment, computer storage equipment, wind and solar energy applications and several other complex industrial, medical and technical instruments. Viasystems is a holding company whose only significant asset is stock of Viasystems, Inc.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Viasystems. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect i) the reported amounts of assets and liabilities, ii) the disclosure of contingent assets and liabilities at the date of the financial statements and iii) the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are used in accounting for the following significant matters, among others:

•	allowances for doubtful accounts;

•	inventory valuation;

•	fair value of derivative instruments and related hedged items;

•	useful lives of property, plant, equipment and intangible assets;

•	long-lived and intangible asset impairments;

•	restructuring charges;

•	warranty and product returns allowances;

•	deferred compensation agreements;

•	tax related items;

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	contingencies; and

•	fair value of options granted under our stock-based compensation plan.

Actual results may differ from previously estimated amounts, and such differences may be material to Viasystems Group’s consolidated financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period in which the revision is made. As further discussed in Note 5, Viasystems Group reversed $1,676 of accrued restructuring charges in its Printed Circuit Boards segment during the quarter ended June 30, 2009, as a result of higher than anticipated employee attrition, which reduced the amount of severance costs related to involuntary headcount reductions anticipated in Viasystems Group’s 2008 Restructuring plan (defined below in Note 5).

Commitments and Contingencies

Viasystems Group is a party to contracts with third party consultants, independent contractors and other service providers in which Viasystems Group has agreed to indemnify such parties against certain liabilities in connection with their performance. Based on historical experience and the likelihood that such parties will ever make a claim against Viasystems Group, in the opinion of Viasystems Group’s management, the ultimate liabilities resulting from such indemnification obligations will not have a material adverse effect on its financial condition and results of operations and cash flows.

Viasystems Group’s charter provides that none of the Directors and officers of Viasystems Group bear the risk of personal liability for monetary damages for breach of fiduciary duty as a Director or officer except in cases where the action involves a breach of the duty of loyalty, acts in bad faith or intentional misconduct, the unlawful paying of dividends or repurchasing of capital stock, or transactions from which the Director or officer derived improper personal benefits.

Viasystems Group is subject to various lawsuits and claims with respect to such matters as product liability, product development and other actions arising in the normal course of business. In the opinion of Viasystems Group’s management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on its financial condition and results of operations and cash flows.

Earnings Per Share

Viasystems Group is exempt from the computation, presentation and disclosure requirements surrounding earnings per share as Viasystems Group has no publicly held common stock or potential common stock.

Fair Value Measurements

Viasystems Group measures the fair value of assets and liabilities using a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1 — observable inputs such as quoted prices in active markets; Level 2 — inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3 — valuations derived from valuation techniques in which one or more significant inputs are unobservable. In addition, Viasystems Group may use various valuation techniques, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets.

Viasystems Group’s financial instruments consist of cash equivalents, accounts receivable, notes receivable, long-term debt, preferred stock and other long-term obligations. For cash equivalents, accounts receivable, notes receivable and other long-term obligations, the carrying amounts approximate fair value.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair market values of Viasystems Group’s debt instruments, preferred stock and cash flow hedges are as follows:

	September 30, 2009
		Carrying
	Fair Value	Amount	Balance Sheet Classification

Senior Subordinated Notes due 2011	$197,500	$200,000	Long-term debt, less current maturities
Guangzhou 2009 Credit Facility (see Note 4)	$10,000	$10,000	Current maturities of long-term debt
Class A Junior preferred stock	$122,540	$116,055	Mandatory redeemable Class A Junior preferred stock
Class B Senior Convertible preferred stock	$96,695	$96,154	Redeemable Class B Senior Convertible preferred stock
Cash flow hedges	$885	$885	Prepaid expenses and other

	December 31, 2008
		Carrying
	Fair Value	Amount	Balance Sheet Classification

Senior Subordinated Notes due 2011	$150,000	$200,000	Long-term debt, less current maturities
2006 Credit Agreement	$15,500	$15,500	Long-term debt, including current maturities
Class A Junior preferred stock	$115,517	$108,096	Mandatory redeemable Class A Junior preferred stock
Class B Senior Convertible preferred stock	$90,495	$89,812	Redeemable Class B Senior Convertible preferred stock
Cash flow hedges	$(2,522)	$(2,522)	Accrued and other liabilities

Viasystems Group determined the fair value of the Senior Subordinated Notes due 2011 (the “2011 Notes”) using quoted market prices for the 2011 Notes. As the balance owed on the Guangzhou 2009 Credit Facility (see Note 4) and the 2006 Credit Agreement bear interest at a variable rate, the carrying value of these debt instruments approximate their fair value. Viasystems Group estimated the fair values of its preferred stock instruments to approximate the current liquidation value of each instrument. Viasystems Group determined the fair value of the cash flow hedges using a market approach and Level 2 inputs (see Note 6).

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) established, with effect from July 1, 2009, the FASB Accounting Standards CodificationTM (the “Codification”) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. Viasystems Group adopted the Codification beginning July 1, 2009, and while it impacts the way Viasystems Group refers to accounting pronouncements in its disclosures, it had no affect on Viasystems Group’s financial position, results of operations or cash flows upon adoption.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Inventories

The composition of inventories is as follows:

	September 30,	December 31,
	2009	2008

Raw materials	$15,777	$26,388
Work in process	14,912	18,488
Finished goods	19,513	25,543

Total	$50,202	$70,419

Inventories are stated at the lower of cost (valued using the first-in, first-out method) or market.

3.	Property, Plant and Equipment

The composition of property, plant and equipment is as follows:

	September 30,	December 31,
	2009	2008

Land and buildings	$55,001	$54,885
Machinery, equipment and systems	428,008	422,489
Leasehold improvements	41,713	40,355
Construction in progress	835	1,537

	525,557	519,266
Less: Accumulated depreciation	(319,368)	(286,525)

Total	$206,189	$232,741

4.	Revolving Line of Credit and Long-term Debt

The composition of long-term debt is as follows:

	September 30,	December 31,
	2009	2008

Senior Subordinated Notes due 2011	$200,000	$200,000
Guangzhou 2009 Credit Facility	10,000	—
2006 Credit Agreement:
Term loans	—	15,500
Revolving credit loans	—	—
Capital leases	5,167	5,163

	215,167	220,663
Less: Current maturities	(12,119)	(9,617)

	$203,048	$211,046

Guangzhou 2009 Credit Facility

In September 2009, Viasystems Group’s Guangzhou Termbray Electronics Technology Company Limited subsidiary consummated a 200 million Renminbi (approximately $29,300 U.S. dollars based on the exchange rate as of September 30, 2009) revolving credit facility (the “Guangzhou 2009 Credit Facility”) with China Construction Bank, Guangzhou Economic and Technical Development District Branch. The Guangzhou 2009

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility provides for borrowings denominated in Chinese Renminbi (“RMB”) and foreign currencies, including the U.S. dollar. Borrowings are secured by a mortgage lien on the buildings and land lease at Viasystems Group’s manufacturing facility in Guangzhou, China. The Guangzhou 2009 Credit Facility is renewable annually beginning June 30, 2010. Loans under the Guangzhou 2009 Credit Facility bear interest at the rate of (i) LIBOR plus a margin negotiated prior to each U.S. dollar denominated loan or (ii) the interest rate quoted by the Peoples Bank of China multiplied by 0.9 for RMB denominated loans. The Guangzhou 2009 Credit Facility has certain restrictions and other covenants that are customary for similar credit arrangements; however, there are no financial covenants contained in this facility. Viasystems Group incurred $37 of deferred financing fees related to the facility. As of September 30, 2009, $10,000 in U.S. dollar loans was outstanding under the Guangzhou 2009 Credit Facility at a rate of LIBOR plus 0.5%, and approximately $19,300 of the revolving credit facility was unused and available.

2006 Credit Agreement

In September 2009, in connection with the consummation of the Guangzhou 2009 Credit Facility, Viasystems Group provided a notice to voluntarily prepay and cancel the credit agreement that had been previously entered into as of August 17, 2006 (the “2006 Credit Agreement”) with UBS AG Hong Kong Branch and UBS AG, Singapore Branch, and repaid all outstanding amounts under that agreement. The 2006 Credit Agreement was for a term of four years and provided a $60,000 revolving credit facility and a $20,000 term loan facility. As a result of the prepayment and cancellation of the 2006 Credit Agreement, Viasystems Group recorded a loss on early extinguishment of debt of $729 in conjunction with the write-off of related unamortized deferred financing costs.

Senior Subordinated Notes due 2011

On October 27, 2009, Viasystems, Inc., Viasystems Group’s subsidiary, commenced a tender offer to purchase up to $200,000 aggregate principal amount of its outstanding Senior Subordinated Notes due 2011 (the “2011 Notes”). On October 30, 2009, Viasystems, Inc. announced that it is proposing to offer in a private placement $220,000 in aggregate principal amount of senior secured notes due 2015. The net proceeds of this offering are intended to be used to fund the tender offer to repurchase any and all of the 2011 Notes, to redeem or otherwise repurchase any 2011 Notes that remain outstanding after the expiration of the tender offer and to pay transaction fees and expenses. In connection with the proposed senior secured notes due 2015, Viasystems Group incurred financing fees of $410 during the nine months ended September 30, 2009.

5.	Restructuring and Charges

In light of the global economic downturn which began toward the end of 2008, and as part of Viasystems Group’s ongoing efforts to align capacity, overhead costs and operating expenses with market demand, Viasystems Group initiated restructuring activities during the fourth quarter of 2008 (the “2008 Restructuring”). These activities were substantially completed during the first half of 2009, and included the shutdown of Viasystems Group’s metal fabrication facility in Milwaukee, Wisconsin, and its satellite final-assembly and distribution facility in Newberry, South Carolina (together, the “Milwaukee Facility”), as well as workforce reductions across Viasystems Group’s global operations.

The reserve for restructuring activities at September 30, 2008, primarily relates to severance requirements under foreign social plans and commitments under a long-term lease, which were incurred as part of restructuring activities initiated during 2001 (the “2001 Restructuring”). These restructuring activities were a result of the economic downturn that began in 2000 and continued into early 2003 related to many of Viasystems Group’s key telecommunication and networking customers, and the shift of production demand from high cost countries to low cost countries. These actions resulted in asset impairments, plant shutdowns and downsizings that continued through 2005.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize changes in the reserve for restructuring and impairment charges for the nine month periods ending September 30, 2009 and 2008.

	Nine Months Ended September 30, 2009
	Balance					Balance
	at					at
	12/31/08	Net Charges	Cash Payments	Adjustments		9/30/09

Restructuring Activities:
Personnel and severance	$8,896	$62	$(8,350)	$—		$608
Lease and other contractual commitments	3,226	5,754	(2,929)	(412	) (a)	5,639
Asset impairment	—	(663)	—	663	(b)	—

Total restructuring charges	$12,122	$5,153	$(11,279)	$251		$6,247

	Nine Months Ended September 30, 2008
	Balance					Balance
	at					at
	12/31/07	Net Charges	Cash Payments	Adjustments		9/30/08

Restructuring Activities:
Personnel and severance	$349	$—	$(16)	$—		$333
Lease and other contractual commitments	4,818	—	(1,038)	250	(a)	4,030

Total restructuring charges	$5,167	$—	$(1,054)	$250		$4,363

(a)	Represents $177 and $250 of accretion of interest on discounted restructuring liabilities for the nine months ended September 30, 2009 and 2008, respectively, net of $589 of non-cash restructuring expense incurred during the nine months ended September 30, 2009, related to the 2001 Restructuring.

(b)	Represents gains realized from disposal of assets in connection with the shutdown of the Milwaukee Facility.

For the nine months ended September 30, 2009, restructuring charges related to personnel and severance included $1,738 of charges primarily related to the closure of the Milwaukee Facility, which were substantially offset by a reversal of $1,676 of restructuring reserves in the Printed Circuit Boards segment. The reversal was a result of higher than anticipated employee attrition, which reduced the amount of severance costs related to involuntary headcount reductions anticipated in Viasystems Group’s 2008 Restructuring plan. For the nine months ended September 30, 2009, restructuring charges related to leases and contractual commitments of $5,754 primarily related to lease terminations and other closure costs for the Milwaukee Facility.

Viasystems Group recorded total net restructuring charges for the nine months ended September 30, 2009, of $5,153. For the nine months ended September 30, 2009, net restructuring charges related to Viasystems Group’s closed operations were $6,763, which for purpose of segment reporting are included in “Other.” For the nine months ended September 30, 2009, restructuring charges were recorded in the Assembly segment in the amount of $66, and restructuring charges were reversed in the Printed Circuit Boards segment in the amount of $1,676.

Viasystems Group has recorded cumulative restructuring charges totaling $19,633 through September 30, 2009, related to the 2008 Restructuring, and does not expect to incur significant additional charges related to those activities. These charges include $9,573 related to personnel and severance, $4,895 of non-cash asset impairment charges and $5,165 related to lease termination and other closure costs. The charges of $19,633 were incurred in the Printed Circuit Boards and Assembly segments in the amount of $8,259 and $781, respectively, with $10,593 related to the closure of the Milwaukee Facility included in “Other”.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Derivative Financial Instruments and Cash Flow Hedging Strategy

Viasystems Group’s decision to enter into foreign exchange forward contracts is made after considering future use of foreign currencies, the desired foreign exchange rate sensitivities and the foreign exchange rate environment. Prior to entering into a hedge transaction, Viasystems Group formally documents the relationship between hedging instruments to be used and the hedged items, as well as the risk management objective for undertaking the hedge transactions. The maximum term over which Viasystems Group hedges exposure to the exchange rate variability of future cash flows is generally less than one year.

Viasystems Group uses foreign exchange forward contracts that are designated and qualify as cash flow hedges, to manage certain of its foreign exchange rate risks. Viasystems Group’s objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Viasystems Group’s foreign currency exposure arises from the transacting of business in a currency other than the U.S. dollar, which is the currency in which Viasystems Group incurs the majority of its costs.

Viasystems Group recognizes all of its derivative contracts as either assets or liabilities in the balance sheet and measures those instruments at fair value through adjustments to other comprehensive income, current earnings, or both, as appropriate. Accumulated other comprehensive income as of September 30, 2009, and December 31, 2008, included an unrecognized gain on derivatives of $885 and an unrecognized loss on derivatives of $2,522, respectively.

Viasystems Group records deferred gains and losses related to cash flow hedges based on the fair value of active derivative contracts on the reporting date (see Note 1). As of September 30, 2009 and 2008, all of Viasystems Group’s derivatives were in the form of RMB foreign exchange forward contracts which were designated and qualified as cash flow hedging instruments under U.S. GAAP. The following table summarizes Viasystems Group’s outstanding derivative contracts:

	September 30, 2009	December 31, 2008

Notional amount in Chinese RMB	690,000	840,000
Weighted average remaining maturity in months	5.3	6.0
Weighted average exchange rate to one U.S. Dollar	6.835	6.797
Deferred gain (loss) measured at fair value	$885	$(2,522)
Balance sheet classification of deferred gain (loss)	Prepaid expenses and other	Accrued and other liabilities

Amounts received or paid to settle foreign exchange forward contracts are recorded in cost of goods sold at the time of settlement. For the nine months ended September 30, 2009, a $1,389 loss was recorded in cost of goods sold related to the settlement of foreign exchange forward contracts. For the nine months ended September 30, 2008, a gain of $1,343 was recorded in cost of goods sold related to the settlement of foreign exchange forward contracts.

7.	Stock-based Compensation

Stock compensation expense was recorded in the condensed consolidated statements of operations as follows:

	Nine Months Ended
	September 30,
	2009	2008

Cost of goods sold	$103	$80
Selling, general and administrative	601	571

	$704	$651

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the stock option activity from January 1, 2009, through September 30, 2009:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at December 31, 2008	2,608,400	$12.63
Granted	—	—
Exercised	—	—
Forfeited	(87,800)	12.63

Outstanding at September 30, 2009	2,520,600	12.63

Options exercisable at September 30, 2009	2,336,922	12.63

There were no options granted during the nine months ended September 30, 2009. For options granted during the nine months ended September 30, 2008, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions.

Expected life of options	5 years
Risk free interest rate	2.71%
Expected volatility of stock	52%
Expected dividend yield	None

8.	Income Taxes

Income tax expense of $4,395 for the nine months ended September 30, 2009, relates primarily to expense from Viasystems Group’s profitable China operations and uncertain tax positions in Viasystems Group’s Asia operations, partially offset by income tax benefits recognized in Viasystems Group’s Hong Kong subsidiary. Because of the substantial net operating loss carryforwards previously existing in Viasystems Group’s U.S. and other tax jurisdictions, Viasystems Group has not recognized certain income tax benefits in such jurisdictions related to Viasystems Group’s substantial interest expense, among other expenses.

9.	Comprehensive (Loss) Income

The components of comprehensive (loss) income, net of tax, are as follows:

	Nine Months Ended
	September 30,
	2009	2008

Net (loss) income	$(38,808)	$4,103
Change in fair value of derivatives, net of tax of $0	3,407	(3,805)

Comprehensive (loss) income	$(35,401)	$298

10.	Preferred Stock

There are 1,500,000 shares of Class A Junior preferred stock (the “Class A Preferred”) authorized, of which 903,233 were issued and outstanding at September 30, 2009, and December 31, 2008. There are 4,500,000 shares of Class B Senior Convertible preferred stock (the “Class B Preferred”) authorized, of which 4,255,546 shares were issued and outstanding at September 30, 2009, and December 31, 2008. Viasystems Group recorded increases to the Class A Preferred and Class B Preferred as follows to reflect the accretion of

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends and the amortization of the original issue discount on the Class A Preferred and the accretion of dividends and amortization of the beneficial conversion factor on the Class B Preferred:

	Class A Preferred		Class B Preferred
	Shares	$ Amount	Shares	$ Amount

Balance as of December 31, 2008	903,233	$108,096	4,255,546	$89,812
Accretion and amortization	—	7,959	—	6,342

Balance as of September 30, 2009	903,233	$116,055	4,255,546	$96,154

As of September 30, 2009, the aggregate cumulative preferred dividends in arrears for the Class A Preferred and Class B Preferred was $32,219 and $42,948, respectively.

11.	Business Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance. Viasystems Group operates in two segments: (i) Printed Circuit Boards and (ii) Assembly, with the assets and liabilities of Viasystems Group’s corporate headquarters and the assets, liabilities and operating results of its closed Printed Circuit Boards and Assembly operations reported as “Other.” Except for certain professional fees, operating expenses of Viasystems Group’s corporate headquarters are allocated to each segment based on a number of factors, including sales. The assets, liabilities and operating results of the Milwaukee Facility were previously reported within the Assembly segment. With the closure of the Milwaukee Facility in May 2009, Viasystems Group’s Management reclassified the assets, liabilities and operating results of the Milwaukee Facility from Assembly to “Other.” Viasystems Group’s segment results for prior periods have been reclassified for comparison purposes.

The Printed Circuit Boards segment consists of printed circuit board manufacturing facilities located in China. These facilities manufacture double-sided and multi-layer printed circuit boards and backpanels.

The Assembly segment consists of assembly operations including backpanel assembly, printed circuit board assembly, cable assembly, custom enclosures, and full system assembly and testing. The assembly operations are conducted in manufacturing facilities located in China and Mexico.

Total assets by segment are as follows:

	September 30,	December 31,
	2009	2008

Total assets:
Printed Circuit Boards	$385,770	$435,664
Assembly	95,414	102,208
Other	62,479	47,366

	$543,663	$585,238

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net sales and operating income (loss) by segment, together with a reconciliation to (loss) income before income taxes, are as follows:

	Nine Months Ended
	September 30,
	2009	2008

Net sales to external customers:
Printed Circuit Boards	$240,460	$375,619
Assembly	110,864	153,697
Other	13,761	35,703

Total	$365,085	$565,019

Intersegment sales:
Printed Circuit Boards	$6,969	$15,401
Assembly	11	17
Other	363	1,031

Total	$7,343	$16,449

Operating income (loss):
Printed Circuit Boards	$(1,003)	$33,927
Assembly	3,905	5,329
Other	(10,117)	(4,412)

Total	(7,215)	34,844
Interest expense, net	24,443	23,570
Loss on early extinguishment of debt	729	—
Amortization of deferred financing costs	1,547	1,547
Other, net	479	(2,028)

(Loss) income before income taxes	$(34,413)	$11,755

12.	Subsequent Events

Merger Agreement between Viasystems and Merix Corporation

On October 6, 2009, Viasystems announced that it had entered into a merger agreement pursuant to which Viasystems will acquire Merix Corporation (“Merix”). Merix is a leading manufacturer of technologically advanced, multi-layer printed circuit boards with operations in the United States and China. Under the terms of the merger agreement, Viasystems will acquire all of the outstanding common stock of Merix in exchange for shares of Viasystems common stock representing approximately 12.5% of the outstanding common stock of the post-merger company. On October 6, 2009, Viasystems also entered into a note exchange agreement to purchase $68,590 of Merix’ outstanding convertible debt securities in exchange for approximately $34,908 of cash and shares of Viasystems common stock representing approximately 7.0% of the post-merger company. It is expected that upon the consummation of the merger, Viasystems’ common stock will be registered, and Merix would become a wholly owned subsidiary of Viasystem. The merger is subject to Merix’ shareholders approval, certain regulatory approvals, and certain terms and conditions contained in the merger agreement.

Recapitalization Agreement

On October 6, 2009, in connection with the announced merger with Merix, Viasystems and the principal holders of the Class B Preferred, Class A Preferred, and Viasystems’ common stock entered into a

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recapitalization agreement pursuant to which, following the consummation of the acquisition of Merix, the outstanding capitalization of Viasystems will consist solely of approximately 20 million newly issued shares of common stock. The former holders of Merix common stock will hold approximately 2.5 million shares of the newly issued common stock, the former holders of Merix convertible notes will hold approximately 1.4 million shares of the newly issued common stock, the former holders of Viasystems’ Class B Preferred will hold approximately 7.7 million shares of the newly issued common stock, the former holders of Viasystems’ Class A Preferred will hold approximately 6.0 million shares of the newly issued common stock, and Viasystems’ common stock holders will hold the remaining approximate 2.4 million of newly issued shares. The recapitalization will be effected immediately prior to, and is conditioned upon, the consummation of the Merix acquisition. The total issued an outstanding common stock of Viasystems immediately after the closing of the merger will be subject to adjustment as provided for in the merger agreement and the recapitalization agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Merix Corporation

We have audited the accompanying consolidated balance sheets of Merix Corporation and subsidiaries (the “Company”) as of May 30, 2009 and May 31, 2008, and the related consolidated statements of operations, statements of shareholders’ equity and comprehensive income (loss), and statements of cash flows for the years ended May 30, 2009, May 31, 2008 and May 26, 2007. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 (a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merix Corporation and subsidiaries as of May 30, 2009 and May 31, 2008 and the results of its operations and its cash flows for the years ended May 30, 2009, May 31, 2008 and May 26, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 of Notes to Consolidated Financial Statements, effective May 27, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

/s/ GRANT THORNTON LLP

Portland, Oregon
July 30, 2009

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of May 30, 2009 and May 31, 2008

	2009	2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$17,571	$5,728
Accounts receivable, net of allowances for doubtful accounts of $1,502 and $2,252	43,285	73,153
Inventories, net	14,367	23,631
Assets held for sale	3	1,477
Deferred income taxes	160	75
Prepaid and other current assets	4,896	12,961

Total current assets	80,282	117,025
Property, plant and equipment, net of accumulated depreciation of $137,772 and $121,253	95,883	103,012
Goodwill	11,392	31,794
Definite-lived intangible assets, net of accumulated amortization of $10,324 and $8,342	6,884	8,866
Deferred income taxes, net	612	885
Assets held for sale	1,146	—
Other assets	4,471	5,859

Total assets	$200,670	$267,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,263	$59,789
Accrued liabilities	14,715	15,783

Total current liabilities	47,978	75,572
Long-term debt	78,000	70,000
Other long-term liabilities	4,234	3,522

Total liabilities	130,212	149,094

Minority interest	3,935	4,573
Commitments and Contingencies (Note 19)
Shareholders’ equity:
Preferred stock, no par value; 10,000 shares authorized; none issued	—	—
Common stock, no par value; 50,000 shares authorized; 21,781 and 21,073 issued and outstanding	217,112	215,085

Accumulated deficit	(150,622)	(101,358)
Accumulated other comprehensive income	33	47

Total shareholders’ equity	66,523	113,774

Total liabilities and shareholders’ equity	$200,670	$267,441

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the fiscal years ended May 30, 2009, May 31, 2008 and May 26, 2007

	May 30,	May 31,	May 26,
	2009	2008	2007
	(In thousands, except
	per share data)

Net sales	$287,127	$378,637	$400,496
Cost of sales	264,941	340,778	334,925

Gross profit	22,186	37,859	65,571
Operating expenses:
Engineering	2,121	1,810	1,705
Selling, general and administration	34,915	40,963	44,477
Amortization of intangible assets	1,981	2,305	2,745
Severance, asset impairment and restructuring charges	24,895	15,686	81,414

Total operating expenses	63,912	60,764	130,341

Operating loss	(41,726)	(22,905)	(64,770)
Other income (expense):
Interest income	134	793	1,378
Interest expense	(3,923)	(4,119)	(5,353)
Debt extinguishment costs	—	(476)	—
Gain on settlement of debt	—	5,094	—
Other expense, net	(528)	(1,271)	(1,019)

Total other income (expense), net	(4,317)	21	(4,994)

Loss from continuing operations before income taxes and minority interests	(46,043)	(22,884)	(69,764)
Provision for income taxes	2,628	1,502	1,412

Income (loss) from continuing operations before minority interests	(48,671)	(24,386)	(71,176)
Minority interest in net income of consolidated subsidiaries	593	1,165	739

Loss from continuing operations	(49,264)	(25,551)	(71,915)
Loss from discontinued operations, net of provision for income taxes of $0, $0 and $47, respectively	—	—	(517)

Net loss	$(49,264)	$(25,551)	$(72,432)

Basic loss per share from continuing operations	$(2.34)	$(1.22)	$(3.52)
Basic loss per share from discontinued operations	—	—	(0.03)

Basic net loss per share	$(2.34)	$(1.22)	$(3.55)

Diluted loss per share from continuing operations	$(2.34)	$(1.22)	$(3.52)
Diluted loss per share from discontinued operations	—	—	(0.03)

Diluted net loss per share	$(2.34)	$(1.22)	$(3.55)

Weighted average number of shares — basic	21,098	21,019	20,406

Weighted average number of shares — diluted	21,098	21,019	20,406

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
For the fiscal years ended May 30, 2009, May 31, 2008 and May 26, 2007

					Accumulated
					Other
			Unearned		Comprehensive	Total
	Common Stock		Stock	Accumulated	Income	Shareholders’
	Shares	Amount	Compensation	Deficit	(Loss)	Equity
	(In thousands)

Balance at May 27, 2006	19,806	$204,831	$(1,096)	$(1,623)	$13	$202,125
Stock Plans:
Exercise of stock options	724	5,586	—	—	—	5,586
Issuance of restricted stock to employees	198	—	—	—	—	—
Share-based compensation expense	—	1,850	—	—	—	1,850
Issuance of stock under defined contribution plan	126	1,234	—	—	—	1,234
Reversal of unearned stock compensation upon adoption of SFAS No 123(R)	—	(1,096)	1,096	—	—	—
Shares repurchased, surrendered or cancelled	(10)	(71)	—	—	—	(71)
Comprehensive income:
Net loss	—	—	—	(72,432)	—	(72,432)
Change in pension cost, net of tax					17	17
Foreign currency translation adjustment, net of tax	—	—	—	—	3	3

Annual comprehensive loss						(72,412)

Effect of adoption of SFAS No. 158, net of tax	—	—	—	—	132	132

Balance at May 26, 2007	20,844	212,334	—	(74,055)	165	138,444
Effect of adoption of FIN 48	—	—	—	(1,752)	—	(1,752)
Stock Plans:
Exercise of stock options	1	2	—	—	—	2
Issuance of restricted stock to employees	139	—	—	—	—	—
Share-based compensation expense	—	1,965	—	—	—	1,965
Issuance of stock under defined contribution plan	133	873	—	—	—	873
Shares repurchased, surrendered or cancelled	(44)	(89)	—	—	—	(89)
Comprehensive income:
Net loss	—	—	—	(25,551)	—	(25,551)
Foreign currency translation adjustment, net of tax	—	—	—	—	37	37
Change in pension cost, net of tax	—	—	—	—	(155)	(155)

Annual comprehensive loss						(25,669)

Balance at May 31, 2008	21,073	215,085	—	(101,358)	47	113,774
Stock Plans:
Issuance of restricted stock to employees	26	—	—	—	—	—
Share-based compensation expense	—	1,617	—	—	—	1,617
Issuance of stock under employee stock purchase plan	750	447	—	—	—	447
Shares repurchased, surrendered or cancelled	(68)	(37)	—	—	—	(37)
Comprehensive income:
Net loss	—	—	—	(49,264)	—	(49,264)
Foreign currency translation adjustment, net of tax	—	—	—	—	(14)	(14)

Annual comprehensive loss						(49,278)

Balance at May 30, 2009	21,781	$217,112	$—	$(150,622)	$33	$66,523

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended May 30, 2009, May 31, 2008 and May 26, 2007

	May 30,	May 31,	May 26,
	2009	2008	2007
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(49,264)	$(25,551)	$(72,432)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	22,605	20,992	23,226
Contribution of common stock to defined contribution plan	—	873	1,234
Share-based compensation expense	1,617	1,965	1,850
Minority interest in net income of consolidated subsidiaries	593	1,165	739
Asset impairment charges	21,202	13,056	80,773
Accrual of lease termination liability	1,090	95	—
Debt extinguishment charges	—	476	—
Gain on settlement of debt	—	(5,094)	—
Gain on disposition of assets	(594)	(343)	—
Other non-cash (income) expense	—	236	—
Deferred income taxes	89	(485)	—
Changes in operating accounts:
(Increase) decrease in accounts receivable, net	29,843	3,672	(1,863)
(Increase) decrease in inventories, net	9,264	1,600	(847)
Increase in income taxes receivable	(10)	(23)	(295)
(Increase) decrease in other assets	8,320	(5,968)	196
Increase (decrease) in accounts payable	(20,936)	9,775	(62)
Decrease in other accrued liabilities	(2,745)	(3,318)	(6,165)
Increase (decrease) in due to affiliate, net	1,607	(1,054)	(387)

Net cash provided by operating activities	22,681	12,069	25,967
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(19,005)	(28,394)	(19,795)
Proceeds from disposal of property, plant and equipment	988	278	999
Purchases of investments	—	(12,775)	(179,025)
Proceeds from sales and maturity of securities	—	21,800	188,525

Net cash used in investing activities	(18,017)	(19,091)	(9,296)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	40,000	—	—
Principal payments on long-term borrowings	(32,000)	(2,500)	(16,125)
Payment of deferred financing costs	(4)	(257)	—
Payments on capital lease obligations	—	(438)	(1,166)
Proceeds from exercise of stock options and stock plan transactions	447	1	5,586
Reacquisition of common stock	(34)	(89)	(71)
Distribution to minority shareholder	(1,230)	(1,142)	—

Net cash provided by (used in) financing activities	7,179	(4,425)	(11,776)

NET CHANGE IN CASH AND CASH EQUIVALENTS	11,843	(11,447)	4,895
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,728	17,175	12,280

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17,571	$5,728	$17,175

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes, net	$1,783	$1,562	$1,413
Cash paid for interest	3,342	3,740	5,300
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Issuance (reduction) of promissory note related to acquisition	$—	$—	$(3,406)
Other purchase price adjustments	—	—	(1,435)
Increase to asset retirement obligation	—	130	(74)
FIN 48 transition adjustment	—	2,906	—

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

Business

Merix Corporation, an Oregon corporation, was formed in March 1994. Merix is a leading global manufacturing service provider for technologically advanced printed circuit boards (PCBs) for original equipment manufacturer (OEM) customers, and their electronic manufacturing service (EMS) providers. The Company’s principal products are complex multi-layer rigid PCBs, which are the platforms used to interconnect microprocessors, integrated circuits and other components that are essential to the operation of electronic products and systems. The market segments the Company serves are primarily in commercial equipment for the communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace and automotive markets. The Company’s markets are generally characterized by rapid technological change, high levels of complexity and short product life cycles, as new and technologically superior electronic equipment is continually being developed.

The Company services its customers from its headquarters in Beaverton, Oregon and North American manufacturing facilities in Forest Grove, Oregon and San Jose, California. The Company also maintains manufacturing facilities in Huiyang and Huizhou, in the People’s Republic of China (China or the PRC). The Company maintains a direct sales force located in the United States, the United Kingdom, the China, Hong Kong and Singapore.

Basis of Consolidation

The consolidated financial statements include the accounts of Merix Corporation and its wholly-owned and majority-owned subsidiaries (collectively, the Company). Except for activity related to Merix Asia, for which certain intercompany amounts cannot be eliminated as discussed below, all inter-company accounts, transactions and profits have been eliminated in consolidation.

Prior to the implementation of an enterprise resource planning (ERP) system in the first quarter of fiscal 2009, the Company’s financial reporting systems at Merix Asia were predominantly manual in nature and required significant time to process and review the transactions in order to assure the financial information is properly stated. Additionally, Merix Asia performs a complex financial consolidation of its subsidiaries prior to the Company’s final consolidation. The time required to complete Merix Asia’s consolidation, record intercompany transactions and properly report any adjustments, intervening and/or subsequent events requires the use of a one-month lag in consolidating the financial statements for Merix Asia with Merix Corporation. Inter-company transactions which occurred during these periods have been eliminated in consolidation. Inter-company balances resulting from transactions with Merix Asia during the one-month lag period have been netted and presented as a current asset or current liability on the consolidated balance sheet. The net intercompany payable included as a component of accrued liabilities totaled $1.4 million at May 30, 2009. The net intercompany receivable included as a component of prepaid and other current assets totaled $0.2 million as of May 31, 2008.

The Company currently contemplates elimination of the one-month reporting lag for Merix Asia in the first quarter of fiscal 2010.

Fiscal Year

The Company’s fiscal year consists of 52 or 53 weeks ending on the last Saturday in May. Accordingly, fiscal 2009 ended on May 30, 2009, fiscal 2008 ended on May 31, 2008 and fiscal 2007 ended on May 26, 2007 and those fiscal years were comprised of 52 weeks, 53 weeks and 52 weeks, respectively. All references to years relate to fiscal years unless otherwise noted.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

Certain reclassifications were made to the prior period financial statements to conform to the current period presentation, including a reclassification of certain engineering costs which are directly related to the production of goods for sale and are included in cost of sales in the consolidated statements of operations. These costs were previously included as a component of operating expenses. The impact of the reclassification on inventory balances is not material. The results of operations for fiscal year 2008 and fiscal year 2007 have been revised as shown below:

	Fiscal 2008		Fiscal 2007
	(As Reported)	(As Revised)	(As Reported)	(As Revised)

Net sales	$378,637	$378,637	$400,496	$400,496
Cost of sales	334,035	340,778	328,569	334,925

Gross profit	44,602	37,859	71,927	65,571
Gross margin	11.8%	10.0%	18.0%	16.4%
Engineering expense	8,553	1,810	8,061	1,705
Other operating expenses	58,954	58,954	128,636	128,636

Loss from operations	$(22,905)	$(22,905)	$(64,770)	$(64,770)

Segment Reporting

The Company has two reportable business segments defined by geography: North America and Asia. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by senior management. The Company’s operating segments are evidence of the internal structure of its organization. Each segment operates in the same industry with production facilities that produce similar customized products for its customers. The production facilities, sales management and chief decision-makers for all processes are managed by the same executive team. The Company’s chief operating decision maker is its Chief Executive Officer. Segment disclosures are presented to the gross profit level as this is the primary performance measure for which the segment managers are responsible. No other operating results information is provided to the chief operating decision maker for review at the segment level.

Management’s Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that the estimates used are reasonable. Significant estimates and judgments made by management of the Company relate to:

•	the allowance for doubtful accounts;

•	the valuation of excess and obsolete inventories and idle facilities;

•	product warranty liabilities;

•	the valuation and impairment of long-lived assets;

•	the valuation and impairment of goodwill and other intangible assets;

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	share-based compensation;

•	legal contingencies; and

•	accounting for income taxes.

Fair Value of Financial Assets and Liabilities

We estimate the fair value of our monetary assets and liabilities based upon comparison of such assets and liabilities to the current market values for instruments of a similar nature and degree of risk. Our monetary assets and liabilities include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt. Due to their short-term nature, we estimate that the recorded value of our monetary assets and liabilities, except long-term debt as disclosed below, approximated fair value as of May 30, 2009 and May 31, 2008.

The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise; however, the quoted market price for the Company’s debt is currently reflecting a significant risk premium. The Company’s debt trades infrequently in the open market and as such, the quoted market price is considered a Level II input in the assessment of fair value. At May 30, 2009 and May 31, 2008, respectively, the book value of our fixed rate debt and the fair value, based on open market trades proximate to the fair value measurement date, was as follows (in thousands):

	2009	2008

Book value of fixed rate debt	$70,000	$70,000

Fair value of fixed rate debt	$28,000	$38,106

Foreign Currency Translation and Foreign Currency Transactions

The consolidated financial statements of the Company’s foreign operations have been translated in a process which measures assets, liabilities and operations of a foreign entity using the functional currency of that entity. The functional currency of the foreign subsidiaries is the U.S. dollar, with the exception of the foreign sales offices, which use their respective local currencies as the functional currency.

The reporting currency of the Company and its subsidiaries is the U.S. dollar. For those foreign subsidiaries whose books of record are not maintained in their respective functional currency, remeasurement into the functional currency is required before translation into the reporting currency. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date and revenues and expenses are translated into the U.S. dollar at weighted average exchange rates during the period. Foreign currency translation adjustments resulting from the translation of foreign functional currency financial statements into U.S. dollars are included as a component of accumulated other comprehensive income within shareholders’ equity.

Transactions involving a currency other than the functional currency generate a gain or loss from the fluctuation of the currency relative to the functional currency and are recorded in the consolidated statements of operations during the respective period in which they occur. The Company currently does not utilize any derivative instruments to mitigate potential foreign currency transaction losses. Net foreign currency transaction losses were $0.5 million, $1.3 million and $0.7 million during fiscal 2009, 2008 and 2007, respectively, and were included as a component of other income (expense) on our consolidated statements of operations.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase. The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents approximate fair value due to the short maturities.

Short-Term Investments

Investments in auction rate securities are classified as available-for-sale short-term investments. Available-for-sale securities are recorded at fair value, as determined by quoted market prices, with unrealized holding gains and losses (if any), net of tax, classified as a separate component of shareholders’ equity. Upon sale of the investments, any previously unrealized holding gains or losses are recognized in the consolidated statements of operations. The specific identification method is used to determine the cost of securities sold. The Company reviews short-term investments on a periodic basis to evaluate whether such securities have experienced an other-than-temporary decline in fair value. If an other-than-temporary decline in value exists, an impairment charge is recorded within the consolidated statements of operations as the difference between the carrying value of the impaired investments and the net realizable value of the impaired investments. The Company held no short-term investments as of May 30, 2009 and May 31, 2008.

Accounts Receivable, Net

The Company makes ongoing estimates relating to the collectibility of the accounts receivable balance and the Company maintains a reserve for estimated losses resulting from the inability of the customers to make required payments. In determining the amount of the reserve, the Company considers its historical bad debt experience, ongoing credit evaluations of customers and changes in the customers’ businesses. Considerable management judgment and assumptions are necessary to identify uncollectible receivables and, accordingly, actual results could vary significantly from such estimates. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, a larger reserve might be required.

Inventories, Net

Inventories are valued at the lower of cost or market and include materials, labor and manufacturing overhead. Cost is determined by standard cost, which approximates the first-in, first-out (FIFO) basis.

Provisions for inventories are made to reduce excess inventories to their estimated net realizable values, as necessary. A change in customer demand for inventory is the primary indicator for reductions in inventory carrying values. The Company records inventory provisions based on historical experiences with customers, the ability to utilize inventory in other programs, the ability to redistribute inventory back to the suppliers and current and forecasted demand for the inventory.

The Company maintains finished goods inventories on a consignment basis at certain customer locations in the U.S. and in Asia. Consignment inventory is recorded as inventory until the product is pulled from the consignment inventories by the customer and all risks and rewards of ownership of the consignment inventory have been transferred to the customer.

Abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) are recognized as current-period charges and the allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities. The Company is required to estimate the amount of idle capacity and expense amounts in the current period. During fiscal 2009 and fiscal 2007, the Company expensed $1.2 million and $0.5 million, respectively, related to abnormally low production volumes as a component of cost of sales. There were no amounts expensed related to abnormally low production volumes and related excess capacity in fiscal 2008.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets Held for Sale

Assets held for sale are recorded on the Company’s balance sheet at the lower of book value or estimated fair market value, less applicable selling costs, and are no longer being depreciated. See Note 4.

Property, Plant and Equipment, Net

Property, plant and equipment are carried at cost less accumulated depreciation. Costs of improvements that significantly extend the useful life or significantly increase the capacity of assets, including major upgrades or implementations in management information systems, plus related interest and qualifying internal costs, are capitalized. Costs related to the implementation of an ERP system that met the criteria for capitalization totaled $2.9 million, $7.0 million and $5.6 million, respectively, in fiscal 2009, 2008 and 2007. Capitalized interest totaled $0.1 million, $0.3 million and $0.2 million, respectively, in fiscal 2009, 2008 and 2007. Maintenance and repair costs are charged to expense as incurred.

As property and equipment is sold or retired, the applicable cost and accumulated depreciation are eliminated from the asset accounts and any gain or loss thereon is recorded. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the depreciable assets, which approximate up to 40 years for buildings and 3 to 10 years for machinery and equipment.

For North America, leasehold improvements are amortized over the lesser of the economic life of the asset or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service.

For Asia’s Huizhou facility, leasehold improvements are amortized over the economic useful life of ten years. Asia’s Huizhou facility has noncancelable operating lease agreements with lease terms ending through fiscal 2010 with no stated lease renewal options. In July 2009, the lessor indicated that it will extend the lease by one year, although no lease amendment has been finalized. However, as the lessor is the minority interest holder in the Asia subsidiary and it is reasonably assured that these lease agreements will be renewed and management has intentions to operate the leased manufacturing facilities indefinitely, the tenant improvements within the leased facilities are amortized over a period longer than the current underlying contractual lease obligations.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” the Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement obligation is capitalized as part of the carrying amount of the long-lived asset and allocated to expense over the useful life of the asset. The liability is accreted at the end of each period through charges to operating expenses. If the asset retirement obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss upon settlement. See Note 10 for additional information.

Impairment of Long-Lived Assets

The Company’s long-lived assets to be held and used in the business are reviewed for impairment when circumstances indicate that the carrying amount may not be recoverable. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which cash flows are identifiable. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that the fair values are reduced for disposal costs. Considerable management judgment and assumptions are necessary to identify indicators of impairment

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Asset impairments, excluding goodwill impairments, related to continuing operations totaled $0.7 million, $12.5 million and $26.6 million, respectively, in fiscal 2009, 2008 and 2007. See Note 15 for additional information. During fiscal 2007, the Company also recorded a net $1.1 million asset impairment charge related to discontinued operations. As a result of the deteriorating economic conditions experienced during fiscal 2009, the Company performed impairment analyses for its long-lived assets. With the exception of the $0.7 million impairment charge recorded in relation to disposition of certain plant assets (see Note 15), no other long-lived assets were determined to be impaired as of May 30, 2009.

Goodwill and Identifiable Intangible Assets

Goodwill is not amortized but is instead tested for impairment at least annually or when events indicate that impairment may exist. The impairment test is a two step process. The first identifies potential impairments by comparing the fair value of a reporting unit with its book value, including goodwill and other identifiable intangible assets. If the fair value of the reporting unit exceeds the carrying amount, goodwill and other identifiable intangible assets are not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step includes determining the implied fair value through further market research. The implied fair value of goodwill and other identifiable intangible assets is then compared with the carrying amount to determine if an impairment loss is recorded. See Notes 7 and 15 for further discussion of goodwill impairment charges.

Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment when events or circumstances indicate that the carrying value may be impaired in accordance with SFAS No. 144, as discussed above. The Company reviewed these assets for impairment during the fourth quarter of each fiscal year and determined that no impairment existed.

Leasehold Land Use Rights, Net

Leasehold land use rights, net represents amounts paid to lease land in China. Amounts are paid at the beginning of the lease term and are amortized on a straight-line basis over the remaining period of the initial 50-year lease terms ending 2052. See Note 8.

Deferred Financing Costs

Debt issuance costs and loan origination fees paid are deferred and amortized at the rate of approximately $0.2 million per quarter through May 2013 as a component of interest expense over the life of the debt to which they relate and are included on our consolidated balance sheets as a component of other assets. See Notes 8 and 11.

Warranty Liability

The Company generally warrants its products for a period of up to twelve months from the point of sale. The Company records a liability for the estimated cost of the warranty upon transfer of ownership of the products to the customer. Using historical data, the Company estimates warranty costs and records the provision for such charges as an element of cost of goods sold upon recognition of the related revenue. The Company also accrues warranty liability for certain specifically identified items that are not covered by our assessment of historical experience.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warranty activity, adjusted for discontinued operations, for fiscal 2009, 2008 and 2007 was as follows (in thousands):

	2009	2008	2007

Balance, beginning of period	$2,147	$2,129	$2,297
Provision for warranty charges	2,504	3,565	3,383
Change in estimate for existing warranties	(742)	—	—
Warranty charges incurred	(2,948)	(3,547)	(3,551)

Balance, end of period	$961	$2,147	$2,129

Prior to its acquisition in September 2005 and in selected circumstances subsequent to acquisition, Merix Asia granted longer warranty periods to certain customers of up to three years. During the third quarter of fiscal 2009, the Company reduced its accrual for warranty charges by approximately $0.7 million to reflect the change from a three-year warranty period to a twelve-month warranty period on products currently sold by its Asia segment and the impact of improved quality on claim rates for its Asia factories.

Revenue Recognition

The Company recognizes revenue upon the shipment of its products to the customer provided that the price is fixed, delivery has occurred and title has transferred to the customer, collection of the resulting receivable is reasonably assured, product returns are reasonably estimable, there are no further customer acceptance requirements and there are no remaining significant obligations. Provisions for estimated sales returns and adjustments are made at the point of revenue recognition based on historical experience. Sales adjustments are charged against consolidated net sales.

Consignment sales are recognized at the time the consignee uses the consignment goods and all criteria of revenue recognition described above have been satisfied.

Shipping and Handling Charges

The Company incurs costs related to shipping and handling of its manufactured products. The Company expenses these costs as incurred as a component of cost of sales. The Company also incurs shipping and handling charges related to the receipt of raw materials, which are recorded as a cost of the related inventory. Payments received from customers for shipping and handling costs are immaterial and are included as a component of net sales upon recognition of the related sale.

Taxes Assessed by a Governmental Authority

The Company accounts for all taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction (i.e., sales, use, value added) on a net basis and those taxes are excluded from net sales.

Concentrations of Risk

The Company is subject to concentrations of credit risk, primarily associated with cash and cash equivalents, short-term investments and accounts receivable.

The Company has significant credit risk attributable to its accounts receivable. The accounts receivable are either due from an OEM customer or its electronic manufacturing service provider, depending upon the billing arrangement. At May 30, 2009, five entities represented approximately 41% of the Company’s net accounts receivable balance, individually ranging from approximately 5% to 18%. At May 31, 2008, five

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entities represented approximately 48% of the Company’s net accounts receivable balance, individually ranging from approximately 5% to 18%.

Certain of the Company’s products use types of laminate materials that are only available from a single supplier that holds a patent on the material. Although other manufacturers of advanced PCBs must also use the same supplier, and the Company’s OEM customers generally determine the type of laminate materials used, a failure to obtain the material from the single supplier for any reason may cause disruption and possible cancellation of orders for PCBs using that type of laminate, which in turn would cause a decrease in the Company’s consolidated net sales.

One customer accounted for 13% of the Company’s net sales in fiscal 2009. Two customers accounted for 11% and 10%, respectively, of the Company’s net sales in fiscal 2008 and accounted for 15% and 11%, respectively, in fiscal 2007. No other customer represented more than 10% of net sales in fiscal 2009 2008 and 2007.

Legal Contingencies Reserve

All legal contingencies which are judged to be both probable and estimable are recorded as liabilities in the consolidated balance sheets based on the Company’s best estimates. The Company regularly monitors its estimates in light of current developments and changes in circumstances and the Company adjusts its legal reserves accordingly. If no particular amount is determined to constitute the Company’s best estimate of a particular legal contingency, a range of the Company’s estimate of the costs of resolving or disposing of the underlying claim is disclosed and the Company will accrue for the low end of the range of costs, unless otherwise disclosed. Considerable management judgment and assumptions are necessary to estimate legal contingency reserves. Accordingly, actual results could vary significantly from such estimates. Legal fees are expensed in the period in which they occur.

Environmental Contingencies

Accruals for environmental matters, if any, are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued environmental liabilities, if any, are exclusive of claims against third parties and are not discounted. There were no material environmental remediation liabilities at May 30, 2009 and May 31, 2008.

In general, ongoing costs related to environmental remediation are charged to expense. Environmental costs are capitalized if such costs increase the value of the property and/or mitigate or prevent contamination from future operations.

Engineering Expense

Expenditures for engineering of products and manufacturing processes are expensed as incurred.

Income Taxes

The Company accounts for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, effective May 27, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more likely than not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. As a result of the adoption of FIN 48, the Company recorded a transition adjustment of $1.8 million to beginning accumulated deficit and $0.7 million as an adjustment to goodwill.

The Company recognizes accrued interest and penalties related to potential liability for uncertain tax positions as a component of tax expense. This policy did not change as a result of the adoption of FIN 48. No penalties were recognized during fiscal 2008, fiscal 2007 and fiscal 2006. The Company recorded accrued interest on the potential liability for uncertain tax positions totaling $0.3 million and $0.4 million during fiscal 2009 and 2008, respectively.

Net Loss Per Share

The effect of potential dilutive common stock equivalents are excluded from the calculation of diluted earnings per share for the periods in which losses are reported because the effect is antidilutive. Basic and diluted earnings per share are the same for fiscal 2009, 2008 and 2007 as the Company was in a loss position for each of those years.

The following common stock equivalents were excluded from the diluted EPS calculations because inclusion would have had an antidilutive effect (in thousands):

	2009	2008	2007

Stock options	3,221	2,970	1,607
Convertible notes	4,608	4,608	4,608

	7,829	7,578	6,215

Share-Based Compensation

The Company measures share-based compensation expense based on the estimated fair value of the award on the grant date. Share-based compensation expense is recognized using the graded vesting attribution method for stock options and the straight-line attribution method for restricted stock awards over the vesting period of the individual award, adjusted for estimated forfeitures. Share-based compensation for performance-based stock option awards is recognized over the requisite service period if it is probable that the performance condition will be achieved. The Company does not accrue compensation expense if it is not probable that the performance condition will be achieved. The Company does not reverse previously recognized compensation expense if vested awards expire unexercised. New shares are issued upon the exercise of stock options.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141(R), “Business Combinations,” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS Nos. 141(R) and 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

combinations occurring after the effective date and SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The adoption of SFAS Nos. 141(R) and 160 is not expected to have a significant impact on the Company’s current financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires certain disclosures related to derivative instruments. SFAS No. 161 is effective prospectively for interim periods and fiscal years beginning after November 15, 2008. The Company is currently evaluating the effects, if any, that the adoption of SFAS No. 161 will have on its financial position and results of operations. The Company currently has no derivative instruments and does not currently engage in hedging activity and as such, the adoption of SFA No. 161 is not expected to have a significant impact on its financial position and results of operations.

In April 2008, the FASB issued Staff Position No. FAS 142-3 “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of FSP 142-3 is not expected to have a significant impact on the Company’s financial position or results of operations.

In May 2008, the FASB issued Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP 14-1). FSP 14-1 clarifies convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSP 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. The Company currently has no convertible debt instruments that may be settled in cash upon conversion and, as such, the adoption is not expected to have a significant impact on its financial position and results of operations.

In April 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1 “Interim Disclosures About Fair Value of Financial Instruments” which requires disclosure about the method and significant assumptions used to establish the fair value of financial instruments for interim reporting periods as well as annual reporting periods. The FSP is effective for interim reporting periods ending after June 15, 2009 and will not have a material impact on the Company’s financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the standard requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, which will alert users of the financial statements that the Company has not evaluated subsequent events occurring after that date. SFAS 165 is effective for interim or annual reporting periods ending after June 15, 2009 and will not have a material impact on the Company’s financial position and results of operations.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Adopted Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value.. SFAS No. 157 establishes market and observable inputs as the preferred source of values, followed by assumptions based on hypothetical transaction in the absence of market inputs. The valuation techniques required by SFAS 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices in active markets for identical asset or liabilities.

•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The provisions of SFAS No. 157 were to be effective for fiscal years beginning after November 15, 2007. On February 6, 2008, the FASB agreed to defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective June 1, 2008, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities. The adoption of SFAS No. 157 did not have any material impact on the Company’s results of operations or financial position.

In October 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS No, 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 became effective immediately.

Effective January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.” SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in the results of operations. SFAS No. 159 also establishes additional disclosure requirements. The Company did not elect the fair value option under SFAS No. 159 for any of its financial assets or liabilities upon adoption. The adoption of SFAS No. 159 did not have a material impact on the Company’s results of operations or financial position.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Transactions Related to Merix Asia Acquisition

Eastern Pacific Circuits Holdings Limited and Purchase Price Allocation Adjustment

On September 29, 2005, Merix Corporation completed the acquisition of the business operations of Eastern Pacific Circuits Limited and certain of its subsidiaries (collectively referred to as Merix Asia), a Hong Kong based supplier of PCBs from Eastern Pacific Circuits Holdings Limited (EPCH). Existing minority interest owners retained, subsequent to completion of the acquisition, their ownership percentage in the four entities that hold facilities and conduct business operations in the PRC. The individual ownership percentages of these minority interest owners are 5% and 15%, respectively. The acquisition of the business operations of Merix Asia was completed for an adjusted purchase price of $116.8 million. The acquisition was financed with a combination of approximately $32.8 million of available cash, term loans, including the assumption of certain EPCH debt, and revolving credit borrowings under two credit facilities totaling approximately $71.2 million and the issuance of an $11.0 million subordinated promissory note to EPCH, which was subsequently reduced to $7.6 million and then again to $2.5 million, as described below. The purchase price included $5.2 million of direct acquisition costs, which were funded with available cash. The term loans and revolving credit borrowings were refinanced in May 2006 (see Note 11). The purchase price did not reflect potential additional consideration based on changes in working capital, cash and an additional earn-out payment of up to $13 million if the business met certain EBITDA targets during the calendar year 2005.

During fiscal 2007, the Company and EPCH resolved several uncertainties that existed regarding the application of the post-closing working capital adjustment and EBITDA earn-out provisions of the purchase agreement. The resolution of these values resulted in a $3.4 million reduction of the $11.0 million subordinated promissory note to $7.6 million. A corresponding reduction of goodwill related to this acquisition was also recorded. In addition, no payout was made pursuant to the earn-out provisions. The adjustment to the promissory note, combined with final purchase allocation adjustments totaling $1.4 million, reduced goodwill resulting from the acquisition by $4.8 million. In addition, interest expense was recalculated on the note from the date of inception as if the principal balance was always $7.6 million, which resulted in a $0.3 million offset to interest expense in fiscal 2007 to reverse previously recognized interest expense.

In fiscal 2008, the Company settled certain claims outstanding against EPCH and made a payment of $2.5 million to settle all remaining obligations under the subordinated promissory note. The remaining balance of $5.1 million outstanding on the subordinated note payable, including accrued interest, was eliminated in exchange for the Company releasing EPCH from all past and any future claims relating to the Merix Asia acquisition. The $5.1 million balance including accrued interest was included as a component of gain on settlement of debt on the statement of operations in fiscal 2008.

Note 3.	Inventories, Net

Inventories, net of related reserves, consisted of the following at May 30, 2009 and May 31, 2008 (in thousands):

	2009	2008

Raw materials	$2,986	$4,876
Work in process	4,129	7,542
Finished goods	3,398	3,901
Consigned finished goods	3,854	7,312

	$14,367	$23,631

The increase (decrease) to inventory valuation reserves was ($0.1 million), $0.3 million and $0.8 million, respectively, in fiscal 2009, 2008 and 2007. As of May 30, 2009 and May 31, 2008, the Company’s inventory reserves totaled $3.6 million and $3.7 million, respectively.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Assets Held for Sale

At May 30, 2009 and May 31, 2008, assets held for sale included the following (in thousands):

	2009	2008

Two parcels of land	$1,146	$1,146
Excess equipment	3	331

	1,149	1,477
Assets held for sale included in current assets	(3)	(1,477)

Assets held for sales included in non-current assets	$1,146	$—

In accordance with SFAS No. 144, these assets are recorded at the lower of their carrying amount or fair value less disposal costs and are no longer being depreciated.

During fiscal 2009, the Company determined that land included in assets held for sale should be presented in non-current assets as a result of deteriorating general economic conditions. At May 31, 2008, these assets were classified as current assets.

During fiscal 2009, the Company sold assets previously used in the Hong Kong facility valued at $0.3 million at May 31, 2008 and recorded a gain on sale of $0.6 million, which is reflected as a reduction to restructuring charges on the consolidated statement of operations.

During fiscal 2008, the Company ceased manufacturing operations at its Hong Kong facility. The net book values of the building and related land use rights were reduced to $0 by an impairment charge recorded in fiscal 2007 (see Note 15). These assets are classified as assets held for sale at May 30, 2009.

Note 5.	Prepaid and Other Current Assets

Prepaid expenses and other current assets consisted of the following at May 30, 2009 and May 31, 2008 (in thousands):

	2009	2008

Prepaid expenses	$1,410	$1,778
Income taxes receivable (Note 16)	328	318
Value-added tax receivable	1,646	7,176
Intercompany receivable (Note 1)	—	227
Other	1,512	3,462

	$4,896	$12,961

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Property, Plant and Equipment

Property, plant and equipment included the following at May 30, 2009 and May 31, 2008 (in thousands):

	2009	2008

Land	$922	$922
Buildings and grounds	47,116	40,098
Leasehold improvements	2,640	1,979
Machinery and equipment	182,645	162,486
Construction in progress	332	18,780

	233,655	224,265
Accumulated depreciation	(137,772)	(121,253)

	$95,883	$103,012

The Company recognized depreciation and amortization expense relating to property, plant and equipment of $19.7 million, $17.7 million and $19.3 million, respectively, during fiscal 2009, 2008 and 2007.

In the second quarter of fiscal 2009, the Company implemented a plan to dispose of certain surplus assets to streamline the utilization of equipment in its Oregon factory and recorded $0.7 million in impairment charges on the assets to be disposed. The sale of the assets was finalized in the third quarter of fiscal 2009.

In fiscal 2008, the Company recorded net asset impairment charges totaling $12.5 million related to the closure of its Hong Kong and Wood Village facilities. See Note 15 for additional information.

In fiscal 2007, the Company recorded a net $1.1 million asset impairment charge related to discontinued operations and a $26.6 million asset impairment charge to other assets. See Notes 12 and 15 for additional information.

Note 7.	Goodwill and Definite-Lived Intangible Assets

Goodwill

The following is a reconciliation of changes in goodwill for fiscal 2009, fiscal 2008 and fiscal 2007 (in thousands):

	2009	2008	2007

Balance, beginning of period	$31,794	$31,614	$89,889
Recognition of deferred tax assets related to Asia acquisition in accordance with SFAS No. 109, “Accounting for Income Taxes”	98	(545)	(123)
Impairment (Note 15)	(20,500)	—	(53,311)
Adjustment related to $3.4 million decrease in promissory note and $1.4 million purchase allocation adjustment	—	—	(4,841)
Adjustment related to adoption of FIN 48	—	725	—

Balance, end of period	$11,392	$31,794	$31,614

The Company has historically performed its annual impairment testing in the fourth quarter of each fiscal year by assessing the fair value of its reporting units using a calculation based on the present value of future cash flows. Due to a number of factors including: 1) the substantial variance between the Company’s market capitalization based on the current trading price range for its common stock and the net asset value reflected in its consolidated balance sheet, 2) continuing operation losses sustained in the first three quarters of fiscal

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009 and 3) the deterioration of the general economic environment, management has undertaken quarterly assessments of potential impairment of the Company’s long-lived assets throughout fiscal 2009.

In the third quarter of fiscal 2009, the Company recorded an impairment charge of $20.5 million to reduce the value of goodwill recorded in the acquisition of the Asia subsidiary to $0. The Company determined that there was no impairment in fiscal 2008. In the fourth quarter of fiscal 2007, the Company determined that goodwill impairment charges totaling $53.3 million were required, consisting of an impairment charge of $39.1 million related to the acquisition of its Asia subsidiary and a charge of $14.2 million related to the acquisition of its San Jose manufacturing facility.

Definite-Lived Intangible Assets

The gross amount of our definite-lived intangible assets and the related accumulated amortization at May 30, 2009 and May 31, 2008 were as follows (in thousands):

	Amortization
	Period	2009	2008

Customer relationships	6.5-10 years	$17,168	$17,168
Accumulated amortization		(10,291)	(8,317)

		6,877	8,851
Manufacturing sales representatives network	5.5 years	$40	$40
Accumulated amortization		(33)	(25)

		7	15

Total definite-lived intangible assets		$6,884	$8,866

Amortization expense for fiscal 2009, fiscal 2008 and fiscal 2007 was as follows (in thousands):

	2009	2008	2007

Customer relationships	$1,975	$2,298	$2,415
Non-compete agreement	—	—	323
Manufacturing sales representatives network	7	7	7

	$1,982	$2,305	$2,745

Amortization is as follows over the next five fiscal years and thereafter (in thousands):

Fiscal Year	Total

2010	$1,765
2011	1,553
2012	1,120
2013	727
2014	727
Thereafter	992

$6,884

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Other Assets

Other assets consisted of the following at May 30, 2009 and May 31, 2008 (in thousands):

	2009	2008

Leasehold land use rights, net	$1,199	$1,227
Deferred financing costs, net	3,022	3,842
Other assets	250	790

	$4,471	$5,859

Deferred financing costs are amortized at the rate of approximately $0.2 million per quarter through May 2013. During fiscal 2008, the Company recorded debt extinguishment costs totaling $0.5 million for unamortized deferred financing costs as a result of the replacement of its revolving credit facility. See Note 11.

Note 9.	Accrued Liabilities

Accrued liabilities consisted of the following at May 30, 2009 and May 31, 2008 (in thousands):

	2009	2008

Accrued compensation	$6,686	$7,177
Accrued warranty (Note 1)	961	2,147
Income taxes payable (Note 16)	469	316
Intercompany payable (Note 1)	1,380	—
Asset retirement obligation — current portion (Note 10)	—	873
Other liabilities	5,219	5,270

	$14,715	$15,783

Note 10.	Asset Retirement Obligations

At May 30, 2009 and May 31, 2008, asset retirement obligations primarily related to the restoration of the leased facilities to shell condition upon termination of the leases in place at those facilities. Refer to Note 13 for a discussion of the related lease terms. Activity related to asset retirement obligations for the years ended May 30, 2009 and May 31, 2008 was as follows (in thousands):

	2009	2008

Asset retirement obligations at the beginning of the period	$1,328	$1,106
Costs incurred for restoration of facilities	(841)	(108)
Revisions in estimated cash flows	—	130
Accretion expense	17	200

Asset retirement obligations at the end of the period	504	1,328
Asset retirement obligations included in current liabilities	—	(873)

Asset retirement obligations included in other long-term liabilities	$504	$455

During the first quarter of fiscal 2009, the Company incurred $0.8 million in costs related to the restoration of leased facilities formerly housing the Wood Village manufacturing facility, which were charged to the asset retirement obligation.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Revolving Lines of Credit and Long-Term Debt

$55.0 Million Revolving Line of Credit

During fiscal 2008, the Company terminated its previous $55 million revolving loan agreement and entered into a new loan and security agreement for a $55 million credit facility with Bank of America, N.A., as administrative agent and lender (the Credit Facility). Upon termination of the previous $55 million revolving loan agreement, the Company recognized $0.5 million in unamortized debt issuance costs related to the terminated credit facility as a component of debt extinguishment costs.

The Credit Facility is subject to a borrowing base calculated using the value of accounts receivable, equipment, and real property and is reduced by a reserve for an $8 million guarantee for the Merix Singapore Revolving Facility Agreement (as defined below). The Credit Facility is secured by a lien upon substantially all of the Company’s assets, including, without limitation, accounts receivable, inventory, deposit accounts, intellectual property and real estate, but excluding a portion of the equity securities of Merix’ foreign subsidiaries owned by Merix or one of its domestic subsidiaries.

Borrowings under the credit facility will bear interest based, at the Company’s election, on either the prime rate announced by Bank of America or LIBOR plus an applicable margin. All amounts outstanding under the Credit Facility will be due and payable on February 15, 2013. The Credit Facility has usual and customary covenants for credit facilities of this type, including covenants limiting debt incurrence, liens, dividends, investments, asset sales, formation of subsidiaries, mergers, restrictive agreements, hedging agreements, affiliate transactions, and material changes in business. The Credit Facility also includes a financial covenant requiring a minimum fixed charge coverage ratio of 1.1:1 if Excess Availability, defined in the Credit Facility agreement as a function of outstanding borrowings and available cash, falls below $20.0 million. Excess Availability at May 30, 2009 was $37.3 million and as such this covenant is not currently in effect. The Company would not be in compliance if this covenant was currently applicable. At May 30, 2009, the Company was in compliance with all other debt covenants. Exclusive of the $8.0 million amount outstanding under the Merix Singapore Revolving Facility Agreement sub-facility as discussed below, there were no amounts outstanding on the master Credit Facility.

Merix Singapore Revolving Facility Agreement

In the fourth quarter of fiscal 2008, Merix Holding (Singapore) Pte Ltd (MHS) entered into a Letter Agreement (the Merix Singapore Facility Agreement) for a credit sub-facility with Bank of America, N.A. as lender, with an original availability of $12.0 million. This agreement was amended on October 13, 2008 to cap availability at $8.0 million. Borrowings under the Merix Singapore Credit Facility bear interest based on LIBOR plus an applicable margin. The facility is uncommitted and the lender reserves the right to vary, reduce, cancel or terminate the facility and require full repayment of amounts outstanding. The Merix Singapore Facility Agreement had an initial term of one year and automatically renews on an annual basis unless terminated by either party with 30 days’ notice. The Credit Facility and the Merix Singapore Facility Agreement are subject to a cross-default covenant. As of May 30, 2009, $8.0 million was outstanding on the Merix Singapore Facility Agreement. In the event of termination of this credit agreement, the Company intends to refinance any amounts outstanding on this line with borrowings under the master Credit Facility. As such, borrowings under the Merix Singapore Facility Agreement are classified as long-term debt in the consolidated balance sheet at May 30, 2009.

See Note 21 for discussion of a new credit facility established subsequent to May 30, 2009.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Term Debt

The Company’s outstanding debt at May 30, 2009 and May 31, 2008 consisted of the following (in thousands):

	2009	2008

4% Convertible debenture	$70,000	$70,000
Borrowings on revolving credit facilities	8,000	—

	78,000	70,000
Less current maturities	—	—

	$78,000	$70,000

4% Convertible Debenture

On May 16, 2006, the Company completed the sale of $60 million 4% Convertible Senior Subordinated Notes due 2013. On May 24, 2006, the initial purchaser of these notes exercised its option to purchase an additional $10 million principal amount, bringing the total gross proceeds to $70 million (collectively referred to as the Notes due 2013).

The Notes due 2013 mature on May 15, 2013 and bear interest at the rate of 4% per year. Interest is payable in arrears on May 15 and November 15 of each year, beginning on November 15, 2006. The Notes due 2013 are convertible at the option of the holder into shares of the Company’s common stock at any time prior to maturity, unless the notes are earlier redeemed or repurchased. The Notes due 2013 are convertible at an initial conversion rate of 65.8328 shares per $1,000 principle amount, subject to certain adjustments. This is the equivalent to a conversion price of $15.19 per share. The Notes due 2013 are general unsecured obligations of the Company and are subordinate in right of payment to all of the Company’s existing and future senior debt and are equal with any future unsecured debt that is not senior debt.

Embedded Derivatives

The Notes due 2013 contain a provision pursuant to which the Company may be required to issue additional shares based on a variable conversion feature if certain events occur. The Company concluded that the debentures are not conventional convertible debt instruments. In addition, the Company concluded that the embedded conversion option qualifies as a derivative under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Furthermore, in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company determined that the embedded derivative would be properly classified in equity if it were a freestanding security due to the following:

•	it has no net cash settlement feature;

•	delivery of the shares is within the control of the Company since the settlement shares were registered contemporaneously with the registration of the Notes due 2013;

•	the Company has sufficient authorized shares to meet the settlement requirements;

•	the contract has an explicit limit on the number of shares in settlement;

•	there are no cash payments to the counterparty in the event the Company fails to make timely filings with the SEC;

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	there are no required cash payments to the counterparty if the shares initially delivered upon settlement are subsequently sold by the counterparty and the sales proceeds are insufficient to provide the counterparty with full return of the amount due;

•	there are no provisions in the contract that indicate that the counterparty has rights that rank higher than those of a shareholder of the stock underlying the contract; and

•	there is no requirement in the contract to post collateral at any point or for any reason.

Since the Company concluded that the embedded derivative would be properly classified in equity if it were a freestanding security, it was able to further conclude that the embedded derivative qualifies for the scope exception set forth in SFAS No. 133, paragraph 11(a). Accordingly, the Company is not required to bifurcate and separately account for the embedded derivative.

Subordinated Note Payable

On September 29, 2005, the Company issued a subordinated Promissory Note (the Note) to EPCH for a total of (a) $11 million, plus (b) the amount of the earn-out consideration determined under the Master Sale and Purchase Agreement in connection with the acquisition of Merix Asia (see Note 2). The principal was to be paid in four equal installments on March 1, 2007, December 1, 2007, December 1, 2008 and March 15, 2009. The outstanding principal balance earned interest at 7% through December 1, 2006, 8% through December 1, 2007 and 9% thereafter, payable quarterly. The Company was able to offset its payment obligations under the Note by the amount of warranty claims arising under the Master Sale and Purchase Agreement.

During fiscal 2007, the Company and EPCH resolved several uncertainties that existed regarding the application of the post-closing working capital adjustment and EBITDA earn-out provisions of the purchase agreement. The resolution of these values resulted in a $3.4 million reduction of the Note to $7.6 million. A corresponding reduction of goodwill related to this acquisition was also recorded. In addition, no payout was made pursuant to the earn-out provisions.

In addition, in fiscal 2008, the Company exercised its rights under the Note to not make its December 1, 2007 payment due to Merix’ claims against the seller. On January 2008, the Company settled these claims and made a payment of $2.5 million to settle all remaining obligations under the Note. The remaining balance of $5.1 million outstanding on the Note, including accrued interest, was eliminated in exchange for the Company releasing the seller from all past and any future claims relating to the Merix Asia acquisition. The $5.1 million of principal and accrued interest that was eliminated are included as a component of gain on settlement of debt on the consolidated statement of operations for fiscal 2008. The Company does not expect any of the other settlement terms to have a material impact on its results of operations or financial position.

Principal Payments of Long-Term Debt

Principal payments on long-term debt related to the $70.0 million convertible debenture and any outstanding borrowings under the revolving Credit Facility are due in fiscal 2013.

Note 12.	Discontinued Operations

On September 29, 2006, Merix Asia entered into an agreement with Citi-Power Investment Limited (Citi-Power) to sell Merix Hong Kong’s 90% shareholding interest in the Lomber single-sided manufacturing facility located in Huizhou City in the PRC (the Lomber Facility) for a nominal amount. Also on September 29, 2006, Merix Asia entered into an agreement with Excel Hero (China) Limited (EXCEL) to sell its 85.29% shareholding interest in its single-sided manufacturing facility located in Dongguan City in the PRC (the Dongguan Facility) for a nominal amount. On March 31, 2007, Merix Asia sold the stock of Merix

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holding (Hong Kong) Limited, the holding company of the Lomber Facility and Dongguan Facility to East Bridge Group Limited for an amount approximately equal to the book value of the facilities.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded the related assets and liabilities as current assets and liabilities on its balance sheet at the lower of their carrying amount or fair value, less cost to sell, upon being classified as discontinued operations. The combined net book value of the Dongguan and Lomber facilities was approximately $1.1 million upon their classification as discontinued operations and their fair value, less selling costs was determined to be approximately $0.1 million. Accordingly, during fiscal 2007, the Company recorded an impairment charge of approximately $1.1 million, including estimated closing costs, as a component of loss from discontinued operations.

The results of operations for the Dongguan and Lomber facilities were reclassified as discontinued operations for all periods presented. Certain financial information related to discontinued operations for fiscal 2007 was as follows (in thousands):

2007

Revenue	$8,597
Net impairment related to assets of discontinued operations	(1,062)
Pre-tax loss	(470)

Note 13.	Lease Agreements

Operating Leases

In August 2000, the Company entered into a noncancelable operating lease agreement to lease a manufacturing facility located in Wood Village, Oregon. Under the terms of the lease agreement, lease payments began in July 2001 and escalate at specific points over the minimum ten-year term of the lease. Rent expense is recognized on the straight line basis. In the third quarter of fiscal 2008, the Company announced that it was closing down this facility. In April 2008, the Company entered a sublease agreement for its Wood Village manufacturing facility. The terms of the sublease provide for escalating rent payments of approximately $0.6 million per year through the termination date of the master lease agreement in July 2011. As of May 30, 2009, the sublease rentals are delinquent and the Company’s management believes that it is likely that the current sublease agreement will be terminated.

In February 2007, the Company entered into a noncancelable operating lease agreement for administrative office space in Beaverton, Oregon with an initial term ending August 2014. Under the terms of this lease agreement, lease payments began in September 2007 and escalate at specific points over the term of the lease. Rent expense is recognized on a straight line basis. In April 2008, the Company amended this lease to provide for an expansion of the leased premises. Additional lease payments commenced November 2008 and are included in the summary of future minimum lease payments shown below.

Merix San Jose leases office space and production facilities under noncancelable operating lease agreements with various initial terms ending through fiscal 2010 with options to extend the lease terms beyond the initial lease terms through fiscal 2019. Lease payments escalate at specific points over the minimum five-year lease terms. Rent expense is recognized on the straight line basis.

Merix Asia leases office, apartment space and production facilities under noncancelable operating lease agreements with various initial terms ending through fiscal 2011. Rent expense is recognized on the straight line basis. These lease agreements do not contain options to extend the lease terms and the lease payments do not escalate.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rental expense under significant operating leases was $3.6 million, $3.5 million and $2.0 million during fiscal 2009, 2008 and 2007, respectively. See also Note 20 regarding related party lease payments.

Future minimum lease payments under noncancelable operating leases as of May 30, 2009, net of sublease payments, were as follows (in thousands):

Fiscal Year:

2010	$2,108
2011	1,808
2012	960
2013	903
2014	830
Thereafter	1,088

$7,697

Note 14.	Stock Incentive Plans and Share-Based Compensation

Stock Incentive Plans

2007 Employee Stock Purchase Plan

Prior to January 22, 2009, the Company had the Merix Corporation 2007 Employee Stock Purchase Plan (the ESPP), which was approved by shareholders, pursuant to which 750,000 shares of common stock were reserved for issuance to participating employees. Eligible employees could elect to contribute up to 5% of their gross earnings and could purchase shares only through payroll deductions permitted under the ESPP. The ESPP provided for 6-month offerings commencing on July 21 and January 21 of each calendar year, or the immediately preceding business day if these dates occur on a weekend. At the end of each six-month purchase period, the purchase price was determined and the accumulated funds were used to purchase shares of common stock. The purchase price per share was equal to 85% of the lower of the fair market value of the common stock on (a) the first day of the offering period or (b) the date of purchase. At the end of the second six-month purchase period, which ended in January 2009, all 750,000 reserved shares were issued to ESPP participants and the plan was suspended at that time.

2006 Equity Incentive Plan

The Company has the Merix Corporation 2006 Equity Incentive Plan (the 2006 Plan), which replaced its 1994 Stock Incentive Plan (the 1994 Plan). The 2006 Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options, (2) stock appreciation rights, (3) stock awards, restricted stock and stock units, (4) performance shares and performance units conditioned upon meeting performance criteria and (5) other stock- or cash-based awards. Awards may be granted under the 2006 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors. Under the 2006 Plan, 750,000 new shares of common stock were reserved for issuance. 396,363 shares of common stock previously reserved for issuance, but not subject to outstanding awards, under the 1994 Plan as of October 5, 2006 ceased to be available for issuance under the 1994 Plan and instead became available for grant under the 2006 Plan. Additionally, shares of common stock subject to outstanding options or unvested restricted stock awards under the 1994 Plan will also become available for grant under the 2006 Plan in the future to the extent that such awards expire or otherwise terminate without shares of common stock being issued pursuant to options, or to the extent that shares issued pursuant to restricted stock awards are forfeited. As of May 30, 2009, approximately 375,000 shares of common stock were subject to outstanding options or unvested stock awards under the 1994 Plan and approximately 975,000 shares had been forfeited or otherwise terminated and became available for grant under the 2006 Plan.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000 Nonqualified Stock Option Plan

The Company also has the Merix Corporation 2000 Nonqualified Stock Option Plan (the 2000 Plan) that did not require approval by its shareholders. The 2000 Plan, as amended, permits the grant of up to 4,000,000 shares of common stock in the form of nonqualified stock options and stock awards to employees, directors and non-employee consultants, agents, independent contractors and advisors who provide services to the Company. The number of shares subject to stock options and stock awards granted under the 2000 Plan to officers and directors in any given year cannot exceed 25% of the total number of shares subject to awards granted in that year.

In both plans, a committee of the Board of Directors has the authority to determine option prices. To date, all options have been granted at or above the fair market value of the stock at the date of grant. The options vest as determined by the Human Resources Compensation Committee (HRCC) of the Board of Directors and generally become exercisable ratably over a four-year period, beginning one year after the date of grant. The options may, in no event, have a term exceeding ten years from the date of grant.

On February 11, 2008, the Company granted performance-based stock options to certain key employees, 30,000 of which were granted under the terms of the 2006 Plan and 510,000 of which were granted under the terms of the 2000 Plan. The options were to vest as to 25% on various dates in October and November 2008 if certain targets are met and as to the remaining 75% in April 2009 if the remaining targets are met. Substantially all of these performance-based stock options failed to vest as the performance targets were not met and no material share-based compensation expense was recognized on these options.

At May 30, 2009, there were approximately 2,175,000 shares available for grant under the 2000 Plan and the 2006 plan. Activity under these plans was as follows:

			Weighted
		Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject	Exercise	Contractual	Intrinsic
	to Options	Price	Term (Years)	Value

Balances, May 31, 2008	3,304,842	$8.48
Granted	588,250	$1.73
Forfeited	(474,314)	$4.43
Expired	(835,105)	$8.41
Exercised	—	$—

Balances, May 30, 2009	2,583,673	$7.71	4.09	$—

Vested and expected to vest as of May 30, 2009	2,003,218	$8.48	3.66	$—

Exercisable as of May 30, 2009	1,396,560	$10.23	2.79	$—

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted
		Average
	Restricted	Grant Date
	Stock	Per Share
	Awards	Fair Value

Balances, May 31, 2008	344,061	$7.36
Granted	26,000	$2.13
Vested	(122,945)	$7.59
Forfeited	(40,858)	$6.32

Balances, May 30, 2009	206,258	$6.76

As of May 30, 2009, unrecognized share-based compensation related to outstanding unvested stock options and restricted stock awards was $0.6 million and $0.5 million, respectively, which will be recognized over the weighted-average remaining vesting period of 1.41 years and 2.05 years, respectively.

Share-based Compensation Summary

Certain information regarding our share-based compensation for fiscal 2009 and fiscal 2008 was as follows (in thousands, except per share information):

	2009	2008	2007

Weighted average grant-date per share fair value of share options granted	$1.73	$4.56	$9.47
Total intrinsic value of share options exercised	—	1	2,591
Fair value of non-vested shares that vested during the period	130	270	582
Share-based compensation recognized in results of operations	1,617	1,963	1,850
Cash received from options exercised and shares purchased under all share-based arrangements	447	1	5,586
Weighted average grant-date per share fair value of shares issued under ESPP	0.70	2.45	—
Total fair value expensed for shares issued under the ESPP	248	278	—

No material amount of share-based compensation was capitalized as a part of an asset during fiscal 2009, 2008 or 2007. There was no tax deduction realized from the exercise of stock options and no tax benefit recognized in the statement of operations related to share-based compensation in fiscal 2009, 2008 or 2007. The Company did not recognize a tax benefit from the share-based compensation expense because it is believed that it was more likely than not that the related deferred tax assets, which have been reduced by a valuation allowance, will not be realized.

Tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified and reported as both an operating cash outflow and a financing cash inflow. The excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing the net operating loss carryforwards. Accordingly, because the Company is not able to realize these excess tax benefits, such benefits have not been recognized in its consolidated statement of cash flows for fiscal 2009, 2008 or 2007.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s share-based compensation expense was included in its statements of operations for fiscal 2009, 2008 and 2007 as follows (in thousands):

	2009	2008	2007

Cost of sales	$300	$163	$296
Engineering	89	66	58
Selling, general and administrative	1,228	1,734	1,496

	$1,617	$1,963	$1,850

Compensation expense related to restricted stock awards and stock grants is based on the fair value of the underlying shares on the date of grant as if the shares were vested. For fiscal 2009, 2008 and 2007, compensation expense related to options granted pursuant to our stock incentive plans was determined based on the estimated fair values using the Black-Scholes option pricing model and the following weighted average assumptions:

	2009	2008	2007

Risk-free interest rate	1.85% - 3.64%	1.59% - 5.13%	4.48% - 5.10%
Dividend yield	0%	0%	0%
Expected term	2.09 - 5.22 years	1.57 - 5.27 years	2.17 - 5.67 years
Volatility	55% - 65%	46% - 93%	46% - 91%
Discount for post vesting restrictions	0%	0%	0%
Assumed forfeiture rate	21.86%	20.34%	11.57%

For fiscal 2009 and 2008, compensation expense related to shares to be issued pursuant to the ESPP was determined using the following weighted average assumptions:

	2009	2008

Risk-free interest rate	1.91% - 3.01%	3.01%
Dividend yield	0%	0%
Expected term	6 months	6 months
Volatility	69% - 81%	81%

The risk-free interest rate used is based on the implied yield on Treasury Constant Maturities with a remaining term equal to the expected term of the stock option. The expected dividend yield is zero as the Company has not paid cash dividends in the past and has no expectation of paying dividends in the foreseeable future. The expected term is based on historical stock option exercise patterns. Expected volatility is calculated based on applying historical volatility over the expected life of the stock options granted.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Severance, Asset Impairment and Restructuring Charges

Total severance, impairment and restructuring charges for fiscal 2009, 2008 and 2007 were as follows (in thousands):

	2009	2008	2007

Goodwill impairment	$20,500	$—	$53,310
Asset impairment	702	12,465	26,628
Severance charges	3,121	3,188	1,476
Wood Village plant closure charges	1,090	241	—
Gain on sale of Hong Kong facility equipment	(567)	(301)	—
Legal and other restructuring costs	49	93	—

	$24,895	$15,686	$81,414

Fiscal 2009 Actions

Goodwill Impairment

As a result of the deepening economic downturn and resulting reduction in demand for the Company’s products, in the third quarter of fiscal 2009 an impairment charge of $20.5 million was recorded to reduce the value of goodwill recorded in the acquisition of the Asia subsidiary to $0.

Reductions-in-Force

Due primarily to the deteriorating macroeconomic conditions, the Company has taken cost reduction actions to mitigate declines in the Company’s net sales. Most of the larger cost reductions were related to three major reductions-in-force that occurred in September 2008, December 2008 and January 2009. These headcount reductions resulted in severance and related charges paid totaling approximately $2.0 million. The Company has also significantly reduced its labor costs due to attrition within its labor force, particularly in the PRC. As of the end of fiscal 2009, the Company has reduced its labor force by approximately 22% compared to the end of fiscal 2008.

Executive Severance

During the fourth quarter of fiscal 2009, a reduction-in-force was implemented that impacted a number of individuals serving executive functions within the Company, which resulted in severance charges of $1.1 million.

Disposal of Surplus Plant Assets

In the second quarter of fiscal 2009, the Company implemented a plan to dispose of certain surplus plant assets to streamline the utilization of its Oregon factory and recorded $0.7 million in impairment charges on the assets to be disposed. The sale of the assets was finalized in the third quarter of fiscal 2009. In the first quarter of fiscal 2009, the Company recorded a gain of $0.6 million related to the sale of equipment previously used at the Hong Kong facility.

Fiscal 2008 Actions

Hong Kong Facility and Other Merix Asia Restructuring

In the first quarter of fiscal 2008, the Company committed to phasing out operations at its Hong Kong facility, closing the facility and relocating production to other manufacturing facilities. Full closure of the facility was completed in the fourth quarter of fiscal 2008. This closure was a part of the Company’s actions

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to consolidate its Asian operations at its lower-cost facilities in China and expand the facilities at its Huiyang plant to increase its manufacturing capacity in China. The Company recorded approximately $1.5 million in severance and related costs in connection with closure of the Hong Kong facility, excluding amounts to be paid out to certain employees employed under a continuous contract for not less than five years (the Long Service Payment Plan). The Company received a total of approximately $2.3 million from the Long Service Payment Plan as a refund against the cash restructuring costs.

Additionally, the Company recorded $0.4 million in asset impairment charges related to the closure of the Hong Kong facility and other actions. The Company also recorded severance costs totaling $0.2 million due to other restructuring actions at Merix Asia in fiscal 2008.

Wood Village, Oregon Facility

In the third quarter of fiscal 2008, the Company approved a plan to close its manufacturing facility located in Wood Village, Oregon. This restructuring action was completed in the fourth quarter of fiscal 2008. Under the plan, the Company transitioned production from its Wood Village facility to its manufacturing facility located in Forest Grove, Oregon. Overall Oregon inner layer production capacity was reduced by approximately 40% and panel capacity was reduced by approximately 20%. The decision to close the facility was brought about by a number of factors including: (a) the continued migration of traditional Merix business to Merix Asia as well as other Asian based competitors; and (b) continued erosion of Merix’ North American gross margins, believed to result in part from the cyclicality that is part of the PCB industry. The manufacturing operations of the Wood Village facility were ceased on March 1, 2008, and the facility was fully closed in April 2008.

The Company incurred charges totaling approximately $13.5 million in the fiscal 2008 relating to the closure of the Wood Village facility, as well as other restructuring actions, comprising approximately $12.3 million in asset impairments and other costs, including lease termination costs and adjustments to the asset retirement obligation accrual for the Wood Village lease, and $1.2 million in severance payments.

In the fourth quarter of fiscal 2008, the Company entered into an agreement to sublease the facility for an amount substantially equal to its rental obligation commencing in the first quarter of fiscal 2009. During fiscal 2009, the Company recorded $1.1 million in additional lease termination charges as the sublease tenant is delinquent in payment of its sublease rentals and the Company’s management believes that it is likely that the current sublease agreement will be terminated.

Executive Severance

In the third quarter of fiscal 2008, the Company terminated its Executive Vice President of Global Operations. In accordance with the executive employment agreement related to this termination, the Company recorded $0.4 million of severance and related costs, which were paid in the fourth quarter of fiscal 2008.

Fiscal 2007 Actions

Severance charges of $1.5 million in fiscal 2007 included the following:

•	a lump-sum cash payment of $0.6 million and non-cash share-based compensation of $0.1 million related to the issuance of share-based awards upon the resignation of the former Chief Executive Officer;

•	the cost of $0.1 million for fees related to recruiting a new Chief Executive Officer;

•	$0.2 million of cash severance related to the termination of another senior manager of Merix Asia; and

•	$0.5 million of cash severance related to the resignation of Merix Asia’s Chief Executive Officer in the fourth quarter of fiscal 2007.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the fourth quarter of 2007, the Company recorded a $26.6 million impairment charge related primarily to the property, plant and equipment and land use rights of its Hong Kong facility, which is part of its Asia operating segment. Due to continuing and forecasted future operating losses, the Company performed an impairment analysis pursuant to SFAS No. 144. The Company primarily utilized market value analyses to determine the fair value of the assets. In addition, the $26.6 million charge included $0.2 million related to certain assets at the Company’s Oregon facility which were determined to have limited future use.

The Company also recorded a $53.3 million charge for goodwill impairment as a result of lower historical operating results than previously anticipated and lower future estimated cash flows. The $53.3 million charge consisted of a $14.2 million charge related to the Company’s San Jose manufacturing facility and a $39.1 million charge for Merix Asia. See Note 7 for further discussion of goodwill impairment charges.

Severance Accrual

A roll-forward of the Company’s severance accrual for the fiscal years ended May 30, 2009 and May 31, 2008 was as follows (in thousands):

	Balance			Balance
	May 31,	Charged to	Amounts	May 31,
	2008	Expense	Paid	2009

Hong Kong plant closure	$134	$60	$(194)	$—
Executive severance	—	1,081	(646)	435

	$134	$1,141	$(840)	$435

	Balance			Balance
	May 26,	Charged to	Amounts	May 31,
	2007	Expense	Paid	2008

Merix Asia’s Chief Executive Officer severance	$453	$—	$(453)	$—
Hong Kong plant closure	—	1,462	(1,328)	134

	$453	$1,462	$(1,781)	$134

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.	Income Taxes

The components of income (loss) from continuing operations before minority interests and income taxes and the provision for income taxes for fiscal 2009, 2008 and 2007 are presented in the table below (in thousands). Fiscal 2007 amounts exclude the impact of discontinued operations as discussed in Note 12:

	2009	2008	2007

U.S.	$(31,644)	$(28,041)	$5,294
Foreign	(14,399)	5,157	(75,058)

Loss from continuing operations before minority interests and income taxes	$(46,043)	$(22,884)	$(69,764)

Tax provision:
Current:
Federal	$(123)	$19	$362
State	61	53	257
Foreign	2,430	1,826	671

	2,368	1,898	1,290
Deferred:
Federal	(10,700)	(9,714)	5,040
State	(170)	(1,177)	(2,559)
Foreign	747	(77)	(6,939)

	(10,123)	(10,968)	(4,458)
Valuation allowance:
Federal	10,700	9,714	(5,040)
State	170	1,177	2,559
Foreign	(487)	(319)	7,061

	10,383	10,572	4,580

Total tax provision	$2,628	$1,502	$1,412

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effective income tax rate applied to net income (loss) varied from the United States federal statutory rates of 35% in fiscal 2009, 2008 and 2007 due to the following (in thousands):

	2009	2008	2007

Tax expense at statutory rates	$(16,115)	$(8,009)	$(24,418)
Increase (decrease) resulting from:
State income taxes, net of federal benefit	(692)	(338)	(1,788)
Effect of foreign income tax rates	(293)	(663)	5,360
Effect of enacted change in future foreign tax rates	—	—	(1,035)
Federal qualified research and experimentation credit	—	—	(44)
State tax credits, net of federal benefits	(7)	(6)	—
Stock option windfall	—	—	(863)
Non-deductible items:
Goodwill impairment	7,175	—	18,698
Intercompany charges not deductible in certain foreign jurisdictions	194	78	411
Interest expense not deductible in certain foreign jurisdictions	345	428	1,347
Amortization of intangibles	120	125	254
Capital loss not deductible in foreign jurisdiction	—	—	(678)
Other	127	196	116
Change in valuation allowance	10,383	10,572	4,580
Other, net	1,391	(881)	(528)

	$2,628	$1,502	$1,412

Significant components of the Company’s deferred tax assets and liabilities at May 30, 2009 and May 31, 2008 were as follows (in thousands):

	2009	2008

Deferred tax assets — current:
Inventories	$2,190	$1,856
Vacation accrual	431	481
Sales allowances	563	556
Other	835	900

	4,019	3,793
Deferred tax assets — long-term:
Alternative minimum tax credit	1,130	1,130
Fixed asset basis difference	1,765	359
Net operating loss carryforwards	30,478	21,511
Qualified research and experimentation credits and other	5,808	6,475

	39,181	29,475
Deferred tax liabilities — long-term:
Intangible basis difference	(484)	(844)
Other	(558)	(461)

	(1,042)	(1,305)

Net deferred tax asset before valuation allowance	42,158	31,963
Valuation allowance	(41,386)	(31,003)

	$772	$960

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At May 30, 2009, the Company had net operating loss carryforwards of approximately $64.3 million, $65.8 million and $19.3 million for U.S. federal, U.S. state and foreign income tax purposes, respectively. As of May 30, 2009, the Company had unused federal and state credit carryforwards of approximately $2.2 million and $0.6 million, respectively. Net operating losses and research and experimentation credits will expire between fiscal 2010 and fiscal 2028 and certain state credits may be carried forward indefinitely until exhausted. In addition, the Company had alternative minimum tax credit carryforwards of approximately $1.1 million, which are available to reduce future federal regular income taxes, if any, over an indefinite period. The ultimate realization of these deferred tax assets is dependent upon the generation of future taxable income before these carryforwards expire. Included in the federal net operating loss carryforward is $7.9 million from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as an increase to additional paid-in capital rather than a reduction of the income tax provision.

A valuation allowance was recorded against net deferred tax assets due to cumulative losses in recent years and the lack of consistent, positive evidence to support the utilization of net operating losses and other tax attributes against future income. When realization of the deferred tax asset is more-likely-than-not to occur, the benefit related to the deductible temporary differences attributable to ordinary operations will be recognized as a reduction of the provision for income taxes. The benefit related to deductible temporary differences attributable to purchase accounting may result in a reduction to goodwill. The cumulative change in the valuation allowance for fiscal 2009, 2008 and 2007 was an increase of approximately $10.4 million, an increase of approximately $10.0 million and an increase of approximately $4.5 million, respectively. In the third quarter of fiscal 2008, we reversed a net $1.2 million of valuation allowance against certain Asia deferred tax assets. This reversal is reflected on the consolidated financial statements as a $1.2 million increase in deferred tax assets, a $0.5 million decrease to goodwill and a $0.7 million decrease to tax expense.

A subsidiary in China is in a tax holiday effective through December 2009, whereby the applicable statutory rate was zero through December 2006 and subject to a reduced rate of 12.5% through December 2009. The impact of the China tax holiday was to increase net income by $0.4 million ($0.2 per diluted share in fiscal 2009, $0.5 million ($0.2 per diluted share) in fiscal 2008 and $0.4 million ($0.02 per diluted share) during fiscal 2007.

The Company will provide for U.S. income taxes on the earnings of foreign subsidiaries if foreign subsidiaries have positive taxable earnings and they are not considered indefinitely reinvested outside of the U.S. The Company indefinitely reinvests the cumulative undistributed earnings of its foreign subsidiaries. At May 30, 2009, the cumulative earnings and profits of foreign subsidiaries was a taxable deficit.

In fiscal 2008, the Company recorded $2.5 million in potential liability for uncertain tax positions related to the adoption of FIN 48. This was reflected as a $0.7 million increase to goodwill and a $1.8 million charge to beginning accumulated deficit. All of the Company’s potential liability for uncertain tax positions would have an impact on the effective tax rate if recognized. Accrued interest on potential liability for uncertain tax positions was $1.1 million at May 30, 2009 and $0.8 million at May 31, 2008.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a rollforward of changes in fiscal 2008 to the Company’s potential liability for uncertain tax positions included as a component of other long-term liabilities on the consolidated balance sheet at May 30, 2009 (in thousands):

	2009	2008

Beginning Balance	$2,124	$—
Additions for tax positions taken in prior periods	—	2,119
Additions for tax positions taken in current period	318	5
Decreases for lapses in statutes of limitation	—	—
Decreases for settlements with taxing authorities	—	—

Ending Balance	$2,442	$2,124

Net Change	$318	$2,124

The Company believes it is reasonably possible that the total amount of potential liability for uncertain tax positions may change within the next 12 months but is unable to estimate the amount of the potential change.

The Company recognizes accrued interest and penalties on the potential liability for uncertain tax positions as a component of tax expense. This policy did not change as a result of the adoption of FIN 48. During fiscal 2009 and 2008, the Company recognized $0.3 million and $0.4 million, respectively, in interest related to the potential liability for uncertain tax positions. No penalties were recognized related to potential liability for uncertain tax positions in fiscal 2009 or 2008.

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local and foreign jurisdictions. The Company is no longer subject to Internal Revenue Service (IRS) examinations for fiscal years prior to fiscal 2001, state or local examinations prior to fiscal 2002, and foreign income tax examinations before fiscal year 2002. The Company does not currently have any examinations in process.

Note 17.	Segment and Enterprise-Wide Disclosures

Prior to fiscal 2009, the Company reported three operating segments: 1) Oregon, 2) San Jose and 3) Asia. This was deemed appropriate as the operations of San Jose and Asia were managed individually for a time after the acquisition of the San Jose subsidiary in fiscal 2005 and the acquisition of the Asia subsidiary in fiscal 2006. Subsequent to the hiring of the Company’s current Chief Executive Officer at the end of fiscal 2007 and the hiring of a Vice President of North American operations at the end of fiscal 2008, the Company’s management team and management reporting was restructured to focus on managing the businesses in North America and Asia as two cohesive business units. In the fourth quarter of fiscal 2009, an assessment of segment reporting requirements under Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” was undertaken. It was determined that the San Jose subsidiary did not meet the criteria of an operating segment under SFAS No. 131. As such, fiscal 2008 and fiscal 2007 financial information has been revised to present operating segment information consistently with the current year presentation. The following tables reconcile certain financial information by segment.

Net sales by segment for fiscal 2009, 2008 and 2007 were as follows (in thousands):

	2009	2008	2007

North America	$137,149	$203,202	$245,347
Asia	149,978	175,435	155,149

	$287,127	$378,637	$400,496

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gross profit by segment for fiscal 2009, 2008 and 2007 was as follows (in thousands):

	2009	2008	2007

North America	$4,739	$21,489	$54,037
Asia	17,447	16,370	11,534

	$22,186	$37,859	$65,571

Beginning in fiscal 2009, the Company recorded an allocation of certain costs attributable to costs of sales in all segments that were previously charged to the Merix Oregon segment and included certain engineering costs in costs of sales that were previously presented as a component of operating expenses. Gross profit by segment for the fiscal 2008 and fiscal 2007 has been revised to present comparable results. The impact of these revisions on gross margin by segment is presented in the tables below for fiscal 2008 and fiscal 2007:

		Effect of
	Fiscal	Engineering	Effect of	Fiscal
	2008	Cost	Global Cost	2008
Fiscal 2008:	(As Reported)	Reclassification	Allocation	(As Revised)

Merix North America	12.2%	(2.4)%	0.8%	10.6%
Merix Asia	11.3%	(1.1)%	(0.9)%	9.3%
Consolidated	11.8%	(1.8)%	—	10.0%

		Effect of
	Fiscal	Engineering	Effect of	Fiscal
	2007	Cost	Global Cost	2007
Fiscal 2007:	(As Reported)	Reclassification	Allocation	(As Revised)

Merix North America	23.5%	(2.2)%	0.7%	22.0%
Merix Asia	9.2%	(0.7)%	(1.1)%	7.4%
Consolidated	18.0%	(1.6)%	—	16.4%

Total assets by segment at May 30, 2009 and May 31, 2008 were as follows (in thousands):

	2009	2008

North America	$132,225	$153,075
Asia	68,445	114,366

	$200,670	$267,441

Net sales to customers outside the United States totaled 46%, 35% and 37% in fiscal 2009, 2008 and 2007, respectively. There were no countries outside of the United States to which sales totaled 10% or more of net sales.

Long-lived assets by geographic location at May 30, 2009 and May 31, 2008 were as follows (in thousands):

	2009	2008

United States	$63,305	$79,172
People’s Republic of China (including Hong Kong)	57,083	71,244

	$120,388	$150,416

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18.	Benefit Plans

Defined Contribution 401(k) Plans

The Company maintains two defined contribution plans that cover all regular U.S.-based employees, which meet the requirements of Section 401(k) of the Internal Revenue Code. Prior to January 1, 2009, the Company provided matching contributions to the defined contributions under the terms described below. Effective January 1, 2009, the Company suspended matching contributions as part of cost containment measures in response to declining net sales. Reinstatement of the matching contributions will be considered when economic conditions improve and the Company achieves sustainable improvements in its financial performance.

Prior to suspension of the matching contribution, under the 401(k) plan for employees that reside in Oregon, the Company matches employee contributions of 100% of the first 3% of an employee’s base pay and Company contributions vest at a rate of 25% per year. The Company’s contributions may be made in cash or in the Company’s stock. Under the 401(k) plan for employees that reside in California, the Company matches employee contributions of 20% of the first 15% of an employee’s base pay and Company contributions vest at a rate of 20% per year after the first year. Contribution expense for matching contributions paid in cash totaled $0.7 million, $0.6 million and $0.1 million in fiscal 2009, 2008 and 2007, respectively. During 2008 and 2007, contribution expense for matching contributions in the Company’s common stock totaled $0.9 million and $1.2 million.

Effective September 3, 2008, the two defined contribution plans were merged. Employees residing in California became participants in the existing defined contribution plan for the employees residing in Oregon.

Long Service Payment Plan

Under statutory requirement, certain Asia employees are entitled to receive a long service payment if they have been employed under a continuous contract for a period of not less than five years. Upon termination of employment, the employee is entitled to receive either the long service payment, if eligible, or a severance payment, which are calculated as the lesser of (1) the employee’s last full month’s wages multiplied by two-thirds multiplied by the employee’s total number of service years, or (2) 22,500 Hong Kong dollars (approximately U.S. $2,900 at May 30, 2009) multiplied by two-thirds multiplied by the employee’s total number of service years. The total cumulative severance and long service plan payment are subject to a maximum payment not to exceed 390,000 Hong Kong dollars (approximately U.S. $50,300 at May 30, 2009).

The Company’s Long Service Payment Plan accrual, included as a component of other long-term liabilities, at May 30, 2009 and May 31, 2008 was $25,000 and $32,000, respectively, and was offset by an unrecognized actuarial gain (loss) of $6,000 and ($6,000), respectively, which was included as a component of accumulated other comprehensive income. During fiscal 2009, 2008 and 2007, net periodic pension expense related to this plan was $8,000, $43,000 and $97,000, respectively. Detailed information pursuant to SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 132 (Revised 2003), “Employer’s Disclosures about Pensions and Other Postretirement Benefits,” is not provided due to the immateriality of the defined benefit pension amounts. The Company’s liability under the Long Service Plan was significantly reduced due to the closure of the Hong Kong facility during fiscal 2008.

In the second quarter of fiscal 2007, the accrual for the Long Service Payment Plan was reduced by $1.4 million with a corresponding reduction to goodwill based on an estimate prepared by an outside actuary. The Company engaged an outside actuary to calculate the liability in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19.	Commitments and Contingencies

Litigation

The Company is, from time to time, made subject to various legal claims, actions and complaints in the ordinary course of its business. Except as disclosed below, the Company believes that the outcome of the litigation should not have a material adverse effect on its consolidated results of operations, financial condition or liquidity.

Securities Class Action

Four purported class action complaints were filed against the Company and certain of its executive officers and directors in the first quarter of fiscal 2005. The complaints were consolidated in a single action entitled In re Merix Corporation Securities Litigation, Lead Case No. CV 04-826-MO, in the U.S. District Court for the District of Oregon. After the court granted the Company’s motion to dismiss without prejudice, the plaintiffs filed a second amended complaint. That complaint alleged that the defendants violated the federal securities laws by making certain inaccurate and misleading statements in the prospectus used in connection with the January 2004 public offering of approximately $103.4 million of the Company’s common stock. In September 2006, the Court dismissed that complaint with prejudice. The plaintiffs appealed to the Ninth Circuit Court of Appeals. In April 2008, the Ninth Circuit reversed the dismissal of the second amended complaint seeking an unspecified amount of damages. The Company sought rehearing which was denied and rehearing en banc was also denied. The Company obtained a stay of the mandate from the Ninth Circuit and filed a certiorari petition with the United States Supreme Court on September 22, 2008. On December 15, 2008, the Supreme Court denied the certiorari petition and the case was remanded back to the U.S. District Court for the District of Oregon. On May 15, 2009, the plaintiffs moved to certify a class of all investors who purchased in the public offering and who were damaged thereby. The Court has not yet ruled on that motion. The case is currently in the discovery phase. A potential loss or range of loss that could arise from these cases is not estimable or probable at this time.

Breach of Contract Complaint

In June 2008, a complaint was filed against Merix Caymans Trading Company Ltd. by Clark Sales, LLC, Case No. 2:08-CV-12551-MOR-VMM, in the United States District Court, Eastern District of Michigan. The complaint alleges breach of contract in relation to payment of post-termination commissions. The plaintiffs sought damages in excess of $4 million. The parties reached a settlement agreement on November 24, 2008 and the Company recorded an accrual of $0.4 million in the second quarter of fiscal 2009. The terms of the settlement amount included a lump sum payment of $0.4 million paid in December 2008, and monthly payments thereafter based on net sales of certain products through August 15, 2009, paid in accordance with the Company’s existing commission structure for outside sales representatives.

Third-Party Indemnification

In the normal course of business, the Company indemnifies customers with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from other third party claims that the Company’s products, when used for their intended purposes, infringe the intellectual property rights of such other third parties. To date, the Company has not recorded any material charges related to these types of indemnifications.

Commitments

As of May 30, 2009, the Company had capital commitments of approximately $0.7 million, primarily relating to the purchase of manufacturing equipment. The Company also had consignment agreements with

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain suppliers for raw material inventory, some of which obligate the Company to purchase inventory on hand upon termination of the agreement. As of May 30, 2009, potential commitments under these agreements were insignificant.

Note 20.	Related Party Transactions

The Company recorded the following amounts for transactions with Huizhou Desay Holdings Co. Ltd. and its wholly-owned subsidiary, a minority shareholder of two Asia manufacturing facilities, during fiscal 2009, 2008 and 2007 as follows (in thousands):

	2009	2008	2007

Consulting fees	$213	$198	$174
Operating lease rental fees	329	305	270
Management fees	146	78	50
Capitalized construction costs	325	1,597	—
Other fees	287	406	400

	$1,300	$2,584	$894

Note 21.	Subsequent Events

On June 26, 2009, the Company entered into a Maximum Amount Mortgage Agreement that provides for borrowings up to 36 million renminbi (approximately US$5.3 million) under a credit facility secured by the building and land lease at the Company’s Huiyang manufacturing facility. The borrowing limit is expected to be increased to 50 million renminbi (approximately US$7.3 million) within 90 days upon perfection of the security interest in the building. The Company also entered into a related Loan Contract on June 26, 2009 for an initial loan advance under the credit facility of US$1.5 million which matures one year from the date of drawdown, which is expected to occur in August 2009. In the event of termination of this credit facility, the Company intends to refinance any amounts outstanding on this line with borrowings under the master revolving Credit Facility. As such, borrowings under this Maximum Amount Mortgage Agreement will be classified as long-term debt in the Company’s consolidated balance sheet.

MERIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22.	Quarterly Data (Unaudited)

Unaudited quarterly financial data for each of the eight fiscal quarters in the two-year period ended May 30, 2009 was as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Fiscal 2009

Net sales	$90,627	$76,900	$60,721	$58,879
Gross profit	10,274	6,035	876	5,001
Operating income (loss)(1)	16	(4,260)	(30,833)	(6,649)
Net loss(1)	(2,147)	(6,088)	(32,666)	(8,363)
Basic net loss per share	(0.10)	(0.29)	(1.54)	(0.39)
Diluted net loss per share	(0.10)	(0.29)	(1.54)	(0.39)

Fiscal 2008

Net sales	$99,430	$97,378	$94,275	$87,544
Gross profit	11,043	9,523	7,924	9,369
Operating loss(2)	(1,878)	(3,216)	(17,510)	(301)
Net loss(2)	(3,649)	(5,009)	(13,354)	(3,539)
Basic net loss per share	(0.17)	(0.24)	(0.63)	(0.17)
Diluted net loss per share	(0.17)	(0.24)	(0.63)	(0.17)

(1)	Includes $24.9 million of severance, impairment and restructuring charges in fiscal 2009. See Note 15 for additional information.

(2)	Includes $15.7 million of severance, impairment and restructuring charges in fiscal 2008. See Note 15 for additional information.

MERIX CORPORATION

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Charged to	Acquired		Balance at
	Beginning	Costs and	Other	through		End of
	of Period	Expenses	Accounts(1)	Acquisitions	Deductions(2)	Period
	(In thousands)

For the fiscal year ended May 30, 2009
Allowance for sales adjustments and doubtful accounts	$2,252	$1,162	$1,975	$—	$(3,887)	$1,502
Inventory obsolescence reserve	3,719	5,311	—	—	(5,410)	3,620
Tax valuation allowance	31,003	10,383	—	—	—	41,386
For the fiscal year ended May 31, 2008
Allowance for sales adjustments and doubtful accounts	$3,168	$304	$1,236	$—	$(2,456)	$2,252
Inventory obsolescence reserve	3,379	5,658	—	—	(5,318)	3,719
Tax valuation allowance	20,976	10,572	—	(545)	—	31,003
For the fiscal year ended May 26, 2007
Allowance for sales adjustments and doubtful accounts	$2,683	$1,655	$1,442	$—	$(2,612)	$3,168
Inventory obsolescence reserve	2,592	3,020	—	—	(2,233)	3,379
Tax valuation allowance	16,518	4,580	—	(122)	—	20,976

(1)	Charged to net sales.

(2)	Charges to the accounts included in this column are for the purposes for which the reserves were created and include write-offs, net of recoveries.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 29,	May 30,
	2009	2009
	(In thousands) (Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$21,353	$16,141
Accounts receivable, net of allowances for doubtful accounts of $1,478 and $1,503	42,219	43,290
Inventories, net	14,941	14,593
Assets held for sale	112	3
Deferred income taxes	160	160
Prepaid and other current assets	6,928	5,437

Total current assets	85,713	79,624
Property, plant and equipment, net of accumulated depreciation of $141,809 and $138,482	89,458	95,170
Goodwill	11,392	11,392
Definite-lived intangible assets, net of accumulated amortization of $10,849 and $10,380	6,359	6,828
Deferred income taxes, net	521	521
Assets held for sale	1,146	1,146
Other assets	4,328	4,470

Total assets	$198,917	$199,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,514	$33,371
Accrued liabilities	14,547	13,088

Total current liabilities	49,061	46,459
Long-term debt	83,000	78,000
Other long-term liabilities	4,582	4,374

Total liabilities	136,643	128,833

Commitments and Contingencies (Note 14)
Shareholders’ equity:
Preferred stock, no par value; 10,000 shares authorized; none issued	—	—
Common stock, no par value; 50,000 shares authorized; 21,881 and 21,781 issued and outstanding	217,579	217,112
Accumulated deficit	(159,047)	(150,813)
Accumulated other comprehensive income	33	34

Total Merix shareholders’ controlling interest	58,565	66,333
Noncontrolling interest	3,709	3,985

Total shareholders’ equity	62,274	70,318

Total liabilities and shareholders’ equity	$198,917	$199,151

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended
	August 29,	August 30,
	2009	2008
	(In thousands, except per share data) (Unaudited)

Net sales	$57,797	$90,627
Cost of sales	54,283	80,353

Gross profit	3,514	10,274
Operating expenses:
Engineering	261	563
Selling, general and administration	7,966	9,702
Amortization of intangible assets	469	520
Impairment of fixed assets (Note 16)	642	—
Severance charges and other restructuring costs (Note 16)	314	(527)

Total operating expenses	9,652	10,258

Operating income (loss)	(6,138)	16
Other income (expense):
Interest income	6	51
Interest expense	(1,041)	(876)
Other income (expense), net	(53)	(364)

Total other expense, net	(1,088)	(1,189)

Loss before income taxes and minority interests	(7,226)	(1,173)
Provision for income taxes	909	728

Net loss	(8,135)	(1,901)
Net income attributable to noncontrolling interest	99	246

Net loss attributable to controlling interest	$(8,234)	$(2,147)

Basic and diluted loss per share attributable to Merix common shareholders	$(0.38)	$(0.10)

Weighted average number of shares — basic and diluted	21,614	20,794

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
For the fiscal quarters ended August 29, 2009 and August 30, 2008

					Accumulated
					Other
	Non-				Comprehensive	Total
	Controlling	Common Stock		Accumulated	Income	Shareholders’
	Interest	Shares	Amount	Deficit	(Loss)	Equity
	(In thousands) (Unaudited)

Balance at May 31, 2008	$4,573	21,073	$215,085	$(101,358)	$47	$118,347
Dividend declared for distribution to non-controlling interest	(297)	—	—	—	—	(297)
Stock Plans:
Issuance of restricted stock to employees	—	26	—	—	—	—
Issuance of stock under employee stock purchase plan	—	147	262	—	—	262
Share-based compensation expense	—	—	566	—	—	566
Shares repurchased, surrendered or cancelled	—	(8)	(18)	—	—	(18)
Comprehensive loss:
Net income (loss)	246	—	—	(2,147)	—	(1,901)
Foreign currency translation adjustment, net of tax	—	—	—	—	(2)	(2)

Quarterly comprehensive loss						(1,903)

Balance at August 30, 2008	$4,522	21,238	$215,895	$(103,505)	$45	$116,957

Balance at May 30, 2009	$3,935	21,781	$217,112	$(150,622)	$33	$70,458
Elimination of one-month reporting lag for Asia subsidiary	50	—	—	(191)	1	(140)
Dividend declared for distribution to non-controlling interest	(375)	—	—	—	—	(375)
Stock Plans:
Issuance of restricted stock to employees	—	108	—	—	—	—
Share-based compensation expense	—	—	475	—	—	475
Shares repurchased, surrendered or cancelled	—	(8)	(8)	—	—	(8)
Comprehensive loss:
Net income (loss)	99	—	—	(8,234)	—	(8,135)
Foreign currency translation adjustment, net of tax	—	—	—	—	(1)	(1)

Quarterly comprehensive loss						(8,136)

Balance at August 29, 2009	$3,709	21,881	$217,579	$(159,047)	$33	$62,274

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Quarter Ended
	August 29,	August 30,
	2009	2008
	(In thousands) (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,135)	$(1,901)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	5,833	5,457
Share-based compensation expense	475	566
Impairment of fixed assets	642	—
Gain on disposition of assets	(9)	(567)
Changes in operating accounts:
Decrease in accounts receivable, net	959	2,818
(Increase) decrease in inventories, net	(348)	5
(Increase) decrease in other assets	(1,481)	3,246
Increase (decrease) in accounts payable	1,377	(1,734)
Increase in other accrued liabilities	1,306	1,310
Increase (decrease) in due to affiliate, net	—	(67)

Net cash provided by operating activities	619	9,133
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(422)	(9,421)
Proceeds from disposal of property, plant and equipment	23	555

Net cash used in investing activities	(399)	(8,866)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing on revolving line of credit	5,000	6,000
Borrowing on long-term notes payable	1,500	—
Principal payments on revolving line of credit	(1,500)	(6,000)
Proceeds from exercise of stock options and stock plan transactions	—	262
Reacquisition of common stock	(8)	(18)
Dividend distribution to non-controlling interest		(297)
Other financing activities	—	(4)

Net cash provided by (used in) financing activities	4,992	(57)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,212	210
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,141	5,728

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,353	$5,938

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes, net	$356	$480
Cash paid for interest	38	174

See accompanying Notes to Consolidated Financial Statements.

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Nature of Business

Merix Corporation, an Oregon corporation, was formed in March 1994. Merix is a leading global manufacturing service provider for technologically advanced printed circuit boards (PCBs) for original equipment manufacturer (OEM) customers and their electronic manufacturing service (EMS) providers. The Company’s principal products are complex multi-layer rigid PCBs, which are the platforms used to interconnect microprocessors, integrated circuits and other components that are essential to the operation of electronic products and systems. The market segments the Company serves are primarily in commercial equipment for the communications and networking, computing and peripherals, industrial and medical, defense and aerospace and automotive markets. The Company’s markets are generally characterized by rapid technological change, high levels of complexity and short product life cycles, as new and technologically superior electronic equipment is continually being developed.

Note 2.	Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in the Annual Report on Form 10-K prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules or regulations. The interim consolidated financial statements are unaudited, however, they reflect all normal recurring adjustments and non-recurring adjustments that are, in the opinion of management, necessary for a fair presentation. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in our 2009 Annual Report on Form 10-K. Results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The Company’s fiscal year consists of a 52 or 53 week period that ends on the last Saturday in May. Fiscal 2010 is a 52 week fiscal year ending on May 29, 2010. The first quarter of fiscal 2010 ended August 29, 2009 and the first quarter of fiscal 2009 ended August 30, 2008 and included thirteen weeks, respectively.

The consolidated financial statements include the accounts of Merix Corporation and its wholly-owned and majority-owned subsidiaries. Beginning in the first quarter of fiscal 2010, all intercompany accounts, transactions and profits have been eliminated in consolidation. Prior to May 30, 2009 certain intercompany amounts related to Merix Asia could not be eliminated, as discussed in Note 4.

The functional currency for all subsidiaries is the U.S. dollar. Foreign exchange losses for the fiscal quarters ended August 29, 2009 and August 30, 2008 totaled $0.1 million and $0.3 million, respectively, and are included in net other expense in the consolidated statements of operations.

Events subsequent to August 29, 2009 were evaluated through October 7, 2009, the date on which the financial statements were issued.

Note 3.	Fair Value of Financial Assets and Liabilities

We estimate the fair value of our monetary assets and liabilities based upon comparison of such assets and liabilities to the current market values for instruments of a similar nature and degree of risk. Our monetary assets and liabilities include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt. Due to their short-term nature, we estimated that the recorded value of our monetary assets and liabilities, except long-term debt as disclosed below, approximated fair value as of August 29, 2009 and May 30, 2009.

The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

rise; however, the quoted market price for the Company’s debt is currently reflecting a significant risk premium. The Company’s debt trades infrequently in the open market and as such, the quoted market price is considered a Level II input in the assessment of fair value. At August 29, 2009 and May 30, 2009, respectively, the book value of our fixed rate debt and the fair value, based on open market trades proximate to the fair value measurement date, was as follows:

	August 29,	May 30,
	2009	2009

Book value of fixed rate debt	$70,000	$70,000

Fair value of fixed rate debt	$35,000	$28,000

Note 4.	Elimination of One Month Reporting Lag for Merix Asia

The Company implemented an enterprise resource planning (ERP) system during the first quarter of fiscal 2009 for Merix Asia. Prior to that implementation, the Company’s financial reporting systems at Merix Asia were predominantly manual in nature, and required significant time to process and review the transactions in order to assure the financial information was properly stated. Additionally, Merix Asia performs a complex regional financial consolidation of its subsidiaries prior to the Company’s final consolidation. The time required to complete Merix Asia’s consolidation, record intercompany transactions and properly report any adjustments, intervening and/or subsequent events required the use of a one-month lag in consolidating the financial statements for Merix Asia with Merix Corporation through the end of fiscal 2009. Intercompany balances resulting from transactions with Merix Asia during the one-month lag period were netted and presented as a current asset or liability on the consolidated balance sheet.

As a result of the implementation of the new ERP system for Merix Asia and the related streamlining of business processes the Company has been able to eliminate the one-month reporting lag for Merix Asia as of the commencement of the first quarter of fiscal 2010.

The elimination of the one-month reporting lag resulted in an increase to accumulated deficit as of May 30, 2009 of $0.2 million, representing the operating results for Merix Asia for the four weeks ended May 30, 2009 as presented below:

Net Sales	$8,182
Cost of Sales	7,389

Gross Profit	793
Gross margin	9.7%
Engineering expense	56
Selling, general and administration	510
Amortization of intangible assets	56
Severance, asset impairment and restructuring charges	197

Loss from operations	(26)
Other expense, net	16
Provision for income taxes	99

Net loss	(141)
Net income attributable to noncontrolling interest	50

Net increase to accumulated deficit	$(191)

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The amounts presented on the consolidated balance sheet as of May 30, 2009 have been revised from those previously reported to reflect the consolidation of Merix Asia after the elimination of the one-month reporting lag as shown below:

	May 30,	May 30,
	2009	2009
	(As Reported)	(As Revised)

Assets
Cash	$17,571	$16,141
Accounts receivable, net	43,285	43,290
Inventories, net	14,367	14,593
Other current assets	5,059	5,600

Total current assets	80,282	79,624
Property, plant and equipment, net	95,883	95,170
Other assets	24,505	24,357

Total assets	$200,670	$199,151

Liabilities and Shareholder’s Equity
Accounts payable	$33,263	$33,371
Accrued liabilities	14,715	13,088

Total current liabilities	47,978	46,459
Long-term debt	78,000	78,000
Other long-term liabilities	4,234	4,374

Total liabilities	130,212	128,833
Noncontrolling interest	3,935	3,985
Common stock	217,112	217,112
Accumulated other comprehensive income	33	34
Accumulated deficit	(150,622)	(150,813)

Total shareholder’s equity	70,458	70,318

Total liabilities and shareholder’s equity	$200,670	$199,151

Prior period consolidated results of operations and cash flows have not been restated to conform with the new Merix Asia fiscal reporting period since the results, as previously presented, are considered comparable to the current year consolidated financial statements in all material respects.

Note 5.	Inventories

Inventories are valued at the lower of cost or market and include materials, labor and manufacturing overhead. Inventory cost is determined by standard cost, which approximates the first-in, first-out (FIFO) basis.

Provisions for inventories are made to reduce excess inventories to their estimated net realizable values, as necessary. A change in customer demand for inventory is the primary indicator for reductions in inventory carrying values. The Company records provisions for excess inventories based on historical experiences with customers, the ability to utilize inventory in other programs, the ability to redistribute inventory back to the suppliers and current and forecasted demand for the inventory. The net decrease to inventory valuation reserves was $0.2 million and $0.8 million, respectively, during the first quarters of fiscal 2010 and 2009. As of August 29, 2009 and May 30, 2009, our inventory reserves totaled $3.4 million and $3.6 million, respectively.

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The Company maintains inventories on a consignment basis at global customer locations.. Consignment inventory is recorded as inventory until the product is pulled from the consignment inventories by the customer and all risks and rewards of ownership of the consignment inventory have been transferred to the customer.

Abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) are recognized as current-period charges and the allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities. The Company is required to estimate the amount of idle capacity and expense amounts in the current period. During the first quarter of fiscal 2010, the Company expensed $0.1 million related to abnormally low production volumes as a component of cost of sales. There were no amounts expensed related to abnormally low production volumes and related excess capacity in the first quarter of fiscal 2009.

Inventories, net of related reserves, consisted of the following (in thousands):

	August 29,	May 30,
	2009	2009

Raw materials	$2,791	$2,910
Work-in-process	4,735	3,967
Finished goods	3,415	3,930
Consignment finished goods	4,000	3,786

	$14,941	$14,593

Note 6.	Prepaid and Other Current Assets

Prepaid expenses and other current assets consisted of the following at August 29, 2009 and May 30, 2009 (in thousands):

	August 29,	May 30,
	2009	2009

Prepaid expenses	$1,666	$1,578
Income taxes receivable	368	328
Value-added tax receivable	3,178	2,009
Other assets	1,716	1,522

	$6,928	$5,437

Note 7.	Definite-Lived Intangible Assets

At August 29, 2009 and May 30, 2009, the Company’s definite-lived intangible assets included customer relationships and a manufacturing sales representative network. The gross amount of the Company’s definite-lived intangible assets and the related accumulated amortization were as follows (in thousands):

	Amortization	August 29,	May 30,
	Period	2009	2009

Customer relationships	6.5-10 years	$17,168	$17,168
Manufacturing sales representatives network	5.5 years	40	40

		17,208	17,208
Accumulated amortization		(10,849)	(10,380)

		$6,359	$6,828

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Amortization expense was as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Customer relationships	$467	$518
Manufacturing sales representatives network	2	2

	$469	$520

Amortization is as follows over the next five fiscal years and thereafter (in thousands):

Remainder of fiscal 2010	$1,296
2011	1,553
2012	1,120
2013	727
2014	727
Thereafter	936

$6,359

Note 8.	Other Assets

Other assets consisted of the following at August 29, 2009 and May 30, 2009 (in thousands):

	August 29,	May 30,
	2009	2009

Leasehold land use rights, net	$1,190	$1,197
Deferred financing costs, net	2,826	3,022
Other assets	312	251

	$4,328	$4,470

Note 9.	Accrued Liabilities

Accrued liabilities consisted of the following at August 29, 2009 and May 30, 2009 (in thousands):

	August 29,	May 30,
	2009	2009

Accrued compensation	$7,167	$6,602
Accrued warranty (Note 10)	701	986
Income taxes payable	606	321
Other liabilities	6,073	5,179

	$14,547	$13,088

Note 10.	Accrued Warranty

The Company generally warrants its products for a period of up to twelve months from the point of sale. However, in selected circumstances, the Company grants longer warranty periods to certain customers of up to three years. The Company records a liability for the estimated cost of the warranty upon transfer of ownership of the products to the customer. Using historical data, the Company estimates warranty costs and records the

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

provision for such charges as an element of cost of goods sold upon recognition of the related revenue. The Company also accrues warranty liability for certain specifically identified items that are not covered by its assessment of historical experience.

Warranty activity was as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Balance, beginning of period	$986	$2,147
Provision for warranty charges	458	982
Warranty charges incurred	(743)	(809)

Balance, end of period	$701	$2,320

Note 11.	Earnings Per Share and Antidilutive Shares

For the fiscal quarters ended August 29, 2009 and August 30, 2008, the following potentially dilutive shares were excluded from the calculation of diluted EPS because their effect would have been anti-dilutive.

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Stock options	2,865	3,364
Restricted stock awards	253	334
Convertible notes	4,608	4,608

Note 12.	Segment Information

The Company has two reportable business segments defined by geographic location: North America and Asia. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by senior management. The Company’s operating segments are evidence of the internal structure of its organization. Each segment operates in the same industry with production facilities that produce similar customized products for its customers. The production facilities, sales management and chief decision-makers for all processes are managed by the same executive team. The Company’s chief operating decision maker is its Chief Executive Officer. Segment disclosures are presented to the gross profit level as this is the primary performance measure for which the segment managers are responsible. No other operating results information is provided to the chief operating decision maker for review at the segment level. The following tables reconcile certain financial information by segment.

Net sales by segment were as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

North America	$26,297	$44,917
Asia	31,500	45,710

	$57,797	$90,627

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Gross profit by segment was as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

North America	$(771)	$5,164
Asia	4,285	5,110

	$3,514	$10,274

Total assets by segment were as follows (in thousands):

	August 29,	May 30,
	2009	2009

North America	$132,467	$131,535
Asia	66,450	67,616

	$198,917	$199,151

Note 13.	Significant Customers

There were no customers individually accounting for 10% or more of the Company’s net sales in the first quarter of fiscal 2010. Two customers exceeded 10% of net sales in the first quarter of fiscal 2009, accounting for 15% and 10%, respectively, of net sales.

At August 29, 2009, five entities represented approximately 44% of the Company’s consolidated net trade accounts receivable balance, individually ranging from approximately 5% to approximately 19%.

Note 14.	Commitments and Contingencies

Litigation

The Company is, from time to time, made subject to various legal claims, actions and complaints in the ordinary course of its business. Except as disclosed below, management believes that the outcome of litigation should not have a material adverse effect on its consolidated results of operations, financial condition or liquidity.

Securities Class Action

Four purported class action complaints were filed against the Company and certain of its executive officers and directors in the first quarter of fiscal 2005. The complaints were consolidated in a single action entitled In re Merix Corporation Securities Litigation, Lead Case No. CV 04-826-MO, in the U.S. District Court for the District of Oregon. After the court granted the Company’s motion to dismiss without prejudice, the plaintiffs filed a second amended complaint. That complaint alleged that the defendants violated the federal securities laws by making certain inaccurate and misleading statements in the prospectus used in connection with the January 2004 public offering of approximately $103.4 million of the Company’s common stock. In September 2006, the Court dismissed that complaint with prejudice. The plaintiffs appealed to the Ninth Circuit Court of Appeals. In April 2008, the Ninth Circuit reversed the dismissal of the second amended complaint seeking an unspecified amount of damages. The Company sought rehearing which was denied and rehearing en banc was also denied. The Company obtained a stay of the mandate from the Ninth Circuit and filed a certiorari petition with the United States Supreme Court on September 22, 2008. On December 15, 2008, the Supreme Court denied the certiorari petition and the case was remanded back to the U.S. District

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Court for the District of Oregon. On May 15, 2009, the plaintiffs moved to certify a class of all investors who purchased in the public offering and who were damaged thereby. The Court has not yet ruled on that motion. The case is currently in the discovery phase. A potential loss or range of loss that could arise from these cases is not estimable or probable at this time.

Commitments

As of August 29, 2009, the Company had capital commitments of approximately $0.7 million, primarily relating to the purchase of machinery and equipment.

Note 15.	Related Party Transactions

The Company recorded the following amounts for transactions with Huizhou Desay Holdings Co. Ltd., a minority shareholder in two Merix Asia manufacturing facilities, during the periods indicated (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Consulting fees	$53	$53
Operating lease rental fees	82	81
Management fees	36	22
Capitalized construction costs	—	246
Other fees	65	96

	$236	$498

Note 16.	Severance, Impairment and Restructuring Charges

Total severance and restructuring charges were as follows (in thousands):

	Fiscal Quarter	Fiscal Quarter
	Ended	Ended
	August 29, 2009	August 30, 2008

Severance charges	$245	$40
Hong Kong office closure charges	56	—
Legal and other restructuring charges	13	—
Impairment of fixed assets	642	—
Gain on sale of Merix Asia equipment	—	(567)

	$956	$(527)

In the first quarter of fiscal 2010, the Company recorded $0.1 million in restructuring costs related to the relocation of its Asia administrative offices from Hong Kong to the People’s Republic of China (PRC), comprised of severance and relocation freight costs.

The Company also recorded $0.2 million in other severance charges during the first quarter of fiscal 2010 due to minor reductions-in-force in both North America and Asia in order to mitigate costs in response to ongoing softness in demand for the Company’s products.

The Company determined in the first quarter of fiscal 2010 that it would decommission certain manufacturing equipment at its Forest Grove facility with a net book value of $0.6 million. An impairment charge was recorded to write off the net book value of this equipment.

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

In the first quarter of fiscal 2009, the Company recorded approximately $40,000 in severance and related costs in connection with closure of the Hong Kong manufacturing facility as part of the Company’s actions to consolidate its Asian operations at its lower-cost facilities in China and expand the facilities at its Huiyang plant to increase its manufacturing capacity in China, which was completed in the fourth quarter of fiscal 2008. Additionally, the Company recorded a gain of $0.6 million in the first quarter of fiscal 2009 related to the sale of equipment previously used at the Hong Kong facility.

A roll-forward of the Company’s severance accrual for the first quarter of fiscal 2010 was as follows (in thousands):

		Charged
	May 30,	to		August 29,
	2009	Expense	Expenditures	2009

Severance costs	$435	$245	$(572)	$108

Note 17.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141(R), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) establishes principles and requirements for how an acquiring company (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for business combinations occurring on or after December 15, 2008, and applies to all transactions or other events in which the Company obtains control in one or more businesses. The impact of adopting SFAS No. 141(R) did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” which requires the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and early adoption is prohibited. SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The impact of adopting SFAS No. 160 did not have a material impact on the Company’s consolidated financial position or results of operations. The adoption of SFAS No. 160 did result in a reclassification of minority interest into total consolidated equity thereby increasing total equity by $4.0 million at May 30, 2009.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires certain disclosures related to derivative instruments. SFAS No. 161 is effective prospectively for interim periods and fiscal years beginning after November 15, 2008. The Company currently has no derivative instruments and does not currently engage in hedging activity and as such, the adoption of SFAS No. 161 did not have a significant impact on its consolidated financial position and results of operations.

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

In April 2008, the FASB issued Staff Position No. FAS 142-3 “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations,” and other U.S. generally accepted accounting principles. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP 142-3 did not have a significant impact on the Company’s consolidated financial position or results of operations.

In May 2008, the FASB issued Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company currently has no convertible debt instruments that may be settled in cash upon conversion and, as such, the adoption did not have a significant impact on its consolidated financial position and results of operations.

In April 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1 “Interim Disclosures About Fair Value of Financial Instruments” (FSP FAS 107-1 & APB 28-1) which requires disclosure about the method and significant assumptions used to establish the fair value of financial instruments for interim reporting periods as well as annual reporting periods. FSP FAS 107-1 & APB 28-1 is effective for interim reporting periods ending after June 15, 2009 and the adoption of this FSP did not have a material impact on the Company’s consolidated financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the standard requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, which will alert users of the financial statements that the Company has not evaluated subsequent events occurring after that date. SFAS No. 165 is effective for interim or annual reporting periods ending after June 15, 2009 and the adoption of SFAS No. 165 did not have a material impact on the Company’s consolidated financial position and results of operations.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — An Amendment to Statement No. 140,” to simplify guidance for transfers of financial assets in SFAS No. 140. The guidance removes the concept of a qualified special purpose entity (QSPE), which will result in securitization and other asset-backed financing vehicles, to be evaluated for consolidation under SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 166 also expands legal isolation analysis, limits when a portion of a financial asset can be derecognized, and clarifies that an entity must consider all arrangements or agreements made contemporaneously with, or in contemplation of, a transfer when applying the derecognition criteria. SFAS No. 166 is effective for first annual reporting periods beginning after November 15, 2009, and is to be applied prospectively. The Company does not maintain any QSPEs and as

MERIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

such, the adoption of SFAS No. 166 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which addresses the primary beneficiary (PB) assessment criteria for determining whether an entity is to consolidate a variable interest entity (VIE). An entity is considered the PB and shall consolidate a VIE if it meets both the following characteristics: (1) the power to direct the activities of the VIE that most significantly affects economic performance and (2) the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIE. The statement also provides guidance in relation to the elimination of the QSPE concept from SFAS No. 166. This statement is effective for annual reporting periods beginning after November 15, 2009. The Company does not maintain any VIEs and as such, the adoption of SFAS No. 167 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, A Replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP in the United States (“the GAAP hierarchy”). Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The impact of adopting SFAS No. 168 will not have a material impact on the Company’s consolidated financial condition or results of operations.

Note 18.	Subsequent Events

New Borrowing

In September 2009, the Company entered into a $2.7 million Loan Contract under its credit facility with Industrial and Commercial Bank of China, Ltd. The proceeds borrowed under this loan contract were used for working capital and operating expenses. The Company also reduced its borrowings under its revolving line of credit with Bank of America, N.A. by $2.7 million.

Merger Agreement

On October 6, 2009, the Company announced that it entered into a merger agreement be acquired by ViaSystems, Inc, (ViaSystems) a leading worldwide provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Under the terms of the merger agreement, ViaSystems will acquire all of the outstanding common stock of Merix Corporation.

Each Merix share will be converted into approximately 0.11 newly issued shares of ViaSystems, subject to adjustment, which will be publicly traded on the NASDAQ upon completion of the transaction. Approximately 98 percent of the holders of Merix $70 million 4% Convertible Senior Subordinated Notes due 2013 have agreed to enter into an exchange agreement where their notes will be exchanged for approximately 1.4 million newly issued ViaSystems shares plus a total cash payment of approximately $36 million.

Following the merger transaction and note exchange, approximately 20 million shares will be outstanding. Existing ViaSystems shareholders will own approximately 80.5 percent of the combined company, existing Merix shareholders will own approximately 12.5 percent and Merix convertible bond holders will own approximately 7 percent.

The Company’s Board of Directors has unanimously approved the merger, which must also be approved by a vote of the Company’s shareholders.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of October 6, 2009

among

VIASYSTEMS GROUP, INC.,

MAPLE ACQUISITION CORP.

and

MERIX CORPORATION

Page

ARTICLE I	THE MERGER	A-1
Section 1.1.	The Merger	A-1
Section 1.2.	Closing	A-1
Section 1.3.	Effective Time	A-1
Section 1.4.	Effects of the Merger	A-2
Section 1.5.	Articles of Incorporation and Bylaws of the Surviving Corporation	A-2
Section 1.6.	Directors and Officers of the Surviving Corporation	A-2

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS; OTHER EQUITY AWARDS; ADJUSTMENTS; ASSOCIATED RIGHTS	A-2
Section 2.1.	Effect on Capital Stock	A-2
Section 2.2.	Exchange of Certificates	A-3
Section 2.3.	Company Stock Options; Other Equity Awards	A-5
Section 2.4.	Adjustments	A-6
Section 2.5.	Associated Rights	A-6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-6
Section 3.1.	Organization, Standing and Corporate Power	A-6
Section 3.2.	Capitalization	A-7
Section 3.3.	Authority; Noncontravention; Voting Requirements	A-8
Section 3.4.	Governmental Approvals	A-9
Section 3.5.	Company SEC Documents; Undisclosed Liabilities	A-9
Section 3.6.	Absence of Certain Changes or Events	A-11
Section 3.7.	Legal Proceedings	A-11
Section 3.8.	Compliance with Laws; Company Permits	A-11
Section 3.9.	Information Supplied	A-11
Section 3.10.	Tax Matters	A-12
Section 3.11.	Employee Benefits and Labor Matters	A-13
Section 3.12.	Environmental Matters	A-14
Section 3.13.	Contracts	A-15
Section 3.14.	Title to Properties	A-16
Section 3.15.	Intellectual Property	A-17
Section 3.16.	Insurance, Claims and Warranties	A-19
Section 3.17.	Opinion of Financial Advisor	A-20
Section 3.18.	Brokers and Other Advisors	A-20
Section 3.19.	State Takeover Statutes	A-20
Section 3.20.	Rights Plan	A-20
Section 3.21.	Interested Party Transactions	A-20
Section 3.22.	Reorganization Treatment	A-20

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-21
Section 4.1.	Organization, Standing and Corporate Power	A-21
Section 4.2.	Capitalization	A-21
Section 4.3.	Authority; Noncontravention; Voting Requirements	A-22

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Form of Articles of Incorporation of the Company
Exhibit A-2	Form of Bylaws of the Company
Exhibit B-1	Form of Third Amended and Restated Certificate of Incorporation of Parent
Exhibit B-2	Form of Second Amended and Restated Bylaws of Parent
Exhibit C	Form of Stockholder Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2009 (this “Agreement”), is among Viasystems Group, Inc., a Delaware corporation (“Parent”), Maple Acquisition Corp., an Oregon corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Merix Corporation, an Oregon corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective boards of directors of the Company and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement, and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (i) Parent, Merger Sub and certain holders of the Company’s 4% Senior Subordinated Notes Due 2013 (“Company Convertible Securities”) holding collectively $68,590,000 of the principal amount of the Company Convertible Securities are entering into a note exchange agreement of even date herewith (the “Note Exchange Agreement”), pursuant to which, among other things, such holders have agreed to exchange their Company Convertible Securities for the cash and shares of Parent Common Stock specified therein concurrently with the Closing (the “Exchange”) and (ii) Parent, Hicks Muse, GSC and TCW are entering into a recapitalization agreement of even date herewith providing for implementation of the Recapitalization of Parent and the consummation of certain related actions immediately prior to the Closing (the “Recapitalization Agreement”);

WHEREAS, prior to the Closing, Parent shall effect the Recapitalization as described in Section 5.1(c); and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Dallas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Oregon the articles of merger (the

“Articles of Merger”), executed in accordance with the relevant provisions of the OBCA. The Merger shall become effective upon the filing and the acceptance of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.  Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A-1 hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At or prior to the Effective Time, the Company shall cause its bylaws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit A-2 hereto and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6.  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Company Stock Options;
Other Equity Awards; Adjustments; Associated Rights

Section 2.1.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) that is equal to the Exchange Ratio (the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2.  Exchange of Certificates.

(a) Exchange Agent.  On or promptly following the Closing Date, Parent shall deposit with Computershare or such bank or trust company as may be designated by Parent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e).  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case, without interest.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II.  Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Parent Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights in Company Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the Fractional Share Amount.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.2(e), in each case pursuant to this Agreement.

(g) Termination of Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 360 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II.  If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

(j) Withholding Taxes.  Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld, Parent and the Exchange Agent shall be treated as though they withheld, from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation, and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to such former holder of the shares of Company Common Stock. If withholding is required from shares of Parent Common Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.3.  Company Stock Options; Other Equity Awards.

(a) During the thirty (30) day period prior to the Closing, each holder of outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (“Company Stock Options”), whether or not then vested or exercisable by its terms, shall have the opportunity to exercise his or her Company Stock Options upon payment of the exercise price in accordance with the terms of the applicable Company Stock Plan, or, at the option of the Company, on a net “cashless exercise” basis upon delivery to the Company of an exercise agreement in a form mutually acceptable to Parent and the Company; provided, however, that in accordance with the consent (the “Director Consents”) signed by each director of the Company on or prior the date hereof, the Company Stock Options identified in Section 2.3(a) of the Company Disclosure Schedule shall not be exercisable. Except for vested Company Stock Options being exercised in accordance with the terms of the applicable Company Stock Plan, such Company Stock Option exercises shall be deemed effective as of, and conditioned upon, the occurrence of the Closing. All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company. Each outstanding Company Stock Option which is not exercised prior to the Closing in accordance with this Section 2.3 shall be cancelled upon the occurrence of the Closing and no consideration shall be paid therefor.

(b) Each restricted stock unit or share of restricted stock granted under the Company Stock Plans that is outstanding immediately prior to the Closing shall automatically vest and be settled in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with Section 2.1(c); provided, however, that in accordance with the Director Consents signed by each director of the Company on or prior the date hereof, the restricted stock awards identified in Section 2.3(a) of the Company Disclosure Schedule shall not automatically vest.

(c) Effective on the Closing each of the Company Stock Plans shall be terminated in accordance with their respective terms.

(d) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans, will have any right to acquire or receive any equity securities of the Surviving Corporation or any Subsidiary thereof or any consideration other than as contemplated pursuant to this Section 2.3.

Section 2.4.  Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a) hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided, however, that the Exchange Ratio shall not be adjusted as a result of the Recapitalization.

Section 2.5.  Associated Rights.  References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the Company Rights issued pursuant to the Company Rights Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

Section 3.1.  Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such Person: (i) any change in the market price or trading volume of the securities of such Person (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (ii) with respect to any Person, any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of its obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iii) any change arising out of conditions affecting the economy or the capital markets or the industry of such Person in general which does not affect such Person in a disproportionate manner relative to other participants in the economy, capital markets or such industry, respectively; (iv) (A) any loss of or adverse impact on relationship with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent attributable to the announcement or pendency of the Merger; (v) failure to meet revenue or earnings projections, in and of itself, for any period ending (or for which earnings are released) on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any change resulting from changes in (A) applicable Law or (B) GAAP or formal pronouncements by standards bodies related thereto; (vii) acts of war or terrorism; (viii) earthquakes, hurricanes, tornadoes or other natural disasters; or (ix) stockholder class action or derivative litigation arising from allegations of breach of fiduciary duty relating to this Agreement or false or misleading public disclosure (or omission) in connection with this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered to Parent correct and complete copies of its articles of incorporation and bylaws, in each case as amended to the date of this Agreement (the “Company Charter Documents”). The Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Company Subsidiary Documents”) are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the board of directors and each committee of the board of directors of the Company held since January 1, 2005.

Section 3.2.  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), 500,000 shares of which have been designated as the “Series A Preferred Stock,” all of which have been reserved for issuance upon exercise of the Company Rights issuance pursuant to the Company Rights Agreement. At the close of business on October 5, 2009, (i) 21,628,104 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 8,325,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,153,957 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans and 252,262 shares of Company Common Stock were subject to unvested restricted stock awards), (iv) no shares of Company Preferred Stock were issued or outstanding, (v) 71 shares of Company Common Stock were available for purchase pursuant to the Company Stock Plans and the 2007 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and (vi) 4,608,296 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant. Since January 1, 2009, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the Company Stock Options, restricted stock awards granted under the Company Stock Plans, shares of Company Common Stock issued pursuant to the Employee Stock Purchase Plan and the Company Convertible Securities, in each case, referred to above in this Section 3.2(a).  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. No share of Company Common Stock is owned by any Subsidiary of the Company.

(b) None of the Company’s Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.3.  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company in accordance with Oregon Revised Statutes §60.357(5), (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved (subject to Section 5.3) to recommend that stockholders of the Company adopt this Agreement.

(c) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Company Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Company Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Transactions.

Section 3.4.  Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of Nasdaq, (b) the filing of the Articles of Merger with the Secretary of State of the State of Oregon pursuant to the OBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. Section 3.4 of the Company Disclosure Schedule lists all material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by the Company of the Transactions.

Section 3.5.  Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of May 31, 2009 (the “Company Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

Section 3.6.  Absence of Certain Changes or Events.  Since the Company Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Company Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Company Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 3.7.  Legal Proceedings.  Except as disclosed in the Filed Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

Section 3.8.  Compliance with Laws; Company Permits.  The Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Company Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

Section 3.9.  Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger as described in Section 5.1(a) (as amended or supplemented from time to time, the “Registration Form S-4”) will, at the time the Registration Form S-4 or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will, at the time such registration statement, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10.  Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed (in any of the cases in writing) against the Company or any of its Subsidiaries.

(c) The Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the “IRS”) (or the applicable statute of limitations has expired) for all years through May 31, 2005. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring after 1996.

(e) No audit or other administrative or court proceeding is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, as a result of the transactions contemplated herein, would give rise to the payment of any amount which (i) would not be deductible by reason of Section 162(m), (ii) would result in the payment of an “excess parachute payment” under Section 280G of the Code or (iii) would be subject to withholding under Section 4999 of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all material income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(i) For purposes of this Agreement: (i) “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11.  Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all other employee benefit plans, policies, agreements, arrangements, payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Neither the Company nor any of its affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has at any time contributed or has been obligated to contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan” ). Neither the Company nor any ERISA Affiliate has, has had, or could reasonably be expected to have any liability, contingent or otherwise, to the Pension Benefit Guaranty Corporation (“PBGC” ).

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c) The Company Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except as would not have a Company Material Adverse Effect. The Company Plans intended to qualify under Section 401 of the Code have received a favorable determination or opinion letter from the IRS as to their qualified status (and any trusts intended to be exempt from federal income taxation under the Code are so exempt). Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not have a Company Material Adverse Effect.

(d) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such material claim or lawsuit.

(e) None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any such plan or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(g) The Company is in compliance with Section 409A of the Code and the rules and regulations promulgated thereunder, except as would not have a Company Material Adverse Effect. All Company Options have been granted with an exercise price of no less than fair market value on the applicable date of grant, except as would not have a Company Material Adverse Effect.

(h) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the

Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes, except as would not have a Company Material Adverse Effect.

(i) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not have a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since November 1, 2008.

(j) Except for the amounts and vesting schedule of each equity award and the Company Stock Plan under which such award was granted, the documentation relating to equity awards granted on August 7, 2009 and set forth in Section 3.11(j)(1) of the Company Disclosure Schedule is the same form as the documentation provided to each executive officer and director of the Company who received equity awards on August 7, 2009, and the documentation relating to equity awards granted on August 7, 2009 and set forth in Section 3.11(j)(2) of the Company Disclosure Schedule is in the same form as the documentation provided to each non-executive employee of the Company who received such equity awards on August 7, 2009.

Section 3.12.  Environmental Matters.

(a) Except for those matters that have not resulted and would not reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, there are no pending or threatened investigations of the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries which would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, and (E) to the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments, reviews and investigations and all written information pertaining to known or anticipated Environmental Liabilities relating to the Company or its Subsidiaries.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the protection of the environment or natural resources or the presence, management or Release of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

Section 3.13.  Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2006, (D) Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply Contract that involves total consideration in excess of $1,000,000 (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $1,000,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Company Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. No approval, consent or waiver of any Person is needed in order that any Company Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Company Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Material Contract, received any notice of breach or default in any material respect under any Company Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Material Contract.

Section 3.14.  Title to Properties.  Each of the Company and its Subsidiaries (a) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

Section 3.15.  Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned, filed or applied for by the Company or any of its Subsidiaries.

(iii) “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iv) “Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, Internet key words, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets (collectively, “Copyrights”); (D) confidential and proprietary information, and non-public processes, designs (including circuit designs and layouts), specifications, technology, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, research and development, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (A) through (D).

(v) “Software” means all (A) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, (B) databases and compilations, including any and all data and collections of data, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) documentation, including user manuals and training materials related to any of the foregoing.

(vi) “Technology” means, collectively, all designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulas, algorithms, procedures, techniques, ideas, know-how, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered Intellectual Property and all material unregistered Marks used by the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule lists, for each item of Company Registered Intellectual Property, the owner of such item of Company Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Company Registered Intellectual Property and the jurisdiction in which such item of Company Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Company Registered Intellectual Property have been timely made, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property and all issuances, registrations and applications therefor.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of all Company Registered Intellectual Property, free and clear of all Liens. The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise exploit, all of the other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens. The Company Intellectual Property and Company Technology owned by or licensed to the Company or any of its Subsidiaries includes all of the material Intellectual Property Rights and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. The Company Registered Intellectual Property (other than any applications included in the Company Registered Intellectual Property) is valid and enforceable.

(d) To the Knowledge of the Company, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property Rights of any other Person, except as would not have a material effect on the Company: (i) any Company Intellectual Property; (ii) any Company Technology; and (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any Company Intellectual Property, Company Technology, products or services by the Company or any of its Subsidiaries; or (iv) the present business practices, methods or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. Neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim.

(e) To the Knowledge of the Company and except as would not have a material effect on the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any claim of infringement, violation, misappropriation or misuse of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f) No Trade Secret or other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof. Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all such Trade Secrets and other non-public, proprietary information (and any confidential information of any other Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). Each employee, consultant and independent contractor of the Company or any of its Subsidiaries involved in the creation or development of any Intellectual Property Rights, Technology, products or services of the Company or any of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary, as applicable, in a form made available to Parent prior to the date hereof.

(g) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property Rights or Technology owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property Rights or Technology. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property Rights or Technology owned by the Company or any of its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Company Computer Systems”) that are necessary for the operation of the Company’s and its Subsidiaries’ businesses. The Company Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. During the three (3) year period prior to the date hereof, (i) no error or fault has occurred in or to any of the Company Computer Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any of the Company Computer Systems.

(i) Each of the Company and its Subsidiaries has established privacy compliance policies and is in compliance with, and has been in compliance with for the three (3) year period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information.

(j) The consummation of the transactions contemplated hereby will not encumber or extinguish any Company Intellectual Property or Company Technology or result in the loss or impairment of the right of Parent to own or use any Company Intellectual Property or Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any of its Subsidiaries to any Person of any ownership interest, license, right or protection from any legal proceeding with respect to any Company Intellectual Property or Company Technology or in Parent being bound by or subject to any non-compete or other restriction, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

Section 3.16.  Insurance, Claims and Warranties.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Company Policies”). The Company Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Company Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Company Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Company Policy.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2007 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.16(c) of the Company Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twelve (12) months. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17.  Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Thomas Weisel Partners, financial advisor to the Company, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to the holders of shares of Company Common Stock (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Thomas Weisel Partners to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement.

Section 3.18.  Brokers and Other Advisors.  Except for Thomas Weisel Partners, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19.  State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.

Section 3.20.  Rights Plan.  The Company has taken all actions necessary to (a) render the Company Rights Agreement, inapplicable to this Agreement, the Note Exchange Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the announcement of, or approval, execution and delivery of, this Agreement, the Note Exchange Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.21.  Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understanding between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.22.  Reorganization Treatment.  The Company agrees to report the Merger, together with the Exchange, as a “reorganization” within the meaning of Section 368(a) of the Code and not to take any action inconsistent with reorganization treatment other than such actions that are required pursuant to this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1.  Organization, Standing and Corporate Power.

(a) Each of Parent and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Section 4.1(b) of the Parent Disclosure Schedule lists all Subsidiaries of Parent together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens. Parent does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) Parent has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement (the “Parent Charter Documents”). The Parent Charter Documents and the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Parent Subsidiary Documents”) are in full force and effect and neither Parent nor any of its Subsidiaries is in violation of any of their respective provisions. Parent has made available to the Company and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the board of directors and each committee of the board of directors of Parent held since January 1, 2005.

SECTION 4.2.  Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, par value $.01 per share, 1,500,000 shares of which have been designated as the “Class A Junior Preferred Stock” (“Parent Class A Preferred Stock”) and 4,500,000 shares of which have been designated as the “Class B Senior Convertible Preferred Stock” (“Parent Class B Preferred Stock”, together with the Parent Class A Preferred Stock, the “Parent Preferred Stock”). At the close of business on October 5, 2009, (i) 28,874,509 shares of Parent Common Stock were issued and outstanding, (ii) 903,233 shares of Parent Class A Preferred Stock were issued and outstanding, (iii) 4,255,546 shares of Parent Class B Preferred Stock were issued and outstanding, (iv) no shares of Parent Common Stock were held by Parent in its treasury, (v) 2,777,778 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (of which 2,520,600 shares of Parent Common Stock were subject to outstanding Parent Stock Options granted under the Parent Stock Plans), and (vii) 1,378,226 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of the outstanding warrants to purchase shares of Parent Common Stock (“Parent Common Stock Warrants”). All outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 4.2(a)(i) of the Parent Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all outstanding options or other rights to purchase or receive shares of Parent Common Stock granted under the Parent Stock Plans or otherwise, and, for each such option or other right, the number of shares of Parent Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Included in Section 4.2(a)(ii) of the Parent Disclosure Schedule is a correct and complete list, as of October 5, 2009, of all Parent Common Stock Warrants, and, for each such warrant, the number of shares of Parent Common Stock subject thereto, the grant and expiration dates and exercise price thereof and the name of the holder thereof. All options representing the right to acquire shares of Parent Common Stock (“Parent Stock Options”) and Parent Common Stock Warrants have an exercise price equal to no less than the fair market value of the underlying shares of Parent Common Stock on the date of grant. Since January 1, 2009, Parent has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Parent Stock Options and the Parent Common Stock Warrants, in each case, referred to above in this Section 4.2(a). Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b) hereof, including the Recapitalization, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Stock. No share of Parent Common Stock is owned by any Subsidiary of Parent.

(b) As of the Closing Date, immediately prior to the Closing and after giving effect to the Recapitalization, the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock. As of the Closing Date, immediately prior to the Closing and prior to the closing of the Exchange and after giving effect to the Recapitalization and assuming that none of the Parent Stock Options or Parent Common Stock Warrants are exercised after the date hereof and assuming that no fractional shares were cashed out pursuant to the Recapitalization Agreement, (i) 16,101,749 shares of Parent Common Stock will be issued and outstanding and (ii) no shares of Parent Preferred Stock will be issued and outstanding. As of the Closing Date, all outstanding shares of Parent Common Stock will have been duly authorized and validly issued and will be fully paid and nonassessable. As of the Closing Date, immediately after the Closing and assuming that no fractional shares were cashed out in the Exchange or conversion of Company Common Stock pursuant to Section 2.1(c), 1,398,251 shares of Parent Common Stock issued and outstanding will be held by holders of the Company Convertible Securities and 2,500,000 shares of Parent Common Stock issued and outstanding will be held by holders of Company Common Stock who held such Company Common Stock immediately prior to the Closing.

(c) None of Parent’s Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

Section 4.3.  Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and stockholders and no other action on the part of Parent and Merger Sub or any stockholder of Parent is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents or any of the Parent Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.4.  Governmental Approvals.  Except for (a) the filing with the SEC of the Registration Form S-4 and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of Nasdaq, (b) the filing of the Articles of Merger with the Secretary of State of the State of Oregon pursuant to the OBCA, (c) the filing of the amendment to the certificate of incorporation of Parent with the Secretary of State of the State of Delaware), (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) filings required under, and compliance with other applicable requirements of, the Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. Section 4.4 of the Parent Disclosure Schedule lists all material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by Parent and Merger Sub of the Transactions.

Section 4.5.  Viasystems SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Viasystems, Inc., a direct, wholly owned Subsidiary of Parent (“Viasystems”), has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Viasystems SEC Documents”). Other than Viasystems, as required pursuant to the Viasystems Indenture, neither Parent nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Viasystems SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Viasystems SEC Documents), the Viasystems SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Viasystems SEC Documents, and none of the Viasystems SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Viasystems SEC Documents. To the Knowledge of Parent, none of the Viasystems SEC Documents is the subject of ongoing SEC review or investigation.

(b) Parent has delivered copies of the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2007 and December 31, 2008, together with the related audited statements of income and of cash flows of Parent and its Subsidiaries for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 (such audited financial statements, including the notes and schedules thereto being hereinafter referred to collectively as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The consolidated financial statements of Viasystems included in the Viasystems SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respect the consolidated financial position of Viasystems and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Viasystems and its Subsidiaries, taken as a whole).

(c) Viasystems has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Viasystems, including its consolidated Subsidiaries, required to be disclosed by Viasystems in the reports that it files or submits under the Exchange Act is accumulated and communicated to Viasystems’ principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Viasystems in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Viasystems’ principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Viasystems’ auditors and the audit committee of the board of directors of Viasystems (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Viasystems’ ability to record, process, summarize and report financial data and have identified for Viasystems’ auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Viasystems’ internal controls. The principal executive officer and the principal financial officer of Viasystems have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Viasystems SEC Documents, and the statements contained in such certifications are complete and correct. To the Knowledge of Parent, there are no facts or circumstances that would prevent Viasystem’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Viasystems is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of Parent and its Subsidiaries as of December 31, 2008 (the “Parent Balance Sheet Date”)

(including the notes and schedules thereto) or (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements or any Viasystems SEC Documents.

Section 4.6.  Absence of Certain Changes or Events.  Since the Parent Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed in the Viasystems SEC Documents filed by Viasystems and publicly available prior to the date of this Agreement (the “Filed Viasystems SEC Documents”), since the Parent Balance Sheet Date (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of the Company would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Viasystems SEC Documents, since the Parent Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of Parent or any of its Subsidiaries which materially affects the use thereof.

Section 4.7.  Legal Proceedings.  Except as disclosed in the Filed Viasystems SEC Documents, there is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

Section 4.8.  Compliance With Laws; Parent Permits.  Parent and its Subsidiaries are in compliance in all material respects with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Parent and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits. Since January 1, 2007, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Parent Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Parent Permit.

Section 4.9.  Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Form S-4 will, at the time the Registration Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will, at the time such registration statement, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Registration Form S-4 and any registration statement to be filed with the SEC by Parent in connection with the terms of the Note Exchange Agreement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.10.  Tax Matters.

(a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by Parent or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Viasystems SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed (in any of the cases in writing) against Parent or any of its Subsidiaries.

(c) The Federal income Tax Returns of Parent and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2005. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of Parent or any of its Subsidiaries and no written notice thereof has been received.

(e) Parent has made available to the Company correct and complete copies of (i) all material income and franchise Tax Returns of Parent and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Parent or any of its Subsidiaries.

Section 4.11.  Employee Benefits and Labor Matters.

(a) Section 4.11(a)(i) of the Parent Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, policies, agreements, arrangements, or payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which Parent or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of Parent or any of its Subsidiaries (collectively, the “Parent Plans”). Neither Parent nor any of its ERISA Affiliates has at any time contributed or been obligated to contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan. Neither Parent nor any ERISA Affiliate has, has had, or could reasonably be expected to have any liability, contingent or otherwise, to the PBGC.

(b) Correct and complete copies of the following documents with respect to each of the Parent Plans (other than a Multiemployer Plan) have been delivered to the Company by Parent to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Parent Plans.

(c) The Parent Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except as would not have a Parent Material Adverse Effect. The Parent Plans intended to qualify under Section 401 of the Code have received a favorable determination or opinion letter from the IRS as to their qualified status (and any trusts intended to be exempt from federal income taxation under the Code are so exempt). Nothing has occurred with respect to the operation of the Parent Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not have a Parent Material Adverse Effect.

(d) There are no pending actions, claims or lawsuits arising from or relating to the Parent Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such material claim or lawsuit.

(e) None of the Parent Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Parent Plan.

(g) Parent and its Subsidiaries are in compliance with Section 409A of the Code and the rules and regulations promulgated thereunder, except as would not have a Parent Material Adverse Effect. All Parent Options have been granted with an exercise price of no less than fair market value on the applicable date of grant, except as would not have a Parent Material Adverse Effect.

(h) Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for federal income tax purposes by Parent is not an employee for such purposes, except as would not have a Parent Material Adverse Effect.

(i) None of the employees of Parent or its Subsidiaries is represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization. Neither Parent nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has Parent or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, nor has there ever been union representation involving any of the employees of Parent or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of Parent, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened. There are no material complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that could reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual. Parent and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, or WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not have a Parent Material Adverse Effect. Except as disclosed in the Filed Viasystems SEC Documents, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Parent or any of its Subsidiaries since November 1, 2008.

Section 4.12.  Environmental Matters.  Except for those matters that have not resulted and would not reasonably be expected to have a Parent Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, there are no pending or threatened investigations of the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries which would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, and (E) to the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments, reviews and investigations and all written information pertaining to known or anticipated Environmental Liabilities relating to the Company or its Subsidiaries.

Section 4.13.  Contracts.

(a) Set forth in Section 4.13(a) of the Parent Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Parent with the SEC on the date hereof, and (ii) each of the following to which Parent or any of its Subsidiaries is a party: (A) Contract that purports to limit, curtail or restrict the ability of Parent or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Parent or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2006, (D) Contract with any (x) Governmental Authority or (y) director or officer of Parent or any of its Subsidiaries or any Affiliate of Parent, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Parent or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Parent or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of Parent or any of its Subsidiaries, (I) customer, client or supply Contract that involves total consideration in excess of $1,000,000 (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $1,000,000, (K) collective bargaining agreement, (L) “standstill” or similar agreement, (M) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) to the extent material to the business or financial condition of Parent and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (O) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 4.13(a) of the Parent Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each a “Parent Material Contract”). Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Parent and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. No approval, consent or waiver of any Person is needed in order that any Parent Material Contract continue in full force and effect following the consummation of the Transactions. Neither Parent nor any of its Subsidiaries is in default under any Parent Material Contract or other Contract to which Parent or any of its Subsidiaries is a party (collectively, the “Parent Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Parent and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent. To the Knowledge of Parent, no other party to any Parent Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent. Neither Parent nor any of its Subsidiaries has received any notice of termination or cancellation under any Parent Material Contract, received any notice of breach or default in any material respect under any Parent Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Parent Material Contract.

Section 4.14.  Title to Properties.  Each of Parent and its Subsidiaries (a) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all properties and other assets which are reflected on the most recent consolidated balance sheet of Parent included in the Filed Viasystems SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Viasystems SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of Viasystems included in the Filed Viasystems SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Parent’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Viasystems SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Parent’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Viasystems SEC Documents). Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Except for the properties and assets which are reflected on the most recent consolidated balance sheet of Viasystems included in the Filed Viasystems SEC Documents, Parent does not own any other material properties or assets.

Section 4.15.  Intellectual Property.

(a) For purposes of this Agreement:

(i) “Parent Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, or owned or held for use by Parent or any of its Subsidiaries.

(ii) “Parent Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned, filed or applied for by Parent or any of its Subsidiaries.

(iii) “Parent Technology” means all Technology used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, or owned or held for use by Parent or any of its Subsidiaries.

(b) Section 4.15(b) of the Parent Disclosure Schedule sets forth an accurate and complete list of all Parent Registered Intellectual Property and all material unregistered Marks used by Parent or any of its Subsidiaries. Section 4.15(b) of the Parent Disclosure Schedule lists, for each item of Parent Registered Intellectual Property, the owner of such item of Parent Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Parent Registered Intellectual Property and the jurisdiction in which such item of Parent Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Parent Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Parent Registered Intellectual Property have been timely made, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Parent Registered Intellectual Property and all issuances, registrations and applications therefor.

(c) Parent and/or one of its Subsidiaries is the sole and exclusive owner of all Parent Registered Intellectual Property, free and clear of all Liens. Parent and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise exploit, all of the other Parent Intellectual Property and Parent Technology as the same is used, sold, licensed and otherwise exploited by Parent or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of Liens. The Parent Intellectual Property and Parent Technology owned by or licensed to Parent or any of its Subsidiaries includes all of the material Intellectual Property Rights and Technology necessary and sufficient to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. The Parent Registered Intellectual Property (other than any applications included in the Parent Registered Intellectual Property) is valid and enforceable.

(d) To the Knowledge of Parent, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property Rights of any other Person, except as would not have a material effect on Parent: (i) any Parent Intellectual property; (ii) any Parent Technology; and (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any Parent Intellectual Property, Parent Technology, products or services by Parent or any of its Subsidiaries; or (iv) the present business practices, methods or operations of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of Parent, threatened suit, action, investigation or proceeding which involves a claim (A) against Parent or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Parent Intellectual Property or Parent Technology or (B) contesting the right of Parent or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Parent Intellectual Property or Parent Technology, or any products, processes or materials covered thereby in any manner. Neither Parent nor any of its Subsidiaries has received written notice of any such threatened claim.

(e) To the Knowledge of Parent and except as would not have a material effect on Parent, no Person (including employees and former employees of Parent or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has made any claim of infringement, violation, misappropriation or misuse of any Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries against any Person (including employees and former employees of Parent or any of its Subsidiaries).

(f) No Trade Secret or other non-public, proprietary information material to the businesses of Parent or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of Parent, has been actually disclosed by Parent or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof. Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all such Trade Secrets and other non-public, proprietary information (and any confidential information of any other Person to whom Parent or any of its Subsidiaries has a confidentiality obligation).

Each employee, consultant and independent contractor of Parent or any of its Subsidiaries involved in the creation or development of any Intellectual Property Rights, Technology, products or services of Parent or any of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with Parent or such Subsidiary, as applicable, in a form made available to the Company prior to the date hereof.

(g) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property Rights or Technology owned by Parent or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property Rights or Technology. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property Rights or Technology owned by Parent or any of its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.

(h) Parent and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Parent Computer Systems”) that are necessary for the operation of Parent’s and its Subsidiaries’ businesses. The Parent Computer Systems are adequate for the operation of Parent’s and its Subsidiaries’ businesses as currently conducted. During the three (3) year period prior to the date hereof, (i) no error or fault has occurred in or to any of the Parent Computer Systems that has resulted in a material interruption to the operations of Parent or any of its Subsidiaries and (ii) to the Knowledge of Parent, there has been no unauthorized access to or use of any of the Parent Computer Systems.

(i) Each of Parent and its Subsidiaries has established privacy compliance policies and is in compliance with, and has been in compliance with for the three (3) year period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information.

(j) The consummation of the transactions contemplated hereby will not encumber or extinguish any Parent Intellectual Property or Parent Technology or result in the loss or impairment of the right of Parent to own or use any Parent Intellectual Property or Parent Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by Parent or any of its Subsidiaries to any Person of any ownership interest, license, right or protection from any legal proceeding with respect to any Parent Intellectual Property or Parent Technology or in the Company being bound by or subject to any non-compete or other restriction, pursuant to any Contract to which Parent or any of its Subsidiaries is a party or by which any assets or properties of Parent or any of its Subsidiaries is bound.

Section 4.16.  Insurance, Claims and Warranties.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Parent or any of its Subsidiaries (the “Parent Policies”). The Parent Policies (i) have been issued by insurers which, to the Knowledge of Parent, are reputable and financially sound, (ii) provide coverage for the operations conducted by Parent and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Parent and its Subsidiaries operate and (iii) are in full force and effect. Neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Parent Policies. No notice of cancellation or termination has been received by Parent with respect to any of the Parent Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Parent Policy.

(b) Section 4.16(b) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2007 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of Parent or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 4.16(c) of the Parent Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of Parent and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twelve (12) months. All products of each of Parent and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of Parent or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All warranties of each of Parent and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.17.  Brokers and Other Advisors.  Except for Goldman Sachs & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Subsidiaries.

Section 4.18.  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.19.  State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Parent or Merger Sub is applicable to the Merger or the other Transactions.

Section 4.20.  Reorganization Treatment.  Parent and Merger Sub agree to report the Merger, together with the Exchange, as a “reorganization” within the meaning of Section 368(a) of the Code and not to take any action inconsistent with reorganization treatment other than such actions that are required pursuant to this Agreement.

Section 4.21.  Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understanding between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent’s Subsidiaries), that would have been required to be disclosed under Item 404 under Regulation S-K under the Exchange Act if Parent had been subject to Exchange Act and that has not been so disclosed to the Company.

Section 4.22.  Financing.  Parent has provided to the Company a true and correct copy of a commitment letter, dated July 10, 2009, executed and delivered by Wachovia Bank National Association (such commitment letter or letters, together with any amendments or supplements thereto or replacements thereof obtained by Parent from time to time, the “Commitment Letter”) with respect to all debt financing required for consummation of the transactions contemplated hereby (the “Financing”). The amount of the Financing provides sufficient funds for Parent and Merger Sub to consummate the transactions contemplated by this Agreement and to pay any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

Additional Covenants and Agreements

Section 5.1.  Preparation of the Registration Form S-4 and the Proxy Statement; Stockholder Meetings; Recapitalization.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Form S-4, in which the Proxy Statement will be included as a prospectus. The Registration Form S-4 and Proxy Statement shall be in a form and substance reasonably satisfactory to Parent and the Company. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Registration Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Registration Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Form S-4 or the Merger and (ii) all orders of the SEC relating to the Registration Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c) hereof, the Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Stockholders in advance of the vote to be held at the Company Stockholders’ Meeting or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c) Prior to the Closing, Parent shall effect a recapitalization implementing the capitalization of Parent set forth in Section 4.2(b) (the “Recapitalization”), as more fully set forth in the Recapitalization Agreement. In accordance with the Recapitalization Agreement, immediately prior to the Closing, Parent shall (i) amend its certificate of incorporation and file such amendment with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit B-1, (ii) amend its bylaws substantially in the form attached hereto as Exhibit B-2, (iii) terminate the Stockholders Agreement, dated January 31, 2003, between Parent and the other parties thereto, as amended by that certain First Amendment and Consent, dated as of October 2003, (iv) enter into the Stockholder Agreement between Parent and a limited liability company holding the interests of Hicks Muse, GSC and TCW substantially in the form as set forth in Exhibit C, and (v) terminate the Monitoring and Oversight Agreement, dated as of January 31, 2003, among Parent, Hicks, Muse & Co. Partners L.P., an affiliate of Hicks Muse, and the other parties thereto.

Section 5.2.  Conduct of Business.

(a) Except as expressly permitted by this Agreement or as required by applicable Law and except as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon (x) the exercise of options and settlement of awards granted under the Company Stock Plans, (y) the conversion of the Company Convertible Securities, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, and (z) pursuant to the Company’s Employee Stock Purchase Plan; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests (other than pursuant to the option exercise and tax withholding provisions of awards under the Company Stock Plans); (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) incurrence by the Company or its Subsidiaries of additional indebtedness (net of cash and investments) of not more than $16,000,000 in the aggregate, provided that cash realized from sales permitted under Section 5.2(a)(iii) shall not be included for this purpose, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, (C) the sale or other disposition of the Company’s Hong Kong facilities, but only if the aggregate cash proceeds from such sale or disposition exceed $8,000,000; (D) the sale or disposition of assets held for sale relating to the Forest Grove facility, but only if the aggregate cash proceeds from such sale or disposition exceed $4,000,000; (E) the sublease of the property leased by the Company under the Net Lease Agreement, dated as of August 22, 2000, between the Company and Opus Northwest, L.L.C., but only if the annual payments received from such sublease exceed $540,000; and (F) dispositions of obsolete or worthless assets or miscellaneous assets with a net book value of not more than $250,000 in the aggregate;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate per fiscal quarter, and in any event not to exceed $5,000,000 in the aggregate during calendar 2009;

(v) directly or indirectly acquire, by merging or consolidating with, by purchasing all of or a substantial equity interest in or all or substantially all of the assets of, or by any other manner, any Person or division or business of any Person;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and other advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Company Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the engagement letter with Thomas Weisel Partners relating to the Transactions, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable law or the terms of a Company Stock Plan (correct and complete copies of which have been made available to Parent), (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice or (C) any changes arising from collective bargaining arrangements in the PRC;

(ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, in each case other than in the ordinary course of business;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law, excluding changes to remediate delayed reporting by the Company’s Asia operations;

(xi) amend the Company Charter Documents or the Company Subsidiary Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than transactions exclusively between wholly owned Subsidiaries of the Company (excluding, however, Merix Holding (Singapore) Pte Ltd);

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(xv) settle or compromise any litigation, proceeding or investigation; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

(b) Except as expressly permitted by this Agreement or as required by applicable Law and except as set forth in the Parent Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) other than related to the Recapitalization, (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that Parent may issue shares of Parent Common Stock upon (x) the exercise of options and settlement of awards granted under the Parent Stock Plans and (y) the exercise of any Parent Common Stock Warrants; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests (other than pursuant to the option exercise and tax withholding provisions of awards under the Parent Stock Plans); (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of Parent to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Parent Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of Parent or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries, other than (A) incurrence by Parent or its Subsidiaries of additional indebtedness (net of cash and investments) of not more than $50,000,000 in the aggregate, provided that cash realized from sales permitted under Section 5.2(b)(iii) shall not be included for this purpose, and (B) borrowings from the Parent by a direct or indirect wholly owned Subsidiary of the Parent in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii) of the Parent Disclosure Schedule, correct and complete copies of which have been made available to the Company, (C) the sale or disposition of assets held or formerly held for sale relating to the Milwaukee facility, but only if the aggregate cash proceeds from such sales or dispositions from and after January 1, 2009 exceed $2,000,000, or (D) dispositions of obsolete or worthless assets or miscellaneous assets with a net book value of not more than $500,000 in the aggregate (excluding asset sales related to the Milwaukee facility);

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $20,000,000 in the aggregate per fiscal quarter, and in any event not to exceed $40,000,000 in the aggregate during calendar 2009;

(v) directly or indirectly acquire, by merging or consolidating with, by purchasing all of or a substantial equity interest in or all or substantially all of the assets of, or by any other manner, any Person or division or business of any Person;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and other advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of Parent in the ordinary course of business;

(vii) (A) enter into, terminate or amend any Parent Material Contract or, other than in the ordinary course of business consistent with past practices, any other Contract that is material to Parent and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict Parent, or any existing or future Subsidiary or Affiliate of Parent, from engaging in any line of business or in any geographic area, (C) amend or modify the engagement letter with Goldman Sachs & Co. relating to the Transactions, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable law or the terms of a Parent Stock Plan (correct and complete copies of which have been made available to the Company), (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice or (C) any changes arising from collective bargaining arrangements in the PRC;

(ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, in each case other than in the ordinary course of business;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Parent Charter Documents or the Parent Subsidiary Documents, other than pursuant to the Recapitalization;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than (A) the Recapitalization and (B) transactions exclusively between wholly owned Subsidiaries of Parent;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Parent or of Viasystems included in the Filed Viasystems SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of the Company, except for communications in the ordinary course of business that do not relate to the Transactions;

(xv) except for the pending litigation regarding the Richmond, Virginia property formerly owned by Parent, settle or compromise any litigation, proceeding or investigation; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of Parent and Merger Sub set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Section 5.3.  No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the board of directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof, (x) the board of directors of the Company may (including through its Representatives) contact such Person and its advisors for the purpose of clarifying such Takeover Proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (y) if such board reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which such board of directors determines in good faith, after considering applicable provisions of state law and after consulting with outside counsel, that the taking of such action is necessary in order for such board of directors to comply with its fiduciary duties to the Company’s stockholders under Oregon law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (C) following receipt of a Takeover Proposal that constitutes a Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 7.1(d)(ii). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the board of directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such board of directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Notwithstanding the foregoing, the board of directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such board of directors determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the board of directors of the Company of its fiduciary duties to the Company’s stockholders under Oregon law.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the equity securities of the Company or 50% of more of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the board of directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.3 shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such board of directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law.

Section 5.4.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 Business Days of the date hereof, if such filing is required, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, and Parent and Merger Sub shall not without the Company’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent or the Company to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

Section 5.5.  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.6.  Access to Information; Confidentiality; Financing Cooperation.

(a) Subject to applicable Laws relating to the exchange of information, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to each other and each other’s respective Representatives reasonable access during normal business hours to all of such party’s and its Subsidiaries’

properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. Unless otherwise required by Law, the parties will hold any information obtained pursuant to this Section 5.6 in confidence in accordance with the Confidentiality Agreement, dated as of November 8, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

(b) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

(c) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide on a timely basis all such assistance and cooperation as Parent and/or Viasystems may reasonably request in connection with the arrangement of the Financing (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) cooperating in the preparation of any offering memorandum or similar document, (iii) furnishing Parent and/or Viasystems and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or Viasystems, including financial statements and financial data, and (iv) providing and executing documents as may be reasonably requested by Parent and/or Viasystems.

Section 5.7.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 5.8.  Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (i) required by the Company Charter Documents as in effect on the date of this Agreement and under existing indemnification agreements and (ii) permitted under applicable Law.

(b) Prior to the Effective Time, the Company shall purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six (6) years after the Effective Time, for the benefit of those persons who are covered by the Company’s directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company’s current directors’ and officers liability insurance policies, for such premium and on such terms and conditions heretofore described to Parent, and shall not modify, amend or otherwise alter such terms and conditions without the prior written consent of Parent, which consent shall not be unreasonably withheld. In the event such run-on policy is not available, the Surviving Corporation shall cause to be maintained in effect officers’ and directors’ liability insurance for six (6) years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnitee currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, in satisfying its obligation under this Section 5.8(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The rights of each Indemnitee under this Section 5.8 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Oregon Law or any other applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(e) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 5.8, so long as such indemnified party undertakes in writing to reimburse the Surviving Corporation for such costs and expenses if it is finally determined by a court of competent jurisdiction that such indemnified party was not entitled to be indemnified hereunder.

(f) Parent guarantees as primary obligor, and not as surety, the full and punctual performance of the Surviving Corporation’s indemnification obligations under this Section 5.8.

(g) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of each Indemnitee and his or her heirs.

Section 5.9.  Securityholder Litigation.  The Company will provide Parent with ongoing updates and information regarding any securityholder litigation that may be brought against the Company and/or its directors relating to the Transactions. The Company will consult with Parent regarding all significant strategic issues regarding such litigation and will not settle such litigation without Parent’s consent.

Section 5.10.  Fees and Expenses.  Except as provided in Section 7.3, in that certain letter agreement, dated July 13, 2009, from the Company to Parent and in this Section 5.10, all fees and expenses incurred in connection with this Agreement, the Note Exchange Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent will bear and pay one-half of the costs and expenses incurred in connection with the filings required under the HSR Act and Foreign Antitrust Laws. The Company shall pay the expenses for printing the Registration Form S-4 together with the proxy statement/prospectus contemplated thereby and for mailing it to the Company’s stockholders.

Section 5.11.  Company Rights Plan.  Except as provided in Section 3.20, the Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Agreement prior to the Effective Time unless, and only to the extent that: (a) it is required to do so by order of a court of competent jurisdiction or (b) its board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to effect such amendment, modification or termination would be reasonably likely to constitute a breach of its fiduciary obligations to its stockholders under applicable Law.

Section 5.12.  Representations Relating to Reorganization Treatment.  The Company, Parent and Merger Sub shall execute and deliver to each of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and Merger Sub, certificates relating to the status of the merger as a “reorganization” at such time or times as reasonably requested by each such law firm. None of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

Section 5.13.  Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 5.14.  Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the Nasdaq, subject to official notice of issuance.

Section 5.15.  Employee Benefits and Compensation.  During the one (1) year period following the Effective Time, any reductions in compensation or benefits shall be made equitably and as part of an across-the-board reduction applicable to all employees within the relevant geographic region. For purposes of eligibility, vesting and benefit entitlement under the benefit plans of Parent and its Subsidiaries (and, additionally, for purposes of benefit accrual under only the vacation and severance plans (but not any other employee benefit plans) of Parent and its Subsidiaries) Parent and it Subsidiaries shall credit each employee of the Company and its Subsidiaries who becomes an employee of Parent or its Subsidiaries with his or her years of service with the Company and its Subsidiaries (including service with any predecessor entities) credited to such employee immediately prior to the Effective Time under any similar Company benefit plan or, in the absence of a similar Company benefit plan, such service shall be credited under the service crediting rules of the applicable benefit plan of Parent or its Subsidiaries as if such service had been performed for Parent and its Subsidiaries.

Section 5.16.  Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Employee Stock Purchase Plan, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no purchase period shall be commenced after the date of this Agreement; (iii) each participant’s outstanding right to purchase Company Common Stock under the Employee Stock Purchase Plan shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or if earlier, each participant’s outstanding right to purchase Company Common Stock under the Employee Stock Purchase Plan shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided that, in either case, all amounts allocated to each participant’s account under the Employee Stock Purchase Plan as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price for the then outstanding purchase period; and (iv) the Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time.

Section 5.17.  Board Representation.  Parent shall cause to be appointed to the board of directors of Parent, effective as of the Effective Time, three (3) of the individuals who serve on the board of directors of the Company as of the date of this Agreement. The board of directors of Parent, as of the Effective Time, shall consist of twelve (12) directors.

Section 5.18.  Financing Arrangements.

(a) Parent shall use its commercially reasonable efforts to obtain and effectuate the Financing contemplated by the Commitment Letter on the terms set forth therein. Parent agrees to notify the Company as soon as reasonably practicable if, at any time prior to the Closing Date, (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent or Viasystems that such source no longer intends to provide financing to Viasystems or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain any of the Financing substantially on the terms described in the Commitment Letter. Parent shall not, nor shall it permit any of its subsidiaries or Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the Financing contemplated by the Commitment Letter. Parent shall not, and shall cause Viasystems not to, amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would impair, delay or prevent the Closing without the prior written consent of the Company.

(b) If the Commitment Letter shall expire or terminate for any reason, Parent shall use its commercially reasonable efforts to cause Viasystems to obtain, and will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued, funding conditions no less favorable than those included in the Commitment Letter as originally issued and other terms and conditions the aggregate effect of which is not materially adverse to Viasystems in comparison with those contained in the Commitment Letter as originally issued, which extension or new commitment shall include a termination date not earlier than the Walk-Away Date. Parent shall cause Viasystems to accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not materially adverse to Viasystems in comparison with those contained in the Commitment Letter as originally issued.

Section 5.19.  Exchange Agreement.  Parent shall use its commercially reasonable efforts to cause the transactions contemplated under the Note Exchange Agreement to be effectuated in accordance with the terms set forth therein. Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Note Exchange Agreement in any manner that would impair, delay or prevent the Closing.

Section 5.20.  Company 2009 Equity Incentive Plan.  The Company agrees that if the Company’s 2009 Equity Incentive Plan is approved by shareholders of the Company, it will not approve or issue any awards under such plan.

ARTICLE VI

Conditions Precedent

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company;

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired and the receipt of the approvals and consents have been obtained for merger control filings required under the Foreign Antitrust Laws;

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) Registration Form S-4.  The Registration Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Exchange.  The closing of the Exchange pursuant to the terms and conditions of the Note Exchange Agreement shall have occurred concurrently with the Closing;

(f) Other Actions.  The Recapitalization and other actions identified in Section 5.1(c) shall have been fully completed as of the Effective Time; and

(g) Financing.  Viasystems shall have received the proceeds of the Financing or alternative financing contemplated by Section 5.18.

Section 6.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) Director Resignations.  Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time.

Section 6.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect;

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect; and

(c) Absence of Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

Section 7.1.  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the Walk-Away Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 15 calendar days following receipt of written notice from Parent of such breach or failure;

(ii) if (A) a Company Adverse Recommendation Change shall have occurred or (B) the board of directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal;

(iii) if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; or

(iv) if the Note Exchange Agreement is not valid, binding and enforceable in accordance with its terms against the holders of the Company Convertible Securities party thereto; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 15 calendar days following receipt of written notice from the Company of such breach or failure;

(ii) (A) if the Company receives a Takeover Proposal that is a Superior Proposal, (B) the board of directors of the Company by affirmative vote of a majority of all of its members resolves to accept such Superior Proposal, (C) the Company shall have given Parent three Business Days’ prior written notice of its intention to terminate pursuant to this provision, (D) such Takeover Proposal continues to constitute a Superior Proposal after taking into account any revised proposal made by Parent during such three Business Day period and (E) the board of directors of the Company concludes in good faith by affirmative vote of a majority of all of its members, following receipt of advice of its outside legal counsel, that the failure to accept such Superior Proposal would result in a breach of its fiduciary duties under applicable Law;

(iii) if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect; or

(iv) if the Note Exchange Agreement is not valid, binding and enforceable in accordance with its terms against the holders of the Company Convertible Securities party thereto.

Section 7.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.6(a), Sections 3.18, 4.17, 5.9, 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

Section 7.3.  Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material breach of, or failure to comply with, the Company’s obligations under Section 5.1 or Section 5.3;

(iv) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(iii), and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within six (6) months of the date this Agreement is terminated;

(v) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(vi) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii).

then in any such event under clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.3(a), the Company shall pay to Parent (i) a termination fee of $1,300,000 in cash (the “Termination Fee”) and (ii) all documented Expenses of Parent, not to exceed $3,900,000 in the aggregate (the “Expense Reimbursement Amount”). As used herein, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the Registration Form S-4 and the prospectus contained therein, authorization, preparation, negotiation and execution of the Note Exchange Agreement and the consummation of the transactions contemplated thereunder, the filing of any required notices under applicable Antitrust Laws or other regulations, the authorization, preparation, negotiation and execution of the Commitment Letter and the consummation of the transactions contemplated thereunder, and all other matters related to the Merger and the other Transactions. For purposes of Section 7.3(a)(i)(B), Section 7.3(a)(ii)(C), Section 7.3(a)(iv)(C) and Section 7.3(b) only, references in the definition of “Takeover Proposal” to “15% or more” shall be deemed references to “50% or more.”

In the event that (x) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and no Termination Fee is payable in respect thereof pursuant to Section 7.3(a)(ii); or (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and no Termination Fee is payable in respect thereof pursuant to Section 7.3(a)(iii) or 7.3(a)(iv), then in each such case under such clause (x) or (y) the Company shall pay to Parent the Expense Reimbursement Amount and thereafter the Company shall be obligated to pay to Parent the Termination Fee in the event such fee is payable pursuant to Section 7.3(a)(ii), Section 7.3(a)(iii) or Section 7.3(a)(iv), as the case may be.

(b) Any payment required to be made pursuant to clause (i), (ii) or (iv) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (v) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) in the circumstances described in Section 7.3(a)(iii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (vi) of Section 7.3(a) shall be made to Parent concurrently with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee and/or Expense Reimbursement Amount required pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 12.5%; provided, however, in no event shall the applicable interest rate exceed the maximum rate permitted by law. In addition, if the Company shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The Company acknowledges that the fee, Expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1.  No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement, in the Company Disclosure Schedule or in the Parent Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2.  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3.  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5.  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Note Exchange Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract or tort) than may be based upon, arise out of or relate to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware (except with respect to those provisions set forth herein that are required to be governed by the OBCA), without regard to the conflicts of law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.9 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8.  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Attention:	David M. Sindelar
Daniel J. Weber

Facsimile:	(314) 746-2251

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: R. Scott Cohen, Esq.
Facsimile: (214) 746-7738

If to the Company, to:

Merix Corporation
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
Attention: Chief Executive Officer
Facsimile: (503) 716-3809

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94015
Attention: Alan Talkington, Esq.
Facsimile: (415) 773-5759

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11.  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“5-Day Trading Price” means the average of the daily market prices for the five (5) consecutive Trading Days preceding the Closing Date. The daily market price for each such Trading Day shall be (i) the last sale price on such day on the NASDAQ Global Market or the national securities exchange on which the Company Common Stock is then listed or admitted to trading or (ii) if no sale takes place on such day on such market or exchange, the listed closing price on such day.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Rights” means the right to purchase one one-hundredth of a share of Company Preferred Stock per share of Company Common Stock pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of October 16, 2007, between the Company and American Stock Transfer & Trust Company, as Rights Agent thereunder.

“Company Stock Plans” means the Company’s 1994 Stock Incentive Plan, the 2000 Nonqualified Stock Option Plan, the 2006 Equity Incentive Plan, and the 2009 Equity Incentive Plan, in each case as amended.

“Exchange Ratio” means a fraction (i) the numerator of which is equal to 2,500,000 shares and (ii) the denominator of which is equal to the number of shares of the Company Common Stock issued and outstanding as of the Effective Time. For purposes of clarity, if at the Effective Time there were 22,727,272 shares of the Company Common Stock issued and outstanding, then the Exchange Ratio would be equal to 0.11.

“Fractional Share Amount” means an amount equal to (a) the 5-Day Trading Price divided by (b) the Exchange Ratio.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GSC” means GSC Partners CDO Fund, Limited, GSC Recovery II, L.P. and GSC Recovery IIA, L.P.

“Hicks Muse” means Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF Equity Fund IV (1999), L.P., HMTF Private Equity Fund IV (1999), L.P., Hicks, Muse PG-IV (1999), C.V., HM4-SBS (1999) Coinvestors, L.P., HM4-EQ (1999) Coinvestors, L.P., Pearl Street, L.P, and Pearl Street II, L.P.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the knowledge after reasonable inquiry of (i) with respect to the Company, the executive officers set forth on Section 8.11 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers set forth on Section 8.11 of the Parent Disclosure Schedule; provided that reasonable inquiry shall include inquiry of such Person’s officers and managers having responsibility relating to the applicable matter.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parent Stock Plan” means the Parent’s 2003 Stock Option Plan, as amended.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, joint venture, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, joint venture, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“TCW” means TCW Shared Opportunities Fund III, L.P.

“Trading Day” means a day on which the NASDAQ Global Market or the national securities exchange on which the Company Common Stock is listed is open for the transaction of business.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Exchange, and the Recapitalization, and the Recapitalization Agreement and the transactions contemplated thereby.

“Viasystems Indenture” means that certain Indenture, dated as of December 17, 2003, among Parent, the guarantors party thereto, and The Bank of New York, as Trustee, as amended and supplemented.

“Walk-Away Date” means March 31, 2010.

The following terms are defined on the page of this Agreement set forth after such term below:

5-Day Trading Price	71
Affiliate	71
Agreement	2
Antitrust Laws	55
Articles of Merger	3
Bankruptcy and Equity Exception	12
Business Day	71
Certificate	4
Closing	3
Closing Date	3
Code	2
Commitment Letter	44
Company	2
Company Adverse Recommendation Change	54
Company Balance Sheet Date	15
Company Board Recommendation	46
Company Charter Documents	10
Company Common Stock	4
Company Computer Systems	26
Company Contract	22
Company Convertible Securities	2
Company Disclosure Schedule	9
Company Intellectual Property	23
Company Material Adverse Effect	9
Company Material Contract	22
Company Permits	16
Company Plans	18
Company Policies	27
Company Preferred Stock	10
Company Registered Intellectual Property	23
Company Rights	71
Company Rights Agreement	72
Company SEC Documents	13
Company Stock Options	8
Company Stock Plans	72
Company Stockholder Approval	13
Company Stockholders Meeting	45
Company Subsidiary Documents	10
Company Technology	24
Confidentiality Agreement	57
Contract	12
Copyrights	24
Director Consents	8
Effective Time	3
Employee Stock Purchase Plan	11
Environmental Laws	21
Environmental Liabilities	21
ERISA	18

ERISA Affiliate	18
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Offer	2
Exchange Ratio	72
Expense Reimbursement Amount	66
Expenses	66
Fairness Opinion	28
Filed Company SEC Documents	15
Filed Viasystems SEC Documents	34
Financial Statements	33
Financing	44
Foreign Antitrust Laws	13
Fractional Share Amount	72
GAAP	72
Governmental Authority	72
GSC	72
Hazardous Materials	21
Hicks Muse	72
HSR Act	72
Indemnitees	58
Intellectual Property Rights	24
IRS	17
Knowledge	72
Laws	16
Liens	10
Marks	24
Material Adverse Effect	9
Merger	2
Merger Consideration	4
Merger Sub	2
Multiemployer Plan	18
Nasdaq	72
Note Exchange Agreement	2
OBCA	3
Parent	2
Parent Balance Sheet Date	34
Parent Charter Documents	29
Parent Class A Preferred Stock	29
Parent Class B Preferred Stock	30
Parent Common Stock	4
Parent Common Stock Warrants	30
Parent Computer Systems	42
Parent Contracts	39
Parent Disclosure Schedule	29
Parent Intellectual Property	40
Parent Material Adverse Effect	29
Parent Material Contract	39

Parent Permits	35
Parent Plans	36
Parent Policies	43
Parent Preferred Stock	30
Parent Registered Intellectual Property	40
Parent Stock Options	30
Parent Stock Plan	72
Parent Subsidiary Documents	29
Parent Technology	41
Patents	24
PBGC	18
Person	72
Proxy Statement	13
Recapitalization	46
Recapitalization Agreement	2
Registration Form S-4	16
Release	21
Representatives	52
Restraints	62
Sarbanes-Oxley Act	13
SEC	73
Securities Act	10
Software	24
Subsidiary	73
Superior Proposal	54
Surviving Corporation	3
Takeover Proposal	54
Tax Returns	18
Taxes	18
TCW	73
Technology	24
Termination Fee	66
Trade Secrets	24
Trading Day	73
Transactions	73
Viasystems	32
Viasystems Indenture	73
Viasystems SEC Documents	32
Walk-Away Date	73
WARN	20

Section 8.12.  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VIASYSTEMS GROUP, INC.

By:	/s/ Gerald G. Sax
Name:     Gerald G. Sax

Title:	Senior Vice President and
Chief Financial Officer

Signature Page to
Agreement and Plan of Merger

MAPLE ACQUISITION CORP.

By:	/s/ Gerald G. Sax
Name:     Gerald G. Sax

Title:	Treasurer and Chief Financial Officer

Signature Page to
Agreement and Plan of Merger

MERIX CORPORATION

By:	/s/ Michael D. Burger
Name:     Michael D. Burger

Title:	President and Chief Executive Officer

Signature Page to
Agreement and Plan of Merger

Annex B

The following Plan of Merger is established in compliance with Oregon Revised Statutes Section 60.481. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Merger Agreement (defined below).

PLAN OF MERGER dated as of          , 20  , between Viasystems Group, Inc., a Delaware corporation (“Parent”), Maple Acquisition Corp., an Oregon corporation (“Merger Sub”), and Merix Corporation, an Oregon corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub, which is a wholly-owned subsidiary of Parent, and the Company have each duly approved and adopted (i) this Plan of Merger (this ‘‘Plan”), (ii) the Agreement and Plan of Merger (the “Merger Agreement”) among Parent, Merger Sub and the Company, and (iii) the proposed merger of Merger Sub with and into the Company in accordance with this Plan, the Merger Agreement, the Oregon Business Corporation Act (the “Oregon Statute”) and the General Corporation Law of the State of Delaware (the ‘‘Delaware Statute”), whereby, among other things, each issued and outstanding share of common stock of the Company, no par value (the “Company Common Stock”), will be, subject to certain exceptions set forth in the Merger Agreement, converted into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent (the “Parent Common Stock”) that is equal to the Exchange Ratio (as defined below), upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Plan and the Merger Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

ARTICLE I

The Merger

Section 1.1.  The Merger.  In accordance with the provisions of this Plan, the Merger Agreement and the Oregon Statute, Merger Sub shall be merged with and into the Company (the ‘‘Merger”), which at and after the Effective Time shall be, and is sometimes herein referred to as, the “Surviving Corporation”. Parent, Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations”.

Section 1.2.  The Effective Time of the Merger.  Subject to the provisions of the Merger Agreement, this Plan shall be executed and delivered by each of the Constituent Corporations and delivered to and filed with the Secretary of State of the State of Oregon in the manner provided under Section 60.494 of the Oregon Statute. The Merger shall become effective (the “Effective Time”) upon the filing and the acceptance of the Articles of Merger by the Secretary of State of the State of Oregon or at such later time as is agreed by Parent, Merger Sub and the Company in the Articles of Merger.

Section 1.3.  Effect of Merger; Surviving Corporation.  At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger.

Section 1.4.  Articles and Bylaws of Surviving Corporation.  From and after the Effective Time, (i) the articles of incorporation of the Company (the “Articles”) shall be amended as set forth in Exhibit A hereto and, as so amended, such Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law and (ii) the bylaws of the Company shall be amended as set forth in Exhibit B hereto and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.1.  Effect on Capital Stock.

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Certain Shares of Company Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for Company Stock.  Subject to payment in cash with respect to fractional shares (as discussed below), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with the Merger Agreement as described in Section 2.1(b) above) shall be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock that is equal to the Exchange Ratio (the ‘‘Merger Consideration”). “Exchange Ratio” means a fraction (i) the numerator of which is equal to 2,500,000 shares and (ii) the denominator of which is equal to the number of shares of the Company Common Stock issued and outstanding as of the Effective Time. In lieu of any fractional share interests of Parent Common Stock resulting from the conversion of Company Common Stock into Parent Common Stock as provided in the Merger Agreement, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in the Merger Agreement) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the Fractional Share Amount.

Section 2.2.  Custodial Delivery; Exchange of Certificates.

(a) Exchange Agent.  On or promptly following the Closing Date, Parent shall deposit with Computershare or such bank or trust company as may be designated by Parent (the “Exchange Agent”), for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, referred to as the “Exchange Fund”).

(b) Procedure for Exchange.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to the Merger Agreement into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to the Merger Agreement and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to the Merger Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement and (C) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to the Merger Agreement and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to the Merger Agreement, in each case, without interest.

(c) No Further Ownership Rights in Company Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement (including any dividends or other distributions paid pursuant to the Merger Agreement and cash paid in lieu of any fractional shares pursuant to the Merger Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law.

(d) No Liability.  Notwithstanding any provision herein or in the Merger Agreement to the contrary, none of the parties hereto or to the Merger Agreement, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Company Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to the Merger Agreement and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to the Merger Agreement.

Section 2.3.  Company Options; Other Equity Awards.

(a) During the thirty (30) day period prior to the Closing, each holder of outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (“Company Stock Options”), whether or not then vested or exercisable by its terms, shall have the opportunity to exercise his or her Company Stock Options upon payment of the exercise price in accordance with the terms of the applicable Company Stock Plan, or, at the option of the Company, on a net “cashless exercise” basis upon delivery to the

Company of an exercise agreement in a form mutually acceptable to Parent and the Company; provided, however, that in accordance with the consent (the “Director Consents”) signed by each director of the Company on or prior to the date hereof, the Company Stock Options identified in Section 2.3(a) of the Company Disclosure Schedule shall not be exercisable. Except for vested Company Stock Options being exercised in accordance with the terms of the applicable Company Stock Plan, such Company Stock Option exercises shall be deemed effective as of, and conditioned upon, the occurrence of the Closing. Each outstanding Company Stock Option which is not exercised prior to the Closing in accordance with the Merger Agreement shall be cancelled upon the occurrence of the Closing and no consideration shall be paid therefor.

(b) Each restricted stock unit or share of restricted stock granted under the Company Stock Plans that is outstanding immediately prior to the Closing shall automatically vest and be settled in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with the Merger Agreement; provided, however, that in accordance with the Director Consents signed by each director of the Company on or prior to the date hereof, the restricted stock awards identified in Section 2.3(a) of the Company Disclosure Schedule shall not automatically vest.

(c) Effective on the Closing each of the Company Stock Plans shall be terminated in accordance with their respective terms.

(d) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans, will have any right to acquire or receive any equity securities of the Surviving Corporation or any Subsidiary thereof or any consideration other than as contemplated pursuant to the Merger Agreement.

Section 2.4.  Withholding.  Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld, Parent and the Exchange Agent shall be treated as though they withheld, from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation, and such withheld amounts shall be treated for the purposes of the Merger Agreement as having been paid to such former holder of the shares of Company Common Stock. If withholding is required from shares of Parent Common Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

ARTICLE III

Approvals

Section 3.1.  Approval of Plan; Filing Thereof.  The respective boards of directors of Parent, Merger Sub and the Company have, by resolutions duly adopted, unanimously approved and adopted the Merger, this Plan and the Merger Agreement. The holders of at least a majority of the outstanding shares of Company Common Stock have approved and adopted the Merger, this Plan and the Merger Agreement in accordance with the Oregon Statute. Parent, as the sole shareholder of Merger Sub, has approved and adopted the Merger, this Plan and the Merger Agreement by executing a written consent, in accordance with the Oregon Statute. The holders of at least a majority of the outstanding shares of Parent common stock have approved and adopted the Merger, this Plan and the Merger Agreement.

ARTICLE IV

Name of Surviving Corporation

Section 4.1.  Name of Surviving Corporation.  The name of the Surviving Corporation shall be Merix Corporation.

ARTICLE V

Certain Conditions to Closing

Section 5.1.  Exchange.  The respective obligations of each party to the Merger Agreement to effect the Merger is subject to, among other things, the closing of the Exchange, pursuant to the terms and conditions of that certain Note Exchange Agreement.

ARTICLE VI

Miscellaneous

Section 6.1.  Amendment.  At any time prior to the Effective Time, this Plan may be amended or supplemented in any and all respects, whether before or after receipt of approval of the Company’s shareholders, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by law would require further approval by the shareholders of the Company without such approval.

Section 6.2.  Entire Agreement.  This Plan, the Merger Agreement and the other agreements, schedules and documents referenced in the Merger Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto. In the event of a direct conflict between the provisions of this Plan and the Merger Agreement, such provisions of the Merger Agreement, will be controlling.

Section 6.3.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Attention:	David M. Sindelar
Daniel J. Weber

Facsimile:	(314) 746-2251

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: R. Scott Cohen, Esq.
Facsimile: (214) 746-7738

If to the Company, to:

Merix Corporation
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
Attention: Chief Executive Officer
Facsimile: (503) 716-3809

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94015
Attention: Alan Talkington, Esq.
Facsimile: (415) 773-5759

Section 6.4.  Counterparts.  This Plan may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.5.  Governing Law.  This Plan and all claims or causes of action (whether in contract or tort) than may be based upon, arise out of or relate to this Plan shall be governed by and construed in accordance with the law of the State of Delaware (except with respect to those provisions set forth herein that are required to be governed by Oregon law), without regard to the conflicts of law rules of such state.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed and delivered on its behalf as of the date first above written.

VIASYSTEMS GROUP, INC.

By:
Name:
Title:

Signature Page to
Plan of Merger

MAPLE ACQUISITION CORP.

By:
Name:
Title:

Signature Page to
Plan of Merger

MERIX CORPORATION

By:
Name:
Title:

Signature Page to
Plan of Merger

Annex C

October 6, 2009

Board of Directors
Merix Corporation
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006

Gentlemen:

We understand that Merix Corporation, an Oregon corporation (“Seller”), Viasystems Group, Inc., a Delaware corporation (“Buyer”), and Maple Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Sub will be merged with and into Seller, with Seller as the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that Buyer will issue an aggregate of 2,500,000 shares (the “Consideration”) of the common stock, $.01 par value per share, of Buyer (“Buyer Common Stock”) in exchange for all of the shares of the common stock, no par value per share, of Seller (“Seller Common Stock”) issued and outstanding as of the effective time of the Merger. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to May 30, 2009 and June 30, 2009, respectively, and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement, as set forth in the draft thereof, dated as of October 6, 2009, furnished to us; (iii) reviewed the terms and conditions of the Note Exchange Agreement (“Exchange Agreement”) to be entered into among Buyer, Acquisition Sub, and certain holders of the Seller’s 4% Convertible Senior Subordinated Notes Due 2013, as set forth in the draft thereof, dated as of October 6, 2009, furnished to us; (iv) reviewed the terms and conditions of the Recapitalization Agreement (“Recapitalization Agreement”) to be entered into among Buyer and certain of its stockholders, as set forth in the draft thereof, dated as of October 6, 2009, furnished to us; (v) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (vi) compared Seller and Buyer from a financial point of view with certain other companies in the printed circuit board and electronic manufacturing services industries which we deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the printed circuit board and electronic manufacturing services industries which we deemed to be comparable, in whole or in part, to the Merger; (viii) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and

Thomas Weisel Partners
390 Park Avenue, 2nd Floor
New York, NY 10022
212.271.3790
www.tweisel.com

Board of Directors
Merix Corporation
October 6, 2009

financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (x) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify, and have not independently verified, the foregoing information and have relied on it being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent, (i) we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion, and (ii) we have not conducted a discounted cash flow analysis due to the highly cyclical nature of the printed circuit board and electronic manufacturing services industries and the lack of predictability of future cash flows associated with the Seller’s and Buyer’s respective businesses. We have also assumed that there have been no material changes in Seller’s or Buyer’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Merger Agreement referred to above, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder, and that each of the Exchange Agreement and the Recapitalization Agreement will be executed in substantially the form of the draft Exchange Agreement and Recapitalization Agreement, respectively, referenced above. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller for which we have received customary fees.

Based upon the foregoing and in reliance thereon, it is our opinion, as investment bankers, that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed number of shares of Buyer Common Stock and, accordingly, the market value of the Consideration may vary significantly.

Board of Directors
Merix Corporation
October 6, 2009

This opinion has been approved by the fairness committee of Thomas Weisel Partners LLC. It is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness to the shareholders of Seller of the Consideration to be paid by Buyer, and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Moreover, it does not address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Seller, or class of such persons, in connection with the Merger, whether relative to the Consideration or otherwise. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

THOMAS WEISEL PARTNERS LLC

Annex D

Oregon Business Corporation Act

Dissenters’ Rights

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594.  As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 § 124; 1989 c.1040 § 30]

60.554 Right to dissent.  (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 § 125; 1989 c.1040 § 31; 1993 c.403 § 9; 1999 c.362 § 15]

60.557 Dissent by nominees and beneficial owners.  (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 § 126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 § 127]

60.564 Notice of intent to demand payment.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 128]

60.567 Dissenters’ notice.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 § 129]

60.571 Duty to demand payment.  (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 130]

60.574 Share restrictions.  (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 § 131]

60.577 Payment.  (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 § 132; 1987 c.579 § 4]

60.581 Failure to take action.  (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 § 133]

60.584 After-acquired shares.  (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 § 134]

60.587 Procedure if shareholder dissatisfied with payment or offer.  (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 § 135]

(Judicial Appraisal of Shares)

60.591 Court action.  (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 § 136]

60.594 Court costs and counsel fees.  (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 § 137]

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting MERIX CORPORATION instruction form. 15725 SW GREYSTONE COURT ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 200 If you would like to reduce the costs incurred by our company in mailing proxy BEAVERTON, OR 97006 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M18159-S53201 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MERIX CORPORATION The Board of Directors recommends you vote FOR Proposal 1 and FOR Proposal 2. For Against Abstain 1. Approval of the Agreement and Plan of Merger, dated as of October 6, 2009, as the same may be amended from time 0 0 0 to time, by and among Viasystems Group, Inc. (“Viasystems”), Maple Acquisition Corp., a wholly-owned subsidiary of Viasystems (“Merger Sub”), and Merix Corporation (“Merix”), and approval of the related Plan of Merger, to be dated as of February 8, 2010 by and among Viasystems, Merger Sub and Merix. 2. Approval of the proposal for one or more adjournments of the special meeting, if necessary, to permit further solicitation of 0 0 0 proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal. Yes No Please indicate if you plan to attend this meeting. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. M18160-S53201 MERIX CORPORATION Special Meeting of Shareholders FEBRUARY 8, 2010 9 A.M. PACIFIC TIME This proxy is solicited by the Board of Directors The undersigned hereby appoints Michael D. Burger, Dr. William W. Lattin and William C. McCormick, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Shareholders of Merix Corporation to be held at the executive offices of Merix Corporation, 15725 SW Greystone Court, Beaverton, Oregon 97006 on February 8, 2010, at 9 a.m. Pacific Time, and at any adjournment thereof, all shares of the undersigned in Merix Corporation. The proxies are instructed to vote as stated on the reverse side. The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted FOR Proposals 1 and 2, except for shares held in the Merix Corporation 401(k) Plan, which will be voted in accordance with the terms of that plan. The proxies may vote in their discretion as to other matters that may come before the meeting. If you need directions to the Special Meeting so that you may attend and vote in person, please contact our Investor Relations Department at investor.relations@merix.com. Continued and to be signed on reverse side